UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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PMFG, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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4625 Red Bank Road, Suite 200 Cincinnati, Ohio 45227	14651 North Dallas Parkway, Suite 500 Dallas, Texas 75254

July 31, 2015

PROPOSED MERGERS—YOUR VOTE IS VERY IMPORTANT

To the Stockholders of CECO Environmental Corp. and PMFG, Inc.:

On May 3, 2015 CECO Environmental Corp. (“CECO”) and PMFG, Inc. (“PMFG”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which CECO will acquire PMFG. The Merger Agreement provides for a business combination in which (a) a wholly owned subsidiary of CECO will merge with and into PMFG (the “First Merger”), and (b) immediately following the First Merger, PMFG will merge with and into a separate wholly owned subsidiary of CECO (the “Second Merger” and together with the First Merger, the “Mergers”). As a result of the Mergers, the separate corporate existence of PMFG will cease, and the wholly owned subsidiary of CECO will continue as the surviving company and a wholly owned subsidiary of CECO.

In the proposed First Merger, each issued and outstanding share of PMFG common stock, including restricted stock, will be converted into the right to receive, at the election of the holder, subject to the proration described below, either (a) $6.85, in cash, without interest, or (b) a number of shares of CECO common stock equal to an exchange ratio that will provide shares of CECO common stock valued at $6.85 (based on the volume weighted average trading price of CECO common stock for the 15-trading day period ending on the last trading day before the closing of the First Merger). However, the exchange ratio is subject to a collar so that there will be a maximum exchange ratio of 0.6456 share of CECO common stock for each share of PMFG common stock and a minimum exchange ratio of 0.5282 share of CECO common stock for each share of PMFG common stock. The net effect of the collar mechanism is that no further increase in the exchange ratio will be made if the volume weighted average trading price of CECO common stock is less than $10.61, and no further decrease in the exchange ratio will be made if such volume weighted average trading price of CECO common stock is greater than $12.97. On July 30, 2015, the latest practicable date before the printing of the accompanying joint proxy statement/prospectus, the closing price of CECO common stock was $9.23 per share.

Elections by PMFG stockholders are subject to proration to the extent necessary to provide that $66.2 million (or approximately 45%) of the aggregate consideration to be paid by CECO in the First Merger will be paid in cash (including approximately $1.6 million to be paid in cash for all restricted stock units and options outstanding as of the effective time of the First Merger) and the remaining approximately 55% of the aggregate consideration will be paid in shares of CECO common stock. The maximum number of shares of CECO common stock that will be issued in the First Merger is 7,630,000 shares. Based on the number of shares of CECO common stock and PMFG common stock and PMFG equity awards outstanding on July 30, 2015, and assuming the Mergers occurred on that date, PMFG stockholders would hold between 19.0% and 22.3%, in the aggregate, of the issued and outstanding shares of CECO common stock.

CECO common stock trades on the NASDAQ Global Select Market under the symbol “CECE.”

CECO will hold a special meeting (the “CECO Special Meeting”) of its stockholders on September 2, 2015 at 10:30 a.m., Eastern Time, at its executive offices, 4625 Red Bank Road, Suite 200, Cincinnati, Ohio 45227. At the CECO Special Meeting, CECO’s stockholders will be asked to:

1.	approve the issuance of CECO common stock to PMFG stockholders in the First Merger (the “Share Issuance”);

2.	approve an amendment to the Amended and Restated CECO Environmental Corp. 2007 Equity Incentive Plan to increase the number of shares of common stock available for issuance thereunder from 2,600,000 to 3,300,000; and

3.	approve the adjournment of the CECO Special Meeting, if necessary or appropriate.

The CECO board of directors unanimously recommends that CECO stockholders vote FOR each of the proposals presented at the CECO Special Meeting.

Concurrently with the execution of the Merger Agreement, certain significant CECO stockholders entered into a voting agreement with PMFG pursuant to which those stockholders agreed to vote all shares of CECO common stock owned by each of them FOR the Share Issuance. At the close of business on the record date for the CECO Special Meeting, these significant stockholders beneficially owned, in the aggregate, 3,936,506 shares of CECO common stock or approximately 14.9% of the shares of CECO common stock outstanding on that date. These same significant stockholders have also agreed to certain restrictions on the sale of their shares of CECO common stock following the Mergers, as further described in the accompanying joint proxy statement/prospectus.

PMFG will hold a special meeting (the “PMFG Special Meeting”) of its stockholders on September 2, 2015 at 9:00 a.m., Central Time, at PMFG, Inc., 14651 Dallas Parkway, Suite 500, Dallas, TX 75254. At the PMFG Special Meeting, PMFG’s stockholders will be asked to:

1.	adopt the Merger Agreement;

2.	approve the compensation that may become payable to PMFG’s named executive officers in connection with the Mergers; and

3.	approve specified proposals made by the chair of the PMFG Special Meeting to adjourn the PMFG Special Meeting.

The PMFG board of directors unanimously recommends that PMFG stockholders vote FOR each of the proposals presented at the PMFG Special Meeting.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the CECO Special Meeting or the PMFG Special Meeting, as applicable, please take the time to vote over the Internet or by telephone as described in the accompanying joint proxy statement/prospectus or by completing the enclosed proxy card and mailing it in the enclosed envelope. Information about the meetings, the Mergers and the other business to be considered at the meetings is contained in the accompanying joint proxy statement/prospectus. You are urged to read the accompanying joint proxy statement/prospectus, including any documents incorporated by reference, carefully and in its entirety.

In particular, you should carefully read “Risk Factors” beginning on page 39 for a discussion of certain of the material risks to consider in evaluating the Merger Agreement and the Mergers and how they will affect you.

Thank you for your cooperation and continued support.

Sincerely,

Jeffrey Lang Chief Executive Officer CECO Environmental Corp.	Peter J. Burlage Chairman and Chief Executive Officer PMFG, Inc.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the Merger Agreement and the Mergers described in the accompanying joint proxy statement/prospectus or the CECO common stock to be issued in the First Merger or passed upon the adequacy or accuracy of the accompanying joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The accompanying joint proxy statement/prospectus is dated July 31, 2015 and is first being mailed to CECO and PMFG stockholders on or about August 4, 2015.

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about each of CECO and PMFG from documents that each company has filed with the SEC but that are not included in or delivered with this joint proxy statement/prospectus. You may read and copy any report, statement or other information that CECO and PMFG file with the SEC at the SEC’s public reference room at the following location: Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. This information is available to you without charge upon your oral or written request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

CECO Environmental Corp. 4625 Red Bank Road, Suite 200 Cincinnati, Ohio 45227 Attention: Investor Relations Telephone: (513) 458-2600 www.cecoenviro.com	PMFG, Inc. 14651 North Dallas Parkway, Suite 500 Dallas, Texas 75254 Attention: Investor Relations Telephone: (214) 357-6181 www.pmfginc.com

All website addresses given in this joint proxy statement/prospectus are for informational purposes only and are not intended to be active links and information contained on the websites of CECO or PMFG is not incorporated by reference in, nor considered to be part of, this joint proxy statement/prospectus.

If you would like to request documents, please do so by August 26, 2015 in order to receive them before the meetings.

For more detailed description of the information incorporated by reference into this joint proxy statement/prospectus and how you can obtain it, please see “Where You Can Find More Information” beginning on page 223.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD SEPTEMBER 2, 2015

To Our Stockholders:

A special meeting of stockholders of CECO Environmental Corp., a Delaware corporation (“CECO”), will be held at our executive offices, 4625 Red Bank Road, Suite 200, Cincinnati, Ohio 45227 on September 2, 2015 at 10:30 a.m., Eastern Time. The special meeting of stockholders (the “CECO Special Meeting”) is being held for the following purposes:

1. to approve the issuance (the “Share Issuance”) of CECO common stock, $0.01 par value, to stockholders of PMFG, Inc., a Delaware corporation (“PMFG”), in the transactions contemplated by the Agreement and Plan of Merger, dated as of May 3, 2015 (the “Merger Agreement”), by and among CECO, Top Gear Acquisition Inc., a wholly owned subsidiary of CECO (“Merger Sub I”), Top Gear Acquisition II LLC, a separate wholly owned subsidiary of CECO (“Merger Sub II”) and PMFG, pursuant to which (a) Merger Sub I will merge with and into PMFG (the “First Merger”) and (b) immediately following the First Merger, PMFG will merge with and into Merger Sub II (the “Second Merger” and together with the First Merger, the “Mergers”) (CECO Proposal No. 1);

2. to approve an amendment to the Amended and Restated CECO Environmental Corp. 2007 Equity Incentive Plan (the “Incentive Plan”) to increase the number of shares of common stock available for issuance thereunder from 2,600,000 to 3,300,000, as set forth in the Second Amended and Restated CECO Environmental Corp. 2007 Equity Incentive Plan, a copy of which is attached to the accompanying joint proxy statement/prospectus as Annex D (CECO Proposal No. 2); and

3. to approve the adjournment of the CECO Special Meeting, if necessary or appropriate (CECO Proposal No. 3).

The above matters are more fully described in the accompanying joint proxy statement/prospectus of CECO and PMFG, which provides you with information about the CECO Special Meeting, the Share Issuance, the Mergers and other related matters. The accompanying joint proxy statement/prospectus also includes, as Annex A, a copy of the Merger Agreement. CECO encourages you to carefully read the accompanying joint proxy statement/prospectus in its entirety, including the annexes and the documents incorporated by reference.

Only holders of CECO common stock as of the close of business on July 30, 2015, which is the record date for the CECO Special Meeting, are entitled to receive notice of and to vote at the CECO Special Meeting.

We hope that as many stockholders as possible will personally attend the CECO Special Meeting. Whether or not you plan to attend the CECO Special Meeting, please complete the enclosed proxy card and sign, date and return it promptly so that your shares will be represented. You also may vote your shares over the Internet or by telephone by following the instructions included on the proxy card. Submitting your proxy in writing, over the Internet or by telephone will not prevent you from voting in person at the CECO Special Meeting. The affirmative vote of a majority of the votes present, in person or by proxy, and entitled to vote at the CECO Special Meeting will be required (a) to approve the Share Issuance, (b) the amendment to the Incentive Plan to increase the number of shares of common stock available for issuance thereunder from 2,600,000 to 3,300,000, and (c) to approve the adjournment of the CECO Special Meeting, if necessary or appropriate. The CECO board of directors unanimously recommends that CECO stockholders vote FOR each of the proposals presented at the CECO Special Meeting.

By Order of the CECO Board of Directors,

Jeffrey Lang
Chief Executive Officer

STOCKHOLDERS WHO CANNOT ATTEND IN PERSON ARE REQUESTED TO VOTE

AS PROMPTLY AS POSSIBLE

July 31, 2015

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD SEPTEMBER 2, 2015

To Our Stockholders:

A special meeting of stockholders of PMFG, Inc. (“PMFG”) will be held at PMFG, Inc., 14651 Dallas Parkway, Suite 500, Dallas, TX 75254 on September 2, 2015 at 9:00 a.m., Central Time. The special meeting of stockholders (the “PMFG Special Meeting”) is being held for the following purposes:

1. to adopt the Agreement and Plan of Merger, dated as of May 3, 2015 (the “Merger Agreement”), by and among PMFG, CECO Environmental Corp. (“CECO”), Top Gear Acquisition Inc., a wholly owned subsidiary of CECO (“Merger Sub I”), and Top Gear Acquisition II LLC, a separate wholly owned subsidiary of CECO (“Merger Sub II”), pursuant to which (a) Merger Sub I will merge with and into PMFG (the “First Merger”) and (b) immediately following the First Merger, PMFG will merge with and into Merger Sub II (the “Second Merger” and together with the First Merger, the “Mergers”) (PMFG Proposal No. 1);

2. to approve the compensation that may become payable to PMFG’s named executive officers in connection with the Mergers (PMFG Proposal No. 2); and

3. to approve any proposal made by the chair of the PMFG Special Meeting to adjourn the PMFG Special Meeting (PMFG Proposal No. 3).

The above matters are more fully described in the accompanying joint proxy statement/prospectus of PMFG and CECO, which provides you with information about PMFG, CECO, the Mergers, documents related to the Mergers, the Share Issuance, the PMFG Special Meeting and other related matters. The accompanying joint proxy statement/prospectus also includes, as Annex A, a copy of the Merger Agreement. PMFG encourages you to carefully read the accompanying joint proxy statement/prospectus in its entirety, including the annexes and the documents incorporated by reference.

Only holders of PMFG common stock as of the close of business on July 30, 2015, which is the record date for the PMFG Special Meeting, are entitled to receive notice of and to vote at the PMFG Special Meeting.

We hope that as many stockholders as possible will personally attend the PMFG Special Meeting. Whether or not you plan to attend the PMFG Special Meeting, please complete the enclosed proxy card and sign, date and return it promptly so that your shares will be represented. You also may vote your shares over the Internet or by telephone by following the instructions included on the proxy card. Submitting your proxy in writing, over the Internet or by telephone will not prevent you from voting in person at the PMFG Special Meeting.

Adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of PMFG common stock outstanding as of the close of business on the record date for the PMFG Special Meeting. The affirmative vote of a majority of the votes present, in person or by proxy, and entitled to vote at the PMFG Special Meeting will be required (a) to approve the compensation that may become payable to PMFG’s named executive officers in connection with the Mergers and (b) to approve any proposal made by the chair of the PMFG Special Meeting to adjourn the PMFG Special Meeting. Because the compensation vote is advisory, it will not be binding on PMFG, and failure to receive the vote required for approval will not change PMFG’s obligations to pay the merger-related compensation. The PMFG board of directors unanimously recommends that PMFG stockholders vote FOR each of the proposals presented at the PMFG Special Meeting.

By Order of the PMFG Board of Directors,

Peter Burlage
Chairman and Chief Executive Officer

STOCKHOLDERS WHO CANNOT ATTEND IN PERSON ARE REQUESTED TO VOTE

AS PROMPTLY AS POSSIBLE

July 31, 2015

TABLE OF CONTENTS—(Continued)

TABLE OF CONTENTS—(Continued)

TABLE OF CONTENTS—(Continued)

Merger Agreement	ANNEX A
Voting Agreement	ANNEX B
Form of Lock-Up Agreement	ANNEX C
Second Amended and Restated CECO Environmental Corp. 2007 Equity Incentive Plan	ANNEX D
Opinion of Jefferies LLC	ANNEX E
Opinion of Stifel, Nicolaus & Company, Incorporated	ANNEX F
Section 262 of the Delaware General Corporation Law	ANNEX G

CERTAIN DEFINED TERMS USED IN THIS JOINT PROXY STATEMENT/PROSPECTUS

Certificate of Merger	Certificate of merger satisfying the applicable requirements of the Delaware General Corporation Law, to be filed in connection with the First Merger

Cash Consideration	The consideration payable in cash in respect of a share of PMFG common stock in an amount equal to $6.85. Subject to the proration provisions discussed in this joint proxy statement/prospectus, at the Effective Time of the First Merger, each share of PMFG common stock for which the holder has elected to receive the Cash Consideration will be converted into the right to receive the Cash Consideration

CECO	CECO Environmental Corp., a Delaware corporation

CECO Average Trading Price	The volume weighted average trading price of a share of CECO common stock on NASDAQ for the 15 consecutive trading days ending on the trading day immediately preceding the closing date of the First Merger, as calculated by Bloomberg Financial LP under the function “VWAP”

CECO Board	The board of directors of CECO

Code	The Internal Revenue Code of 1986, as amended

Commitment Letter	The Commitment Letter, dated May 3, 2015, from Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated to CECO

Confidentiality Agreement	The Mutual Confidentiality Agreement, dated as of November 6, 2013, between Peerless Mfg. Co., a subsidiary of PMFG, and CECO

DOJ	U.S. Department of Justice

DGCL	Delaware General Corporation Law

Dissenting Shares	Shares of PMFG common stock issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Mergers and who is entitled, pursuant to Section 262 of the DGCL, to demand and properly demands appraisal of those shares

DLLCA	Delaware Limited Liability Company Act

Effective Time	The time at which the Certificate of Merger is filed with the State of Delaware in connection with the First Merger, or such other time specified by mutual agreement of the parties to the Merger Agreement

Election Deadline	The deadline for each PMFG stockholder to submit an election choosing the form of Merger Consideration that PMFG stockholder elects to receive in the First Merger in respect of the shares of PMFG common stock held by that stockholder. Unless otherwise agreed by CECO and PMFG, the Election Deadline is 5:00 p.m., Eastern Time, on September 1, 2015

Exchange Act	Securities Exchange Act of 1934, as amended

Exchange Ratio	The ratio that will be used to determine the number of shares of CECO common stock to be issued in respect of a share of PMFG common stock that will comprise the Stock Consideration. The Exchange Ratio will be determined by dividing (a) $6.85 by (b) the CECO Average Trading Price. The Exchange Ratio is subject to a collar, meaning that the Exchange Ratio will not be less than 0.5282 share of CECO common stock for each share of PMFG common stock, and will not be greater than 0.6456 share of CECO common stock for each share of PMFG common stock

First Merger	The merger of Merger Sub I with and into PMFG, with PMFG surviving the merger as a direct wholly owned subsidiary of CECO

FTC	The Federal Trade Commission

HSR Act	The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended

Incentive Plan	CECO’s 2007 Equity Incentive Plan, as amended and restated from time to time

Lock-Up Agreements	The Lock-Up Agreements, dated May 3, 2015, delivered to PMFG by each of Jason DeZwirek and Icarus Investment Corp., which will become effective upon the closing of the First Merger

Merger Agreement	Agreement and Plan of Merger, dated as of May 3, 2015, as it may be amended from time to time, by and among CECO, PMFG, Merger Sub I and Merger Sub II

Merger Consideration	With respect to a given share of PMFG common stock, the right to receive either the Cash Consideration or the Stock Consideration

Merger Sub I	Top Gear Acquisition Inc., a Delaware corporation and a wholly owned direct subsidiary of CECO

Merger Sub II	Top Gear Acquisition II LLC, a Delaware limited liability company and a wholly owned direct subsidiary of CECO

Merger Subs	Merger Sub I and Merger Sub II

Mergers	First Merger and Second Merger, collectively

Met-Pro	Met-Pro Corporation, a Pennsylvania corporation CECO acquired on August 27, 2013

NASDAQ	The Nasdaq Global Select Market

PMFG	PMFG, Inc., a Delaware corporation

PMFG Board	The board of directors of PMFG

PMFG Options	Options to acquire shares of PMFG common stock

PMFG RSUs	Restricted stock units for shares of PMFG common stock

SEC	U.S. Securities and Exchange Commission

Second Merger	The merger of PMFG (as the surviving entity of the First Merger) with and into Merger Sub II, with Merger Sub II surviving the merger as a wholly owned direct subsidiary of CECO

Securities Act	The Securities Act of 1933, as amended

Share Issuance	The issuance of shares of CECO common stock to PMFG stockholders as the aggregate Stock Consideration in the First Merger

Stock Consideration	The consideration payable in respect of a share of PMFG common stock that will be payable in shares of CECO common stock, which consideration will consist of a number of shares of CECO common stock equal to the Exchange Ratio, plus cash (without interest) in lieu of any fractional share of CECO common stock that would otherwise be issued. Subject to the proration provisions discussed in this joint proxy statement/prospectus, at the Effective Time of the First Merger, each share of PMFG common stock for which the holder has elected to receive Stock Consideration will be converted into the right to receive the Stock Consideration.

Voting Agreement	The Voting Agreement, dated May 3, 2015, as it may be amended from time to time, by and among PMFG, Jason DeZwirek and Icarus Investment Corp.

QUESTIONS AND ANSWERS ABOUT THE CECO SPECIAL MEETING

The CECO Board is soliciting proxies from its stockholders to vote at a special meeting of CECO stockholders, to be held at 10:30 a.m. (Eastern Time), on September 2, 2015 at CECO’s executive offices, located at 4625 Red Bank Road, Suite 200, Cincinnati, OH 45227 (the “CECO Special Meeting”), and any adjournment of the CECO Special Meeting, if necessary or appropriate.

The questions and answers below highlight selected information from this joint proxy statement/prospectus and are intended to briefly address some commonly asked questions about, among other things, (a) the Merger Agreement, the Merger Consideration and the Share Issuance, (b) the First Merger, pursuant to which the separate corporate existence of Merger Sub I will cease and PMFG will survive the First Merger as a wholly owned subsidiary of CECO, (c) the Second Merger, pursuant to which the separate corporate existence of PMFG will cease and Merger Sub II will survive the Second Merger as a wholly owned subsidiary of CECO, and (d) the CECO Special Meeting, where the stockholders of CECO will be asked to consider and vote on the approval of the Share Issuance and related matters.

The following questions and answers do not contain all of the information that is important to you. You should carefully read this joint proxy statement/prospectus in its entirety, including the annexes and the documents incorporated by reference, to fully understand the matters to be acted upon and the voting procedures for the CECO Special Meeting. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions under “Where You Can Find More Information” beginning on page 223.

For certain questions and answers about the PMFG Special Meeting, see “Questions and Answers About the Mergers and the PMFG Special Meeting” beginning on page 13.

Q.	Why have I received this joint proxy statement/prospectus?

A.	You are receiving this joint proxy statement/prospectus because you were a stockholder of CECO as of the close of business on the record date for the CECO Special Meeting. On May 3, 2015, the CECO Board and PMFG Board each approved the Merger Agreement, providing for PMFG to be acquired by CECO. A copy of the Merger Agreement is attached to this joint proxy statement/prospectus as Annex A, which CECO encourages you to review.

In order to consummate the Mergers, CECO stockholders must approve the issuance of shares of CECO common stock, or the Share Issuance, as part of the consideration for the Mergers. Approval of the Share Issuance requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to vote at the CECO Special Meeting. The CECO Board has designated Jonathan Pollack and Jason DeZwirek as proxies, who will vote the shares represented by proxies at the CECO Special Meeting in the manner indicated by the proxies.

This joint proxy statement/prospectus is being delivered to you as a proxy statement because the CECO Board and the PMFG Board are soliciting proxies from their respective stockholders. The CECO Board is soliciting proxies from its stockholders to vote on the approval of the Share Issuance, as well as the other matters set forth in the notice of the CECO Special Meeting and described in this joint proxy statement/prospectus, and your proxy will be used at the CECO Special Meeting or at any adjournment thereof. It is a prospectus because CECO will issue CECO common stock to PMFG stockholders in connection with the First Merger. On or about August 4, 2015, CECO will begin to deliver printed versions of these materials to its stockholders as of the close of business on the record date for the CECO Special Meeting, July 30, 2015.

Q.	What are the specific proposals on which I am asked to vote at the CECO Special Meeting?

A.	CECO stockholders are being asked to approve three proposals at the CECO Special Meeting:

•	first, CECO stockholders are being asked to approve the Share Issuance, as contemplated by the Merger Agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A (“CECO Proposal No. 1”);

•	second, CECO stockholders are being asked to approve an amendment to the Incentive Plan to increase the number of shares of common stock available for issuance thereunder from 2,600,000 to 3,300,000, as set forth in the Second Amended and Restated CECO Environmental Corp. 2007 Equity Incentive Plan, a copy of which is attached to this joint proxy statement/prospectus as CECO Environmental Corp. Annex D (“CECO Proposal No. 2”); and

•	finally, CECO stockholders are being asked to approve the adjournment of the CECO Special Meeting, if necessary or appropriate (“CECO Proposal No. 3”).

Q.	How many votes are required to approve each proposal?

A.	CECO Proposal Nos. 1, 2 and 3 each require the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to vote at the CECO Special Meeting.

Q.	When and where is the CECO Special Meeting?

A.	The CECO Special Meeting will be held at 10:30 a.m. (Eastern Time), on September 2, 2015 at CECO’s executive offices, located at 4625 Red Bank Road, Suite 200, Cincinnati, Ohio 45227. For additional information about the CECO Special Meeting, see “The CECO Special Meeting” beginning on page 62.

Q.	What is a quorum?

A.	Holders of a majority of the outstanding shares of CECO common stock entitled to vote must be present, in person or by proxy, at the CECO Special Meeting to constitute a quorum and to conduct business at the CECO Special Meeting. Your shares are counted as present if you attend the CECO Special Meeting in person or properly vote over the Internet, by telephone, or by submitting a properly executed proxy card by mail. As of July 30, 2015, the record date for the CECO Special Meeting, 26,442,164 shares of CECO’s common stock were outstanding. Abstentions will be counted as present for the purpose of determining a quorum. If you do not provide voting instructions to your broker or other nominee, your shares of CECO common stock will not be voted at the meeting. In the event that a quorum is not present at the CECO Special Meeting, CECO expects that the CECO Special Meeting will be adjourned to solicit additional proxies.

Q.	Who can vote at the CECO Special Meeting?

A.	Holders of CECO common stock of record at the close of business on the record date for the CECO Special Meeting, July 30, 2015, will be entitled to notice of and to vote at the CECO Special Meeting.

As of the record date for the CECO Special Meeting, there were 26,442,164 shares of CECO common stock outstanding and entitled to vote at the CECO Special Meeting, held by approximately 422 holders of record.

A complete list of stockholders entitled to vote at the CECO Special Meeting will be available for examination by any stockholder at CECO’s corporate headquarters, 4625 Red Bank Road, Suite 200, Cincinnati, Ohio 45227, during normal business hours for a period of ten days before the CECO Special Meeting and at the time and place of the CECO Special Meeting.

Q.	What is the difference between a stockholder of record and a beneficial holder of shares?

A.	If your shares are registered directly in your name with CECO’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered a stockholder of record with respect to those shares. If this is the case, the stockholder proxy materials have been sent or provided directly to you by CECO.

If you hold your CECO common stock in “street name” through a bank, brokerage firm or other nominee, you should instruct such bank, brokerage firm or other nominee what election to make on your behalf by carefully following the instructions that you will receive from your bank, brokerage firm or other nominee. An election will not be made on your behalf absent your instructions. You may be subject to an earlier deadline for making your election. Please contact your bank, brokerage firm or other nominee with any questions.

Q.	How many votes do I have if I am a CECO stockholder?

A.	Each share of CECO common stock that you own at the close of business on the record date will entitle you to one vote on each proposal presented at the CECO Special Meeting.

Q.	If I am a CECO stockholder, what happens if I abstain from voting?

A.	Approval of the proposals relating to the Share Issuance, amendment to the Inventive Plan and possible adjournment of the CECO Special Meeting requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to vote at the CECO Special Meeting (assuming a quorum of stockholders is represented in person or by proxy). Abstentions will have the same effect as a vote AGAINST these proposals. (CECO Proposals Nos. 1, 2 and 3).

Q.	Is approval of the amendment of the Incentive Plan required to complete the Mergers?

A.	No. However, the CECO Board has made the proposed amendment of the Incentive Plan contingent upon closing of the First Merger. If the First Merger is not completed, then the proposed amendment of the Incentive Plan will not be implemented, even if approved by CECO’s stockholders.

Q.	Who can attend the CECO Special Meeting?

A.	Stockholders eligible to vote at the CECO Special Meeting, or their duly authorized proxies, may attend the CECO Special Meeting. If you choose to attend the CECO Special Meeting, please bring photo identification. If you hold shares in “street name” (through a broker, bank, or other nominee) and wish to attend the CECO Special Meeting, you can vote at the CECO Special Meeting only if you have a valid proxy from your banker or broker confirming your beneficial ownership of shares of CECO common stock as of the record date and your authority to vote such shares.

Regardless of whether you intend to attend the CECO Special Meeting, you are encouraged to vote your shares of CECO common stock as promptly as possible. Voting your shares will not impact your ability to attend the CECO Special Meeting.

Q.	How do I vote my shares?

A.	If you are a CECO stockholder entitled to vote at the CECO Special Meeting, you may vote over the Internet, by telephone, by mail or in person at the CECO Special Meeting. All votes, other than votes made in person at the CECO Special Meeting, must be received by 11:59 p.m., Eastern Time, on September 1, 2015:

•	Over the Internet or by Telephone. To vote over the Internet or by telephone, please follow the instructions included on your proxy card. If you vote over the Internet or by telephone, you do not need to complete and mail a proxy card.

•	Mail. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the CECO Special Meeting in the manner you indicate. CECO and PMFG encourage you to sign and return the proxy card even if you plan to attend the CECO Special Meeting so that your shares will be voted if you are ultimately unable to attend the CECO Special Meeting.

•	In Person. If your shares are registered directly in your name, you have the right to vote in person at the CECO Special Meeting. If you attend the CECO Special Meeting and plan to vote in person, CECO will provide you with a ballot at the CECO Special Meeting.

Q.	How do I vote my shares of CECO common stock that are held in “street name” by a brokerage firm, bank or other nominee?

A.	If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, the proxy materials have been forwarded to you by your brokerage firm, bank or other nominee, which is considered the stockholder of record with respect to these shares. Please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do to vote your shares.

Q.	Can I change my vote after I have delivered my proxy?

A.	Yes. Stockholders of CECO who execute proxies for the CECO Special Meeting retain the right to revoke them at any time before the shares are voted at the CECO Special Meeting.

To revoke your proxy, you must either:

•	deliver a signed statement to CECO’s Corporate Secretary at or prior to the CECO Special Meeting;

•	timely execute and deliver, by Internet, telephone, mail or in person at the CECO Special Meeting, another proxy dated as of a later date; or

•	attend the CECO Special Meeting and vote in person.

Attendance at the CECO Special Meeting, however, will not automatically revoke any proxy that you have given previously unless you request a ballot and vote in person. If you hold shares though a bank or brokerage firm, you must contact the bank or brokerage firm to revoke any prior voting instructions.

Q.	What if I receive more than one proxy card?

A.	If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Q.	What if I do not specify a choice for a matter when returning a proxy?

A.	Stockholders should specify their choice for each matter on the enclosed proxy. If no specific instructions are given, proxies that are signed and returned will be voted:

•	FOR the proposal to approve of the Share Issuance (CECO Proposal No. 1); and

•	FOR the proposal to approve an amendment the Incentive Plan to increase the number of shares of common stock available for issuance thereunder from 2,600,000 to 3,300,000 (CECO Proposal No. 2); and

•	FOR the proposal to approve of the adjournment of the CECO Special Meeting, if necessary or appropriate (CECO Proposal No. 3).

Q.	As a CECO stockholder, am I eligible to receive appraisal rights for the CECO Special Meeting or the Mergers?

A.	No. Appraisal rights are not available to CECO stockholder for the CECO Special Meeting or the Mergers.

Q.	Who can help answer my questions?

A.	If you are a CECO stockholder and have any questions about the Mergers, the CECO Special Meeting or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact:

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

Banks, Brokers and Shareholders

Call Toll-Free (888) 293-6908

Or Contact via E-mail at:

cecoenvironmental@georgeson.com

QUESTIONS AND ANSWERS ABOUT THE MERGERS AND THE PMFG SPECIAL MEETING

The PMFG Board is soliciting proxies from its stockholders to vote at a special meeting of PMFG stockholders, to be held at 9:00 a.m. (Central Time), on September 2, 2015 at PMFG, Inc., 14651 Dallas Parkway, Suite 500, Dallas, TX 75254 (the “PMFG Special Meeting”), and any adjournment of the PMFG Special Meeting.

The questions and answers below highlight selected information from this joint proxy statement/prospectus and are intended to briefly address some commonly asked questions about, among other things, (a) the Merger Agreement, the Merger Consideration and the Share Issuance, (b) the First Merger, pursuant to which the separate corporate existence of Merger Sub I will cease and PMFG will survive the First Merger as a wholly owned subsidiary of CECO, (c) the Second Merger, pursuant to which the separate corporate existence of PMFG will cease and Merger Sub II will survive the Second Merger as a wholly owned subsidiary of CECO, and (d) the PMFG Special Meeting, where the stockholders of PMFG will be asked to consider and vote on the adoption of the Merger Agreement and related transactions.

The following questions and answers do not contain all of the information that is important to you. You should carefully read this joint proxy statement/prospectus in its entirety, including the annexes and the documents incorporated by reference, to fully understand the matters to be acted upon and the voting procedures for the PMFG Special Meeting. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions under “Where You Can Find More Information” beginning on page 223.

For certain questions and answers about the CECO Special Meeting, see “Questions and Answers about the CECO Special Meeting” beginning on page 8.

Q.	Why have I received this joint proxy statement/prospectus?

A.	You are receiving this joint proxy statement/prospectus because you were a stockholder of PMFG as of the close of business on the record date for the PMFG Special Meeting. On May 3, 2015, the CECO Board and PMFG Board each approved the Merger Agreement, providing for PMFG to be acquired by CECO. A copy of the Merger Agreement is attached to this joint proxy statement/prospectus as Annex A, which CECO and PMFG encourage you to review.

In order to consummate the Mergers, PMFG stockholders must vote to adopt the Merger Agreement. Adoption of the Merger Agreement requires the approval of the holders of a majority of the outstanding shares of PMFG common stock entitled to vote on such matter. The PMFG Board has designated Peter Burlage and Ronald McCrummen (or their respective designees) as proxies who will vote the shares represented by proxies at the PMFG Special Meeting in the manner indicates by the proxies.

This joint proxy statement/prospectus is being delivered to you as both as a proxy statement of PMFG and a prospectus of CECO. It is a proxy statement because the PMFG Board is soliciting proxies from you to vote on the adoption of the Merger Agreement at the PMFG Special Meeting as well as the other matters set forth in the notice of the PMFG Special Meeting and described in this joint proxy statement/prospectus, and your proxy will be used at the PMFG Special Meeting or at any adjournment thereof. It is a prospectus because CECO will issue CECO common stock to PMFG stockholders in connection with the First Merger. On or about August 4, 2015, PMFG will begin to deliver printed versions of these materials to its stockholders as of the close of business on the record date for the PMFG Special Meeting, July 30, 2015.

Q.	What are the specific proposals on which I am asked to vote at the PMFG Special Meeting?

A.	PMFG stockholders are being asked to approve three proposals at the PMFG Special Meeting:

•	first, PMFG stockholders are being asked to approve a proposal to adopt the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus (“PMFG Proposal No. 1”);

•	second, PMFG stockholders are being asked to approve the compensation that may become payable to PMFG’s named executive officers in connection with the Mergers (“PMFG Proposal No. 2”). Because the vote is advisory, it will not be binding on PMFG, and failure to receive the vote required for approval will not change PMFG’s obligations to pay the merger-related compensation; and

•	finally, PMFG stockholders are being asked to approve any proposal made by the chair of the PMFG Special Meeting to adjourn the PMFG Special Meeting (“PMFG Proposal No. 3”).

Q.	How many votes are required to approve each proposal?

A.	PMFG Proposal No. 1 requires the affirmative vote of the holders of a majority of the shares of PMFG common stock outstanding as of the close of business on the record date for the PMFG Special Meeting.

PMFG Proposal Nos. 2 and 3 require the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to vote at the PMFG Special Meeting.

The vote on Proposal No. 2 is advisory and is not binding on PMFG.

Q.	What will I receive if the Mergers are completed?

A.	Upon completion of the First Merger, each share of PMFG common stock issued and outstanding immediately prior to the completion of the First Merger will be converted into the right to receive, at your election, subject to proration:

•	the Cash Consideration of $6.85, without interest; or

•	the Stock Consideration, which will consist of a number of shares of CECO common stock equal to the Exchange Ratio, plus cash (without interest) in lieu of any fractional share of CECO common stock that would otherwise be issued.

The Merger Agreement provides that $66.2 million (or approximately 45%) of the aggregate consideration that will be paid by CECO will be paid in cash. In addition, PMFG Options and PMFG RSUs will be settled for approximately $1.6 million in cash from the $66.2 million of the aggregate consideration paid in cash. The remaining approximately 55% of the aggregate consideration will be paid in shares of CECO common stock. As such, if PMFG stockholders make a cash election or a stock election, the form of Merger Consideration they actually receive may be adjusted according to the proration procedures contained in the Merger Agreement.

PMFG stockholders who fail to make a valid election for any reason by the Election Deadline, which is 5:00 p.m. Eastern Time, on September 1, 2015 will be deemed to have made a non-election and will have no control over the form of Merger Consideration they will receive in exchange for their shares of PMFG common stock. The form of Merger Consideration that these non-electing stockholders receive will depend on which form of Merger Consideration is oversubscribed or undersubscribed.

Q.	What is the deadline for making an election?

A.	To be properly made, your election must be received by American Stock Transfer & Trust Company, LLC (the “Exchange Agent”), at its designated office, by the Election Deadline, which is 5:00 p.m. Eastern Time on September 1, 2015. In the event that the expected Election Deadline changes, CECO and PMFG will announce the revised date in a press release, on their respective websites and in filings with the SEC. You may also obtain up-to-date information regarding the Election Deadline by calling Georgeson Inc. at (888) 505-9118.

Q.	How do I make an election for the form of Merger Consideration that I prefer?

A.	PMFG stockholders should carefully review and follow the instructions in the form of election and other appropriate and customary transmitted materials, which are being mailed concurrently with this joint proxy statement/prospectus. Each PMFG stockholder may specify in the form of election the number of shares of PMFG common stock that the stockholder elects to be converted in the First Merger into the right to receive (a) the Cash Consideration of $6.85 per share, without interest, and/or (b) the Stock Consideration. In this joint proxy statement/prospectus, we refer to an election to receive the Cash Consideration as a cash election and an election to receive the Stock Consideration as a stock election. A PMFG stockholder who submits a form of election is not required to elect the same form of Merger Consideration for all of his, her or its shares. The form of election allows a stockholder to make a cash election for some of his, her or its shares of PMFG common stock and a stock election for the remaining shares.

PMFG stockholders who fail to make a valid election for any reason by the Election Deadline, which is 5:00 p.m., Eastern Time, on September 1, 2015, will be deemed to have made a non-election and will have no control over the form of Merger Consideration that they receive. Instead, the form of Merger Consideration they receive will depend on which form of Merger Consideration is oversubscribed or undersubscribed.

Q.	How do I make an election if my shares of PMFG common stock are held in “street name” by my bank, brokerage firm or other nominee?

A.	If you hold your PMFG common stock in “street name” through a bank, brokerage firm or other nominee, you should instruct such bank, brokerage firm or other nominee what election to make on your behalf by carefully following the instructions that you will receive from your bank, brokerage firm or other nominee. An election will not be made on your behalf absent your instructions. You may be subject to an earlier deadline for making your election. Please contact your bank, brokerage firm or other nominee with any questions.

Q.	Can I change my election after the form of election has been submitted?

A.	Yes. You may revoke or change your election at or prior to the Election Deadline by submitting a written notice of revocation or change to the Exchange Agent or by submitting new election materials. Revocations must specify the name in which your shares are registered on the share transfer books of PMFG and any other information that the Exchange Agent may request. If you wish to submit a new election, you must do so in accordance with the election procedures described in this joint proxy statement/prospectus and the form of election. If you instructed a bank, brokerage firm or other nominee holder to submit an election for your shares, you must follow your bank’s, brokerage firm’s or other nominee’s directions for changing those instructions. The notice of revocation must be received by the Exchange Agent at or prior to the Election Deadline in order for the revocation or new election to be valid. All cash and stock elections will automatically be revoked and CECO will instruct the Exchange Agent to return all shares of PMFG common stock submitted or transferred to the Exchange Agent, if the Merger Agreement is terminated.

Q.	Am I guaranteed to receive what I ask for on the form of election?

A.	No. Your election is subject to proration, adjustment and certain limitations as set forth in the Merger Agreement and described in this joint proxy statement/prospectus. If you make a stock election and the Stock Consideration is oversubscribed, then some of your shares of PMFG common stock will be converted into the right to receive the Cash Consideration instead. Similarly, if you make a cash election and the Cash Consideration is oversubscribed, then some of your shares of PMFG common stock will be converted in the First Merger into the right to receive the Stock Consideration instead. Accordingly, you may not receive exactly the form of Merger Consolidation you elect to receive. You instead may receive a mix of the Cash Consideration and the Stock Consideration calculated based on (a) the number of shares of PMFG common stock making each type of election and (b) the requirements under the Merger Agreement that (1) $66.2 million (or approximately 45%) of the aggregate consideration that will be paid by CECO will be paid in cash, (2) PMFG Options and PMFG RSUs will be settled for approximately $1.6 million in cash from the $66.2 million of the aggregate consideration paid in cash and (3) the remaining approximately 55% of the aggregate consideration will be paid in shares of CECO common stock.

Q.	What happens if I do not send a form of election or it is not received by the Election Deadline?

A.	If the Exchange Agent does not receive a properly completed form of election from you at or prior to the Election Deadline (together with any stock certificates or evidence of shares in book-entry form representing the shares of PMFG common stock covered by your election or a guarantee of delivery as described in the form of election), then you will be deemed to have made a non-election with respect to your shares of PMFG common stock. As such, the form of Merger Consideration you receive will depend on which form of Merger Consideration is oversubscribed or undersubscribed. PMFG stockholders bear the risk of delivery of all the materials that they are required to submit to the Exchange Agent in order to properly make an election.

Q.	How do I calculate the value of the Stock Consideration?

A.	Subject to the collar described below, the Stock Consideration payable in respect of each share of PMFG common stock will consist of a number of shares of CECO common stock equal to the Exchange Ratio, plus cash (without interest) in lieu of any fractional share of CECO common stock that would otherwise be issued. For a more detailed discussion of the value of the Stock Consideration, please see “The Mergers—Merger Consideration” beginning on page 132.

Q.	May I transfer shares of PMFG common stock after making an election?

A.	Yes. However, after making an election, any transfer of your shares of PMFG common stock will automatically revoke that election. If the shares are transferred after the Election Deadline at 5:00 p.m. Eastern Time, on September 1, 2015 no new election may be made. PMFG stockholders who fail to make a valid election for any reason will be deemed to have made a non-election and will have no control over the form of Merger Consideration they will receive in exchange for their shares of PMFG common stock. The form of Merger Consideration that these non-electing stockholders receive will depend on which form of Merger Consideration is oversubscribed or undersubscribed.

Q.	May PMFG stockholders submit a form of election even if they do not vote to adopt the Merger Agreement and approve the transactions contemplated thereby, including the First Merger?

A.	Yes. PMFG stockholders may submit a form of election even if they fail to vote, abstain, or vote against adoption of the Merger Agreement.

Q.	When can I expect to receive the Merger Consideration?

A.	After the closing of the First Merger, provided the Exchange Agent has received your properly completed form of election (together with any stock certificates or evidence of shares in book-entry form representing the shares of PMFG common stock covered by your election or a guarantee of delivery as described in the form of election), you will receive from the Exchange Agent the Cash Consideration and/or Stock Consideration to which you are entitled within ten business days after such closing.

For stockholders who did not properly complete a form of election, PMFG will mail a letter of transmittal and instructions for surrendering certificated or book-entry shares. The mailing will commence no more than five business days after the Effective Time. Following the delivery of the letter of transmittal and all of the outstanding shares of the stockholder, the stockholder will receive, within ten business days, the Merger Consideration available (consisting of Cash Consideration, Stock Consideration or a combination of Cash Consideration and Stock Consideration) after CECO gives effect to all of the properly completed elections of other stockholders.

Q.	What happens if I am eligible to receive a fraction of a share of CECO common stock as part of the Stock Consideration?

A.	If you receive the Stock Consideration, whether by election or due to proration, you will only receive whole shares of CECO common stock. If the aggregate number of shares of CECO common stock that you are entitled to receive as part of the Stock Consideration includes a fraction of a share of CECO common stock, you will receive cash in lieu of that fractional share. See “The Merger Agreement—Consideration to Be Received in the Mergers” beginning on page 155.

Q.	Where will the CECO common stock that I may elect to receive in the Mergers be traded?

A.	The new shares of CECO common stock issued in the First Merger will be listed and tradable on NASDAQ. CECO common stock is traded on NASDAQ under the symbol “CECE.”

See “The Mergers—PMFG Board’s Reasons for the Mergers and Recommendation of the PMFG Board” beginning on page 110.

Q.	When are the Mergers expected to be consummated?

A.	CECO and PMFG are working toward consummating the Mergers as expeditiously as possible and currently expect the Mergers to be consummated in the third quarter of 2015. However, CECO and PMFG cannot be certain when, or if, the conditions to the Mergers will be satisfied or waived, or that the Mergers will be consummated.

As more fully described in this joint proxy statement/prospectus and in the Merger Agreement, the completion of the Mergers depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of PMFG common stock entitled to vote on such matter, the expiration or termination of the applicable waiting period under the HSR Act (which occurred on June 12, 2015), the effectiveness of the registration statement (of which this joint proxy statement/prospectus is a part) relating to the Share Issuance, and the absence of any law or regulation that prohibits the completion of the Mergers.

Each party’s obligation to consummate the Mergers is also subject to the material accuracy of the representations and warranties of the other party in the Merger Agreement, compliance in all material respects with covenants of the other party in the Merger Agreement, and the absence of a material adverse effect (as defined in the Merger Agreement) on the other party. Further, while the Merger Agreement does not include a financing condition, PMFG cannot seek specific performance to consummate the Mergers unless and until the debt financing contemplated in the Commitment Letter provided at signing by CECO, or an alternative financing, is available.

Q.	Are there risks associated with the Mergers that I should consider in deciding how to vote?

A.	Yes. There are a number of risks related to the Mergers and the other transactions contemplated by the Merger Agreement that are discussed in this joint proxy statement/prospectus and in the documents incorporated by reference or referred to in this joint proxy statement/prospectus. Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page 39 and in CECO’s and PMFG’s respective filings with the SEC referred to in “Where You Can Find More Information” beginning on page 223.

Q.	When and where is the PMFG Special Meeting?

A.	The PMFG Special Meeting will be held at 9:00 a.m. (Central Time), on September 2, 2015 at PMFG, Inc., 14651 Dallas Parkway, Suite 500, Dallas, TX 75254. For additional information about the PMFG Special Meeting, see “The PMFG Special Meeting” beginning on page 75.

Q.	What is a quorum?

A.	Holders of a majority of the outstanding shares of PMFG common stock entitled to vote must be present, in person or by proxy, at the PMFG Special Meeting to constitute a quorum and to conduct business at the PMFG Special Meeting. Your shares are counted as present if you attend the PMFG Special Meeting in person or properly vote over the Internet, by telephone or by submitting a properly executed proxy card by mail. As of July 30, 2015, the record date for the PMFG Special Meeting, 21,202,725 shares of PMFG’s common stock were outstanding and entitled to vote. Abstentions will be counted as present for the purpose of determining a quorum. In the event that a quorum is not present at the PMFG Special Meeting, PMFG expects that the PMFG Special Meeting will be adjourned to solicit additional proxies.

Q.	Who can vote at the PMFG Special Meeting?

A.	Holders of PMFG common stock of record at the close of business on the record date for the PMFG Special Meeting, July 30, 2015, will be entitled to notice of and to vote at the PMFG Special Meeting.

As of the record date for the PMFG Special Meeting, there were 21,202,725 shares of PMFG common stock outstanding and entitled to vote at the PMFG Special Meeting, held by approximately 84 holders of record.

Q.	How many votes do I have if I am a PMFG stockholder?

A.	Each share of PMFG common stock that you own at the close of business on the record date will entitle you to one vote on each proposal presented at the PMFG Special Meeting.

Q.	If I am a PMFG stockholder, what happens if I abstain from voting?

A.	The adoption of the Merger Agreement by PMFG stockholders requires the affirmative vote of the holders of a majority of the shares of PMFG common stock outstanding as of the close of business on the record date for the PMFG Special Meeting. Abstentions will have the same effect as a vote AGAINST the proposal to adopt the Merger Agreement (PMFG Proposal No. 1).

Approval of the proposals relating to the advisory vote on certain compensation arrangements and possible adjournment of the PMFG Special Meeting requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to vote at the PMFG Special Meeting (assuming a quorum of stockholders is represented in person or by proxy). Abstentions will have the same effect as a vote AGAINST these proposals (PMFG Proposals Nos. 2 and 3).

Q.	If I am a PMFG stockholder and my shares of PMFG common stock are held in “street name” by a broker, bank or other nominee, will my broker or bank vote my share for me?

A.	All of the proposals at the PMFG Special Meeting are considered non-routine matters. As a result, your broker may not vote your shares without your specific instructions.

Q.	Why am I being asked to consider and vote upon a proposal to approve the compensation that may be payable by PMFG to its named executive officers in connection with the Mergers?

A.	Under SEC rules, PMFG is required to seek a non-binding, advisory vote with respect to the compensation that will or may be paid by PMFG to its named executive officers in connection with the Mergers, otherwise referred to as “golden parachute” compensation.

Q.	What will happen if PMFG stockholders do not approve the golden parachute compensation?

A.	Approval of the compensation that may be payable by PMFG to its named executive officers in connection with the Mergers is not a condition to the Mergers. This vote is an advisory vote and will not be binding on PMFG or the surviving entity in the Mergers. Therefore, if the Merger Agreement is adopted by PMFG stockholders and the Mergers are consummated, this compensation, including amounts that PMFG is contractually obligated to pay, could still be payable regardless of the outcome of the advisory vote.

Q.	Are CECO stockholders voting on the Mergers?

A.	While CECO stockholders are not required to approve or adopt the Merger Agreement, CECO stockholders are required to approve the issuance of CECO common shares, or the Share Issuance, as part of the consideration for the Mergers. If CECO stockholders do not approve the Share Issuance, the Mergers cannot be completed.

Under the NASDAQ Listing Rules, stockholder approval is required prior to the issuance of common stock if the number of shares of common stock to be issued in a transaction equals 20% or more of the number of shares of common stock outstanding before the issuance. Depending on the actual Exchange Ratio that will be in effect as of the closing of the First Merger, the Share Issuance that will be effected in connection with the First Merger will result in the issuance of a number of shares of CECO common stock equal to between approximately 23.6% and 28.9% of the shares of CECO common stock outstanding as of June 1, 2015. Accordingly, CECO stockholders are being asked to consider and vote on the Share Issuance only.

Q.	If I beneficially owned restricted shares of PMFG common stock as of the record date for the PMFG Special Meeting that were issued pursuant to any of PMFG’ equity incentive plans, will I be able to vote on the matters to be voted upon at the PMFG Special Meeting?

A.	Yes. Holders who beneficially owned restricted shares of PMFG common stock as of the record date for the PMFG Special Meeting issued pursuant to any of PMFG’s equity incentive plans may vote on the adoption of the Merger Agreement and on the other matters to be voted on at the PMFG Special Meeting.

Q.	Will any other matters be presented for a vote at the PMFG Special Meeting?

A.	PMFG is not aware of any other matters that will be presented for a vote at the PMFG Special Meeting. However, if any other matters properly come before the PMFG Special Meeting, the proxies will have the discretion to vote upon such matters in their discretion.

Q.	How do I vote my shares of PMFG common stock that are held in “street name” by a brokerage firm, bank or other nominee?

A.	If your shares are held in an account at a brokerage firm, bank, or other nominee, then you are the beneficial owner of shares held in “street name” and this joint proxy statement/prospectus is being sent to you by that organization. The organization holding your account is considered to be the stockholder eligible to vote at the PMFG Special Meeting for purposes of voting at the PMFG Special Meeting. As a beneficial owner, you have the right to direct your broker, bank, or other nominee how to vote the shares in your account by following the instructions that the broker, bank, or other nominee provides you along with this joint proxy statement/prospectus.

Q.	Who can attend the PMFG Special Meeting?

A.	Stockholders eligible to vote at the PMFG Special Meeting, or their duly authorized proxies, may attend the PMFG Special Meeting. If you choose to attend the PMFG Special Meeting, please bring photo identification. If you hold shares in “street name” (through a broker, bank, or other nominee) and wish to attend the PMFG Special Meeting, you will also need to bring a copy of a brokerage statement (in a name matching your photo identification) reflecting your stock ownership as of the record date for the PMFG Special Meeting. If you are a representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are a representative of such stockholder.

Please note that use of cameras, recording devices and other electronic devices will not be permitted at the PMFG Special Meeting.

Regardless of whether you intend to attend the PMFG Special Meeting, you are encouraged to vote your shares of PMFG common stock as promptly as possible. Voting your shares will not impact your ability to attend the PMFG Special Meeting.

Q.	How do I vote my shares?

A.	If you are a PMFG stockholder entitled to vote at the PMFG Special Meeting, you may vote over the Internet, by telephone, by mail or in person at the PMFG Special Meeting. All votes, other than votes made in person at the PMFG Special Meeting, must be received by 11:59 p.m., Eastern Time, on September 1, 2015.

•	Over the Internet or by Telephone. To vote over the Internet or by telephone, please follow the instructions included on your proxy card. If you vote over the Internet or by telephone, you do not need to complete and mail a proxy card.

•	Mail. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the PMFG Special Meeting in the manner you indicate. CECO and PMFG encourage you to sign and return the proxy card even if you plan to attend the PMFG Special Meeting so that your shares will be voted if you are ultimately unable to attend the PMFG Special Meeting.

•	In Person. If your shares are registered directly in your name, you have the right to vote in person at the PMFG Special Meeting. If you attend the PMFG Special Meeting and plan to vote in person, PMFG will provide you with a ballot at the PMFG Special Meeting.

Q.	Can I change my vote after I have delivered my proxy?

A.	Yes. You can change your vote at any time before your proxy is voted at the PMFG Special Meeting.

If you are a stockholder entitled to vote at the PMFG Special Meeting, you may revoke your proxy at any time before the vote is taken at the PMFG Special Meeting. To revoke your proxy, you must either:

•	enter a new vote over the Internet or by telephone by 11:59 p.m., Eastern Time, on September 1, 2015;

•	sign and return another proxy card, which must be received by 11:59 p.m., Eastern Time, on September 1, 2015;

•	provide written notice of the revocation to: PMFG, Inc., Attention: Secretary, 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254, which must be received by 11:59 p.m., Eastern Time, on September 1, 2015; or

•	attend the PMFG Special Meeting and vote your shares in person.

If you are the beneficial owner of shares held in “street name” by a brokerage firm, bank, or other nominee, you should follow the instructions of your broker, bank, or other nominee regarding the revocation of proxies. Please contact your broker, bank or other nominee and follow its directions in order to change your vote.

If the PMFG Special Meeting is adjourned, it will not affect the ability of stockholders eligible to vote at the PMFG Special Meeting to exercise their voting rights or to revoke any previously granted proxy using the methods described above.

Q.	What if I receive more than one proxy card?

A.	If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Q.	What do I need to do now to vote my shares?

A.	After carefully reading and considering the information contained in this joint proxy statement/prospectus, please respond by completing, signing, and dating the appropriate proxy card or voting instruction card and returning in the enclosed postage-paid envelope, or, if available, by submitting your voting instruction over the Internet or by telephone, as soon as possible so that your shares of PMFG common stock may be represented and voted at the PMFG Special Meeting. In addition, you may also vote your shares in person at the PMFG Special Meeting. If you hold shares registered in the name of a broker, bank, or other nominee, that broker, bank, or other nominee has enclosed, or will provide, instructions for directing your broker, bank, or other nominee how to vote those shares.

Q.	Should I send in my stock certificates (or evidence of shares in book-entry form) with my proxy card?

A.	No. Please do NOT send your PMFG stock certificates (or evidence of shares in book-entry form) with your proxy card. As described under “The Mergers—Electing the Form of Merger Consideration” beginning on page 134, each PMFG stockholder as of the close of business on the record date for the PMFG Special Meeting will receive a form of election and other appropriate and customary transmittal materials, which are being mailed concurrently with this joint proxy statement/prospectus, describing how you may exchange your shares of PMFG common stock for the Merger Consideration. If your shares of PMFG common stock are held in “street name” through a brokerage firm, bank or other nominee, you will receive instructions from your brokerage firm, bank or other nominee as to how to effect the surrender of your “street name” shares of PMFG common stock in exchange for the per share Merger Consideration.

Q.	Who can help answer my questions?

A.	If you are a PMFG stockholder and have any questions about the Mergers, the PMFG Special Meeting or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact:

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

Banks, Brokers and Shareholders

Call Toll-Free (888) 505-9118

Or Contact via E-mail at:

pmfginc@georgeson.com

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus and may not contain all the information that is important to you. To understand the Mergers fully and for a more complete description of the legal terms of the Mergers, you should carefully read this entire joint proxy statement/prospectus and the other documents to which you are referred. Please also refer to “Where You Can Find More Information” beginning on page 223. Page references are included to direct you to a more complete description of the topics presented in this summary.

The Companies (page 50)

CECO, Merger Sub I and Merger Sub II

CECO is a leading global environmental technology company focused on critical solutions in the product recovery, air pollution control, fluid handling and filtration industries. CECO was incorporated in the State of New York in 1966 and reincorporated in the State of Delaware in January 2002. CECO has been publicly traded since January 1, 1978 and its common stock currently trades on NASDAQ under the symbol “CECE.”

CECO operates through three principal groups, each of which is a reportable segment: (1) Air Pollution Control, (2) Energy and (3) Fluid Handling and Filtration. By combining the efforts of certain or all of these segments, CECO is able to offer complete full systems to our customers and leverage the operational efficiencies between its family of technology companies.

During 2014, CECO operated its business under the following three reportable segments:

•	Air Pollution Control Segment, product recovery and air pollution control technologies, comprised of the following: Adwest Technologies, Inc., HEE-Duall Air and Odor Technologies, Busch International, Emtrol-Buell Energy Cyclones, Flex-Kleen Dust Collection Technologies, Fisher-Klosterman, Kirk & Blum, KB Duct and SAT Technology.

•	Energy Segment, customized solutions for the power and petrochemical industry, comprised of the following: Aarding Thermal Acoustics, Effox-Flextor, AVC Specialists and Zhongli.

•	Fluid Handling and Filtration Segment, high quality pump, filtration and fume exhaust solutions, comprised of the following: Met-Pro Global Pump Solutions, Mefiag Filtration Solutions, Keystone Filtration Solutions, CECO Filters and Strobic Air.

CECO’s principal executive offices are located at 4625 Red Bank Road, Suite 200, Cincinnati, Ohio 45227 and the telephone number at that location is (513) 458-2600.

Top Gear Acquisition Inc. is a Delaware corporation and Top Gear Acquisition II LLC is a Delaware limited liability company. Each is a wholly owned subsidiary of CECO. Both of these companies were incorporated on April 30, 2015, solely for the purpose of effecting the Mergers, pursuant to the Merger Agreement.

Additional information about CECO and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. Please refer to “Where You Can Find More Information” beginning on page 223.

PMFG

PMFG, Inc. was incorporated in Delaware on August 15, 2008, as part of a holding company reorganization. Through its operating subsidiary, Peerless Mfg. Co., PMFG has been in business for over 80 years. PMFG is a leading provider of custom-engineered systems and products designed to help ensure that the delivery of energy is safe, efficient and clean.

PMFG primarily serves the markets for natural gas infrastructure, power generation and refining and petrochemical processing. With the acquisition in March 2014 of substantially all of the assets of Combustion Components Associates, Inc., PMFG expanded the markets its serves to include industrial and utility industries. PMFG offers a broad range of separation and filtration products, Selective Catalytic Reduction systems, Selective Non-Catalytic Reduction systems, low emissions burner and related combustion systems and other complementary products including pulsation dampeners and silencers. Its primary customers include original equipment manufacturers, engineering contractors, commercial and industrial companies and operators of power facilities.

PMFG works closely with customers to design, custom-engineer and fabricate its systems and products to meet its customers’ specific needs. Its products and systems are marketed worldwide. In the fiscal year ended June 28, 2014, PMFG generated over $130 million in revenue and ended the fiscal year with approximately 500 employees.

PMFG common stock, $0.01 par value per share, is traded on NASDAQ under the symbol “PMFG.”

PMFG’s principal executive offices are located at 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254 and the telephone number at that location is (214) 357-6181.

Additional information about PMFG and its subsidiaries is included in the PMFG documents incorporated by reference into this joint proxy statement/prospectus. Please refer to “Where You Can Find More Information” beginning on page 223.

The CECO Special Meeting (page 62)

The special meeting of CECO stockholders will be held on September 2, 2015 at 10:30 a.m., Eastern Time, at its executive offices, 4625 Red Bank Road, Suite 200, Cincinnati, OH 45227. The special meeting of CECO stockholders is being held for the following purposes:

•	to approve the Share Issuance;

•	to approve an amendment to the Incentive Plan to increase the number of shares of common stock available for issuance thereunder from 2,600,000 to 3,300,000, as set forth in the Second Amended and Restated CECO Environmental Corp. 2007 Equity Incentive Plan, a copy of which is attached to this joint proxy statement/prospectus as Annex D; and

•	to approve the adjournment of the CECO Special Meeting, if necessary or appropriate.

Shares Owned by CECO Directors and Executive Officers (page 63)

At the close of business on the record date for the CECO Special Meeting, directors and executive officers of CECO beneficially owned and were entitled to vote, in the aggregate, approximately 4,942,792 issued and outstanding shares of CECO common stock, representing approximately 18.7% of the shares of CECO common stock outstanding on that date. The directors and executive officers of CECO have informed CECO that they intend to vote all of the shares of CECO common stock they are entitled to vote (a) FOR the proposal to approve the Share Issuance, (b) FOR the proposal to approve an amendment to the Incentive Plan to increase the number of shares of common stock available for issuance thereunder from 2,600,000 to 3,300,000, and (c) FOR the proposal to approve the adjournment of the CECO Special Meeting, if necessary or appropriate.

The PMFG Special Meeting (page 75)

The PMFG Special Meeting will be held at 9:00 a.m., Central Time on September 2, 2015, at PMFG, Inc., 14651 Dallas Parkway, Suite 500, Dallas, TX 75254. The special meeting of PMFG stockholders is being held for the following purposes:

•	to adopt the Merger Agreement;

•	to approve the compensation that may become payable to PMFG’s named executive officers in connection with the Mergers; and

•	to approve specified proposals made by the chair of the PMFG Special Meeting to adjourn the PMFG Special Meeting.

Shares Owned by PMFG Directors and Executive Officers (page 76)

At the close of business on the record date for the PMFG Special Meeting, directors and executive officers of PMFG beneficially owned and were entitled to vote, in the aggregate, approximately 566,195 issued and outstanding shares of PMFG common stock, representing approximately 2.7% of the shares of PMFG common stock outstanding on that date. The directors and executive officers of PMFG have informed PMFG that they intend to vote all of the shares of PMFG common stock they are entitled to vote (a) FOR the proposal to adopt the Merger Agreement, (b) FOR the proposal to approve the compensation that may become payable by PMFG to its named executive officers in connection with the Mergers, and (c) FOR the proposal to approve any proposal made by the chair of the PMFG Special Meeting to adjourn the PMFG Special Meeting. For a more detailed discussion of the beneficial ownership of directors and officers of PMFG, see “Beneficial Ownership of PMFG Common Stock” beginning on page 219.

The Mergers (page 83)

What PMFG Stockholders Will Receive in the Mergers (page 132)

At the Effective Time, each issued and outstanding share of PMFG common stock (other than Dissenting Shares and shares owned by PMFG or its wholly owned subsidiaries or by CECO, Merger Sub I or Merger Sub II) will be converted into the right to receive, at the holder’s election, subject to proration, either:

•	the Cash Consideration of $6.85, without interest; or

•	the Stock Consideration, which will consist of a number of shares of CECO common stock equal to the Exchange Ratio, plus cash (without interest) in lieu of any fractional share of CECO common stock that would otherwise be issued.

In this joint proxy statement/prospectus, when the term “Merger Consideration” is used with respect to a given share of PMFG common stock, it means either the Cash Consideration (with respect to a share of PMFG common stock representing the right to receive the Cash Consideration) or the Stock Consideration (with respect to a share of PMFG common stock representing the right to receive the Stock Consideration).

The Merger Agreement provides that $66.2 million (or approximately 45%) of the aggregate consideration that will be paid by CECO will be paid in cash. In addition, PMFG Options and PMFG RSUs will be settled for approximately $1.6 million in cash from the $66.2 million of the aggregate consideration paid in cash. The remaining approximately 55% of the aggregate consideration will be paid in shares of CECO common stock. As such, if PMFG stockholders make a cash election or a stock election, the form of Merger Consideration they actually receive may be adjusted according to the proration procedures contained in the Merger Agreement.

The actual Exchange Ratio will be determined by dividing (a) $6.85 by (b) the CECO Average Trading Price. Further, under the terms of the Merger Agreement, the Exchange Ratio is subject to a collar, meaning that in no event will the Exchange Ratio be less than 0.5282 or greater than 0.6456. Specifically, if the CECO Average Trading Price is:

•	greater than or equal to $12.97, the Exchange Ratio will be equal to 0.5282 share of CECO common stock for each share of PMFG common stock; and

•	less than or equal to $10.61, the Exchange Ratio will be equal to 0.6456 share of CECO common stock for each share of PMFG common stock.

The actual Exchange Ratio and the value of the Stock Consideration are both subject to fluctuation and will not be known until immediately preceding the closing of the First Merger. As an example, the CECO Average Trading Price on NASDAQ for the 15 consecutive trading days ending on the last trading day before July 29, 2015 was $9.78. Assuming that the closing of the First Merger occurred on July 29, 2015, a share of PMFG common stock converted in the First Merger into the right to receive the Stock Consideration would receive 0.6456 shares of CECO common stock based on an Exchange Ratio of 0.6456. Because the Exchange Ratio was limited by the collar, the value of the Stock Consideration would have been $6.31. For additional examples of the differing Exchange Ratios and value of the Stock Consideration, please see page 133.

The example above is illustrative only. The actual CECO Average Trading Price will not be determined until immediately preceding the closing of the First Merger and may be different than (a) at the time period used in the example above, (b) at the time of the mailing of this joint proxy statement/prospectus or (c) at the time PMFG stockholders make an election. Further, because the Stock Consideration is subject to a collar and is determined over a set period of time and not as of the Effective Time, the value of the Stock Consideration at the Effective Time may be greater than or less than (x) the Cash Consideration and (y) the trading price of CECO common stock on NASDAQ at the Effective Time.

PMFG does not have any right to terminate the transaction even if the value of the Stock Consideration is less than $6.85 per share. This means that PMFG stockholders who elect to receive Stock Consideration, or who will receive the Stock Consideration as a result of the proration procedures in the Merger Agreement, could receive more or less value for their shares of PMFG common stock than they would have received if they had elected to receive (or received pursuant to proration) the Cash Consideration. In the event this were to occur, PMFG would not resolicit approval of the adoption of the Merger Agreement, nor reopen the Merger Consideration election period.

Neither CECO nor PMFG is making any recommendation as to whether PMFG stockholders should elect to receive the Cash Consideration or the Stock Consideration in the First Merger. PMFG stockholders must make their own decision with respect to this election. No guarantee can be made that PMFG stockholders will receive the amount of the Cash Consideration or the Stock Consideration they elect. As a result of the proration procedures in the Merger Agreement, which are described in this joint proxy statement/prospectus, PMFG stockholders may receive the Stock Consideration or the Cash Consideration in amounts that are different from the amounts they elect to receive. Because the value of the Stock Consideration and the Cash Consideration may differ, PMFG stockholders may receive consideration having an aggregate value less than the value of the form of consideration that they elected to receive. PMFG stockholders should obtain current and historical market quotations for CECO common stock before deciding what elections to make.

The actual value to be received by PMFG stockholders will be based on the relative values of the Stock Consideration and the Cash Consideration calculated as of the last trading day before the closing of the First Merger. Because PMFG stockholders making elections will likely take into account the relative values of the Stock Consideration and the Cash Consideration in determining what form of election to make, they will likely elect to receive the form of consideration resulting in the higher value. As a result, if you fail to make an election, you are more likely to receive the form of consideration having the lower value (based on the relative values of the Stock Consideration and the Cash Consideration as of the last trading day before the First Merger).

Ownership of CECO Following the Mergers (page 140)

Based on the number of shares of PMFG common stock outstanding as of the close of business on the record date for the PMFG Special Meeting and the number of shares of CECO common stock outstanding as of the close of business on the record date for the CECO Special Meeting, it is anticipated that, immediately following the First Merger, PMFG stockholders who receive the Stock Consideration in the First Merger will own in the aggregate (excluding any CECO shares they may own or acquire prior to consummation of the First Merger) between approximately 19.0% and 22.3% of the outstanding shares of CECO common stock.

After completion of the First Merger, each CECO stockholder will have the same number of shares of CECO common stock that such stockholder held immediately prior to the completion of the First Merger. However, upon Share Issuance, each share of CECO common stock outstanding immediately prior to the completion of the First Merger will represent a smaller percentage of the aggregate number of shares of CECO common stock outstanding after the completion of the First Merger. On the other hand, each share of CECO common stock will then represent an equity interest in a company with more assets.

What Will Happen in the Mergers (page 154)

At the Effective Time, each issued and outstanding share of common stock of PMFG (other than Dissenting Shares, shares owned by PMFG or its wholly owned subsidiaries, CECO, Merger Sub I or Merger Sub II) will be converted into the Merger Consideration (as described above), and each issued and outstanding share of common stock of Merger Sub I will be converted into one share of common stock of PMFG (as the surviving corporation of the First Merger). At the effective time of the Second Merger, each issued and outstanding share of common stock of PMFG (as the surviving corporation of the First Merger) will be cancelled and extinguished for no consideration, after which CECO will own all of the issued and outstanding equity interests of the surviving entity of the Second Merger.

Neither the PMFG stockholders nor the CECO stockholders will have an opportunity to vote on the Second Merger. The only condition to completion of the Second Merger is the closing of the First Merger.

Regulatory Filings and Approvals Required to Complete the Mergers (page 150)

The transactions contemplated by the Merger Agreement require CECO and PMFG to obtain regulatory approval under the HSR Act, and the rules promulgated thereunder by the FTC. CECO and PMFG have agreed to cooperate and use reasonable best efforts to obtain such regulatory approval. For an acquisition transaction meeting certain size thresholds, such as the Mergers, the HSR Act requires the parties to file notification and report forms with the Antitrust Division of the DOJ and the FTC and to observe specified required waiting periods before consummating the transaction, subject to any request for and grant of early termination. CECO and PMFG filed the required notifications with the Antitrust Division of the DOJ and the FTC on May 18, 2015. The FTC granted early termination of the waiting period under the HSR Act on June 12, 2015.

Aside from HSR Act approval, neither CECO nor PMFG is aware of any material governmental or regulatory approval required for the completion of the Mergers other than compliance with the applicable corporate law of the State of Delaware.

Legal Proceedings Related to the Mergers (page 150)

Since the public announcement of the proposed Mergers on May 4, 2015, CECO, Merger Sub I, Merger Sub II, PMFG and the members of the PMFG Board have been named as defendants in three lawsuits that challenge the Mergers. The first filed lawsuit, which is a derivative action that also purports to assert class claims, was filed in the District Court of Dallas County, Texas (the “Texas Lawsuit”). The second and third filed lawsuits, which are class actions, were filed in the Court of Chancery of the State of Delaware (the “Delaware Lawsuits,” and collectively with the Texas Lawsuit, the “Lawsuits”). In the Lawsuits, the plaintiffs generally allege, among other things, that the Mergers fail to properly value PMFG, that the individual defendants breached their fiduciary duties in approving the Merger Agreement, and that those breaches were aided and abetted by CECO, Merger Sub I and Merger Sub II. In the Lawsuits, the plaintiffs seek, among other things, (a) to enjoin the defendants from completing the Mergers on the agreed-upon terms, (b) rescission, to the extent already implemented, of the Merger Agreement or any of the terms therein, and (c) costs and disbursements and attorneys’ and experts’ fees, as well as other equitable relief as the courts deem proper.

Composition of the CECO Board and Management after Closing of the Mergers (page 151)

CECO expects the composition of the CECO Board following the Mergers will continue to be the current directors of CECO.

As of the date of this joint proxy statement/prospectus, CECO has not made any proposals to the current executive officers of PMFG with respect to their employment by CECO following the closing of the Mergers. See “The Mergers—Interests of PMFG Directors and Executive Officers in the Mergers” beginning on page 141.

Accounting Treatment of the Mergers (page 153)

The Mergers will be accounted for by CECO using the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to the fair value of the net assets acquired. The excess purchase price over the fair value of the assets acquired, if any, will be allocated to goodwill.

CECO Board’s Reasons for the Mergers (page 95)

In the course of reaching its decision to approve the Merger Agreement, the CECO Board considered a number of factors in its deliberations. Those factors are described in “The Mergers—CECO Board’s Reasons for the Mergers” beginning on page 95.

Opinion of CECO’s Financial Advisor (page 100 and Annex E)

In connection with the Mergers, Jefferies LLC (“Jefferies”), CECO’s financial advisor, delivered a written opinion, dated May 3, 2015, to the CECO Board as to the fairness, from a financial point of view and as of such date, to CECO of the Merger Consideration to be paid by CECO pursuant to the Merger Agreement. The full text of Jefferies’ opinion, which is attached as Annex E to this joint proxy statement/prospectus and is incorporated herein by reference, describes the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies. The summary of Jefferies’ opinion set forth below is qualified in its entirety by reference to the full text of Jefferies’ opinion. Jefferies’ opinion was provided for the use and benefit of the CECO Board (in its capacity as such) in its evaluation of the Merger Consideration from a financial point of view to CECO and did not address any other aspect of the Mergers or any other matter. The opinion did not address the relative merits of the Mergers or other transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to CECO, nor did it address the underlying business decision by CECO to engage in the Mergers. Jefferies’ opinion does not constitute a recommendation as to how any stockholder should vote or act in connection with the Mergers or any other matter. CECO has agreed to pay Jefferies for its financial advisory services in connection with the Mergers an aggregate fee of $3.25 million, of which a portion was payable upon delivery of Jefferies’ opinion and $2.75 million is payable contingent upon consummation of the First Merger.

Recommendations of the CECO Board (pages 67, 73 and 74)

The CECO Board unanimously recommends that CECO stockholders vote FOR each of the following proposals to be presented at the CECO Special Meeting:

•	the Share Issuance;

•	the amendment to the Incentive Plan to increase the number of shares of common stock available for issuance thereunder from 2,600,000 to 3,300,000; and

•	the adjournment of the CECO Special Meeting, if necessary or appropriate.

PMFG Board’s Reasons for the Mergers (page 110)

In the course of reaching its decision to approve the Merger Agreement, the PMFG Board considered a number of factors in its deliberations. Those factors are described in “The Mergers—PMFG Board’s Reasons for the Mergers and Recommendation of the PMFG Board” beginning on page 110.

Opinion of PMFG’s Financial Advisor (page 117 and Annex F)

On May, 3, 2015, Stifel, Nicolaus & Company, Incorporated (“Stifel”), PMFG’s financial advisor, rendered an opinion to the PMFG Board that, based upon and subject to the procedures followed, assumptions made, qualifications, and limitations on the review undertaken and other matters considered by Stifel in preparing its opinion, as of such date, the Merger Consideration to be received by holders of PMFG’s common stock from CECO in the Mergers pursuant to the Merger Agreement was fair to such holders of PMFG common stock, from a financial point of view. Stifel’s opinion did not address any other aspect or implication of the Mergers or any other agreement, arrangement, or understanding entered into in connection with the Mergers or otherwise. The full text of Stifel’s opinion, dated May 3, 2015, which sets forth, among other things, the procedures followed, assumptions made, matters considered, and limitations on the scope of the review undertaken by Stifel in connection with its opinion, is attached as Annex F to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference in its entirety. Stifel’s opinion was provided for the information of the PMFG Board in connection with its consideration of the Mergers and Stifel’s opinion does not constitute advice or a recommendation to any holder of PMFG common stock as to how such person should vote or act on any matter relating to the Mergers.

PMFG paid Stifel for its services as the financial advisor to PMFG in connection with the Mergers a retainer fee of $125,000, upon execution of its engagement letter, $500,000 upon delivery of Stifel’s opinion, and has agreed to pay Stifel a transaction fee, which is contingent upon successful completion of the Mergers. The transaction fee, which is calculated based on the value of the aggregate Merger Consideration, is currently estimated to be approximately $2.6 million, the payment of which would be reduced by the retainer fee and the opinion fee. Additionally, PMFG previously paid Stifel a fee of approximately $1.3 million in connection with PMFG’s February 2012 public offering of common stock. Stifel has had no previous engagements with CECO.

Recommendation of the PMFG Board (pages 80, 81 and 82)

The PMFG Board unanimously recommends that PMFG stockholders vote FOR each of the following proposals to be presented at the PMFG Special Meeting:

•	to adopt the Merger Agreement;

•	to approve the compensation that may become payable to PMFG’s named executive officers in connection with the Mergers; and

•	to approve any proposal made by the chair of the PMFG Special Meeting to adjourn the PMFG Special Meeting.

Interests of CECO Directors and Executive Officers in the Mergers (page 140)

In considering the information described in this joint proxy statement/prospectus, you should be aware that CECO’s directors and executive officers may have interests in the Mergers that are different from or in addition to those of CECO stockholders generally. Each of the directors and executive officers of CECO is expected to maintain their position as a director or executive officer with the combined company after completion of the Mergers, and directors and/or executive officers may be awarded bonuses for their work in closing the Mergers. As of the date of this joint proxy statement/prospectus, the CECO Board has not determined whether any such bonuses will be granted to any directors or executive officers. The CECO Board was aware of and considered those interests, among other matters, in reaching its decision to approve the Merger Agreement, the Mergers, and the transactions contemplated by the Merger Agreement.

Interests of PMFG Directors and Executive Officers in the Mergers (page 141)

In considering the information described in this joint proxy statement/prospectus, you should be aware that some of PMFG’s directors and executive officers may have economic interests in the Mergers that may be different from or in addition to those of PMFG stockholders generally and those circumstances may create potential conflicts of interest. One of PMFG’s non-employee directors, Kenneth Hanks, holds PMFG Options to purchase 4,000 shares of PMFG common stock that will be settled for $3,600 in cash as of the Effective Time. None of PMFG’s non-employee directors hold any outstanding shares of restricted stock, PMFG RSUs or any other interest in PMFG for which they will receive payment other than in their capacity as stockholders of PMFG. See “The Mergers—Interests of PMFG Directors and Executive Officers in the Mergers” beginning on page 141.

PMFG’s executive officers hold PMFG Options and PMFG RSUs that will be settled for $1.2 million in cash as of the Effective Time. PMFG’s executive officers also hold unvested shares of restricted stock that will accelerate at the Effective Time with an aggregate value of $0.7 million. In addition, each of PMFG’s executive officers has either an employment agreement or a severance agreement that would entitle the executive officer to receive severance compensation if he is terminated in connection with a change in control. Assuming all six of PMFG’s executive officers were terminated under circumstances in which they were entitled to benefits under these agreements, the aggregate amount PMFG’s executive officers would receive is $3.2 million (in addition to the amount for their PMFG Options, shares of restricted stock and PMFG RSUs). See “The Mergers—Interests of PMFG Directors and Executive Officers in the Mergers” beginning on page 141 and “The Mergers—Golden Parachute Compensation” beginning on page 147 for a discussion of the assumptions used in calculating these amounts and amounts payable to each executive officer.

In addition to the amounts listed above, PMFG’s non-employee directors and PMFG’s executive officers are entitled to indemnification benefits and CECO has agreed to purchase a “tail” officers’ and directors’ liability policy. No value has been attributed to these indemnification rights or the “tail” policy. See “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 169.

The PMFG Board was aware of and considered the interests discussed above, among other matters, in reaching its decision to approve the Merger Agreement, the Mergers, and the transactions contemplated by the Merger Agreement.

The Merger Agreement (page 154)

A copy of the Merger Agreement is attached to this joint proxy statement/prospectus as Annex A. You are encouraged to read the Merger Agreement carefully and in its entirety because it is the principal document governing the Mergers.

Conditions to the Closing of the Mergers (page 172)

Mutual Conditions

The obligations of PMFG, CECO, Merger Sub I and Merger Sub II to consummate the Mergers are subject to the satisfaction or waiver of various conditions on or prior to the Effective Time, including the following:

•	PMFG stockholders’ adoption of the Merger Agreement;

•	CECO stockholders’ approval of the Share Issuance;

•	the expiration or earlier termination of any applicable waiting period under the HSR Act (which occurred on June 12, 2015);

•	the effectiveness of the registration statement on Form S-4 in which this joint proxy statement/prospectus is included as a prospectus and the lack of any stop order suspending the effectiveness of the registration statement or pending or threatened SEC proceedings to effect a stop order;

•	the approval for listing on NASDAQ (subject to official notice of issuance) of the shares of CECO common stock to be issued to former PMFG stockholders pursuant to the Merger Agreement; and

•	the absence of any laws, injunctions, orders, decrees or other legal prohibitions preventing the consummation of the Mergers.

PMFG Conditions

PMFG’s obligation to complete the Mergers is subject to the satisfaction or waiver of additional conditions, which include the following:

•	the representations and warranties of CECO, Merger Sub I and Merger Sub II being true and correct in all respects (other than de minimis inaccuracies with respect to CECO’s capitalization and except for certain representations and warranties that are required to be true and accurate in all material respects) when made and as of the closing date of the Mergers (or such other dates as specifically set forth in such representations and warranties);

•	CECO’s performance in all material respects of its agreements, conditions and covenants required under the Merger Agreement; and

•	since the date of the Merger Agreement, the absence of any events that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on CECO.

CECO Conditions

CECO’s obligation to consummate the Mergers is subject to the satisfaction or waiver of additional conditions, which include the following:

•	the representations and warranties of PMFG relating to outstanding rights to acquire PMFG capital stock being true and correct in all respects (other than de minimis inaccuracies in the aggregate and except for certain representations and warranties that are required to be true and accurate in all material respects) as of the closing date of the Mergers as if made on and as of the closing date of the Mergers;

•	PMFG’s performance in all material respects of its agreements, conditions and covenants required under the Merger Agreement; and

•	since the date of the Merger Agreement, the absence of any events that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on PMFG.

The Merger Agreement provides that certain of the conditions described above may be waived. As of the date of this joint proxy statement/prospectus, none of such conditions have been waived by CECO or PMFG and neither currently expects to waive any material condition to the completion of the First Merger. In the event of a material waiver prior to the special stockholders’ meetings, CECO and PMFG intend to notify their respective stockholders of any waiver of any material closing condition to the Merger Agreement as soon as possible in advance of the special stockholders meetings by first class or overnight mail, if possible, and by a press release and the filing of related disclosure with the SEC on Form 8-K. If such material waiver occurs fewer than five days before the special stockholders’ meetings, CECO and PMFG will delay the date of the special stockholders’ meetings to provide their respective stockholders sufficient time to consider the effect of the waiver.

To the extent a waiver of the closing conditions of the Merger Agreement by any party could render the statements in this joint proxy statement/prospectus materially misleading, CECO and PMFG intend to supplement this joint proxy statement/prospectus and resolicit transaction approvals from their respective stockholders and stockholders, as applicable, to the extent required by law.

Go-Shop; No Solicitation; Superior Proposals (page 165)

From the date of the Merger Agreement and continuing until 11:59 p.m. New York City time on the date which is the earlier of July 7, 2015 and the date that the PMFG stockholders adopt the Merger Agreement (the “Go-Shop Period End Date”), PMFG may, directly or indirectly, (a) initiate, solicit and encourage any offer, proposal or inquiry regarding a Competing Proposal (as defined in “The Merger Agreement—Go-Shop; No Solicitation; Superior Proposals” beginning on page 165) or (b) enter into or participate in discussions or negotiations regarding a Competing Proposal. Within one business day following the Go-Shop Period End Date, PMFG is required to notify CECO in writing of the material terms and conditions of any Competing Proposal (including any amendments or modifications thereof) received from any Excluded Party (as defined in “The Merger Agreement—Go-Shop; No Solicitation; Superior Proposals” beginning on page 165) and the identity of the Excluded Party.

Following the Go-Shop Period End Date, PMFG has agreed not to, directly or indirectly through any person, (a) solicit, initiate, facilitate or respond to, including by way of furnishing non-public information, any inquiries regarding or relating to, or the submission of, any Competing Proposal, (b) engage or participate in discussions or negotiations regarding a Competing Proposal, (c) enter into any letter of intent, term sheet, agreement in principle, merger agreement or other similar agreement or commitment with respect to any Competing Proposal or agree to, approve, endorse or resolve to recommend or approve any Competing Proposal, (d) release any third party from, or waive any provisions of, any confidentiality or “standstill” or similar agreement in favor of PMFG, or (e) take any action to exempt any third party from the restrictions set forth in Section 203 of the DGCL. However, unless and until PMFG stockholders adopt the Merger Agreement, none of the above restrictions will apply to any actions PMFG may take with respect to proposals or offers from Excluded Parties.

PMFG has also agreed that neither the PMFG Board nor any committee thereof will effect a “Change of Recommendation,” unless:

•	PMFG has provided prior written notice to CECO, at least 24 hours in advance of the Change of Recommendation or termination, of its intention to effect a Change of Recommendation in response to the Superior Proposal, or to terminate the Merger Agreement to enter into a definitive agreement with respect to the Superior Proposal, which notice must specify the material terms and conditions of the Superior Proposal (including the identity of the person making the Superior Proposal (as defined in “The Merger Agreement—Go-Shop; No Solicitation; Superior Proposals” beginning on page 165));

•	PMFG and the PMFG Representatives have negotiated with CECO in good faith during the 24-hour period described above to seek to make such adjustments in the terms and conditions of the Merger Agreement that the Competing Proposal ceases to constitute a Superior Proposal; and

•	the PMFG Board has determined in good faith, after consultation with outside legal counsel, that the failure to effect a Change of Recommendation in response to the Superior Proposal, or to terminate the Merger Agreement to enter into a definitive agreement with respect to the Superior Proposal, would be inconsistent with its fiduciary duties under the DGCL (after taking into consideration any adjustments in the terms and conditions of the Merger Agreement definitively offered by CECO).

Termination; Termination Fees (pages 174 and 177)

The Merger Agreement may be terminated at any time prior to the closing of the Mergers by mutual written consent of CECO and PMFG. Either CECO or PMFG may terminate the Merger Agreement if the Effective Time has not occurred on or before November 30, 2015, the required PMFG stockholder approval or CECO stockholder approval is not obtained, or the consummation of the Mergers becomes illegal or otherwise is prevented or prohibited by any governmental authority.

PMFG may terminate the Merger Agreement (a) pursuant to a Superior Proposal as described below in “The Merger Agreement—Go-Shop; No Solicitation; Superior Proposals” beginning on page 165 (b) if there has been a breach of any representation, warranty, covenant or agreement made by CECO, Merger Sub I or Merger Sub II in the Merger Agreement, or a representation or warranty becomes untrue after the date of the Merger Agreement; or (c) if a “CECO Triggering Event” has occurred (as defined in “The Merger Agreement—Go-Shop; No Solicitation; Superior Proposals” beginning on page 165). CECO may terminate the Merger Agreement if there has been a breach of any representation, warranty, covenant or agreement made by PMFG in the Merger Agreement, or any such representation or warranty becomes untrue after the date of the Merger Agreement, or if a “PMFG Triggering Event” has occurred (as defined in “The Merger Agreement—Go-Shop; No Solicitation; Superior Proposals” beginning on page 165).

The Merger Agreement provides that PMFG may be required to pay CECO a termination fee of $4.8 million if the Merger Agreement is terminated due to PMFG’s acceptance of a Superior Proposal, change of board recommendation for the Mergers, breach of the Merger Agreement, or the PMFG Board’s failure to publicly recommend against competing proposals, or if PMFG consummate a similar transaction within 12 months of the termination of the Merger Agreement under certain circumstances. If PMFG stockholders do not adopt the Merger Agreement, PMFG will reimburse CECO for up to $1.6 million in out-of-pocket expenses, which expenses will offset any PMFG termination fee that may otherwise be payable by PMFG.

The Merger Agreement also provides that CECO may be required to pay PMFG a termination fee of $9.6 million if the Merger Agreement is terminated due to CECO’s failure to obtain financing for the Mergers, change of board recommendation to stockholders’ meeting, failure to call stockholders’ meeting or breach of the Merger Agreement, or due to CECO stockholders’ failure to approve the Share Issuance as a result of CECO stockholder’s breach of the Voting Agreement. In the event of termination of the Merger Agreement by PMFG if the CECO stockholders’ approval is not obtained at the CECO Special Meeting, and CECO is not obligated to pay a termination fee to PMFG under the circumstances, CECO will reimburse up to $1.0 million of PMFG’s out-of-pocket expenses.

Financing and Indebtedness of CECO Following the Mergers (page 179)

The Commitment Letter

Each of CECO, Merger Sub I and Merger Sub II has agreed to use its commercially reasonable efforts to take all actions necessary, proper or advisable to arrange and obtain, at or prior to closing of the Mergers, the proceeds of their debt financing described under “Financing and Indebtedness of CECO Following the Mergers—Senior Credit Facilities Pursuant to the Commitment Letter” beginning on page 179, including: (a) maintaining in effect the Commitment Letter (including any definitive agreement entered into in connection therewith), (b) negotiating and entering into definitive agreements for such debt financing on the terms and conditions contained in the Commitment Letter; (c) satisfying, or causing their representatives to satisfy, when required by the Commitment Letter, all conditions to obtaining such debt financing; (d) complying with their affirmative and negative covenants relating to such debt financing; and (e) fully enforcing their respective rights under the Commitment Letter, including causing the lenders and any other persons providing such debt financing to fund the debt financing upon closing of the Mergers in accordance with the Commitment Letter.

CECO, Merger Sub I and Merger Sub II have agreed not to make any amendments or modifications to or replacements of, or grant any waivers of, any condition or other provision or remedy under the Commitment Letter for such debt financing without the prior written consent of PMFG, which consent PMFG may refuse to provide (in its sole discretion) if such amendments, modifications or waivers would (a) materially reduce the aggregate amount of the debt financing as provided in the Commitment Letter as of the date of the Merger Agreement, (b) impose new or additional conditions, or otherwise amend, modify or expand any conditions, in each case, to the receipt by CECO or Merger Sub I, as the case may be, at or prior to the closing of the debt financing, or (c) in any material respect adversely delay or impact the ability of CECO to consummate the Mergers and the other transactions contemplated by the Merger Agreement or to consummate the debt financing at or prior to the closing. CECO has also agreed not to release or consent to the termination of the obligations of the lenders under the Commitment Letter, except for assignments and replacements of an individual lender.

In the event that the Commitment Letter expires or terminates for any reason or any portion of CECO’s debt financing becomes reasonably likely to be unavailable, on the terms and conditions, in the manner or from the sources contemplated in the Commitment Letter, (a) CECO must notify PMFG in writing within two days and (b) CECO, Merger Sub I and Merger Sub II must use commercially reasonable efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative financing from alternative financial institutions in an amount sufficient to consummate the transactions contemplated by the Merger Agreement, as promptly as practicable, and to pay the amounts required to consummate the transactions, pay all of its fees and expenses related to the transactions and pay in full the obligations of PMFG under its credit agreement, in each case, with conditions not materially less favorable, taken as a whole, to CECO, Merger Sub I, Merger Sub II and PMFG than the conditions set forth in the Commitment Letter.

CECO, Merger Sub I and Merger Sub II have agreed to indemnify and hold harmless PMFG and its affiliates and its and their respective representatives from and against any losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with CECO’s debt financing, and any information utilized in connection therewith.

The Amended and Restated Credit Agreement

While CECO has obtained the Commitment Letter described above, it has continued to evaluate and explore alternative financing options that CECO believes are more favorable to CECO than those described in the Commitment Letter. Currently, CECO expects, simultaneous with the closing of the Mergers, to enter into an Amended and Restated Credit Agreement among CECO, certain CECO subsidiaries, each lender from time to time party thereto, Bank of America as Administrative Agent, Swing Line Lender and an L/C Issuer, and each other L/C Issuer from time to time party thereto (the “Amended and Restated Credit Agreement”). CECO anticipates that the Amended and Restated Credit Agreement will provide senior credit facilities of $250 million, approximately $55 million of which will be used, in lieu of the financing available under the Commitment Letter, to finance the cash portion of the merger consideration. Following the Mergers, approximately $70 million will be available to draw under the agreement.

Indebtedness of CECO Following the Mergers

In order to complete the Mergers and related transactions, CECO will require additional financing of approximately $55 million, excluding indebtedness to be assumed from PMFG and the refinancing of CECO’s existing indebtedness. Simultaneous with the closing of the Mergers, CECO currently expects to enter into the Amended and Restated Credit Agreement which, as described above, is expected to provide senior credit facilities of $250 million, an increase from CECO’s current credit agreement which provides facilities of $155 million. The Amended and Restated Credit Agreement will be used to fund the Mergers and provide enhanced liquidity for the combined company following the Mergers.

In connection with the Mergers, CECO will also assume and refinance certain existing indebtedness of PMFG and its subsidiaries, the aggregate principal amounts of which were approximately $16.7 million as of March 28, 2015. Taking into account such indebtedness, CECO’s existing indebtedness, and the other indebtedness to be incurred in connection with the Closing of the Mergers, CECO is expected to have approximately $180 million of debt outstanding following the Mergers.

The Voting Agreement (page 182)

Jason DeZwirek, Chairman of the CECO Board, and Icarus Investment Corp. entered into a Voting Agreement with PMFG pursuant to which Jason DeZwirek and Icarus Investment Corp. have each agreed to vote all shares of CECO common stock beneficially owned by each of them, respectively, for the approval of the Share Issuance. They also have granted PMFG a proxy to vote their respective shares of CECO common stock in such manner. At the close of business on the record date for the CECO Special Meeting, they owned and were entitled to vote, in the aggregate, 3,936,506 shares of CECO common stock, which represented approximately 15.0% of the shares of CECO common stock outstanding on that date.

Material United States Federal Income Tax Consequences (page 197)

The Mergers are intended to qualify as a reorganization under Section 368(a) of the Code, and will so qualify provided that various requirements are met, including that the aggregate value of the shares of CECO common stock issued to PMFG stockholders in the First Merger, valued as of the closing date of the First Merger, is sufficient to meet the “continuity of interest” requirement, more fully discussed in “Material United States Federal Income Tax Consequences” beginning on page 197. If the aggregate value of the shares of CECO common stock delivered to PMFG stockholders in the Mergers is not sufficient to meet the “continuity of interest” requirement, the Mergers will not qualify as a reorganization under Section 368(a) of the Code.

It will not be known at the time of the CECO Special Meeting or the PMFG Special Meeting whether the requirements referred to in the preceding paragraph will be met and, therefore, whether the Mergers will qualify as a reorganization under Section 368(a) of the Code. Accordingly, the U.S. federal income tax treatment of the Mergers will not be known at such times. CECO will make a public announcement on or soon after the Effective Time as to whether or not the Mergers will be reported as a reorganization under Section 368(a) of the Code. However, neither CECO nor PMFG will resolicit stockholder votes, nor reopen the Merger Consideration election period, in the event that the Mergers do not qualify as a reorganization under Section 368(a) of the Code. Therefore, there is a risk that the intended tax treatment of the Mergers to PMFG stockholders may adversely change following the Election Deadline and the date of the PMFG Special Meeting.

If the Mergers qualify as a reorganization under Section 368(a) of the Code, U.S. holders of PMFG common stock generally will recognize gain, but not loss, equal to the lesser of (a) the amount of cash received in exchange for PMFG common stock in the First Merger and (b) the excess of the “amount realized” in the transaction (the fair market value of the CECO common stock on the closing date of the First Merger plus the amount of cash received in exchange for PMFG common stock in the First Merger) over their tax basis in their surrendered PMFG common stock. In certain circumstances, such gain could be taxable as a dividend rather than capital gain.

If the Mergers do not qualify as a reorganization under Section 368(a) of the Code, U.S. holders of PMFG common stock generally will recognize capital gain or loss equal to the difference between their tax basis in their shares of PMFG common stock and the sum of the fair market value, on the closing date of the First Merger, of the shares of CECO common stock and cash received in the First Merger in exchange for PMFG common stock (including cash received in lieu of a fractional share of CECO common stock).

To review the tax consequences to PMFG stockholders in greater detail, see “Material United States Federal Income Tax Consequences” beginning on page 197. You are encouraged to consult your tax advisor as to the tax consequences of the Mergers in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Comparison of Rights of Common Stockholders of CECO and Common Stockholders of PMFG (page 204)

Each of CECO and PMFG is a Delaware corporation subject to the provisions of the DGCL. If the Mergers are completed, PMFG stockholders, whose rights are currently governed by the PMFG certificate of incorporation, the PMFG bylaws and the DGCL, will, if they receive CECO common stock as Merger Consideration, become stockholders of CECO and their rights will be governed by the CECO certificate of incorporation, the CECO by-laws and the DGCL.

Appraisal Rights in Connection with the Mergers (page 211)

Pursuant to Section 262 of the DGCL, PMFG stockholders who do not vote in favor of adoption of the Merger Agreement, who continuously hold their shares of PMFG common stock through the Effective Time and who otherwise comply precisely with the applicable requirements of Section 262 of the DGCL have the right to seek appraisal of the fair value of their shares of PMFG common stock, as determined by the Delaware Court of Chancery, if the First Merger is completed. The “fair value” of your shares of PMFG common stock as determined by the Delaware Court of Chancery could be greater than, the same as, or less than the value of the Merger Consideration that you would otherwise be entitled to receive under the terms of the Merger Agreement.

PMFG stockholders who wish to exercise the right to seek an appraisal of their shares must so advise PMFG by submitting a written demand for appraisal in the form described in this joint proxy statement/prospectus prior to the vote to adopt the Merger Agreement, and must otherwise follow the procedures prescribed by Section 262 of the DGCL. A person having a beneficial interest in shares of PMFG common stock held of record in the name of another person, such as a nominee or intermediary, must act promptly to cause the record holder to follow the steps summarized in this joint proxy statement/prospectus and in a timely manner to perfect appraisal rights. In view of the complexity of Section 262 of the DGCL, PMFG stockholders who may wish to pursue appraisal rights should consult their own legal and financial advisors. See “Appraisal Rights of PMFG Stockholders” beginning on page 211.

CECO stockholders do not have any appraisal rights under the DGCL in connection with the CECO Special Meeting or the Share Issuance.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, and the documents to which this joint proxy statement/prospectus refers, contains forward-looking statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Any statements contained in this joint proxy statement/prospectus, or any such documents, or made by or attributable to CECO or PMFG that are not statements of historical fact, including statements about CECO’s or PMFG’s beliefs and expectations of the Mergers and related transactions and future results, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and should be evaluated accordingly. Words such as “estimate,” “believe,” “anticipate,” “expect,” “intend,” “target,” “should,” “may,” “will” and similar expressions and their negative forms are intended to identify forward-looking statements. These statements are made on the basis of management’s views and assumptions regarding future events.

Forward-looking statements are based upon certain underlying assumptions, including any assumptions mentioned with the specific statements, as of the date such statements were made. Such assumptions are in turn based upon internal estimates and analyses of market conditions and trends, management plans and strategies, economic conditions and other factors. While CECO and PMFG believe these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the control of CECO and PMFG. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend upon future circumstances that may not occur. Actual results may differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties include those set forth under “Risk Factors” beginning on page 39, and those set forth under “Forward-Looking Statements,” “Risk Factors” or any similar heading in the documents incorporated by reference to this joint proxy statement/prospectus. In addition, these forward-looking statements include statements regarding:

•	changes in the value of the Merger Consideration due to fluctuations in the price of CECO common stock;

•	the risk that PMFG stockholders may not receive the form of Merger Consideration they elect due to the collar limiting the total amount of Cash Consideration and Stock Consideration to be paid in the First Merger;

•	limitations placed on the ability of CECO and PMFG to operate their respective businesses by the terms of the Merger Agreement;

•	the ability to complete the Mergers and related transactions between CECO and PMFG;

•	the potential impact of the announcement or consummation of the proposed transactions on the parties’ relationships with third parties, which may make it more difficult to maintain business and operational relationships;

•	the receipt of regulatory and shareholder approvals;

•	the ability to satisfy other conditions to the closing of the Mergers for any other reason;

•	the availability of financing contemplated by the bank commitment obtained by CECO;

•	changes in or developments with respect to any litigation or investigation;

•	the risk that some of CECO’s and PMFG’s executive officers and directors may have financial interests in the Mergers that may be different from, or in addition to, the interests of CECO stockholders and PMFG stockholders;

•	the potential that failure to consummate the Mergers could negatively impact the stock price and the future business and financial results of CECO or PMFG;

•	the ability to successfully integrate CECO’s and PMFG’s operations, product lines, technologies and employees;

•	the ability to realize revenue and customer growth opportunities and cost synergies from the proposed merger between CECO and PMFG in a timely manner or at all;

•	diversion of management time from each of CECO’s and PMFG’s ongoing operations;

•	the incurrence of significant transaction and Merger-related costs;

•	the substantial amount of debt expected to be incurred in connection with the proposed merger and CECO’s ability to repay or refinance it, incur additional debt in the future or obtain a certain debt coverage ratio; and

•	the reduction in the ownership and voting interest of PMFG stockholders in CECO after the Mergers and, as a result, their decreased influence over management.

Many of these risks are beyond management’s ability to control or predict. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated. Investors are cautioned not to place undue reliance on such forward-looking statements as they speak only as of the date the statement is made. All forward-looking statements attributable to CECO or PMFG or persons acting on behalf of either CECO or PMFG are expressly qualified in their entirety by the cautionary statements and risk factors contained in this joint proxy statement/prospectus and CECO’s and PMFG’s respective filings with the SEC. Forward-looking statements speak only as of the date they are made.

Except as required under the federal securities laws or the rules and regulations of the SEC, neither CECO nor PMFG undertakes any obligation to update or review any forward-looking statement or information, whether as a result of new information, future events or otherwise.

RISK FACTORS

In addition to the other information included in and incorporated by reference into this joint proxy statement/prospectus, PMFG’s stockholders should consider carefully the matters described below in determining whether to adopt the Merger Agreement and in determining whether to make a cash election or a stock election for their shares of PMFG common stock. CECO’s stockholders should consider carefully the matters described below in determining whether to approve the Share Issuance. Please also refer to the information under the heading “Risk Factors” set forth in Part I, Item IA in each of CECO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and PMFG’s Annual Report on Form 10-K for the fiscal year ended June 28, 2014, each of which is incorporated by reference into this joint proxy statement/prospectus. Please refer to “Where You Can Find More Information” beginning on page  223.

Risks Relating to the Mergers

At the time PMFG stockholders elect a form of Merger Consideration, PMFG stockholders cannot be sure of the value of the Stock Consideration, which value could be greater than or less than the Cash Consideration.

The Stock Consideration payable in the First Merger will consist of a number of shares of CECO common stock equal to the Exchange Ratio, plus cash (without interest) in lieu of any fractional share of CECO common stock that would otherwise be issued. The actual Exchange Ratio will be determined by dividing (a) $6.85 by (b) the CECO Average Trading Price. Further, under the terms of the Merger Agreement, the Exchange Ratio is subject to a collar, meaning that in no event will the Exchange Ratio be less than 0.5282 or greater than 0.6456. As such, the actual Exchange Ratio and the value of the Stock Consideration are both subject to fluctuation and will not be known until immediately preceding the closing of the First Merger. See “The Mergers—Merger Consideration” beginning on page 132.

The net effect of the collar mechanism is that no further increase in the Exchange Ratio will be made if the CECO Average Trading Price is less than $10.61 and no further decrease in the Exchange Ratio will be made if the CECO Average Trading Price is greater than $12.97. This means that PMFG stockholders who elect to receive the Stock Consideration, or who will receive the Stock Consideration as a result of the proration procedures in the Merger Agreement, could receive more or less value for their shares of PMFG common stock than they would have received if they had elected to receive (or received pursuant to proration) the Cash Consideration.

You may receive a form of Merger Consideration different from what you elect, which could have an effect on your tax situation.

Regardless of the cash or stock elections made by PMFG stockholders, the Merger Agreement contains proration procedures that are designed to ensure that $66.2 (or approximately 45%) of the aggregate consideration that will be paid by CECO will be paid in cash. In addition, PMFG Options and PMFG RSUs will be settled for approximately $1.6 million in cash from the $66.2 of the aggregate consideration paid in cash. The remaining approximately 55% of the aggregate consideration will be paid in shares of CECO common stock. If a particular form of Merger Consideration is oversubscribed, then that election will be prorated. Please refer to “The Mergers—Electing the Form of Merger Consideration” beginning on page 134. There is a risk that any portion of the Merger Consideration you receive in a form you did not elect could result in tax consequences that differ from those that would have resulted had you received the form of consideration you elected, including the recognition of taxable gain to the extent cash is received. This could also result in your receipt of consideration having a value that is materially different than the value you would have received if you received the form of consideration you elected, which could also affect your tax consequences.

PMFG stockholders who do not elect a form of Merger Consideration may receive the form of Merger Consideration having the lower value.

PMFG stockholders who make no election as to the form of Merger Consideration to be received, whose elections are not received by the Exchange Agent by the Election Deadline, or whose forms of election are not properly completed or are not signed, will have no control over the forms of Merger Consideration they receive in exchange for their shares of PMFG common stock. These stockholders may receive the Cash Consideration for all of their shares of PMFG common stock, the Stock Consideration for all of their shares, or a combination of the Cash Consideration and the Stock Consideration, depending on elections that have been made by other PMFG stockholders. Because the value of the Stock Consideration and Cash Consideration may differ and because PMFG stockholders making elections will likely take into account the relative values of the Stock Consideration and Cash Consideration in determining what form of election to make, they will likely elect the form of consideration resulting in the higher value. As a result, those PMFG stockholders who fail to make an election are more likely to receive the form of consideration having the lower value (based on the relative values of the Stock Consideration and Cash Consideration as of the last trading day before the First Merger). Please refer to “The Mergers—Electing the Form of Merger Consideration—Proration and Reallocation Procedures” beginning on page 136.

In addition, after a cash or stock election has been validly made, any subsequent transfer of the shares of PMFG common stock as to which such election related shall automatically revoke such election.

The Merger Agreement subjects CECO and PMFG to restrictions on their respective business activities during the pendency of the Mergers.

The Merger Agreement subjects CECO and PMFG to restrictions on their respective business activities and obligates CECO and PMFG to generally operate their businesses in the ordinary course in all material respects during the pendency of the Mergers. These restrictions could prevent CECO and PMFG from pursuing attractive business opportunities that arise prior to the completion of the Mergers and are outside the ordinary course of business, and otherwise have an adverse effect on CECO’s and PMFG’s results of operations, cash flows and financial position.

Delay or failure to complete the Mergers would prevent CECO and PMFG from realizing the anticipated benefits of the Mergers and each company would also remain liable for significant transaction costs, including legal, accounting and financial advisory fees.

Any delay in completing the Mergers may significantly reduce the synergies and other benefits anticipated by CECO if it successfully completes the Mergers within the expected timeframe and integrates the businesses of CECO and PMFG. In addition, the market price of each company’s common stock may reflect various market assumptions as to whether and when the Mergers will be completed. Consequently, the completion of, the failure to complete, or any delay in the completion of the Mergers could result in significant changes in the respective market prices of CECO or PMFG common stock.

Whether or not the Mergers are completed, the pendency of the transaction could cause disruptions in the businesses of CECO and PMFG, which could have an adverse effect on their businesses and financial results.

These disruptions could include the following:

•	current and prospective employees may experience uncertainty about their future roles with the combined company or consider other employment alternatives, which might adversely affect CECO’s and PMFG’s ability to retain or attract their respective key managers and other employees;

•	current and prospective customers of CECO or PMFG may experience variations in levels of services as the companies prepare for integration or may anticipate change in how they are served and may, as a result, choose to discontinue their service with either company or choose another provider; and

•	the attention of management of each of CECO and PMFG may be diverted from the operation of the businesses toward the completion of the Mergers.

Obtaining required approvals and satisfying closing conditions may delay or prevent completion of the Mergers and may significantly reduce the benefits anticipated to be realized from the Mergers or could adversely affect the market price of CECO common stock or PMFG common stock or their future business and financial results.

Completion of the Mergers is subject to various closing conditions, including (a) PMFG’s stockholders adopting the Merger Agreement at the PMFG Special Meeting, (b) CECO’s stockholders approving the Share Issuance at the CECO Special Meeting and (c) the approval or expiration or termination of the waiting period under the HSR Act (which occurred on June 12, 2015). If such conditions are not satisfied, the Mergers will not be consummated. Such conditions may jeopardize or delay completion of the Mergers or may reduce the anticipated benefits of the Mergers. Further, no assurance can be given that the required consents and approvals will be obtained or that the required conditions to closing will be satisfied. Even if all such consents and approvals are obtained, no assurance can be given as to the terms, conditions and timing of the consents and approvals or that they will satisfy the terms of the Merger Agreement. Please refer to “The Merger Agreement—Conditions to the Closing of the Mergers” beginning on page 172 for a discussion of the conditions to the completion of the Mergers and the parties’ obligations to cooperate (including certain limitations thereon) with respect to the receipt of certain consents and approvals. If the Mergers are not completed by November 30, 2015, assuming that the parties to the Merger Agreement do not further extend this deadline by written agreement, either CECO or PMFG may terminate the Merger Agreement. Please refer to “The Merger Agreement—Termination” beginning on page 174.

CECO and PMFG must each obtain approval of their respective stockholders to consummate the Mergers, which approvals, if delayed or not obtained, may jeopardize or delay the consummation of the Mergers.

The Mergers are conditioned on, among other things, (a) the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of PMFG common stock entitled to vote at the PMFG Special Meeting and (b) the approval of the Share Issuance by the affirmative vote of a majority of the votes present, in person or by proxy, and entitled to vote at the CECO Special Meeting. If the PMFG stockholders do not adopt the Merger Agreement or the CECO stockholders do not approve the Share Issuance, then CECO and PMFG cannot complete the Mergers.

If the Merger Agreement is terminated by either CECO or PMFG because the PMFG stockholders did not adopt the Merger Agreement at the PMFG Special Meeting, then in certain circumstances PMFG may be required to pay up to $1.6 million of costs and expenses incurred by CECO in connection with the Merger Agreement and related transactions. If the Merger Agreement is terminated by either CECO or PMFG because the CECO stockholders did not approve the Share Issuance at the CECO Special Meeting, then in certain circumstances CECO may be required to pay up to $1.0 million of costs and expenses incurred by PMFG in connection with the Merger Agreement and related transactions.

Regulatory approvals that are required to consummate the Mergers may not be received, may take longer than expected or may impose conditions that are not presently anticipated.

Under the provisions of the HSR Act, the Mergers may not be completed until filings are made with the Antitrust Division of the DOJ and the FTC and the expiration of a 30-calendar day waiting period (unless the waiting period is set to expire on a weekend or federal holiday, in which case the waiting period is automatically extended until 11:59 p.m. of the next business day), or the early termination of that waiting period, following the parties’ filings. If the Antitrust Division of the DOJ or the FTC issues a Request for Additional Information and Documentary Material prior to the expiration of the waiting period, the parties must observe a second 30-calendar day waiting period. On May 18, 2015, CECO and PMFG filed their respective notification and report forms under the HSR Act with the Antitrust Division of the DOJ and the FTC.

Although the FTC granted early termination of the waiting period under the HSR Act on June 12, 2015, private parties who may be adversely affected by the Mergers and individual states may bring legal actions under the antitrust laws in certain circumstances. Although CECO and PMFG believe the consummation of the Mergers will not likely be prevented by antitrust law, there can be no assurance that a challenge to the Mergers on antitrust grounds will not be made or, if a challenge is made, what the result will be. Under the Merger Agreement, CECO and PMFG have agreed to use their reasonable best efforts to obtain all regulatory clearances necessary to consummate the Merger as promptly as reasonably practicable.

In addition, in order to consummate the Mergers, CECO and PMFG may be required to comply with conditions, terms, obligations or restrictions imposed by regulatory entities and such conditions, terms, obligations or restrictions may have the effect of delaying completion of the Mergers, imposing additional material costs on or materially limiting the revenue of CECO after the completion of the Mergers, or otherwise reducing the anticipated benefits to CECO of the Mergers. In addition, such conditions, terms, obligations or restrictions may result in the delay or abandonment of the Mergers.

If the financing contemplated by the Commitment Letter is not available, and alternative financing cannot be secured, the Mergers may not be completed and CECO may be required to pay a termination fee to PMFG.

CECO intends to finance the cash required in connection with the Mergers, including expenses in connection with the Mergers, with debt financing in accordance with the terms of the Commitment Letter or alternative financing, which CECO has continued to evaluate and explore. The Commitment Letter provides for (a) an additional senior secured amortizing term loan facility in the aggregate principal amount of $27.1 million, (b) an amendment to CECO’s existing Credit Agreement, to allow for the Mergers under the Credit Agreement, and (c) replacement facilities to refinance the senior credit facilities under the Credit Agreement, if the amendment to the Credit Agreement and additional term loan facility is not obtained. In the event some or all of the financing contemplated by the Commitment Letter is not available, CECO is obligated to use its commercially reasonable efforts to obtain alternative financing from alternative institutions in an amount sufficient to enable CECO to consummate the Mergers, with conditions not materially less favorable than those contemplated by the Commitment Letter.

Currently, CECO expects to finance the cash requirement for the Mergers through the proposed Amended and Restated Credit Agreement in lieu of the Commitment Letter. The Amended and Restated Credit Agreement is expected to provide for senior credit facilities consisting of: (a) revolving credit commitments in the aggregate amount of $80 million and (b) a term loan commitment in the aggregate amount of $170 million. The closing of the financing through both the Commitment Letter and the proposed Amended and Restated Credit Agreement is subject to customary closing conditions. For a more detailed discussion of the Commitment Letter and the proposed Amended and Restated Credit Agreement, see “Financing and Indebtedness of CECO Following the Mergers” beginning on page 179.

If financing cannot be obtained, the Mergers may not be completed. Due to the fact that there is no financing condition in the Merger Agreement, if CECO is unable to obtain funding from its financing sources for the cash required in connection with the Mergers, CECO could be in breach of the Merger Agreement and may be liable to PMFG for damages or a termination fee of $9.6 million.

Litigation challenging the Mergers could delay or prevent the completion of the Mergers.

PMFG and members of the PMFG Board, CECO, Merger Sub I, Merger Sub II have been named as defendants in three Lawsuits, which were filed on May 17, 2015, June 29, 2015 and July 17, 2015. In the Lawsuits, the plaintiffs seek, among other things (a) to enjoin the completion of the Mergers on the agreed-upon terms, (b) rescission, to the extent already implemented, of the Merger Agreement or any of the terms therein, and (c) costs and disbursements and attorneys fees, as well as other equitable relief as the respective courts deem proper. Other litigation may be filed by other stockholders of PMFG also challenging the Mergers.

One of the conditions to the Mergers is that no temporary restraining order, preliminary or permanent injunction, or other order (as defined in the Merger Agreement) issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect; nor shall there be any statute, rule, regulation or order enacted, entered or enforced that prevents or prohibits the consummation of the Mergers. Consequently, if the plaintiffs in any of these actions secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting the defendants’ ability to consummate the Mergers, then such injunctive or other relief may prevent the Mergers from becoming effective within the expected time frame or at all. If consummation of the Mergers is prevented or delayed, it could result in substantial costs to CECO and PMFG. In addition, CECO and PMFG could incur significant costs in connection with such lawsuits, including costs associated with the indemnification of PMFG’s directors and officers.

CECO’s or PMFG’s stock price or financial results could give rise to stockholder litigation and potential liability.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have instituted class action securities litigation against those companies. If the price of shares of CECO common stock or PMFG common stock declines following the announcement of the Mergers or the price of shares of CECO common stock declines following the completion of the Mergers and such litigation is instituted, it could result in substantial costs and diversion of management attention and resources, which could significantly harm the company’s profitability and reputation.

The financial information presented in this joint proxy statement/prospectus for CECO and PMFG may not be fully comparable due to the different fiscal year-ends of each company.

CECO and PMFG have different fiscal year-ends, and PMFG’s fiscal year end does not coincide with calendar quarters. CECO’s most recent fiscal year ended December 31, 2014, and its most recent fiscal period ended March 31, 2015. PMFG’s most recent fiscal year for which financial information is available ended June 28, 2014, and its most recent fiscal period ended March 28, 2015. Because of the different fiscal year-ends of the companies, the historical financial statements and other financial information pertaining to CECO and PMFG cannot be directly compared in any given period. Moreover, because of the different fiscal years of CECO and PMFG, any cyclical trends in financial condition or results of operations of the two companies may not be fully comparable.

Certain directors and executive officers of CECO may have potential conflicts of interest which may influence their support of the approval of the Share Issuance.

Some of CECO’s directors and executive officers may have interests in the Mergers that may be different from, or in addition to, those of CECO stockholders generally. Each of the directors and executive officers of CECO is expected to maintain their position as a director or executive officer with the combined company after completion of the Mergers, and directors and/or executive officers may be awarded bonuses for their work in closing the Mergers. As a result, CECO directors and officers may be more likely to support the Share Issuance than if they did not have those interests. As of the date of this joint proxy statement/prospectus, no agreement to award any such a bonus is currently in place.

Certain directors and executive officers of PMFG may have potential conflicts of interest which may influence their support of the adoption of the Merger Agreement.

Some of PMFG’s directors and executive officers may have interests in the Mergers that may be different from, or in addition to, those of PMFG stockholders generally. One of PMFG’s non-employee directors, Kenneth Hanks, holds PMFG Options to purchase 4,000 shares of PMFG common stock that will be settled for $3,600 in cash as of the Effective Time. Although the PMFG directors will not become directors of CECO after the Mergers, CECO will indemnify and maintain liability insurance for all of the directors of PMFG for their services as directors before the Mergers. In addition, although no employment decisions have been made as of the date of this joint proxy statement/prospectus for the executive officers of PMFG, each of the executive officers will be entitled to severance compensation if his employment is terminated under specific circumstances following the Mergers. The Merger Agreement also provides that the equity awards held by PMFG executive officers and directors will accelerate and be paid in cash in connection with the First Merger. The equity awards held by the PMFG executive officers and directors that will be paid in cash in connection with the First Merger will reduce the aggregate Cash Consideration that would otherwise be paid to PMFG stockholders in the First Merger. Further, unlike the shares held by PMFG stockholders, those equity awards will not be subject to the proration and reallocation procedures in the Merger Agreement in the event that the cash elections by the PMFG stockholders are oversubscribed, as described in more detail in “The Mergers—Electing the Form of Merger Consideration” beginning on page 134. In addition, each of PMFG’s executive officers has either an employment and severance agreement that that would entitle the executive officers to severance compensation if they are terminated in connection with a change in control. See “The Mergers—Interests of PMFG Directors and Executive Officers in the Mergers” beginning on page 141 and “The Mergers—Golden Parachute Compensation” beginning on page 147 for a discussion of these interests for each executive officer. As a result, PMFG directors and executive officers may be more likely to support the adoption of the Merger Agreement than if they did not have those interests.

The exercise of PMFG’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Merger Agreement may result in a conflict of interest when determining whether such changes to the terms of the Merger Agreement or waivers of conditions are appropriate and in PMFG’s stockholders’ best interest.

In the period leading up to the closing of the First Merger, events may occur that would cause PMFG to agree to amend the Merger Agreement, to consent to certain actions taken by CECO, or to waive rights that PMFG is entitled to under the Merger Agreement. Such events could arise because of a request by CECO to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement. In any of those circumstances, the PMFG Board would have discretion as to whether to grant its consent or waive its rights. As of the date of this joint proxy statement/prospectus, PMFG does not believe there will be any changes or waivers that its directors and officers would be likely to make after stockholder adoption of the Merger Agreement has been obtained. However, the financial and personal interests of PMFG’s directors and executive officers may result in a conflict of interest on the part of one or more of the directors or the executive officers between what he or she may believe is best for PMFG and what he or she may believe is best for himself or herself in determining whether or not to take the requested action. Although certain changes could be made without further stockholder approval, PMFG will circulate a new or amended joint proxy statement/prospectus and resolicit approval of the First Merger from its stockholders, to the extent required by law, if changes to the terms of, or waivers under, the Merger Agreement could render the statements in this joint proxy statement/prospectus materially misleading.

If the Mergers are not completed, the price of PMFG common stock and future business and operations could be harmed.

If the Mergers are not completed, PMFG may be subject to material risks, including:

•	if PMFG Board seeks another merger or business combination, PMFG stockholders cannot be certain that PMFG will be able to find a party willing to offer equivalent or more attractive consideration than the Merger Consideration CECO has agreed to provide in the First Merger;

•	failure to complete the Mergers may result in negative publicity and a negative impression of PMFG in the investment community;

•	the price of PMFG common stock may decline to the extent that the current market price of PMFG common stock reflects a higher price than it otherwise would have based on the assumption that the Mergers will be completed;

•	certain of PMFG’s costs related to the Mergers, such as legal, accounting and certain financial advisory fees, must be paid even if the Mergers are not completed;

•	the diversion of management attention from PMFG’s day-to-day business and the unavoidable disruption to its employees and its relationships with clients as a result of efforts and uncertainties relating to the Mergers may detract from PMFG’s ability to grow revenue and minimize costs, which, in turn, may lead to a loss of market position that PMFG could be unable to regain if the Mergers do not occur; and

•	under the Merger Agreement, PMFG is subject to certain restrictions on the conduct of its business prior to completing the Mergers, which may affect its ability to execute certain of its business strategies.

Stockholders may sell substantial amounts of PMFG common stock in the public market, which is likely to depress the price of PMFG common stock, particularly following an announcement, or anticipated announcement, that the Mergers may not be completed.

A significant number of shares of PMFG common stock may be sold at any time prior to the Mergers. If PMFG’s current stockholders sell PMFG common stock in the public market prior to the Mergers, it is likely that arbitrageurs will acquire such shares. These arbitrageurs would likely sell all such shares in the public market immediately following any announcement, or anticipated announcement, that the Mergers failed, or will likely fail, to close for any reason, which in turn would likely cause the market price of PMFG common stock to decline. In addition to the other negative effects on PMFG, such sales of PMFG common stock might make it more difficult for PMFG to sell equity or equity-related securities in the future if the Mergers are not completed.

The U.S. federal income tax treatment of the Mergers will not be known at the Election Deadline or the time of the CECO Special Meeting or the PMFG Special Meeting, and any position taken that the Mergers qualify as a “reorganization” might be challenged successfully by the Internal Revenue Service.

The U.S. federal income tax consequences of the Mergers to PMFG stockholders will depend on whether the Mergers qualify as a reorganization under Section 368(a) of the Code. If on or before the closing date of the First Merger, PMFG receives an opinion from its counsel, Jones Day, and CECO receives an opinion from its counsel, Squire Patton Boggs (US) LLP, to the effect, in each case, that the Mergers qualify as a reorganization under Section 368(a) of the Code, then PMFG and CECO will each report the Mergers as such for U.S. federal income tax purposes. If either PMFG or CECO does not receive such an opinion, PMFG and CECO will each treat the Mergers as a taxable disposition of the PMFG common stock by the PMFG stockholders to CECO.

If the Mergers qualify as a reorganization under Section 368(a) of the Code, U.S. holders of PMFG common stock generally will recognize gain, but not loss, equal to the lesser of (a) the amount of cash received in exchange for PMFG common stock in the First Merger or (b) the excess of the “amount realized” in the transaction (the fair market value of CECO common stock on the closing date of the First Merger plus the amount of cash received in exchange for PMFG common stock in the First Merger) over their tax basis in their surrendered PMFG common stock. If the Mergers do not qualify as a reorganization under Section 368(a) of the Code, U.S. holders of PMFG common stock generally will recognize capital gain or loss equal to the difference between their tax basis in their shares of PMFG common stock and the sum of the fair market value, on the closing date of the First Merger, of the CECO common stock and cash received in exchange for PMFG common stock.

Delivery of tax opinions is not a condition to the closing of the Mergers and no assurance can be given that the opinions will be delivered.

The tax treatment of the Mergers will not be known at the Election Deadline or prior to the Effective Time. Therefore, it will not be known at the PMFG Special Meeting whether the opinions will be delivered. CECO will make a public announcement on or soon after the Effective Time as to whether the opinions have been delivered. Neither CECO nor PMFG will resolicit stockholder votes, nor reopen the Merger Consideration election period, in the event that the Mergers do not qualify as a reorganization under Section 368(a) of the Code.

Furthermore, even if each counsel’s opinion is received and the parties treat the Mergers as a reorganization under Section 368(a) of the Code, the Internal Revenue Service (the “IRS”) might successfully assert a contrary position.

Risks Relating to the Combined Company Following the Mergers

The integration of CECO and PMFG following the Mergers may present significant challenges and impair CECO’s ability to realize the anticipated benefits of the Mergers in the anticipated time frame or at all.

CECO’s ability to realize the anticipated benefits of the Mergers will depend, to a large extent, on CECO’s ability to integrate PMFG’s businesses into CECO in the anticipated time frame or at all. CECO may face significant challenges in combining PMFG’s operations into its operations in a timely and efficient manner. The combination of two independent businesses is a complex, costly and time-consuming process. As a result, CECO will be required to devote significant management attention and resources to integrating the business practices and operations of PMFG into CECO. The integration process may disrupt the businesses and, if implemented ineffectively or inefficiently, would preclude realization of the full benefits expected by CECO and PMFG. The failure to successfully integrate PMFG into CECO and to manage the challenges presented by the integration process successfully may result in an interruption of, or loss of momentum in, the business of CECO or PMFG, which may have the effect of depressing the market price of CECO common stock following the Effective Time.

CECO may be unable to realize anticipated cost synergies or may incur additional costs.

CECO has identified approximately $15.0 million in pre-tax cost synergies, which are expected to be realized over 24 months following consummation of the Mergers. CECO expects that these will result from combining the sales and general and administrative functions of the two companies. To realize these synergies, CECO expects to incur costs of approximately $3 million over a 24-month period after the closing of the Mergers. While CECO’s management believes that these cost synergies are achievable, CECO may be unable to realize all of these cost synergies within the time frame expected or at all. In addition, CECO may incur additional or unexpected costs in order to realize these cost synergies.

The Mergers may not be accretive and may cause dilution to the combined company’s earnings per share, which may negatively affect the price of the common stock of the combined company following completion of the Mergers.

CECO currently anticipates that the Mergers will be accretive to the earnings per share of the combined company in 2016 by approximately 7.2% on a non-GAAP basis (or dilutive by approximately 2.1% on a GAAP basis) and in 2017 by approximately 12.4% on a non-GAAP basis (or accretive by approximately 5.1% on a GAAP basis). This expectation is based on preliminary estimates and assumes certain synergies expected to be realized by the combined company over a 24-month period following the completion of the Mergers, including $15.0 million of cost savings. Such estimates and assumptions could materially change due to additional transaction-related costs, delays in regulatory approvals, the failure to realize any or all of the benefits expected in the Mergers or other factors beyond the control of CECO and PMFG. All of these factors could delay, decrease or eliminate the expected accretive effect of the Mergers and cause resulting dilution to the combined company’s earnings per share or to the price of the common stock of the combined company.

The unaudited pro forma financial statements are presented for illustrative purposes only and should not be viewed as a forecast of CECO’s financial condition or results of operations following the Mergers.

The unaudited pro forma financial statements have been derived from the historical financial statements of CECO and PMFG and certain adjustments and assumptions have been made regarding CECO after giving effect to the Mergers. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. Moreover, the unaudited pro forma financial statements do not reflect all costs that are expected to be incurred or savings to be achieved by the combined company in connection with the Mergers. For example, neither the impact of any incremental costs incurred in integrating the two companies nor any potential cost savings is reflected in the unaudited pro forma financial statements. As a result, the actual financial condition and results of operations of CECO following the Mergers will likely not be consistent with, or evident from, and may differ materially from, these unaudited pro forma financial statements. In addition, the assumptions used in preparing the unaudited pro forma financial information may not prove to be accurate, and other factors may affect CECO’s financial condition or results of operations following the Mergers. Therefore, stockholders of CECO and the stockholders of PMFG should not place undue reliance on the pro forma financial statements when deciding whether to vote for their respective proposals relating to the Mergers. Please refer to “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 185.

CECO will incur significant transaction costs related to the Mergers.

CECO expects to incur approximately $6.7 million of transaction costs related to the Mergers. In addition, CECO will incur integration and restructuring costs following the completion of the Mergers as it integrates the businesses of PMFG with those of CECO. Although CECO expects that the realization of efficiencies related to the integration of the businesses will offset incremental transaction, integration and restructuring costs over time, CECO cannot give any assurance that this net benefit will be achieved in the near term, or at all.

CECO will have a substantial amount of debt outstanding following the Mergers and may incur additional indebtedness in the future, which could restrict CECO’s ability to pay dividends and fund working capital and planned capital expenditures.

CECO will incur approximately $55 million of additional debt in order to complete the Mergers and repay PMFG’s debt. Following the Mergers, CECO is expected to have approximately $180 million of debt outstanding. This amount of leverage could have important consequences, including:

•	CECO may be required to use a substantial portion of CECO’s cash flow from operations to make interest payments on CECO’s debt, which will reduce funds available for operations, future business opportunities and dividends;

•	CECO may have limited flexibility to react to changes in CECO’s business and its industry;

•	it may be more difficult for CECO to satisfy its other obligations;

•	CECO may have a limited ability to borrow additional funds or to sell assets to raise funds if needed for working capital, capital expenditures, acquisitions or other purposes;

•	CECO may become more vulnerable to general adverse economic and industry conditions, including changes in interest rates; and

•	CECO may be at a disadvantage compared to its competitors that have less debt.

CECO currently expects its cash interest expense to be approximately $6 million in fiscal year 2016 assuming consummation of the Mergers by December 31, 2015. Future interest expense will be significantly higher than historic interest expense as a result of higher levels of indebtedness incurred to consummate the Mergers. CECO’s ability to make payments on its debt and to pay dividends on its common stock will depend on its ability to generate cash in the future, which will depend on many factors beyond its control. CECO cannot assure you that:

•	its business will generate sufficient cash flow from operations to service and repay its debt, pay dividends on its common stock and fund working capital and planned capital expenditures;

•	future borrowings will be available under its credit facilities or any future credit facilities in an amount sufficient to enable it to repay its debt, pay dividends on its common stock and fund working capital and planned capital expenditures; or

•	it will be able to refinance any of its debt on commercially reasonable terms or at all.

If CECO cannot generate sufficient cash from its operations to meet its debt service obligations, CECO may need to reduce or delay capital expenditures, the development of its business generally and any acquisitions. If CECO becomes unable to meet its debt service and repayment obligations, CECO would be in default under the terms of its credit agreement, which would allow its lenders to declare all outstanding borrowings to be due and payable. If the amounts outstanding under its credit facilities were to be accelerated, CECO cannot assure you that its assets would be sufficient to repay in full the money owed.

Restrictions in CECO’s debt agreements may prevent CECO from paying dividends.

CECO’s ability to pay dividends will be restricted by current and future agreements governing its debt, including its current credit agreement and the financing agreements expected to be in place upon consummation of the First Merger. Please refer to “Financing and Indebtedness of CECO Following the Mergers” beginning on page 179.

The aggregate ownership and voting interest of the current PMFG stockholder in CECO after the Mergers will be lower than they currently have in PMFG and they will exercise less influence over management of CECO than they currently exercise over management of PMFG.

After the Effective Time, PMFG stockholders who receive the Stock Consideration in the First Merger will own in the aggregate a significantly smaller percentage of CECO common stock than they currently own of PMFG common stock. Immediately following the Mergers, those stockholders are expected to own in the aggregate (excluding any shares of CECO common stock they may own or acquire prior to consummation of the First Merger) between approximately 19.0% and 22.3% of the outstanding shares of CECO common stock, based on the number of shares of CECO common stock and PMFG common stock outstanding on July 30, 2015. Consequently, if CECO’s management pursues strategies or undertakes risks that differ from the investment preferences of PMFG’s stockholders, PMFG stockholders will have less influence over the management and policies of CECO than they currently exercise over the management and policies of PMFG.

The shares of CECO common stock to be received by PMFG stockholders as a result of the First Merger will have different rights from the shares of PMFG common stock.

PMFG stockholders’ rights are currently governed by the PMFG certificate of incorporation, the PMFG bylaws and Delaware law. Those PMFG stockholders who receive the Stock Consideration in the First Merger will, upon completion of the First Merger, become stockholders of CECO and their rights will be governed by the CECO certificate of incorporation, the CECO by-laws and Delaware law. Please refer to “Comparison of Rights of Common Stockholders of CECO and Common Stockholders of PMFG” beginning on page 204.

The Share Issuance may cause the market price of CECO common stock to decline.

In connection with the completion of the Mergers, based on the number of shares outstanding on July 30, 2015 CECO expects to issue between 6.2 million and 7.6 million shares of CECO common stock, which will represent between 19.0% and 22.3% of the issued and outstanding shares of CECO after completion of the Mergers. CECO expects that some PMFG stockholders who receive CECO shares are likely to sell them promptly, especially PMFG stockholders who elected to receive the Cash Consideration. Both the issuance of this amount of new shares and the subsequent sales of these shares may cause the market price of CECO common stock to decline.

Risks Relating to PMFG

PMFG is, and will continue to be, subject to the risks described in Part I, Item 1A in PMFG’s Annual Report on Form 10-K for the year ended June 28, 2014, and incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 223 for the location of the PMFG information incorporated by reference into this joint proxy statement/prospectus.

Risks Relating to CECO

CECO is, and will continue to be, subject to the risks described in Part I, Item 1A in CECO’s Annual Report on Form 10-K for the year ended December 31, 2014, and incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 223 for the location of the CECO information incorporated by reference into this joint proxy statement/prospectus.

THE COMPANIES

CECO, Merger Sub I and Merger Sub II

CECO is a leading global environmental technology company focused on critical solutions in the product recovery, air pollution control, fluid handling and filtration industries. CECO was incorporated in the State of New York in 1966 and reincorporated in the State of Delaware in January 2002. CECO has been publicly traded since January 1, 1978 and its common stock currently trades on NASDAQ under the symbol “CECE.”

CECO operates through three principal groups, each of which is a reportable segment: (1) Air Pollution Control, (2) Energy and (3) Fluid Handling and Filtration. By combining the efforts of certain or all of these segments, CECO is able to offer complete full systems to our customers and leverage the operational efficiencies between its family of technology companies.

During 2014, CECO operated its business under the following three reportable segments:

•	Air Pollution Control Segment, product recovery and air pollution control technologies, comprised of the following: Adwest Technologies, Inc., HEE-Duall Air and Odor Technologies, Busch International, Emtrol-Buell Energy Cyclones, Flex-Kleen Dust Collection Technologies, Fisher-Klosterman, Kirk & Blum, KB Duct and SAT Technology.

•	Energy Segment, customized solutions for the power and petrochemical industry, comprised of the following: Aarding Thermal Acoustics, Effox-Flextor, AVC Specialists and Zhongli.

•	Fluid Handling and Filtration Segment, high quality pump, filtration and fume exhaust solutions, comprised of the following: Met-Pro Global Pump Solutions, Mefiag Filtration Solutions, Keystone Filtration Solutions, CECO Filters and Strobic Air.

CECO’s principal executive offices are located at 4625 Red Bank Road, Suite 200, Cincinnati, Ohio 45227 and the telephone number at that location is (513) 458-2600.

Top Gear Acquisition Inc. is a Delaware corporation and Top Gear Acquisition II LLC is a Delaware limited liability company. Each is a wholly owned subsidiary of CECO. Both of these companies were incorporated on April 30, 2015 solely for the purpose of effecting the Mergers, pursuant to the Merger Agreement.

Additional information about CECO and its subsidiaries is included in the CECO documents incorporated by reference into this joint proxy statement/prospectus. Please refer to “Where You Can Find More Information” beginning on page 223.

PMFG

PMFG, Inc. was incorporated in Delaware on August 15, 2008, as part of a holding company reorganization. Through its operating subsidiary, Peerless Mfg. Co., PMFG has been in business for over 80 years. PMFG is a leading provider of custom-engineered systems and products designed to help ensure that the delivery of energy is safe, efficient and clean.

PMFG primarily serves the markets for natural gas infrastructure, power generation and refining and petrochemical processing. With the acquisition in March 2014 of substantially all of the assets of Combustion Components Associates, Inc., PMFG expanded the markets its serves to include industrial and utility industries. PMFG offers a broad range of separation and filtration products, Selective Catalytic Reduction systems, Selective Non-Catalytic Reduction systems, low emissions burner and related combustion systems and other complementary products including pulsation dampeners and silencers. Its primary customers include original equipment manufacturers, engineering contractors, commercial and industrial companies and operators of power facilities. PMFG works closely with customers to design, custom-engineer and fabricate its systems and products to meet its customers’ specific needs. Its products and systems are marketed worldwide. In the fiscal year ended June 28, 2014, PMFG generated over $130 million in revenue and ended the fiscal year with approximately 500 employees.

PMFG’s Process Products segment produces specialized systems and products that remove contaminants from gases and liquids, improving efficiency, reducing maintenance and extending the life of energy infrastructure. The segment also includes industrial silencing equipment to control noise pollution on a wide range of industrial processes.

PMFG’s Environmental Systems segment designs, engineers and installs highly efficient systems for combustion modification, fuel conversions and post-combustion nitrogen oxide control for both new and existing sources. These environmental control systems are used for air pollution abatement and converting burners to accommodate alternative sources of fuel. System applications include combustion systems, Selective Catalytic Reduction systems and Selective Non-Catalytic systems.

PMFG common stock, $0.01 par value per share, is traded on NASDAQ under the symbol “PMFG.”

PMFG’s principal executive offices are located at 14651 Dallas Parkway, Suite 500, Dallas, Texas 75254 and the telephone number is (214) 357-6181.

Additional information and PMFG and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. Please refer to “Where You Can Find More Information” beginning on page 223.

Material Contracts Between CECO and PMFG

Except as set forth in this joint proxy statement/prospectus, since January 1, 2012 neither CECO nor any of CECO’s affiliates, including Merger Sub I and Merger Sub II, have any past, present or proposed material contracts, arrangements, understandings, relationships, negotiations or transactions with PMFG or PMFG’s affiliates, including with respect to: (a) a merger, consolidation or acquisition, other than the Merger Agreement; (b) a tender offer or other acquisition of securities, other than the Merger Agreement; (c) an election of directors, other than the constitution of the PMFG Board following closing of the Mergers pursuant to the Merger Agreement; or (d) a sale or other transfer of a material amount of assets, other than as contemplated pursuant to the Merger Agreement.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF CECO

The following table sets forth selected historical consolidated financial information for CECO and its subsidiaries as of and for the fiscal years ended December 31, 2014, 2013, 2012, 2011 and 2010 and for the three months ended March 31, 2015 and 2014. The statement of income data for each of the three fiscal years ended December 31, 2014, 2013 and 2012 and the balance sheet data as of December 31, 2014 and 2013 have been obtained from CECO’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which are incorporated by reference into this joint proxy statement/prospectus. The statement of income data for the years ended December 31, 2011 and 2010 and the balance sheet data as of December 31, 2012, 2011 and 2010 have been obtained from CECO’s audited consolidated financial statements for such years, which are not incorporated into this document by reference. The statement of income data for the three months ended March 31, 2015 and 2014 and the balance sheet data as of March 31, 2015 have been obtained from CECO’s unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which is incorporated by reference into this joint proxy statement/prospectus. The balance sheet data as of March 31, 2014 have been obtained from CECO’s unaudited consolidated financial statements for the quarter ended March 31, 2014, which are not incorporated into this document by reference. In the opinion of CECO’s management, the unaudited consolidated financial data include all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair statement of this information.

The information set forth below should be read in conjunction with CECO’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in CECO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and included in CECO’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015, which are incorporated by reference in this joint proxy statement/prospectus. For additional information on documents incorporated by reference in this joint proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 223.

	Three months ended		Years ended December 31,
	March 31, 2015	March 31, 2014	2014	2013	2012	2011	2010
	(Unaudited)
	(In thousands, except per share data)
Selected Operating Statement Data(1)
Net sales	$80,985	$57,170	$263,217	$197,317	$135,052	$139,192	$140,602
Gross profit	20,975	19,729	84,823	61,555	42,443	38,168	32,653
Income from continuing operations	2,979	5,492	21,663	6,972	16,683	11,723	3,676
Net income	198	3,021	13,077	6,557	10,850	8,272	2,105
Basic earnings per common share	0.01	0.12	0.51	0.33	0.73	0.58	0.15
Diluted earnings per common share	0.01	0.12	0.50	0.32	0.65	0.51	0.15

Selected Balance Sheet Data
Current assets	$151,021	$114,387	$142,967	$124,436	$64,321	$53,470	$48,452
Current liabilities	83,874	49,027	75,351	59,333	27,540	23,609	26,497
Working capital	67,147	65,360	67,616	65,103	36,781	29,861	21,955
Current ratio	1.80	2.33	1.90	2.10	2.34	2.26	1.83
Total assets	417,428	335,807	414,365	349,210	94,104	79,345	74,791
Short-term debt	11,463	6,909	8,887	9,922	—	—	—
Long-term debt(2)	101,442	75,264	103,541	79,160	—	9,600	10,800
Shareholders’ equity	179,332	171,868	181,224	170,406	61,994	42,990	35,174
Total capitalization	280,774	247,132	284,765	249,566	61,994	52,590	45,974
Other Financial Data
Dividends declared per common share	$0.066	$0.05	$0.23	$0.21	$0.16	$0.05	$—
Dividends paid	1,739	1,284	5,937	4,337	2,460	728	—
Weighted average shares outstanding—basic	26,271	25,606	25,751	20,117	14,813	14,386	14,308
Weighted average shares outstanding—diluted	26,661	26,116	26,197	20,720	17,246	17,115	17,102

(1)	Results of operations from acquired businesses are included from the date of acquisition forward. The fair value of assets and liabilities, inclusive of changes resulting from operating the businesses, are included in the first period ended after the date of each acquisition, and all periods thereafter. Acquisitions consist of the following: (i) Adwest Technologies, Inc. in December 2012, (ii) Aarding Thermal Acoustics B.V. in March 2013, (iii) Met-Pro in August 2013, (iv) HEE Environmental Engineering in August 2014, (v) SAT Technology, Inc. in September 2014, (vi) Emtrol LLC in November 2014, and (vii) Jiangyin Zhongli Industrial Technology Co. Ltd. in December 2014.
(2)	Long-term debt as of December 31, 2011 and 2010 consisted of convertible subordinated notes, including $3,950 to related parties for both periods.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF PMFG

The following table sets forth selected historical consolidated financial information for PMFG and its subsidiaries as of and for the fiscal years ended June 28, 2014, June 29, 2013, June 30, 2012, July 2, 2011 and June 30, 2010 and for the nine months ended March 28, 2015 and March 29, 2014. The statement of operations data for each of the three fiscal years ended June 28, 2014, June 29, 2013, and June 30, 2012 and the balance sheet data as of June 28, 2014 and June 29, 2013 have been obtained from PMFG’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the fiscal year ended June 28, 2014, which are incorporated by reference into this joint proxy statement/prospectus. The statement of operations data for the years ended July 2, 2011 and June 30, 2010 and the balance sheet data as of June 30, 2012, July 2, 2011, and June 30, 2010 have been obtained from PMFG’s audited consolidated financial statements for such years, which are not incorporated into this document by reference. The statement of operations data for the nine months ended March 28, 2015 and March 29, 2014 and the balance sheet data as of March 28, 2015 have been obtained from PMFG’s unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended March 28, 2015, which is incorporated by reference into this joint proxy statement/prospectus. The balance sheet data as of March 29, 2014 have been obtained from PMFG’s unaudited consolidated financial statements for the quarter ended March 29, 2014, which are not incorporated into this document by reference. In the opinion of PMFG’s management, the unaudited consolidated financial data include all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair statement of this information.

The information set forth below should be read in conjunction with PMFG’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in PMFG’s Annual Report on Form 10-K for the fiscal year ended June 28, 2014, and included in PMFG’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 28, 2015, which are incorporated by reference in this joint proxy statement/prospectus. For additional information on documents incorporated by reference in this joint proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 223.

	Nine months ended		Fiscal year ended
	March 28, 2015	March 29, 2014	June 28, 2014	June 29, 2013	June 30, 2012	July 2, 2011	June 30, 2010
	(Unaudited)
	(In thousands, except per share data)
Selected Operating Statement Data:
Revenue	$120,945	$90,958	$130,650	$133,892	$135,318	$121,794	$116,775
Gross profit	36,212	25,878	35,896	46,800	41,235	38,407	42,435
Operating income (loss)	(1,154)	(6,852)	(37,240)	818	475	(2,227)	8,348
Net earnings (loss)	(1,545)	(8,259)	(38,318)	(1,488)	(1,038)	5,861	(4,182)
Less net earnings (loss) attributable to non-controlling interest	263	117	66	592	(62)	112	(19)
Net earnings (loss) attributable to PMFG, Inc.	(1,808)	(8,376)	(38,384)	(2,080)	(976)	5,749	(4,163)
Dividends on preferred stock	—	—	—	—	—	(722)	(1,044)
Earnings (loss) applicable to PMFG, Inc. common stockholders	$(1,808)	$(8,376)	$(38,384)	$(2,080)	$(976)	$5,027	$(5,207)
Basic earnings (loss) per share	$(0.09)	$(0.40)	$(1.82)	$(0.10)	$(0.05)	$0.29	$(0.38)
Diluted earnings (loss) per share	$(0.09)	$(0.40)	$(1.82)	$(0.10)	$(0.05)	$0.28	$(0.38)

Selected Balance Sheet Data:
Current assets	$105,886	$113,781	$104,834	$108,473	$122,286	$81,139	$82,306
Current liabilities	54,697	51,994	49,725	33,471	45,019	37,231	34,306
Working capital	51,189	61,787	55,109	75,002	77,267	43,908	48,000
Current ratio	1.94	2.19	2.11	3.24	2.72	2.18	2.40
Total assets	166,961	200,330	167,223	180,111	183,279	140,709	143,081
Current maturities of long-term debt	2,409	2,210	2,408	—	—	2,600	4,000
Long-term debt, net of current portion	12,748	15,160	14,149	8,719	—	9,971	16,221
Total equity (1)	93,717	127,205	97,472	131,886	130,886	85,041	57,147
Total capitalization	106,465	142,365	111,621	140,605	130,886	95,012	73,368

Other Financial Data:
Dividends declared per common share……….	$—	$—	$—	$—	$—	$—	$—
Dividends paid	$—	$—	$—	$—	$—	$—	$—
Weighted average shares outstanding –Basic	21,266	21,092	21,086	20,930	18,810	16,091	13,716
Weighted average shares outstanding –Diluted	21,266	21,092	21,086	20,930	18,810	16,662	13,716

(1)	The increase in PMFG stockholders’ equity in fiscal 2012 resulted primarily from a public offering of PMFG common stock, and the increase in PMFG stockholders’ equity in fiscal 2011 resulted primarily from the conversion of preferred stock to common stock during the year and PMFG’s net earnings for the year.

ADJUSTED UNAUDITED PMFG INFORMATION

(TO ACCOUNT FOR DIFFERENT FISCAL YEAR ENDS)

CECO’s most recent fiscal year end was December 31, 2014, and PMFG’s most recent fiscal year end for which financial information was available was June 28, 2014. In order to provide stockholders with more comparable information, and for the purpose of preparing unaudited pro forma information, PMFG has computed certain financial information for PMFG as if PMFG’s most recent fiscal year end was December 31, 2014. This information is unaudited and derived from PMFG’s audited financial statements as of June 28, 2014, and its unaudited financial statements as of December 27, 2014, December 28, 2013 and March 28, 2015. Management of CECO and PMFG believe this presentation provides holders with better information given the presentation of comparable results for equal twelve-month periods.

The table below contains the pro forma income statement of PMFG for the twelve months ended December 27, 2014. This information was derived as follows:

1.	For each line item, the information for the six months ended December 28, 2013 (from PMFG’s Quarterly Report on Form 10-Q for the six months ended December 28, 2013) was subtracted from the information for the twelve months ended June 28, 2014 (from PMFG’s Annual Report on Form 10-K for the year ended June 28, 2014). This produced the information for the six months ended June 28, 2014.

2.	The information for the six months ended June 28, 2014 was then added to the information for the six months ended December 27, 2014 (from PMFG’s Quarterly Report on Form 10-Q for the six months ended December 27, 2014) to derive information for the twelve months ended December 27, 2014.

The table below also contains the unaudited income statement of PMFG for the three months ended March 28, 2015. This information was derived from PMFG’s Quarterly Report on Form 10-Q for the nine months ended March 28, 2015. In preparing the following presentation, certain reclassifications were made to PMFG’s publicly reported financial statements in order to conform to CECO’s presentation.

	Three Months Ended March 28, 2015(1)	Pro forma statement of income (loss) for the twelve months ended December 27, 2014
		Twelve months ended June 28, 2014(2)	Six months ended December 28, 2013(3)	Six months ended June 28, 2014(4)	Six months ended December 27, 2014(5)	Twelve months ended December 27, 2014(6)
	(In thousands)
Revenue	$34,766	$130,650	$58,684	$71,966	$86,179	$158,145
Cost of sales	26,185	94,754	40,849	53,905	58,548	112,453

Gross profit	8,581	35,896	17,835	18,061	27,631	45,692
Selling and administrative(7)	11,143	45,187	20,741	24,446	25,703	50,149
Acquisition expenses(7)	—	576	—	576	—	576
Amortization expenses(7)	145	742	330	412	375	787
Loss on impairment of intangibles and goodwill	—	26,631	—	26,631	—	26,631

Operating income (loss)	(2,707)	(37,240)	(3,236)	(34,004)	1,553	(32,451)
Other (expense) income, net	1,108	(687)	(369)	(318)	440	122
Interest expense	(674)	(1,668)	(706)	(962)	(817)	(1,779)

Income (loss) before taxes	(2,273)	(39,595)	(4,311)	(35,284)	1,176	(34,108)
Income tax benefit (expense)	(38)	1,277	(184)	1,461	(409)	1,052

Net income (loss)	$(2,311)	$(38,318)	$(4,495)	$(33,823)	$767	$(33,056)
Less income (loss) attributable to non-controlling interest	62	66	100	(34)	201	167

NET INCOME (LOSS) ATTRIBUTABLE TO PMFG	$(2,373)	$(38,384)	$(4,595)	$(33,789)	$566	$(33,223)

Per share data:
Basic (loss) income per share	$(0.11)	$(1.82)	$(0.22)	$(1.60)	$0.03	$(1.57)
Diluted (loss) income per share	$(0.11)	$(1.82)	$(0.22)	$(1.60)	$0.03	$(1.57)
Weighted average number of common shares outstanding:
Basic	21,301	21,086	21,089	21,086	21,250	21,166
Diluted	21,301	21,086	21,089	21,086	21,329	21,166

(1)	Derived from information included in the unaudited financial statements included in PMFG’s Quarterly Report on Form 10-Q for March 28, 2015.

(2)	Derived from information included in the audited financial statements included in PMFG’s Annual Report on Form 10-K.

(3)	Derived from information included in the unaudited financial statements included in PMFG’s Quarterly Report on Form 10-Q for December 28, 2013.

(4)	Represents the mathematical difference between columns (2) and (3) with the exception of shares outstanding. Weighted average number of common shares outstanding was calculated using the weighted average number of shares outstanding for the six-month period ended June 28, 2014. Options and warrants outstanding during the period were excluded because they were anti-dilutive. Because of the net loss in the period options and warrants outstanding during the period had an anti-dilutive effect.

(5)	From unaudited financial statements included in Quarterly Report on Form 10-Q for December 27, 2014.

(6)	Equals columns (4) plus (5) with the exception of shares outstanding. Weighted average number of common shares outstanding was calculated using the weighted average number of shares outstanding for the 12-month period ended December 27, 2014. Options and warrants outstanding during the period were excluded because they were anti-dilutive.

(7)	Selling and administrative is obtained by aggregating (a) Sales and marketing, (b) Engineering and project management and (c) General and administrative from PMFG’s historical consolidated statement of operations minus amounts shown separately in this pro forma statement of income (loss) for (x) Acquisition expenses and (y) Amortization expenses.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial data of CECO provided below reflects the pro forma impact of the following:

•	the acquisition, on November 3, 2014, by CECO, through its subsidiary Fisher-Klosterman, Inc., of 100% of the membership interest of Emtrol LLC, a New York limited liability company (“Emtrol”), pursuant to a membership interest purchase agreement among CECO and each of the members of Emtrol;

•	the acquisition, on March 28, 2014, by PMFG, through its subsidiary Peerless Mfg. Co., of substantially all the assets of Combustion Components Associates, Inc., a Connecticut corporation (“CCA”), other than cash and the stock of a CCA subsidiary, pursuant to an asset purchase agreement among PMFG, CCA and the sole shareholder of CCA; and

•	the Mergers.

The unaudited pro forma condensed combined balance sheet gives effect to the Mergers as if the Mergers had occurred on March 31, 2015. The unaudited pro forma condensed combined statements of income assume that the transactions described above were consummated on January 1, 2014. The unaudited pro forma condensed combined financial statements are for illustrative purposes only and are not necessarily indicative of the financial results that would have occurred if the transactions described above had been consummated on the dates indicated, nor are they necessarily indicative of the financial position or results of operations in the future. The pro forma adjustments, as described in the accompanying notes to the unaudited pro forma financial information included elsewhere in this joint proxy statement/prospectus, are based upon available information and certain assumptions that are believed to be reasonable as of the date of this joint proxy statement/prospectus.

You should read the historical and pro forma financial data in conjunction with (a) CECO’s Annual Report on Form 10-K for the year ended December 31, 2014, (b) CECO’s Quarterly Report on Form 10-Q for the period ended March 31, 2015, (c) CECO’s Current Report on Form 8-K/A filed with the SEC on January 20, 2015, (d) PMFG’s Annual Report on Form 10-K for the year ended June 28, 2014, and (e) PMFG’s Quarterly Reports on Form 10-Q for the periods ended December 28, 2013, December 27, 2014 and March 28, 2015. Please see “Where You Can Find More Information” beginning on page 223.

	Pro forma as of and for the three months ended March 31, 2015	Pro forma as of and for the year ended December 31, 2014
	(In thousands, except per share data and current ratio)
Selected Operating Statement Data
Net sales	$115,751	$457,214
Loss from operations	(434)	(19,128)
Net loss	(3,063)	(27,611)
Loss per share, basic	(0.09)	(0.83)
Loss per share, diluted	(0.09)	(0.82)

Other Financial Data
Cash dividends paid per share	0.051	0.176
Average common shares, basic	33,320	33,180
Average common shares, diluted	33,709	33,626

Selected Balance Sheet Data
Current assets	$247,818	$245,251
Current liabilities	155,000	149,922
Working capital	92,818	95,329
Current ratio	1.6	1.6
Total assets	648,982	652,758
Long-term obligations	238,583	242,368
Total stockholders’ equity	255,399	260,468
Total capitalization	493,982	502,836

COMPARATIVE PER SHARE MARKET PRICE, DIVIDEND AND OTHER DATA

CECO common stock is listed and traded on NASDAQ under the symbol “CECE.” PMFG’s common stock is listed and traded on NASDAQ under the symbol “PMFG.” The following table sets forth, for the calendar quarters indicated, the high and low sale price per share of CECO common stock and PMFG common stock, respectively, as reported on NASDAQ. On July 30, 2015, the last practicable trading day prior to the date of this joint proxy statement/prospectus, there were 26,442,164 shares of CECO common stock outstanding and 21,202,725 shares of PMFG common stock outstanding.

	CECO
	High	Low
For the fiscal quarter ended:
2013
March 31, 2013	$14.32	$9.92
June 30, 2013	$13.18	$10.44
September 30, 2013	$14.16	$11.81
December 31, 2013	$19.42	$13.91

2014
March 31, 2014	$18.90	$14.22
June 30, 2014	$17.29	$13.02
September 30, 2014	$16.00	$13.38
December 31, 2014	$15.90	$12.40

2015
March 31, 2015	$15.69	$10.20
June 30, 2015	$12.78	$10.54
September 30, 2015 (through July 30)	$11.48	$8.65

	PMFG
	High	Low
For the fiscal quarter ended:
2013
September 29, 2012	$9.33	$6.36
December 29, 2012	$8.50	$5.58
March 30, 2013	$9.42	$5.98
June 29, 2013	$6.99	$5.45

2014
September 28, 2013	$8.30	$6.71
December 28, 2013	$9.09	$6.95
March 29, 2014	$9.23	$5.55
June 28, 2014	$6.18	$4.11

2015
September 27, 2014	$5.80	$4.55
December 27, 2014	$6.82	$4.82
March 28, 2015	$5.90	$3.93
June 27, 2015	$6.75	$4.25

2016
September 26, 2015 (through July 30)	$6.73	$5.88

The following table sets forth the closing sale price per share of PMFG common stock and CECO common stock as of May 1, 2015, the last trading day prior to the public announcement of the proposed Mergers, and as of July 30, 2015, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus. The table also sets forth the implied value of the Merger Consideration proposed for each share of PMFG common stock as of the same two dates. This implied value was calculated by adding (a) 45% of the Cash Consideration and (b) 55% of the value obtained by multiplying the closing sale price of CECO common stock on the relevant date by the applicable Exchange Ratio, and assuming an aggregate of 45% Cash Consideration and 55% Stock Consideration. For purposes of determining the Exchange Ratio used in the table below, the closing price of CECO common stock on the relevant date was used.

	PMFG Common Stock	CECO Common Stock	Implied Value Per Share of PMFG Common Stock
May 1, 2015	$4.62	$11.79	$6.85
July 30, 2015	6.18	9.23	6.36

The market value of the CECO common stock to be issued in exchange for shares of PMFG common stock upon the completion of the First Merger will not be known at the time of the PMFG Special Meeting. The above tables show only historical comparisons. Because the market prices of CECO common stock and PMFG common stock will likely fluctuate prior to the First Merger, these comparisons may not provide meaningful information to PMFG stockholders in determining whether to adopt the Merger Agreement. Stockholders are encouraged to obtain current market quotations for CECO common stock and PMFG common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference in this joint proxy statement/prospectus. Please refer to “Where You Can Find More Information” beginning on page 223.

The value of the Stock Consideration PMFG stockholders will receive upon completion of the First Merger will depend on the market price of CECO common stock at the Effective Time. Accordingly, no assurance can be given as to the market price of CECO common stock or the market price of PMFG common stock at the Effective Time. Because the Exchange Ratio for the Stock Consideration is subject to minimum and maximum adjustments for changes in the market price of CECO common stock, the market value of the Stock Consideration at the Effective Time may vary significantly from the market value of the shares of CECO common stock that would have been issued in the First Merger if the First Merger had been consummated on the date of the Merger Agreement or on the date of this joint proxy statement/prospectus. The market price of CECO common stock will continue to fluctuate after the Effective Time. Please refer to “Risk Factors” beginning on page 39.

As a result of the proration procedures in the Merger Agreement, if a particular form of Merger Consideration is oversubscribed, then that election will be prorated. Please refer to “The Mergers—Electing the Form of Merger Consideration” beginning on page 134.

The following table sets forth for the period presented certain per share information for CECO common stock and PMFG common stock on a historical basis and on an unaudited pro forma basis after giving effect to (a) the acquisition of Emtrol LLC on November 3, 2014, through its subsidiary Fisher-Klosterman, Inc., and (b) the Mergers, under the purchase method of accounting.

The unaudited pro forma PMFG equivalent information was calculated by multiplying the corresponding CECO unaudited pro forma combined information by 0.6097, which is the exchange ratio for the Stock Consideration in the pro forma condensed combined financial statements. It does not reflect the $6.85 Cash Consideration that PMFG stockholders may elect to receive in the First Merger (subject to proration). Please refer to “The Mergers—Electing the Form of Merger Consideration” beginning on page 134.

You should read this information in conjunction with (a) the selected historical consolidated financial data included elsewhere in this joint proxy statement/prospectus, (b) the historical consolidated financial statements of CECO and PMFG and related notes are incorporated by reference into this joint proxy statement/prospectus and (c) the unaudited pro forma financial information and related notes included elsewhere in this joint proxy statement/prospectus. The unaudited pro forma per share information does not purport to represent what the actual results of operations of CECO and PMFG would have been had the Mergers been completed in another period or to project CECO’s and PMFG’s results of operations that may be achieved if the Mergers are completed.

For Year Ended December 31, 2014	CECO Historical	PMFG Historical(1)	CECO Unaudited Pro Forma Combined	PMFG Unaudited Pro Forma Equivalent
Net income (loss) per share (basic)	$0.51	$(1.57)	$(0.83)	$(0.50)
Net income (loss) per share (diluted)	0.50	(1.57)	(0.82)	(0.49)
Cash dividends per share	0.23	—	0.23	0.14

(1)	See “Adjusted Unaudited PMFG Information (To Account for Different Fiscal Year Ends)” on pages 56 and 57.

For Quarter Ended March 31, 2015 (unaudited)	CECO Historical	PMFG Historical(1)	CECO Unaudited Pro Forma Combined	PMFG Unaudited Pro Forma Equivalent
Net income (loss) per share (basic)	$0.01	$(0.11)	$(0.09)	$(0.06)
Net income (loss) per share (diluted)	0.01	(0.11)	(0.09)	(0.05)
Book value per share at period end	6.79	4.13	7.58	4.56
Cash dividends per share	0.066	—	0.052	0.030

(1)	Statement of income information for PMFG, Inc. is for the fiscal quarter ended March 28, 2015.

CECO expects to continue to pay quarterly dividends during 2015 but only if and to the extent declared by the CECO Board and subject to various restrictions on CECO’s ability to do so. Dividends on CECO’s common stock are not cumulative.

Under the terms of the Merger Agreement, PMFG is prohibited from declaring dividends from the date of the Merger Agreement until its termination or the closing of the Mergers.

THE CECO SPECIAL MEETING

This joint proxy statement/prospectus is being provided to CECO stockholders as part of a solicitation of proxies by the CECO Board for use at the CECO Special Meeting. This joint proxy statement/prospectus contains important information regarding the CECO Special Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and voting procedures.

This joint proxy statement/prospectus are being first mailed on or about August 4, 2015 to all stockholders entitled to vote at the CECO Special Meeting. Stockholders who owned shares of CECO common stock at the close of business on July 30, 2015, the record date for the CECO Special Meeting, are entitled to receive notice of, attend, and vote at the CECO Special Meeting. As of the close of business on the record date, there were 26,442,164 shares of CECO common stock outstanding.

Date, Time and Place	The special meeting of stockholders of CECO will be held on September 2, 2015 at 10:30 a.m., Eastern Time, at 4625 Red Bank Road, Suite 200, Cincinnati, Ohio 45227.

Purpose of the CECO Special Meeting	The special meeting will be held for the purpose of considering and acting upon the following matters:

•	the approval of the Share Issuance (CECO Proposal No. 1);

•	the approval of an amendment to the Incentive Plan to increase the number of shares of common stock available for issuance thereunder from 2,600,000 to 3,300,000, as set forth in the Second Amended and Restated CECO Environmental Corp. 2007 Equity Incentive Plan, a copy of which is attached to this joint proxy statement/prospectus as Annex D (CECO Proposal No. 2); and

•	the approval of the adjournment of the CECO Special Meeting, if necessary or appropriate (CECO Proposal No. 3).

The CECO Board, by unanimous vote, has determined that it is in the best interests of CECO and its stockholders to consummate the Mergers contemplated by the Merger Agreement, and unanimously recommends that stockholders vote FOR the proposal to approve the Share Issuance, FOR the proposal to approve an amendment to the Incentive Plan to increase from 2,600,000 to 3,300,000 the number of shares reserved for issuance under the Incentive Plan and FOR the proposal to approve the adjournment of the CECO Special Meeting, if necessary or appropriate.

Who Can Vote at the CECO Special Meeting	The CECO Board has fixed the close of business on July 30, 2015 as the record date for the determination of stockholders entitled to notice of and to vote at the CECO Special Meeting.

Only stockholders of record at the close of business on the record date July 30, 2015, are entitled to receive notice of the CECO Special Meeting and to vote the shares of common stock that they held on that date at the meeting, or any adjournment of the meeting.

Vote Required for the Proposals	Each outstanding share of CECO’s common stock entitles its holder to cast one vote on each matter to be voted upon at the CECO Special Meeting. The vote required to approve the Share Issuance, the amendment of the Incentive Plan to add 700,000 shares to the total number of shares reserved for issuance under the Incentive Plan and the adjournment of the CECO Special Meeting, if necessary or appropriate, is the approval of a majority of the votes present, in person or by proxy, and entitled to vote on the matter at the CECO Special Meeting.

Quorum Requirement	A quorum of stockholders is necessary to hold the CECO Special Meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding as of close of business on the record date for the CECO Special Meeting will constitute a quorum. As of July 30, 2015, the record date for the CECO Special Meeting, 26,442,164 shares of CECO’s common stock were outstanding. Abstentions will be included in the calculation of the number of shares considered present at the meeting for purposes of establishing a quorum. In the event that a quorum is not present at the CECO Special Meeting, CECO expects that the CECO Special Meeting will be adjourned to solicit additional proxies.

Shares Owned by CECO Directors and Executive Officers	At the close of business on the record date for the CECO Special Meeting, directors and executive officers of CECO beneficially owned and were entitled to vote, in the aggregate, approximately 4,942,792 issued and outstanding shares of CECO common stock, representing approximately 18.7% of the shares of CECO common stock outstanding on that date. The directors and executive officers of CECO have informed CECO that they intend to vote all of the shares of CECO common stock they are entitled to vote (a) FOR the proposal to approve the Share Issuance, (b) FOR the proposal to approve an amendment to the Incentive Plan to increase the number of shares of common stock available for issuance thereunder from 2,600,000 to 3,300,000, and (c) FOR the proposal to approve the adjournment of the CECO Special Meeting, if necessary or appropriate.

Voting Agreement	Icarus Investment Corp. and Jason DeZwirek entered into a Voting Agreement pursuant to which Icarus Investment Corp. and Mr. DeZwirek have each agreed to vote all shares of CECO common stock “FOR” the proposal to approve the Share Issuance. They also have granted PMFG a proxy to vote their respective shares in such manner. At the close of business on the record date for the CECO Special Meeting, they owned and were entitled to vote, in the aggregate, 3,936,506 shares of CECO common stock, which represented approximately 14.9% of the shares of the voting power of CECO common stock outstanding on that date.

Methods of Voting—Stockholders of Record	This joint proxy statement/prospectus is being sent to CECO stockholders on behalf of the CECO Board for the purpose of requesting that you allow your shares of CECO common stock to be represented by the persons named in the enclosed proxy card. If you are a stockholder of record, you may vote by any of the following methods:

•	Internet. Electronically through the Internet by accessing www.voteproxy.com. To vote over the Internet, you should sign on to this website and follow the procedures described at the website. Internet voting is available 24 hours a day until September 1, and the procedures are designed to authenticate votes present by using a control number located on your proxy card. These procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote over the Internet, you should not return your proxy card. If you vote over the Internet, your proxy will be voted as you direct on the website.

•	Telephone. By calling the telephone number included on the proxy card. Telephone voting is available 24 hours a day until September 1, and the procedures are designed to authenticate votes present by using a control number located on your proxy card. These procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

•	Mail. By returning your proxy through the mail. If you complete and properly sign the accompanying proxy card and return it to CECO, it will be voted as you direct on the proxy card. You should follow the instructions set forth on the proxy card, being sure to complete it, to sign it and to mail it in the enclosed postage-paid envelope.

•	In Person. If your shares are registered directly in your name, you have the right to vote in person at the CECO Special Meeting. If you attend the CECO Special Meeting and plan to vote in person, CECO will provide you with a ballot at the CECO Special Meeting. If your shares are held in “street name,” you may vote in person at the CECO Special Meeting if you obtain a proxy.

CECO recommends that you vote in advance even if you plan to attend the meeting so that CECO will know as soon as possible that enough votes will be present for CECO to hold the meeting. If you are a stockholder of record and attend the meeting, you may vote at the meeting or deliver your completed proxy card in person.

Methods of Voting—Beneficial Owners	If your shares are held in “street name,” please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do in order to vote your shares, including whether you may be able to vote electronically through your bank, broker or other record holder. If so, instructions regarding electronic voting will be provided by the bank, broker or other holder of record to you as part of the package that includes this joint proxy statement/prospectus.

Failure to Provide Voting Instructions	Stockholders should specify their choice for each matter on the enclosed proxy. If no specific instructions are given, proxies that are signed and returned will be voted:

•	FOR the proposal to approve the Share Issuance;

•	FOR the proposal to approve an amendment to the Incentive Plan to increase the number of shares of common stock available for issuance thereunder from 2,600,000 to 3,300,000, as set forth in the Second Amended and Restated CECO Environmental Corp. 2007 Equity Incentive Plan, a copy of which is attached to this joint proxy statement/prospectus as Annex D; and

•	FOR the proposal to approve the adjournment of the CECO Special Meeting, if necessary or appropriate.

If you grant a proxy, the persons named as proxy holders on the enclosed proxy card will vote your shares on any additional matters properly presented for a vote at the meeting as recommended by the CECO Board or, if no recommendation is given, in their own discretion.

Attending the Special Meeting	Stockholders eligible to vote at the CECO Special Meeting, or their duly authorized proxies, may attend the CECO Special Meeting. If you choose to attend the CECO Special Meeting, please bring photo identification. If you hold shares in “street name” (through a broker, bank, or other nominee) and wish to attend the CECO Special Meeting, you can vote at the CECO Special Meeting only if you have a valid proxy from your banker or broker confirming your beneficial ownership of shares of CECO common stock as of the record date and your authority to vote such shares.

Abstentions	If a stockholder abstains from voting on CECO Proposal Nos. 1, 2 or 3, it will have the same effect as a vote “AGAINST” that proposal. CECO believes that brokers, banks and other nominees do not have discretionary authority to vote on Proposal Nos. 1, 2 or 3 absent instructions from the beneficial owner.

Failure to Vote Shares	A failure to vote your shares pursuant to one of the methods described above will have no effect on Proposal No. 1, Proposal No. 2 or Proposal No. 3.

Revoking a Proxy	Even after you have submitted your proxy, you may change your vote at any time before the proxy is voted by:

•	delivering to CECO’s Secretary at the address on the first page of this joint proxy statement/prospectus a written notice of revocation of your proxy over the Internet, by telephone or by mail;

•	delivering a duly executed proxy bearing a later date; or

•	voting in person at the CECO Special Meeting.

Solicitation of Proxies	The solicitation of proxies from CECO stockholders is made on behalf of the CECO Board. CECO and PMFG will equally share the costs and expenses of printing and mailing this joint proxy statement/prospectus. CECO has retained Georgeson Inc. to assist in the solicitation of proxies. Solicitations may be made personally or by mail, facsimile, telephone, messenger or over the Internet. In addition to Georgeson’s proxy solicitation fee of $12,000 plus reasonable out-of-pocket expenses for this service, CECO will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to stockholders. Directors, officers and employees of CECO may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees of CECO will not be paid any additional compensation for soliciting proxies.

CECO PROPOSAL NO. 1:

APPROVAL OF THE SHARE ISSUANCE

The Share Issuance of CECO common stock to PMFG stockholders pursuant to the Merger Agreement and the First Merger is subject to approval by CECO’s stockholders as required by applicable rules of NASDAQ. If the Share Issuance is approved by CECO’s stockholders and the conditions to completing the First Merger as set forth in the Merger Agreement are satisfied or waived, each issued and outstanding share of PMFG common stock will be converted into the right to receive either (a) the Cash Consideration of $6.85 without interest, or (b) the Stock Consideration in shares of CECO common stock valued at $6.85 based on the volume weighted average trading price for the 15-trading day period ending on the last trading day before the closing of the First Merger, subject to a collar so that there will be a maximum Exchange Ratio of 0.6456 share of CECO common stock for each share of PMFG common stock and a minimum Exchange Ratio of 0.5282 share of CECO common stock for each share of PMFG common stock. Elections are subject to proration so that 45% of the aggregate consideration that will be paid by CECO will be paid in cash. In addition, PMFG Options and PMFG RSUs will be settled for approximately $1.6 million in cash from the $66.2 million (or approximately 45%) of the aggregate consideration paid in cash. The remaining approximately 55% of the aggregate consideration will be paid in shares of CECO common stock. For a detailed discussion of the terms and conditions of the Mergers, see “The Mergers” beginning on page 83.

Under NASDAQ Listing Rules, a company listed on NASDAQ is required to obtain stockholder approval for an acquisition of stock of another company if the present or potential issuance of common stock, other than a public offering for cash, may equal or exceed 20% of the voting power or the total shares outstanding on a pre-transaction basis. If the First Merger is completed, CECO will issue a maximum of 7,630,000 shares of CECO common stock in connection with the First Merger. The aggregate number of shares of CECO common stock to be issued in the First Merger will exceed 20% of the shares of CECO common stock outstanding before such issuance and for this reason CECO must obtain the approval of CECO stockholders for the Share Issuance. CECO is asking its stockholders to approve the Share Issuance. The Share Issuance and the approval of the Share Issuance proposal is required for the completion of the First Merger.

CECO Board Recommendation and Required Stockholder Vote

The CECO Board recommends a vote FOR the Share Issuance (CECO Proposal No. 1 on the accompanying proxy card). The affirmative vote of a majority of the votes present and entitled to vote at the meeting at which a quorum is present is required for the approval of the Share Issuance.

CECO PROPOSAL NO. 2:

APPROVAL OF THE INCREASE IN SHARES AUTHORIZED FOR ISSUANCE

UNDER THE INCENTIVE PLAN

The following section sets forth the principal terms of the Incentive Plan, the form of which is attached to this joint proxy statement/prospectus as Annex D and is incorporated by reference herein. The rights and obligations of CECO and participants in the Incentive Plan are governed by the express terms and conditions of the Incentive Plan and not by this section, which is summary by nature. This section is not complete and is qualified in its entirety by reference to the complete text of the Incentive Plan. You are encouraged to read the Incentive Plan carefully in its entirety, as well as this joint proxy statement/prospectus, before making any decisions regarding your vote.

General

The Incentive Plan was ratified by the CECO Board on April 12, 2007 and approved by CECO’s stockholders on May 23, 2007. An amendment to the Incentive Plan was approved by CECO’s stockholders on May 21, 2009 to permit the CECO Board to reprice options without further stockholder approval. CECO’s Compensation Committee and the CECO Board believes that the growth of CECO depends significantly upon the efforts of its key employees and directors and that such individuals are best motivated to put forth maximum effort on behalf of CECO if they own an equity interest in CECO. The purpose of the Incentive Plan is to (a) attract and retain employees of CECO and its subsidiaries, qualified individuals to serve as non-employee members of the CECO Board, and consultants to provide services to CECO; (b) motivate participating employees, directors and consultants, by means of appropriate incentives, to achieve long-range goals; and (c) provide incentive compensation opportunities that are competitive with those of other similarly situated companies; and thereby promote the long-term financial interest of CECO and its subsidiaries, including the growth in value of CECO’s equity and enhancement of long-term stockholder return. Another amendment to the Incentive Plan was approved by CECO’s stockholders on August 26, 2013 to increase the total number of shares of CECO common stock available for issuance thereunder from 2,000,000 to 2,600,000.

Proposed Amendment

CECO is asking its stockholders to approve an amendment of the Incentive Plan to add 700,000 shares to the total number of shares reserved for issuance under the Incentive Plan and thereby increase the total number of shares available for issuance from 2,600,000 to 3,300,000. On June 2, 2015, CECO’s Compensation Committee recommended to the CECO Board for approval and on June 7, 2015 the CECO Board approved the amendment to the Incentive Plan to increase the shares reserved for issuance thereunder by 700,000 shares, subject to the approval from CECO’s stockholders at the CECO Special Meeting and the closing of the First Merger. Because CECO will be issuing a significant amount of additional shares and will have additional employees in connection with the First Merger, CECO’s Compensation Committee and the CECO Board believe it is appropriate and advisable to increase the number of shares available for issuance under the Incentive Plan. As of July 30, 2015, there were a total of 1,756,229 shares subject to outstanding options under the Incentive Plan and there were 270,651 remaining shares reserved for issuance under the Incentive Plan, and the CECO Board believes that it is essential to have sufficient reserved shares available under the Incentive Plan to compensate and incentivize its employees, directors, and consultants. CECO’s Compensation Committee and the CECO Board believes that the proposed increase to the number of available shares to be granted under the Incentive Plan will provide sufficient number of shares of common stock and options for near future granting needs and will help CECO achieve the purposes of the Incentive Plan set forth above.

A copy of the Incentive Plan incorporating the proposed amendment to be approved by CECO’s stockholders is attached to this joint proxy statement/prospectus as Annex D. The only change to the Incentive Plan is the proposed addition of 700,000 shares to the total number of shares reserved for issuance under the Incentive Plan.

The classes of persons who will be eligible to participate in, and the basis of their participation in, the Incentive Plan are described below in “Summary of the 2007 Equity Incentive Plan.” CECO’s executive officers have an interest in this proposal as they have or may in the future receive awards under the Incentive Plan.

Summary of the Incentive Plan

The Incentive Plan authorizes the issuance of options to purchase shares of CECO common stock and the grant of bonus stock awards and restricted common stock awards. Set forth below is a summary of the material terms of the Incentive Plan. The statements contained in the summary are intended only to summarize the Incentive Plan and are qualified in their entirety by reference to the Incentive Plan itself. For a more complete description of the terms of the Incentive Plan, you should read a copy of the Incentive Plan which is attached to this joint proxy statement/prospectus as Annex D.

Administration

Administration of the Incentive Plan has been delegated to CECO’s Compensation Committee. The Compensation Committee shall consist solely of two (2) or more independent, non-employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act who are “outside directors” within the meaning of Section 162(m).

Eligibility

All of CECO’s employees, including those of CECO’s subsidiaries and those of CECO’s affiliates, are eligible to participate in the Incentive Plan. CECO’s Directors and other persons that provide consulting services to CECO, CECO’s subsidiaries and CECO’s affiliates are also eligible to participate in the Incentive Plan. The term “affiliates” is used in this summary to refer to any person or entity that directly or indirectly controls, or is controlled by or is under common control with CECO. The term “subsidiary” is used in this summary to refer to any corporation or other corporate entity (other than CECO) in an unbroken chain of corporate entities beginning with CECO if each of the corporations or other corporate entity (other than the last corporation in the unbroken chain) owns stock possessing at least 50% of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Maximum Shares and Award Limits

As of July 30, 2015, CECO has reserved 3,300,000 (including the 700,000 shares subject to stockholder approval and the closing of the First Merger) shares of common stock for issuance under the Incentive Plan. As of July 30, 2015, 270,651 of such shares were available for future grant, not including the 700,000 proposed additional shares. There is no provision for automatically increasing the number of shares of common stock allocated to the Incentive Plan without further approval by the stockholders. The terms of outstanding awards will be adjusted without the approval of CECO’s stockholders as CECO’s Compensation Committee determines is appropriate in the event of a stock dividend, stock split, reclassification of stock, merger, reorganization or similar event. If an option terminates, expires or becomes un-exercisable, or shares of common stock subject to a stock award are forfeited, the shares subject to such option or stock award are available under the first sentence of this paragraph for future awards under the Incentive Plan.

Stock Options

The Incentive Plan provides for the grant of both options intended to qualify as incentive stock options under Section 422 of the Code and options not intended to so qualify. Options intended to qualify as incentive stock options may be granted only to persons who are employees or employees of subsidiaries that are treated as corporations for federal income tax purposes. No participant may be granted incentive stock options that are exercisable for the first time in any calendar year for common stock having a total fair market value (determined as of the option grant) in excess of $100,000. CECO’s Compensation Committee will select the participants who are granted options and, consistent with the terms of the Incentive Plan, will prescribe the terms of each option, including the vesting rules for such option. The option exercise price for options cannot be less than the common stock’s fair market value on the date the option is granted, and in the event a grant of an option intended to be an incentive stock option to a participant is deemed to be a 10% owner of CECO or one of CECO’s subsidiaries, the exercise price of an incentive stock option cannot be less than 110% of the common stock’s fair market value on the date the option is granted. Generally, the option price must be paid in cash, however, if approved by CECO’s Compensation Committee, a cashless exercise will be permitted. Options may be exercised in accordance with requirements set by CECO’s Compensation Committee. The maximum period in which an option may be exercised will be fixed by the Committee, provided that (a) in order for options to qualify as incentive stock options, the maximum period cannot exceed ten years and (b) in the event a participant is deemed to be a 10% owner of CECO or a subsidiary, the maximum period for an incentive stock option granted to such participant cannot exceed five years. Options will be nontransferable except in the event of the participant’s death.

Unless provided otherwise in a participant’s stock option agreement and subject to the maximum exercise period for the option, an option generally will cease to be exercisable upon the earlier of three months following the participant’s termination of service with CECO or CECO’s affiliate or the expiration date under the terms of the participant’s stock option agreement. The right to exercise an option will expire immediately upon the participant’s termination of service with CECO if the termination is for cause. Upon death or disability, the option exercise period is extended to the earlier of one year from the participant’s termination of service or the expiration date under the terms of the participant’s stock option agreement.

Stock Awards

CECO’s Compensation Committee also will select the participants who are granted bonus or restricted common stock awards and, consistent with the terms of the Incentive Plan, will establish the terms of each bonus or restricted common stock award. A bonus or restricted common stock award may be subject to payment by the participant of a purchase price for the shares of common stock subject to the award, and may be subject to vesting requirements or transfer restrictions or both, if so provided by CECO’s Compensation Committee. Those requirements may include, for example, a requirement that the participant complete a specified period of employment with CECO or its affiliate or the achievement of certain performance objectives. Any such performance objectives may be based on the individual performance of the participant, CECO’s performance or the performance of CECO’s affiliates, subsidiaries, divisions, departments or functions in which the participant is employed or has responsibility. A transfer of the shares of common stock subject to a restricted common stock award normally will be restricted prior to vesting.

Change in Capitalization

The number of shares of common stock covered by outstanding awards, the number or kind of shares of common stock which may be awarded under the Incentive Plan, and the exercise or purchase price of each outstanding award, and the like, shall be proportionally adjusted by the Compensation Committee in the event of a stock dividend, stock split, reclassification of stock, merger, reorganization or similar event. Such adjustment may not materially change the value of benefits available to a grantee under a previously granted award.

Merger, Consolidation or Asset Sale

If CECO is merged or consolidated with another entity or sells or otherwise disposes of substantially all of its assets to another company, or other change of control, then the vesting of all or part of an outstanding option or stock award may be accelerated in the sole discretion of the CECO Board. Completion of the Mergers will not trigger accelerated vesting under the Incentive Plan.

Amendment and Termination

No awards may be granted under the Incentive Plan after April 12, 2017, which is the tenth anniversary of the date on which the Incentive Plan was initially adopted by the CECO Board. The CECO Board may amend or terminate the Incentive Plan at any time, but an amendment will not become effective without the approval of CECO’s stockholders if stockholder approval is required by any applicable law, regulation or rule, including any rule of NASDAQ; provided, however, the CECO Board may effect a repricing of options without stockholder consent. No amendment or termination shall, without a participant’s consent, adversely affect any rights of such participant under any award outstanding at the time such amendment is made; provided, however, that the CECO Board, in the event of a change of control, may replace the awards with substantially similar awards under another plan of another party to the change of control, make a payment to all participants with respect to options equal to the difference between the fair market value of the common stock on the date of the change of control and the exercise price per share of an option on the date of grant, or upon not less than seven days written notice to all holders of options, cause all options to terminate immediately prior to the effective time of the change of control during which seven day period the holders may exercise their vested options, and if the CECO Board elects, accelerate the vesting of any or all options not then vested.

Federal Income Tax Aspects of the Incentive Plan

The following is a brief summary of the federal income tax aspects of awards that may be made under the Incentive Plan based on existing U.S. federal income tax laws. This summary provides only the basic tax rules. It does not describe a number of special tax rules, including the alternative minimum tax and various elections that may be applicable under certain circumstances. The tax consequences of awards under the Incentive Plan depend upon the type of award and, if the award is to an executive officer, whether the award qualifies as performance-based compensation under Section 162(m) of the Code.

Incentive Stock Options

The recipient of an incentive stock option generally will not be taxed upon grant of the option. Federal income taxes are generally imposed only when the shares of stock from exercised incentive stock options are disposed of, by sale or otherwise. The amount by which the fair market value of the stock on the date of exercise exceeds the exercise price is, however, included in determining the option recipient’s liability for the alternative minimum tax. If the incentive stock option recipient does not sell or dispose of the stock until the later of more than one year after the receipt of the stock and two years after the option was granted, then, upon sale or disposition of the stock, the difference between the exercise price and the market value of the stock as of the date of exercise will be treated as a capital gain, and not ordinary income. If a recipient fails to hold the stock for the minimum required time, at the time of the disposition of the stock, the recipient will recognize ordinary income in the year of disposition in an amount equal to any excess of the market value of the common stock on the date of exercise (or, if less, the amount realized on disposition of the shares) over the exercise price paid for the shares. Any further gain (or loss) realized by the recipient generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period. CECO will not receive a tax deduction for incentive stock options which are taxed to a recipient as capital gains; however, CECO will receive a tax deduction if the sale of the stock does not qualify for capital gains tax treatment.

Nonqualified Stock Options

The recipient of stock options not qualifying as incentive stock options generally will not be taxed upon the grant of the option, provided that the option is granted with an exercise price no less than the fair market value of the stock on the date of grant. Federal income taxes are generally due from a recipient of nonqualified stock options when the stock options are exercised. The difference between the exercise price of the option and the fair market value of the stock purchased on such date is taxed as ordinary income. Thereafter, the tax basis for the acquired stock is equal to the amount paid for the stock plus the amount of ordinary income recognized by the recipient. CECO will be entitled to a tax deduction equal to the amount of ordinary income realized by the option recipient by reason of the exercise of the option.

Other Awards

The payment of other awards under the Incentive Plan will generally be treated as ordinary compensation income at the time of payment or, in the case of bonus or restricted common stock subject to a vesting requirement, at the time substantial vesting occurs. A recipient who receives bonus or restricted shares which are not substantially vested, may, within 30 days of the date the shares are transferred, elect in accordance with Section 83(b) of the Code to recognize ordinary compensation income at the time of transfer of the shares. The amount of ordinary compensation income is equal to the amount of any cash and the amount by which the then fair market value of any common stock received by the participant exceeds the purchase price, if any, paid by the participant. Subject to the application of Section 162(m), CECO will receive a tax deduction for the amount of the compensation income.

Information Regarding Incentive Plan Benefits

The awards that will be granted to eligible employees, directors and consultants under the Incentive Plan will be at the discretion of the Compensation Committee and, therefore, are not determinable at this time. Information regarding awards granted to CECO’s named executive officers and directors under the plans in place during the year ended December 31, 2014 may be found under the captions “Executive Compensation—Director Compensation,” “Executive Compensation—2014 Summary Compensation Table” in CECO’s proxy statement for CECO’s 2015 annual meeting of stockholders filed with the SEC on April 10, 2015.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth, as of the end of CECO’s most recently completed fiscal year, information regarding securities authorized for issuance under equity compensation plans.

Equity Compensation Plan Information

	December 31, 2014
Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights compensation plans	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders
1997 Stock Option Plan[1]	80,000	$12.03	—
Incentive Plan[2]	1,653,444	$10.02	308,651
Employee Stock Purchase Plan[3]	3,969	$13.21	1,438,079
Equity compensation plans not approved by security holders	—	—	—
TOTAL	1,737,410	$10.12	1,746,730

1	The 1997 Stock Option Plan (the “1997 Plan”) was replaced with the Incentive Plan. The 1997 Plan remains in effect solely for the purpose of the continued administration of the options currently outstanding under the 1997 Plan.
2	The Incentive Plan was approved by the stockholders on May 23, 2007. At a special meeting of CECO stockholders held on August 26, 2013, CECO stockholders approved an amendment to the Incentive Plan to increase the number of shares of common stock available for issuance by 600,000 shares. In 2014, 285,777 options and restricted stock awards were granted to plan participants under the Incentive Plan.
3	The Employee Stock Purchase Plan was approved by the stockholders on May 21, 2009.

Amendment of Incentive Plan Contingent on Approval and Closing of First Merger

The CECO Board has made the proposed amendment of the Incentive Plan to add 700,000 shares to the total number of shares reserved for issuance under the Incentive Plan contingent upon closing of the First Merger. If the First Merger is not completed, then the proposed amendment of the Incentive Plan will not be implemented, even if approved by CECO’s stockholders.

CECO Board Recommendation and Required Stockholder Vote

The CECO Board unanimously recommends a vote FOR the proposal to approve an amendment to the Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder from 2,600,000 to 3,300,000, with the addition of 700,000 shares to the total number of shares reserved for issuance under the Incentive Plan (CECO Proposal No. 2). The affirmative vote of a majority of the votes present in person or by proxy and entitled to vote at the meeting at which a quorum is present is required for the approval of the amendment of the Incentive Plan to add 700,000 shares to the total number of shares reserved for issuance under the Incentive Plan.

CECO PROPOSAL NO. 3:

APPROVAL OF THE ADJOURNMENT OF THE CECO SPECIAL MEETING

CECO is asking its stockholders to approve the adjournment of the CECO Special Meeting, if necessary or appropriate.

CECO Board Recommendation and Required Stockholder Vote

The CECO Board unanimously recommends a vote FOR the proposal to approve the adjournment of the CECO Special Meeting, if necessary of appropriate (CECO Proposal No. 3). The affirmative vote of a majority of the votes present in person or by proxy and entitled to vote at which a quorum is present is required for the approval to adjourn the CECO Special Meeting.

THE PMFG SPECIAL MEETING

This joint proxy statement/prospectus is being provided to PMFG stockholders as part of a solicitation of proxies by the PMFG Board for use at the PMFG Special Meeting. This joint proxy statement/prospectus contains important information regarding the PMFG Special Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and voting procedures.

This joint proxy statement/prospectus are being first mailed on or about August 4, 2015 to all stockholders entitled to vote at the PMFG Special Meeting. Stockholders who owned shares of PMFG common stock at the close of business on July 30, 2015, the record date for the PMFG Special Meeting, are entitled to receive notice of, attend, and vote at the PMFG Special Meeting. As of the close of business on the record date, there were 21,202,725 shares of PMFG common stock outstanding and entitled to vote.

Date, Time and Place	The PMFG Special Meeting will be held at 9:00 a.m., Central Time on September 2, 2015, at PMFG, Inc., 14651 Dallas Parkway, Suite 500, Dallas, TX 75254.

Purpose of the PMFG Special Meeting	At the PMFG Special Meeting, PMFG stockholders will be asked to vote on the following proposals:

PMFG Proposal No. 1—Adoption of the Merger Agreement (Item 1 on the proxy card). To adopt the Merger Agreement;

PMFG Proposal No. 2—Approval of the Compensation That May Be Payable by PMFG to its Named Executive Officers (Item 2 on the proxy card). To approve the compensation that may become payable to PMFG’s named executive officers in connection with the Mergers; and

PMFG Proposal No. 3—Adjournment of the PMFG Special Meeting (Item 3 on the proxy card). To approve any proposal made by the chair of the PMFG Special Meeting to adjourn the PMFG Special Meeting.

The PMFG Board unanimously recommends that PMFG stockholders vote FOR each of the proposals presented at the PMFG Special Meeting.

Who Can Vote at the PMFG Special Meeting	Only holders of PMFG common stock as of the close of business on July 30, 2015, which is the record date for the PMFG Special Meeting, are entitled to receive notice of and to vote at the PMFG Special Meeting. If you own shares that are registered in the name of someone else, such as a broker, you need to direct that person to vote those shares or obtain an authorization from them to vote the shares, provide identification in the form of a copy of a brokerage statement (in a name matching your photo identification) reflecting your stock ownership as of the record date for the PMFG Special Meeting and vote the shares yourself at the meeting. As of the close of business on the record date for the PMFG Special Meeting, there were 21,202,725 shares of PMFG common stock outstanding and entitled to vote.

Vote Required for the Proposals	PMFG Proposal No. 1—Adoption of the Merger Agreement (Item 1 on the proxy card). Adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of PMFG common stock outstanding as of the close of business on the record date for the PMFG Special Meeting.

PMFG Proposal No. 2—Approval of the Compensation That May Be Payable by PMFG to its Named Executive Officers (Item 2 on the proxy card). The affirmative vote of a majority of the votes present, in person or by proxy, and entitled to vote at the PMFG Special Meeting will be required to approve the compensation that may become payable to PMFG’s named executive officers in connection with the Mergers. Because the vote is advisory, it will not be binding on PMFG, and failure to receive the vote required for approval will not change PMFG’s obligations to pay the merger-related compensation.

PMFG Proposal No. 3—Adjournment of the PMFG Special Meeting (Item 3 on the proxy card). Approval of any proposal made by the chair of the PMFG Special Meeting to adjourn the PMFG Special Meeting requires the affirmative vote of a majority of the votes present, in person or by proxy, and entitled to vote at the PMFG Special Meeting.

Quorum Requirement	A quorum of PMFG stockholders entitled to vote as of the record date for the PMFG Special Meeting is necessary for purposes of transacting business at the PMFG Special Meeting. A majority of the outstanding shares of common stock entitled to vote at the PMFG Special Meeting, being present in person or represented by proxy, will constitute a quorum. Abstentions will be counted as present for purposes of determining the presence of a quorum. All of the proposals at the PMFG Special Meeting are considered non-routine matters. As a result, your broker may not vote your shares without your specific instructions.

Shares Owned by PMFG Directors and Executive Officers	At the close of business on the record date for the PMFG Special Meeting, directors and executive officers of PMFG beneficially owned and were entitled to vote, in the aggregate, approximately 566,195 issued and outstanding shares of PMFG common stock, representing approximately 2.7% of the shares of PMFG common stock outstanding on that date. The directors and executive officers of PMFG have informed PMFG that they intend to vote all of the shares of PMFG common stock they are entitled to vote (a) FOR the proposal to adopt the Merger Agreement, (b) FOR the proposal to approve the compensation that may become payable by PMFG to its named executive officers in connection with the Mergers, and (c) FOR the proposal to approve any proposal by the chair of the PMFG Special Meeting to adjourn the PMFG Special Meeting. For a more detailed discussion of the beneficial ownership of directors and officers of PMFG, see “Beneficial Ownership of PMFG Common Stock” beginning on page 219.

Methods of Voting—Stockholders of Record	If you are a PMFG stockholder entitled to vote at the PMFG Special Meeting, you may vote over the Internet, by telephone, by mail or in person at the PMFG Special Meeting. All votes, other than votes made in person at the PMFG Special Meeting, must be received by 11:59 p.m., Eastern Time, on September 1, 2015.

Over the Internet or by Telephone. To vote over the Internet or by telephone, please follow the instructions included on your proxy card. If you vote over the Internet or by telephone, you do not need to complete and mail a proxy card.

Mail. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the PMFG Special Meeting in the manner you indicate. CECO and PMFG encourage you to sign and return the proxy card even if you plan to attend the PMFG Special Meeting so that your shares will be voted if you are ultimately unable to attend the PMFG Special Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

In Person. If your shares are registered directly in your name, you have the right to vote in person at the PMFG Special Meeting. If you attend the PMFG Special Meeting and plan to vote in person, PMFG will provide you with a ballot at the PMFG Special Meeting.

Methods of Voting—Beneficial Owners	If your shares are held in an account at a brokerage firm, bank, or other nominee, then you are the beneficial owner of shares held in “street name,” and this proxy statement/prospectus is being sent to you by that organization. The organization holding your account is considered to be the stockholder entitled to vote at the PMFG Special Meeting for purposes of voting at the PMFG Special Meeting. As a beneficial owner, you have the right to direct your broker, bank, or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank, or other nominee provides you along with this proxy statement/prospectus. As a beneficial owner, you must obtain a proxy executed in your favor from the stockholder entitled to vote your shares at the PMFG Special Meeting to be able to vote your shares in person at the PMFG Special Meeting. All of the proposals at the PMFG Special Meeting are considered non-routine matters. As a result, your broker may not vote your shares without your specific instructions.

Attending the Special Meeting	Stockholders entitled to vote at the PMFG Special Meeting, or their duly authorized proxies, may attend the PMFG Special Meeting. If you choose to attend the PMFG Special Meeting, please bring photo identification. If you hold shares in “street name” (through a broker, bank, or other nominee) and wish to attend the PMFG Special Meeting, you will also need to bring a copy of a brokerage statement (in a name matching your photo identification) reflecting your stock ownership as of the record date for the PMFG Special Meeting. If you are a representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are a representative of such stockholder.

Please note that use of cameras, recording devices, and other electronic devices will not be permitted at the PMFG Special Meeting.

Abstentions	A vote to “abstain” on any of PMFG Proposals Nos. 1, 2 and 3 will have the same effect as a vote AGAINST the proposal.

Failure to Vote Shares	A failure to vote your shares pursuant to one of the methods described above will have the same effect as a vote AGAINST the proposal to adopt the Merger Agreement, and will have no effect on either the proposal to approve the compensation that may become payable by PMFG to its named executive officers in connection with the Mergers or the proposal to approve any proposal made by the chair of the PMFG Special Meeting to adjourn the PMFG Special Meeting.

Revoking a Proxy	If you are a stockholder entitled to vote at the PMFG Special Meeting, you may revoke your proxy at any time before the vote is taken at the PMFG Special Meeting. To revoke your proxy, you must either:

•	enter a new vote over the Internet or by telephone by 11:59 p.m., Eastern Time, on September 1, 2015;

•	sign and return another proxy card, which must be received by 11:59 p.m., Eastern Time, on September 1, 2015;

•	provide written notice of the revocation to: PMFG, Inc., Attention: Secretary, 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254, which must be received by 11:59 p.m., Eastern Time, on September 1, 2015; or

•	attend the PMFG Special Meeting and vote your shares in person.

If you are the beneficial owner of shares held in “street name” by a brokerage firm, bank, or other nominee, you should follow the instructions of your broker, bank, or other nominee regarding the revocation of proxies.

Solicitation of Proxies	The solicitation of proxies from PMFG stockholders is made on behalf of the PMFG Board. CECO and PMFG will equally share the costs and expenses of printing and mailing this joint proxy statement/prospectus. PMFG has retained Georgeson Inc. to assist in the solicitation of proxies. Solicitations may be made personally or by mail, facsimile, telephone, messenger or over the Internet. In addition to Georgeson Inc.’s proxy solicitation fee of $12,000 plus reasonable out-of-pocket expenses for this service, PMFG will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to stockholders. Directors, officers and employees of PMFG may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees of PMFG will not be paid any additional compensation for soliciting proxies.

DO NOT SEND IN ANY PMFG STOCK CERTIFICATES WITH YOUR PROXY CARD.

As described under “The Mergers—Electing the Form of Merger Consideration” beginning on page 134, each PMFG stockholder as of the close of business on the record date for the PMFG Special Meeting will receive a form of election and other appropriate and customary transmittal materials, which are being mailed concurrently with this joint proxy statement/prospectus, describing how you may exchange your shares of PMFG common stock for the Merger Consideration. If your shares of PMFG common stock are held in “street name” through a brokerage firm, bank or other nominee, you will receive instructions from your brokerage firm, bank or other nominee as to how to effect the surrender of your “street name” shares of PMFG common stock in exchange for the Merger Consideration.

PMFG PROPOSAL NO. 1:

ADOPTION OF THE MERGER AGREEMENT

PMFG is submitting the Merger Agreement to its stockholders at the PMFG Special Meeting, at which the Merger Agreement will be considered and a vote taken on a proposal for its adoption.

For a summary of the terms and conditions of the Mergers and the Merger Agreement, including the background of the Mergers, see “The Merger Agreement” beginning on page 154. As discussed in “The Mergers—PMFG Board’s Reasons for the Mergers and Recommendation of the PMFG Board” beginning on page 110, on May 3, 2015, the PMFG Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Mergers, are consistent with, and in furtherance of, the business strategies and goals of PMFG, are fair to and in the best interest of PMFG and its stockholders, and are advisable.

The proposal to adopt the Merger Agreement requires the affirmative vote of holders of a majority of the issued and outstanding shares of PMFG common stock as of the record date for the PMFG Special Meeting.

The PMFG Board unanimously recommends a vote FOR the adoption of the Merger Agreement (PMFG Proposal No. 1).

PMFG PROPOSAL NO. 2:

APPROVAL OF THE COMPENSATION THAT MAY BECOME PAYABLE

BY PMFG TO ITS NAMED EXECUTIVE OFFICERS

Section 951 of the Dodd-Frank Act and Rule 14a-21(c) under the Exchange Act require that PMFG seek a non-binding, advisory vote from its stockholders to approve certain “golden parachute” compensation that its “named executive officers” will or may receive from PMFG in connection with the Mergers. This proposal gives PMFG stockholders the opportunity to express their views on the compensation that may become payable to or on behalf of PMFG’s named executive officers in connection with the Merger Agreement. Accordingly, PMFG is asking its stockholders to approve, by non-binding, advisory vote, the payments to its named executive officers as described in this section.

The advisory vote on the merger-related payments proposal is a vote separate and apart from the vote on the adoption of the Merger Agreement. Accordingly, you may vote to approve the adoption of the Merger Agreement and vote not to approve the merger-related payments proposal and vice versa. Because the vote on the merger-related payments proposal is advisory only, it will not be binding on either CECO or PMFG. Accordingly, if the Merger Agreement is adopted and the Mergers are completed, the compensation payments that are contractually required to be paid by PMFG to its named executive officers may become payable, subject only to applicable conditions, regardless of the outcome of the non-binding, advisory vote of PMFG stockholders.

For additional information about agreements and understandings of PMFG and its named executed officers concerning compensation that is based on or otherwise relates to the Mergers, and estimates of the aggregate total of all such compensation that may become payable to or on behalf of such executive officers, see “The Mergers—Interests of PMFG Directors and Executive Officers in the Mergers” beginning on page 141.

The proposal to approve the payments of merger-related compensation to PMFG’s named executive officers requires the affirmative vote of a majority of the votes present, in person or by proxy, and entitled to vote at the PMFG Special Meeting on the proposal. Abstentions will have the same effect as a vote against the proposal. A failure to vote shares will have no effect on this proposal.

The PMFG Board unanimously recommends a vote FOR the approval of the compensation that may become payable to PMFG’s named executive officers in connection with the Mergers (PMFG Proposal No. 2).

PMFG PROPOSAL NO. 3:

APPROVAL OF THE ADJOURNMENT OF THE PMFG SPECIAL MEETING

PMFG is asking its stockholders to approve any proposal made by the chair of the PMFG Special Meeting to adjourn the PMFG Special Meeting.

Approval of this adjournment proposal requires the affirmative vote of a majority of the votes present, in person or by proxy, and entitled to vote. In addition, even if a quorum does not exist, a majority of the shares of PMFG common stock present at the PMFG Special Meeting, in person or by proxy, may adjourn the meeting to another place, date or time. Abstentions will have the same effect as a vote against the proposal. A failure to vote shares will have no effect on this proposal.

The PMFG Board unanimously recommends a vote FOR the adjournment of the PMFG Special Meeting (PMFG Proposal No. 3).

THE MERGERS

Background of the Mergers

The CECO Board and the PMFG Board each regularly reviews their respective companies’ results of operations and competitive positions. The CECO Board and CECO’s management also periodically review and evaluate the merits of various potential strategic alternatives, taking into account expected economic, competitive and other market conditions. These strategic alternatives often include acquiring new businesses to complement or expand existing businesses.

In 2011, CECO identified PMFG as a potential acquisition candidate in connection with CECO’s regular evaluation of strategic opportunities. Since that time, CECO monitored PMFG’s publicly available operational and financial information.

On October 1, 2013, Jeffrey Lang, CECO’s Chief Executive Officer, invited Peter Burlage, PMFG’s Chief Executive Officer, to meet to discuss general market trends, opportunities for potential partnering on specific project opportunities, and an interest in exchanging information about each company’s global footprint and capabilities. PMFG and CECO subsequently entered into a mutual confidentiality and non-disclosure agreement on November 6, 2013.

In November 2013, CECO started working with Jefferies, with which CECO has an ongoing relationship, as its financial advisor in connection with a potential transaction with PMFG. CECO selected Jefferies as its financial advisor given Jefferies’ familiarity with CECO and its business through, among other things, Jefferies’ prior financial advisory services to CECO in connection with other acquisition transactions, including CECO’s acquisition of Met-Pro Corporation in August 2013, and its experience in merger and acquisition transactions generally.

On November 18, 2013, Mr. Lang and Jonathan Pollack, a CECO director, met with Robert McCashin, PMFG’s lead independent director, Ronald McCrummen, PMFG’s Executive Vice President and Chief Financial Officer, and Mr. Burlage for dinner followed by a meeting the next day with the same parties. At those meetings, the parties discussed the strategic vision of the two companies, recent merger and acquisition experience and interest in further discussions.

On December 18, 2013, Mr. Lang and Mr. Pollack met with Mr. Burlage and Mr. McCrummen in PMFG’s offices to discuss the general market outlook, infrastructure, products and capabilities of each company.

On February 13, 2014, Jason DeZwirek, CECO’s Chairman of the Board, together with Mr. Lang and Mr. Pollack met with Mr. Burlage and Mr. McCrummen to present a high level outline of a possible merger transaction and the benefits to the two companies of pursuing a merger transaction. In this meeting, CECO indicated an exchange value of $9.00 for each outstanding share of PMFG common stock. No timetable was established at this meeting for a specific proposal.

When Mr. Burlage advised the PMFG Board of the discussions with CECO, the PMFG Board determined that PMFG management should consult Jones Day, PMFG’s regular outside counsel, and Stifel, PMFG’s financial advisor in a prior offering of PMFG common stock. On February 27, 2014, Mr. Burlage, Mr. McCashin and Mr. McCrummen met with representatives of Stifel in New York to discuss the CECO presentation generally and a possible engagement of Stifel to advise the PMFG Board if CECO were to make a proposal.

When PMFG contacted Jones Day to engage Jones Day to represent PMFG in the potential transaction, Jones Day advised PMFG of its ongoing representation of CECO on unrelated matters. Each of PMFG and CECO determined that it was appropriate to provide a conflicts waiver to Jones Day on the condition that Jones Day would establish an “information wall” to prevent the disclosure of information between the Jones Day attorneys working on the PMFG and CECO matters, which Jones Day then implemented.

At a PMFG Board meeting on March 10, 2014, the PMFG Board discussed the preliminary conversations held to date between PMFG and CECO senior managements. Also present at that meeting were Mr. McCrummen and representatives of Jones Day and Stifel. Together with its advisors, the PMFG Board discussed PMFG’s then current operational results, the potential benefits of a transaction involving PMFG and CECO and other strategic alternatives, including PMFG’s opportunities and challenges as a standalone company and whether to initiate a broader sale process. At that meeting, a representative of Jones Day made a presentation summarizing the fiduciary duties of the PMFG Board in the context of a potential change-in-control transaction.

At the March 10, 2014 meeting, the PMFG Board determined that while PMFG was not for sale, PMFG should further explore a potential transaction with CECO. The PMFG Board authorized Mr. McCashin and Mr. Burlage to discuss a potential transaction with CECO. The PMFG Board also determined that, subject to CECO entering into a customary standstill agreement with PMFG and further positive discussions with CECO about a potential transaction, CECO would be permitted to undertake a due diligence review of PMFG.

On March 13, 2014, Mr. McCashin and Mr. Burlage telephoned Mr. DeZwirek, Mr. Lang and Mr. Pollack. Mr. McCashin and Mr. Burlage informed Mr. DeZwirek, Mr. Lang and Mr. Pollack that while PMFG was not for sale, the PMFG Board was prepared to continue to discuss a potential transaction with CECO. However, Mr. McCashin and Mr. Burlage noted that the PMFG Board believed that the consideration contemplated by CECO did not adequately value PMFG. Mr. McCashin and Mr. Burlage further indicated that PMFG would be willing to permit CECO to undertake a limited due diligence process provided that CECO entered into a customary standstill agreement.

After discussions among the CECO Board and CECO’s management, on March 25, 2014, CECO delivered to PMFG a letter reflecting a preliminary proposal. The preliminary proposal contemplated an acquisition of PMFG by CECO for a proposed purchase price of $9.00 per outstanding share of PMFG common stock, with 80% of the consideration payable in cash and 20% in shares of CECO common stock. The proposed price represented a 30.2% premium to the $6.91 closing price of PMFG common stock on the trading day preceding the proposal. The CECO Board believed that a significant premium to the closing price of PMFG common stock was reasonable given the expected larger scale and scope of a combined company, which was expected to improve CECO’s overall cost structure and create operating efficiencies. In addition, the highly complementary nature of both PMFG’s and CECO’s products and end markets is expected to result in enhanced selling opportunities and recurring revenue through a larger combined installed customer base. The proposal was subject to CECO entering into a financing arrangement with prospective lenders. CECO’s proposal was also subject to a number of other conditions, including completion of due diligence to CECO’s satisfaction with respect to (a) PMFG’s historical and projected financial performance, (b) PMFG’s technology, product and service offerings, (c) the contractual arrangements of PMFG with its customers and suppliers, (d) PMFG’s intellectual property, (e) any potential environmental liabilities of PMFG and (f) other customary accounting, tax and legal due diligence. CECO’s preliminary indication of interest also required that PMFG agree to a 75-day exclusivity period during which CECO could conduct its due diligence.

On March 26, 2014, the PMFG Board held a meeting to discuss CECO’s preliminary proposal. Representatives of Stifel and Jones Day also participated in that meeting. At that meeting, representatives of Stifel discussed their preliminary financial analysis of CECO’s proposal. Together with its advisors, the PMFG Board further discussed the terms of the potential transaction proposed by CECO.

The PMFG Board also discussed other alternatives available to PMFG, including PMFG’s opportunities as a standalone company, the challenges inherent in PMFG’s business plan and the operating and geopolitical risks inherent in PMFG’s industry. The PMFG Board discussed the potential to initiate a broader sale process, and the possible results of a broader process and potential distraction that a broader sale process could have on PMFG management. After deliberation and discussion with its financial and legal advisors, the PMFG Board authorized further discussions with CECO regarding a potential transaction. The PMFG Board did not initiate a broader sale process at that time as the PMFG Board concluded that any formal process would be very time consuming and create significant management distractions at a time when management was focused on improving operational performance. Further, the PMFG Board and management expressed concern that a broader sale process could result in a loss of employees and disruption of customer and supplier relationships.

On March 28, 2014, Mr. Burlage and Mr. McCashin telephoned Mr. DeZwirek and Mr. Lang to provide initial feedback from the PMFG Board to the proposal and potential next steps. On April 3, 2014, Mr. Burlage and Mr. McCashin again telephoned Mr. DeZwirek and Mr. Lang to inform them that the PMFG Board had decided to engage Stifel to represent PMFG. It was agreed that Stifel would contact CECO to discuss next steps.

On April 3, 2014, PMFG engaged Stifel to act as its financial advisor in connection with a potential strategic transaction involving CECO. PMFG chose to engage Stifel for advice in the potential transaction because of its prior relationship with Stifel, including in connection with its engagement of Stifel in a public offering of PMFG’s common stock in February 2012.

Between April 4, 2014 and early May 2014, senior managements of PMFG and CECO, together with representatives of their respective financial advisors, continued to discuss the terms of a potential transaction involving PMFG and CECO, as well as the expectation of an improved valuation in exchange for granting exclusivity to CECO for a limited period.

On May 8, 2014, PMFG announced its financial results for the third quarter ended March 29, 2014. PMFG announced that revenue in the third quarter of fiscal year 2014 declined $2.7 million or 7.7% to $32.3 million compared to the third quarter of fiscal year 2013 and that net loss in the quarter was $3.8 million, or $0.18 per diluted share, compared to net income of $0.5 million and $0.03 per diluted share in the third quarter of the prior year.

Following that announcement, at a meeting on May 13, 2014, CECO notified PMFG that it was ceasing further discussions of a potential transaction with PMFG primarily as a result of PMFG’s recent financial results. At the time, CECO was also pursuing other strategic transactions that would significantly distract CECO management during the due diligence, negotiation and integration of those alternative transactions. In attendance at this meeting for PMFG were Mr. McCashin, Mr. Burlage and Mr. McCrummen, and for CECO, Mr. Lang. Mr. DeZwirek participated by telephone.

On July 3, 2014, PMFG and Stifel entered into an amendment to Stifel’s engagement letter that provided for a broader scope of Stifel’s services, in light of the changed circumstances in PMFG’s prospects for a sale transaction and the then current cessation of discussions with CECO.

In early December 2014, Mr. Lang and Mr. Pollack met with Mr. Burlage and Mr. McCrummen to discuss CECO’s recent acquisitions, PMFG’s recent financial results, and the recent addition of two new directors to the PMFG Board as well as the circumstances leading up to those appointments. Mr. Burlage and Mr. McCrummen also described changes in personnel and operational initiatives taken by PMFG in response to PMFG’s operating results in fiscal 2014. Mr. Lang and Mr. Pollack indicated that CECO had a continued interest in pursuing a strategic transaction with PMFG but was also considering alternative transactions. Mr. Lang and Mr. Pollack indicated that CECO’s preference was to devote its efforts to pursuing a strategic transaction with PMFG due to PMFG’s positive first quarter of fiscal 2015 results, new director appointments and its belief that PMFG may be interested in pursuing transactions. It was agreed that, should CECO decide to reopen discussions, CECO should contact Stifel. No indication of value was discussed at this meeting.

On January 7, 2015, following further discussions among Mr. Pollack, Mr. Lang, Mr. DeZwirek and Jefferies, Mr. Pollack contacted Stifel to advise Stifel of CECO’s interest in reopening discussions with PMFG. At that meeting, Mr. Pollack orally conveyed a likely valuation in the range of $7.00 to $7.50 per outstanding share of PMFG common stock. Stifel advised Mr. Burlage of the discussion and the expectation that a new proposal would be forthcoming from CECO.

On January 9, 2015, CECO provided a new proposal to Mr. McCashin and Mr. Burlage. Under the terms of this proposal, CECO was prepared to acquire PMFG at a purchase price of $7.00 per outstanding share of PMFG common stock, with 60% of the consideration payable in cash and 40% in shares of CECO common stock. CECO modified the composition of consideration from the original March 25, 2014 proposal in an effort to continue to manage the anticipated indebtedness of a combined company and potentially make its proposal more attractive to PMFG under its belief that PMFG would view a larger stock component more favorably given the future upside potential for PMFG stockholders. The proposed price represented a 42.6% premium to the $4.91 closing price of PMFG common stock on the trading day preceding the date of the new proposal and a 35% premium to the 180-day value weighted average price of $5.20. As stated in the new proposal, CECO would only be willing to pursue a potential transaction with PMFG if CECO were granted the exclusive right to negotiate a potential transaction with PMFG for a 60-day period.

On January 16, 2015, the PMFG Board held a meeting to discuss CECO’s new unsolicited proposal to acquire PMFG. Mr. McCrummen and representatives of Stifel and Jones Day also participated in that meeting. At that meeting, representatives of Stifel discussed their preliminary financial analysis of CECO’s current proposal. Together with its advisors, the PMFG Board discussed possible reasons for CECO’s renewed interest in PMFG, the potential benefits of a transaction between PMFG and CECO and other strategic alternatives, including PMFG’s opportunities and challenges as a standalone company and the potential advantages and disadvantages associated with initiating a broader sale process. Mr. Burlage and Mr. McCrummen, together with representatives of Stifel, summarized certain key market challenges facing PMFG as a standalone company, noting that those challenges were more prevalent than in March 2014. These risks included (a) the recent pronounced decline in oil and gas prices that resulted in cancellations and delays for energy industry capital projects, (b) general business challenges in China amid a general slowdown in activity in that market, and (c) the continued reduced global spending in nuclear power generation infrastructure following the issues involving Japan’s Fukushima nuclear facility after the 2011 tsunami. At the meeting, a representative of Jones Day made a presentation regarding the PMFG Board’s fiduciary duties.

After extensive discussions with its financial and legal advisors, the PMFG Board approved renewing discussions with CECO regarding a potential transaction. The PMFG Board determined not to pursue a broader sale process at that time for many of the same reasons discussed in April 2014, including concerns regarding the potential distraction of management and key employees related to a fully-marketed sale transaction process, the possibility that information regarding a broader sale process would become public and the resulting uncertainty that would be created for employees, customers and suppliers regarding the future direction of PMFG. However, the PMFG Board instructed Stifel to seek to increase CECO’s proposal of $7.00 per outstanding share of PMFG common stock.

The PMFG Board also authorized representatives of Stifel to communicate to CECO that while PMFG was not for sale, the PMFG Board was prepared to grant exclusivity to CECO for a period of 45 days so long as CECO (a) was able to provide reasonable assurance of its ability to obtain adequate financing to consummate the proposed transaction (including the delivery of an executed debt commitment letter concurrently with the execution of any definitive agreement) and (b) agreed in the event CECO and PMFG entered into a definitive agreement with respect to the proposed merger, that PMFG would have a post-signing period in which it would be permitted to explore alternative proposals, which period is commonly referred to as a “go shop” period.

Stifel subsequently communicated the PMFG Board’s position to representatives of Jefferies. Following this communication, CECO discussed potentially increasing its proposal of $7.00 per outstanding share of PMFG common stock to $7.20 per outstanding share of PMFG common stock. On January 22, 2015, CECO delivered to PMFG a revised written, preliminary proposal reflecting this proposed price, with 50% of the consideration payable to PMFG’s stockholders in cash and the remaining 50% payable in shares of CECO common stock. CECO modified the composition of consideration from its previous proposal in an effort to potentially make its proposal more attractive to PMFG under its belief that PMFG would view a proposal with a larger stock component more favorably given the future upside potential for PMFG stockholders. In the revised proposal, CECO affirmed that it would agree to provide PMFG with a 45-day “go shop” period post-signing. The revised proposal also provided that CECO’s financing source was prepared to deliver a highly confident letter that CECO would be able to obtain financing for the proposed transaction.

CECO’s proposal was subject to CECO entering into a financing arrangement with its prospective lenders and a number of other conditions, including completion to CECO’s satisfaction of business, accounting, financial, environmental, legal, tax, insurance, contingent liability, information technology, intellectual property, facilities and human resources due diligence. CECO’s preliminary proposal also required that PMFG agree to a 45-day exclusivity period with the possibility of a 15-day extension upon confirmation of valuation.

Following receipt of CECO’s preliminary indication of interest, members of the senior management of each of PMFG and CECO, along with representatives of their respective financial advisors, continued to discuss the terms of a potential transaction between CECO and PMFG. Following further discussions, the PMFG Board instructed Stifel to seek to have CECO increase the value of its proposal.

Following further discussions, CECO provided PMFG with a further revised proposal on January 29, 2015 with an indicative value of $7.35 per outstanding share of PMFG common stock, with 50% of the consideration payable in cash and 50% payable in shares of CECO common stock.

Following further discussions, CECO provided PMFG with a non-binding letter dated February 3, 2015 outlining CECO’s proposal to acquire the outstanding shares of PMFG common stock for $7.35 per outstanding share of PMFG common stock, with 50% of the consideration payable in cash and the remaining 50% payable in shares of CECO common stock. The proposed price represented a 51.9% premium to the $4.84 closing price of PMFG common stock on the trading day preceding the proposal. The non-binding letter also provided that concurrently with execution of a definitive agreement, CECO would execute a debt commitment letter that provided CECO with the funds necessary to consummate the potential transaction with PMFG.

On February 3, 2015, concurrently with the delivery of the non-binding letter, CECO and PMFG entered into an exclusivity agreement that granted CECO a 45-day exclusivity period to negotiate a potential transaction with PMFG, with a provision for a potential 15-day extension period. Among other things, the exclusivity agreement also provided that, without the approval of the PMFG Board, CECO would not acquire any PMFG securities for a period of 18 months.

Promptly following execution of the exclusivity agreement, on February 6, 2015, CECO delivered to PMFG a preliminary due diligence request list. Shortly thereafter, PMFG delivered to CECO a preliminary due diligence request in connection with PMFG’s confirmatory due diligence of CECO. On February 13, 2015, PMFG made available a data room to CECO and its advisors. Until the signing of the Merger Agreement, each party conducted confirmatory due diligence on the other party.

On February 18, 2015, Mr. McCashin, Mr. Burlage and Mr. McCrummen, and Mr. Lang and Mr. Pollack, together with representatives of PMFG’s and CECO’s respective financial advisors, met in person in Dallas, Texas, for due diligence meetings. At the meetings, senior management from each of CECO and PMFG presented an overview of their respective companies’ businesses.

In late February, 2015, Ernst & Young LLP (“Ernst & Young”) was contacted by each of CECO and PMFG to perform accounting and financial due diligence on the other party. After it informed each party of the conflict, each of CECO and PMFG provided a waiver to Ernst & Young, and Ernst & Young established procedures to create an “information wall” between the members of Ernst & Young involved in the separate engagements.

On March 6, 2015, Squire Patton Boggs (US) LLP (“Squire Patton Boggs”), CECO’s legal advisor, delivered to Jones Day an initial draft merger agreement. Consistent with the draft term sheet accompanying CECO’s proposal, the initial draft merger agreement provided for, among other things, proposed merger consideration of $7.35 per share of PMFG stock, 50% payable in cash and 50% in stock at each PMFG stockholder’s election, subject to proration and a then undetermined collar on the exchange ratio for the stock portion of the consideration. The initial draft merger agreement also provided that (a) each outstanding option to purchase shares of PMFG common stock would be cancelled and converted into the right to receive a cash payment equal to the excess value, if any, of the per share cash consideration over the exercise price for such option and (b) each outstanding share of PMFG restricted stock and each outstanding restricted stock unit would be fully vested, cancelled and converted into the right to receive a cash payment equal to the per share cash consideration.

Under the terms of the initial draft merger agreement, in the aggregate, 50% of the consideration paid by CECO (inclusive of any payments in connection with outstanding PMFG equity awards) would be paid in cash. Further, while the initial draft merger agreement provided for a 45-business day “go shop” period, it did not provide for a lower termination fee to be paid by PMFG in the event PMFG ultimately terminated the merger agreement to enter into a superior proposal with an “excluded party” (a third party with which PMFG had engaged in discussions during the “go shop” period with respect to a potential transaction). The initial draft merger agreement contemplated a termination fee equal to approximately 3% of the aggregate value of the transaction as the amount of the termination fee that would be payable by PMFG to CECO under all applicable circumstances. The initial draft merger agreement also provided that even if no other alternative proposal by a third party were made, PMFG would be required to reimburse CECO for all of its out-of-pocket expenses in the event PMFG stockholders did not approve the proposed transaction.

The initial draft merger agreement also provided that CECO would not be obligated to consummate the proposed merger unless its contemplated financing was available, and that PMFG’s only recourse in that event would be a termination fee equal to approximately 4% of the aggregate value of the transaction.

Additionally, the initial draft merger agreement contemplated that concurrently with the execution of the merger agreement, PMFG would enter into a voting agreement with Mr. DeZwirek and Icarus Investment Corp., which voting agreement would provide that such CECO stockholders would vote their shares of CECO common stock in favor of the Share Issuance. However, under the terms of the initial draft merger agreement, CECO would not be obligated to pay PMFG a termination fee or reimburse PMFG for any of its expenses in the event CECO stockholders failed to approve the Share Issuance.

On March 13, 2015, Jones Day delivered to Squire Patton Boggs a revised draft of the merger agreement. Among other things, the revised draft merger agreement contemplated that CECO would provide more detailed representations, warranties and covenants about the availability of, and its efforts with respect to, its financing and other revisions related to decreasing the conditionality affecting the likelihood of closing. The revised draft merger agreement further provided that CECO’s financing was not a condition to consummation of the proposed merger, meaning that even if there was a failure in CECO’s ability to obtaining financing under its debt commitment letter, CECO would nonetheless be obligated to consummate the mergers, provided all other conditions to closing had been fulfilled.

Also, the revised draft merger agreement prepared by Jones Day included a bifurcated termination fee structure with respect to a termination of the merger agreement by PMFG in order to enter into an alternative transaction as a result of a “superior proposal,” whereby the termination fee payable by PMFG in the event of a termination to enter into an alternative agreement with respect to a superior proposal with a party identified during the “go shop” period would be approximately 50% of the termination fee that would be payable if PMFG were to terminate the merger agreement in response to a superior proposal from a party that did not provide a proposal during the “go shop” period.

The revised draft merger agreement also increased the size of the termination fee that would be payable by CECO under certain circumstances to approximately 6% of the aggregate value of the transaction, which termination fee would be payable in the event CECO stockholders failed to approve the share issuance in connection with the transactions contemplated by the draft merger agreement. Further, the revised draft merger agreement eliminated any requirement that PMFG reimburse CECO for its expenses in connection with the rejection by PMFG stockholders of the proposed transaction absent the existence of an alternative transaction. The revised draft merger agreement also provided that any cash payment made in respect of outstanding options to purchase PMFG common stock and PMFG RSUs would not impact the 50% cash, 50% stock consideration mix offered to PMFG stockholders.

From March 13, 2015 until the execution of the Merger Agreement on May 3, 2015, the parties continued to negotiate the terms of the proposed merger agreement and exchange various drafts of the Merger Agreement.

On March 30, 2015, the PMFG Board met to discuss the status of negotiations with CECO. Mr. McCrummen, along with representatives of Jones Day and Stifel, also attended that meeting. During that meeting, Mr. McCrummen provided an update on the mutual due diligence being performed by each of PMFG and CECO on the other. Representatives of Stifel and the PMFG Board also discussed current market conditions. Representatives of Stifel noted that CECO, PMFG and their peer group had all underperformed relative to the broader market in the 12-month period ended March 26, 2015.

The PMFG Board and representatives of Stifel also discussed the recent decline in CECO’s stock price following the release of its fourth quarter and fiscal 2014 financial results, and possible causes for that decline. Based on a trailing 12-month trading price history of PMFG, more than 90% of all trades were at prices below $6.00 per share, significantly below the proposed per share purchase price proposed by CECO. The PMFG Board also discussed the effects of the changes in CECO’s stock price to the broader transaction and the consideration proposed by CECO.

Following such discussions, representatives of Jones Day summarized for the PMFG Board the unresolved issues in the merger agreement, including issues relating to CECO’s obligations with respect to obtaining financing, and the consequences of any failure to obtain that financing, the amount and timing of payment of any termination fees, and the scope of PMFG’s representations and warranties. The PMFG Board and its advisors also discussed the potential benefits and drawbacks of the collar proposed by CECO with respect to the stock portion of the consideration.

Later in the week, Mr. Burlage, Mr. McCrummen and Mr. Pollack engaged in confirmatory due diligence discussions with representatives of CECO’s potential lender. Representatives of Stifel and Jefferies also attended these discussions.

On April 1, 2015, the CECO Board held a special telephonic meeting in which all directors participated. Edward Prajzner, CECO’s Chief Financial Officer and CECO’s legal, financial and accounting advisors were also in attendance. The purpose of the meeting was to provide to the CECO Board an overview of the potential merger with PMFG. CECO management and Jefferies discussed with the CECO Board management’s views regarding potential synergies and performance metrics that could be achieved through the transaction with PMFG. The CECO Board considered the following potential synergies that could be achieved from a combination with PMFG, including, but not limited to: (a) reducing the overlap of the combined company’s global footprint by integrating their respective global supply chains, as well as increasing the operational efficiencies of the combined organization’s manufacturing facilities by leveraging CECO’s asset-light strategy; (b) improving the efficiency of operating expenditures by consolidating service relationships, eliminating redundant activities and facilities; and (c) reducing costs by implementing CECO’s focus on SG&A efficiencies. The CECO Board further considered CECO management’s estimate that the Mergers would create approximately $15 million in potential cost synergies by the end of the second year following consummation of the Mergers. The performance metrics discussed included, but were not limited to, targets for EBITDA, revenue and net income. Ernst & Young discussed with the CECO Board the ongoing quality of earnings review and financial and tax due diligence. Squire Patton Boggs reviewed the CECO Board’s fiduciary duties in such a transaction and provided an update on legal due diligence. Squire Patton Boggs also provided the CECO Board with a summary of the terms of the current draft of the merger agreement and the most significant open issues with respect to the draft merger agreement, which included CECO’s financing obligations, the termination and reverse termination fees and the collar pricing.

Also on April 1, 2015, at the direction of CECO, representatives of Jefferies contacted representatives of Stifel to outline CECO’s proposal with respect to the exchange ratio for the stock portion of the consideration. Specifically, representatives of Jefferies relayed CECO’s proposal for an asymmetric collar that would provide for a fixed exchange ratio for the stock consideration if the 15-day volume weighted average trading price of CECO common stock at closing was more than $14.00 (approximately 24% above CECO’s closing price of $10.61 on March 31, 2015, the day before the proposal) or less than $10.20 (approximately 4% below the $10.61 closing price). CECO proposed an asymmetrical collar based upon its belief that the trading price of CECO common stock at the time of the proposal was close to CECO’s 52-week low stock price and, as such, additional downside protection for the trading price of CECO common stock was not viewed by CECO to be necessary. On the same day, at the direction of CECO, representatives of Jefferies also provided representatives of Stifel with CECO management’s unaudited financial projections for CECO for calendar years 2015 through 2019.

On April 7, 2015, Mr. Burlage, Mr. McCrummen and Mr. Pollack, along with representatives of their respective legal and financial advisors, met in person in Dallas to negotiate the terms of the merger agreement. At that meeting, CECO reiterated its proposal with respect to an asymmetrical collar to the exchange ratio. The collar was not discussed further by the parties at that meeting. However, the parties negotiated and tentatively agreed to other terms of the merger agreement, including various representations and warranties, pre-closing covenants and termination fees, which terms, as finally agreed, are described in “The Merger Agreement” beginning on page 154.

On April 8, 2015, representatives of Bank of America, N.A. sent CECO an initial draft of a commitment letter and a related fee letter for an amendment, increase (including a term loan facility) and backstop to CECO’s existing credit facility.

On April 9, 2015, the PMFG Board held a meeting to discuss the status of the proposed transaction with CECO. Mr. McCrummen, along with representatives of Jones Day, Stifel and Ernst & Young also attended that meeting. Representatives of Ernst & Young presented a report on financial due diligence of CECO, which included a summary of the scope of diligence conducted by Ernst & Young and of its findings, including with respect to internal control matters identified by BDO USA, LLP, CECO’s independent accountants. The PMFG Board instructed management to provide, at a future meeting of the PMFG Board, recommendations regarding additional financial due diligence that should be considered by the PMFG Board in evaluating the proposed transaction. Following their presentation on financial due diligence, representatives of Ernst & Young exited the meeting.

Representatives of Jones Day provided an update on the status of mutual legal due diligence conducted by PMFG and CECO on each other. Mr. Burlage led a discussion on operational due diligence on CECO, including his visit to CECO’s Pudong, China facility. The PMFG Board also discussed key outstanding issues under the current draft merger agreement and the negotiations occurring on April 7, 2015, including the asymmetrical collar proposed by CECO. Mr. Burlage and representatives of Stifel also noted that the agreement providing CECO with exclusivity would expire on April 10, 2015 unless extended.

After discussions with its financial and legal advisors, the PMFG Board instructed PMFG’s senior management and advisors to propose a more customary symmetrical collar to CECO.

Also at that meeting, the PMFG Board discussed PMFG’s disappointing financial results the first calendar quarter of 2015 and the possibility that CECO would seek to renegotiate the proposed purchase price given those results.

On April 9, 2015, PMFG and CECO agreed to extend the exclusivity period to April 22, 2015.

On April 10, 2015, the CECO Board held a special meeting at which all directors attended. Also present were representatives of Squire Patton Boggs, Jefferies and Ernst &Young, as well as Mr. Prajzner. The purpose of the meeting was to provide the members of the CECO Board with a status update regarding the proposed transaction with PMFG. Mr. Pollack presented the history of the negotiations and current status. The CECO Board discussed the terms of the draft merger agreement and outstanding issues. The CECO Board also discussed the draft bank commitment letter and the terms of the proposed debt financing. Ernst & Young provided the CECO Board with an overview of the results of its tax and financial due diligence of PMFG.

On April 10, 2015, Mr. Burlage and Mr. McCrummen informed Mr. Lang that the PMFG Board preferred a symmetrical collar. Mr. Burlage, Mr. McCrummen and Mr. Lang also discussed the potential timing of the proposed transaction. Also on April 10, 2015, PMFG and CECO agreed to extend the exclusivity period to April 22, 2015.

On April 10, 2015, Mr. McCrummen discussed with Mr. Lang and Mr. Prajzner the material weakness in internal controls reported by CECO for the 2014 fiscal year and corrective actions undertaken by CECO.

On April 14, 2015, the PMFG Board met to discuss the current status of the proposed transaction with CECO. Mr. McCrummen and representatives of Jones Day also attended that meeting. Mr. McCrummen summarized his discussions with Mr. Lang and Mr. Prajzner concerning the material weakness in internal controls reported by CECO for the 2014 fiscal year and described corrective actions undertaken by CECO. The PMFG Board, Mr. McCrummen and representatives of Jones Day then discussed the current status of negotiations with CECO.

On April 15, 2015, Mr. Pollack and Mr. McCrummen discussed by telephone certain open issues in the revised draft merger agreement. Specifically, Mr. Pollack and Mr. McCrummen discussed issues regarding the scope of PMFG’s representations and warranties in the draft merger agreement and related disclosure schedule requirements.

On April 16, 2015, PMFG’s in-house counsel, Jones Day and Squire Patton Boggs discussed ongoing litigation matters concerning each company.

On April 16, 2015 and April 20, 2015, PMFG provided CECO with preliminary third quarter results and revised pro forma financial projections for fiscal year 2015 and fiscal year 2016.

On April 21, 2015, Mr. DeZwirek, Mr. Lang and Mr. Pollack had a telephone conversation with Mr. McCashin, Mr. Burlage and Mr. McCrummen. During that conversation, Mr. DeZwirek informed Mr. McCashin, Mr. Burlage and Mr. McCrummen that, in light of PMFG’s revised financial projections, CECO was no longer willing to proceed with the transaction at a purchase price of $7.35 per outstanding share of PMFG common stock. Mr. DeZwirek stated that CECO’s revised proposal was $6.25 per share of outstanding shares of PMFG common stock. Mr. DeZwirek also stated that CECO would be willing to increase the stock portion of the consideration from 50% to 60%.

On April 23, 2015, counsel for Bank of America, N.A. and Merrill, Lynch, Pierce, Fenner and Smith Incorporated, CECO’s lenders, provided a draft of their debt commitment letter to PMFG and Jones Day.

On April 24, 2015, the PMFG Board met to discuss the status of the proposed transaction with CECO, including the revised purchase price communicated by CECO to Mr. McCashin, Mr. Burlage and Mr. McCrummen. Mr. McCrummen and representatives of Jones Day and Stifel also attended the meeting. Representatives of Jones Day provided an update on the legal due diligence of CECO. The members of the PMFG Board, Mr. McCrummen and representatives of Jones Day discussed the current status of negotiations. The PMFG Board then discussed CECO’s revised proposal, the circumstances under which it would be willing to consider a transaction and PMFG’s current circumstances, including PMFG’s existing credit facility that matures September 2015.

The PMFG Board also reviewed the terms of CECO’s draft debt commitment letter, noting that CECO’s contemplated financing would involve a draw on, and an additional term loan facility under, CECO’s existing revolving credit facility. As a result, the debt financing would be subject to (a) the conditions to additional borrowings under CECO’s existing credit agreement and (b) the conditions to the additional term loan facility provided in the commitment letter, which included, among others, a consolidated leverage ratio of CECO (after giving effect to the transactions contemplated by the draft merger agreement) of less than 3.5 to 1, (c) consummation of the mergers on the terms of the draft merger agreement, (d) the absence of a “Material Adverse Effect” on CECO or PMFG, (e) the accuracy of certain financial information provided to the lenders, (f) receipt by the lenders of interim financial statements of CECO and PMFG consistent with the financial information previously provided to the lenders and (g) provision of a marketing period of at least 30 business days for the lenders to arrange the facility. (For more information about the final terms of the debt financing, see “Financing and Indebtedness of CECO Following the Mergers” beginning on page 179.)

The PMFG Board authorized Stifel to provide CECO with a counterproposal reflecting a proposed merger consideration of $6.90 to $6.99 per share and a symmetrical 10% collar with respect to the stock portion of the consideration (pursuant to which the exchange ratio for the stock portion of the merger consideration would be fixed if the 15-day volume weighted average trading price of CECO stock at closing was more than 10% above or 10% below CECO’s stock price at signing; inside the collar, the exchange ratio would fluctuate based on CECO’s trading price). The PMFG Board authorized Stifel to communicate this counterproposal to Jefferies. The Board further advised Stifel that any valuation below PMFG’s 52-week high stock price ($6.82 per share) would require further discussion by the PMFG Board.

Later that day, representatives of Stifel communicated PMFG’s counterproposal to representatives of Jefferies. At the direction of PMFG and CECO, respectively, representatives of Stifel and Jefferies spoke several times that day, exchanging, at the direction of PMFG and CECO, possible financial terms of the transaction related to value, the collar and the stock portion of the consideration. During such time, CECO management held numerous discussions with Jefferies regarding possible financial terms.

On April 25, 2015, Mr. McCashin and Mr. Burlage had a telephone conversation with Stifel to discuss a proposed transaction with a purchase price of $6.85 per outstanding share of PMFG common stock, with 45% of the consideration payable to PMFG stockholders in cash and the remaining 55% payable in shares of CECO common stock, subject to approval of the PMFG Board and CECO Board. CECO modified the composition of consideration from its previous proposal in an effort to potentially make its proposal more attractive to PMFG under its belief that PMFG would view a proposal with a larger stock component as consideration more favorably, given the future upside potential for PMFG stockholders. The proposed transaction also contemplated a symmetrical 10% collar for the stock portion of the merger consideration. The proposed transaction price represented a 52.2% premium to the $4.50 closing price of PMFG common stock on the trading day preceding the discussion. Also on April 25, 2015, PMFG and CECO agreed to extend the exclusivity period to May 4, 2015.

From April 25, 2015 and continuing through May 3, 2015, senior managements of PMFG and CECO and their respective advisors finalized the terms of the merger agreement and the proposed transaction. Among the final terms negotiated, at CECO’s insistence, the parties agreed that the 45% cash and 55% stock payable by CECO in the proposed transaction would take into account cash paid as consideration in respect of outstanding PMFG equity awards in order to fix the percentages of the consideration mix and eliminate any potential for fluctuations. Fluctuations could have occurred if the PMFG equity awards were settled for CECO common stock resulting from volatility in the trading price of CECO common stock between the signing of the Merger Agreement and the closing of the transaction. See “The Merger Agreement” beginning on page 154 for a summary of the final terms of the Merger Agreement.

The CECO Board held a special meeting on April 27, 2015, at which all of its directors were in attendance, except Lynn J. Lyall. Mr. Lyall, however, received all materials distributed to the CECO Board and spoke with Mr. Pollack regarding the matters to be discussed at the meeting. Representatives of Squire Patton Boggs and Jefferies were also in attendance, as well as Mr. Prajzner. The purpose of the meeting was to provide the members of the CECO Board with a status update of the proposed transaction with PMFG, including the reduction in CECO’s proposed purchase price to $6.85 per outstanding share of PMFG common stock. The CECO Board engaged in a detailed discussion of the purchase price, including the acquisition premium and potential strategic and other benefits that management expected to be realized by CECO from the transaction. In regard to the premium to the current trading price of PMFG common stock, the CECO Board believed that a significant premium to the closing price of PMFG common stock was reasonable given the expected larger scale and scope of a combined company, which was expected to improve CECO’s overall cost structure and create operating efficiencies. In addition, the highly complementary nature of both PMFG’s and CECO’s products and end markets which is expected to result in enhanced selling opportunities and recurring revenue through a larger combined installed customer base. Mr. Pollack also provided the CECO Board with an overview of the financing for the proposed transaction.

On May 1, 2015, the CECO Board again met, with all of CECO’s directors in attendance. Representatives of Squire Patton Boggs and Jefferies were also in attendance, as well as Mr. Prajzner. At the meeting, Jefferies discussed with the CECO Board financial matters relating to the merger consideration proposed to be paid by CECO in the transaction. Mr. Pollack also provided the CECO Board with an update on the draft merger agreement and draft bank commitment letter.

Also on May 1, 2015, the PMFG Board met to discuss the status of the proposed transaction with CECO. Mr. McCrummen, along with representatives of Stifel and Jones Day, also participated in that meeting. At that meeting, the PMFG Board engaged in extensive deliberations and discussions with its financial and legal advisors regarding the terms of the proposed transaction, as well as the current operational results of PMFG and other strategic alternatives. Also at that meeting, representatives of Stifel presented its financial analysis with respect to the proposed transaction, including a review of the methodologies used in performing such analysis, and the conclusions of such analysis. Representatives of Stifel also reviewed and discussed with the PMFG Board its draft fairness opinion letter. For a more detailed summary of Stifel’s financial analysis and fairness opinion, see “The Mergers—Opinion of PMFG’s Financial Advisor” beginning on page 117.

Following the presentation from Stifel, representatives of Jones Day again reviewed with the PMFG Board fiduciary duties under Delaware law and the standard of judicial review of the PMFG Board’s exercise of its business judgment that applies under Delaware law. Representatives of Jones Day then presented a summary of the principal terms of the proposed final draft merger agreement, including PMFG’s representations and warranties in the proposed final draft merger agreement, the circumstances under which PMFG would not be required to complete the proposed transaction, including the “go shop” related provisions, the ability of the PMFG Board to respond to and ultimately accept a superior proposal, the termination fee payable by PMFG if the PMFG Board withdrew its recommendation that PMFG stockholders adopt the proposed merger agreement, the parties’ respective obligations and commitments to seek required regulatory approvals, and the circumstances in which a reverse termination fee would be payable by CECO to PMFG.

Representatives of Jones Day also reviewed with the PMFG Board proposed draft resolutions of the PMFG Board and the compensation committee of the PMFG Board with respect to approval of the final draft merger agreement and related matters, including treatment of PMFG’s outstanding equity awards under the merger agreement. Before adjourning, the PMFG Board agreed to meet on Sunday, May 3, 2015.

The PMFG Board met again on May 3, 2015. The purpose of the meeting was for the PMFG Board to consider and vote on the proposed transaction, the proposed final draft merger agreement, related draft voting agreement and draft lock-up agreements. Mr. McCrummen and representatives of Jones Day and Stifel also participated in that meeting. At that meeting, representatives of Jones Day reaffirmed their previous summary of the terms of the proposed final draft merger agreement that they previously provided at the PMFG Board’s previous meeting. Representatives from Stifel then verbally informed the PMFG Board that it was Stifel’s opinion that, as of such date, the proposed aggregate consideration to be received by holders of PMFG common stock was fair to PMFG and its stockholders from a financial point of view. Stifel subsequently delivered to the PMFG Board a written opinion to that effect dated May 3, 2015.

Following the conclusion of the various presentations described above, the PMFG Board unanimously determined that (a) the Merger Agreement and the transactions contemplated thereby, including the Mergers, were consistent with, and in furtherance of, the business strategies and goals of PMFG, are fair to and in the best interest of PMFG and its stockholders, and are advisable, (b) adopted resolutions approving and declaring the advisability of the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, including the Voting Agreement and Lock-up Agreements, and (c) on the terms and subject to the conditions set forth in the Merger Agreement, resolved to recommend that PMFG stockholders adopt the Merger Agreement.

Later that day, the CECO Board held a special meeting in which all of its directors were in attendance. Representatives of Squire Patton Boggs and Jefferies were also in attendance, as well as Mr. Prajzner. At this meeting, CECO management and Squire Patton Boggs provided the CECO Board with an update on the draft merger agreement. Also at this meeting, Jefferies reviewed with the CECO Board its financial analysis of the Merger Consideration proposed to be paid in the transaction by CECO and rendered an oral opinion, confirmed by delivery of a written opinion dated May 3, 2015, to the CECO Board to the effect that, as of such date and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the Merger Consideration to be paid by CECO pursuant to the Merger Agreement was fair, from a financial point of view, to CECO. After discussion, the CECO Board unanimously (a) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement were advisable and in the best interests of the stockholders of CECO, (b) approved the issuance of CECO common stock pursuant to the Merger Agreement, (c) resolved to recommend that the CECO stockholders approve the issuance of CECO common stock pursuant to the Merger Agreement and (d) directed that the proposed issuance of CECO common stock pursuant to the Merger Agreement be submitted to CECO’s stockholders for consideration in accordance with the Merger Agreement.

Later on the evening on May 3, 2015, the Merger Agreement, Voting Agreement and Lock-Up Agreements were executed and delivered. The execution of the Merger Agreement was publicly announced on May 4, 2015, prior to the opening of trading on NASDAQ.

On April 8, 2015, prior to the execution of the Merger Agreement, representatives of Stifel circulated materials that they had prepared with the input of Mr. Burlage, Mr. McCrummen and two other members of PMFG management, John Conroy and Timothy Shippy, that included a list of 57 potential acquirors, approximately 22 of which were potential strategic acquirors and approximately 35 of which were potential private equity acquirors. Stifel also prepared materials for potential acquirors based on publicly available information regarding PMFG and its businesses. Jones Day prepared a form of confidentiality agreement based on the confidentiality agreement that PMFG entered into with CECO, consistent with the requirements of the Merger Agreement. Five additional potential acquirors were added after April 8, 2015.

Early in the 45-business day go-shop period following the execution of the Merger Agreement, representatives of Stifel, on behalf of PMFG, contacted each of the identified 63 potential acquirors by telephone and/or email regarding their possible interest in pursuing a potential acquisition of PMFG. Of the potential acquirors contacted, five requested a copy of PMFG’s proposed non-disclosure agreement. PMFG entered into non-disclosure agreements with two potential acquirors. As of the date of this joint proxy statement/prospectus, none of these potential acquirors has submitted a proposal to pursue a transaction with PMFG.

CECO Board’s Reasons for the Mergers

Throughout CECO’s history, CECO has focused on acquisitions as a core part of its strategy, and developed a set of evaluation criteria which it has used and intends to continue to use to evaluate potential opportunities. As a part of this strategy, CECO’s management and the CECO Board determined that PMFG met CECO’s criteria for potential acquisitions, and identified PMFG as an attractive potential acquisition candidate. Since such time, the CECO Board and CECO management have been working together to develop various strategies for and approaches to the potential business combination with PMFG. CECO entered into a confidentiality agreement with PMFG in November 2013 for the purpose of evaluating a potential transaction.

At a meeting held on May 3, 2015, the CECO Board reviewed and considered the proposed Mergers with the assistance of CECO’s management, as well as with CECO’s legal and financial advisors. The CECO Board unanimously approved the execution of the Merger Agreement, taking into consideration a number of substantive factors, both positive and negative, of the Mergers to CECO and its stockholders. In making its determination, the CECO Board focused, among other things, on the following material factors:

CECO’s Growth Strategy

The CECO Board considered its overall strategy for expansion and its acquisitive nature. The CECO Board considered how the acquisition of PMFG would fit into its strategy for expansion and potentially increase CECO’s growth overall.

Financials, Operations and Businesses of PMFG

The CECO Board considered PMFG’s businesses, historical financial performance and condition, operations, properties, assets, regulatory issues, prospects and management, taking into account the results of the due diligence investigations of PMFG conducted by CECO’s management and advisors in connection with the proposed Mergers. The CECO Board also considered how complementary the business of PMFG would be to CECO in terms of product portfolios and key markets. The CECO Board considered PMFG’s strong results for the quarter ended September 27, 2014 as a positive for pursuing the transaction initially. PMFG’s lower-than-expected third quarter results for the quarter ended March 28, 2015 led the CECO Board to negotiate a price per share of PMFG common stock lower than originally proposed under the assumption that its future acquisition prospects at the original proposed price had diminished.

Alternatives for CECO

The CECO Board considered the future prospects of CECO and other potential alternatives available to CECO on a standalone basis, and the various other acquisition targets that CECO had considered. The CECO Board concluded that none of the other potential acquisitions would provide the same potential synergies and growth opportunities anticipated in the transaction with PMFG.

Markets and Industries

The CECO Board considered the fact that CECO and PMFG operate in similar core sectors of air pollution control and energy related products but have complementary rather than competing products in those markets. Specifically, the CECO Board considered the positive outlook of the air pollution control market, with increasing government regulations restricting air pollution, as well as the positive outlook of the natural gas market, as opposed to other energy markets. In addition to industrial markets, the CECO Board also considered geographic market expansions that the acquisition of PMFG would provide, including the ability to cross-sell PMFG’s products in Asia and leverage PMFG’s network to sell products in Europe and the Middle East.

Product Offerings

The CECO Board considered how the acquisition of PMFG would enable CECO to leverage both companies’ blue-chip technology portfolios and highly respected brand-name products across a variety of applications. The CECO Board also considered how, generally, the combination of the CECO and PMFG product portfolios will allow the combined company to provide a more comprehensive customer solution from a single source provider. Specifically, the CECO Board considered how the combination of both silencer technology brands (Burgess Manning at PMFG and Aarding at CECO) will create a leading global manufacturer within the noise reduction and abatement market segment with expanded product alternatives and increased opportunities for the reduction of sourcing costs. The CECO Board also recognized that PMFG would provide CECO with what the CECO Board believed are the leading Selective Catalytic Reduction (SCR) and Selective Non-Catalytic Reduction (SNCR) technologies, which technologies are critical to the control of emissions in both utility and industrial power generation facilities and key to CECO’s goal of becoming a complete solutions provider to its customers in the power generation and industrial end markets as well as expanding its presence in the energy value chain. Finally, the CECO Board considered how PMFG’s recently acquired CCA Combustion Systems could be another significant addition to CECO’s air pollution control business, providing critical combustion control technologies used to reduce air pollutants at the point of combustion for a variety of facilities, including utility power plants, paper & pulp mills, chemical plants, oil refineries and ethanol plants, and how such combustion control technologies would be an ideal fit for CECO’s OneCECO sales initiative.

Revenue and Cash Flow Diversification

The CECO Board considered the positive prospect that the Mergers will diversify CECO’s revenue and cash flow streams across new business lines and geographies. The CECO Board considered how a merger between CECO and PMFG could enhance selling opportunities through each company’s respective sales channels and cross-selling products to customers across industries and geographies. Specific examples of such selling opportunities include the ability to sell PMFG’s environmental products and services through CECO’s sales network in China and the ability to increase CECO’s European sales through PMFG’s well established sales channels in Europe and the Middle East. The CECO Board also considered how the combination will further broaden CECO’s client base for after-market sales and recurring revenue as a larger combined installed base of $5 billion can be targeted, which significantly expands the opportunity for recurring revenue.

Potential Synergies

The CECO Board considered CECO management’s estimate that the Mergers would create approximately $15 million in cost synergies by the end of the second year following the consummation of the Mergers. Relative to CECO’s estimated earnings per share on a standalone basis, the Mergers are expected to be accretive to the combined company in 2016 by approximately 7.2% on a non-GAAP basis (or dilutive by approximately 2.1% on a GAAP basis) and in 2017 by approximately 12.4% on a non-GAAP basis (or accretive by approximately 5.1% on a GAAP basis). The CECO Board considered among other things, the following synergies that could be achieved by a combination with PMFG: (a) reducing the overlap of the combined company’s global footprint by integrating their respective global supply chains, as well as increasing the operational efficiencies of the combined company’s manufacturing facilities by leveraging CECO’s asset-light strategy; (b) improving the efficiency of operating expenditures by consolidating service relationships, eliminating redundant activities and facilities; and (c) reducing costs by implementing CECO’s focus on SG&A efficiencies. The CECO Board considered how CECO stockholders would benefit from the realization of such potential synergies.

Integration

The CECO Board considered CECO’s past successful integration of Met-Pro, and other significant acquisitions. The CECO Board considered the prior experience of CECO’s management as a result of CECO’s past acquisitions, such experience considered beneficial to any integration efforts for effecting a transaction with PMFG. The CECO Board also considered the risks associated with integration, including the challenges of combining the businesses of the two companies and the attendant risks of not achieving the expected strategic benefits and cost savings, other financial and operating benefits or improvement in earnings, and the challenges of diverting management focus and resources from other strategic opportunities and from operational matters for an extended period of time.

Opinion of Financial Advisor

The CECO Board considered the written opinion of Jefferies, dated May 3, 2015, to the CECO Board to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the Merger Consideration to be paid by CECO pursuant to the Merger Agreement was fair, from a financial point of view, to CECO. The full text of the written opinion of Jefferies is attached as Annex E to this joint proxy statement/prospectus.

Stockholder Perceptions

The CECO Board considered the fact that the Share Issuance will dilute the ownership of CECO’s existing stockholders and such dilution may be viewed as a negative to current and future investors in CECO. The CECO Board also considered how its investors may perceive a merger with PMFG, concluding that investors should view such combination positively, although some investors may not view such combination positively.

Approvals

The CECO Board considered the risks of not obtaining the required HSR approval. The CECO Board ultimately concluded the risk of not obtaining such approvals was low, taking into account the market presence of both CECO and PMFG. The CECO Board also considered the risks associated with obtaining the required approvals of CECO stockholders and PMFG stockholders. The CECO Board concluded the risk of not obtaining such approvals to be low, taking into account the trading price of PMFG at the time the Merger Agreement was signed, as well as the fact that CECO’s significant stockholders had entered into Voting Agreements with PMFG.

Litigation

The CECO Board considered the high likelihood that the Mergers would become the subject of litigation, most likely against PMFG, with claims alleging that PMFG’s directors violated their fiduciary duties by agreeing to the Mergers. The CECO Board did not view the risk that such litigation would prevent the Mergers to be substantial.

Terms of Financing

The CECO Board considered the financing terms contemplated by the Commitment Letter, including the additional facility commitment and rates and fees under the Commitment Letter. The CECO Board viewed such financing terms favorably. The CECO Board also considered the risks attendant to obtaining such financing, including increased leverage and borrowing costs for CECO following consummation of the Mergers and the other transactions contemplated by the Merger Agreement.

Terms of the Merger Agreement

The CECO Board reviewed and considered the terms of the Merger Agreement, including the parties’ respective representations, warranties and covenants, the conditions to their respective obligations to consummate the Mergers and their ability to terminate the Merger Agreement. See “The Merger Agreement” for a detailed discussion of the terms and conditions of the Merger Agreement. In particular, the CECO Board considered the following:

Merger Consideration

The CECO Board considered the composition of consideration payable in the Mergers and negotiated with PMFG regarding the composition. The CECO Board considered the ultimate agreement that approximately 45% of the aggregate consideration would be payable in cash, and the remaining approximately 55% of the aggregate consideration would be payable in shares of CECO common stock. The CECO Board believed such consideration mix made its proposal more attractive to PMFG under its belief that PMFG would view a proposal with a larger stock component more favorably given the future upside potential for PMFG stockholders and would allow CECO to continue to manage the anticipated indebtedness of a combined company. The CECO Board also considered that the implied Merger Consideration of $6.85 per share represented a significant premium over the market prices at which PMFG common stock previously had traded. The CECO Board believed that the meaningful potential synergies that would result from the Mergers such as a larger scale and scope of CECO’s business, would improve CECO’s overall cost structure and create operating efficiencies, such that a significant premium to the closing price of PMFG common stock was reasonable.

Absence of Financing Condition

The CECO Board considered that while CECO’s obligation to complete the Mergers pursuant to the Merger Agreement is not subject to any financing condition, CECO was able to obtain the Commitment Letter for the purpose of financing the transactions contemplated by the Merger Agreement. The CECO Board also considered the potential negative implications that, under the terms of the Merger Agreement, if CECO fails to obtain financing, CECO (a) may be required by PMFG to take action to enforce its rights under the Commitment Letter or (b) pay the $9.6 million reverse termination fee to PMFG. For additional information on CECO’s financing, see “Financing and Indebtedness of CECO Following the Mergers” beginning on page 179.

Conditions to the Mergers; Likelihood of Closing; Voting Agreement; Lock-Up Agreements

The CECO Board considered the reasonable likelihood of consummation of the Mergers in light of PMFG’s obligations to consummate the Mergers, PMFG’s obligations to use its commercially reasonable efforts to obtain all regulatory approvals and the likelihood that PMFG stockholders will approve adoption of the Merger Agreement. The CECO Board also considered the likelihood that CECO stockholders will approve the Share Issuance (including the fact that holders of approximately 15% of the outstanding shares of CECO common stock have entered into a voting agreement with PMFG under which they are required to vote in favor of the Share Issuance) as well as the fact that significant stockholders of CECO were willing to enter into lock-up agreements.

Go-Shop

The CECO Board considered the potential negative implications of PMFG’s right under the Merger Agreement, subject to certain conditions, to solicit offers with respect to alternative acquisition proposals during the go-shop period, to respond to certain alternative acquisition proposals and to terminate the Merger Agreement and accept a “superior proposal” prior to adoption of the Merger Agreement, subject to paying CECO a termination fee of $1.6 million and reimbursing CECO for its expenses of up to $1.6 million. The CECO Board also considered the right of the PMFG Board under the Merger Agreement to withdraw or modify its recommendation that PMFG stockholders adopt the Merger Agreement following the receipt of an alternative acquisition proposal that the PMFG Board determines in good faith (after consultation with its financial advisor and outside counsel) constitutes a superior proposal, subject to certain restrictions imposed by the Merger Agreement, including that the PMFG Board shall have determined in good faith (after consultation with its outside counsel) that the failure to take such action would constitute a breach by the PMFG Board of its fiduciary duties to the PMFG stockholders under Delaware law and that CECO shall have been given an opportunity to match the superior proposal.

Superior Proposals

The CECO Board also considered the potential negative impact of the right of the PMFG Board under the Merger Agreement to terminate the Merger Agreement to accept a superior proposal after the go-shop period, subject to certain restrictions imposed by the Merger Agreement, including that PMFG would be required to pay CECO a $4.8 million termination fee concurrently with such termination.

Reverse Termination Fee and Expense Reimbursement to PMFG in Certain Circumstances

The CECO Board considered that, under the Merger Agreement, CECO would be required to pay PMFG a termination fee of $9.6 million under certain circumstances or reimburse PMFG’s expenses in an amount up to $1.0 million under certain circumstances. The CECO Board considered such fees reasonable as they provide CECO with the ability to terminate the Merger Agreement in certain circumstances. See “The Merger Agreement—Termination Fee; Reverse Termination Fee; Expenses” beginning on page 177 for additional information concerning termination fee potentially payable by CECO.

Conduct of Business Restrictions

The CECO Board considered the restrictions on the conduct of CECO’s business under the Merger Agreement. CECO is required, prior to consummation of the Mergers, to conduct its business in the ordinary course and consistent with past practice and subject to specific limitations, which limit the manner in which CECO can conduct its business.

The foregoing discussion of the information and factors considered by the CECO Board is not intended to be exhaustive, but rather is meant to include the material factors that the CECO Board considered. In view of the wide variety of factors considered in connection with its evaluation of the Mergers and the complexity of these matters, the CECO Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors. Rather, the CECO Board based its approval on an overall review and on the totality of the information presented to and factors considered by it. In addition, in considering the factors described above, individual directors may have given different weights to different factors.

This summary of CECO’s reasons for the Mergers and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 37.

Opinion of CECO’s Financial Advisor

CECO has retained Jefferies as its financial advisor in connection with the Mergers. In connection with this engagement, CECO requested that Jefferies evaluate the fairness, from a financial point of view, to CECO of the consideration payable by CECO pursuant to the Merger Agreement. At a meeting of the CECO Board held on May 3, 2015 to evaluate the Mergers, Jefferies rendered an oral opinion, confirmed by delivery of a written opinion dated May 3, 2015, to the CECO Board to the effect that, as of that date and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Merger Consideration to be paid by CECO pursuant to the Merger Agreement was fair, from a financial point of view, to CECO.

The full text of Jefferies’ opinion describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies. This opinion is attached as Annex E and is incorporated herein by reference. Jefferies’ opinion was provided for the use and benefit of the CECO Board (in its capacity as such) in its evaluation of the Merger Consideration from a financial point of view to CECO and did not address any other aspect of the Mergers or any other matter. The opinion did not address the relative merits of the Mergers or other transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to CECO, nor did it address the underlying business decision by CECO to engage in the Mergers. Jefferies’ opinion does not constitute a recommendation as to how any stockholder should vote or act in connection with the Mergers or any other matter. Although subsequent developments or events may impact Jefferies’ opinion, Jefferies has not undertaken any obligation to update, revise or reaffirm its opinion based on circumstances, developments or events that may exist or occur after the date of its opinion. The following summary is qualified in its entirety by reference to the full text of Jefferies’ opinion.

In arriving at its opinion, Jefferies, among other things:

•	reviewed an execution version of the Merger Agreement provided to Jefferies on May 3, 2015;

•	reviewed certain publicly available financial and other information about CECO and PMFG;

•	reviewed certain information furnished to Jefferies by the respective managements of CECO and PMFG relating to the businesses, operations and prospects of CECO and PMFG, including financial forecasts and estimates relating to CECO prepared by CECO management and financial forecasts and estimates relating to PMFG prepared by PMFG management as adjusted by CECO management;

•	reviewed certain estimates of, and related information prepared by, CECO management as to the cost savings potentially resulting from the Mergers, referred to as the cost savings;

•	held discussions with members of the senior managements of CECO and PMFG concerning the matters described in the second through fourth bullets immediately above;

•	reviewed the stock trading price history and implied trading multiples for CECO and PMFG and compared them with those of certain publicly traded companies or businesses that Jefferies deemed relevant in evaluating CECO and PMFG;

•	compared the financial terms of the Mergers with publicly available financial terms of certain other transactions that Jefferies deemed relevant in evaluating the Mergers;

•	considered the potential pro forma financial effects of the Mergers on CECO, after taking into account the cost savings, utilizing financial forecasts and estimates relating to PMFG prepared by PMFG management as adjusted by CECO management and financial forecasts and estimates relating to CECO prepared by CECO management; and

•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In its review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by CECO and PMFG, that was publicly available to Jefferies (including, without limitation, the information described above) or that was otherwise reviewed by Jefferies. Jefferies relied on assurances of the managements of CECO and PMFG that they were not aware of any facts or circumstances that would make such information incomplete, inaccurate or misleading. In its review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent, off-balance sheet or otherwise), nor did Jefferies conduct a physical inspection of any of the properties or facilities, of CECO, PMFG or any other entity and Jefferies was not furnished with, and assumed no responsibility to obtain, any such evaluations, appraisals or physical inspections.

With respect to the financial forecasts and estimates provided to and reviewed by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. Jefferies was informed, however, and assumed, that the financial forecasts and estimates relating to CECO, PMFG (as adjusted by CECO management) and the cost savings which Jefferies was directed to utilize in its analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the respective managements of CECO and PMFG, as the case may be, as to the future financial performance of CECO and PMFG, such cost savings and the other matters covered thereby. Jefferies expressed no opinion as to any such financial forecasts or estimates or the assumptions on which they were based and Jefferies assumed that the financial results reflected in the financial forecasts and estimates utilized in its analyses, including with respect to the cost savings, would be realized in the amounts and at the times projected. Jefferies relied upon the assessments of CECO management as to, among other things, (1) the potential impact on CECO and PMFG of market, cyclical and other trends in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the filtration industry, (2) existing and future relationships, agreements and arrangements with, and the ability to attract and retain, key customers and related contracts and other commercial relationships and (3) the ability of CECO to integrate the businesses and operations of PMFG with those of CECO. At CECO’s direction, Jefferies assumed that there would not be any developments with respect to any such matters that would have an adverse effect on CECO, PMFG or the Mergers (or the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Jefferies’ analyses or opinion. Jefferies also assumed, at CECO’s direction, that any adjustments to or proration or allocation of the Merger Consideration would not be meaningful in any respect to Jefferies’ analyses or opinion.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of Jefferies’ opinion. Jefferies noted for the CECO Board that the credit, financial and stock markets have experienced, and the industries in which CECO and PMFG operate continue to experience, volatility and Jefferies expressed no opinion or view as to any potential effects of such volatility on CECO, PMFG or the Mergers (including the contemplated benefits thereof). Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies becomes aware after the date of its opinion.

Jefferies made no independent investigation of any legal, accounting or tax matters affecting CECO, PMFG or the Mergers and Jefferies assumed the correctness in all respects meaningful to its analysis and opinion of all legal, accounting and tax advice given to CECO or the CECO Board, including, without limitation and at the direction of the CECO Board, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement and related documents. Jefferies assumed that the First Merger and the Second Merger would be treated as a single integrated transaction and would qualify as a reorganization for U.S. federal income tax purposes under applicable provisions of the Code of 1986, as amended, as contemplated by the Merger Agreement. Jefferies also assumed, at the direction of the CECO Board, that the final Merger Agreement, when signed by the parties thereto, would not differ from the execution version of the Merger Agreement reviewed by Jefferies in any respect meaningful to its analyses or opinion. Jefferies further assumed that the Mergers would be consummated in accordance with their respective terms and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Mergers, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on PMFG, CECO or the Mergers (including the contemplated benefits thereof).

Jefferies’ opinion was provided for the use and benefit of the CECO Board (in its capacity as such) in its evaluation of the Merger Consideration from a financial point of view to CECO. Jefferies’ opinion did not address the relative merits of the Mergers or other transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to CECO, nor did it address the underlying business decision of CECO to engage in the Mergers or the terms of the Merger Agreement or the documents referred to therein, the form or structure of the Merger Consideration or the Mergers, any adjustments to or proration or allocation of the Merger Consideration, or any term, aspect or implication of any lock-up or voting agreement or other agreements or arrangements contemplated by or resulting from the Mergers. In addition, Jefferies was not asked to address, and its opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of CECO or any other party to the Mergers. Jefferies expressed no view or opinion as to the actual value of CECO common stock when issued in the First Merger or the prices at which CECO common stock or PMFG common stock would trade at any time. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any officers, directors or employees, or any class of such persons, in connection with the Mergers relative to the Merger Consideration or otherwise. The issuance of Jefferies’ opinion was authorized by Jefferies’ fairness committee.

In connection with rendering its opinion to the CECO Board, Jefferies performed a variety of financial and comparative analyses, which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by Jefferies in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies and selected precedent transactions analyses summarized below, no company or transaction used as a comparison was identical or directly comparable to CECO, PMFG or the Mergers. Although Jefferies believes that it did not exclude companies or transactions from its selected public companies and selected precedent transactions analyses that in its professional judgment met its selected criteria, these analyses necessarily involved complex considerations and judgments concerning financial, business and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies or transactions concerned or views regarding the comparability of such companies or transactions and, accordingly, such analyses may not necessarily include all companies or transactions that could be deemed relevant for comparative purposes with CECO, PMFG or the Mergers.

Jefferies believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Jefferies’ analyses and opinion. Jefferies did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of CECO or PMFG in or underlying Jefferies’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Jefferies considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of CECO and PMFG. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or securities actually may be sold or acquired. Accordingly, the estimates used in, and the range of the valuations resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as Jefferies’ view of the actual value of CECO, PMFG or their respective securities.

The consideration to be paid by CECO pursuant to the Merger Agreement was determined through negotiation between CECO and PMFG, and the decision by CECO to enter into the Merger Agreement was solely that of the CECO Board. Jefferies’ opinion and financial analyses were only one of many factors considered by the CECO Board in its evaluation of the Mergers and should not be viewed as determinative of the views of the CECO Board or management with respect to the Mergers or the consideration payable in the Mergers.

The following is a brief summary of the material financial analyses provided to the CECO Board and performed by Jefferies in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses. For purposes of the financial analyses described below, the term “Merger Consideration” refers to the consideration payable in the First Merger in the amount of $6.85 per outstanding share of PMFG common stock (assuming, in the case of a cash/stock consideration mix of 45% cash consideration and 55% stock consideration, $3.08 in cash and $3.77 per share of CECO common stock utilizing, for the stock portion of the consideration, an Exchange Ratio of 0.5813 and the CECO Average Trading Price of $11.78 as of May 1, 2015). Financial data utilized for PMFG in the financial analyses described below was based on financial forecasts and estimates of PMFG management as adjusted by CECO management, referred to as the adjusted PMFG management forecasts, and financial data utilized for CECO in such analyses was based on financial forecasts and estimates of CECO management, referred to as the CECO management forecasts.

PMFG Financial Analyses

Selected Public Companies Analysis

Jefferies reviewed publicly available financial, stock market and operating information of PMFG and the following seven selected companies with business and operating characteristics which Jefferies in its professional judgment considered generally relevant for comparative purposes as publicly traded companies in the air pollution control and filtration industries, referred to as the PMFG selected air pollution control and filtration companies:

•	Calgon Carbon Corporation
•	CECO Environmental Corp.
•	CLARCOR Inc.
•	Donaldson Company, Inc.
•	Fuel Tech, Inc.
•	Global Power Equipment Group Inc.
•	The Babcock & Wilcox Company

Jefferies also reviewed publicly available financial, stock market and operating information of PMFG and the following five selected companies with business and operating characteristics which Jefferies in its professional judgment considered generally relevant for comparative purposes as publicly traded companies in the energy equipment and controls industry, referred to as the PMFG selected energy equipment and controls companies and, together with the PMFG selected air pollution control and filtration companies, collectively referred to as the PMFG selected companies:

•	Cameron International Corporation
•	Dover Corporation
•	Enerflex Systems Ltd.
•	FMC Technologies, Inc.
•	Forum Energy Technologies, Inc.

Jefferies reviewed enterprise values, calculated as fully diluted equity values based on closing stock prices on May 1, 2015 plus total debt, preferred stock and minority interests (as applicable) less cash and cash equivalents, as a multiple of calendar year 2015 and calendar year 2016 estimated earnings before interest, taxes, depreciation and amortization, adjusted for one-time non-recurring items, referred to as adjusted EBITDA. Financial data of the PMFG selected companies were based on publicly available Wall Street research analysts’ consensus estimates and other publicly available information. Financial data of PMFG was based on the adjusted PMFG management forecasts and publicly available Wall Street research analysts’ consensus estimates.

The overall median calendar year 2015 and calendar year 2016 estimated adjusted EBITDA for the PMFG selected companies were 9.7x and 9.2x, respectively. The low to high calendar year 2015 and calendar year 2016 estimated adjusted EBITDA multiples observed for the PMFG selected air pollution companies were 7.6x to 13.3x (with a median of 10.5x) and 7.0x to 13.1x (with a median of 8.9x), respectively. The low to high calendar year 2015 and calendar year 2016 estimated adjusted EBITDA multiples observed for the PMFG selected energy equipment and controls companies were 6.8x to 11.5x (with a median of 9.3x) and 6.8x to 10.6x (with a median of 9.4x), respectively. Jefferies noted that the calendar year 2015 and calendar year 2016 estimated adjusted EBITDA multiples observed for PMFG based on Wall Street research analysts’ consensus estimates were 14.5x and 7.3x, respectively. Jefferies then applied selected ranges of calendar year 2015 and calendar year 2016 estimated adjusted EBITDA multiples of 8.0x to 10.0x and 7.0x to 9.0x, respectively, derived from the PMFG selected companies to corresponding data of PMFG based on the adjusted PMFG management forecasts. This analysis indicated the following approximate implied equity value per share reference ranges for PMFG, both before and after giving effect to 0% to 100% of the estimated net present value (as of June 30, 2015) of the potential cost savings expected by CECO management to be realized from the Mergers, as compared to the Merger Consideration:

Implied Equity Value Per Share Reference Ranges Based on:
CY 2015E Adjusted EBITDA (Without Potential Cost Savings)	CY 2015E Adjusted EBITDA (With Potential Cost Savings)	CY 2016E Adjusted EBITDA (Without Potential Cost Savings)	CY 2016E Adjusted EBITDA (With Potential Cost Savings)	Merger Consideration

$3.47 - $4.17	$3.47 - $7.54	$3.84 -$4.74	$3.84 -$8.11	$6.85

Selected Precedent Transactions Analysis

Using publicly available information, Jefferies reviewed financial data relating to the following 11 selected transactions publicly announced from January 1, 2012 to May 1, 2015, involving target companies with business and operating characteristics which Jefferies in its professional judgment considered generally relevant for comparative purposes for companies with operations in the filtration and energy equipment industries, collectively referred to as the selected transactions, which selected transactions had enterprise values ranging from approximately US$117 million to US$3.9 billion:

Announcement Date	Acquiror	Target
October 2, 2014	• Dover Corporation	• Accelerated Companies LLC
September 30, 2014	• Graco Inc.	• Alco Valves Group (Alco)
May 13, 2014	• The Babcock & Wilcox Company	• MEGTEC Systems Inc.
November 5, 2013	• CLARCOR Inc.	• General Electric Company (Air Filtration Business)
March 8, 2013	• Kohlberg Kravis Roberts & Co. L.P.	• Gardner Denver, Inc.
March 6, 2013	• Riverstone Holdings LLC	• Utex Industries, Inc.
December 20, 2012	• The Weir Group PLC	• Mathena, Inc.
November 26, 2012	• Harbour Group	• Cleaver-Brooks, Inc.
August 9, 2012	• National Oilwell Varco, Inc.	• Robbins & Myers, Inc.
July 24, 2012	• BC Partners/The Carlyle Group	• Accudyne Industries
June 21, 2012	• Cabot Corporation	• Norit N.V.

Jefferies reviewed transaction values of the selected transactions, calculated as the purchase prices paid for the target companies involved in such transactions plus total debt, preferred stock and minority interests (as applicable) less cash and cash equivalents, as a multiple of such target companies’ latest 12 months adjusted EBITDA, as available. Financial data of the selected transactions were based on public filings, press releases, publicly available Wall Street research and other publicly available information. Financial data of PMFG was based on the adjusted PMFG management forecasts. The overall low to high latest 12 months adjusted EBITDA multiples observed for the selected transactions for which information was publicly available (excluding confidential information for certain selected transactions) was 7.9x to 12.0x (with a median of 9.7x). Jefferies then applied a selected range of latest 12 months adjusted EBITDA of 8.75x to 10.75x derived from the selected transactions to PMFG’s latest 12 months (as of June 30, 2015) estimated adjusted EBITDA based on the adjusted PMFG management forecasts. This analysis indicated the following approximate implied equity value per share reference range for PMFG, as compared to the Merger Consideration:

Implied Equity Value Per Share Reference Range	Merger Consideration
$3.41 - $4.03	$6.85

Discounted Cash Flow Analysis

Jefferies performed a discounted cash flow analysis of PMFG by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that PMFG was forecasted to generate during the last six months of a calendarized fiscal year ending December 31, 2015 through the full calendarized fiscal year ending December 31, 2019 based on the adjusted PMFG management forecasts, both before and after taking into account 0% to 100% of the estimated net present value of the potential cost savings expected by CECO management to result from the Mergers. For purposes of this analysis, stock-based compensation was treated as a cash expense. Terminal values of PMFG were calculated by applying to PMFG’s fiscal year ending December 31, 2019 estimated adjusted EBITDA, assuming normalized depreciation expense equal to capital expenditures in such terminal year, a selected range of EBITDA terminal value multiples of 8.75x to 10.75x. The present values (as of June 30, 2015) of the cash flows, cost savings and terminal values were then calculated using a selected discount rate range of 13.5% to 14.5%. This analysis indicated the following approximate implied equity value per share reference ranges for PMFG, both before and after giving effect to 0% to 100% of the estimated net present value (as of June 30, 2015) of the potential cost savings expected by CECO management to be realized from the Mergers, as compared to the Merger Consideration:

Implied Equity Value Per Share Reference Ranges
Without Potential Cost Savings	With Potential Cost Savings	Merger Consideration

$4.47 - $5.30	$4.47 - $8.67	$6.85

CECO Financial Analyses

In order to assist the CECO Board in evaluating certain market perspectives on CECO on a standalone basis, Jefferies reviewed the following:

Selected Public Companies EBITDA Trading Multiples Comparison

Jefferies reviewed publicly available financial, stock market and operating information of CECO and the following seven selected companies with business and operating characteristics which Jefferies in its professional judgment considered generally relevant for comparative purposes as publicly traded companies in the air pollution control and filtration industries, referred to as the CECO selected air pollution control and filtration companies:

•	Calgon Carbon Corporation
•	CLARCOR Inc.
•	Donaldson Company, Inc.
•	Fuel Tech, Inc.
•	Global Power Equipment Group Inc.
•	PMFG, Inc.
•	The Babcock & Wilcox Company

Jefferies also reviewed publicly available financial, stock market and operating information of the following seven selected companies with business and operating characteristics which Jefferies in its professional judgment considered generally relevant for comparative purposes as publicly traded companies in the pumps and pumping equipment industry, referred to as the CECO selected pump equipment companies and, together with the CECO selected air pollution control and filtration companies, collectively referred to as the CECO selected companies:

•	Colfax Corporation
•	Flowserve Corporation
•	Franklin Electric Co., Inc.
•	Graco Inc.
•	IDEX Corporation
•	The Gorman-Rupp Company
•	Xylem Inc.

Jefferies reviewed enterprise values, calculated as fully diluted equity values based on closing stock prices on May 1, 2015 plus total debt, preferred stock and minority interests (as applicable) less cash and cash equivalents, as a multiple of calendar year 2015 and calendar year 2016 estimated adjusted EBITDA. Financial data of the selected companies were based on publicly available Wall Street research analysts’ consensus estimates and other publicly available information. Financial data of CECO was based on publicly available Wall Street research analysts’ consensus estimates.

The overall median calendar year 2015 and calendar year 2016 estimated adjusted EBITDA multiples observed for the CECO selected companies were 11.3x and 10.3x, respectively. The low to high calendar year 2015 and calendar year 2016 estimated adjusted EBITDA multiples observed for the CECO selected air pollution control and filtration companies were 7.6x to 14.5x (with a median of 11.0x) and 7.0x to 13.1x (with a median of 8.9x), respectively. The low to high calendar year 2015 and calendar year 2016 estimated adjusted EBITDA multiples observed for the CECO selected pump equipment companies were 9.6x to 13.2x (with a median of 11.4x) and 9.6x to 12.0x (with a median of 10.7x), respectively. Jefferies noted that the calendar year 2015 and calendar year 2016 estimated adjusted EBITDA multiples observed for CECO based on Wall Street research analysts’ consensus estimates were 8.3x and 7.3x, respectively.

Selected Public Companies Historical Adjusted EBITDA Multiples Comparison

In reviewing the financial and stock market performance of CECO relative to the CECO selected companies, Jefferies compared the historical next 12 months estimated adjusted EBITDA multiples of CECO and the CECO selected companies during the one-year, two-year and three-year periods ended May 1, 2015. Financial data of CECO and the selected companies were based on publicly available Wall Street research analysts’ consensus estimates and other publicly available information. Jefferies observed that the average one-year, two-year and three-year historical next 12 months estimated adjusted EBITDA multiples of the CECO selected companies exceeded the corresponding average historical next 12 months estimated adjusted EBITDA multiples of CECO by 2.7x, 2.2x and 2.5x, respectively.

Selected Wall Street Analysts’ Stock Price Targets on CECO

Jefferies reviewed, among other things, one-year forward stock price targets for CECO common stock as reflected in publicly available Wall Street research analysts’ reports, which indicated an overall stock price target range for CECO common stock of $13.00 to $20.00 per share, as compared to the closing price of CECO common stock on May 1, 2015 of $11.79 per share.

Additional Information

Jefferies observed certain additional information that was not considered part of Jefferies’ financial analysis with respect to its opinion but were noted for informational purposes, including:

Accretion/Dilution

Jefferies reviewed the potential pro forma financial effect of the proposed Mergers on CECO’s fiscal years ending December 31, 2015 (pro forma as if the Mergers occurred on January 1, 2015) through December 31, 2017 estimated earnings per share, referred to as EPS, both on a GAAP and non-GAAP basis, based on the Merger Consideration and after taking into account the potential cost savings expected by CECO management to result from the Mergers assuming approximately 23% and 65% of such cost savings are realized in the fiscal years ending December 31, 2015 and December 31, 2016, respectively, and 100% of such cost savings are realized in the fiscal year ending December 31, 2017. Financial data of PMFG was based on the adjusted PMFG management forecasts and financial data of CECO was based on the CECO management forecasts. This review indicated the following:

•	relative to CECO’s estimated GAAP EPS on a standalone basis, the proposed Mergers could be dilutive to CECO’s EPS by approximately (23.5)% in fiscal year 2015, dilutive by approximately (2.1)% in fiscal year 2016 and accretive by approximately 5.1% in fiscal year 2017; and

•	relative to CECO’s estimated non-GAAP EPS on a standalone basis, the proposed Mergers could be dilutive to CECO’s EPS by approximately (13.7)% in fiscal year 2015, accretive by approximately 7.2% in fiscal year 2016 and accretive by approximately 12.4% in fiscal year 2017.

The actual results achieved by CECO may vary from projected results and the variations may be material.

Other

Jefferies also observed the following:

•	the implied premiums paid in 30 selected transactions involving U.S. publicly traded target companies with operations in the industrials industry announced from January 1, 2010 to May 1, 2015 with transaction values ranging from $50 million to $500 million based on closing stock prices of the target companies involved in such transactions one-day prior to public announcement of the relevant transaction (or prior to the date of announcement by the target company of a strategic alternatives review process or the date of a public event, such as market rumors, that affected the closing stock price), which after applying the 25th percentile to 75th percentile of the premiums derived from such transactions of 9.6% to 34.9% (reflecting a median of 24.4%) to the closing price of PMFG common stock on May 1, 2015 of $4.62 per share indicated an approximate implied equity value per share reference range for PMFG of approximately $5.06 to $6.23 per share, as compared to the Merger Consideration of $6.85 per share; and

•	the historical stock price performance of PMFG common stock for the latest 12-month period, 15-day period, 30-day period, 60-day period and 90-day period ended May 1, 2015, which indicated an approximate overall low to high volume-weighted average price for PMFG common stock over such periods of $4.47 to $5.11 per share, and an overall low to high 52-week closing price for PMFG common stock of $3.93 to $6.82 per share, as compared to the closing price of PMFG common stock on May 1, 2015 of $4.62 per share.

Miscellaneous

CECO has agreed to pay Jefferies for its financial advisory services in connection with the Mergers an aggregate fee of $3.25 million, of which a portion was payable upon delivery of Jefferies’ opinion and $2.75 million is payable contingent upon consummation of the First Merger. In addition, CECO has agreed to reimburse Jefferies for its reasonable expenses, including reasonable fees and expenses of counsel, and to indemnify Jefferies and related parties against liabilities, including liabilities under federal securities laws, arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement.

Jefferies and its affiliates maintain a market in the securities of CECO and PMFG and, in the ordinary course of business, may trade or hold securities of CECO, PMFG and/or their respective affiliates for Jefferies’ own account and for the accounts of Jefferies’ customers and, accordingly, may at any time hold long or short positions in those securities. Jefferies and its affiliates in the past have provided financial advisory and financing services unrelated to the Mergers to CECO and certain of its affiliates, including, during the two-year period prior to the date of its opinion, having acted as a financial advisor to CECO in connection with an acquisition transaction in 2013, for which services during such two-year period Jefferies and its affiliates received an aggregate fee of approximately $2.25 million. Although Jefferies and its affiliates did not during the two-year period prior to the date of its opinion provide financial advisory or financing services to PMFG or its affiliates, Jefferies and its affiliates may provide such services in the future, for which services Jefferies and its affiliates would expect to receive compensation. Jefferies and its affiliates also may in the future provide financial advisory and financing services to CECO and its affiliates, for which services Jefferies and its affiliates would expect to receive compensation.

Jefferies was selected to act as CECO’s financial advisor in connection with the Mergers because Jefferies is an internationally recognized investment banking firm with substantial experience in merger and acquisition transactions and its familiarity with CECO and its business. Jefferies is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

PMFG Board’s Reasons for the Mergers and Recommendation of the PMFG Board

Reasons for the Mergers

The PMFG Board carefully evaluated the Merger Agreement and the transactions contemplated by the Merger Agreement. The PMFG Board believes the proposed transaction with CECO is in the best interests of PMFG and its stockholders. In reaching its unanimous decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Mergers, the PMFG Board reviewed and evaluated a number of factors, including the following:

Merger Consideration

The PMFG Board concluded that the aggregate consideration to be received from CECO represented an attractive value to PMFG stockholders for several reasons, including:

Premium to Trading Price of PMFG Common Stock. The PMFG Board considered the fact that the implied Merger Consideration of $6.85 per share represented a significant premium over the market prices at which PMFG common stock had previously traded, including a premium of approximately:

•	54.3% over the closing price per share of PMFG common stock on April 30, 2015, the second-to-last full trading day prior to the announcement of CECO and PMFG entering into the Merger Agreement;

•	50.5% over the one-month average closing price of PMFG common stock on April 30, 2015;

•	49.2% over the three-month average closing price of PMFG common stock on April 30, 2015; and

•	0.4% over the 52-week intraday high price of PMFG common stock on April 30, 2015.

Participation in Potential Upside Through the Stock Portion of Merger Consideration. The PMFG Board considered that 55% of the aggregate consideration will be paid in shares of CECO common stock. As a result, PMFG stockholders have the opportunity to participate in any future earnings or growth of the combined company and any future appreciation in the value of CECO common stock following the Mergers, should they decide to retain the CECO common stock payable in the Mergers. As part of its evaluation of the Stock Consideration, the PMFG Board considered information relating to CECO, CECO’s stated reasons for the Mergers and the prospects of the combined company following the Mergers. In this regard, the PMFG Board considered CECO’s estimates regarding the significant potential cost savings and other benefits obtainable from the Mergers.

Increased Liquidity in CECO Stock. The PMFG Board noted that CECO’s market capitalization was approximately $300 million, or about three times PMFG’s market capitalization. The PMFG Board considered the increased liquidity that may be available to PMFG stockholders through receipt of the shares of CECO common stock.

Value Protection through Collar. The PMFG Board considered the fact that the Merger Agreement provides for a 10% symmetrical collar on the Exchange Ratio, which will, during the pendency of the Mergers, (a) protect PMFG stockholders should the trading price of CECO common stock decline within the collar (to as low as $10.61 per share), and (b) provide PMFG stockholders with shares of CECO common stock at a discount should the trading price of CECO common stock increase above the top of the collar ($12.97 per share).

Significant Portion of Merger Consideration in Cash. The PMFG Board considered that approximately 45% of the aggregate consideration will be paid in cash, giving PMFG stockholders an opportunity to realize certain value for a significant portion of their investment immediately upon consummation of the Mergers.

Ability of PMFG Stockholders to Elect the Form of the Merger Consideration to be Received. The PMFG Board considered the fact that, subject to proration to ensure that the aggregate consideration (including any payments in request of outstanding PMFG equity awards) payable by CECO will be in the form of approximately 55% shares of CECO common stock and approximately 45% cash, PMFG stockholders will be able to elect the form of the Merger Consideration they will receive.

Opinion of Financial Advisor. The PMFG Board considered the written opinion of Stifel that, as of May 3, 2015 and based upon and subject to the various assumptions, procedures, factors, qualifications and limitations set forth in the written opinion, the Merger Consideration, was fair, from a financial point of view, to holders of shares of PMFG common stock. The full text of the written opinion from Stifel is attached as Annex F to this joint proxy statement/prospectus.

Intended Deferred Taxation of Stock Merger Consideration. The PMFG Board considered the fact that taxation of any gains arising from the receipt of the stock portion of the Merger Consideration by PMFG’s stockholders may be deferred under the structure of the transaction for U.S. federal income tax purposes. The PMFG Board also considered the fact that tax-deferred treatment of the stock portion of the Merger Consideration payable to PMFG stockholders is not a condition to the closing of the Mergers, and no assurance can be provided that tax-deferred treatment will be available to any PMFG stockholder.

Extensive Negotiations with CECO. The PMFG Board considered the extensive negotiations between PMFG and CECO and concluded that the aggregate consideration provided for in the Merger Agreement reflected the best value that CECO would be willing to provide at the present time.

Strategic Benefits

The PMFG Board considered that PMFG is a strong strategic fit with CECO’s existing businesses; that the combined company would be positioned to become a market leader for the natural gas value chain; that the combined company would have access to attractive end markets to drive long-term growth; that the combined company would have an enhanced global footprint, particularly in China and the Middle East; and that the combined company will have a portfolio of highly engineered product offerings, have increased aftermarket and recurring revenue opportunities, and be poised to benefit from a balanced portfolio and diverse end markets.

Synergies

The PMFG Board considered CECO’s estimate that the Mergers would create approximately $15 million in annualized cost synergies by the end of the second year following consummation of the Mergers, primarily from operational consolidation and supply chain management and optimization. Because a portion of the Merger Consideration will be paid in CECO common stock, PMFG stockholders would have the opportunity to participate in the benefits of those synergies, if realized, in any future earnings or growth of the combined company following the Mergers should they determine to retain the CECO common stock payable in the Mergers.

Familiarity with Businesses

The PMFG Board considered its knowledge of PMFG’s and CECO’s businesses, historical financial performance and condition, operations, properties, assets, regulatory issues, prospects and management, taking into account the results of the due diligence investigation of CECO conducted by PMFG management and PMFG’s financial, accounting and legal advisors in connection with the proposed Mergers. The PMFG Board also considered its knowledge of the current and prospective market environment in which PMFG and CECO operate.

Alternatives

The PMFG Board considered its review of strategic alternatives and opportunities available to PMFG, including the fact that CECO had intermittently pursued a transaction with PMFG since November 2013. The PMFG Board considered it to be unlikely that any other buyers would be willing to acquire PMFG at a price in excess of $6.85 per share (particularly financial buyers, given PMFG’s results of operations in recent periods), even if PMFG were to conduct an auction process or other solicitation of alternative acquisition proposals. Rather than increasing the risk of CECO withdrawing its offer during the pendency of a pre-signing market check or auction process, the PMFG Board considered it preferable to enter into the Merger Agreement given the provisions of the Merger Agreement permitting PMFG to solicit alternative proposals during the go-shop period. The PMFG Board further noted that, as a result of the bifurcated termination fee structure in the Merger Agreement, the lower termination fee that PMFG would be required to pay if it were to terminate the Merger Agreement in order to enter into an alternative transaction during the go-shop period would not be a likely deterrent to a potential third-party acquirer. As a result, the PMFG Board concluded the aggregate consideration provided for in the Merger Agreement was the highest value reasonably available to PMFG at the time and that, if an alternative buyer were willing to acquire PMFG at a higher price, PMFG would have the ability to engage in discussions with such alternative buyer and potentially enter into an alternative transaction. The benefits of go-shop provisions of the Merger Agreement are also discussed below in this section and are summarized more fully in “The Merger Agreement—Go-Shop; No Solicitation; Superior Proposals.”

Standalone Prospects

The PMFG Board considered the risks associated with going forward as an independent company, including the risks that volatile energy prices would continue to limit PMFG’s customers’ ability or willingness to invest in new projects and the risk that nuclear power generation projects may be further delayed or cancelled due to safety concerns and government regulation. Additionally, the PMFG Board considered PMFG’s ongoing credit and liquidity challenges in light of the upcoming expiration of its senior credit facility in September 2015. As a result of these risks, the PMFG Board considered the related risk that, if PMFG did not enter into the Merger Agreement with CECO, the value of shares of PMFG common stock could decline significantly below the value of the Merger Consideration. The PMFG Board concluded that the Merger Consideration will enable PMFG stockholders to realize a significant portion of PMFG’s present and potential future value without the market or operational risks associated with continuing as a stand-alone company.

Terms of the Merger Agreement

The PMFG Board reviewed and considered the terms of the Merger Agreement, including the parties’ respective representations, warranties and covenants, the conditions to their respective obligations to consummate the Mergers and their ability to terminate the Merger Agreement. See “The Merger Agreement” beginning on page 154 for a detailed discussion of the terms and conditions of the Merger Agreement. In particular, the PMFG Board considered the following:

Terms of CECO’s Financing; Absence of Financing Condition. The PMFG Board considered that CECO’s obligation to complete the Mergers pursuant to the Merger Agreement is not subject to any financing condition and that CECO represents and warrants in the Merger Agreement that it will have sufficient funds to complete the transactions contemplated by the Merger Agreement and will use its commercially reasonable efforts to obtain the proceeds of its debt financing commitment. The PMFG Board also considered the terms of the debt financing commitment CECO obtained in connection with the Mergers. The PMFG Board also considered the fact that under the terms of the Merger Agreement, in the event of a failure of CECO’s financing, PMFG, at its sole option, can either (a) seek specific performance to require CECO to take action to enforce its rights under the Commitment Letter or (b) receive the $9.6 million reverse termination fee from CECO. For additional information on CECO’s financing, see “Financing and Indebtedness of CECO Following the Mergers” beginning on page 179.

Conditions to the Mergers; Likelihood of Closing; Voting Agreement; Lock-Up Agreements. The PMFG Board considered the reasonable likelihood of consummation of the Mergers in light of CECO’s obligations to consummate the Mergers, CECO’s obligations to use its commercially reasonable efforts to obtain all regulatory approvals, the Commitment Letter, the likelihood that PMFG stockholders will approve adoption of the Merger Agreement, and the likelihood that CECO stockholders will approve the Share Issuance (including the fact that holders of approximately 15% of the outstanding shares of CECO common stock have entered into a voting agreement with PMFG under which they are required to vote in favor of the Share Issuance).

Go-Shop. The PMFG Board considered the fact that the Merger Agreement contains provisions that are designed to ensure that the aggregate consideration to be provided pursuant to the Merger Agreement is the best reasonably available to the holders of PMFG common stock, including the right, subject to certain conditions, to solicit offers with respect to alternative acquisition proposals during the go-shop period, to respond to certain alternative acquisition proposals and to terminate the Merger Agreement and accept a “superior proposal” prior to adoption of the Merger Agreement, subject to paying CECO a termination fee of $1.6 million and reimbursing CECO for its expenses of up to $1.6 million, which potential payments the PMFG Board believed would not likely be a meaningful deterrent to such a superior proposal.

Ability to Respond to Certain Unsolicited Acquisition Proposals. The PMFG Board considered the provisions in the Merger Agreement that provide for the ability of the PMFG Board to participate in discussions or negotiations with a person that has made an unsolicited acquisition proposal following the expiration of the go-shop period that the PMFG Board determines in good faith (after consultation with its financial advisor and outside counsel) constitutes or is reasonably likely to lead to a superior proposal and furnish to any such person confidential information with respect to PMFG pursuant to a confidentiality agreement, subject to certain restrictions imposed by the Merger Agreement, including that the PMFG Board shall have determined in good faith (after consultation with its outside counsel) that the failure to take such action would constitute a breach by the PMFG Board of its fiduciary duties to PMFG stockholders under Delaware law.

Ability to Change Recommendation. The PMFG Board considered the provisions in the Merger Agreement that provide for the ability of the PMFG Board to withdraw or modify its recommendation that PMFG stockholders adopt the Merger Agreement following the receipt of an alternative acquisition proposal that the PMFG Board determines in good faith (after consultation with its financial advisor and outside counsel) constitutes a superior proposal, subject to certain restrictions imposed by the Merger Agreement, including that the PMFG Board shall have determined in good faith (after consultation with its outside counsel) that the failure to take such action would constitute a breach by the PMFG Board of its fiduciary duties to the PMFG stockholders under Delaware law and that CECO shall have been given an opportunity to match the superior proposal.

Ability to Terminate Merger Agreement to Accept a Superior Proposal. The PMFG Board considered the provisions in the Merger Agreement that provide for the ability of the PMFG Board to terminate the Merger Agreement to accept a superior proposal outside of the go-shop period, subject to certain restrictions imposed by the Merger Agreement, including that PMFG would be required to pay CECO a $4.8 million termination fee concurrently with such termination which, in the PMFG Board’s view, would not likely deter alternative acquisition proposals and would not likely be required to be paid unless the PMFG Board entered into an agreement providing for a transaction that would be more favorable to the PMFG stockholders than the transactions contemplated by the Merger Agreement.

Reverse Termination Fee and Expense Reimbursement to PMFG in Certain Circumstances. The PMFG Board considered that under the Merger Agreement, CECO would be required to pay PMFG a termination fee of $9.6 million under certain circumstances or reimburse PMFG’s expenses in an amount up to $1.0 million under certain circumstances. See “The Merger Agreement—Termination Fee; Reverse Termination Fee; Expenses” beginning on page 177 for additional information concerning termination fee potentially payable by CECO.

Appraisal Rights. The PMFG Board considered the availability of appraisal rights for holders of PMFG common stock who properly exercise their rights under the DGCL, which would give these stockholders the ability to seek and be paid a judicially determined appraisal of the “fair value” of their shares of common stock at the completion of the Merger Agreement.

Stockholders’ Ability to Reject the Mergers. The PMFG Board considered the fact that the Mergers are subject to approval by PMFG stockholders, who would be free to reject the Mergers.

The PMFG Board also considered a variety of risks and other potentially negative factors concerning the Merger Agreement and the Mergers as a whole, including:

Failure to Consummate the Mergers

The PMFG Board considered the risks and costs to PMFG if the Mergers are not completed, including the potential diversion of management and employee attention from daily business, potential employee attrition, potential reduction in the trading price of PMFG common stock, and the potential erosion of customer, supplier and employee confidence in PMFG.

Failure to Achieve Benefits of the Mergers

The PMFG Board considered the risk that the potential benefits of the Mergers (including the $15 million of cost synergies anticipated by CECO) may not be fully or partially achieved, or may not be achieved within the expected timeframe.

Limitation on Value of the Stock Consideration

The PMFG Board considered the risk that (a) the benefits of increases in the trading price of CECO common stock during the pendency of the Mergers within the 10% collar on the Exchange Ratio will not be realized by PMFG stockholders and (b) the value of the Stock Consideration to be paid by CECO in the Merger would be less than $6.85 per share should the trading price of CECO common stock decline below $10.61 at the effective time of the First Merger.

No Ongoing Equity Participation in PMFG’s Potential Upside

The PMFG Board considered the fact that PMFG stockholders would not have the opportunity to continue participating in PMFG’s potential upside as a stand-alone company, but would rather only participate in PMFG’s upside indirectly as a part of the combined company if they retained the stock portion of the Merger Consideration following the effective time of the Mergers.

Risks of Combined Company

The PMFG Board considered the future financial, business and operational risks associated with the combined company if current PMFG stockholders retain the stock portion of the Merger Consideration following the effective time of the Mergers, which risks are different than those risks facing only PMFG’s business.

Restrictions on Conduct of Business

The PMFG Board considered the restrictions on the conduct of PMFG’s business prior to consummation of the Mergers, which restrictions require PMFG to conduct its business in the ordinary course and subject to specific limitations, which may delay or prevent PMFG from undertaking business opportunities that may arise pending consummation of the Mergers.

Failure to Obtain Stockholder Approval

The PMFG Board considered the risk that CECO stockholders or PMFG stockholders may fail to provide the respective votes necessary to effect the Mergers, notwithstanding the fact that holders of approximately 15% of the outstanding shares of CECO common stock have entered into lock-up agreements obligating them not to sell their CECO common stock and a voting agreement with PMFG obligating them to vote in favor of the Mergers.

Failure of CECO to Obtain Financing

The PMFG Board considered the risk that, although CECO’s obligation to complete the Mergers pursuant to the Merger Agreement is not subject to any financing condition, PMFG’s remedies are limited in the event that CECO is unable to obtain the proceeds of the debt financing commitment. In such event, under the terms of the Merger Agreement, PMFG’s only recourse is to either (a) seek specific performance to require CECO to take action to enforce its rights under the Commitment Letter, or (b) receive the $9.6 million reverse termination fee from CECO. Furthermore, the conditions to consummation of the debt financing in the Commitment Letter are different than the conditions to consummation of the Merger Agreement. In particular, the PMFG Board considered the fact that unless CECO’s financing is available, PMFG cannot seek specific performance to require consummation of the Mergers. For more information about the terms of the Merger Agreement in regard to CECO’s financing and the terms of CECO’s financing, see “The Merger Agreement—Financing” and “Financing and Indebtedness of CECO Following the Mergers,” beginning on pages 171 and 179, respectively.

Payment of Termination Fee or Expense Reimbursement

The PMFG Board considered the risk under the Merger Agreement that PMFG could become obligated to pay CECO a termination fee of $1.6 million or $4.8 million and, in certain events, reimburse CECO’s expenses, if the Merger Agreement is terminated under specified circumstances. See “The Merger Agreement—Termination Fee; Reverse Termination Fee; Expenses” beginning on page 177 for additional information concerning the circumstances under which PMFG could become obligated to pay the termination fees.

Regulatory Risk

The PMFG Board considered the risk that regulatory authorities, including competition authorities, might seek to impose conditions on or otherwise prevent or delay the Mergers, or impose restrictions or requirements on the operation of the business of CECO after the Mergers.

Lessened Ongoing Equity Participation in Combined Company

The PMFG Board considered the fact that, because PMFG stockholders will be receiving approximately 45% cash in exchange for their PMFG stock, their ability to benefit from any increase in the value of CECO following consummation of the Mergers will be less than if they had received only CECO stock in exchange for their PMFG stock.

Reduced Voting Power in Combined Company

The PMFG Board considered the fact that, since the shares of CECO common stock that would be issued in the Mergers to PMFG stockholders are expected to represent approximately 20% of the market capitalization of the combined company following consummation of the Mergers, each PMFG stockholder would hold a smaller equity interest in the combined company than they held prior to the Mergers, which will reduce their voting power in the combined company.

Proration

The PMFG Board considered the fact that elections of the Cash Consideration or the Stock Consideration by PMFG stockholders would be prorated such that CECO would not pay more than $66.2 million (or approximately 45%) of the aggregate consideration in cash. As a result, if PMFG stockholders prefer the Cash Consideration over the Stock Consideration, or vice versa, those stockholders may be required to take a portion of their Merger Consideration in a form of payment that is not the form of payment that they elected to receive.

Litigation Risks

The PMFG Board considered the likelihood of litigation challenging the Mergers, and the possibility that an adverse judgment for monetary damages could have a material adverse effect on the operations of the combined company after the Mergers or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Mergers.

Taxes

The PMFG Board considered the fact that the cash portion of the aggregate consideration generally will be taxable to stockholders of PMFG for U.S. federal income tax purposes and the possibility that the stock portion of the aggregate consideration may also be taxable to stockholders of PMFG for U.S. federal income tax purposes, in each case to the extent such stockholders have realized gains.

Expenses

The PMFG Board considered the expenses associated with completing the Mergers.

Change of Control Risks

The PMFG Board considered the risk that, upon consummation of the Mergers, the counterparties under certain material agreements may be able to exercise certain “change of control” rights.

Other

The PMFG Board considered various other risks associated with the Mergers and the businesses of CECO and PMFG and the combined company described in “Risk Factors” beginning on page 39 or incorporated by reference into this joint proxy statement/prospectus.

In addition to considering the factors described above, the PMFG Board considered that some members of the PMFG Board have interests in the Mergers as individuals that are in addition to, and that may be different from, the interests of PMFG stockholders. For more information on these factors, see “The Mergers—Interests of PMFG Directors and Executive Officers in the Mergers” beginning on page 141.

The PMFG Board concluded that the potential negative factors associated with the Mergers were outweighed by the potential benefits that it expected PMFG and its stockholders to achieve as a result of the Mergers. Accordingly, the PMFG Board unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable, fair to, and in the best interests of, PMFG and its stockholders.

The preceding discussion of the information and factors considered by the PMFG Board is not intended to be exhaustive but includes the material factors considered by the PMFG Board. In view of the complexity and wide variety of factors considered by the PMFG Board in connection with its evaluation of the Mergers, the PMFG Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the different factors that it considered in reaching its decision. In addition, in considering the factors described above, individual members of the PMFG Board may have given different weight to different factors. The PMFG Board considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations.

This summary of PMFG’s reasons for the Mergers and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 37.

Recommendation of the PMFG Board

By the unanimous vote of all directors, the PMFG Board has:

•	determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are consistent with, and in furtherance of, the business strategies and goals of PMFG, and are fair to and in the best interest of PMFG and its stockholders;

•	approved the form, terms and conditions of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Mergers;

•	authorized the execution and delivery of the Merger Agreement; and

•	subject to the terms and conditions of the Merger Agreement, recommended that the stockholders of PMFG vote to adopt of the Merger Agreement.

Accordingly, the PMFG Board recommends that PMFG stockholders vote:

•	FOR the adoption of the Merger Agreement;

•	FOR the approval, on a non-binding, advisory basis, of the compensation that may become payable by PMFG to its named executive officers in connection with the Mergers; and

•	FOR the proposal regarding adjournments of the PMFG Special Meeting.

Opinion of PMFG’s Financial Advisor

Stifel was retained to act as the financial advisor to PMFG in connection with the evaluation of the acquisition proposal made by CECO and the possibility of a negotiated transaction, including the planning, execution and closing of that transaction with CECO or any other third party. In particular, the PMFG Board requested Stifel’s opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of PMFG common stock (other than Dissenting Shares and shares held by PMFG, its subsidiaries, CECO, Merger Sub and Merger Sub II) of the Merger Consideration to be received by those holders in the Mergers pursuant to the Merger Agreement. On May 3, 2015, Stifel delivered its opinion to the PMFG Board, as of that date and based upon and subject to the assumptions, qualifications, limitations and other matters described in its opinion, as to the fairness, from a financial point of view, of the Merger Consideration to be received by holders of PMFG’s common stock (other than Dissenting Shares held by PMFG, its subsidiaries, CECO, Merger Sub I and Merger Sub II) from CECO in the Mergers pursuant to the Merger Agreement. Subsequent developments may affect the conclusion reached in the opinion and Stifel does not have any obligation to update, revise or reaffirm its opinion.

Stifel provided its opinion for the information and assistance of the PMFG Board in connection with its consideration of the Mergers. Stifel’s opinion was one of many factors taken into account by the PMFG Board in making its determination to approve the Merger Agreement and the Mergers. The terms of the Merger Agreement and the amount and form of the Merger Consideration, however, were determined through negotiations between PMFG and CECO and were approved by the PMFG Board. The opinion described below was reviewed and approved by Stifel’s fairness opinion committee. Stifel has consented to the inclusion in this joint proxy statement/prospectus of its opinion and the description of its opinion appearing under this subheading “Opinion of PMFG’s Financial Advisor.” Stifel did not recommend any specific consideration to the PMFG Board or that any specific consideration constituted the only appropriate consideration for the Mergers.

The full text of Stifel’s opinion, dated May 3, 2015, is attached as Annex F to this joint proxy statement/prospectus and incorporated by reference into this joint proxy statement/prospectus. You are urged to read the opinion carefully and in its entirety to learn about the assumptions made, procedures followed, matters considered and limits on the scope of the review undertaken by Stifel in rendering its opinion. Stifel’s opinion was directed to the PMFG Board for its benefit and use in evaluating the fairness of the Merger Consideration to the holders of PMFG common stock (other than Dissenting Shares and shares held by PMFG, its subsidiaries, CECO, Merger Sub I and Merger Sub II) and relates only to the fairness, as of the date of the opinion and from a financial point of view, of the Merger Consideration to be received by those holders from CECO in the Mergers pursuant to the Merger Agreement. The opinion does not address any other aspect of the Mergers or any related transaction and does not constitute a recommendation to any stockholder as to how that stockholder should vote or act with respect to the Merger Agreement, the Mergers, the election of the Merger Consideration, or any other matter. Stifel did not address the merits of the underlying decision by PMFG to engage in the Mergers. The following summary of Stifel’s opinion is qualified in its entirety by reference to the full text of the opinion.

In rendering its opinion, Stifel, among other things:

•	discussed the Mergers and related matters with PMFG’s counsel and reviewed a draft copy of the Merger Agreement, dated May 3, 2015;

•	reviewed the audited consolidated financial statements of PMFG contained in its Annual Reports on Form 10-K for the three years ended June 28, 2014, unaudited consolidated financial statements of PMFG contained in its Quarterly Reports on Form 10-Q for the quarters ended September 27, 2014 and December 27, 2014 and preliminary unaudited consolidated financial statements of the Company for the quarter ended March 28, 2015;

•	reviewed the audited consolidated financial statements of CECO contained in its Annual Reports on Form 10-K for the three years ended December 31, 2014;

•	reviewed and discussed with PMFG’s management certain other information concerning PMFG and CECO;

•	reviewed certain non-publicly available information concerning PMFG, including internal financial analyses and forecasts prepared by its management and held discussion with PMFG’s senior management regarding recent developments;

•	reviewed and analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that Stifel considered relevant to its analysis;

•	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that Stifel deemed relevant to its analysis;

•	participated in certain discussions and negotiations between representatives of PMFG and CECO;

•	reviewed the reported prices and trading activity of the equity securities of each of PMFG and CECO;

•	conducted such other financial studies, analyses and investigations and considered such other information as Stifel deemed necessary or appropriate for purposes of its opinion; and

•	took into account Stifel’s assessment of general economic, market and financial conditions and Stifel’s experience in other transactions, as well as its experience in securities valuations and its knowledge of the PMFG’s industry generally.

In rendering its opinion, Stifel relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel by or on behalf of PMFG or CECO, or that was otherwise reviewed by Stifel, and did not assume any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to Stifel by PMFG or CECO (including, without limitation, potential cost savings and operating synergies realized by a potential acquirer), Stifel assumed, at the direction of PMFG, that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of PMFG and CECO, as applicable, as to the future operating and financial performance of PMFG and CECO, as applicable, and that they provided a reasonable basis upon which Stifel could form its opinion. The opinion states that such forecasts and projections were not prepared with the expectation of public disclosure, that all such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and that, accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel relied on this projected information without independent verification or analyses and did not in any respect assume any responsibility for the accuracy or completeness of that information.

Stifel also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either PMFG or CECO since the date of the last financial statements of each company made available to Stifel. Stifel did not make or obtain any independent evaluation, appraisal or physical inspection of either PMFG’s or CECO’s assets or liabilities, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor has Stifel reviewed loan or credit files of PMFG or CECO or been furnished with any such evaluation or appraisal. The opinion states that estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold and that because such estimates are inherently subject to uncertainty, Stifel assumes no responsibility for their accuracy.

Stifel assumed, with the consent of the PMFG Board, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the Mergers will be satisfied and not waived. In addition, Stifel assumed that the definitive Merger Agreement will not differ materially from the draft Stifel reviewed. Stifel also assumed that the Merger will be consummated substantially on the terms and conditions described in the Merger Agreement, without any waiver of material terms or conditions by the PMFG or any other party and without any anti-dilution or other adjustment to the Merger Consideration, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Mergers will not have an adverse effect on PMFG, CECO or the Mergers. Stifel assumed that the Mergers will be consummated in a manner that complies with the applicable provisions of the Securities Act and the Exchange Act, and all other applicable federal and state statutes, rules and regulations. Stifel further assumed that PMFG relied upon the advice of its counsel, independent accountants and other advisors (other than Stifel) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to PMFG, the Mergers and the Merger Agreement.

Stifel’s opinion is limited to whether the Merger Consideration is fair to the holders of PMFG’s common stock, from a financial point of view and as of the date of the opinion, and does not address any other terms, aspects or implications of the Mergers including, without limitation, the form or structure of the Mergers, any consequences of the Mergers on PMFG, its stockholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Mergers or otherwise. Stifel’s opinion also does not consider, address or include: (a) any other strategic alternatives currently (or which have been or may be) contemplated by the PMFG Board or by PMFG; (b) the legal, tax or accounting consequences of the Mergers on PMFG or the holders of PMFG’s common stock including, without limitation, whether or not the Mergers will qualify as a tax-free reorganization pursuant to Section 368 of the Code; (c) the fairness of the amount or nature of any compensation to any of PMFG’s officers, directors or employees, or class of such persons, relative to the compensation to the holders of PMFG’s securities; (d) the effect of the Mergers on, or the fairness of the consideration to be received by, holders of any class of securities of PMFG other than PMFG’s common stock, or any class of securities of any other party to any transaction contemplated by the Merger Agreement; (e) whether CECO has sufficient cash, available lines of credit or other sources of funds to enable it to pay the Cash Consideration component of the Merger Consideration to the holders of PMFG’s common stock at the closing of the Mergers; (f) the election by holders of PMFG’s common stock to receive the Stock Consideration or the Cash Consideration, or the actual allocation of the Merger Consideration between the Stock Consideration and the Cash Consideration among holders of the Company’s common stock (including, without limitation, any re-allocation of the Merger Consideration pursuant to the Merger Agreement); or (g) the treatment of, or effect of the Mergers on the Dissenting Shares, PMFG Options or PMFG RSUs. Furthermore, Stifel did not express any opinion herein as to the prices, trading range or volume at which the PMFG’s or CECO’s securities will trade following public announcement or consummation of the Mergers.

Stifel’s opinion was approved by Stifel’s fairness committee. Stifel’s opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to Stifel by or on behalf of PMFG or its advisors, or information otherwise reviewed by Stifel, as of the date of Stifel’s opinion. The opinion states that subsequent developments may affect the conclusion reached in the opinion and that Stifel does not have any obligation to update, revise or reaffirm its opinion. The opinion further states that, as the PMFG Board is aware, the credit, financial and stock markets have been experiencing unusual volatility and Stifel expressed no opinion or view as to any potential effects of such volatility on PMFG, CECO or the Mergers. Stifel’s opinion was for the information of, and directed to, the PMFG Board for its information and assistance in connection with its consideration of the financial terms of the Mergers. The opinion stated that it did not constitute a recommendation to the PMFG Board as to how the PMFG Board should vote on the Mergers or to any shareholder of PMFG or CECO as to how any such shareholder should vote at any shareholders’ meeting at which the Mergers are considered, or whether or not any shareholder of PMFG should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Mergers, elect to receive the Cash Consideration or the Stock Consideration, or exercise any dissenters’ or appraisal rights that may be available to such shareholder. In addition, the opinion does not compare the relative merits of the Mergers with any other alternative transactions or business strategies which may have been available to PMFG and does not address the underlying business decision of the PMFG Board or PMFG to proceed with or effect the Mergers. In connection with its opinion, Stifel was not requested to, and it did not, explore alternatives to the Mergers or solicit the interest of any other parties in pursuing transactions with PMFG.

Stifel did not act as legal, tax, regulatory or bankruptcy advisors. Stifel did not consider any potential legislative or regulatory changes currently being considered or recently enacted by the United States Congress, the various federal banking agencies, the SEC, or any other regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board, or any changes in regulatory accounting principles that may be adopted by any or all of the federal banking agencies. Stifel’s opinion is not a solvency opinion and does not in any way address the solvency or financial condition of PMFG.

The following represents a brief summary of the material financial analyses performed by Stifel in connection with its opinion. Some of the summaries of financial analyses performed by Stifel include information presented in tabular format. In order to fully understand the financial analyses performed by Stifel, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the information set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Stifel.

Except as otherwise noted, the information utilized by Stifel in its analyses, to the extent that it was based on market data, is based on market data as it existed on or before May 1, 2015 and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

PMFG Financial Analysis

Selected Comparable Company Analysis

Stifel compared PMFG, from a financial point of view, to nine publicly traded companies in the equipment and component industries that Stifel deemed to be relevant based on their business and financial profiles. Stifel did not exclude from its analysis any companies that it deemed relevant based on such company’s business and financial profiles.

•	The Babcock & Wilcox Company

•	Cameron International Corporation

•	CECO

•	CIRCOR International, Inc.

•	CLARCOR Inc.

•	Donaldson Company, Inc.

•	Fuel-Tech, Inc.

•	Global Power Equipment Group, Inc.

•	Pall Corporation

Based on public and other information available to Stifel, Stifel calculated and compared multiples for PMFG and the selected comparable companies of enterprise value (“EV”), which Stifel defined as fully-diluted equity value using the treasury stock method, plus debt, preferred stock and minority interests, less cash and cash equivalents, to LTM and estimated calendar year 2015 and 2016 earnings before interest, taxes, depreciation and amortization, non-controlling interest and other non-recurring charges and one-time items (“Adj. EBITDA”). Adj. EBITDA excludes stock-based compensation.

The following table sets forth the multiples indicated by this analysis:

		EV/Adj. EBITDA*
	EV	LTM	CY15	CY16
3rd Quartile	$5,475.8	13.3x	12.2x	11.1x
Mean	4,149.9	10.9x	10.4x	9.5x
Median	3,413.2	9.0x	9.5x	9.4x
1st Quartile	408.0	8.5x	8.0x	7.1x
PMFG	82.4	NM	13.8x	5.9x

*	LTM: low=7.4x, high=16.1x; CY15: low=7.4x, high=16.1x; CY16: low=6.5x, high=14.7x.

Stifel then applied selected multiples, representing the first and third quartiles of the calculated range, to the corresponding LTM, calendar year 2015 and calendar year 2016 adjusted EBITDA of PMFG, in each case as provided by PMFG’s management. This analysis resulted in the following ranges of implied equity values per share of PMFG:

Benchmark	Multiple Range	Implied Price Per Share
LTM Adj. EBITDA	8.5x – 13.3x	NM
CY2015E Adj. EBITDA	8.0x – 12.2x	$2.82 – $3.99
CY2016E Adj. EBITDA	7.1x – 11.1x	5.27 – 7.86

No company utilized in the selected comparable company analysis is identical to PMFG. In evaluating the selected companies, Stifel made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond PMFG’s control, such as the impact of competition on its business and the industry generally, industry growth and the absence of any adverse material change in PMFG’s financial condition and prospects or the industry or in the financial markets in general, which could affect the enterprise value of the selected companies. Accordingly, such analysis may not necessarily include all companies that could be deemed relevant for comparative purposes with PMFG. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using selected company data.

Selected Precedent Transactions Analysis

Stifel compared the Merger, from a financial point of view, to the following 10 selected acquisitions of companies in the equipment and component industries that Stifel deemed to be relevant based on their business and financial profiles. Stifel did not exclude from its analysis any companies that it deemed relevant based on such company’s business and financial profiles.

Effective Date	Acquirer Name (Country)	Target Name (Country)
8/4/2014	CSI Compressco LP (United States)	Compressor Systems, Inc. (United States)

5/1/2014	CLARCOR Inc. (United States)	Stanadyne Corp., filtration business (United States)

4/14/2014	Colfax Corporation (United States)	Victor Technologies Group Inc (United States)

8/27/2013	CECO (United States)	Met-Pro Corporation (United States)

7/30/2013	KKR & Co. L.P. (United States)	Gardner Denver, Inc. (United States)

2/20/2013	National Oilwell Varco, Inc. (United States)	Robbins & Myers Inc. (United States)

9/28/2012	Pentair plc (United Kingdom)	Tyco Flow Control International Ltd. (Switzerland)

7/31/2012	Cabot Corporation (United States)	Norit N.V. (Netherlands)

5/16/2012	Insight Equity (United States)	Flanders Corporation (United States)

1/31/2012	Wartsila Technology Oy Ab (Finland)	Hamworthy plc (United Kingdom)

Based on public and other information available to Stifel, Stifel calculated and compared the multiples of EV to next twelve months (“NTM”) Adj. EBITDA (“EV/NTM Adj. EBITDA”) implied in the Mergers for PMFG to the corresponding multiples implied in the selected acquisitions. The following table sets forth the multiples indicated by this analysis.

	EV	EV/NTM Adj. EBITDA*
3rd Quartile	$2,989.2	10.3x
Mean	1,795.5	9.8x
Median	933.3	9.8x
1st Quartile	438.6	9.3x

*	low = 9.0x, high = 10.6x.

Stifel then applied selected multiples to the corresponding NTM Adj. EBITDA of PMFG, in each case as provided by PMFG’s management. This analysis resulted in the following ranges of implied equity values per share of PMFG:

Benchmark	Multiple Range	Implied Price Per Share
EV/NTM Adj. EBITDA	9.3x – 10.3x	$4.32 – $4.71

No transaction used in the selected precedent transactions analyses is identical to the Mergers. In evaluating the precedent transactions, Stifel made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters, such as the impact of competition, industry growth, and the absence of any adverse material change in the financial condition of PMFG or the companies involved in the precedent transactions or the industry or in the financial markets in general, which could affect the public trading value of the companies involved in the selected transactions which in turn, affect the enterprise value of the companies involved in the transactions to which the Mergers are being compared. Accordingly, such analysis may not necessarily include all transactions that could be deemed relevant for comparative purposes with the Mergers. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using selected transactions data.

Discounted Cash Flow Analysis

Stifel used financial forecasts of PMFG for the stub period of 2015 (representing the period of March 28, 2015 to January 2, 2016) through calendar year 2019 (which calendarized projections were calculated based on the fiscal year projections provided by PMFG’s management), as provided by PMFG’s management, to perform two discounted cash flow analyses: (a) one based on the terminal multiple method and (b) the second based on the perpetuity growth method. In conducting these analyses, Stifel assumed that PMFG would perform in accordance with these forecasts.

Terminal Multiple Method. Stifel first estimated the terminal value of the projected cash flows by applying a range of terminal multiples Stifel deemed relevant, representing the first and third quartiles of the calculated range in Stifel’s selected comparable company analysis, to PMFG’s estimated 2019 EBITDA, which multiples ranged from 8.5x to 13.3x. The selected range of EBITDA multiples were based upon the range utilized for LTM EBITDA in the PMFG Selected Comparable Company Analysis, applying Stifel’s professional judgment. Stifel calculated projected unlevered free cash flow from the stub period of 2015 (representing the period of March 28, 2015 to January 2, 2016) through calendar year 2019 (which calendarized projections were calculated based on the fiscal year projections provided by PMFG’s management) using projections provided by PMFG’s management and discounted these cash flows and the terminal value to present values using discount rates of 16.2% to 18.2%. The discount rates represent a range around PMFG’s weighted average cost of capital of 17.2%, derived by application of the Capital Asset Pricing Model, which takes into account certain company-specific metrics, including the company’s target capital structure, cost of long-term debt, after-tax yield on permanent excess cash, if any, forecast tax rate and historical beta, as well as certain financial metrics for the selected companies and the United States financial markets generally. This analysis indicated a range of enterprise values which Stifel then decreased by PMFG’s net debt to calculate a range of equity values. These equity values were then divided by fully-diluted shares outstanding using the treasury stock method to calculate implied equity values per share ranging from $5.81 to $8.46. Stifel noted that the Merger Consideration to be received by holders of PMFG’s common stock pursuant to the Merger Agreement of $6.85 is within such range.

Perpetuity Growth Method. Stifel first estimated the terminal value of the projected cash flows by applying a range of perpetuity growth rates Stifel deemed relevant to PMFG’s estimated 2019 free cash flow, which growth rates ranged from 2.0% to 4.0%. The range of perpetuity growth rates was estimated by Stifel utilizing its professional judgment and experience, taking into account the forecasts provided by PMFG’s management and market expectations regarding long-term real growth of gross domestic product and inflation. Stifel calculated projected unlevered free cash flow from the stub period of 2015 (representing the period of March 28, 2015 to January 2, 2016) through calendar year 2019 (which calendarized projections were calculated based on the fiscal year projections provided by PMFG’s management) using projections provided by PMFG’s management and discounted these cash flows and the terminal value to present values using discount rates of 16.2% to 18.2%, based on PMFG’s weighted average cost of capital. This analysis indicated a range of enterprise values which Stifel then decreased by PMFG’s net debt to calculate a range of equity values. These equity values were then divided by fully-diluted shares outstanding using the treasury stock method to calculate implied equity values per share ranging from $3.83 to $4.71. Stifel noted that the Merger Consideration to be received by holders of the PMFG’s common stock pursuant to the Merger Agreement of $6.85 is above such range.

CECO Financial Analysis

Selected Comparable Company Analysis

Stifel compared CECO, from a financial point of view, to seven publicly traded companies in the equipment and components industry that Stifel deemed to be relevant based on their business and financial profiles. Stifel did not exclude from its analysis any companies that it deemed relevant based on such company’s business and financial profiles.

•	The Babcock & Wilcox Company

•	CLARCOR Inc.

•	Colfax Corporation

•	Donaldson Company, Inc.

•	Fuel-Tech, Inc.

•	Global Power Equipment Group, Inc.

•	PMFG

Based on public and other information available to Stifel, Stifel calculated and compared multiples for CECO and the selected companies of EV to LTM and estimated calendar year 2015 and 2016 Adj. EBITDA.

The following table sets forth the multiples indicated by this analysis:

		EV/Adj. EBITDA*
	EV	LTM	CY15	CY16
3rd Quartile	$4,565.3	13.3x	12.9x	11.1x
Mean	2,936.7	11.9x	11.2x	9.0x
Median	3,413.2	12.6x	12.2x	9.2x
1st Quartile	163.6	11.2x	9.0x	6.8x
CECO	408.0	8.5x	7.4x	6.5x

* LTM: low=9.0x, high=13.3x; CY15: low=7.7x, high=13.8x; CY16: low=5.9x, high=11.9x.

Stifel then applied selected multiples to the corresponding LTM, calendar year 2015 and calendar year 2016 adjusted EBITDA of CECO, in each case as provided by CECO management. This analysis resulted in the following ranges of implied equity values per share of CECO:

Benchmark	Multiple Range	Implied Price Per Share
LTM Adj. EBITDA	11.2x – 13.3x	$16.58 – $20.34
CY2015E Adj. EBITDA	9.0x – 12.9x	15.15 – 23.10
CY2016E Adj. EBITDA	6.8x – 11.1x	12.62 – 22.67

No company utilized in the selected comparable company analysis is identical to CECO. In evaluating the selected companies, Stifel made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond CECO’s control, such as the impact of competition on its business and the industry generally, industry growth and the absence of any adverse material change in CECO’s financial condition and prospects or the industry or in the financial markets in general, which could offset the enterprise value of the selected companies. Accordingly such analysis may not necessarily include all companies that could be deemed relevant for comparative purposes with CECO. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using selected company data.

Discounted Cash Flow Analysis

Stifel used financial forecasts of CECO for the stub period of 2015 (representing the period of March 31, 2015 to December 31, 2015) through 2019, as provided by and discussed with CECO’s management, to perform two discounted cash flow analyses: (a) one based on the terminal multiple method and (b) the second based on the perpetuity growth method. In conducting these analyses, Stifel assumed that CECO would perform in accordance with these forecasts.

Terminal Multiple Method. Stifel first estimated the terminal value of the projected cash flows by applying a range of terminal multiples Stifel deemed relevant, representing the first and third quartiles of the calculated range in Stifel’s selected comparable company analysis, to CECO’s estimated 2019 EBITDA, which multiples ranged from 11.2x to 13.3x. The selected range of EBITDA multiples were based upon the range utilized for LTM EBITDA in the CECO Selected Comparable Company Analysis, applying Stifel’s professional judgment. Stifel calculated projected unlevered free cash flow from the stub period of 2015 (representing the period of March 31, 2015 to December 31, 2015) through 2019 using projections provided by CECO’s management and discounted these cash flows and the terminal value to present values using discount rates of 12.1% to 14.1%. The discount rates represent a range around CECO’s weighted average cost of capital of 13.1%, derived by application of the Capital Asset Pricing Model, which takes into account certain company-specific metrics, including the company’s target capital structure, cost of long-term debt, after-tax yield on permanent excess cash, if any, forecast tax rate and historical beta, as well as certain financial metrics for the selected companies and the United States financial markets generally. This analysis indicated a range of enterprise values which Stifel then decreased by CECO’s net debt to calculate a range of equity values. These equity values were then divided by fully-diluted shares outstanding using the treasury stock method to calculate implied equity values per share ranging from $23.02 to $29.36.

Perpetuity Growth Method. Stifel first estimated the terminal value of the projected cash flows by applying a range of perpetuity growth rates Stifel deemed relevant, representing the first and third quartiles of the calculated range in Stifel’s selected comparable company analysis, to CECO’s estimated 2019 free cash flow, which growth rates ranged from 2.0% to 4.0%. The range of perpetuity growth rates was estimated by Stifel utilizing its professional judgment and experience, taking into account the forecasts provided by CECO’s management and market expectations regarding long-term real growth of gross domestic product and inflation. Stifel calculated projected unlevered free cash flow from the stub period of 2015 (representing the period of March 31, 2015 to December 31, 2015) through 2019 using projections provided by CECO’s management and discounted these cash flows and the terminal value to present values using discount rates of 12.1% to 14.1%, based on CECO’s weighted average cost of capital. This analysis indicated a range of enterprise values which Stifel then decreased by CECO’s net debt to calculate a range of equity values. These equity values were then divided by fully-diluted shares outstanding using the treasury stock method to calculate implied equity values per share ranging from $12.25 to $19.11.

The foregoing description is only a summary of the material financial analyses performed by Stifel in arriving at its opinion. The summary alone does not constitute a complete description of the financial analyses Stifel employed in reaching its conclusions. None of the analyses performed by Stifel were assigned a greater significance by Stifel than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Stifel. No methodology employed by Stifel can be viewed individually, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Stifel. Additionally, no company or transaction used in any analysis as a comparison is identical to PMFG, CECO, or the Mergers, and they all differ in material ways. Accordingly, an analysis of the results described above is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the selected companies or transactions to which they are being compared. Stifel used these analyses to determine the impact of various operating metrics on the implied enterprise values and implied per share equity values of PMFG and CECO. Each of these analyses yielded a range of implied enterprise values and implied per share equity values, and therefore, such implied enterprise value ranges and implied per share equity values developed from these analyses were viewed by Stifel collectively and not individually. Stifel made its determination as to the fairness, from a financial point of view, of the Merger Consideration to be received by holders of PMFG’s common stock from CECO in the Mergers pursuant to the Merger Agreement, as of the date of the opinion, on the basis of its experience and professional judgment after considering the results of all of the analyses performed.

Miscellaneous

PMFG agreed to pay Stifel a fee (the “Retainer Fee”) of $125,000 upon its engagement to provide financial advisory services to PMFG and a fee (the “Opinion Fee”) of $500,000 for the delivery of its opinion to the PMFG Board, payable upon delivery of the opinion (neither of which fees are contingent upon the consummation of the Mergers) and a fee (the “Transaction Fee”) in connection with the Mergers in an amount equal to a percentage of the aggregate consideration in the Mergers, as determined in accordance with PMFG’s engagement letter with Stifel, which Transaction Fee is contingent upon the completion of the Mergers. The Transaction Fee is currently estimated to be approximately $2.6 million, the payment of which would be reduced by the Opinion Fee and the Retainer Fee. Stifel will not receive any other significant payment or compensation contingent upon the successful consummation of the Mergers. In addition, PMFG agreed to reimburse Stifel for its expenses in connection with its engagement, subject to certain limitations, and to indemnify Stifel for certain liabilities arising out of its engagement. PMFG previously paid Stifel a fee of approximately $1.3 million in connection with PMFG’s February 2012 public offering of common stock. Stifel has had no previous engagements with CECO.

Stifel may seek to provide investment banking services to CECO or its affiliates in the future, for which Stifel would seek customary compensation. In the ordinary course of business, Stifel and its clients may transact in the equity securities of each of PMFG and CECO and may at any time hold a long or short position in such securities.

Certain PMFG and CECO Financial Projections

Neither CECO nor PMFG generally makes public internal projections as to future performance, revenue, earnings or other results, and each is especially cautious of making projections for extended periods into the future due to, among other reasons, the unpredictability of the underlying assumptions and estimates. However, in the course of evaluating the Mergers and negotiating the Merger Agreement, the management of CECO and the management of PMFG each prepared certain non-public information, including certain prospective financial information, and each of the CECO Board and PMFG Board reviewed and considered this non-public information as part of the process. Certain of this prospective financial information also was provided to PMFG’s and CECO’s respective financial advisors.

CECO and PMFG are providing a summary of this prospective financial information in the joint proxy statement/prospectus solely to provide their respective stockholders with access to prospective financial information concerning each company that was prepared in connection with the Mergers. The prospective financial information presented in this joint proxy statement/prospectus is not included in order to influence any stockholder to make any investment decision with respect to the securities of CECO, the securities of PMFG or the Mergers. The inclusion of this information should not be regarded as an indication that CECO, PMFG, their respective boards of directors, financial, legal or accounting advisors or any other recipient of this information considered, or now considers, the financial projections to be necessarily predictive of actual future results. No one has made or makes any representation to any stockholder regarding the information included in the projections included below. Readers of this joint proxy statement/prospectus are cautioned not to place undue, if any, reliance on the financial projections included herein.

The financial projections summarized below were not prepared with a view toward public disclosure or compliance with GAAP, the published guidelines of the SEC regarding financial projections and the use of non-GAAP measures, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. Neither BDO USA, LLP, CECO’s independent registered public accounting firm, nor Grant Thornton LLP, PMFG’s independent registered public accounting firm, nor any other independent registered public accounting firm, has examined, compiled or performed any procedures with respect to the financial projections. Accordingly, neither BDO USA, LLP nor Grant Thornton LLP, nor any other public accounting firm, expresses an opinion or any other form of assurance with respect to the financial projections. The independent auditor’s reports included or incorporated by reference in this joint proxy statement/prospectus relate to historical financial statements. These reports do not extend to any prospective financial information and should not be seen to do so.

Although presented with numerical specificity, the financial projections were prepared by the management of each of CECO and PMFG based on numerous estimates and assumptions with respect to, among other matters: industry performance; general business, economic, market and financial conditions; and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties and beyond CECO’s and PMFG’s control. The financial projections cover multiple years and this information by its nature becomes less predictive with each successive year. As a result, there can be no assurance that the estimates and assumptions made in preparing the financial projections and projected results will be realized or that actual results will not be significantly different than projected. The financial projections were prepared by the management of each of CECO and PMFG based on information available at the time of preparation and do not take into account any conditions, circumstances or events occurring since that time, including the transactions contemplated by the Merger Agreement. There can be no assurance that had these projections been prepared either as of the date of the Merger Agreement or the date of this joint proxy statement/prospectus, similar estimates or assumptions would be used. Neither CECO nor PMFG has updated or revised and, except as required by law, neither intends to update or revise their respective financial projections to reflect any intervening conditions, circumstances or events or to reflect the occurrence of future events (including any failure of the Mergers to occur), even if any or all of the assumptions underlying the financial projections are no longer appropriate. The projections do not take into account the impact of the Mergers not closing and should not be considered in that context.

The summaries of the financial projections included in this joint proxy statement/prospectus are subjective in many respects and are forward-looking statements subject to numerous risks and uncertainties that could cause the financial projections not to be achieved. The factors include those described in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 37 and “Risk Factors” beginning on page 39. Additional factors are included under the heading “Risk Factors” in Part I, Item IA of each of CECO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and PMFG’s Annual Report on Form 10-K for the fiscal year ended June 28, 2014, each of which is incorporated by reference into this joint proxy statement/prospectus. The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in each of CECO’s and PMFG’s public filings with the SEC.

The prospective financial information included below contains certain non-GAAP financial measures. These non-GAAP financial measures are not calculated in accordance with, or as a substitute for, financial measures calculated in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. CECO and PMFG provided this information to each other, and each other’s respective board of directors and financial advisors, because CECO and PMFG believed it could be useful in evaluating, on a prospective basis, each company’s potential operating performance. CECO’s and PMFG’s respective calculations of adjusted earnings before interest, income taxes, depreciation and amortization expense, or Adjusted EBITDA, may not be comparable to similarly titled amounts used by other companies.

Summary of Certain Financial Projections Prepared by PMFG and Provided to CECO

Initial PMFG Management Case

In connection with the negotiations regarding the Merger Agreement, PMFG management initially prepared in March 2015 unaudited financial projections regarding PMFG’s forecasted operating results for fiscal years 2015 through 2020 (referred to in this joint proxy statement/prospectus as the “Initial PMFG management case”). The Initial PMFG management case was reviewed by the PMFG Board and provided to Stifel, PMFG’s financial advisor. PMFG also provided the projections to CECO in connection with the negotiation of the Merger Agreement.

The following Initial PMFG management case was included in the financial projections provided by PMFG on March 15, 2015:

	Projected Financial Results for the Fiscal Year
(dollars in thousands)	2015E	2016P	2017P	2018P	2019P	2020P
Total bookings	$166,619	$194,500	$213,575	$209,450	$219,686	$229,230
Revenue	169,122	173,800	195,170	218,046	220,912	230,423
Cost of goods sold	115,281	118,445	128,663	143,235	148,070	154,414
Total gross profit	53,841	55,355	66,507	74,811	72,843	76,009
Operating income	2,810	6,156	14,189	20,988	17,261	18,508
Net earnings attributable to PMFG, Inc.	648	3,174	9,004	12,958	10,250	11,091
Adjusted EBITDA(1)	7,571	10,806	18,989	25,788	22,061	23,308

(1)	For this purpose, Adjusted EBITDA is defined as earnings before interest expense, tax, depreciation and amortization, stock compensation, foreign exchange gain or loss and adjusted for certain consulting costs incurred in fiscal 2015. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. Adjusted EBITDA does not include the impact of any potential synergies or costs related to the Mergers.

Updated PMFG Management Case

In connection with providing CECO with preliminary third quarter results for PMFG, PMFG management also prepared, at CECO’s request, revised unaudited financial projections for fiscal year 2015 and fiscal year 2016 (referred to in this joint proxy statement/prospectus as the “Updated PMFG management case”). The Updated PMFG management case was reviewed by the PMFG Board and provided to Stifel. PMFG also provided the projections to CECO in connection with the negotiation of the Merger Agreement. We refer to the Initial PMFG management case and the Updated PMFG management case collectively in this joint proxy statement/prospectus as the “PMFG management case.”

The following updated information was included in the Updated PMFG management case provided by PMFG on April 20, 2015:

	Projected Financial Results for the Fiscal Year
(dollars in thousands)	2015E	2016P
Net bookings(1)	$146,525	$169,000
Revenue	160,345	163,950
Cost of goods sold	111,258	111,655
Total gross profit	48,921	52,295
Operating income	166	6,235
Adjusted EBITDA(2)	7,315	10,885

(1)	PMFG excluded a $28.4 million contract from fiscal year 2016 net bookings that was previously included in the March 2015 projections. While PMFG believes the project will be awarded in fiscal 2016, the timing of award, and resulting impact on revenue, cost of goods sold and operating expenses has not yet been quantified. Accordingly, PMFG excluded the project entirely from this Updated PMFG management case.
(2)	For this purpose, PMFG defined Adjusted EBITDA as earnings before interest expense, tax, depreciation and amortization, stock compensation, foreign exchange gain or loss, and benefit from sale of heat exchanger product line and adjusted for settlement with Nitram selling shareholders, certain consulting costs, negative contribution margin of the heat exchange product line, and certain project-related cost overruns, backcharges and liquidated damages. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. Adjusted EBITDA does not include the impact of any potential synergies or costs related to the Mergers.

Summary of Certain Financial Projections Prepared by CECO and Provided to PMFG

In connection with the negotiations regarding the Merger Agreement, CECO’s management prepared the unaudited financial projections regarding CECO’s future operations for calendar years 2015 through 2019 that are summarized below (which projections are referred to in this document as the “CECO management case”). The CECO management case was reviewed by the CECO Board and provided to CECO’s financial advisor. CECO also provided the projections to PMFG. PMFG provided the CECO management case to Stifel in connection with the evaluation of the Mergers.

CECO Management Case

	Projected Financial Results for the Calendar Year
(dollars in thousands)	2015E	2016P	2017P	2018P	2019P
Revenue	$370,788	$390,814	$413,727	$438,296	$464,374
Cost of goods sold	258,068	267,489	282,207	294,582	307,462
Total gross profit	112,719	123,325	131,520	143,714	156,912
Income from Operations	38,544	36,318	45,000	56,386	78,585
Adjusted EBITDA	55,819	64,306	72,149	82,811	94,548

Summary of Certain PMFG Financial Projections Adjusted by CECO and Provided to CECO’s Financial Advisor

As part of its evaluation of the Mergers, CECO management adjusted the PMFG management case to reflect the potential impact on PMFG’s capital structure and cash flows if the projected results in the PMFG management case were lower than anticipated assuming similar macroeconomic and other conditions that PMFG management assumed for purposes of preparing each of the Initial PMFG management case and Updated PMFG management case (referred to in this joint proxy statement/prospectus as the “CECO-adjusted PMFG projections”).

The projections were calendarized so that the CECO-adjusted PMFG projections showed projected financial results for the calendar years 2015 to 2019.

The following table presents a summary of the CECO-adjusted PMFG Projections:

	Projected Financial Results for the Calendar Year
(dollars in thousands)	2015E	2016P	2017P	2018P	2019P
Revenue	$155,047	$161,248	$167,698	$174,406	$181,383
Cost of goods sold	105,741	109,971	114,369	118,944	123,702
Total gross profit	49,306	51,278	53,329	55,462	57,681
Operating income	3,703	5,544	6,772	8,089	8,957
Adjusted EBITDA(1)	7,493	9,699	10,972	12,289	13,157

(1)	For this purpose, Adjusted EBITDA is defined as earnings before interest expense, tax, depreciation and amortization, and adjusted for stock-based compensation. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. Adjusted EBITDA does not include the impact of any potential synergies or costs related to the Mergers.

The CECO-Adjusted PMFG projections and the CECO management case were provided to CECO’s financial advisor in connection with CECO’s evaluation of the Mergers. The adjusted PMFG projections were not made available to PMFG or its financial advisor.

Effects of the Mergers

Subject to the terms and conditions of the Merger Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub I will merge with and into PMFG. PMFG will be the surviving corporation in that merger, which is referred to as the First Merger, and will become a wholly-owned subsidiary of CECO. Subject to the terms and conditions of the Merger Agreement and in accordance with the DGCL, at the effective time of the Second Merger (which is intended to occur immediately after the closing of the First Merger), PMFG will merge with and into Merger Sub II. Merger Sub II will be the surviving company in the Second Merger and will remain a wholly-owned subsidiary of CECO.

At the Effective Time, each issued and outstanding share of common stock of PMFG (other than Dissenting Shares and shares owned by PMFG or its wholly owned subsidiaries, CECO, Merger Sub I or Merger Sub II) will be converted into the applicable Merger Consideration pursuant to the terms of the Merger Agreement, and each issued and outstanding share of common stock of Merger Sub I will be converted into one share of common stock of PMFG (as the surviving corporation of the First Merger). At the effective time of the Second Merger, each issued and outstanding share of common stock of PMFG (as the surviving corporation of the First Merger) will be cancelled and extinguished for no consideration, after which CECO will own all of the issued and outstanding equity interests of the surviving entity of the Second Merger.

The purpose of the Second Merger is to ensure that the Mergers, taken together, qualify as a reorganization under Section 368(a) of the Code if, among other requirements, there is at least 40% continuity of interest. The 40% continuity of interest requirement will be met if the value of the CECO common stock that is delivered in the First Merger in exchange for shares of PMFG common stock that are outstanding prior to the Effective Time is equal to 40% or more of the sum of the (a) aggregate value of the Stock Consideration and (b) the Cash Consideration. Neither PMFG stockholders nor the CECO stockholders will have an opportunity to vote on the Second Merger. The only condition to completion of the Second Merger is the closing of the First Merger.

Merger Consideration

At the Effective Time, each issued and outstanding share of PMFG common stock (other than Dissenting Shares and shares owned by PMFG or its wholly owned subsidiaries or by CECO, Merger Sub I or Merger Sub II) will be converted into the right to receive, at the holder’s election, but subject to the proration and reallocation mechanisms described below, either:

•	the Cash Consideration of $6.85 in cash, without interest; or

•	the Stock Consideration, consisting of a number of shares of CECO common stock equal to the Exchange Ratio, plus cash (without interest) in lieu of any fractional share of CECO common stock that would otherwise be issued.

The actual Exchange Ratio will be determined by dividing (a) $6.85 by (b) the CECO Average Trading Price, which is the volume weighted average trading price of a share of CECO common stock on NASDAQ for the 15 consecutive trading days ending on the trading day immediately preceding the closing date of the First Merger, as calculated by Bloomberg Financial LP under the function “VWAP”.

However, under the terms of the Merger Agreement, the Exchange Ratio is subject to a collar, meaning that in no event will the Exchange Ratio be less than 0.5282 or greater than 0.6456. Specifically, if the CECO Average Trading Price is:

•	greater than or equal to $12.97, the Exchange Ratio will be equal to 0.5282 share of CECO common stock for each share of PMFG common stock; and

•	less than or equal to $10.61, the Exchange Ratio will be equal to 0.6456 share of CECO common stock for each share of PMFG common stock.

The actual Exchange Ratio and the value of the Stock Consideration are both subject to fluctuation and will not be known until immediately preceding the closing of the First Merger.

The following table illustrates the CECO Average Trading Price at the top ($12.97) and bottom ($10.61) of the collar as well as a range of prices above and below the collar together with the respective Exchange Ratios and values of the Stock Consideration that a share of PMFG common stock would be converted in the First Merger.

CECO Average Trading Price	Exchange Ratio	Value of Stock Merger Consideration(1)
$14.00	0.5282	$7.39
13.75	0.5282	7.26
13.50	0.5282	7.13
13.25	0.5282	7.00
12.97	0.5282	6.85
12.75	0.5373	6.85
12.50	0.5480	6.85
12.25	0.5592	6.85
12.00	0.5708	6.85
11.75	0.5830	6.85
11.50	0.5957	6.85
11.25	0.6089	6.85
11.00	0.6227	6.85
10.75	0.6372	6.85
10.61	0.6456	6.85
10.50	0.6456	6.78
10.25	0.6456	6.62
10.00	0.6456	6.46
9.75	0.6456	6.29
9.50	0.6456	6.13

(1)	Amount represents the product of the corresponding CECO Average Trading Price and the corresponding Exchange Ratio.

The examples above are illustrative only. The actual CECO Average Trading Price will not be determined until immediately preceding the closing of the First Merger and may be different than (a) at the time of the mailing of this joint proxy statement/prospectus or (b) at the time PMFG stockholders make an election. Further, because the Stock Consideration is subject to a collar and is determined over a set period of time and not as of the Effective Time, the value of the Stock Consideration at the Effective Time may be greater than or less than (a) the Cash Consideration and (b) the trading price of CECO common stock on NASDAQ at the Effective Time.

Further, because PMFG stockholders making elections will likely take into account the relative values of the Stock Consideration and the Cash Consideration in determining what form of election to make, they will likely elect the form of Merger Consideration resulting in the higher value. As a result, because of the proration mechanics described in this joint proxy statement/prospectus, PMFG stockholders failing to make an election are more likely to receive the form of Merger Consideration having the lower value (based on the relative values of the Stock Consideration and the Cash Consideration as of the Election Deadline).

PMFG does not have any right to terminate the transaction even if the value of the Stock Consideration is less than the Cash Consideration of $6.85 per share of PMFG common stock. This means that PMFG stockholders who elect to receive the Stock Consideration, or who will receive the Stock Consideration as a result of the proration procedures in the Merger Agreement, could receive more or less value for their shares of PMFG common stock than they would have received if they had elected to receive (or received pursuant to proration) the Cash Consideration. In the event this was to occur, PMFG would not resolicit approval of the adoption of the Merger Agreement, nor reopen the Merger Consideration election period.

Neither CECO nor PMFG is making any recommendation as to whether PMFG stockholders should elect to receive the Cash Consideration or the Stock Consideration in the First Merger. PMFG stockholders must make their own decision with respect to this election. PMFG stockholders should obtain current and historical market quotations for CECO common stock before deciding what elections to make.

After completion of the First Merger, each CECO stockholder will hold the same number of shares of CECO common stock that such stockholder held immediately prior to completion of the First Merger. However, upon consummation of the Share Issuance, each share of CECO common stock outstanding immediately prior to the completion of the First Merger will represent a smaller percentage of the aggregate number of shares of CECO common stock outstanding after the completion of the First Merger. On the other hand, each share of CECO common stock will then represent an interest in a company with more assets.

The Merger Agreement provides that the Stock Consideration and Exchange Ratio will be adjusted as necessary to account for any stock splits or reclassifications of either party’s common stock.

Electing the Form of Merger Consideration

PMFG stockholders of record on the record date for the PMFG Special Meeting are receiving with this joint proxy statement/prospectus a form of election for purposes of making an election as to whether those stockholders wish to receive the Cash Consideration and/or the Stock Consideration. Any PMFG stockholder who becomes a PMFG stockholder after the record date for the PMFG Special Meeting, or who has not otherwise received a form of election, should contact PMFG or his, her or its broker, bank or other nominee to obtain a form of election. CECO and PMFG will make available forms of election to such persons up until the close of business on the last business day prior to the Election Deadline. PMFG stockholders who vote against, or abstain or fail to vote with respect to, the adoption of the Merger Agreement are still entitled to make elections with respect to their shares of PMFG common stock.

The form of election permits each person who, at or prior to the Election Deadline, is a record holder (or, in the case of nominee record holders, the beneficial owner, through proper instructions and documentation to the nominee record holder) of PMFG common stock to specify the number of shares of PMFG common stock with respect to which the holder elects to receive (a) the Cash Consideration or (b) the Stock Consideration. A PMFG stockholder who submits a form of election is not required to elect the same form of Merger Consideration for all of his, her or its shares. The form of election allows a stockholder to make a cash election for some of his, her or its shares of PMFG common stock and a stock election for the remaining shares.

The Merger Agreement provides that the aggregate consideration payable by CECO in respect of shares of PMFG common stock, PMFG Options and PMFG RSUs will be paid $66.2 million (or approximately 45%) in cash and the remaining approximately 55% in shares of CECO common stock. As such, if PMFG stockholders make a cash election or a stock election, the form of Merger Consideration they actually receive may be adjusted according to proration procedures contained in the Merger Agreement. Please refer to “—Proration and Reallocation Procedures” beginning on page 136.

If the First Merger is completed, PMFG stockholders who fail to submit properly completed elections at or prior to the Election Deadline will still be entitled to receive the Merger Consideration for each of their shares of PMFG common stock. Please refer to “—Conversion of Shares; Exchange Procedures; Fractional Shares” beginning on page 151. However, any shares as to which a stockholder has not properly made an election at or prior to the Election Deadline will be treated as described below in “—Non-Electing Holders” beginning on page 136.

Exchange Agent

CECO has engaged American Stock Transfer & Trust Company, LLC as the exchange agent for purposes of receiving election forms, determining in accordance with the Merger Agreement the Merger Consideration to be received by each holder of shares of PMFG common stock and exchanging the applicable Merger Consideration for certificates or book-entry shares formerly representing shares of PMFG stock if the First Merger is completed.

Election Deadline

The Election Deadline will be 5:00 p.m., Eastern Time, on September 1, 2015, which is one business day immediately prior to the PMFG Special Meeting date. CECO and PMFG will publicly announce the anticipated Election Deadline at least five business days prior to the PMFG Special Meeting date.

Form of Election

For a PMFG stockholder to make an election, the form of election must be properly completed and signed and PMFG stockholders must:

•	submit to the exchange agent, to one of the proper addresses outlined on the form of election, a properly completed and signed form of election together with the certificates, if any, representing their shares of PMFG common stock and any other required documentation specified in the form of election certificates; or

•	for PMFG stockholders whose shares are held in book-entry or “street name” form, refer to the form of election on how to elect or how to instruct the broker, dealer, bank or other financial institution that holds the shares to make an election on such PMFG stockholder’s behalf.

In order to make a valid election to receive the Cash Consideration and/or the Stock Consideration, the properly completed and signed form of election, together with all other documentation required by the form of election, must be actually received by the Exchange Agent at or prior to the Election Deadline in accordance with the instructions accompanying the form of election. PMFG stockholders bear the risk of delivery of all the materials that are submitted to the Exchange Agent in order to properly make an election.

PMFG stockholders of record who desire to make an election, but are unable to furnish the Exchange Agent with their share certificates prior to the Election Deadline, should use the guaranteed delivery procedures that will be described in the form of election.

The good faith determination of the Exchange Agent will be conclusive and binding as to whether or not cash and stock elections have been properly made. If it is determined that any purported cash election or stock election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless an election is subsequently properly made on a timely basis.

Election Revocation and Changes

Generally, an election may be revoked with respect to all or any portion of the shares of PMFG common stock covered by the election by the holder who submitted the applicable form of election, but only in whole share amounts by written notice of revocation received by the Exchange Agent at or prior to the Election Deadline. However, any transfer of shares of PMFG common stock after an election has been validly made will automatically revoke that election. If an election is revoked, or the Merger Agreement is terminated, and any stock certificates have been transmitted to the Exchange Agent, the Exchange Agent will promptly return the certificates and/or all book-entry shares to the PMFG stockholders who submitted them (except, in the case of a revocation, to the extent (if any) a subsequent cash election and/or stock election is properly made with respect to any or all of the shares of PMFG common stock represented by such certificates or book-entry shares). PMFG stockholders will not be entitled to revoke or change their elections following the Election Deadline.

Non-Electing Holders

PMFG stockholders who make no election as to the form of Merger Consideration to be received, whose elections are not received by the Exchange Agent by the Election Deadline, or whose forms of election are not properly completed (subject to the Exchange Agent’s discretion to disregard immaterial defects) or are not signed will be deemed not to have made an election. These stockholders may receive the Cash Consideration for all of their shares of PMFG common stock, the Stock Consideration for all of their shares, or a combination of the Cash Consideration and the Stock Consideration, depending on elections that have been made by other PMFG stockholders. Non-electing holders will have no control over the type of Merger Consideration they receive in exchange for their shares of PMFG common stock. Please refer to “—Proration and Reallocation Procedures” below.

Proration and Reallocation Procedures

PMFG stockholders should be aware that the cash elections and/or stock elections they make may be subject to the proration and reallocation procedures contained in the Merger Agreement.

The Merger Agreement provides that $66.2 million (or approximately 45%) of the aggregate consideration that will be paid by CECO will be paid in cash. The remaining approximately 55% of the aggregate consideration will be paid in shares of CECO common stock. As such, the aggregate amount of cash CECO will pay to PMFG stockholders and holders of PMFG Options and PMFG RSUs is approximately $66.2 million, regardless of the number of shares of PMFG common stock for which PMFG stockholders have elected to receive the Cash Consideration.

In addition, the Merger Agreement provides that holders of PMFG Options and PMFG RSUs will receive cash in settlement and cancellation of their PMFG Options and PMFG RSUs of approximately $1.6 million in cash from the $66.2 million of the aggregate consideration paid in cash. The aggregate amount of cash to be paid in settlement of PMFG Options and PMFG RSUs will be deducted from the aggregate amount of the Cash Consideration that would otherwise be paid to PMFG stockholders in respect of shares of PMFG common stock. Therefore, regardless of the elections made by PMFG stockholders, the number of shares of PMFG common stock that will be converted into the Cash Consideration (which we refer to in this joint proxy statement/prospectus as the “Cash Conversion Number”) will be determined by the following formula:

•	(a) the product of (1) 21,482,172 (which is the number of outstanding shares of PMFG common stock on a fully diluted basis) multiplied by (2) $6.85 multiplied by (3) 45% (the percentage of the aggregate consideration payable in cash), minus (b) the aggregate amount of consideration payable in respect of PMFG Options and PMFG RSUs (net of any exercise price payable in respect of PMFG Options); divided by

•	$6.85.

The remainder of the shares of PMFG common stock will be converted into the right to receive the Stock Consideration.

For illustrative purposes only, set forth below is a description of the proration and reallocation procedures, and their effects on PMFG’s stockholders, including those who fail to properly make a cash or stock election, under certain alternative scenarios. As a result of these procedures, even if you properly make a cash election for all of your shares of PMFG common stock, if the number of shares electing the Cash Consideration would result in more than $66.2 million (or approximately 45%) of the aggregate consideration that will be payable by CECO being paid in cash, then some of your shares will be converted into the right to receive the Stock Consideration instead. Similarly, even if you properly elect the Stock Consideration for all of your shares of PMFG common stock, if the number of shares electing the Cash Consideration would result in less than $66.2 million (or approximately 45%) of the aggregate consideration that will be payable by CECO being paid in cash, then some of your shares will be converted into the right to receive the Cash Consideration instead. If you make no valid election with respect to your shares of PMFG common stock, you may receive in exchange for your shares only the Cash Consideration, only the Stock Consideration, or a combination of the Cash Consideration and the Stock Consideration, depending entirely on the elections of other PMFG stockholders.

Scenario 1: Cash Consideration Is Oversubscribed by PMFG Stockholders

Shares of PMFG Common Stock that Elected the Stock Consideration

Each PMFG stockholder who properly elected to receive the Stock Consideration will receive the Stock Consideration for all of the shares of PMFG common stock for which he, she or it properly made an election to receive the Stock Consideration (including cash in lieu of any fractional share).

Shares of PMFG Common Stock that Did Not Make a Proper Election

Each PMFG stockholder who failed to properly make an election will receive the Stock Consideration for all of the shares of PMFG common stock for which he, she or it made no election (including cash in lieu of any fractional share).

Shares of PMFG Common Stock that Elected to Receive the Cash Consideration

Each PMFG stockholder who properly elected to receive the Cash Consideration will, due to proration, only receive the Cash Consideration for a pro rata portion of the shares of PMFG common stock for which he, she or it properly made an election to receive the Cash Consideration. The PMFG stockholder will receive the Stock Consideration (and cash in lieu of any fractional share) for the remaining shares of PMFG common stock.

The exact number of shares of PMFG common stock for which a PMFG stockholder will receive the Cash Consideration will be the number of shares, rounded up to the nearest whole number, determined by multiplying the number of shares of PMFG common stock for which the stockholder properly elected to receive the Cash Consideration by a fraction with (a) a numerator equal to the Cash Conversion Number and (b) a denominator equal to the aggregate number of shares of PMFG common stock for which valid elections to receive the Cash Consideration were made.

EXAMPLE 1. Assume that:

•	there are 21,202,725 shares of PMFG common stock issued and outstanding immediately prior to the Effective Time and that $1,643,015 will be paid to settle PMFG Options and PMFG RSUs outstanding immediately prior to the Effective Time. In this scenario, the Cash Conversion Number would be equal to: ($66,218,795—$1,643,015) ÷ $6.85 = 9,427,121 shares of PMFG common stock; and

•	PMFG stockholders properly make cash elections with respect to 11,000,000 shares of PMFG common stock outstanding immediately prior to the Effective Time, meaning that the Cash Consideration is oversubscribed by 1,572,879 shares of PMFG common stock. The aggregate number of shares of PMFG common stock for which PMFG stockholders properly elect to receive the Cash Consideration is referred to in this joint proxy statement/prospectus as the “Cash Election Number.”

If you own 1,000 shares of PMFG common stock and have properly made a cash election for all of those shares, due to proration, your shares of PMFG common stock would be converted into in the First Merger into the right to receive the following:

•	857 shares of PMFG common stock will be converted into the right to receive the Cash Consideration (calculated as (a) the Cash Conversion Number divided by (b) the Cash Election Number multiplied by (c) the number of shares of PMFG common stock for which the PMFG stockholder has made a cash election, or 9,427,121 ÷ 11,000,000 x 1,000; and

•	The remaining 143 shares of PMFG common stock held by that PMFG stockholder will be converted into the right to receive the Stock Consideration.

Scenario 2: Cash Consideration Is Undersubscribed by PMFG Stockholders

Shares of PMFG Common Stock that Elected to Receive the Cash Consideration

Each PMFG stockholder who properly elected to receive the Cash Consideration will receive the Cash Consideration for all of the shares of PMFG common stock for which he, she or it properly made an election to receive the Cash Consideration.

The difference between (a) the Cash Conversion Number and (b) the Cash Election Number is referred to in this joint proxy statement/prospectus as the “Shortfall Number.”

Shares of PMFG Common Stock that Did Not Make a Proper Election

If the Shortfall Number is less than or equal to the aggregate number of shares of PMFG common stock for which no valid election has been made, which is referred to in this joint proxy statement/prospectus as “Non-Electing PMFG Shares,” then PMFG stockholders who failed to make a valid election will receive a mix of the Cash Consideration and the Stock Consideration. The exact number of Non-Electing PMFG Shares of a non-electing PMFG stockholder that will be converted in the First Merger into the right to receive the Cash Consideration will be equal to the number of Non-Electing PMFG shares held by that stockholder multiplied by a fraction with (a) a numerator equal to the Shortfall Number and (b) a denominator equal to the aggregate number of Non-Electing PMFG Shares held by all non-electing PMFG stockholders. All remaining Non-Electing PMFG Shares will be converted into the Stock Consideration.

If the Shortfall Number is greater than the aggregate number of Non-Electing PMFG Shares, then each non-electing PMFG stockholder will have the right to receive the Cash Consideration in exchange for all of his, her or its Non-Electing PMFG Shares.

Shares of PMFG Common Stock that Elected the Stock Consideration

If the Shortfall Number is less than or equal to the aggregate number of Non-Electing PMFG Shares, then each PMFG stockholder who properly elected to receive the Stock Consideration will receive the Stock Consideration for all of the shares of PMFG common stock for which he or she made a valid election to receive the Stock Consideration.

If the Shortfall Number is greater than the aggregate number of Non-Electing PMFG Shares, then PMFG stockholders who made a valid election to receive the Stock Consideration will, due to proration, receive the right to receive a mix of the Cash Consideration and the Stock Consideration. The exact number of shares of a stock-electing PMFG stockholder that will be converted into the right to receive the Cash Consideration will be equal to the number of stock-electing PMFG shares held by that stockholder multiplied by a fraction with (a) a numerator equal to the difference between (1) the Shortfall Number and (2) the aggregate number of Non-Electing PMFG Shares and (b) a denominator equal to the aggregate number of stock-electing PMFG shares. All remaining shares for which a valid stock election has been made will be converted into the right to receive the Stock Consideration.

EXAMPLE 2. As in Example 1 above, assume that the Cash Conversion Number is equal to 9,427,121 shares of PMFG common stock. Additionally, assume that PMFG stockholders properly make cash elections with respect to 9,000,000 shares of PMFG common stock and that the number of Non-Electing PMFG Shares is 1,000,000. In this example, the Shortfall Number would be equal to: 9,427,121 – 9,000,000 = 427,121.

Because in this example the Shortfall Number is less than the aggregate number of Non-Electing PMFG Shares, each non-electing PMFG stockholder would receive a mix of the Cash Consideration and the Stock Consideration. If you own 1,000 Non-Electing PMFG Shares, you would receive the Cash Consideration for 427 of your shares 1,000 x (427,121 ÷ 1,000,000) and the Stock Consideration (including cash in lieu of any fractional share) for your remaining 573 shares.

Because in this example the Shortfall Number is less than the aggregate number of Non-Electing PMFG Shares, all stock-electing PMFG stockholders would receive the Stock Consideration for each share of PMFG common stock for which a valid stock election has been made.

EXAMPLE 3. As in Examples 1 and 2 above, assume that the Cash Conversion Number is equal to 9,427,121 shares of PMFG common stock. Additionally, assume that PMFG stockholders properly make cash elections with respect to 9,000,000 shares of PMFG common stock, that the number of Non-Electing PMFG Shares is 100,000 and that the number of stock-electing PMFG shares is 12,102,725. In this example, the Shortfall Number would again be equal to: 9,427,121 – 9,000,000 = 427,121.

However, because in this example the Shortfall Number is greater than the aggregate number of Non-Electing PMFG Shares, each non-electing PMFG stockholder would receive the Cash Consideration for all Non-Electing PMFG Shares held by that non-electing PMFG stockholder. Non-electing PMFG stockholders would receive no Stock Consideration for their Non-Electing PMFG Shares in this example.

Because in this example the Shortfall Number is greater than the aggregate number of Non-Electing PMFG Shares, each stock-electing PMFG stockholder would receive a mix of the Cash Consideration and the Stock Consideration. Accordingly, if you own 1,000 shares of PMFG common stock and have properly made a stock election for all of those shares, due to proration, your shares of PMFG common stock would be converted into in the First Merger into the right to receive the following:

•	973 shares of PMFG common stock held by that PMFG stockholder will be converted into the right to receive the Stock Consideration (1,000 x (12,102,725 – 427,121 + 100,000) ÷ 12,102,725); and

•	The remaining 27 shares of PMFG common stock will be converted into the right to receive the Cash Consideration.

Neither CECO nor PMFG is making any recommendation as to whether PMFG stockholders should elect to receive the Cash Consideration or the Stock Consideration in the First Merger. PMFG stockholders must make their own decision with respect to such election. As a result of the proration and reallocation procedures set forth in the Merger Agreement and described in this joint proxy statement/prospectus, PMFG stockholders may receive the Cash Consideration or the Stock Consideration in amounts that are different from the amounts they elect to receive. Because the value of the Cash Consideration and the Stock Consideration may differ, they may receive Merger Consideration having an aggregate value less than what they elected to receive. Accordingly, there can be no assurances that PMFG stockholders will receive the amount of the Cash Consideration or the Stock Consideration they elect. PMFG stockholders should, therefore, obtain current and historical market quotations for CECO common stock before deciding what elections to make.

The actual value to be received by PMFG stockholders will be based on the relative values of the Cash Consideration and the Stock Consideration calculated as of the last trading day before the closing of the First Merger. Because PMFG stockholders making elections will likely take the relative values of the Stock Consideration and the Cash Consideration into account in determining what form of election to make, they will likely elect the form of consideration resulting in the higher value. As a result, if you fail to make an election you are likely to receive the form of Merger Consideration having the lower value (based on the relative values of the Cash Consideration and Stock Consideration as of the last trading day before the closing of First Merger).

Ownership of CECO Following the Mergers

Based on the number of shares of PMFG common stock outstanding as of the close of business on the record date for the PMFG Special Meeting and the number of shares of CECO common stock outstanding as of the closing of business on the record date for the CECO Special Meeting, it is anticipated that, immediately following the First Merger, PMFG stockholders who receive Stock Consideration in the First Merger will own in the aggregate (excluding any CECO shares they may own or acquire prior to consummation of the First Merger) between 19.0% and 22.3% of the outstanding shares of CECO common stock.

After completion of the First Merger, each CECO stockholder will have the same number of shares of CECO common stock that such stockholder held immediately prior to the completion of the First Merger. However, upon Share Issuance, each share of CECO common stock outstanding immediately prior to the completion of the First Merger will represent a smaller percentage of the aggregate number of shares of CECO common stock outstanding after the completion of the First Merger. On the other hand, each share of CECO common stock will then represent an interest in a company with more assets.

Interests of CECO Directors and Executive Officers in the Mergers

CECO’s directors and executive officers may have interests in the Mergers, as discussed below, that are different from, or in addition to, the interests of CECO’s stockholders. The members of the CECO Board were aware of and considered these interests, among other matters, when they approved the Merger Agreement and recommended that CECO stockholders approve the Share Issuance.

Retention of Positions as a Director or Executive Officer of CECO

It is anticipated that the current members of the CECO Board will retain their positions as directors and that the current executive officers of CECO will retain their positions. It is possible that an alternative transaction to the Mergers in line with CECO’s long-term strategic plan could have resulted in the elimination or termination of some or all of the current directors and executive officers of CECO.

Potential for Directors and/or Executive Officers of CECO to Be Granted a Bonus for Their Work in Completing the Mergers

The CECO Board has in the past granted bonuses to directors and executive officers based on their work in completing prior acquisitions by CECO and may do so upon completion of the Mergers. As of the date of this joint proxy statement/prospectus, the CECO Board has not determined whether any such bonuses will be granted to any directors or executive officers.

As a result of these interests, CECO directors and officers may be more likely to support the approval of the Mergers than if they did not have those interests.

Interests of PMFG Directors and Executive Officers in the Mergers

In considering the information described in this joint proxy statement/prospectus, you should be aware that PMFG’s directors and executive officers may have economic interests in the Mergers that may be different from or in addition to those of PMFG stockholders generally and those circumstances may create potential conflicts of interest. In addition to the rights described below, the executive officers of PMFG may be eligible to receive some of the generally applicable benefits described under the heading “—Golden Parachute Compensation” on page 147. The PMFG Board was aware of and considered those interests, among other matters, in reaching its decision to approve the Merger Agreement, the Mergers, and the transactions contemplated by the Merger Agreement.

Set forth below are the descriptions of the directors’ and executive officers’ interests including the treatment in the Mergers of PMFG’s equity compensation awards (including the acceleration of PMFG stock options, PMFG restricted stock awards and PMFG restricted stock units), employment agreements, severance agreements and other rights that may be held by PMFG’s directors and executive officers, such as the right to ongoing indemnification by the surviving corporation for acts or omissions occurring prior to the Mergers. The dates used in the discussion below to quantify certain of these interests have been selected for illustrative purposes only, and those dates do not necessarily reflect the dates on which certain events may or will occur. The equity awards held by the PMFG executive officers and directors that will be cashed out in connection with the First Merger will be deducted from the Cash Consideration that would otherwise be paid to PMFG stockholders in the First Merger and, unlike the shares held by PMFG stockholders, will not be subject to the proration and reallocation procedures in the Merger Agreement in the event that the cash elections by the PMFG stockholders are oversubscribed, as described above in more detail in “—Electing the Form of Merger Consideration” beginning on page 134.

Equity Awards Held by PMFG Directors and Executive Officers

PMFG Stock Options

All outstanding options of PMFG (the “PMFG Options”) were fully vested prior to the date PMFG entered into the Merger Agreement. As of the Effective Time, each outstanding PMFG Option will be cancelled and converted into the right to receive the Cash Consideration less the exercise price for the option. See “The Merger Agreement—Consideration to Be Received in the Mergers” beginning on page 155.

The following table summarizes, as of September 1, 2015, the total number of vested PMFG Options that are held by each of PMFG’s directors and executive officers. This table assumes that these PMFG Options are not exercised for shares of PMFG common stock prior to the Effective Time.

Executive Officers and Directors	No. of Shares Underlying Options	Exercise Price of Options	Aggregate Value of Per Option Spread Merger Consideration(1)
Peter Burlage	—	—	—
Charles Gillman	—	—	—
Kenneth Hanks	4,000	$5.95	$3,600
Robert McCashin	—	—	—
R. Clayton Mulford	—	—	—
Kenneth Shubin Stein	—	—	—
Howard Westerman, Jr.	—	—	—
Ronald McCrummen	—	—	—
John Conroy	—	—	—
Jon Segelhorst	—	—	—
David Taylor	8,000	$4.5975	$18,020
Tim Shippy	—	—	—

(1)	Calculated by multiplying the aggregate number of shares of PMFG common stock issuable upon exercise of the PMFG Options by the excess of $6.85 per share less the exercise price of the options.

PMFG Restricted Stock Awards

As of the Effective Time, each outstanding unvested PMFG restricted stock award will be vested in full, all restrictions on the restricted stock will lapse, and the restricted stock will be treated in the First Merger in the same manner as any other outstanding share of PMFG common stock and will have the right to elect for each share whether to receive the Cash Consideration or the Stock Consideration. See “The Merger Agreement—Consideration to Be Received in the Mergers” on page 155.

The following table summarizes, as of September 1, 2015, the aggregate number of outstanding unvested restricted shares of PMFG common stock that are held by each of PMFG’s executive officers. This table assumes continued service of each executive officer through the Effective Time other than Mr. Segelhorst. No outstanding shares of restricted stock are held by PMFG’s non-employee directors.

Executive Officers	Aggregate Number of Shares of Restricted Stock		Aggregate Value at $6.85 Per Share(1)
Peter Burlage	43,737		$299,598
Ronald McCrummen	26,250		179,813
John Conroy	11,032		75,569
Jon Segelhorst(2)	—	(3)	50,389
David Taylor	10,099		69,178
Tim Shippy	3,322		22,756

(1)	Calculated by multiplying the aggregate number of shares of restricted stock subject to acceleration by $6.85. For purposes of this table, it is assumed that all such holders of restricted shares of PMFG common stock receive the Cash Consideration.
(2)	Mr. Segelhorst resigned from all positions with PMFG on June 15, 2015. Under the terms of his severance agreement, a portion of the amount payable for the shares of restricted stock that he held prior to his resignation has already been paid to Mr. Segelhorst. As of the Effective Time, Mr. Segelhorst will be entitled to an additional cash amount that, when aggregated with the prior payment, will equal the amount listed in the table above.
(3)	As of the Effective Time, Mr. Segelhorst will not own any shares of restricted stock. Under the terms of the severance agreement, he will be entitled to an additional cash amount with respect to the 7,356 shares of restricted stock that he held at the date of his resignation on June 15, 2015.

PMFG Restricted Stock Units

As of the Effective Time, each outstanding PMFG RSU will become fully vested, cancelled and converted into the right to receive a cash payment equal to the product of (a) $6.85 and (b) the number of shares of PMFG common stock underlying the PMFG RSUs. See “The Merger Agreement—Consideration to Be Received in the Mergers” on page 155. No outstanding PMFG RSUs are held by PMFG’s non-employee directors.

The following table summarizes, as of September 1, 2015, the aggregate number of PMFG RSUs that are held by each of PMFG’s executive officers and that will become fully vested as of the Effective Time, assuming continued service of each executive officer through the Effective Time other than Mr. Segelhorst.

Executive Officers	Aggregate Number of PMFG RSUs		Aggregate Value at $6.85 Per Share(1)
Peter Burlage	73,500		$503,598
Ronald McCrummen	44,274		303,277
John Conroy	18,647		127,732
Jon Segelhorst(2)	—	(3)	88,577
David Taylor	17,294		118,464
Tim Shippy	5,087		34,846

(1)	Calculated by multiplying the number of shares or target number of shares of PMFG common stock underlying the PMFG RSUs by $6.85.
(2)	Mr. Segelhorst resigned from all positions with PMFG on June 15, 2015. Under the terms of his severance agreement, as of the Effective Time, Mr. Segelhorst will be entitled to a cash amount that will equal the amount listed in the table above.
(3)	As of the Effective Time, Mr. Segelhorst will not own any PMFG RSUs. Under the terms of the severance agreement, he will be entitled to an additional cash amount with respect to the 12,931 PMFG RSUs that he held at the date of his resignation on June 15, 2015.

Future Equity Awards

PMFG has historically issued equity awards in July to officers and eligible employees. In the Merger Agreement, PMFG agreed to not issue additional equity awards to its officers and employees after the date of the Merger Agreement unless the closing of the Mergers does not occur prior to September 15, 2015. On or after September 15, 2015, the PMFG Board may grant additional time-based restricted stock units (“Additional RSUs”) with an aggregate value of up to $400,000. Each Additional RSU would vest on July 5, 2016 and would be settled in cash, unless CECO elects to exchange the Additional RSUs for CECO restricted stock units issuable in shares of CECO common stock.

Payments to PMFG Executive Officers Contingent Upon the Mergers

As of the date of this joint proxy statement/prospectus, no determination has been made regarding the post-closing employment status of PMFG’s executive officers following the Effective Time. The descriptions below are summaries of the material terms of agreements that PMFG has with its executive officers, including its named executive officers, which are qualified in their entirety by the actual agreements, copies of which have been filed with the SEC.

PMFG CEO Employment Agreement

PMFG and its wholly owned subsidiary, Peerless Mfg. Co., are parties to an employment agreement (the “Employment Agreement”) with Peter J. Burlage, PMFG’s President and Chief Executive Officer. The Employment Agreement will expire on February 28, 2017, and will be extended for an additional one-year period if either party does not give notice within 90 days prior to March 1, 2017 or each one-year anniversary thereafter. The Employment Agreement provides for a base salary of $425,000. The Employment Agreement does not include a tax gross up provision. The Employment Agreement provides severance compensation in the event Mr. Burlage’s employment terminates in connection with a change in control of PMFG.

If within one year following a change in control Mr. Burlage’s employment is terminated by PMFG (other than for cause or due to death or disability) or Mr. Burlage terminates his employment in certain limited circumstances described below, Mr. Burlage is entitled to:

•	a lump sum payment equal to 200% of the sum of his then-current base salary and any earned annual cash incentive compensation paid in the fiscal year preceding the termination date;

•	accelerated vesting of any unvested stock options, restricted stock or similar instruments; and

•	for a period of 18 months following the date of termination, welfare benefits substantially similar to those Mr. Burlage was entitled to receive immediately prior to the date of termination.

Pursuant to the Employment Agreement, any of the following constitutes a “change in control”:

•	PMFG is merged, consolidated or reorganized and, as a result, less than a majority of the combined voting power to elect directors of the then-outstanding securities of the remaining entity immediately after the transaction is available to be received by all stockholders on a pro rata basis and is actually received in respect of voting securities of PMFG pursuant to the transaction;

•	PMFG sells or transfers all or substantially all of its assets;

•	any person or group becomes the beneficial owner of securities which represent a majority of the then-outstanding securities of PMFG which are entitled to vote to elect directors provided that any person entitled to and does report on Schedule 13G is not deemed to beneficially own a majority of PMFG’s voting securities; and

•	directors then-serving on the PMFG Board cease to constitute at least a majority thereof;

provided, however, a change in control shall not be deemed to have occurred as the result of any transaction having one or more of the foregoing effects if the transaction is both (a) proposed by and (b) includes a significant equity participation of, executive officers of PMFG as constituted immediately prior to the occurrence of the transaction or any PMFG employee stock ownership plan or pension plan.

Pursuant to the Employment Agreement, Mr. Burlage is entitled to receive the severance compensation described above if, within one year following a change in control, Mr. Burlage executes a release, and terminates employment for one of the following reasons:

•	a material adverse change in the positions held by Mr. Burlage or in the nature or scope of the duties attached to Mr. Burlage’s positions with PMFG immediately prior to the change in control, any material reduction in Mr. Burlage’s base salary (excluding bonus and incentive compensation) or any material adverse change in the calculation of the annual bonus or incentive compensation, equity incentive compensation or a significant reduction of the aggregate other benefits to which Mr. Burlage was entitled immediately prior to the change in control;

•	a determination by Mr. Burlage made in good faith after consultation with the PMFG Board that as a result of a change in control and a change in circumstances thereafter significantly affecting Mr. Burlage’s position, changes in the composition or policies of the PMFG Board, or of other events of material effect, Mr. Burlage has been rendered substantially unable to carry out, or has been substantially hindered in the performance of, the duties attached to his position immediately prior to the change in control;

•	PMFG’s principal executive offices are relocated or Mr. Burlage is required to have his principal work location outside of the greater Dallas, Texas metropolitan area or that he is required to travel away from his office in the course of discharging his duties significantly more than required of him prior to the change in control; or

•	PMFG commits any material breach of the Employment Agreement;

provided that Mr. Burlage is not entitled to assert that one of these specified events entitles him to terminate his employment unless he gives PMFG written notice within 90 days after the event occurs, and gives the PMFG Board at least 45 days to cure the alleged condition.

The Employment Agreement contains a “best-net” provision, which provides that if Section 280G of the Code would apply to payments Mr. Burlage has received or will receive in conjunction with the change in control (including those made under Employment Agreement), and the payments would trigger an excise tax on “excess parachute payments,” then those payments are subject to a reduction in order to avoid application of that excise tax, but only if the reduction would result in a greater net after-tax amount paid to Mr. Burlage.

The Employment Agreement provides that Mr. Burlage will not compete with PMFG, solicit PMFG’s employees, disclose any confidential information or interfere with certain of PMFG’s business relationships during his employment and for a period of two years following termination of his employment.

PMFG Executive Officer Severance Agreements

PMFG has severance agreements (the “Severance Agreements”) with each of its named executive officers other than Mr. Burlage (Mr. McCrummen, Mr. Segelhorst, Mr. Conroy, Mr. Taylor and Mr. Shippy). The Severance Agreements provide for an initial two-year term and are automatically extended for an additional year unless notice is provided by either party to the other at least 90 days prior to each anniversary date of the Severance Agreement. The Severance Agreements also provide that each officer is and remains an at-will employee and may be terminated at any time with or without “cause,” as that term is defined in the Severance Agreement.

In the event that an officer is terminated without cause within 18 months following a change in control or the officer terminates his employment for good reason (as described below) and executes a general release of claims in favor of PMFG, PMFG is obligated to pay the applicable officer a severance payment equal to 13.5 months (18 months for Mr. McCrummen and Mr. Conroy) of the officer’s base salary at the highest rate in effect during the term of the Severance Agreement. The officer also will be entitled to receive any earned but unpaid annual cash incentive compensation that had not been paid for the prior fiscal year and also will be entitled to receive his or her annual cash incentive compensation for the current fiscal year which will be paid at the “target” level. The officer also will be entitled to the accelerated vesting of equity awards.

A “change in control” of PMFG, shall have occurred, in the context of the Severance Agreements, if any of the following events shall occur:

•	any consolidation, merger or other reorganization of PMFG in which PMFG is merged, consolidated or reorganized into or with another corporation or other legal person or pursuant to which shares of PMFG’s stock are converted into cash, securities or other property, other than a merger of PMFG in which the holders of PMFG’s common stock immediately prior to the merger own more than 50% of the common stock of the surviving corporation or its ultimate parent immediately after the merger;

•	any sale, lease, exchange or other transfer (or in one transaction or a series of related transactions) of all or substantially all of the assets of PMFG and as a result of the transaction the holders of PMFG’s common stock immediately prior to the transaction own less than 50% of the common stock of the transferee or its ultimate parent immediately after the transaction;

•	any liquidation or dissolution of PMFG or any approval by the stockholders of PMFG of any plan or proposal for the liquidation or dissolution of PMFG;

•	any person (including any “person” as the term is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), has become an Acquiring Person (as the term is defined in the Severance Agreements);

•	if at any time, the continuing directors then serving on the PMFG Board cease for any reason to constitute at least a majority thereof; or

•	any occurrence that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A or Item 5.01 of Form 8-K or any successor rule or regulation promulgated under the Exchange Act.

Pursuant to the Severance Agreements, good reason means the occurrence of any one of the following without the officer’s written consent:

•	a material adverse change in the positions held by the officer or in the nature or scope of the duties attached to the officer’s positions with PMFG immediately prior to the change in control, any material reduction in the officer’s base salary (excluding annual cash incentive compensation) or any material diminution in scope or value of the aggregate other base benefits to which the officer was entitled immediately prior to the change in control; or

•	the relocation of the PMFG’s principal executive offices to a location more than 50 miles from the current location or the requirement that the officer have as his principal location of work any location not within the greater Dallas, Texas metropolitan area or that he travel away from his office in the course of discharging his duties significantly more than required of him prior to the change in control.

The Severance Agreements each contain a “best-net” provision, which provides that if Section 280G of the Code would apply to payments an officer has received or will receive in conjunction with the change in control (including those made under the Severance Agreements), and the payments would trigger an excise tax on “excess parachute payments,” then those payments are subject to a reduction in order to avoid application of that excise tax, but only if the reduction would result in a greater net after-tax amount paid to the officer.

The Severance Agreements also each contain provisions prohibiting the officer during the period of employment and for one year after termination of the officer’s employment from engaging in certain competitive activities.

Mr. Segelhorst’s Resignation

Mr. Segelhorst resigned from all positions with PMFG on June 15, 2015. Under the terms of his Severance Agreement, Mr. Segelhorst was entitled to and received a cash payment equal to nine months of Mr. Segelhorst’s base salary and the value of all of his shares of restricted stock and PMFG RSUs that would have vested within one year of his resignation. Mr. Segelhorst is also entitled to a prorated portion of any earned but unpaid annual cash incentive compensation for 2015 within five days of PMFG’s payment of the 2015 annual cash incentive to other executive officers. Pursuant to his Severance Agreement, as of the Effective Time, Mr. Segelhorst will be entitled to an additional amount that, when aggregated with the prior payments, will equal the amount Mr. Segelhorst would have received had his resignation occurred following a change of control.

Golden Parachute Compensation

The following table sets forth, as of September 1, 2015, the information required by SEC rules regarding certain compensation that each of PMFG’s named executive officers may receive based on or that otherwise relates to the Mergers. All change in control payments under PMFG’s employment agreement and severance agreements and all equity award accelerations under PMFG’s equity incentive plans require both the consummation of the Mergers and the termination of the executive’s employment under certain specified conditions (sometimes referred to as “double trigger” benefits). However, under the terms of the Merger Agreement, all equity awards will accelerate as of the Effective Time (sometimes referred to as “single trigger” benefits).

For purposes of this table, it is assumed that (a) the First Merger qualifies as a change in control as defined in each applicable agreement and/or plan, (b) the First Merger is consummated and (c) the named executive officers are terminated immediately following the Effective Time in qualifying terminations of employment and are entitled to full benefits available under their employment agreement or severance agreements.

Name	Cash	Equity(4)	Perquisites/ Benefits(5)	Total
Peter Burlage(1)
President and Chief Executive Officer	$1,487,500	$803,073	$36,000	$2,326,573
Ronald McCrummen(2)
Executive Vice President and Chief Financial Officer	640,000	483,089	—	1,123,089
John Conroy(2)
Executive Vice President, Americas Process Products	427,500	203,301	—	630,801
Jon Segelhorst(2)(3)
Former Vice President, Americas Nuclear, Heat Exchangers and Silencers	289,750	138,965	—	428,716
Tim Shippy(2)
Vice President, Environmental Systems	228,000	57,602	—	285,602
David Taylor(2)
Vice President, Asia-Pacific	305,000	184,642	—	492,642

(1)	Cash amount for Mr. Burlage is the sum of 200% of his fiscal year 2015 annual base salary of $425,000 ($850,000) plus 200% of his fiscal year 2015 target annual cash incentive compensation of $318,750 ($637,500). Mr. Burlage’s employment agreement provides that he will receive 200% of any earned cash incentive bonus paid in the fiscal year preceding his termination in connection with a change in control. Mr. Burlage was paid no cash incentive bonus in fiscal year 2014. Fiscal year 2015 will end on June 27, 2015. We have assumed a target payout of the fiscal year 2015 award to Mr. Burlage for purposes of this calculation. We have also assumed that Mr. Burlage’s fiscal year 2016 annual base salary will equal his fiscal year 2015 annual base salary. All amounts are double trigger payments resulting from Mr. Burlage’s qualifying termination within 12 months of a change in control.
(2)	Cash amount for Mr. McCrummen is 150% of his fiscal year 2015 annual base salary of $320,000 ($480,000) plus his fiscal year 2015 target annual cash incentive compensation of $160,000. Cash amount for Mr. Conroy is 150% of his fiscal year 2015 annual base salary of $225,000 ($337,500) plus his fiscal year 2015 target annual cash incentive compensation of $90,000. Cash amount for Mr. Segelhorst is 112.5% of his fiscal year 2015 annual base salary of $190,000 ($213,750) plus his fiscal year 2015 target annual cash incentive compensation of $76,000. Cash amount for Mr. Taylor is 112.5% of his fiscal year 2015 annual base salary of $200,000 ($225,000) plus his fiscal year 2015 target annual cash incentive compensation of $80,000. Cash amount for Mr. Shippy is 112.5% of his fiscal 2015 annual base salary of $160,000 ($180,000) plus his fiscal year 2015 target annual cash incentive compensation of $48,000. We have assumed that fiscal year 2016 amounts will equal all current amounts for fiscal year 2015. All amounts are double trigger payments resulting from a qualifying termination of the executive officer within 18 months of a change in control.
(3)	Mr. Segelhorst resigned from all positions with PMFG on June 15, 2015. Under the terms of his Severance Agreement, a portion of the amount payable in connection with a change in control has already been paid to Mr. Segelhorst. As of the Effective Time, Mr. Segelhorst will be entitled to an additional cash amount that, when aggregated with the prior payment, will equal the amount listed in the table above.
(4)	For all executives other than Mr. Segelhorst, calculated by multiplying the aggregate number of shares or target number of shares subject to acceleration by $6.85. All outstanding options were fully vested prior to the date of the Merger Agreement. All equity awards were issued as double trigger payments under PMFG’s equity incentive plans. However, under the terms of the Merger Agreement, all equity awards will accelerate as of the Effective Time and all amounts will be paid as single trigger payments. For Mr. Segelhorst, calculated by multiplying the aggregate number of shares or target shares held on the date of his resignation by $6.85. As of the date of this joint proxy statement/prospectus, Mr. Segelhorst does not own any shares of restricted stock or PMFG RSUs.
(5)	Amount for Mr. Burlage consists of the incremental premiums paid by PMFG for life insurance and long-term disability insurance and the continued use of a PMFG-owned vehicle for a period of up to 18 months. All amounts are double trigger payments following termination of Mr. Burlage’s employment occurring within 12 months after a change in control.

PMFG Director Compensation

PMFG’s non-employee directors will not receive any additional compensation or benefits upon the closing of the First Merger. However, pursuant to the terms of the Merger Agreement, the PMFG Board has the right to make an annual cash grant of $60,000 to each non-employee director in lieu of PMFG’s customary grant of $60,000 of shares of PMFG common stock. The PMFG Board exercised this right on July 2, 2015.

Indemnification; Directors’ and Officers’ Insurance

The Merger Agreement provides that, as of the Effective Time, CECO shall cause the indemnification, advancement of expenses and exculpation provisions contained in the certificate of incorporation and bylaws of PMFG (as the surviving corporation of the First Merger) and the limited liability company agreement of Merger Sub II to be at least as favorable to present and former directors, officers, agents or employees of PMFG or its subsidiaries as those contained as of the date of the Merger Agreement in such certificates of incorporation, bylaws or other governing documents. For a period of six years from and after the closing of the Mergers, CECO (a) has agreed not to allow any amendment, modification or repeal of (1) any such provision in the certificate of incorporation and bylaws of PMFG (as the surviving corporation of the First Merger) or the limited liability company agreement of Merger Sub II or (2) any indemnification contracts or other agreements between PMFG and any indemnified party set forth or otherwise described on the applicable section of the PMFG disclosure schedules and (b) shall cause such provisions and all such indemnification contracts or other agreements to be fully observed and complied with in all material respects.

In addition, for a period of six years from and after the closing of the Mergers, to the fullest extent permitted under applicable law, CECO has agreed to indemnify, defend and hold harmless each person who was a director or officer of PMFG or any of its subsidiaries as of the Effective Time against all losses, claims, damages, liabilities, fees and actual expenses, amounts paid in settlement, judgments and fines that may be imposed upon or incurred by them in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative), threatened or initiated by reason of any actions or omissions in their capacity as a director or officer occurring at or prior to the Effective Time (including in connection with the transactions contemplated by the Merger Agreement), unless the action or omission giving rise to the claim for indemnification is determined by a court of competent jurisdiction to have constituted willful misconduct or recklessness. In addition, CECO has agreed to advance all expenses actually incurred by each person who is or was a director or officer of PMFG or any of its subsidiaries at or prior to the Effective Time for any legal or other out-of-pocket expenses reasonably incurred by that person in connection with investigating or defending any losses, claims, damages, liabilities, fees, out-of-pocket expenses, judgments and fines.

PMFG has agreed to purchase a “tail” officers’ and directors’ liability insurance policy, which by its terms shall survive the Mergers and shall provide each indemnified party who was a director or officer of PMFG or any of its subsidiaries at or prior to the Effective Time with coverage for not less than six years following the Effective Time on terms and conditions no less favorable than the terms of the directors’ and officers’ liability insurance policy currently maintained by PMFG; provided, however, that PMFG shall not expend more than 250% of the current annual premium paid by PMFG for such policy to purchase the “tail” policy.

In the event that PMFG (as the surviving corporation of the First Merger), CECO or any of their respective successors or assigns (a) consolidates with or merges into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger (including pursuant to the Second Merger) or (b) transfers or conveys all or substantially all of its properties and assets to any person or entity, CECO has agreed to make proper provision such that the successors and assigns of PMFG (as the surviving corporation of the First Merger) or CECO or the acquirer of PMFG’s properties and assets, as the case may be, will succeed to the indemnification- and insurance-related obligations described above.

Regulatory Filings and Approvals Required to Complete the Mergers

Competition and Antitrust

Under the antitrust and competition laws of the United States, CECO and PMFG cannot complete the Mergers until they file certain notification and report forms with the relevant antitrust and competition governmental entities that are required or deemed necessary and, where applicable, receive clearance (including the expiration or termination of applicable waiting periods) from such governmental entities to complete the Mergers. CECO and PMFG are not currently aware of any other material governmental consents, approvals or filings that are required prior to the parties’ completion of the Mergers other than those required under the HSR Act. If additional approvals, consents and filings are required or deemed necessary to complete the Mergers, CECO and PMFG intend to seek such consents and approvals and make such filings. Although CECO and PMFG believe that they will receive the required consents and approvals to complete the Mergers, CECO and PMFG cannot give any assurance as to the timing of these consents and approvals or as to CECO’s and PMFG’ ultimate ability to obtain such consents or approvals (or any additional consents or approvals which may otherwise become necessary, including the expiration or termination of applicable waiting periods) or that CECO and PMFG will obtain such consents or approvals on terms and subject to conditions satisfactory to CECO and PMFG.

The requirements of the HSR Act and the related rules and regulations provide that certain acquisitions may not be completed until required information has been furnished to the Antitrust Division of the DOJ and the Premerger Notification Office of the FTC and until the waiting period under the HSR Act has been terminated or has expired. Once the waiting period expires or is early terminated, the parties have satisfied their obligations under the HSR Act and the HSR Act no longer prohibits consummation of the acquisition. Prior to the expiration or early termination of the HSR Act waiting period, the DOJ or the FTC may challenge the Mergers by seeking to preliminarily or permanently enjoin the proposed Mergers.

Although the parties believe the completion of the Mergers will not likely be prevented by antitrust law, the DOJ or the FTC may take a different position. In addition, if CECO and PMFG do not complete the Mergers within twelve months after the expiration or early termination of the HSR Act waiting period, CECO and PMFG will need to submit new notification and report forms to the Antitrust Division of the DOJ and the FTC, and wait for the expiration or early termination of a new HSR Act waiting period before CECO and PMFG could complete the Mergers. On May 18, 2015, CECO and PMFG filed their respective notification and report forms under the HSR Act with the DOJ and the FTC. The FTC granted early termination of the waiting period under the HSR Act on June 12, 2015.

Legal Proceedings Related to the Mergers

Since the public announcement of the proposed Mergers on May 4, 2015, CECO, Merger Sub I, Merger Sub II, PMFG and the members of the PMFG Board have been named as defendants in three Lawsuits, which were filed on May 19, 2015, June 29, 2015 and July 17, 2015. In the Lawsuits, the plaintiffs generally allege that the Mergers fail to properly value PMFG, that the individual defendants breached their fiduciary duties in approving the Merger Agreement, and that those breaches were aided and abetted by CECO, Merger Sub I and Merger Sub II.

In the Lawsuits, the plaintiffs allege, among other things, (a) that the PMFG Board breached its fiduciary duties by agreeing to the Mergers for inadequate consideration and pursuant to a tainted process by (1) agreeing to lock up the Mergers with deal protection devices that, notwithstanding the ability of PMFG to solicit actively alternative transactions, prevent other bidders from making a successful competing offer for PMFG, (2) participating in a transaction where the loyalties of the PMFG Board and management are divided, and (3) relying on financial and legal advisors who plaintiffs allege were conflicted; (b) that those breaches of fiduciary duties were aided and abetted by CECO, Merger Sub I, Merger Sub II and PMFG, and (c) that the disclosure provided in the registration statement filed by CECO on June 9, 2015 was inadequate in a number of respects.

In the Lawsuits, the plaintiffs seek, among other things, (a) to enjoin the defendants from completing the Mergers on the agreed-upon terms, (b) rescission, to the extent already implemented, of the Merger Agreement or any of the terms therein, and (c) costs and disbursements and attorneys’ and experts’ fees, as well as other equitable relief as the respective courts deem proper.

Closing and Effectiveness of the Mergers

The closing of the Mergers will occur no later than two business days after the date on which the conditions to the completion of the Mergers have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions at the closing), unless the Merger Agreement has been terminated prior to such time. The First Merger will become effective at such time as the parties file a Certificate of Merger with the Secretary of State of the State of Delaware (or at such other Effective Time as CECO and PMFG may specify by mutual agreement). The Second Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware following the Effective Time (or at such other time as CECO and PMFG may specify by mutual agreement).

Composition of the CECO Board and Management after Closing of the Mergers

There are no understandings or arrangements for any current PMFG director or executive officer to become a member of the CECO Board following the closing of the Mergers, and CECO currently anticipates that following the closing of the Mergers, the CECO Board will continue to be comprised of the current directors of CECO.

As of the date of this joint proxy statement/prospectus, CECO has not determined what, if any, arrangement it may make with any current executive officer of PMFG with respect to his or her employment by CECO. Each of PMFG’s executive officers is currently a party to an employment agreement or severance agreement with PMFG. If none of the current executive officers of PMFG remain employed by CECO following the Mergers, the associated termination payment costs are set forth in “—Interests of PMFG Directors and Executive Officers in the Mergers” beginning on page 141. As of the date of this joint proxy statement/prospectus however, there are no agreements as to appointments of any current executive officer of PMFG.

Following the closing of the Mergers the members of the CECO Board will consist of the current directors, Jason DeZwirek, Jeffrey Lang, Arthur Cape, Eric M. Goldberg, Claudio A. Mannarino, Jonathan Pollack, Seth Rudin and Donald A. Wright, and the executive officers of CECO will consist of the current executive officers, Jason DeZwirek, Chairman, Jeffrey Lang, Chief Executive Officer and Edward J. Prajzner, Chief Financial Officer and Secretary.

Conversion of Shares; Exchange Procedures; Fractional Shares

The conversion of PMFG common stock into the right to receive the Merger Consideration will occur automatically at the Effective Time. Prior to the Effective Time (and, with respect to CECO common stock, from time to time after the Effective Time as applicable), CECO will deposit with the Exchange Agent an amount in cash and shares of CECO common stock (in non-certificated book-entry form) sufficient to effect the conversion of each share of PMFG common stock into the Merger Consideration pursuant to the Merger Agreement.

The Exchange Agent will take the following actions with respect to each holder of record of PMFG common stock as of immediately prior to the Effective Time:

•	Within five business days after the Effective Time, Exchange Agent will deliver to any PMFG stockholders who have not made an election as to the form of Merger Consideration to be received, whose elections were not received by the Exchange Agent by the Election Deadline, or whose forms of election were not properly completed (subject to the Exchange Agent’s discretion to disregard immaterial defects) or were not signed a letter of transmittal containing instructions for obtaining the Merger Consideration that the non-electing holder is entitled to receive pursuant to the completion of the First Merger. The letter of transmittal must contain instructions for surrendering shares of PMFG common stock to the Exchange Agent. The Exchange Agent will mail the aggregate Merger Consideration (including, if applicable, cash in lieu of any fractional share of CECO common stock) to the non-electing holder within 10 business days after the Exchange Agent has received all of the stockholder’s certificates or book-entry shares representing shares of PMFG common stock, a properly signed and completed letter of transmittal in accordance with the instructions and any other required documents.

•	Within ten business days after the Effective Time, the Exchange Agent will deliver to any PMFG stockholders who properly made (and did not revoke) a cash election and/or stock election for shares of PMFG common stock the aggregate Merger Consideration that the stockholder is entitled to receive pursuant to the completion of the First Merger (including, if applicable, cash in lieu of any fractional share of CECO common stock).

After the Effective Time, each share of PMFG common stock will represent the right to receive the Merger Consideration as described above and dividends and distributions on, and cash in lieu of any fractional share of, CECO common stock as described below.

Until holders of shares of PMFG common stock have surrendered those shares to the Exchange Agent, those holders will not receive dividends or distributions payable after the Effective Time on any shares of CECO common stock into which the holder’s shares of PMFG common stock have been converted pursuant to the completion of the First Merger. After surrender of the shares, the Exchange Agent will also pay to the holders, without interest, all dividends and other distributions.

No fractional shares of CECO common stock will be issued to any PMFG stockholders in the First Merger. Each PMFG stockholder who would otherwise have been entitled to receive a fraction of a share of CECO common stock in the First Merger will receive cash in an amount equal to the product obtained by multiplying (a) the fractional share interest which such holder would otherwise be entitled to by (b) the CECO Average Trading Price.

CECO and the Exchange Agent will be entitled to deduct and withhold any applicable taxes from the Merger Consideration and to pay such withheld amounts to the applicable government entity. Any sum that is withheld and paid over on a timely basis to the appropriate taxing authority will be treated for all purposes of the Merger Agreement as having been paid to the person from whom it is withheld. Any applicable tax withholdings with respect to the consideration payable in respect of a restricted share of PMFG common stock first shall reduce the number of shares of CECO common stock, if any, payable in respect of that PMFG restricted share.

If any certificate representing shares of PMFG common stock has been lost, stolen or destroyed, the holder of such shares will need to deliver an affidavit attesting to that fact (and if required by CECO, post a bond in customary amount and on such terms as may be reasonably required as indemnity against any claim that may be made against it or the Exchange Agent with respect to such certificate), and the Exchange Agent will pay, in exchange for all rights to the lost, stolen or destroyed certificate, the total amount of Merger Consideration in respect of the shares of PMFG common stock represented by the certificate.

Accounting Treatment of the Mergers

The Mergers will be accounted for by CECO using the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to the fair value of the net assets acquired, including the recognition of intangibles. The excess purchase price over the fair value of the assets acquired, if any, will be allocated to goodwill.

Stock Exchange Listing of CECO Common Stock

Shares of CECO common stock issuable to PMFG stockholders in the First Merger must have been approved for listing on NASDAQ prior to the closing of the First Merger.

Delisting and Deregistration of PMFG Common Stock

If the First Merger is completed, PMFG common stock will be delisted from NASDAQ and deregistered under the Exchange Act, and PMFG will no longer file periodic reports with the SEC.

THE MERGER AGREEMENT

The following section summarizes the principal terms of the Merger Agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference in this joint proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this section, which is summary by nature. This section is not complete and is qualified in its entirety by reference to the complete text of the Merger Agreement. The Merger Agreement is not intended to provide you with any other factual information about CECO or PMFG. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement (and summarized below) are qualified by information in disclosure schedules provided by PMFG to CECO and CECO to PMFG in connection with the signing of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between CECO and PMFG rather than establishing matters as facts. Accordingly, the representations and warranties in the Merger Agreement (or the summaries contained in this joint proxy statement/prospectus) should not be read as characterizations of the actual state of facts about CECO or PMFG, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in other documents incorporated by reference.

The Mergers

Subject to the terms and conditions of the Merger Agreement, and in accordance with and subject to Delaware law, the Mergers will proceed as follows: (a) in the First Merger, Merger Sub I will merge with and into PMFG, with PMFG surviving as a direct wholly owned subsidiary of CECO, and (b) immediately following the First Merger, the Second Merger will occur, in which PMFG will merge with and into Merger Sub II, with Merger Sub II surviving as a direct wholly owned subsidiary of CECO.

Effect of the Mergers

At the Effective Time, each issued and outstanding share of common stock of PMFG (other than Dissenting Shares and shares owned by PMFG or its wholly owned subsidiaries, CECO, Merger Sub I or Merger Sub II) will be converted into the Merger Consideration (as described below), and each issued and outstanding share of common stock of Merger Sub I will be converted into one share of common stock of PMFG (as the surviving corporation of the First Merger). At the effective time of the Second Merger, each issued and outstanding share of common stock of PMFG (as the surviving corporation of the First Merger) will be cancelled and extinguished for no consideration, after which CECO will own all of the issued and outstanding limited liability company interests of the surviving entity of the Second Merger.

The purpose of the Second Merger is to allow the Mergers, taken together, to qualify as a reorganization under Section 368(a) of the Code if various requirements are met, including the continuity of interest requirement. The continuity of interest requirement will be met if the value of the CECO common stock that is delivered in the First Merger in exchange for shares of PMFG common stock that are outstanding prior to the Effective Time is equal to 40% or more of the sum of (a) the Stock Consideration and (b) the Cash Consideration. Neither the PMFG stockholders nor the CECO stockholders will have an opportunity to vote on the Second Merger. The only condition to completion of the Second Merger is the closing of the First Merger.

Closing; Effective Time

The closing of the Mergers will occur no later than two business days after the date on which the conditions to the completion of the Mergers, which conditions are described below in “—Conditions to the Closing of the Mergers” beginning on page 172, have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions at the closing), unless the Merger Agreement has been terminated prior to such time. The First Merger will become effective at such time as PMFG files a Certificate of Merger with the Secretary of State of the State of Delaware (or at such other Effective Time as CECO and PMFG may specify by mutual agreement). The Second Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware following the Effective Time (or at such other time as CECO and PMFG may specify by mutual agreement).

Consideration to Be Received in the Mergers

At the Effective Time, each outstanding share of PMFG common stock (other than Dissenting Shares and shares owned by PMFG or its wholly owned subsidiaries or by CECO, Merger Sub I or Merger Sub II) will be converted into the right to receive, at the election of each PMFG stockholder, subject to the proration and reallocation mechanisms described below, either:

•	the Cash Consideration of $6.85, without interest (the “Cash Consideration”); or

•	the Stock Consideration, which will consist of (a) a number of shares of CECO common stock equal to the Exchange Ratio, plus (b) cash (without interest) in lieu of any fractional share of CECO common stock that would otherwise be issued to such PMFG stockholder (the “Stock Consideration”).

The actual Exchange Ratio will be determined by dividing (a) $6.85 by (b) the CECO Average Trading Price. However, notwithstanding this formula, (x) even if the CECO Average Trading Price is greater than or equal to $12.97, the Exchange Ratio will be equal to 0.5282 and (y) even if the CECO Average Trading Price is less than or equal to $10.61, the Exchange Ratio will be equal to 0.6456. Accordingly, the actual Exchange Ratio and the value of the Stock Consideration will depend on the CECO Average Trading Price, and the value of the shares of CECO common stock (based on the CECO Average Trading Price) delivered for each such share of PMFG common stock may be greater than or less than the Cash Consideration.

At the Effective Time, the holders of PMFG Options and PMFG RSUs will receive cash of $6.85 per share less any exercise price in settlement and cancellation of their PMFG Options and PMFG RSUs. The Merger Agreement provides $66.2 million (or approximately 45%) of the aggregate consideration that will be payable by CECO in respect of shares of PMFG common stock (other than Dissenting Shares and shares owned by PMFG or its wholly owned subsidiaries, CECO, Merger Sub I or Merger Sub II), PMFG Options and PMFG RSUs will be paid in cash, and the remaining approximately 55% of the aggregate consideration will be paid in shares of CECO common stock. The aggregate amount of cash to be paid in settlement of PMFG Options and PMFG RSUs will be deducted from the aggregate amount of the Cash Consideration that would otherwise be paid to PMFG stockholders in respect of shares of PMFG common stock.

PMFG stockholders who do not make a valid election on the election form with respect to any of their shares of PMFG common stock or who do not return a properly completed election form by the Election Deadline will have no control over the form of Merger Consideration they receive and will receive either the Cash Consideration or the Stock Consideration (or a combination of both) depending on the elections made by other PMFG stockholders.

Election Procedures

The Merger Agreement provides that CECO and PMFG will prepare and mail with this joint proxy statement/prospectus a form of election to all PMFG stockholders of record on the record date for the PMFG Special Meeting. The form of election will permit each person who, at or prior to the Election Deadline, is a record holder (or, in the case of nominee record holders, the beneficial owner, through proper instructions and documentation to the nominee record holder) of PMFG common stock to elect to receive (a) the Cash Consideration and/or (b) the Stock Consideration. The form of election is required to state that delivery will be effected, and risk of loss and title to the certificates for PMFG common stock will pass, only upon proper delivery of the completed form of election and any certificates to the Exchange Agent. CECO and PMFG are required to use commercially reasonable efforts to make, or cause to be made, the form of election available to all person who become holders of record (or beneficial owners) of shares of PMFG common stock during the period between the record date for the PMFG Special Meeting and the close of business on the last business day immediately preceding the Election Deadline.

The Merger Agreement provides that an election can be properly made only if the Exchange Agent receives at its designated office, by the Election Deadline, a completed and signed form of election and accompanied by:

•	certificates, if any, representing all of the shares of PMFG common stock covered by the form of election, (or customary affidavits and indemnifications regarding the loss or destruction of the certificates); or

•	an appropriate guarantee of delivery of the certificates as set forth in the form of election from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act); provided, that the certificates are in fact delivered to the Exchange Agent by the time set forth in the guarantee of delivery.

Holders of record of shares of PMFG common stock who hold those shares as nominees, trustees or in other representative capacities may submit multiple forms of election; provided that each form of election covers all the shares of PMFG common stock held by each nominee, trustee or representative for a particular beneficial owner. Any share of PMFG common stock (other than shares owned by PMFG or its wholly owned subsidiaries or by CECO, Merger Sub I or Merger Sub II) to which a proper election to receive the Cash Consideration or Stock Consideration has not been made prior to the Election Deadline will be deemed to be a non-electing PMFG share. In addition, after a cash election or stock election has been validly made, any subsequent transfer of the shares of PMFG common stock as to which such election has been made will automatically revoke such election.

The Merger Agreement requires CECO and PMFG to publicly announce the anticipated Election Deadline at least five business days prior to the PMFG Special Meeting date.

Pursuant to the Merger Agreement, any election may be revoked with respect to all or any portion of the shares of PMFG common stock covered by the election (only in whole share amounts) if the holder who submitted the applicable form of election provides written notice of revocation to the Exchange Agent at or prior to the Election Deadline. If an election is revoked, or the Merger Agreement is terminated, and any stock certificates have been transmitted to the Exchange Agent, the Exchange Agent is required to return those certificates and all book-entry shares to the PMFG stockholders who submitted them (except, in the case of a revocation, to the extent (if any) a subsequent cash election and/or stock election is properly made with respect to any or all of the shares of PMFG common stock represented by those certificates or book-entry shares).

The Merger Agreement provides that the determination of the Exchange Agent (or the joint good faith determination of CECO and PMFG, in the event that the Exchange Agent declines to do so) is conclusive and binding as to whether or not cash elections and stock elections have been properly made, revoked or changed and as to when cash elections, stock elections, revocations and changes were received by the Exchange Agent. The Exchange Agent also has reasonable discretion to disregard immaterial defects in the forms of election; however, neither the Exchange Agent, CECO nor PMFG are obligated under the Merger Agreement to notify any person of any defect in a form of election.

Treatment of PMFG Equity Awards

As of the Effective Time, each PMFG Option that is outstanding and unexercised will become fully vested and will be automatically cancelled, and the holder of that PMFG Option will receive a cash payment (without interest) equal to the product of (a) the excess, if any, of $6.85 over the exercise price per share of that PMFG Option and (b) the number of shares of PMFG common stock issuable upon exercise of that PMFG Option. The consideration payable with respect to outstanding PMFG Options will be paid in cash and will not be subject to the proration and reallocation mechanisms described above.

As of the Effective Time, each PMFG RSU (except for specified additional PMFG restricted stock units that may be granted subsequent to the date of the Merger Agreement which, if granted, CECO may elect to cancel in exchange for CECO restricted stock units that have the same vesting conditions and payment terms) granted under any PMFG equity plan that is outstanding will become fully vested and automatically cancelled, and the holder of that PMFG RSU will receive a cash payment (without interest) equal to the product of (a) the aggregate number of shares of PMFG common stock subject to that PMFG RSU and (b) $6.85. The consideration payable with respect to PMFG RSUs will be paid in cash and will not be subject to the proration and reallocation mechanisms described above.

As of the Effective Time, each share of PMFG restricted stock granted under any PMFG equity plan that is outstanding will become fully vested and any restrictions applicable to that restricted share will lapse. Each outstanding share of PMFG restricted stock will be treated as an outstanding share of PMFG common stock for purposes of receiving the Merger Consideration.

Appraisal Rights in Connection with the Mergers

Shares of PMFG common stock issued and outstanding immediately prior to the Effective Time that are held by any person who has not voted in favor of the Mergers and who is entitled, pursuant to Section 262 of the DGCL, to demand and properly demands appraisal of such shares (which shares are referred to in this document as “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration unless and until the holders of those shares fail to perfect, or effectively withdraw or lose, their right to appraisal under the DGCL. Dissenting Shares will be treated in accordance with Section 262 of the DGCL. If a holder fails to perfect or withdraws or loses the right to appraisal, then those shares will be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration. PMFG will serve prompt notice to CECO of any demands for appraisal of any shares of PMFG common stock, attempted withdrawals of notices or demands and any other instruments received by PMFG relating to rights to appraisal, and CECO will have the right to participate in and direct all negotiations and proceedings with respect to demands for appraisal. Without the prior written consent of CECO, PMFG will not make any payment with respect to, settle or offer to settle, or approve any withdrawal of any demands for appraisal.

Exchange Procedures

Within five business days after the Effective Time, the Merger Agreement requires CECO to cause the Exchange Agent to mail to any PMFG stockholders (a) who have not made an election as to the form of Merger Consideration to be received, (b) whose elections were not received by the Exchange Agent by the Election Deadline, or (c) whose forms of election were not properly completed (subject to the Exchange Agent’s discretion to disregard immaterial defects) or were not signed a letter of transmittal containing instructions for obtaining the Merger Consideration that the non-electing holder is entitled to receive pursuant to the completion of the First Merger. The letter of transmittal must contain instructions for surrendering certificates or book-entry shares representing shares of PMFG common stock to the Exchange Agent. The Exchange Agent will mail the aggregate Merger Consideration (including, if applicable, cash in lieu of any fractional share of CECO common stock) to the non-electing holder within 10 business days after the Exchange Agent has received all of the stockholder’s certificates or book-entry shares representing shares of PMFG common stock, a properly signed and completed letter of transmittal in accordance with the instructions and any other required documents.

At the Effective Time, PMFG stockholders who properly made (and did not revoke) a cash election and/or stock election, within 10 business days after the Effective Time, will be entitled to receive the Merger Consideration pursuant to the completion of the First Merger (including, if applicable, cash in lieu of any fractional share of CECO common stock).

Dividends and Distributions

The Merger Agreement provides that no dividends or other distributions with respect to shares of CECO common stock with a record date after the Effective Time will be paid to former PMFG stockholders until their shares of PMFG common stock have been surrendered to the Exchange Agent. The record holder of the shares of PMFG common stock will be paid, without interest, by the Exchange Agent (a) upon surrender, all dividends and other distributions payable in respect of such CECO common stock with a record date after the Effective Time and a payment date on or prior to the date of surrender and not previously paid and (b) on the appropriate payment date, the dividends or other distributions payable with respect to the CECO common stock with a record date after the Effective Time but prior to surrender and with a payment date subsequent to surrender. For purposes of dividends and other distributions in respect of CECO common stock, all shares of CECO common stock to be issued to former PMFG stockholders pursuant to the First Merger will be entitled to dividends and other distributions on or in respect of CECO common stock (as described above) as if issued and outstanding as of the Effective Time.

Transfer Books; No Further Ownership Rights in Shares

The Merger Agreement provides that no further registration of transfers on the stock transfer books of PMFG of any shares of PMFG common stock outstanding immediately prior to the Effective Time will be allowed from or after the Effective Time. All Merger Consideration delivered in accordance with the Merger Agreement will be deemed to be delivered in full satisfaction of all rights pertaining to the PMFG common stock (other than the right to receive the Merger Consideration and any dividends or distributions in respect of shares of CECO common stock, as described below). Any share of PMFG common stock presented to CECO or the exchange agent for transfer will be cancelled and, subject to compliance with the exchange procedures set forth in the Merger Agreement and summarized herein, exchanged for the Merger Consideration to which the holder of the share is entitled pursuant to the Merger Agreement.

Lost, Stolen or Destroyed Certificates

The Merger Agreement provides that, if a PMFG stockholder has lost a certificate or it has been stolen or destroyed, then, before that holder will be entitled to receive the Merger Consideration, he, she or it will need to deliver an affidavit attesting to that fact (and if required by CECO, post a bond in a customary amount and on such terms as may be reasonably required as indemnity against any claim that may be made against it or the Exchange Agent with respect to the certificate).

Withholding Taxes

Under the Merger Agreement, CECO and the Exchange Agent will be entitled to deduct and withhold any applicable taxes from the Merger Consideration and to pay withheld amounts to the applicable governmental entity. Any sum that is withheld and paid over on a timely basis to the appropriate tax authority will be treated for all purposes of the Merger Agreement to have been paid to the person with regard to whom it is withheld. Any applicable tax withholdings with respect to the consideration payable in respect of a restricted share of PMFG common stock first shall reduce the number of shares of CECO common stock, if any, payable in respect of that PMFG restricted share.

Representations and Warranties

In the Merger Agreement, CECO and PMFG make a number of representations and warranties to each other. The representations and warranties relate to, among other things:

•	due incorporation, valid existence and good standing;

•	corporate authorization and power to enter into the Merger Agreement and consummate the transactions contemplated thereby;

•	the good standing and corporate power and authority of CECO’s and PMFG’s subsidiaries, respectively;

•	organizational documents;

•	capitalization and capital structure;

•	the absence of any violation of or conflict with that party’s organizational documents, applicable laws and material contracts as a result of entering into the Merger Agreement and consummating the Mergers;

•	required regulatory filings, consent and approvals of governmental entities in connection with the Merger Agreement and the Mergers;

•	compliance with laws and required permits;

•	documents filed by CECO and PMFG with the SEC since June 30, 2012 (in the case of PMFG) and December 31, 2012 (in the case of CECO), the accuracy of information contained in those documents and the compliance of such documents with the requirements of applicable U.S. securities laws;

•	compliance with stock exchange listing requirements;

•	financial statements, books and records;

•	disclosure controls and procedures, internal control over financial reporting and certain audit related matters;

•	the absence of certain changes or events, and the absence of a Material Adverse Effect (as defined below) on PMFG since June 28, 2014, or a Material Adverse Effect on CECO since December 31, 2014;

•	the absence of certain undisclosed liabilities;

•	certain material contracts, the absence of breaches and defaults under those contracts and the parties’ respective compliance therewith;

•	the absence of significant litigation, legal proceedings and/or judgments;

•	the registration statement and the joint proxy statement/prospectus to be filed with the SEC and the accuracy of information contained in such documents as provided by such party;

•	labor and employment matters;

•	filing of tax returns, payment of taxes and other tax matters;

•	environmental matters;

•	product liability matters;

•	compliance with import and export control laws;

•	compliance with anti-corruption laws;

•	compliance with money laundering laws;

•	board of directors approvals and recommendations as well as required stockholder approvals;

•	certain related-party transactions;

•	the absence of undisclosed finders’ or brokers’ fees; and

•	the receipt of opinions from the parties’ respective financial advisors.

The Merger Agreement also contains additional representations and warranties made by PMFG to CECO relating to:

•	employee benefit plans, employment agreements and related matters;

•	title to properties and assets;

•	customer and supplier relations;

•	real estate matters;

•	intellectual property matters;

•	insurance coverage and related matters; and

•	the inapplicability of certain corporate takeover provisions of the DGCL.

The Merger Agreement also contains additional representations and warranties made by CECO to PMFG relating to:

•	CECO’s financial ability to consummate the Mergers, the Commitment Letter and related matters;

•	CECO’s ownership of shares of PMFG common stock;

•	the execution, delivery and enforceability of the Voting Agreement and Lock-up Agreements.

The parties’ respective representations and warranties will not survive the closing of the Mergers.

Material Adverse Effect

Certain of the representations and warranties in the Merger Agreement are subject to materiality or Material Adverse Effect qualifications. The Merger Agreement provides that a “Material Adverse Effect” means (a) any event, change, effect or occurrence that has a material adverse effect on the business, assets, liabilities, results of operations or financial condition of PMFG and its subsidiaries, taken as a whole, or CECO and its subsidiaries, taken as a whole, as applicable, or (b) a material adverse effect on the ability of CECO or PMFG, Merger Sub I or Merger Sub II, as applicable, to consummate the transactions contemplated by the Merger Agreement. However, the parties have agreed that none of the following, and no event, change, effect or occurrence arising out of or resulting from the following, will constitute a Material Adverse Effect or be considered in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur:

•	the public announcement or the pendency of the Merger Agreement or the transactions contemplated by the Merger Agreement or any actions required to be taken (or refrained from being taken) in compliance with the Merger Agreement;

•	changes in the economy, financial markets or economic conditions generally in the U.S. and/or in any other country in which CECO and its subsidiaries or PMFG and its subsidiaries, as applicable, conduct operations;

•	any failure by CECO or PMFG, as applicable, to meet any projections or forecasts for any period ending (or for which revenue or earnings are released) on or after the date of the Merger Agreement. However, the parties have agreed that the exception in this bullet point will not apply to the underlying causes giving rise to or contributing to any such failure or prevent any of such underlying causes from being taken into account in determining whether a “Material Adverse Effect” has occurred;

•	changes in GAAP or in any applicable law (or the interpretation thereof) after the date of the Merger Agreement;

•	changes generally affecting the industries in which CECO or PMFG, as applicable, operate; or

•	any outbreak, escalation or occurrence after the date of the Merger Agreement of significant hostilities in which the U.S. or any other jurisdiction in which CECO or PMFG, as applicable, or its subsidiaries have material operations is involved, or any outbreak, escalation or occurrence of acts of war, terrorism or sabotage within those jurisdictions.

Notwithstanding the exceptions described in the bullet points above, with respect to the second, fourth, fifth and sixth bullet points above, any such event, change, effect or occurrence would be taken into account to the extent it has a disproportionately adverse effect on CECO and its subsidiaries, taken as a whole, or PMFG and its subsidiaries, taken as a whole, as applicable, compared to other similarly situated participants operating in their respective industries and markets.

PMFG’s Conduct of its Business Prior to the Closing of the Mergers

PMFG has agreed that, except as expressly contemplated or required by the Merger Agreement or required by law, from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the closing of the Mergers, unless CECO otherwise consents in writing (which consent CECO has agreed not to unreasonably withhold, condition or delay), PMFG will (a) conduct its business and cause the businesses of its subsidiaries to be conducted in the ordinary course of business consistent with past practice in all material respects, (b) use commercially reasonable efforts to preserve substantially intact the business organization of PMFG and its subsidiaries, (c) use commercially reasonable efforts to keep available the services of the present officers, key employees and key consultants of PMFG and its subsidiaries, (d) use commercially reasonable efforts to preserve the present relationships of PMFG and its subsidiaries with customers, suppliers and other persons with which PMFG or any of its subsidiaries has material business relations, and (e) not take any actions which would reasonably be expected to interfere with or delay the consummation of the Mergers or otherwise breach the Merger Agreement.

In addition, except as expressly contemplated or required by the Merger Agreement or required by law, from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the closing of the Mergers, PMFG has agreed not to, directly or indirectly, do any of the following, without the prior written consent of CECO (which consent CECO has agreed not to unreasonably withhold, condition or delay):

•	amend or propose to amend the certificate of incorporation, bylaws or similar organizational documents of PMFG or any of its subsidiaries, except as may be required by law or the regulations of the SEC or NASDAQ;

•	issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest) in PMFG or any of its subsidiaries, except (a) for the issuance of shares of PMFG common stock issuable pursuant to outstanding PMFG equity awards in accordance with their terms, (b) issuances of cash awards of $60,000 to each of its non-employee directors in July 2015 in lieu of vested restricted stock grants, or (c) specified grants of additional PMFG restricted stock units that may be granted subsequent to the date of the Merger Agreement;

•	transfer, license, sell, lease, pledge, allow to lapse or expire, lease, mortgage, dispose of or otherwise encumber or subject to any lien any properties, rights or assets of PMFG or any of its subsidiaries, including the capital stock or other equity interest in any subsidiary of PMFG, except for (a) sales of inventory in the ordinary course of business and in a manner consistent with past practice, (b) transfers among PMFG and its subsidiaries and (c) dispositions of obsolete or worthless assets;

•	(a) declare, set aside, make or pay any dividend or other distribution in respect of any of its capital stock, except that a wholly owned subsidiary of PMFG may declare and pay a dividend or make advances to PMFG or any other wholly owned subsidiary of PMFG, (b) adjust, split, combine, subdivide or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (c) purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including shares of PMFG common stock or any option, warrant or right, directly or indirectly, to acquire shares of PMFG common stock, except in the case of this clause (c) as may be necessary to effect “cashless exercises” of PMFG Options and restricted stock units consistent with PMFG’s past practices;

•	subject to specified exceptions, (a) authorize or announce an intention to authorize, or enter into any agreements to acquire any corporation, partnership or other business organization or division thereof, (b) repurchase, prepay or incur any indebtedness for borrowed money (other than pursuant to PMFG’s existing credit facilities or in the ordinary course of business consistent with past practice), issue any debt securities, assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or make any loans or advances (other than loans or advances to, from or among direct or indirect wholly owned subsidiaries of PMFG or surety bonds or letters of credit issued in the ordinary course of business in connection with customer or supplier contracts, consistent with past practice), (c) enter into, amend, modify, renew or terminate (other than in accordance with its terms) any contract or agreement that is or would constitute a material contract, except for amendments, modifications or renewals of contracts or agreements with customers, suppliers or distributors entered into or terminations made in the ordinary course of business consistent with past practice or (d) authorize any capital expenditures or purchase of fixed assets or real property which are, in the aggregate, in excess of $300,000 for the fiscal quarter ending June 27, 2015, or $2.0 million for the fiscal year ending July 2, 2016;

•	except to the extent required by any PMFG employee benefit plan in effect as of the date of the Merger Agreement or expressly contemplated by the Merger Agreement, directly or indirectly (a) increase in any manner the compensation or benefits of any current or former employees, officers, directors, consultants or independent contractors of PMFG or any of its subsidiaries, other than increases in compensation or benefits made in the ordinary course of business consistent with past practice, (b) pay any severance, retention or retirement benefits to any current or former employees, directors, consultants or independent contractors of PMFG or any of its subsidiaries other than such benefits in the ordinary course of business consistent with past practice, (c) accelerate the vesting of, or the lapsing of forfeiture restrictions or conditions with respect to, or otherwise amend any equity or equity-based awards, (d) establish or cause the funding of any “rabbi trust” or similar arrangement, (e) establish, adopt, amend or terminate any arrangement that would be a PMFG employee benefit plan if in effect on the date of the Merger Agreement, other than amendments, renewals and other changes that are, in any such case, immaterial and in the ordinary course of business consistent with past practice, (f) hire, promote or terminate any employee, officer, director, consultant or independent contractor of PMFG or any subsidiary of PMFG, in each case other than in the ordinary course of business consistent with past practice, or (g) enter into, amend, alter, adopt, implement or otherwise make any commitment to do any of the foregoing, except (1) as may be necessary or appropriate to effect the treatment of PMFG equity awards contemplated by the Merger Agreement, (2) as required pursuant to applicable law, (3) issuances of cash awards of $60,000 to each of its non-employee directors in July 2015 in lieu of vested restricted stock grants, (4) for specified grants of additional PMFG restricted stock units that may be granted subsequent to the date of the Merger Agreement, or (5) for a specified severance agreement to entered into between PMFG and a specified employee;

•	issue any broadly distributed communication relating to the Mergers, the other transactions contemplated by the Merger Agreement or the operation of PMFG following consummation of the Mergers, in each case, to employees (including general communications relating to benefits and compensation) or customers without the prior approval of CECO, except (a) as may be necessary to comply with applicable law or the rules and policies of NASDAQ, or (b) as permitted by the Merger Agreement;

•	take any action to change accounting policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as may be necessary to comply with applicable law or conform to changes in regulatory accounting requirements or GAAP;

•	make any election concerning taxes or tax returns (other than an election made on a prior tax return of any of PMFG and its subsidiaries), change any election concerning taxes and tax returns, file any amended tax return, enter into any closing agreement with respect to taxes, settle any material tax claim or assessment or surrender any right to claim a refund of taxes or obtain any tax ruling;

•	(a) pay, discharge, settle or satisfy any material claims, liabilities or obligations, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in PMFG SEC reports filed and publicly available prior to the date of the Merger Agreement or incurred in the ordinary course of business and consistent with past practice, or (b) settle any litigation, other than the settlement of litigation in a manner (1) consistent with past practice, (2) not providing significant non-monetary relief and (3) not providing for monetary relief payable by PMFG or any of its subsidiaries in excess of $150,000, individually, or $500,000 in the aggregate;

•	make any change in any tax or accounting methods or systems of internal accounting controls, except as may be necessary to conform to changes in applicable law or regulatory accounting requirements or GAAP;

•	amend, terminate or allow to lapse any material permits, in a manner that adversely impacts in any material respect the ability of PMFG to conduct its business;

•	announce, implement or effect any material reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of PMFG or any of its subsidiaries unless PMFG provides at least 10 business days prior written notice to CECO of PMFG’s intent to announce, implement or effect any such material termination and provides CECO the opportunity to consult with PMFG regarding such material termination;

•	enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than mergers, consolidations, restructurings or reorganizations exclusively among wholly owned subsidiaries of PMFG);

•	fail to use commercially reasonable efforts to maintain material insurance policies covering PMFG and its subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices;

•	enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar contract, agreement, arrangement or other commitment with respect to any joint venture, strategic partnership or alliance;

•	abandon, encumber, convey title (in whole or part), exclusively license or grant any right or other licenses to PMFG intellectual property that is material, individually or in the aggregate, to PMFG and its subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice; or

•	take, or agree or resolve to take, any of the actions described in the bullet points above, or knowingly take any action which would make any of the representations or warranties of PMFG contained in the Merger Agreement untrue or incorrect or prevent PMFG from performing its covenants under the Merger Agreement.

CECO’s Conduct of its Business Prior to the Closing of the Mergers

CECO has agreed that, except as expressly contemplated or required by the Merger Agreement or required by law, from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the closing of the Mergers, unless PMFG otherwise consents in writing (which consent PMFG has agreed not to unreasonably withhold, condition or delay), CECO will (a) conduct its business and cause the businesses of its subsidiaries to be conducted in the ordinary course of business consistent with past practice in all material respects, (b) use commercially reasonable efforts to preserve substantially intact the business organization of CECO and its subsidiaries, (c) use commercially reasonable efforts to keep available the services of the present officers, key employees and key consultants of CECO and its subsidiaries, (d) use commercially reasonable efforts to preserve the present relationships of CECO and its subsidiaries with customers, suppliers and other persons with which CECO or any of its subsidiaries has material business relations and (e) not take any actions which would reasonably be expected to interfere with or delay the consummation of the Mergers or otherwise breach the Merger Agreement.

In addition, except as expressly contemplated or required by the Merger Agreement or required by law, from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the closing of the Mergers, CECO has agreed not to, directly or indirectly, do any of the following without the prior written consent of PMFG (which consent PMFG has agreed not to unreasonably withhold, condition or delay):

•	amend or propose to amend its certificate of incorporation or bylaws or propose to amend the organizational documents of any of its subsidiaries, in any manner that would be adverse in any material respect to holders of PMFG common stock;

•	engage in any material repurchase of, or any recapitalization or other material change, restructuring or reorganization with respect to, CECO common stock, including payment of any dividend or other distribution in respect to shares of CECO common stock (other than CECO’s regular quarterly cash dividends, issuances under CECO’s dividend reinvestment plan and issuances pursuant to CECO’s employee stock purchase plan, each materially consistent with past practice, or dividends and distributions by CECO’s subsidiaries to CECO or any of their wholly owned subsidiaries respectively);

•	issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of any class, or any other ownership interest (including any phantom interest) in CECO or any of its subsidiaries, except for (a) issuances of shares of CECO common stock or equity awards convertible into or exercisable for shares of CECO common stock pursuant to any of CECO’s material employee benefit plans, (b) issuances of shares of CECO common stock upon the exercise of any stock options or warrants outstanding as of the date of the Merger Agreement in accordance with their terms, (c) issuances of shares of CECO common stock under CECO’s dividend reinvestment plan and (d) issuances of shares of CECO common stock in connection with acquisitions to the extent permitted pursuant to the fifth bullet point below in this list of restricted activities;

•	take any action to materially change income tax credit recognition policies or procedures or accounting policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP;

•	acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof (other than purchases of supplies and inventories in the ordinary course of business consistent with past practice or any transaction solely between CECO and a wholly owned subsidiary of CECO or between wholly owned subsidiaries of CECO), other than any of the forgoing that would not reasonably be expected to delay or make it more difficult to obtain any authorization, consent or approval required in connection with the transactions contemplated by the Merger Agreement and that would not reasonably be expected to prevent or materially delay or impede the consummation of the transactions contemplated by the Merger Agreement;

•	enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned subsidiaries of CECO);

•	take, or agree or resolve to take, any of the actions described in the bullet points above, or knowingly take any action which would make any of the representations or warranties of CECO contained in the Merger Agreement untrue or incorrect in any material respect or prevent CECO from performing its covenants under the Merger Agreement.

Go-Shop; No Solicitation; Superior Proposals

From the date of the Merger Agreement and continuing until 11:59 p.m. New York City time on the date which is the earlier of July 7, 2015 and the date that the PMFG stockholders adopt the Merger Agreement (the “Go-Shop Period End Date”), PMFG and its subsidiaries and its and its subsidiaries’ respective directors, officers and employees and any investment bankers, financial advisors, attorneys, accountants or other representatives retained by PMFG or its subsidiaries (collectively, “PMFG Representatives”) have the right to, directly or indirectly:

•	initiate, solicit and encourage any offer, proposal or inquiry relating to, or any third party indication of interest in, any Competing Proposal, including by way of contacting third parties or public disclosure and by way of providing access to non-public information regarding, and affording access to the business, properties, assets, books, records and personnel of PMFG and its subsidiaries, to any person (each, a “Solicited Person”) pursuant to an executed confidentiality agreement on terms no less favorable to PMFG than those of the Confidentiality Agreement. However, PMFG is required, within 48 hours, to provide CECO all non-public information concerning PMFG or its subsidiaries delivered or made available to any Solicited Person to the extent that information was not previously furnished or made available to CECO; and

•	enter into and participate in discussions or negotiations regarding, and take any other action to encourage or facilitate any inquiries or the making of any offer or proposal that constitutes or would be reasonably likely to lead to, a Competing Proposal.

Within one business day following the Go-Shop Period End Date, PMFG is required to notify CECO in writing of the material terms and conditions of any Competing Proposal (including any amendments or modifications thereof) received from any Excluded Party (as defined below) and the identity of the Excluded Party.

A “Competing Proposal” is any bona fide proposal, offer or indication of interest made by a third party, from the date of the Merger Agreement through the date on which PMFG’s stockholders adopt the Merger Agreement, relating to any direct or indirect acquisition or purchase of 20% or more (by value) of the assets, net revenue or net income of PMFG and its subsidiaries, taken as a whole, or 20% or more of the combined voting power of the shares of PMFG common stock, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the combined voting power of the shares of PMFG common stock or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving PMFG or any of its subsidiaries in which the other party or its stockholders would own 20% or more of the combined voting power of the parent entity resulting from any such transaction, other than transactions contemplated by the Merger Agreement.

An “Excluded Party” is any Solicited Person who submits a bona fide written proposal or offer regarding any Competing Proposal on or before the Go-Shop Period End Date if the PMFG Board believes in good faith, after consultation with outside legal counsel and a financial advisor, that such proposal or offer constitutes or would reasonably be expected to result in a Superior Proposal. However, an Excluded Party will cease to be an Excluded Party if it delivers to PMFG written notice that it is no longer pursuing a Competing Proposal.

A “Superior Proposal” is a Competing Proposal not solicited or initiated in material breach of the restrictions described below that the PMFG Board in good faith determines would, if consummated, result in a transaction that is (a) more favorable to PMFG’s stockholders from a financial point of view than the transactions contemplated by the Merger Agreement and (b) reasonably capable of being consummated on the terms proposed, taking into account all financial aspects and conditions to closing. For purposes of the definition of “Superior Proposal,” the references to “20% or more” in the definition of Competing Proposal are deemed to be references to “50% or more.”

Except as described below, following the Go-Shop Period End Date, PMFG has agreed not to, and has agreed to cause its subsidiaries and the PMFG Representatives not to, directly or indirectly through any person:

•	solicit, initiate, facilitate or respond to, including by way of furnishing non-public information, any inquiries regarding or relating to, or the submission of, any Competing Proposal;

•	engage or participate in any discussions or negotiations, furnish to any person any information or data relating to PMFG or its subsidiaries or provide access to any of the properties, books, records or employees of PMFG or its subsidiaries, in each case regarding or in a manner intending to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Proposal; provided that, with respect to the actions described in this bullet point and the immediately preceding bullet point, PMFG may respond to an unsolicited inquiry or proposal by informing the applicable third party that PMFG has entered into the Merger Agreement and is subject to the restrictions set forth in the Merger Agreement;

•	enter into any letter of intent, memorandum of understanding, term sheet, agreement in principle, acquisition agreement, option agreement, merger agreement or other similar agreement or commitment with respect to any Competing Proposal or agree to, approve, endorse or resolve to recommend or approve any Competing Proposal;

•	release any third party from, or waive any provisions of, any confidentiality or “standstill” or similar agreement in favor of PMFG; or

•	take any action to exempt any third party from the restrictions set forth in Section 203 of the DGCL.

However, unless and until PMFG stockholders adopt the Merger Agreement, none of the above restrictions will apply to any actions PMFG may take with respect to proposals or offers from Excluded Parties.

Except as described below, PMFG has also agreed that neither the PMFG Board nor any committee of the PMFG Board will effect a “Change of Recommendation,” which term means to:

•	withdraw (or change, amend, modify or qualify in a manner adverse to CECO, Merger Sub I or Merger Sub II) the PMFG Board recommendation that the PMFG stockholders adopt the Merger Agreement, or publicly propose to do so;

•	approve or recommend, or publicly propose to approve or recommend, a Competing Proposal; or

•	publicly make any communication inconsistent with the recommendation of the PMFG Board that the PMFG stockholders adopt the Merger Agreement.

However, if at any time on or after the date of the Merger Agreement and prior to the PMFG stockholders’ adoption of the Merger Agreement, PMFG (or any of the PMFG Representatives) receives a Competing Proposal (in circumstances not involving a material breach of, or any action that is inconsistent with, the restrictions described above) that constitutes or that the PMFG Board reasonably believes could be expected to result in a Superior Proposal, then PMFG may:

•	furnish non-public information to the third party making such Competing Proposal, only if:

•	prior to so furnishing such information, PMFG and such third party execute a confidentiality agreement that contains confidentiality and standstill provisions that are no less favorable to PMFG than those contained in the Confidentiality Agreement and that does not contain any provision calling for any exclusive right to negotiate with such person or prohibiting PMFG from satisfying its obligations under the Merger Agreement; and

•	PMFG provides to CECO any non-public information concerning PMFG or its subsidiaries that is provided or made available to any such third party (or its representatives) which had not previously been provided or made available to CECO within 48 hours after PMFG provides or makes such non-public information available to such third party; and

•	engage in discussions or negotiations with such third party with respect to the Competing Proposal.

Within 48 hours after taking the actions as described in the bullet points above, PMFG has agreed to provide written notice to CECO of the applicable Competing Proposal, which notice will identify the person making, and indicate in reasonable detail the terms and conditions of, the applicable Competing Proposal. Further, PMFG has agreed to provide CECO, within 48 hours, copies of any proposed alternative acquisition agreements received in connection with such Competing Proposal (including any material amendments or modifications to such proposal). Promptly upon CECO’s written request, PMFG has agreed to keep CECO reasonably informed of the status and details of any Competing Proposal.

The PMFG Board may, at any time prior to the PMFG stockholders’ adoption of the Merger Agreement, if PMFG receives a Competing Proposal (in circumstances not involving a material breach of, or any action that is materially inconsistent with, the restrictions described above) that the PMFG Board concludes in good faith constitutes a Superior Proposal, effect a Change of Recommendation and/or terminate the Merger Agreement. However, (a) the PMFG Board may not terminate the Merger Agreement except in connection with entering into a definitive agreement with respect to that Superior Proposal and (b) the PMFG Board may not effect a Change of Recommendation or terminate the Merger Agreement in connection with a Superior Proposal, unless:

•	PMFG has provided prior written notice to CECO, at least 24 hours in advance of the Change of Recommendation or termination, of its intention to effect a Change of Recommendation in response to the Superior Proposal, or to terminate the Merger Agreement to enter into a definitive agreement with respect to the Superior Proposal, which notice must specify the material terms and conditions of the Superior Proposal (including the identity of the person making the Superior Proposal);

•	PMFG and the PMFG Representatives have negotiated with CECO in good faith during the 24-hour period described above to seek to make such adjustments in the terms and conditions of the Merger Agreement that the Competing Proposal ceases to constitute a Superior Proposal; and

•	the PMFG Board has determined in good faith, after consultation with outside legal counsel, that the failure to effect a Change of Recommendation in response to the Superior Proposal, or to terminate the Merger Agreement to enter into a definitive agreement with respect to the Superior Proposal, would be inconsistent with its fiduciary duties under the DGCL (after taking into consideration any adjustments in the terms and conditions of the Merger Agreement definitively offered by CECO).

Notwithstanding anything to the contrary in the Merger Agreement, CECO and PMFG have agreed that PMFG and the PMFG Board will not be prohibited from:

•	complying with their disclosure obligations under Rule 14e-2(a) promulgated under the Exchange Act;

•	making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act with regard to a Competing Proposal; or

•	making any disclosure to PMFG stockholders where the failure to make such disclosure would be inconsistent with the fiduciary duties of the PMFG Board to PMFG’s stockholders under the DGCL.

However, CECO and PMFG have also agreed that (a) any disclosure relating to a Competing Proposal (other than a “stop, look and listen communication” of the type contemplated by Exchange Act Rule 14d-9(f) or a disclosure which expresses no view of the Competing Proposal except that it is pending further consideration by PMFG) will be deemed to be a Change of Recommendation, unless the PMFG Board expressly publicly reaffirms its recommendation that PMFG stockholders adopt the Merger Agreement in connection with that disclosure and (b) notwithstanding the foregoing clause (a), the PMFG Board may only make a Change of Recommendation to the extent and under the circumstances described above relating to a Superior Proposal.

Recommendation of the CECO Board

Unless the PMFG Board has effected a Change of Recommendation (as described above), CECO has agreed that the CECO Board will recommend approval of the Share Issuance and that neither the CECO Board (nor any committee thereof) will withdraw or modify, or propose to or resolve to withdraw or modify, such recommendation.

CECO Special Meeting and PMFG Special Meeting

As soon as practicable, following the clearance of this joint proxy statement/prospectus by the SEC and effectiveness of the registration statement, and subject to the other terms and conditions of the Merger Agreement, (a) PMFG has agreed to hold a special stockholders’ meeting to adopt the Merger Agreement and (b) CECO has agreed to hold a special stockholders’ meeting to approve the Share Issuance.

Unless the PMFG Board has effected a Change of Recommendation (as described above in “—Go-Shop; No Solicitation; Superior Proposals” beginning on page 165), (a) CECO and PMFG have agreed to use their commercially reasonable efforts to solicit from their respective stockholders proxies to be voted at their respective special stockholders’ meetings (1) in the case of PMFG, in favor of the adoption of the Merger Agreement and (2) in the case of CECO, in favor of the Share Issuance, and (b) each of CECO and PMFG has agreed to take all other reasonable actions necessary or advisable to hold their respective special stockholders’ meetings on the same day at the same time and to promptly and expeditiously secure any vote or consent of stockholders required by the DGCL, the applicable requirements of any securities exchange, and such party’s certificate of incorporation and bylaws to effect the Mergers. Neither CECO nor PMFG may adjourn its special stockholders’ meeting without the other party’s consent, unless (a) there are insufficient shares of common stock represented at the special stockholders’ meeting, in person or by proxy, to constitute a quorum, (b) adjournment is necessary to ensure that any supplement or amendment to this joint proxy statement/prospectus that is required by applicable law is timely provided to such party’s stockholders, or (c) there are insufficient votes at the time of special stockholders’ meeting, in the case of PMFG, to approve the Merger Agreement or, in the case of CECO, to approve the Share Issuance.

Indemnification; Directors’ and Officers’ Insurance

The Merger Agreement provides that, as of the Effective Time, CECO shall cause the indemnification, advancement of expenses and exculpation provisions contained in the certificate of incorporation and bylaws of PMFG (as the surviving corporation of the First Merger) and the limited liability company agreement of Merger Sub II to be at least as favorable to present and former directors, officers, agents or employees of PMFG or its subsidiaries as those contained as of the date of the Merger Agreement in such certificate of incorporation, bylaws or other governing documents. For a period of six years from and after the closing of the Mergers, CECO (a) has agreed not to allow any amendment, modification or repeal of (1) any such provision in the certificate of incorporation and bylaws of PMFG (as the surviving corporation of the First Merger) or the limited liability company agreement of Merger Sub II or (2) any indemnification contracts or other agreements between the PMFG and any indemnified party set forth or otherwise described on the applicable section of the PMFG disclosure schedules and (b) shall cause such provisions and all such indemnification contracts or other agreements to be fully observed and complied with in all material respects.

In addition, for six years from and after the closing of the Mergers, to the fullest extent permitted under applicable law, CECO has agreed to indemnify, defend and hold harmless each person who was a director or officer of PMFG or any of its subsidiaries as of the Effective Time against all losses, claims, damages, liabilities, fees and actual expenses, amounts paid in settlement, judgments and fines that may be imposed upon or incurred by them in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative), threatened or initiated by reason of any actions or omissions in their capacity as a director or officer occurring at or prior to the Effective Time (including in connection with the transactions contemplated by the Merger Agreement), unless the action or omission giving rise to the claim for indemnification is determined by a court of competent jurisdiction to have constituted willful misconduct or recklessness. In addition, CECO has agreed to advance all expenses actually incurred by each person who is or was a director or officer of PMFG or any of its subsidiaries at or prior to the Effective Time for any legal or other out-of-pocket expenses reasonably incurred by that person in connection with investigating or defending any losses, claims, damages, liabilities, fees, out-of-pocket expenses, judgments and fines.

PMFG has agreed to purchase a “tail” officers’ and directors’ liability insurance policy, which by its terms shall survive the Mergers and shall provide each indemnified party who was a director or officer of PMFG or any of its subsidiaries at or prior to the Effective Time with coverage for not less than six years following the Effective Time on terms and conditions no less favorable than the terms of the directors’ and officers’ liability insurance policy currently maintained by PMFG; provided, however, that PMFG shall not expend more than 250% of the current annual premium paid by PMFG for such policy to purchase the “tail” policy.

In the event that PMFG (as the surviving corporation of the First Merger), CECO or any of their respective successors or assigns (a) consolidates with or merges into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger (including pursuant to the Second Merger) or (b) transfers or conveys all or substantially all of its properties and assets to any person or entity, CECO has agreed to make proper provision such that the successors and assigns of PMFG (as the surviving corporation of the First Merger) or CECO or the acquirer of the properties and assets, as the case may be, will succeed to the indemnification- and insurance-related obligations described above.

Employee Matters

Subject to the terms and conditions of the Merger Agreement, from and after the Effective Time, CECO has agreed to honor in accordance with their terms:

•	the employment agreements and change in control agreements of specified PMFG officers and employees, except in the event the individuals covered under such agreements enter into new agreements with CECO that supersede or change the terms of such employment agreements and change of control agreements;

•	for a period of six months following the Effective Time, PMFG’s severance policy; and

•	for their duration, certain other specified pre-existing agreements with current or former PMFG employees.

Upon closing of the Mergers, PMFG employees will receive credit for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits (excluding benefit accruals under any defined benefit pension plan or equity-based plans) under any employee benefit plan, program or arrangement established or maintained by CECO or Merger Sub II under which such PMFG employee may be eligible to participate on or after the Effective Time to the same extent recognized by PMFG or any of its subsidiaries with respect to its own employees under comparable plans immediately prior to the Effective Time, except to the extent resulting in duplication of benefits.

The Merger Agreement provisions summarized above are for the sole benefit of PMFG, CECO, Merger Sub I and Merger Sub II and nothing in those provisions is intended or will be construed to confer upon or give to any person, other than PMFG, CECO, Merger Sub I and Merger Sub II (and their respective permitted successors and assigns), any legal or equitable or other rights or remedies (with respect to such matters) under or by reason of any provision of the Merger Agreement.

Qualification as Reorganization for U.S. Federal Income Tax Purposes

Prior to the closing of the Mergers, each of CECO and PMFG has agreed to use all commercially reasonable efforts to cause the Mergers to qualify as a reorganization under the provisions of Section 368(a) of the Code, and, without the prior written consent of the other parties to the Merger Agreement, not to intentionally take any action, cause any action to be taken or omit to take any action which could prevent the Mergers from qualifying as such a reorganization.

CECO and PMFG have agreed to cooperate with each other and to use commercially reasonable efforts to obtain on or about the closing of the Mergers the opinion of Jones Day, counsel to PMFG, and the opinion of Squire Patton Boggs (US) LLP, counsel to CECO, each dated as of the date of the closing date of the Mergers, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, that (a) the Mergers will qualify as a reorganization within the meaning of Section 368(a) of the Code and (b) CECO and PMFG each will be a “party to the reorganization” within the meaning of Section 368 of the Code.

Each of CECO and PMFG has agreed to provide reasonable cooperation to each tax counsel in connection with its rendering of its opinion described above, which will include the provision of officers’ certificates setting forth such representations, covenants, data and such other information as may be reasonably requested by such tax counsel, including such information as may be necessary or appropriate to make a reasonable assessment as to compliance with the continuity of interest requirement under Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

If the tax opinion that (a) the Mergers will qualify as a reorganization within the meaning of Section 368(a) of the Code, and (b) CECO and PMFG each will be a “party to the reorganization” within the meaning of Section 368 of the Code is obtained from both of CECO’s and PMFG’s counsel, then each of PMFG, CECO, Merger Sub I and Merger Sub II has agreed to report the Mergers for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. However, obtaining the tax opinions of either or both of the tax counsels described above is not a condition to any party’s obligation to consummate the Mergers or the transactions contemplated by the Merger Agreement, or how any party will report the Mergers for U.S. federal income tax purposes.

The parties have agreed that if any income tax is imposed on any of PMFG, CECO, Merger Sub I or Merger Sub II as a result of the Mergers, then CECO and Merger Sub II shall solely bear such tax liability, and the imposition of such tax will be deemed not to constitute a breach of any representation, warranty or covenant by any party to the Merger Agreement.

Financing

Each of CECO, Merger Sub I and Merger Sub II has agreed to use its commercially reasonable efforts to take all actions necessary, proper or advisable to arrange and obtain, at or prior to closing of the Mergers, the proceeds of their debt financing described under “Financing and Indebtedness of CECO Following the Mergers” beginning on page 179, including: (a) maintaining in effect the Commitment Letter (including any definitive agreement entered into in connection therewith), (b) negotiating and entering into definitive agreements for such debt financing on the terms and conditions contained in the Commitment Letter, (c) satisfying, or causing their representatives to satisfy, when required by the Commitment Letter, all conditions to obtaining such debt financing, (d) complying with their affirmative and negative covenants relating to such debt financing and (e) fully enforcing their respective rights under the Commitment Letter, including causing the lenders and any other persons providing such debt financing to fund the debt financing upon closing of the Mergers in accordance with the Commitment Letter.

CECO, Merger Sub I and Merger Sub II have agreed not to make any amendments or modifications to or replacements of, or grant any waivers of, any condition or other provision or remedy under the Commitment Letter for such debt financing without the prior written consent of PMFG, which consent PMFG may refuse to provide (in its sole discretion) if such amendments, modifications or waivers would (a) materially reduce the aggregate amount of the debt financing as provided in the Commitment Letter as of the date of the Merger Agreement, (b) impose new or additional conditions, or otherwise amend, modify or expand any conditions, in each case, to the receipt by CECO or Merger Sub I, as the case may be, at or prior to the closing of the debt financing, or (c) in any material respect adversely delay or impact the ability of CECO to consummate the Mergers and the other transactions contemplated by the Merger Agreement or to consummate the debt financing at or prior to the closing. CECO has also agreed not to release or consent to the termination of the obligations of the lenders under the Commitment Letter, except for assignments and replacements of an individual lender.

In the event that the Commitment Letter expires or terminates for any reason or any portion of CECO’s debt financing becomes reasonably likely to be unavailable, on the terms and conditions, in the manner or from the sources contemplated in the Commitment Letter, (a) CECO must notify PMFG in writing within two days and (b) CECO, Merger Sub I and Merger Sub II must use commercially reasonable efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative financing from alternative financial institutions in an amount sufficient to consummate the transactions contemplated by the Merger Agreement, as promptly as practicable, and to pay the amounts required to consummate the transactions, pay all of its fees and expenses related to the transactions and pay in full the obligations of PMFG under its credit agreement, in each case, with conditions not materially less favorable, taken as a whole, to CECO, Merger Sub I, Merger Sub II and PMFG than the conditions set forth in the Commitment Letter.

CECO, Merger Sub I and Merger Sub II have agreed to indemnify and hold harmless PMFG and its affiliates and its and their respective representatives from and against any losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with CECO’s debt financing, and any information utilized in connection therewith.

While CECO has obtained the Commitment Letter described above, it has continued to evaluate and explore alternative financing options that CECO believes are more favorable to CECO than those described in the Commitment Letter. Currently, CECO expects, simultaneous with the closing of the Mergers, to enter into an Amended and Restated Credit Agreement among CECO, certain CECO subsidiaries, each lender from time to time party thereto, Bank of America as Administrative Agent, Swing Line Lender and an L/C Issuer, and each other L/C Issuer from time to time party thereto. CECO anticipates that the Amended and Restated Credit Agreement will provide senior credit facilities of $250 million, a portion of which will be used, in lieu of the financing available under the Commitment Letter, to finance the cash portion of the merger consideration.

Financing Cooperation

Prior to the Effective Time, PMFG has agreed to, and to cause its subsidiaries to, cooperate, and to use its commercially reasonable efforts to cause its officers, employees, representatives, auditors and advisors, including legal and accounting advisors, to cooperate, in connection with the arrangement of CECO’s debt financing described above, any debt payoff and/or any defeasance or satisfaction and discharge of existing indebtedness of PMFG and/or its subsidiaries as may be reasonably requested by CECO and as will not unreasonably interfere with the ongoing operations of PMFG and its subsidiaries in any material respect. CECO has agreed to reimburse PMFG for all reasonable, documented out-of-pocket expenses and costs incurred in connection with PMFG’s and its affiliates’ obligations described above.

CECO has agreed to maintain the confidentiality of all information provided or otherwise made available by PMFG and its affiliates and financing sources pursuant to the terms and conditions of the Confidentiality Agreement, except that CECO may disclose such information to potential sources of capital, rating agencies, prospective lenders and investors and their respective representatives as reasonably required in connection with the debt financing so long as such persons agree to be bound by the confidentiality and non-disclosure provisions to which CECO is subject under the Confidentiality Agreement.

Neither PMFG nor any of its subsidiaries is required to pay any commitment or other similar fee or enter into any definitive agreement or incur any other liability or obligation in connection with CECO’s debt financing (or any alternative financing) prior to the Effective Time. Neither PMFG nor any of its subsidiaries is required to enter into or perform under any certificate, agreement, document or other instrument that is not contingent upon the closing of the Mergers or that would be effective prior to the Effective Time (other than the authorization letters and representation letters referred to in the Merger Agreement). Furthermore, under no circumstance shall PMFG or its subsidiaries be required to authorize (and CECO and none of CECO’s financing sources or any other lender to CECO is permitted to make) any pre-filing of any UCC-1’s or other documents which create liens. None of PMFG or any of its subsidiaries is required to take any action that would subject it to actual or potential liability for which it would not be indemnified under the Merger Agreement or to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or provide or agree to provide any indemnity in connection with the debt financing, any alternate financing or any of the foregoing prior to the Effective Time.

The obligations of CECO and the Merger Subs to consummate the Mergers and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions of the Merger Agreement are subject to the availability of CECO’s debt financing (or any alternative financing) at the closing of the Mergers.

Conditions to the Closing of the Mergers

Mutual Conditions

The obligations of PMFG, CECO, Merger Sub I and Merger Sub II to consummate the Mergers are subject to the satisfaction or waiver of various conditions on or prior to the Effective Time, including the following:

•	PMFG stockholders’ adoption of the Merger Agreement;

•	CECO stockholders’ approval of the Share Issuance;

•	the absence of any laws, injunctions, orders, decrees or other legal prohibitions preventing the consummation of the Mergers;

•	the expiration or earlier termination of any applicable waiting period under the HSR Act (which occurred on June 12, 2015);

•	the effectiveness of the registration statement on Form S-4 in which this joint proxy statement/prospectus is included as a prospectus and the lack of any stop order suspending the effectiveness of the registration statement or pending or threatened SEC proceedings to effect a stop order; and

•	the approval for listing on NASDAQ (subject to official notice of issuance) of the shares of CECO common stock to be issued to former PMFG stockholders pursuant to the Merger Agreement.

PMFG Conditions

PMFG’s obligation to complete the Mergers is subject to the satisfaction or waiver of additional conditions, which include the following:

•	the representations and warranties of CECO, Merger Sub I and Merger Sub II relating to (a) CECO’s capitalization, (b) the absence of any Material Adverse Effect (as defined above) on CECO since December 31, 2014, (c) the CECO Board’s receipt of an opinion from CECO’s financial advisor, (d) the CECO Board’s recommendation and the required vote of CECO’s stockholders necessary to approve the Share Issuance and (e) CECO’s financing for the transactions contemplated by the Merger Agreement being true and correct in all respects (other than de minimis inaccuracies with respect to CECO’s capitalization) when made and as of the closing date of the Mergers (or such other dates as specifically set forth in such representations and warranties);

•	the representations and warranties of CECO, Merger Sub I and Merger Sub II relating to (a) CECO’s and its subsidiaries’ certificates of incorporation, bylaws and similar governing documents, (b) CECO’s authority to enter into the Merger Agreement and (c) the absence of undisclosed brokers, disregarding all qualifications contained in such representations and warranties relating to materiality or Material Adverse Effect, being true and correct in all material respects both when made and at and as of the closing date of the Mergers (except to the extent expressly made as of an earlier date, in which case as of such date);

•	the remaining representations and warranties of CECO, Merger Sub I and Merger Sub II not described in the preceding two bullet points being true and correct both when made and at and as of the closing date of the Mergers (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure to be so true and correct (disregarding all qualifications contained in such representations and warranties relating to materiality or Material Adverse Effect) has not resulted in or would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on CECO;

•	CECO’s performance in all material respects of its agreements, conditions and covenants required under the Merger Agreement;

•	the delivery to PMFG of an officer’s certificate from CECO confirming that the conditions described in the preceding four bullet points have been satisfied; and

•	since the date of the Merger Agreement, the absence of any events that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on CECO.

CECO Conditions

CECO’s, Merger Sub I’s and Merger Sub II’s obligations to consummate the Mergers are subject to the satisfaction or waiver of additional conditions, which include the following:

•	the representations and warranties of PMFG relating to outstanding rights to acquire PMFG capital stock being true and correct in all respects (other than de minimis inaccuracies in the aggregate) as of the closing date of the Mergers as if made on and as of the closing date of the Mergers;

•	the representations and warranties of PMFG relating to (a) its capitalization, (b) the absence of any Material Adverse Effect on PMFG since June 28, 2014, (c) the PMFG Board’s recommendation to its stockholders regarding adoption of the Merger Agreement, (d) the required vote of PMFG stockholders necessary to adopt the Merger Agreement, (e) receipt by the PMFG Board of an opinion from PMFG’s financial advisor and (f) the inapplicability of certain provisions of the DGCL to the transactions contemplated by the Merger Agreement being true and correct in all respects (other than de minimis inaccuracies in the aggregate with respect to PMFG’s capitalization) both when made and at and as of the closing date of the Mergers;

•	the representations and warranties of PMFG relating to (a) PMFG’s and its subsidiaries’ certificates of incorporation, bylaws and similar governing documents, (b) PMFG’s authority to enter into the Merger Agreement and (c) the absence of undisclosed brokers, disregarding all qualifications contained in such representations and warranties relating to materiality or Material Adverse Effect, being true and correct in all material respects both when made and at and as of the closing date of the Mergers (except to the extent expressly made as of an earlier date, in which case as of such date);

•	the remaining representations and warranties of PMFG not described in the preceding three bullet points being true and correct both when made and at and as of the closing date of the Mergers (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure to be so true and correct (disregarding all qualifications contained in such representations and warranties relating to materiality or Material Adverse Effect) has not resulted in or would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on PMFG;

•	PMFG’s performance in all material respects of its agreements, conditions and covenants required under the Merger Agreement;

•	the delivery to CECO of an officer’s certificate from PMFG confirming that the conditions described in the preceding five bullet points have been satisfied; and

•	since the date of the Merger Agreement, the absence of any events that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on PMFG.

The Merger Agreement provides that certain of the conditions described above may be waived. As of the date of this joint proxy statement/prospectus, none of such conditions have been waived by CECO or PMFG and neither currently expects to waive any material condition to the completion of the First Merger. In the event of a material waiver prior to the special stockholders’ meetings, CECO and PMFG intend to notify their respective stockholders of any waiver of any material closing condition to the Merger Agreement as soon as possible in advance of the special stockholders’ meetings via first class or overnight mail, if possible, by a press release and the filing of related disclosure on Form 8-K. If such material waiver occurs fewer than five days before the special stockholders’ meetings, CECO and PMFG will delay the date of the special stockholders’ meetings to provide their respective stockholders sufficient time to consider the effect of such waiver.

To the extent a waiver of the closing conditions of the Merger Agreement by any party could render the statements in this joint proxy statement/prospectus materially misleading, CECO and PMFG intend to supplement this joint proxy statement/prospectus and resolicit transaction approvals from their respective stockholders to the extent required by law.

Termination

The Merger Agreement may be terminated, and the Mergers may be abandoned at any time prior to the closing of the Mergers, whether before or after receipt of the PMFG stockholder approval and/or the CECO stockholder approval (except as indicated below):

•	by mutual written consent of CECO and PMFG;

•	by either CECO or PMFG, if:

•	the Effective Time has not occurred on or before November 30, 2015 (as that date may be extended by mutual written agreement of CECO and PMFG, the “Drop Dead Date”);

•	the required PMFG stockholder approval or CECO stockholder approval is not obtained at a duly held stockholders’ meeting of PMFG or a duly held stockholders’ meeting of CECO, as applicable, including any adjournments thereof; or

•	any governmental authority of competent jurisdiction has issued a final nonappealable law, order, decree or injunction which has the effect of making consummation of the Mergers illegal or otherwise preventing or prohibiting the consummation of the transactions contemplated by the Merger Agreement;

However, the right to terminate the Merger Agreement in the manner described in the first two sub-bullets above will not be available to any party that has materially breached the Merger Agreement in any manner that has been the principal cause of the failure of the First Merger to be consummated. In addition, CECO does not have the right to terminate the Merger Agreement described in the first sub-bullet above if there is a breach or failure of any financing requirement and specific performance is being pursued by PMFG.

•	by PMFG:

•	pursuant to a Superior Proposal as described above in “—Go-Shop; No Solicitation; Superior Proposals” beginning on page 165, at any time prior to the receipt of the PMFG stockholder approval, so long as PMFG has not materially breached the applicable provisions summarized in that section. Payment of the PMFG termination fee (described in more detail below) is a condition to the termination of the Merger Agreement by PMFG pursuant to this sub-bullet point;

•	provided it has not materially breached of any of its obligations, representations or warranties under the Merger Agreement, subject to applicable cure periods, if there has been a breach of any representation, warranty, covenant or agreement made by CECO, Merger Sub I or Merger Sub II in the Merger Agreement, or a representation or warranty becomes untrue after the date of the Merger Agreement, in each case which would result in a condition to PMFG’s obligation to consummate the Mergers not being satisfied and that breach is not cured by the earlier of the Drop Dead Date and the date that is 20 days after written notice of that breach is given by PMFG to CECO; or

•	if a CECO Triggering Event (as defined below) has occurred.

A “CECO Triggering Event” will have occurred if:

•	CECO fails to include in this joint proxy statement/prospectus the recommendation of the CECO Board for its stockholders to approve the Share Issuance or withdraws such recommendation or modifies such recommendation in an adverse manner adverse;

•	CECO fails to call the CECO Special Meeting or fails to deliver this joint proxy statement/prospectus to its stockholders in accordance with the applicable provisions of the Merger Agreement and the principal cause of such failure is not due to a material breach by PMFG of any of its representations, warranties or covenants under the Merger Agreement;

•	CECO’s stockholder approval is not obtained at the duly convened CECO Special Meeting, including any adjournments thereof, at which a vote to approve the Share Issuance was taken and any stockholder of CECO party to the Voting Agreement breaches its obligations thereunder and but for such breach, the approval of CECO stockholders would have been obtained; or

•	there has been a breach of CECO’s financing-related representations, warranties or covenants in the Merger Agreement, and:

•	that breach is not cured by the earlier of the Drop Dead Date described above or within 20 days after written notice of that breach is provided by PMFG;

•	all of the conditions to CECO’s obligations to close the Mergers have been satisfied and continue to be satisfied (other than those conditions that by their nature cannot be satisfied other than at the closing of the Mergers) and PMFG has indicated in writing that it is ready, willing and able to close the Mergers; and

•	CECO, Merger Sub I and Merger Sub II fail to consummate the Mergers within two business days after written notice by PMFG described in the immediately preceding sub-bullet point.

PMFG will not be permitted to terminate the Merger Agreement based upon the occurrence of a CECO Triggering Event if the PMFG Board has effected, and not withdrawn, a Change of Recommendation (as described above in “—Go-Shop; No Solicitation; Superior Proposals” beginning on page 165) prior to the occurrence of the applicable CECO Triggering Event.

In addition, PMFG will not be permitted to terminate the Merger Agreement pursuant to the first two bullet points under the definition of CECO Triggering Event above if PMFG has materially breached of any of its obligations, representations or warranties under the Merger Agreement, subject to applicable cure periods.

•	by CECO, if:

•	a PMFG Triggering Event (as defined below) has occurred; or

•	provided CECO has not materially breached of any of its obligations, representations or warranties under the Merger Agreement, there has been a breach of any representation, warranty, covenant or agreement made by PMFG in the Merger Agreement, subject to applicable cure periods, or any such representation or warranty becomes untrue after the date of the Merger Agreement, in each case which would result in a condition to CECO’s obligation to close the Mergers not being satisfied and such breach is not cured within 20 days after written notice thereof is given by CECO to PMFG.

A “PMFG Triggering Event” will have occurred if:

•	PMFG fails to include in this joint proxy statement/prospectus the recommendation of the PMFG Board that its stockholders adopt the Merger Agreement, or a Change of Recommendation occurs and has not been withdrawn (as described in more detail above in “—Go-Shop; No Solicitation; Superior Proposals” beginning on page 165);

•	PMFG fails to call the PMFG Special Meeting or fails to deliver this joint proxy statement/prospectus to its stockholders in accordance with the applicable provisions of the Merger Agreement and the principal cause of such failure is not due to a material breach by CECO or the Merger Subs of any of their respective representations, warranties or covenants under the Merger Agreement;

•	a tender offer or exchange offer for the outstanding shares of capital stock of PMFG is commenced, and the PMFG Board recommends that PMFG stockholders tender their shares in such tender or exchange offer or within 10 business days after the commencement of such tender or exchange offer, or the PMFG Board fails to recommend against (or maintain such recommendation against) acceptance of such tender offer or exchange offer by PMFG stockholders;

•	the PMFG Board, upon written request of CECO following any public proposal or public offer for a Competing Proposal (for the acquisition of at least 50% of PMFG’s assets, net revenue or net income or combined voting power) directed to PMFG or the PMFG Board, fails to publicly reaffirm the recommendation of the PMFG Board that PMFG stockholders adopt the Merger Agreement within 10 business days after such request from CECO; or

•	PMFG or any of its subsidiaries intentionally and materially breaches its obligations summarized above in “—Go-Shop; No Solicitation; Superior Proposals” beginning on page 165.

CECO will not be permitted to terminate the Merger Agreement based on the occurrence of a PMFG Triggering Event pursuant to first two bullet points under the definition of PMFG Triggering Event above if any (a) material covenant of CECO contained in the Merger Agreement has been breached in any material respect, and such breach shall not have been cured in all material respects, or (b) there has been a material breach in any representation or warranty of CECO contained in the Merger Agreement that shall not have been cured, in each case within 20 days after written notice thereof is given by PMFG to CECO.

If the Merger Agreement is terminated, the Merger Agreement will become void and of no effect (except with respect to limited provisions that will survive any termination) with no liability or obligation on the part of PMFG, CECO, Merger Sub I or Merger Sub II (or of any of their respective directors, officers, employees, agents, legal and financial advisors or other representatives). However, except as otherwise provided in the Merger Agreement, termination will not relieve any party of any liability or damages resulting from any fraud or willful breach of the Merger Agreement. In addition, termination of the Merger Agreement will not affect the obligations of PMFG contained in the Confidentiality Agreement, which will survive in accordance with its terms.

Termination Fee; Reverse Termination Fee; Expenses

Each party will generally pay its own fees and expenses in connection with the Mergers, except that those expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus and the registration statement and the form of election covering the shares of CECO common stock to be issued to former PMFG stockholders upon closing of the Mergers will be shared equally by CECO and PMFG.

If PMFG terminates the Merger Agreement in connection with a Superior Proposal submitted by an Excluded Party, it will be required to pay CECO a termination fee of $1.6 million and reimburse up to $1.6 million of CECO’s reasonable and documented out-of-pocket expenses.

PMFG will be required to pay a termination fee of $4.8 million to CECO in the event that the Merger Agreement is terminated:

•	(a) prior to PMFG’s stockholders adopting the Merger Agreement, by either party following the Drop Dead Date, (b) by CECO due to the failure of PMFG’s stockholders to adopt the Merger Agreement, or (c) by CECO because PMFG willfully breaches its representations, warranties or covenants under the Merger Agreement or acts in bad faith, and after the date of the Merger Agreement:

•	a third party (other than an Excluded Party) made a Competing Proposal (for the acquisition of at least 50% of PMFG’s assets, net revenue or net income or combined voting power); and

•	within 12 months following such termination of the Merger Agreement, PMFG consummates a transaction with such third party;

•	by PMFG prior to the PMFG Special Meeting if, at that time, CECO had the right to terminate the Merger Agreement due to (a) PMFG’s material breach of its covenants summarized above in “—Go-Shop; No Solicitation; Superior Proposals” beginning on page 165, or (b) the occurrence of a PMFG Triggering Event;

•	by CECO if a PMFG Triggering Event has occurred; or

•	by CECO due to a willful breach of any representation, warranty, covenant or agreement made by PMFG or an action or inaction done in bad faith by PMFG.

PMFG will reimburse CECO for up to $1.6 million of CECO’s reasonable and documented out-of-pocket expenses if, in the absence of any Competing Proposal or Superior Proposal, PMFG stockholders do not adopt the Merger Agreement (which expenses will offset any PMFG termination fee that may otherwise be payable by PMFG).

CECO will be obligated to pay PMFG a reverse termination fee of $9.6 million in the event that the Merger Agreement is terminated:

•	by PMFG due to (a) CECO’s willful breach of its covenants, representations or warranties under the Merger Agreement or an action or inaction done in bad faith or (b) the occurrence of a CECO Triggering Event; or

•	by CECO if the CECO stockholders’ approval is not obtained at the CECO Special Meeting, if at such time PMFG has the right to terminate the Merger Agreement due to the occurrence of a CECO Triggering Event.

In the event of the termination of the Merger Agreement by PMFG if the CECO stockholders’ approval is not obtained at the CECO Special Meeting, and CECO is not obligated to pay a termination fee to PMFG under the circumstances described in the two bullet points immediately above, CECO will reimburse up to $1.0 million of PMFG’s reasonable and documented out-of-pocket expenses.

Amendments; Waivers

At any time prior to the Effective Time, including following the PMFG stockholder approval or the CECO stockholder approval, any provision of the Merger Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by PMFG, CECO, Merger Sub I and Merger Sub II, or in the case of a waiver, by the party against whom the waiver is to be effective. However, certain sections of the Merger Agreement may not be amended in any manner that would be material and adverse to the financing sources without the prior written consent of the financing sources (which written consent not to be unreasonably withheld, conditioned or delayed). In addition, after receipt of the PMFG stockholder approval, if any such amendment or waiver requires further approval of PMFG stockholders under applicable law or in accordance with the rules and regulations of NASDAQ, the effectiveness of such amendment or waiver will be subject to the approval of PMFG stockholders.

At any time prior to the Effective Time, any party to the Merger Agreement may, subject to applicable law, (a) waive any inaccuracies in the representations and warranties of any other party, (b) extend the time for the performance of any of the obligations or acts of any other party or (c) waive compliance by any other party with any of the agreements contained in the Merger Agreement or, except as otherwise provided in the Merger Agreement, waive any of such party’s conditions.

Specific Performance

Each of CECO and PMFG is entitled to an injunction or restraining order to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, without proof of actual damages, in any court of the U.S. or any state having jurisdiction, which right is in addition to any other rights or remedies to which such party may be entitled under the Merger Agreement, at law or in equity.

CECO and PMFG have further agreed not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Notwithstanding anything in the Merger Agreement to the contrary, including the provisions summarized in the preceding paragraph, CECO and PMFG have agreed that PMFG will not be entitled to seek and obtain specific performance of CECO’s, Merger Sub I’s and Merger Sub II’s obligation to proceed with the closing of the Mergers and to effect the Mergers unless:

•	CECO’s debt financing (or alternative financing) is available, or will be available, at the closing; and

•	all of the conditions to CECO’s obligation to close the Mergers (other than those conditions that by their nature cannot be satisfied until the closing date of the Mergers) have been satisfied and PMFG has indicated in writing that it is ready, willing and able to consummate the transactions contemplated by the Merger Agreement.

FINANCING AND INDEBTEDNESS OF CECO FOLLOWING THE MERGERS

General

The Merger Agreement is not subject to any financing contingency. CECO intends to finance the cash portion of the merger consideration with debt and cash on hand. With respect to the debt financing, CECO has obtained a commitment for the financing necessary to complete the transaction from Bank of America, as administrative agent and as collateral agent, and Merrill Lynch, as sole lead arranger and sole book runner. In connection with the execution of the Merger Agreement, CECO entered into a commitment letter, dated May 3, 2015 (the “Commitment Letter”).

The commitments and other obligations set forth in the Commitment Letter will expire on the earliest of (a) November 30, 2015, unless the closing occurs prior to such date, (b) the closing of the Mergers without the use of the Senior Credit Facilities, (c) the acceptance by PMFG or any of its affiliates of an offer for all or any substantial part of the capital stock or property and assets of PMFG and its subsidiaries other than as part of the Mergers, (d) the date that CECO announces or informs in writing Bank of America or Merrill Lynch, that the Mergers are not proceeding and (e) the date CECO terminates the Commitment Letter, at its election, if either Bank of America or Merrill Lynch breaches any of their obligations under the Commitment Letter.

While CECO has obtained the Commitment Letter described above, it is continuing to evaluate and explore additional capital structure options that CECO believes are more favorable to CECO than those described in the Commitment Letter. Currently, CECO expects to enter, simultaneous with the closing of the Mergers, into an Amended and Restated Credit Agreement among CECO, certain CECO subsidiaries, each lender from time to time party thereto, Bank of America as Administrative Agent, Swing Line Lender and an L/C Issuer, and each other L/C Issuer from time to time party thereto (the “Amended and Restated Credit Agreement”). The Amended and Restated Credit Agreement will amend CECO’s existing Credit Agreement dated as of August 27, 2013, by and among CECO, certain CECO subsidiaries, Bank of America as administrative agent, and the lenders party to the agreement (the “Credit Agreement”). In the event CECO enters into the Amended and Restated Credit Agreement prior to or in connection with the closing of the Mergers, CECO anticipates that it will utilize the credit facilities available under the Amended and Restated Credit Agreement, in lieu of the financing available under the Commitment Letter, to finance the cash portion of the merger consideration.

Senior Credit Facilities Pursuant to the Commitment Letter

The Commitment Letter provides for (a) an additional senior secured amortizing term loan facility in the aggregate principal amount of $27.1 million (the “Increase Commitment”), (b) an amendment (the “Amendment,” together with the Increase Commitment, the “Amendment and Increase”) to the Credit Agreement to allow for the Mergers and related matters under the Credit Agreement and (c) replacement facilities to refinance the senior credit facilities under the Credit Agreement, if the Amendment and Increase are unable to be achieved (the “Replacement Facilities”). The Amendment and Increase or the Replacement Facilities may be used to finance a portion of the aggregate Cash Consideration of, and to pay the fees and expenses in connection with, the Mergers, to repay certain existing indebtedness of CECO, PMFG and their respective subsidiaries, and to provide working capital to CECO and its subsidiaries from and after the closing of the Mergers.

Pursuant to the terms of the Commitment Letter, the definitive agreements to be entered into with respect to the Amendment and Increase or Replacement Facilities will contain (a) representations and warranties customary for transactions of this type, and (b) covenants customary for transactions of this type and borrowers of similar creditworthiness. The closing of the Amendment and Increase Commitment or Replacement Facilities will be subject to the satisfaction of certain conditions, including (x) no material adverse effect having occurred with respect to CECO or PMFG, (y) the negotiation, execution and delivery of definitive loan and security documentation for the senior credit facilities under the Credit Agreement (the senior credit facilities provided for under the Credit Agreement after giving effect to the Amendment and Increase or Replacement Facilities are from time to time referred to alternatively as the “Senior Credit Facilities”), and (z) other customary closing conditions more fully set forth in the Commitment Letter.

Merrill Lynch, in its capacity as sole lead arranger and sole book manager, has the right to form a syndicate of financial institutions for the Senior Credit Facilities (the “Lenders”) in consultation with CECO. Such right to syndicate the Senior Credit Facilities, however, does not relieve Bank of America from funding its commitment to the Senior Credit Facilities on the closing of the Mergers.

CECO will indemnify Bank of America, Merrill Lynch, each Lender, and each of their affiliates from and against all claim, damages, losses, liabilities and expenses, arising out of or in connection with the matters contemplated by the Commitment Letter, the Mergers or related transaction or the Senior Credit Facilities. No person will be indemnified for claims, damages, losses, liabilities or expenses to the extent determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted from either (a) such person’s gross negligence or willful misconduct or (b) a breach in bad faith by such person of its obligations under the Commitment Letter.

Amended and Restated Credit Agreement

As an alternative to the Commitment Letter described above, CECO currently expects to enter into and finance the cash portion of the merger consideration through the Amended and Restated Credit Agreement, which is expected to close simultaneously with the closing of the Mergers.

On May 3, 2015, CECO entered into an engagement letter with Merrill Lynch as sole lead arranger and sole bookrunner, pursuant to which the engagement parties agreed to use commercially reasonable efforts to arrange and syndicate senior secured credit facilities (the “Engagement Letter”). In connection with, and under the terms of, the Engagement Letter, CECO currently expects to enter into the Amended and Restated Credit Agreement in lieu of the senior credit facilities under the Commitment Letter.

The Amended and Restated Credit Agreement is expected to provide for senior credit facilities consisting of: (a) revolving credit commitments in the aggregate amount of $80 million (the “Revolving Credit Facility”) and (b) a term loan commitment in the aggregate amount of $170 million (the “Term Loan” and together with the Revolving Credit Facility, the “Credit Facilities”). At CECO’s option and with the consent of the lenders that agree to provide the additional principal amount, the Credit Facilities may be further increased by an aggregate principal amount of $50 million.

CECO anticipates that the Credit Facilities will accrue interest, (a) with respect to base rate loans, at a rate equal to an applicable rate of between 1.00% and 2.00% (fluctuating based on CECO’s consolidated leverage ratio), plus a rate equal to the highest of (1) the Bank of America prime rate, (2) the Federal Funds rate plus 0.50% and (c) the one-month LIBOR rate plus 1.00% and (b) with respect to Eurocurrency rate loans, at a rate equal to an applicable rate of between 2.00% and 3.00% (fluctuating based on CECO’s consolidated leverage ratio) plus a rate equal to the one, two, three or six-month LIBOR rate, as selected by CECO.

It is anticipated that the Credit Facilities will terminate and all amounts outstanding thereunder will be due and payable in full on the fifth anniversary following the closing of the Credit Facilities. The Term Loan will be subject to quarterly amortization of principal and certain mandatory prepayment requirements, with final payment of all amounts outstanding, including accrued interest, due at maturity. Loans under the Revolving Credit Facility may be made on a revolving basis.

The closing of the Credit Facilities is expected to be subject to customary conditions precedent for financing of this type. The parties to the Amended and Restated Credit Agreement also expect to provide covenants and make representations and warranties that are usual and customary for transactions of this type.

CECO expects that it will indemnify and hold harmless Bank of America, each lender and each L/C issuer and each of their respective affiliates and their partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives from and against all losses, claims, damages, liabilities and related expenses arising out of or relating to the Credit Facilitates, the use of proceeds, environmental liabilities, and any actual or potential claim, litigation, investigation or proceeding relating to any of the foregoing. No person will be indemnified for losses, claims, damages, liabilities or expenses that (a) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from gross negligence or willful misconduct of such person, or (b) result from a claim brought by the CECO or any other loan party against an indemnitee for breach in bad faith of such persons obligations under the Amended and Restated Credit Agreement or under any other loan document, if CECO or such other loan party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

While substantially complete, the documentation governing the Amended and Restated Credit Agreement has not been finally executed and, accordingly, the actual terms of the Amended and Restated Credit Agreement may differ from those described above.

Indebtedness of CECO Following the Mergers

In order to complete the Mergers and related transactions, CECO will require additional financing of approximately $55 million, excluding indebtedness to be assumed from PMFG and the refinancing of CECO’s existing indebtedness. Simultaneous with the closing of the Mergers, CECO currently expects to enter into the Amended and Restated Credit Agreement which, as described above, is expected to provide senior credit facilities of $250 million, an increase from CECO’s current credit agreement which provides facilities of $155 million. The Amended and Restated Credit Agreement will be used to fund the Mergers and provide enhanced liquidity for the combined company following the Mergers.

In connection with the Mergers, CECO will assume and refinance certain existing indebtedness of PMFG and its subsidiaries, the aggregate principal amounts of which were approximately $16.7 million as of March 28, 2015.  Taking into account such indebtedness, CECO’s existing indebtedness, and the other indebtedness to be incurred in connection with the Closing of the Mergers, CECO is expected to have approximately $180 million of debt outstanding following the Mergers.

CECO’s increased indebtedness following completion of the Mergers could adversely affect CECO’s operations and liquidity. Among other things, CECO’s anticipated consolidated level of indebtedness could limit CECO’s ability to react to changes in its business and industry and could restrict its ability to borrow additional funds needed for working capital, capital expenditures, acquisitions or other purposes. For a more detailed discussion of potential risks arising from CECO’s increased indebtedness following completion of the Mergers, see “Risk Factors—Risk Factors Related to the Combined Company Following the Mergers—CECO will have a substantial amount of debt outstanding following the Mergers and may incur additional indebtedness in the future, which could restrict CECO’s ability to pay dividends and fund working capital and planned capital expenditures” beginning on page 47.

THE VOTING AGREEMENT

The following section sets forth the principal terms of the Voting Agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex B and is incorporated by reference in this joint proxy statement/prospectus. The rights and obligations of the parties to the Voting Agreement are governed by its express terms and conditions and not by this section, which is summary in nature. This section is not complete and is qualified in its entirety by reference to the complete text of the Voting Agreement. You are encouraged to read the Voting Agreement carefully in its entirety, as well as this joint proxy statement/prospectus, before making any decisions regarding your vote.

Parties to the Voting Agreement

As a condition and inducement to PMFG’s willingness to enter into the Merger Agreement, each of (a) Jason DeZwirek, Chairman of the CECO Board, and (b) Icarus Investment Corp. (which is referred to in this document as “Icarus”), an affiliated entity of Jason DeZwirek, have entered into a Voting Agreement with PMFG (the “Voting Agreement”). Jason DeZwirek and Icarus are collectively referred to as the “Stockholders.” CECO is not a party to the Voting Agreement.

As of July 30, 2015, the Stockholders beneficially owned 3,936,506 shares of CECO common stock or approximately 14.9% of the voting power of CECO common stock, and together held warrants to purchase an additional 250,000 shares of CECO common stock.

Agreement to Vote and Grant of Proxy

Under the terms of the Voting Agreement, each of the Stockholders has agreed to vote all of the shares of CECO stock beneficially owned by such Stockholder (whether such shares were acquired before or after the execution of the Voting Agreement):

•	in favor of (a) the Share Issuance and (b) any other action required to consummate the Mergers that may be submitted to a vote of CECO stockholders, at every meeting (or in connection with any action by written consent) of CECO stockholders at which such matters are considered and at every adjournment thereof; and

•	against (a) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of CECO, Merger Sub I or Merger Sub II under the Merger Agreement or of a Stockholder under the Voting Agreement and (b) any action, proposal, transaction or agreement that could reasonably be expected to impede or materially interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Mergers or the fulfillment of CECO’s, PMFG’s, Merger Sub I’s or Merger Sub II’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of CECO (including by way of any amendments to CECO’s certificate of incorporation or bylaws).

The Stockholders have appointed PMFG and any designee of PMFG as their proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of the Voting Agreement with respect to the shares of CECO stock beneficially owned by the Stockholders, but only to the extent provided by the terms of the Voting Agreement summarized above.

Restrictions on Transfers and Encumbrances

The Voting Agreement generally prohibits the assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant or creation of a lien, security interest, or encumbrance, or other disposition by the Stockholders of their shares of CECO common stock, or the entrance into an agreement, arrangement, or understanding to do any of the foregoing.

Termination

The Voting Agreement will terminate upon the first to occur of the following:

•	the closing of the First Merger;

•	the termination of the Merger Agreement in accordance with its terms; and

•	the mutual agreement of PMFG and the Stockholders to terminate the Voting Agreement.

THE LOCK-UP AGREEMENTS

The following section sets forth the principal terms of the Lock-Up Agreements, a form of which is attached to this joint proxy statement/prospectus as Annex C and is incorporated by reference in this joint proxy statement/prospectus. The rights and obligations of the parties to the Lock-Up Agreements are governed by their express terms and conditions and not by this section, which is summary in nature. This section is not complete and is qualified in its entirety by reference to the complete text of the form of Lock-Up Agreement. You are encouraged to read the form of Lock-Up Agreement carefully in its entirety, as well as this joint proxy statement/prospectus, before making any decisions regarding your vote.

Parties to the Lock-Up Agreements

Each of the Stockholders that is a party to the Voting Agreement (as described above) has delivered to PMFG an executed Lock-Up Agreement, which will become effective automatically upon the closing of the First Merger. If the Merger Agreement is terminated prior to the closing of the Mergers, then the Lock-Up Agreements will terminate automatically pursuant to their terms.

Restrictions on Transfers and Encumbrances

Subject to the limited exceptions described below, during the period commencing on the closing date of the Mergers and ending 180 days after the closing date of the Mergers, each Stockholder has agreed that he or it will not: (a) offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, or otherwise dispose of, directly or indirectly, or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of CECO common stock, or any options or warrants to purchase any shares of CECO common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of CECO common stock (whether owned as of the closing date of the Mergers or acquired after the closing date of the Mergers), beneficially or directly owned by such Stockholder.

Notwithstanding the above, the Lock-Up Agreements do not prohibit either Stockholder from (a) exercising options and/or warrants owned by such Stockholder that are exercisable for shares of CECO common stock, so long as the shares of CECO common stock acquired by such Stockholder in connection therewith become subject to the terms of the applicable Lock-Up Agreement, (b) entering into a plan adopted pursuant to Rule 10b5-1 under Exchange Act, but only to the extent that such plan does not allow for any restricted transfer of shares of CECO stock during the term of the Lock-Up Agreement, or (c) making (1) bona fide gifts of such Stockholder’s shares of CECO stock to family members or family trusts, (2) any transfer by will or intestacy in case of death or (3) any transfer of such Stockholder’s shares of CECO stock for estate planning purposes to persons immediately related to such transferor by blood, marriage or adoption, or any trust solely for the benefit of such transferor and/or such persons. However, with respect to each of the transfers described in clause (c) above, prior, and as a condition precedent, to such transfer, the transferee, or the trustee or legal guardian on behalf of any transferee, must agree in writing to be bound by the terms of the applicable Lock-Up Agreement.

In addition, during the 180 day term of the Lock-Up Agreements, each Stockholder has agreed that he or it will not make any demand for or exercise any right with respect to, the registration of any of his or its shares of CECO common stock or any securities convertible into, exercisable for, or exchangeable for shares of CECO common stock.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information of CECO reflects the pro forma impact of three transactions, each of which is described below. The Emtrol Transaction (which term is defined below) was completed in November 2014. The CCA Transaction (which term is defined below) was completed in March 2014. The Mergers are expected to be completed in the third quarter of 2015.

The unaudited pro forma condensed combined balance sheet gives effect to the Mergers as if they had occurred on March 31, 2015; the unaudited pro forma condensed combined statements of income assume that the Emtrol Transaction, the CCA Transaction and the Mergers were consummated on January 1, 2014. The unaudited pro forma condensed combined balance sheet and condensed combined statements of income should be read in conjunction with (a) CECO’s Annual Report on Form 10-K for the year ended December 31, 2014, (b) CECO’s Quarterly Report on Form 10-Q for the period ended March 31, 2015, (c) PMFG’s Annual Report on Form 10-K for the year ended June 28, 2014, (d) CECO’s Current Report on Form 8-K/A filed with the SEC on January 20, 2015, and (e) PMFG’s Quarterly Reports on Form 10-Q for the periods ended December 28, 2013, December 27, 2014 and March 28, 2015.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and is not necessarily indicative of the financial results that would have occurred if the Emtrol Transaction, the CCA Transaction and/or the Mergers had been consummated on the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future operating results of CECO. No effect has been given in the unaudited pro forma condensed combined financial information for the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities. The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting as required by the accounting guidance for business combinations. The detailed valuation studies necessary to arrive at the required fair market value of the Emtrol assets acquired and liabilities assumed, CCA assets acquired and liabilities assumed and the PMFG assets to be acquired and the liabilities to be assumed and the related allocations of the purchase price have not been completed as of the date of this joint proxy statement/prospectus. The purchase price has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimate of their respective fair values as of the date of acquisition. Therefore, the actual amounts recorded as of the completion of their analysis might differ materially from the information presented in the unaudited pro forma condensed combined financial statements. The pro forma adjustments, as described in the accompanying notes, are based upon available information and certain assumptions that are believed to be reasonable as of the date of this document.

Emtrol Transaction

On November 3, 2014, CECO, through its subsidiary Fisherman-Klosterman, Inc., acquired 100% of the membership interests of Emtrol, pursuant to a membership interest purchase agreement among CECO and each of the members of Emtrol (the “Emtrol Transaction”). Emtrol and its subsidiaries are engaged in the business of designing and manufacturing fluid catalytic cracking and industrial cyclone technology for the refinery, petrochemical and chemical sectors.

CECO paid cash at closing of $31.9 million, which was financed with additional debt. CECO also issued 453,858 shares of CECO’s common stock with an agreed upon value of $6.0 million computed based on the average closing price of CECO’s common stock for the thirty trading days immediately preceding the acquisition date. The shares of common stock issued to the former members of Emtrol contain restrictions on sale or transfer for periods ranging from one to two years from the acquisition date. Accordingly, the fair value of the common stock issued has been determined to be $5.8 million, which reflects the estimated fair value of the shares based on the closing price of CECO’s common stock on the acquisition date and a discount related to the sale and transfer restrictions.

CCA Transaction

On March 28, 2014, PMFG, through its subsidiary Peerless Mfg. Co. (“Peerless”), completed the acquisition of substantially all the assets of Combustion Components Associates, Inc., or CCA, other than cash and the stock of a CCA subsidiary, pursuant to an asset purchase agreement among PMFG, CCA and the sole shareholder of CCA (the “CCA Transaction”). CCA is a leading provider of in-furnace and post-combustion control technologies. CCA technology is used to improve efficiency and reduce emissions at utility power plants, pulp and paper mills, chemical plants, oil refineries and other industrial facilities.

The purchase price was approximately $8.6 million in cash. Of the purchase price, $2.5 million was placed in escrow to secure the indemnification obligations of CCA and its sole shareholder.

The Mergers

On May 4, 2015, CECO announced it had signed the Merger Agreement pursuant to which CECO will acquire PMFG in exchange for CECO common stock and cash. The estimated purchase price is approximately $147.0 million. In the First Merger, PMFG stockholders may elect to exchange each share of PMFG common stock for either:

•	the Cash Consideration of $6.85, without interest; or

•	the Stock Consideration, which will consist of a number of shares of CECO common stock equal to the Exchange Ratio, plus cash (without interest) in lieu of any fractional share of CECO common stock that would otherwise be issued.

Overall elections are subject to proration so that $66.2 million (or approximately 45%) of the aggregate consideration will be paid in cash by CECO in respect of shares of PMFG common stock (other than Dissenting Shares and shares owned by PMFG or its wholly owned subsidiaries, CECO, Merger Sub I or Merger Sub II). PMFG Options and PMFG RSUs will be paid in cash, and the remaining approximately 55% of the aggregate consideration will be paid in shares of CECO common stock.

Further, under the terms of the Merger Agreement, the Exchange Ratio is subject to a collar, meaning that in no event will the Exchange Ratio be less than 0.5282 or greater than 0.6456. Specifically:

•	if the CECO Average Trading Price is greater than or equal to $12.97, then the Exchange Ratio will be equal to 0.5282 share of CECO common stock for each share of PMFG common stock; and

•	if the CECO Average Trading Price is less than or equal to $10.61, then the Exchange Ratio will be equal to 0.6456 share of CECO common stock for each share of PMFG common stock.

The Mergers are expected to close in the third quarter of 2015, subject to approval of CECO stockholders and PMFG’s stockholders, HRS Act approval and other customary closing conditions.

CECO ENVIRONMENTAL CORP. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2015

	Historical CECO	Historical PMFG(1)		Pro Forma Adjustments	Pro Forma Condensed Combined
	(In thousands, except share data)
Current assets:
Cash, cash equivalents and short-term investments	$18,990	$19,287	A	($10,989)	$27,288
Restricted cash	—	16,136			16,136
Accounts receivable, net	59,193	32,204			91,397
Costs and estimated earnings in excess of billings on uncompleted contracts	31,985	22,939			54,924
Inventories, net	23,818	10,395	B	1,900	36,113
Prepaid expenses and other current assets	8,629	4,925			13,554
Prepaid income taxes	4,373	—			4,373
Assets held for sale	4,033	—			4,033

Total current assets	151,021	105,886		(9,089)	247,818
Property, plant and equipment, net	17,739	31,668	C	9,258	58,665
Goodwill	168,126	15,799	D	31,037	214,962
Intangible assets-finite life, net	54,833	4,063	E	25,217	84,113
Intangible assets-indefinite life	19,465	6,926	E	8,170	34,561
Deferred income tax asset, net	—	2,059			2,059
Deferred charges and other assets	6,244	560			6,804

Total assets	$417,428	$166,961		$64,593	$648,982

Current Liabilities:
Current portion of debt	$11,463	$2,409	A	$1,579	$15,451
Accounts payable and accrued expenses	57,117	40,126	F	4,250	112,093
			G	10,600
Billings in excess of costs and estimated earnings on uncompleted contracts	15,029	12,048			27,077
Income taxes payable	265	114			379

Total current liabilities	83,874	54,697		16,429	155,000
Other liabilities	26,997	1,642			28,639
Debt, less current portion	101,442	12,748	A	53,582	163,522
			F	(4,250)
Deferred income tax liability, net	25,783	4,157	H	16,482	46,422

Total liabilities	238,096	73,244		82,243	393,583
Stockholder’s equity:
Preferred stock, $0.01 par value; 10,000 shares authorized, none issued or outstanding	—	—			—
Common stock, $0.01 par value; 100,000,000 shares authorized, 26,411,511 and 33,460,334 shares issued as of March 31, 2015 and pro forma, respectively	264	213	I	(213)	334
			J	70
Capital in excess of par value	169,420	98,680	I	(98,680)	250,200
			J	80,780
Retained earnings	17,510	(7,078)	I	7,078	6,910
			G	(10,600)
Accumulated other comprehensive loss	(7,506)	(3,915)	I	3,915	(7,506)

	179,688	87,900		(17,650)	249,938
Less treasury stock, at cost, 137,920 as of March 31, 2015 and pro forma	(356)	—			(356)
Noncontrolling interest	—	5,817			5,817

Total stockholder’s equity	179,332	93,717		(17,650)	255,399

	$417,428	$166,961		$64,593	$648,982

(1)	Balance sheet information for PMFG, Inc. is as of the fiscal quarter ended March 28, 2015.

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

CECO ENVIRONMENTAL CORP. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR YEAR ENDED DECEMBER 31, 2014

	Historical CECO	Historical Emtrol		Pro forma Adjustments Emtrol	Pro forma Condensed Combined CECO	Historical PMFG(1)	Historical CCA		Pro forma Adjustments CCA	Pro forma Condensed Combined PMFG		Pro forma Adjustments PMFG	Pro forma Condensed Combined
	(In thousands, except per share data)
Net sales	$263,217	$33,152			$296,369	$158,145	$2,700			$160,845			$457,214
Cost of sales	178,394	27,479			205,873	112,453	1,755			114,208	B	$1,900	322,048
											C	67

Gross profit	84,823	5,673		$—	90,496	45,692	945		$—	46,637		(1,967)	135,166
Selling and administrative expenses	51,440	3,929			55,369	50,149	702			50,851			106,220
Acquisitions and integration expenses	1,269	—	K	(343)	926	576	—	K	(576)	—	K	(926)	-
Amortization and earnout expenses	10,151	—	L	1,830	11,981	787	—	Q	23	810	E	8,352	21,143
Impairment of intangible assets	—	—			—	26,631	—			26,631			26,631
Legal reserves	300	—			300	—	—			—			300

Income (loss) from operations	21,663	1,744		(1,487)	21,920	(32,451)	243		553	(31,655)		(9,393)	(19,128)
Other (expense) income, net	(2,311)	103	M	(60)	(2,268)	122	—			122	R	(27)	(2,173)
Interest expense	(3,138)	—	N	(594)	(3,732)	(1,779)	—			(1,779)	S	(1,677)	(8,038)
											F	(850)

Income (loss) before taxes	16,214	1,847		(2,141)	15,920	(34,108)	243		553	(33,312)		(11,947)	(29,339)
Income tax expense (benefits)	3,137	267	O	(728)	2,947	(1,052)	85	O	188	(780)	O	(4,062)	(1,895)
			P	271
Net income attributable to noncontrolling interest	—	—				167				167			167

Net income (loss)	$13,077	$1,580		$(1,684)	$12,973	$(33,222)	$158		$365	$(32,699)		$(7,885)	$(27,611)

Per share data:
Basic net income (loss) per share	$0.51				$0.50								$(0.83)
Diluted net income (loss) per share	$0.50				$0.49								$(0.83)
Weighted average number of common shares outstanding:
Basic	25,751			380	26,131						J	7,142	33,273
Diluted	26,197			380	26,577						J	7,142	33,719

(1)	Statement of income information for PMFG, Inc. is for the period from December 29, 2013 to December 27, 2014.

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

CECO ENVIRONMENTAL CORP. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR PERIOD ENDED MARCH 31, 2015

	Historical CECO	Historical PMFG(1)		Pro forma Adjustments	Pro forma Condensed Combined
	(In thousands, except per share data)
Net sales	$80,985	$34,766			$115,751
Cost of sales	60,010	26,185	C	$17	86,212

Gross profit	20,975	8,581		(17)	29,539
Selling and administrative expenses	13,661	11,143			24,804
Acquisitions and integration expenses	331	—	K	(331)	—
Amortization and earnout expenses	4,004	145	E	1,020	5,169

Income (loss) from operations	2,979	(2,707)		(706)	(434)
Other (expense) income, net	(1,736)	1,108	R	(7)	(635)
Interest expense	(960)	(674)	S	(419)	(2,266)
			F	(213)

Income (loss) before taxes	283	(2,273)		(1,345)	(3,335)
Income tax expense (benefit)	85	38	O	(457)	(334)
Net income attributable to noncontrolling interest	—	62			62

Net income (loss)	$198	$(2,373)		$(888)	$(3,063)

Per share data:
Basic net income (loss) per share	$0.01				$(0.09)
Diluted net income (loss) per share	$0.01				$(0.09)
Weighted average number of common shares outstanding:
Basic	26,271		J	7,142	33,413
Diluted	26,661		J	7,142	33,803

(1)	Statement of income information for PMFG, Inc. is for the fiscal quarter ended March 28, 2015.

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(All dollars in thousands, unless otherwise noted)

1. Basis of Presentation

The unaudited pro forma condensed combined financial information presented above gives effect to three transactions. The unaudited pro forma condensed combined balance sheet gives effect to the Mergers, which are expected to be consummated in the future, as if these transactions had been consummated on March 31, 2015. The unaudited pro forma condensed combined statements of income give effect to the Emtrol Transaction, the CCA Transaction and the Mergers as if these transactions had been consummated on January 1, 2014. As the Emtrol Transaction, which was consummated, is already reflected in CECO’s historical consolidated balance sheet as of March 31, 2015, no pro forma balance sheet adjustments are necessary with respect to the Emtrol Transaction. Similarly, as the CCA Transaction, which was also consummated, is already reflected in PMFG’s historical consolidated balance sheet as of March 28, 2015, no pro forma balance sheet adjustments are necessary with respect to the CCA Transaction.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting. The historical financial statements of Emtrol included in the unaudited pro forma condensed combined financial information, prepared in accordance with GAAP, were derived from the historical consolidated financial statements of Emtrol that were prepared in accordance with GAAP and included in Exhibit 99.1 to CECO’s Current Report on Form 8-K/A filed with the SEC on January 20, 2015. The historical financial statements of CCA included in the unaudited pro forma condensed combined financial information, prepared in accordance with GAAP, were derived from the historical consolidated financial statements of CCA that were prepared in accordance with GAAP. Certain reclassifications were made to the overall presentation of the historical Emtrol consolidated financial statements and the historical CCA consolidated financial statements to conform to CECO’s presentation.

The assets acquired and liabilities assumed were recorded at their respective preliminary fair values and added to those of CECO. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial results that would have occurred if the Emtrol Transaction, the CCA Transaction and/or the Mergers had been consummated on the dates indicated, nor is it necessarily indicative of the future consolidated financial position or results of operations of CECO. The unaudited pro forma condensed combined financial information does not include, nor does it assume, any benefits from cost savings or synergies of the combined operations, or the costs necessary to achieve these cost savings, or synergies, and such differences may be material.

The estimated fair values of the assets acquired and liabilities assumed, and the related tax balances, are based on preliminary estimates and assumptions. These preliminary estimates and assumptions could change significantly during the purchase price measurement period as CECO finalizes the valuations of the assets acquired and liabilities assumed, and the related tax balances. Such changes could result in material variances between CECO’s future financial results and the amounts presented in the unaudited pro forma information, including variances in the estimated purchase price, fair values recorded and expenses associated with these items.

Acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred. The unaudited pro forma condensed combined statements of income do not include acquisition-related transaction costs.

2. Assets Acquired and Liabilities Assumed

A summary of the total purchase price consideration to be allocated by CECO in the acquisition of PMFG is provided below.

Cash payments at closing	$66,150
Value of common stock transferred	80,850

Total purchase price consideration to be allocated	$147,000

The preliminary estimated assets acquired and liabilities assumed by CECO in the acquisition of PMFG, reconciled to the consideration transferred, are provided below and are presented as if the acquisition had occurred on March 31, 2015.

Book value of net assets acquired	$93,717
Less noncontrolling interest(1)	(5,817)
Adjustment for elimination of historical goodwill	(15,799)
Adjustment for elimination of historical intangible	(10,989)

Adjusted book value of net tangible assets acquired	61,112
Adjustments to:
Fair Market Value Tangible Assets	11,158
Goodwill	46,836
Intangible assets—finite life	29,280
Intangible assets—indefinite life	15,096
Deferred tax liability	(16,482)

Total purchase price consideration to be allocated	$147,000

(1)	The book value of the non-controlling interest approximates its fair value.

3. Financing Considerations

The cash portion of the purchase price for the Mergers is expected to be funded using approximately $10,989 from existing cash balances of CECO and PMFG on the closing date of the Mergers, borrowings of $55,161 from the Senior Lending Facilities, all from the Term Loan (estimated 3.04% interest rate). These facilities will be entered into in connection with the Mergers. A portion of PMFG’s existing credit facilities will be replaced with CECO’s facilities. If CECO and PMFG’s cash balances are less than anticipated at the closing date of the Mergers, CECO may elect to increase the amount used from the revolving credit facility. For more information regarding Financing Considerations, see “Financing and Indebtedness of CECO Following the Mergers,” beginning on page 179.

PMFG’s financing arrangements that are expected to remain in place consist of a term loan in China totaling $6.9 million.

The pro forma financial statements reflect CECO’s estimate of the amount of financing required to complete the Mergers. The actual amount of financing required for the Mergers will not be determined until the closing date of the Mergers when the actual amount of existing cash balances of CECO and PMFG, and the total value of CECO common stock to be issued, are known. The actual amount of available cash at closing and the total value of common stock to be issued associated with the Mergers may vary materially from preliminary estimates. Specifically, the portion of the aggregate consideration to be paid in shares of CECO common stock may vary based upon CECO’s pre-closing stock price and the collar and the number of shares of PMFG common stock and equity awards outstanding on the closing date of the First Merger, which shall not be greater than 7,630,000 shares. The pro forma financial statements also reflect an estimate of interest rates for the various debt facilities based on the anticipated leverage ratio used and selecting LIBOR pursuant to the Commitment Letter. However, the actual interest incurred on CECO’s debt may vary significantly based upon the amount of each debt facility utilized. A 10% increase or decrease in interest rates, compared to the rates used for determining interest expense in the pro forma statement of operations, would have an approximate $0.6 million impact on the assumed annual interest expense.

CECO expects to incur one-time transaction costs of approximately $6.7 million prior to, or concurrent with, the Mergers, primarily related to investment banker, legal and accounting fees, and approximately $4.3 million related to debt issuance costs and commitment fees associated with the debt facilities referred to above.

PMFG expects to incur one-time transaction costs of approximately $3.9 million in connection with the Mergers, primarily related to investment banker, legal and accounting fees. In addition, PMFG has additional change-in-control payments of up to approximately $3.5 million in connection with the Mergers.

The pro forma statements of operations include a reduction of interest income associated with the anticipated use of existing CECO and PMFG cash balances to fund a portion of the purchase price, as well as additional interest expense and amortization of applicable debt issuance costs and commitment fees associated with the debt facilities referred to above.

4. Pro Forma Adjustments

This note should be read in conjunction with Note 1. Basis of Presentation; Note 2. Assets Acquired and Liabilities Assumed; and Note 3. Financing Considerations.

Adjustments under the heading “Pro Forma Adjustments” represent the following:

A.	To record the Cash Consideration paid at closing of $66,150 (assuming Cash Consideration at 45% of purchase price) consisting of available cash on hand of $10,989, current debt of $1,579 and long term debt of $53,582.

B.	To record step up to fair value on acquired work in progress and finished goods inventory of $1,900, which is expected to turnover within one year.

C.	To record step up on acquired personal and real property of $9,258 and the associated depreciation expense. The personal property is to be depreciated over an average of 8 years, and the real property over an average of 40 years, for incremental depreciation of $67 annually, or $17 quarterly.

D.	To record the preliminary estimated residual goodwill of $46,836 and eliminate the PMFG historical goodwill of $15,799.

E.	To record the preliminary estimated fair value of intangible assets acquired of $44,376 and eliminate the PMFG historical intangible assets of $10,989, as well as the incremental amortization expense. CECO engaged a third party valuation specialist to assist management. Based on the preliminary assessment, the acquired intangible asset categories, fair value and average amortization periods are as follows:

	Fair Value	Average Amortization Period	Estimated Annual Amortization Expense
Intangible assets—finite life customer relationships and other	$14,088	15 years	$2,973
Intangible assets—finite life technology	10,692	15 years	1,689
Intangible assets—finite life backlog	4,500	1 year	4,500
Intangible assets—indefinite life tradename	15,096	Indefinite	—

Total	$44,376		$9,162

The preliminary estimated fair value of customer relationships and backlog is based upon estimated discounted cash flows associated with existing customers and projects using historical and market participant data. The preliminary estimated fair value of the tradename and technology is based on the “relief from royalty” method under which fair value is estimated to be the present value of royalties saved because CECO owns the tradename and technology and, therefore, does not have to pay a royalty for its use.

F.	To record approximately $4,250 of deferred charges related to debt issuance costs and commitment fees associated with the debt facilities referred to in Note 3 above and record the expense of $850 annually, or $213 quarterly.

G.	To record the accrual and offsetting charge to retained earnings for the estimated acquisition related expenses totaling approximately $10,600 which will be incurred and paid in 2015. No adjustment has been made to the unaudited pro forma condensed combined statement of income for these costs as they are non-recurring.

H.	To recognize the deferred tax liability on the step-up in basis of PMFG based on the estimated expected (future) effective statutory tax rate of CECO of 37%.

I.	To eliminate shareholders’ equity of PMFG as of the date of acquisition.

J.	To record the issuance of an estimated 7.1 million shares of CECO common stock (assuming Stock Consideration at 55% of purchase price) with an estimated value of $80,850 to PMFG stockholders. CECO assumed an exchange ratio of 0.6097, based on the 15 day volume weighted average trading price of CECO common stock of $11.32 as of July 6, 2015, a recent date prior to the date of this joint proxy statement/prospectus, assuming the Mergers closed on July 10, 2015. If the transaction takes place at the ceiling of the collar, approximately 6.2 million shares of CECO common stock would be issued, and if the transaction takes place at the floor of the collar, approximately 7.6 million shares of CECO common stock would be issued. If 6.2 million shares of CECO common stock are issued, diluted loss per share would have increased by $0.02 per share based on the unaudited pro forma condensed combined statement of income (loss) for the year ended December 31, 2014. If 7.6 million shares of CECO common stock are issued, diluted loss per share would have decreased by $0.01 per share based on the unaudited pro forma condensed combined statement of income for the year ended December 31, 2014.

K.	To eliminate acquisition expenses recorded by CECO and PMFG. Such acquisition expenses consist of legal, investment banking, accounting and other transaction-related expenses associated with the Mergers and past acquisitions.

L.	To record the amortization related intangible assets acquired in the Emtrol Transaction. The following is a summary of the acquired intangible asset categories, fair value and average amortization periods:

	Fair Value	Average Amortization Period	Estimated Annual Amortization Expense
Intangible assets—finite life Customer relationships	$10,740	10 years	$1,908
Intangible assets—finite life Tradename	$1,390	10 years	$139
Intangible assets—finite life Noncompetition agreements	$760	5 year	$152

Total	$12,890		$2,199

M.	To record amortization of $370 of debt issuance costs paid in connection with the Emtrol Transaction.

N.	To record interest on the additional $32,000 term loan facility in connection with the Emtrol Transaction at Eurocurrency (as defined in the credit agreement) rate plus 200 basis points (2.25%, which is the market rate as of the date of this filing).

O.	To record tax consequences of the pro forma adjustments at the current statutory rate of 34%.

P.	To record U.S. Federal and New York State taxes at a combined rate of 36%, as the US Emtrol entity is now taxed as a C-Corp.

Q.	To record the amortization related intangible assets acquired in the CCA Transaction. The following is a summary of the acquired intangible asset categories, fair value and average amortization periods:

	Fair Value	Average Amortization Period	Estimated Annual Amortization Expense
Intangible assets—indefinite life Design guidelines	$1,350	Indefinite	$—
Intangible assets—finite life Customer relationships	$900	10 years	$90
Intangible assets—indefinite life Tradenames	$450	Indefinite	$—
Intangible assets—finite life Customer relationships	$60	0.5 years	$60

Total	$2,760		$150

R.	To adjust for foregone interest income on cash paid for the acquisition. The estimated amount of foregone interest is based on an estimated 0.25% yield based on average available short-term interest rates during such time.

S.	To record interest expense on the revolving credit facility and term loan facility under CECO’s credit facilities in connection with the PMFG acquisition at 90 Day LIBOR plus 275 bps (3.0%).

5. Earnings per Share

Set forth below is a reconciliation of CECO’s historical basic and diluted net income (loss) per share to CECO’s pro forma basic and diluted net income (loss) per share for the year ended December 31, 2014 and for the three months ended March 31, 2015.

For the year ended December 31, 2014

	Numerator (Income)	Denominator (Shares)	Per Share Amount
Historical CECO
Basic net income and earnings per share	$13,077	25,751	$0.51
Effect of dilutive securities and notes:
Common stock equivalents arising from stock options and employee stock purchase plan	—	446	(0.01)

Diluted earnings and earnings per share	13,077	26,197	0.50

Pro Forma
Historical CECO basic net income and earnings per share	$13,077	25,751	$0.51
Historical Emtrol net income (loss)	1,580	—	—
Pro forma adjustments to net income (loss) as a result of the Emtrol Transaction	(1,684)	—	—
Shares assumed issued under the Emtrol Transaction	—	380	(0.01)
Historical PMFG net income (loss)	(33,222)	—	—
Historical CCA net income (loss)	158	—	—
Pro forma adjustments to net income (loss) as a result of the CCA Transaction	365	—	—
Pro forma adjustments to net income (loss) to basic net income as a result of the Mergers	(7,885)	—	—
Shares assumed issued under the Merger Agreement	—	7,142	(1.33)

Pro forma basic net income (loss) and earnings (loss) per share	(27,611)	33,273	(0.83)
Effect of dilutive securities and notes:
Common stock equivalents arising from stock options and employee stock purchase plan	—	446	—

Pro forma diluted net income (loss) and earnings (loss) per share	$(27,611)	33,719	$(0.83)

For the three-month period ended March 31, 2015

	Numerator (Income)	Denominator (Shares)	Per Share Amount
Historical CECO
Basic net income and earnings per share	$198	26,271	$0.01
Effect of dilutive securities and notes:
Common stock equivalents arising from stock options and employee stock purchase plan	—	390	—

Diluted earnings and earnings per share	198	26,661	0.01

Pro Forma
Historical CECO basic net income and earnings per share	$198	26,271	$0.01
Historical PMFG net income (loss)	(2,373)	—	—
Pro forma adjustments to net income (loss) to basic net income as a result of the Mergers	(888)	—	—
Share assumed issued under the Merger Agreement	—	7,142	(0.10)

Pro forma basic net income (loss) and earnings (loss) per share	(3,063)	33,413	(0.09)
Effect of dilutive securities and notes:
Common stock equivalents arising from stock options and employee stock purchase plan	—	390	—

Pro forma diluted net income (loss) and earnings (loss) per share	$(3,063)	33,803	$(0.09)

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

It is the opinion of each of Squire Patton Boggs (US) LLP and Jones Day that the discussion below under the heading “Material United States Federal Income Tax Consequences” sets forth the material U.S. federal income tax consequences of the Mergers generally applicable to U.S. holders (as defined below). The discussion is based on, and subject to, the Code, U.S. Treasury regulations promulgated thereunder, rulings, current administrative interpretations and official pronouncements of the IRS and judicial decisions, all as currently in effect and all of which are subject to differing interpretations and to change, possibly with retroactive effect. Any such change could materially and adversely affect the tax consequences described below. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to the tax consequences described below.

For purposes of this discussion, the term U.S. holder means a beneficial owner of shares of PMFG common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the U.S.;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the U.S. or any state thereof (or the District of Columbia);

•	a trust if it (a) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

This discussion assumes that a U.S. holder holds its shares of PMFG common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a PMFG stockholder in light of its particular circumstances, or that may apply to PMFG stockholders that are subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, persons subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations (including private foundations), financial institutions, mutual funds, S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, persons who hold shares of PMFG common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, persons who acquired their shares of PMFG common stock through the exercise of options or other compensation arrangements, persons whose ability to sell their PMFG common stock is limited by SEC Rule 144 or a person who is not a U.S. holder). In addition, this discussion does not address any aspect of state, local, foreign, estate, gift or other tax law that may apply to PMFG stockholders. The U.S. federal income tax consequences discussed below are not intended to constitute a complete description of all tax consequences relating to the Mergers. PMFG stockholders are urged to consult their own tax advisors to determine the tax consequences to them of the receipt of the Merger Consideration in exchange for PMFG common stock pursuant to the Mergers, including the application and effect of any U.S. federal, state, local and foreign income, estate, gift and other tax laws.

If any entity that is treated as a partnership for U.S. federal tax purposes holds shares of PMFG common stock, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for U.S. federal tax purposes and that partnership or entity holds shares of PMFG common stock, you are encouraged to consult your tax advisor.

This discussion further assumes that any debt or other obligation of PMFG outstanding immediately prior to the completion of the First Merger or that is satisfied in connection with the Mergers will not be treated as stock, in whole or in part, for U.S. federal income tax purposes.

Qualification of the Mergers as a Reorganization Under Section 368(a) of the Code

The Mergers, taken together, will constitute a reorganization under Section 368(a) of the Code for U.S. federal income tax purposes if, among other requirements, the continuity of interest requirement is met. The continuity of interest requirement generally will be met if the value of the CECO common stock that is delivered in the First Merger in exchange for shares of PMFG common stock that are outstanding prior to the Effective Time is equal to 40% or more of the aggregate consideration delivered for shares of PMFG common stock (the sum of the (a) value of the Stock Consideration and (b) the Cash Consideration). The value of the Stock Consideration is measured on the closing date of the First Merger and, therefore, cannot be determined at this time.

Whether the continuity of stockholder interest requirement will be met will depend on certain facts, including, but not limited to, the value of the CECO common stock on the closing date of the First Merger and the effects of the Exchange Ratio adjustment provisions in the Merger Agreement. Because these facts will not be determined until the closing date of the First Merger, it is uncertain at this time whether the Mergers will qualify as a reorganization under Section 368(a) of the Code.

It is intended that CECO and PMFG each obtain an opinion, from Squire Patton Boggs (US) LLP and Jones Day, respectively, each dated the closing date, to the effect that, on the basis of the facts, representations and assumptions set forth in the opinions: (a) the Mergers will qualify as a reorganization within the meaning of Section 368(a) of the Code and (b) CECO and PMFG each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code. If, on the closing date, both counsel are of the view that the Mergers qualify as a reorganization under Section 368(a) of the Code, both CECO and PMFG will receive such opinions and will each report the Mergers as a reorganization under Section 368(a) of the Code.

If either or both counsel are of the view that the Mergers do not qualify as a reorganization under Section 368(a) of the Code and, therefore, CECO and PMFG do not both receive such opinions on or prior to the closing date, CECO and PMFG will treat the First Merger for U.S. federal income tax purposes as a taxable disposition of the PMFG common stock by the PMFG stockholders in exchange for the Merger Consideration.

CECO’s and PMFG’s obligations to complete the Mergers are not conditioned upon the receipt of counsels’ opinions described above, and no assurance can be given that the Mergers will qualify as a reorganization within the meaning of Section 368(a) of the Code. It will not be known at the time of the Election Deadline, the CECO Special Meeting or the PMFG Special Meeting whether the opinions will be forthcoming and, therefore, the U.S. federal income tax treatment of the Mergers will not be known at such times.

CECO will make a public announcement on or soon after the Effective Time as to whether the opinions described above have been delivered. Neither CECO nor PMFG will resolicit stockholder votes, nor reopen the Merger Consideration election period, in the event that the Mergers do not qualify as a reorganization under Section 368(a) of the Code. Therefore, there is a risk that the intended tax treatment of the Mergers to PMFG stockholders may change adversely following the Election Deadline or the date of the PMFG Special Meeting.

The opinions of counsel described above will be based on the then-existing law, will assume the absence of changes in existing facts, will rely on assumptions and will rely on representations contained in certificates executed by officers of CECO and PMFG. The opinions will neither bind the IRS nor preclude the IRS from adopting a contrary position, and it is possible that the IRS may successfully assert a contrary position in litigation or other proceedings. Neither CECO nor PMFG intends to seek a ruling from the IRS with respect to the tax consequences of the Mergers.

Federal Income Tax Consequences to PMFG’s Stockholders if the Mergers Qualify as a Reorganization Under Section 368(a) of the Code

The following discussion summarizes the material U.S. federal income tax consequences of the Mergers to U.S. holders of PMFG common stock, assuming that the Mergers meet all of the requirements to qualify for reorganization status under Section 368(a) of the Code, including the “continuity of interest” requirement described above.

Exchange of PMFG common stock solely for shares of CECO common stock

Except as discussed below in “—Cash in Lieu of Fractional Shares of CECO Common Stock,” a U.S. holder who exchanges all of its shares of PMFG common stock solely for shares of CECO common stock pursuant to the First Merger will not recognize gain or loss in connection with such exchange.

The U.S. holder’s aggregate tax basis in the CECO common stock received in the First Merger in exchange for its PMFG common stock, including any fractional shares deemed received by the U.S. holder as discussed below in “—Cash in Lieu of Fractional Shares of CECO Common Stock,” generally will equal such U.S. holder’s aggregate tax basis in the PMFG common stock surrendered by the U.S. holder in the First Merger. The holding period for the shares of CECO common stock received by the U.S. holder in the First Merger in exchange for its PMFG common stock, including any fractional shares deemed received by the U.S. holder as discussed below in “—Cash in Lieu of Fractional Shares of CECO Common Stock,” generally will include the holding period for the shares of PMFG common stock exchanged therefor.

Exchange of PMFG common stock solely for cash

A U.S. holder who exchanges all of its shares of PMFG common stock solely for the Cash Consideration generally will recognize capital gain or loss equal to the difference between the amount of cash received by such U.S. holder and the U.S. holder’s adjusted tax basis in the PMFG common stock exchanged therefor.

Any capital gain or loss generally will be long-term capital gain or loss if the U.S. holder held the shares of PMFG common stock for more than one year at the Effective Time. Currently, long-term capital gains of an individual generally are subject to a maximum U.S. federal income tax rate of 20% and short-term capital gains of an individual generally are subject to a maximum U.S. federal income tax rate of 39.6%, not including, in each case, the 3.8% Medicare tax discussed below in “—3.8% Medicare Tax on ‘Net Investment Income’.” The deductibility of capital losses is subject to limitations.

Exchange of PMFG common stock for a combination of cash and shares of CECO common stock

Except as discussed below, a U.S. holder who exchanges its shares of PMFG common stock for a combination of the Cash Consideration and Stock Consideration will recognize gain (but not loss) equal to the lesser of: (a) the amount of cash received by such U.S. holder in the First Merger (other than cash received in lieu of fractional shares of CECO common stock) and (b) the excess, if any, of the amount of cash plus the fair market value of any shares of CECO common stock received in the First Merger, over such U.S. holder’s adjusted tax basis in the shares of PMFG common stock surrendered by such U.S. holder in the First Merger.

For purposes of this calculation, the fair market value of shares of CECO common stock is based on the trading price of that share of stock on the date of the First Merger, not the methodology used in the Merger Agreement to calculate the number of shares of CECO common stock to be issued to the PMFG stockholder. In the case of any U.S. holder who acquired different blocks of PMFG common stock at different times and at different prices, any realized gain or loss will be determined separately for each identifiable block of stock exchanged in the First Merger. A loss realized on the exchange of one block of stock cannot be used to offset a gain realized on the exchange of another block of stock (or other gains) but a U.S. holder will generally be able to reduce its capital gains by other capital losses in determining its income tax liability. Any such U.S. holder should consult its tax advisor prior to the exchange with regard to identifying the basis or holding periods of the particular shares of CECO common stock received in the First Merger.

In addition, U.S. Treasury regulations under Section 358 of the Code provide that where a stockholder surrenders shares of a target corporation’s stock in an exchange and receives cash and shares of an acquiror’s stock, then, to the extent the terms of the exchange specify that shares of acquiror stock or cash are received in exchange for a particular share of target stock surrendered, the terms of the exchange will control for the purpose of determining the gain to the extent the terms of the exchange are economically reasonable. Therefore, a U.S. holder might be permitted to calculate the amount of taxable gain separately for each share of PMFG common stock surrendered in the First Merger based on the specific consideration received for such share. This result might be permitted if the stockholder designates, on the letter of transmittal (and as specifically authorized by the Merger Agreement), specific shares of PMFG common stock to be exchanged for the Cash Consideration or the Stock Consideration, as the case may be. Such a designation might result in less taxable gain to a U.S. holder even if the holder holds a single block of PMFG common stock with a uniform tax basis. However, it is unclear whether a designation described in this paragraph will be treated as satisfying the requirements of the Treasury regulations, and whether the proration provisions of the Merger Agreement may affect such designation. Therefore, there can be no assurance that the IRS would not successfully challenge a U.S. holder that reports taxable gain on the basis of such a designation. U.S. holders should consult their tax advisors with respect to the advisability, including any benefits or risks, of making an express designation of specific shares of PMFG common stock to be exchanged for cash or shares of CECO common stock in their letter of transmittal.

Generally, a U.S. holder’s aggregate tax basis in the shares of CECO common stock received by such U.S. holder in the First Merger in exchange for its shares of PMFG common stock, including any fractional shares deemed received by the U.S. holder, as discussed below in “—Cash in Lieu of Fractional Shares of CECO Common Stock,” will equal such U.S. holder’s aggregate tax basis in the shares of PMFG common stock surrendered in the First Merger, increased by the amount of taxable gain or dividend income (see below), if any, recognized by such U.S. holder in the First Merger (other than with respect to cash received in lieu of fractional shares of CECO common stock), and decreased by the amount of cash, if any, received by such U.S. holder in the First Merger (other than cash received in lieu of fractional shares of CECO common stock). The holding period for the shares of CECO common stock received in the First Merger, including any fractional shares deemed received by the U.S. holder as discussed below in “—Cash in Lieu of Fractional Shares of CECO Common Stock,” generally will include the holding period for the shares of PMFG common stock exchanged therefor.

Any recognized capital gain generally will be long-term capital gain if the U.S. holder held the shares of PMFG common stock for more than one year at the Effective Time. Currently, long-term capital gains of an individual generally are subject to a maximum U.S. federal income tax rate of 20% and short term capital gains of an individual generally are subject to a maximum U.S. federal income tax rate of 39.6%, not including, in each case, the 3.8% Medicare tax discussed below in “—3.8% Medicare Tax on ‘Net Investment Income’.” The deductibility of capital losses is subject to limitations.

In some cases, such as if a U.S. holder actually or constructively owns shares of CECO common stock immediately after the First Merger that were not received in the First Merger, the gain recognized in connection with the Mergers may be treated as having the effect of the distribution of a dividend to such U.S. holder, under the rules set forth in Section 302 of the Code, in which case such gain would be treated as dividend income rather than capital gain. The foregoing rules are complex and dependent on the specific factual circumstances particular to each U.S. holder. Consequently, each U.S. holder that may be subject to the foregoing rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such U.S. holder.

Federal Income Tax Consequences to PMFG Stockholders If the Mergers Do Not Qualify as a Reorganization Under Section 368(a) of the Code

If the Mergers do not qualify as a reorganization under Section 368(a) of the Code, the Mergers will constitute a fully taxable transaction to PMFG stockholders for U.S. federal income tax purposes. As such, a PMFG stockholder would generally recognize capital gain or loss with respect to shares of PMFG common stock surrendered by such stockholder based on the difference between the stockholder’s tax basis in its shares of PMFG common stock (generally equal to the price the stockholder paid for such shares, in the case of shares acquired by purchase) and the sum of the fair market value, on the closing date of the First Merger, of the Stock Consideration and the Cash Consideration) (including cash received in lieu of a fractional share of CECO Common Stock). Such capital gain or loss will generally be long-term capital gain or loss if the U.S. holder held shares of PMFG common stock for more than one year. There are limitations on the deductibility of capital losses. Additionally, in such event, a stockholder’s aggregate basis in the shares of CECO common stock so received would equal the fair market value of such common stock on the closing date of the First Merger and such stockholder’s holding period would begin the day after the First Merger.

Cash in Lieu of Fractional Shares of CECO Common Stock

A U.S. holder who receives cash in lieu of a fractional share of CECO common stock will be treated as having received the fractional share of CECO common stock pursuant to the First Merger and then as having exchanged the fractional share of CECO common stock for cash in a redemption by CECO. In general, this deemed redemption will be treated as a sale or exchange and a U.S. holder will recognize gain or loss equal to the difference between (a) the amount of cash received by such U.S. holder and (b) the portion of the basis of the shares of PMFG common stock allocable to such fractional interest in CECO common stock. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for the PMFG common stock exchanged by such U.S. holder is greater than one year at the Effective Time.

3.8% Medicare Tax on “Net Investment Income”

U.S. holders that are individuals, estates, or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain recognized or amounts received with respect to their shares of PMFG common stock, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. PMFG stockholders should consult their own tax advisors with respect to the applicability of this additional 3.8% tax on any payments received and/or gain recognized by such stockholder.

Information Reporting and Backup Withholding

Cash payments received in the First Merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the U.S. holder, unless the U.S. holder furnishes its taxpayer identification number (in the case of individuals, their social security number) or provides proof of an applicable exemption, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

TAX MATTERS CAN BE COMPLICATED. THE FOREGOING SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS. IN ADDITION, THE SUMMARY DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, THE SUMMARY DOES NOT ADDRESS ANY U.S. FEDERAL NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGERS, NOR ANY TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGERS. ACCORDINGLY, EACH PMFG STOCKHOLDER IS STRONGLY URGED TO CONSULT HIS, HER, OR ITS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL, OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGERS TO SUCH PMFG STOCKHOLDER.

DESCRIPTION OF CECO’S CAPITAL STOCK

The following summary of the capital stock of CECO is subject in all respects to applicable Delaware law, the CECO certificate of incorporation and the CECO by-laws. Please refer to “Comparison of Rights of Common Stockholders of CECO and Common Stockholders of PMFG” and “Where You Can Find More Information” beginning on pages 204 and 223, respectively.

General

CECO’s authorized capital stock consists of (a) 100,000,000 shares of common stock, $0.01 par value per share, and (b) 10,000 shares of preferred stock, $0.01 par value per share, none of which preferred stock is issued and outstanding and none of which preferred stock is reserved for issuance, in such series and with such voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be fixed from time to time by the CECO Board for each series. The following summary description of certain provisions of CECO’s certificate of incorporation and its by-laws does not purport to be complete and is qualified in its entirety by reference to said provisions.

Common Stock

Holders of CECO common stock are entitled to one vote for each share held on all matters submitted to a vote of the CECO stockholders and do not have cumulative voting rights. Holders of a majority of the shares of common stock entitled to vote in any election of CECO directors may elect all of the directors standing for election. Holders of CECO common stock are entitled to receive ratably such dividends, if any, as may be declared by the CECO Board out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon CECO’s liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably CECO’s net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of CECO common stock have no preemptive, subscription, redemption or conversion rights.

The outstanding shares of CECO common stock are fully paid and non-assessable.

The rights, preferences and privileges of holders of CECO common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which CECO may designate and issue.

Preferred Stock

CECO has authorized 10,000 shares of preferred stock which may be issued with such powers, preferences and voting rights as the CECO Board, without further approval by the CECO stockholders, may determine by duly adopted resolution. Please refer to “Comparison of Rights of Common Stockholders of CECO and Common Stockholders of PMFG” beginning on page 204. CECO has no shares of preferred stock issued and outstanding.

Transfer Agent and Registrar

CECO has engaged American Stock Transfer & Trust Company, LLC as the transfer agent and registrar for CECO common stock. American Stock Transfer & Trust Company, LLC’s address is 6201 15th Avenue, Brooklyn, New York 11219 and its telephone number is (800) 937-5449.

COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS OF CECO AND COMMON STOCKHOLDERS OF PMFG

Each of CECO and PMFG is a Delaware corporation subject to the provisions of the DGCL. If the Mergers are completed, PMFG stockholders, whose rights are currently governed by the PMFG certificate of incorporation, the PMFG bylaws and the DGCL, will, if they receive CECO common stock as Merger Consideration, become stockholders of CECO and their rights will be governed by the CECO certificate of incorporation, the CECO by-laws and the DGCL.

The following description summarizes material differences that may affect the rights of CECO stockholders and PMFG stockholders but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Stockholders should read carefully the relevant provisions of the DGCL, the CECO certificate of incorporation, the CECO by-laws, the PMFG certificate of incorporation and the PMFG bylaws.

Capitalization

CECO

The authorized capital stock of CECO consists of (a) 100,000,000 shares of common stock, $0.01 par value per share, and (b) 10,000 shares of preferred stock, $0.01 par value per share, none of which preferred stock is issued and outstanding and none of which preferred stock is reserved for issuance. As of July 30, 2015, 26,442,164 shares of CECO common stock were issued and outstanding and 137,920 shares of CECO common stock were held in treasury.

PMFG

The authorized capital stock of PMFG consists of (a) 50,000,000 shares of common stock, $0.01 par value per share, and (b) 5,000,000 shares of preferred stock, $0.01 par value per share, none of which preferred stock is issued, outstanding or reserved for issuance. As of July 30, 2015, 21,202,725 shares of PMFG common stock were issued and outstanding, and no shares of PMFG common stock were held in treasury.

Number, Election, Vacancy and Removal of Directors

CECO

The CECO by-laws provide that the total number of CECO directors shall be at least three and no more than nine and that the number of directors may be increased or decreased from time to time by the CECO Board of directors. CECO currently has nine directors, all of whom serve one year terms. Under the DGCL, directors are elected by a plurality of the votes of the shares cast at the meeting to elect such directors.

The CECO by-laws provide that vacancies on the CECO Board may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. The DGCL and CECO’s bylaws provide that any director or the entire CECO Board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

PMFG

PMFG’s certificate of incorporation provides that the number of directors of PMFG may be no less than five nor more than ten and will otherwise be fixed in the manner provided in PMFG’s bylaws. The PMFG bylaws authorize the PMFG Board to fix the number of directors, subject to PMFG’s certificate of incorporation. Seven directors currently serve on the PMFG Board. The PMFG Board is divided into three classes, each of which generally serves for a term of three years with only one class of directors being elected in each year. Under PMFG’s certificate of incorporation and the DGCL, directors are elected by a plurality of the votes of the shares cast at the meeting to elect such directors.

PMFG’s bylaws provide that any vacancy occurring on the PMFG Board for any reason (including any newly created directorships resulting from any increase in the authorized number of directors) may be filled solely by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. As provided under the DGCL, any director so chosen will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until the director’s successor is elected and qualified.

Under PMFG’s certificate of incorporation, a director may be removed only for cause at any annual or special meeting of the stockholders, notice of which states that the removal of a director or directors is among the purposes of the meeting, by the vote of the holders of at least two-thirds of the shares then outstanding.

Amendments to Charter Documents

CECO

Under the DGCL, all proposed amendments to a corporation’s certificate of incorporation require (a) approval by its board of directors and (b) adoption by an affirmative vote of a majority of the outstanding stock entitled to vote on the amendment (subject to any class voting rights required by the corporation’s certificate of incorporation, the terms of any preferred stock, or the DGCL).

CECO’s certificate of incorporation permits amendments to the certificate of incorporation to the extent permitted under the DGCL.

PMFG

PMFG’s certificate of incorporation does not contain any provisions with respect to amendment of the certificate of incorporation. Like CECO, PMFG is subject to the DGCL. Therefore, there is no difference between the rights of common stockholders of CECO and common stockholders of PMFG with respect to the amendment of each company’s certificate of incorporation.

Amendments to By-laws

CECO

The CECO by-laws provide that the power to amend, alter, or repeal the by-laws and to adopt new by-laws may be exercised by the CECO Board or by the stockholders. Under the DGCL, unless otherwise stated in the certificate of incorporation or the by-laws, amendments to the by-laws by the stockholders require the approval of the majority of the outstanding shares entitled to vote at a stockholders’ meeting and amendments to the by-laws by the CECO Board require the approval of a majority of the entire board of directors. Neither CECO’s certificate of incorporation nor its by-laws vary this voting requirement.

PMFG

PMFG’s certificate of incorporation provides that PMFG’s bylaws may be amended either by the PMFG Board or by the holders of at least two-thirds of all outstanding shares of PMFG common stock.

Action by Written Consent

CECO

Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, upon the written consent of stockholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The CECO by-laws specifically provide for stockholder action by written consent.

PMFG

Under PMFG’s certificate of incorporation, no action required or permitted to be taken at any meeting of stockholders may be taken by written consent without a meeting.

Notice of Stockholder Meetings and Actions

CECO

The DGCL and the CECO by-laws provide that written notice of the time, place and purpose or purposes of any annual or special meeting of stockholders must be given not less than 10 days and not more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting. The CECO by-laws provide that if mergers or consolidations are to be considered at a special meeting, notice of the meeting must be given not less than 20 days and not more than 60 days before the date of the meeting.

PMFG

PMFG’s bylaws provide that written notice of the place, if any, date and time, the means of remote communications and, in the case of a special meeting, the purpose or purposes for which the meeting is called must be given not less than 10 days and not more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. Unlike the CECO by-laws, PMFG’s bylaws do not contain a separate provision setting a specific notice requirement for meetings called to consider a merger or consolidation.

Special Stockholder Meetings

CECO

Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the by-laws. Notice of the meeting must be sent to stockholders stating the purpose or purposes for which the meeting is called.

Under the CECO by-laws, a special meeting of the stockholders may be called only by the CECO Board or by any officer upon the direction of the CECO Board.

PMFG

PMFG’s certificate of incorporation provides that meetings of stockholders may be called by the Chairman, the Chief Executive Officer or the President, and shall be called by the Secretary within 10 days after requested by a majority of the total number of directors PMFG would have had if there were no vacancies.

Nomination of Directors by Stockholders

CECO

CECO has adopted a policy with respect to director candidates recommended by stockholders. Under such policy, independent directors will consider director candidates recommended by stockholders for inclusion on the slate of directors recommended to the CECO Board. Any stockholder may submit one candidate for consideration at each stockholder meeting at which directors are to be elected. Stockholders wishing to recommend a candidate must submit the recommendation no later than 120 days before the date the CECO proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, provided that, if CECO did not hold any annual meeting in the previous year, or if the date of the next annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline will be a date that is a reasonable time before CECO begins to print and mail its proxy materials, but in no event, less than 90 days prior to such mailing.

In addition to the advance notice requirements describe above, at the time the stockholder submits the recommendation for a director candidate, the stockholder must provide the following: (a) all information about the candidate that we would be required to disclose in a proxy statement in accordance with the rules of the Exchange Act, (b) certification from the candidate that he or she meets the requirements to be (1) independent under the NASDAQ listing requirements and (2) a non-management director under the Exchange Act, (c) consent of the candidate to serve on the CECO Board, if nominated and elected, and (d) agreement of the candidate to complete, upon request, questionnaire(s) customary for CECO directors.

PMFG

The PMFG bylaws provide that nominations of persons for election to the PMFG Board may be made at any annual meeting of stockholders by any PMFG stockholder who is a stockholder of record on the date of the giving of the notice and who is entitled to vote for the election of Directors at such annual meeting.

To be timely, a stockholders’ notice to the Secretary of PMFG must be delivered or mailed and received at PMFG’s principal executive offices not less than 120 and not more than 150 calendar days prior to the first anniversary of the date PMFG mailed its proxy material for the prior year’s annual meeting of stockholders. If the date of the annual meeting of stockholders is more than 30 calendar days from the first anniversary of the prior year’s annual meeting of stockholders, for the votes must be delivered not later than the close of business on the later of the 150th calendar day prior to such annual meeting or the 10th calendar day following the date public disclose of the annual meeting of stockholders is first made.

In addition to the advance notice requirements described above, PMFG’s bylaws provide that a stockholder’s notice to the Secretary of PMFG must include the following: (a) the name and address of the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made; (b) a representation that the stockholder is a holder of record of PMFG common entitled to vote at the annual meeting; (c) the shares of stock of PMFG owned beneficially or of record by the stockholder and the beneficial owner, if any; (d) a description of all arrangements or understandings between or among (1) the stockholder, (2) the beneficial owner, if any, (3) each nominee, and (4) any other person pursuant to which the nomination is being made; (e) such information about each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the PMFG Board; (f) the signed consent of each nominee to serve if elected; (g) whether the stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of the PMFG common stock entitled to vote required to elect the nominee or nominees; and (h) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice.

Indemnification of Directors and Officers

CECO

Pursuant to the provisions of the DGCL, CECO has adopted provisions in its certificate of incorporation and by-laws which required CECO to indemnify its officers and directors to the fullest extent permitted by law, and eliminate the personal liability of its directors to CECO or CECO’s stockholders for monetary damages for breach of their duty of due care except (a) for any breach of the directors’ duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for acts relating to unlawful payment of a dividend or an unlawful stock purchase or redemption or (d) for any transaction from which the director derived an improper personal benefit. These provisions do not eliminate a director’s duty of care. Moreover, the provisions do not apply to claims against a director for violation of certain laws, including federal securities laws. CECO believes that these provisions will assist it in attracting or retaining qualified individuals to serve as directors and officers.

The CECO certificate of incorporation and by-laws provide for mandatory indemnification of officers and directors of the corporation, including a director or officer of the corporation who is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted under the DGCL. CECO may also, at its discretion, provide the same benefits of indemnification to any employee or agent of the corporation.

PMFG

Like the CECO certificate of incorporation, the PMFG certificate of incorporation limits the personal liability of its directors to PMFG or its stockholders with respect to any acts or omissions in the performance of his or her duties as a director of PMFG, of to the full extent permitted by the DGCL.

PMFG’s certificate of incorporation provides that PMFG shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director or an officer of PMFG, or is or was serving at the request of PMFG, while a director or officer of PMFG, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding to the fullest extent permitted or required by the DGCL. Except with respect to proceedings to enforce rights to indemnification, PMFG will indemnify any such person in connection with a proceeding described above initiated by such person only if such proceeding was authorized by the PMFG Board.

PMFG’s certificate of incorporation also requires PMFG to pay such director or officer any expenses (including attorneys’ fees) incurred in defending any such action, suit or proceeding in advance of the final disposition of such action, suit or proceeding and, to the extent required by law, upon receipt of an undertaking by or on behalf of any such director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to be indemnified by PMFG against such expenses as authorized by the DGCL.

Voting Rights; Required Vote for Authorization of Certain Actions

CECO

Voting Rights

Each holder of CECO common stock is entitled to one vote for each share held of record.

Business Combinations with Interested Stockholder

CECO is subject to Section 203 of the DGCL (“Section 203”), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to the time that such stockholder became an interested stockholder, the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

•	upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, for purposes of determining the number of shares outstanding shares are excluded if owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to the time that such stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Subject to certain exceptions, an “interested stockholder” is a person or group who or which owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years. In general, Section 203 defines a “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the interested stockholder of assets of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. CECO has not “opted out” of this provision.

PMFG

Voting Rights

Each outstanding share of PMFG common stock is entitled to one vote on each matter submitted to a vote at a meeting of stockholders, including the election of directors.

Business Combinations with Interested Stockholder

PMFG, like CECO, is subject to Section 203 and has not “opted out” of this provision. Therefore, there is no difference between the rights of common stockholders of CECO and common stockholders of PMFG with respect to Section 203.

Vote on Mergers

CECO

Unless the certificate of incorporation of the surviving corporation provides otherwise, the DGCL does not require a stockholder vote of the surviving corporation in a merger if: (a) the share exchange agreement does not amend the existing certificate of incorporation; (b) each share of stock of the surviving corporation outstanding immediately before the transaction is an identical outstanding share after the merger; and (c) either (1) no shares of common stock of the surviving corporation (and no shares, securities, or obligations convertible into such stock) are to be issued in the merger, or (2) the shares of common stock of the surviving corporation to be issued or delivered in the merger (upon conversion of any other shares, securities, or obligations to be issued or delivered in the merger) do not exceed 20% of the shares of common stock of the surviving corporation outstanding immediately prior to the transaction.

Neither the CECO certificate of incorporation nor its by-laws provide for different voting procedures for business combinations.

PMFG

Like the CECO certificate of incorporation and by-laws, neither the PMFG certificate of incorporation nor its bylaws provide for different voting procedures for business combinations. Therefore, pursuant to the DGCL, the Merger Agreement must be adopted by the holders of the majority of PMFG’s outstanding common stock in order for PMFG to consummate the Mergers.

APPRAISAL RIGHTS OF PMFG STOCKHOLDERS

This section summarizes certain material provisions of Delaware law pertaining to appraisal rights. The following discussion, however, is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached to this joint proxy statement/prospectus as Annex G. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of PMFG common stock. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation as to whether or not you should exercise your right to seek appraisal under Section 262 of the DGCL.

If you hold one or more shares of PMFG common stock, you are entitled to appraisal rights under Delaware law and have the right to demand appraisal of your shares in connection with the Mergers, have your shares appraised by the Delaware Court of Chancery and receive the “fair value” of such shares (as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the Mergers) as of the completion of the Mergers in place of the Merger Consideration, if you strictly comply with the procedures specified in Section 262 of the DGCL. Any such PMFG stockholder awarded “fair value” for the holder’s shares by the court would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the Merger Consideration. It is possible that any such “fair value” as determined by the Delaware Court of Chancery may be more or less than, or the same as, that which PMFG stockholders will receive pursuant to the Mergers.

Under Section 262 of the DGCL, given that PMFG stockholders are being asked to adopt the Merger Agreement, PMFG, not less than 20 days prior to the PMFG Special Meeting, must notify each stockholder who was a PMFG stockholder on the PMFG record date for notice of such meeting and who is entitled to exercise appraisal rights, that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This joint proxy statement/prospectus constitutes the required notice, and the copy of applicable statutory provisions is attached to this joint proxy statement/prospectus as Annex G.

A HOLDER OF PMFG COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO SHOULD REVIEW THE FOLLOWING DISCUSSIONS AND ANNEX G CAREFULLY. FAILURE TO COMPLY PRECISELY WITH THE PROCEDURES OF SECTION 262 OF THE DGCL IN A TIMELY AND PROPER MANNER WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL, IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL AND FINANCIAL ADVISORS IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. A PMFG STOCKHOLDER WHO LOSES HIS, HER OR ITS APPRAISAL RIGHTS WILL BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION FOR THAT STOCKHOLDER’S SHARES OF PMFG COMMON STOCK.

How to Exercise and Perfect Your Appraisal Rights

If you are a PMFG stockholder and wish to exercise the right to seek an appraisal of your shares of PMFG common stock, you must do ALL of the following:

•	you must not vote in favor of the adoption of the Merger Agreement. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, if you vote by proxy and wish to exercise your appraisal rights you must vote against the adoption of the Merger Agreement or abstain from voting your shares;

•	you must deliver to PMFG a written demand for appraisal before the vote on the adoption of the Merger Agreement at the PMFG Special Meeting, and such demand must reasonably inform PMFG of your identity and your intention to demand appraisal of your shares of PMFG common stock. The written demand for appraisal must be in addition to and separate from any proxy or vote;

•	you must continuously hold your shares of PMFG common stock from the date of making the demand through the Effective Time. You will lose your appraisal rights if you transfer the shares before the Effective Time; and

•	you or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of PMFG common stock within 120 days after the Effective Time. The surviving company is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of PMFG stockholders to initiate all necessary action to perfect their appraisal rights in respect of shares of PMFG common stock within the time prescribed in Section 262 of the DGCL.

Who May Exercise Appraisal Rights

Only a holder of record of shares of PMFG common stock issued and outstanding immediately prior to the Effective Time may assert appraisal rights for the shares of PMFG stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record. The demand should set forth, fully and correctly, the stockholder’s name as it appears on the stock certificates (or in the stock ledger). The demand must reasonably inform PMFG of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its PMFG common stock. Beneficial owners who do not also hold their shares of PMFG common stock of record may not directly make appraisal demands to PMFG. The beneficial owner must, in such cases, have the holder of record, such as a nominee or intermediary, submit the required demand in respect of those shares of common stock of record. A holder of record, such as a nominee or intermediary, who holds shares of PMFG common stock as a nominee or intermediary for others, may exercise his, her or its right of appraisal with respect to the shares of PMFG common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of PMFG common stock as to which appraisal is sought. Where no number of shares of PMFG common stock is expressly mentioned, the demand will be presumed to cover all shares of PMFG common stock held in the name of the holder of record.

IF YOU HOLD YOUR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE OR INTERMEDIARY FORMS, AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR NOMINEE OR INTERMEDIARY TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE OR INTERMEDIARY TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A NOMINEE OR INTERMEDIARY, YOU MUST ACT PROMPTLY TO CAUSE THE HOLDER OF RECORD TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT YOUR APPRAISAL RIGHTS. IF YOU HOLD YOUR SHARES THROUGH A BANK OR BROKERAGE WHO IN TURN HOLDS THE SHARES THROUGH A CENTRAL SECURITIES DEPOSITORY NOMINEE, SUCH AS THE DEPOSITORY TRUST COMPANY, A DEMAND FOR APPRAISAL OF SUCH SHARES MUST BE MADE BY OR ON BEHALF OF THE DEPOSITORY NOMINEE AND MUST IDENTIFY THE DEPOSITORY NOMINEE AS THE HOLDER OF RECORD.

If you own shares of PMFG common stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal must be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the holder or holders of record and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the holder or holders of record. If you hold shares of PMFG common stock through a nominee or intermediary who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:

PMFG, Inc.

Attention: Corporate Secretary

14651 North Dallas Parkway, Suite 500

Dallas, Texas 75254

CECO’s Actions After Completion of the Mergers

If the Mergers are completed, the surviving company will give written notice that the merger has become effective within 10 days after the Effective Time to you if you did not vote in favor of or did not consent to the adoption of the Merger Agreement and you made a written demand for appraisal in accordance with Section 262 of the DGCL. At any time within 60 days after the Effective Time, any PMFG stockholder that made a demand for appraisal but did not commence an appraisal proceeding or join in such a proceeding as a named party will have the right to withdraw the demand and to accept the Merger Consideration in accordance with the Merger Agreement for his, her or its shares of PMFG common stock, but after such 60-day period a demand for appraisal may be withdrawn only with the written approval of the surviving corporation. Within 120 days after the Effective Time, but not later, either you, provided you have complied with the requirements of Section 262 of the DGCL and are otherwise entitled to appraisal rights, or the surviving company may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving company in the case of a petition filed by you, demanding an appraisal of the value of the shares of PMFG common stock held by all stockholders who have properly demanded appraisal. The surviving company is under no obligation to file an appraisal petition and has no intention of doing so. If you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the Effective Time, provided you have complied with the provisions of Section 262 of the DGCL, you will be entitled to receive from the surviving company, upon written request, a statement setting forth the aggregate number of shares of PMFG common stock not voted in favor of the adoption of the Merger Agreement and with respect to which PMFG has received demands for appraisal, and the aggregate number of holders of those shares. The surviving company must mail this statement to you within the later of (a) 10 days after receipt by the surviving company of the request therefor and (b) 10 days after expiration of the period for delivery of demands for appraisal. If you are the beneficial owner of shares of stock of PMFG common stock held in a voting trust or by a nominee or intermediary on your behalf you may, in your own name, file an appraisal petition or request from the surviving company the statement described in this paragraph.

If a petition for appraisal is duly filed by you or another holder of record of PMFG common stock who has properly exercised his, her or its appraisal rights in accordance with the provisions of Section 262 of the DGCL, and a copy of the petition is delivered to the surviving company, the surviving company will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving company. The Delaware Court of Chancery will then determine which PMFG stockholders are entitled to appraisal rights and may require the PMFG stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court of Chancery may dismiss the proceedings as to any PMFG stockholder who fails to comply with this direction. The appraisal proceedings will be conducted as to the shares of PMFG common stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of PMFG common stock at the Effective Time held by all PMFG stockholders who have properly perfected appraisal rights, exclusive of any element of value arising from the accomplishment or expectation of the First Merger. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the PMFG stockholders entitled to receive the same, forthwith in the case of uncertificated stockholders or upon surrender by certificated stockholders of their stock certificates.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. The fair value of shares of PMFG common stock as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the Merger Consideration. CECO does not anticipate offering more than the Merger Consideration to any PMFG stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of PMFG common stock is less than the Merger Consideration. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery.

If no party files a petition for appraisal within 120 days after the Effective Time, then you will lose the right to an appraisal, and will instead receive the Merger Consideration described in the Merger Agreement, without interest thereon, less any withholding taxes.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Each PMFG stockholder party to the appraisal proceeding is responsible for its own attorneys and expert witnesses expenses, although, upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of PMFG common stock entitled to appraisal.

If you have duly demanded an appraisal in compliance with Section 262 of the DGCL you may not, on or after the Effective Time, vote the shares of PMFG common stock subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of PMFG common stock as of a record date prior to the Effective Time.

If you have not commenced an appraisal proceeding or joined such a proceeding as a named party you may withdraw a demand for appraisal and accept the Merger Consideration by delivering a written withdrawal of the demand for appraisal and an acceptance of the Mergers to the surviving company, except that any attempt to withdraw made more than 60 days after the Effective Time will require written approval of the surviving company, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just; provided, however, that this provision will not affect the right of any PMFG stockholder that has made an appraisal demand but who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the Mergers within 60 days after the Effective Time. If you fail to perfect or successfully withdraw your demand for appraisal, or lose the appraisal right, your shares of PMFG common stock will be converted into the right to receive the Merger Consideration, without interest thereon, less any withholding taxes.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of your appraisal rights. In that event, you will be entitled to receive the Merger Consideration for your shares of PMFG common stock in accordance with the merger agreement.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH THE TECHNICAL PREREQUISITES OF SECTION 262 OF THE DGCL. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL AND FINANCIAL ADVISORS IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

CECO BOARD AND BENEFICIAL OWNERSHIP OF CECO COMMON STOCK

CECO Board

On May 21, 2015, the CECO Board voted to create a new committee of the CECO Board known as the Nominations and Governance Committee. CECO’s Nominations and Governance Committee consists of Eric Goldberg, as the Chairman of the Committee, and Seth Rudin, both of whom are independent directors. Amongst other things, the Nominations and Governance Committee is charged with recommending to the CECO Board a slate of nominees to be proposed by the CECO Board to the CECO stockholders for election. The Nominations and Governance Committee’s purposes are more fully described in its written charter, a copy of which will be available on CECO’s website www.cecoenviro.com on the Investor Information, Corporate Governance section.

On June 7, 2015, Lynn Lyall resigned as a director of CECO. On June 7, 2015, upon the recommendation of CECO’s Nominations and Governance Committee, the CECO Board appointed Claudio A. Mannarino to the CECO Board and CECO’s Audit Committee. The CECO Board has determined that Mr. Mannarino qualifies as an independent director in accordance with the listing requirements of NASDAQ. The NASDAQ independence definition includes a series of objective tests, including that the director is not an employee of CECO and has not engaged in various types of business dealings with us. In addition, the CECO Board has made a subjective determination that Mr. Mannarino has no relationships which, in the opinion of the CECO Board, would interfere with his exercise of independent judgment in carrying out the responsibilities of a director.

Claudio A. Mannarino is currently the Senior Vice President and Chief Financial Officer of API Technologies Corp. (NASDAQ:ATNY, “API”), a leading provider of RF/microwave, microelectronics and security technologies for critical and high-reliability applications, and has over 20 years of finance and professional accounting experience. Appointed to the Senior Vice President and Chief Financial Officer role in June 2014, Mr. Mannarino previously served as Senior Vice President (January 2010 - June 2014) and as Chief Financial Officer and Vice President of Finance (November 2006 – January 2010) at API. Prior to that, he served in various, senior-level management roles throughout API’s finance organization. Before joining API, Mr. Mannarino served as Controller for two divisions of Transcontinental, Inc., a Canadian publicly traded company on the Toronto Stock Exchange (“Transcontinental”). After three years in roles with progressively more responsibility at Transcontinental he joined a project management company as a senior accountant, whose role centered on developing long-term business strategies and improving business practices. Mr. Mannarino holds a Bachelor of Commerce Degree from the University of Ottawa and attained his Certified Management Accountant certification in 1996.

Mr. Mannarino brings over 20 years of financial, strategic, and merger and acquisition expertise to the CECO Board, which will assist the CECO Board as CECO expands its business.

Following Mr. Mannarino’s appointment, the members of CECO’s Audit Committee are Messrs. Mannarino, Cape and Wright. Mr. Mannarino serves as Chairman of CECO’s Audit Committee. The CECO Board has determined that Mr. Mannarino qualifies as an audit committee financial expert as described by Item 407(d)(5) of Regulation S-K of the Exchange Act, and that each of the members of CECO’s Audit Committee is independent under the applicable NASDAQ listing requirements and the rules and regulations promulgated by the SEC.

The following table shows information as of July 30, 2015 for each director of CECO.

Name	Age	Position with CECO
Jason DeZwirek	44	Chairman of the Board and Director
Jeffrey Lang	58	Chief Executive Officer and Director
Jonathan Pollack	43	Assistant Secretary and Director
Arthur Cape[1]	78	Director
Eric Goldberg[2],3	45	Director
Claudio A. Mannarino[1]	45	Director
Seth Rudin[3]	44	Director
Donald A. Wright[1,2]	77	Director

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominations and Governance Committee

For more information regarding the CECO Board please see the CECO Definitive Proxy Statement filed with the SEC on April 10, 2015 and the Current Report on Form 8-K filed with the SEC on June 8,2015.

Directors and Executive Officers

The tables below set forth information regarding the beneficial ownership of CECO common stock as of July 30, 2015 for each of CECO’s directors; each of CECO’s executive officers; all of CECO’s directors and executive officers as a group; and each beneficial owner of more than five percent of CECO’s outstanding common stock.

The tables below list the number of shares and percentage of shares beneficially owned based on the 26,442,164 shares of CECO’s common stock outstanding as of July 30, 2015. Except as indicated and subject to applicable community property laws, to CECO’s knowledge the persons named in the tables below have sole voting and investment power with respect to all shares of stock shown as beneficially owned by them.

Unless otherwise noted below, the address of each beneficial owner listed in the table below is c/o CECO, 4625 Red Bank Road, Suite 200, Cincinnati, Ohio 45227.

Name of Beneficial Owner	Number of Shares	Percent of Total Common Shares Outstanding[1]
Jason DeZwirek[1]	4,186,506	15.8%
Jeffrey Lang[2]	424,900	1.6%
Benton Cook[3]	28,250	*
Neal Murphy	—	*
Edward J. Prajzner[4]	13,836	*
Arthur Cape[5]	50,500	*
Eric M. Goldberg[6]	7,500	*
Claudio A. Mannarino	—	*
Jonathan Pollack[7]	125,600	*
Seth Rudin[6]	8,800	*
Donald A. Wright[8]	96,900	*
Executive Officers and Directors as a group (10 persons)[9]	4,942,792	18.7%

*	Less than 1%

(1)	See Notes 1 and 2 to the table in “—Security Ownership of Certain Beneficial Owners” on page 218.

(2)	Includes 420,000 options to purchase our common stock that are exercisable within 60 days of April 2, 2015 (“vested options”)

(3)	Includes 28,250 vested options.

(4)	Includes 13,334 vested options.

(5)	Includes 36,500 vested options.

(6)	Includes 7,500 vested options.

(7)	Includes 83,500 vested options. Also includes 2,300 shares owned by Mr. Pollack’s spouse, over which she has sole voting and dispositive power, and 37,500 shares held by JMP Fam Holdings, over which Mr. Pollack has sole voting and dispositive power.

(8)	Includes 36,500 vested options.

(9)	Does not include Mr. Lyall, who resigned from CECO on June 7, 2015 or Mr. Murphy who left CECO on March 14, 2014.

Security Ownership of Certain Beneficial Owners

The following table sets forth the information regarding the number and percentages of shares of CECO’s common stock held by a persons and entitled that are known by CECO to beneficially own five percent or more of CECO’s outstanding common stock. Unless otherwise indicated, the information regarding beneficial ownership of CECO’s common stock by the entities identified below is included in reliance on a report filed with the SEC by such person or entity, except that percentages are based upon CECO’s calculations made in reliance upon the number of shares reported to be beneficially owned by such person in such report and the 26,442,164 shares of CECO’s common stock outstanding on July 30, 2015. For each named person, this percentage includes common stock of which such person has the right to acquire beneficial ownership either currently or within 60 days of July 30, 2015, including upon the exercise of an option or warrant; however, such common stock is not deemed to be outstanding for the purpose of computing the percentage owned by any other person.

Name and Address of Beneficial Owner	Amount and Nature of Common Stock Beneficially Owned	Percent of Total Shares of Common Stock Outstanding
Jason DeZwirek[1,2]	4,186,506	15.8%

Icarus Investment Corp.[2]	2,824,736	10.7%

Harvey Sandler[3]	1,761,628	6.7%

Goldman Sachs Asset Management[4]	1,376,525	5.2%

(1)	According to a Schedule 13D/A filed with the SEC on May 4, 2015. Jason DeZwirek has sole dispositive voting power over 1,361,770 shares and shared voting power with Icarus Investment Corp. (“Icarus”) over 2,824,736 shares, including 250,000 shares of common stock that may be purchased pursuant to warrants granted to Icarus on December 28, 2006. As a result of the Voting Agreement, and according to a Schedule 13D filed by PMFG with the SEC on May 4, 2015, Jason DeZwirek may be deemed to have shared voting and dispositive powers with PMFG with respect to 3,936,506 of his shares. The address for Jason DeZwirek is 2300 Yonge Street, Suite 1710, Toronto, Ontario M4P 1E4.
(2)	According to a Schedule 13D/A filed with the SEC on May 4, 2015. Includes shares beneficially owned by Icarus, including 250,000 shares of common stock that may be purchased pursuant to warrants granted to Icarus on December 28, 2006. Please see footnote 1. As a result of the Voting Agreement and according to a Schedule 13D filed by PMFG with the SEC on May 4, 2015, Icarus may be deemed to have shared voting and dispositive powers with PMFG with respect to 2,574,736 of its shares. The address for Icarus is 2300 Yonge Street, Suite 1710, Toronto, Ontario M4P 1E4.
(3)	According to a Schedule 13G/A filed with the SEC on February 13, 2015. According to the Schedule 13G/A, Harvey Sandler beneficially owns and has sole voting and dispositive power over 1,761,628 shares, which include shares held by the Harvey Sandler Revocable Trust (the “Trust”) and the Harvey and Phyllis Sandler Foundation (the “Foundation”). The Trust and the Foundation beneficially own 1,691,923 and 69,705 shares, respectively. As the sole trustee of the Trust and the president of the Foundation, Mr. Sandler is deemed to have sole voting and dispositive control over these shares, and as a result may be deemed to beneficially own such shares. According to the Schedule 13G/A, Mr. Sandler disclaims beneficial ownership of the shares held by the Trust and the Foundation. The address for Mr. Sandler is 2080 NW Boca Raton Blvd #6, Boca Raton, FL 33431.
(4)	According to a Schedule 13G filed with the SEC on February 12, 2015. According to the Schedule 13G, Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC (together, “Goldman Sachs Asset Management”), is deemed to have shared voting power over 1,301,540 of these shares and shared dispositive power over all of these shares. The address for Goldman Sachs Asset Management is 200 West Street, New York, NY 10282.

BENEFICIAL OWNERSHIP OF PMFG COMMON STOCK

Directors and Executive Officers

The tables below set forth information regarding the beneficial ownership of PMFG common stock as of July 30, 2015 for each of PMFG’s directors; each of PMFG’s executive officers; all PMFG directors and executive officers as a group; and each beneficial owner of more than five percent of PMFG outstanding common stock.

The tables below list the number of shares and percentage of shares beneficially owned based on the 21,202,725 shares of PMFG common stock outstanding as of July 30, 2015. Except as indicated and subject to applicable community property laws, to our knowledge the persons named in the tables below have sole voting and investment power with respect to all shares of stock shown as beneficially owned by them.

Unless otherwise noted below, the address of each beneficial owner listed in the table below is c/o PMFG, Inc., 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254.

Name	Number of Shares	Percentage of Outstanding Shares
Peter Burlage(1)	196,626	*
Charles Gillman(2)	21,500	*
Kenneth Hanks(3)	41,135	*
Robert McCashin	45,635	*
R. Clayton Mulford	25,135	*
Kenneth Shubin Stein	—	*
Howard Westerman, Jr.	59,635	*
John Conroy(1)	28,573	*
Ronald McCrummen(1)	71,628	*
Jon Segelhorst(4)	11,289	*
David Taylor(1)(3)	49,497	*
Tim Shippy(1)	12,542	*
All directors and executive officers as a group (12 persons)	566,195	2.7%

*	Less than 1%
1.	Includes shares of restricted stock for which the executive officer has sole voting power, but no dispositive power, as follows: Mr. Burlage (43,737 shares), Mr. McCrummen (26,250 shares), Mr. Conroy (11,032 shares), Mr. Taylor (10,099 shares) and Mr. Shippy (3,322 shares).
2.	Includes 1,500 shares of PMFG common stock owned by Mr. Gillman’s spouse. Mr. Gillman has no voting or investment power with respect to these 1,500 shares.
3.	Includes shares of PMFG common stock issuable upon the exercise of options that are presently exercisable or exercisable within 60 days after May 1, 2015 as follows: Mr. Hanks (4,000 shares) and Mr. Taylor (8,000 shares).
4.	According to a Form 4 filed by Mr. Segelhorst on July 30, 2014, minus 12,943 shares of restricted stock that were forfeited upon Mr. Segelhorst’s resignation on June 15, 2015.

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding the number and percentage of shares of common stock held by all persons and entities that are known by PMFG to beneficially own five percent or more of PMFG’s outstanding common stock. Unless otherwise indicated, the information regarding beneficial ownership of PMFG’s common stock by the entities identified below is included in reliance on a report filed with the SEC by such person or entity, except that percentages are based upon PMFG’s calculations made in reliance upon the number of shares reported to be beneficially owned by such person or entity in such report and the 21,202,725 shares of common stock outstanding on July 30, 2015.

Name	Number of Shares	Percentage of Outstanding Shares
NSB Advisers, LLC(1)	4,108,761	19.4%
Thomas Horstman & Bryant, Inc.(2)	2,161,065	10.2%
Cannell Capital LLC(3)	1,284,900	6.1%
Columbia Management Investment Advisers, LLC(4)	1,558,364	7.3%
MMCAP International Inc. SPC(5)	1,068,406	5.0%

1.	According to a Schedule 13F-HR filed with the SEC by NSB Advisors LLC (“NSB”) on February 10, 2015, NSB, in its capacity as an investment advisor, has sole dispositive power, but no voting power, over 4,108,761 shares of PMFG’s common stock owned by clients of NSB. The address for NSB is 200 Westage Center Drive, Suite 228, Fishkill, New York 12524.
2.	According to a Schedule 13G/A filed with the SEC by Thomas Horstman & Bryant, Inc. (“Thomas”) on January 22, 2015, Thomas has shared voting power over 1,057,750 shares and sole dispositive power over 2,161,065 shares of PMFG’s common stock. The address for Thomas is 507 Merritt 7, Norwalk, Connecticut 06851.
3.	According to a Schedule 13D/A filed with the SEC by Cannell Capital, LLC (“Cannell”) on August 4, 2014, Cannell and J. Carlo Cannell have sole voting and dispositive power over 1,284,900 shares of PMFG’s common stock. The address for Cannell and Mr. Cannell is P.O. Box 3459 150 East Hansen Avenue, Jackson, Wyoming 83001.
4.	According to a Schedule 13G/A filed with the SEC by Columbia Management Investment Advisors, LLC (“Columbia”) and Ameriprise Financial, Inc. (“Ameriprise”), the parent of Columbia, on February 17, 2015, Columbia and Ameriprise have shared voting power over 1,330,174 shares and shared dispositive power over 1,558,364 shares of PMFG’s common stock. The address for Columbia is 225 Franklin Street, Boston, Massachusetts 02110. The address for Ameriprise is 145 Ameriprise Financial Center, Minneapolis, Minnesota 55474.
5.	According to a Schedule 13G filed with the SEC by MMCAP International Inc. SPC (“MMCAP”) and MM Asset Management Inc. (“MM Asset”) on July 10, 2015, MMCAP and MM Asset have shared voting power and dispositive power over 1,068,406 shares of PMFG’s common stock. The address for MMCAP is P.O. Box 32021 SMB, Admiral Financial Centre, 90 Fort Street, Grand Cayman Islands KY1-1208. The address for MM Asset is 66 Wellington Street West, Suite 2707, Toronto, Ontario M5K 1H6 Canada.

OTHER MATTERS

CECO Stockholder Proposals for 2016 Annual Meeting of Stockholders

CECO Stockholders who wish to submit director nominees for consideration or who, in accordance with Exchange Act Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s annual meeting must submit their nominees or proposals so that they are received by the Secretary of CECO at 4625 Red Bank Road, Suite 200, Cincinnati, Ohio 45227, no later than the close of business on December 12, 2015. As the rules of the SEC make clear, simply submitting a nominee or proposal does not guarantee that it will be included. Any stockholder proposal not intended to be included in the Proxy Statement for consideration at CECO’s 2016 annual meeting will be considered untimely unless received by the Secretary of the Company no later than February 25, 2016.

PMFG Stockholder Proposals for 2015 Annual Meeting of Stockholders

Any PMFG stockholder wishing to submit a proposal for inclusion in the written proxy statement for the 2015 annual meeting of PMFG stockholders (in the event that the meeting is held) must have submitted the proposal to the Secretary of PMFG at 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254 between May 19, 2015 and June 18, 2015 in order to be considered for inclusion in the written proxy statement for the 2015 annual meeting of PMFG stockholders. The submission of such proposals by PMFG stockholders and the consideration of such proposals by PMFG for inclusion in the written proxy statement for the 2015 annual meeting of PMFG stockholders are subject to applicable rules and regulations of the SEC.

PMFG stockholders who wish to present a director nomination or any other business at the 2015 annual meeting of PMFG stockholders (in the event that the meeting is held) are required by PMFG’s bylaws to have notified the Secretary of PMFG at 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254 in writing between May 19, 2015 and June 18, 2015. The notice from the PMFG stockholder must provide certain information that is described in Section 14 of PMFG’s bylaws. A copy of PMFG’s bylaw requirements will be provided upon written request to the Secretary at the address given in the preceding paragraph, and the notice to the Secretary containing the required information should be sent to this address as well. PMFG is not required to include in the written proxy statement for the 2015 annual meeting of PMFG stockholders nominations and proposals that are not properly submitted as described in this paragraph.

LEGAL MATTERS

The legality of the securities offered by this joint proxy statement/prospectus will be passed upon for CECO by Squire Patton Boggs (US) LLP. Certain tax matters relating to the Mergers will be passed upon for CECO by Squire Patton Boggs (US) LLP and for PMFG by Jones Day. See “Material United States Federal Income Tax Consequences” beginning on page 197.

EXPERTS

The audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting of PMFG, Inc. incorporated by reference in this joint proxy statement/prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of CECO Environmental Corp. as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 incorporated by reference in this joint proxy statement/prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm (the report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of CECO Environmental Corp.’s internal control over financial reporting as of December 31, 2014) incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Emtrol LLC, as of December 31, 2013 and 2012 and for each of the two years in the period ended December 31, 2013, appearing in CECO Environmental Corp.’s Current Report on Form 8-K/A filed January 20, 2015, incorporated by reference in this joint proxy statement/prospectus have been so incorporated in reliance on the report of Kutz & Company, Inc., an independent accounting firm, incorporated in this joint proxy statement/prospectus by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Met-Pro Corporation appearing in Met-Pro Corporation’s Annual Report (10-K) for the year ended January 31, 2013, and the effectiveness of Met-Pro Corporation’s internal control over financial reporting as of January 31, 2013, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated by herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about each of CECO and PMFG from documents that each company has filed or will file with the SEC but that are not included in or delivered with this joint proxy statement/prospectus. You may read and copy any report, statement or other information that CECO and PMFG file with the SEC at the SEC’s public reference room at the following location: Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. Reports, proxy statements and other information concerning CECO may also be obtained at its website at www.cecoenviro.com and at the offices of NASDAQ at One Liberty Plaza, New York, New York 10006. Reports, proxy statements and other information concerning PMFG may also be obtained at its website at www.pmfginc.com and at the offices of NASDAQ at One Liberty Plaza, New York, New York 10006. All website addresses given in this joint proxy statement/prospectus are for informational purposes only and are not intended to be active links and information contained on the websites of CECO or PMFG is not incorporated by reference in, nor considered to be part of, this joint proxy statement/prospectus.

The SEC allows CECO and PMFG to “incorporate by reference” information into this joint proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus or in later filed documents incorporated by reference into this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents set forth below that CECO, Met-Pro and PMFG have previously filed with the SEC.

CECO Filings	Period
Annual Report on Form 10-K	Fiscal Year ended December 31, 2014

Quarterly Report on Form 10-Q	Fiscal Quarter ended March 31, 2015

Current Reports on Form 8-K	Filed on January 20, 2015, March 5, 2015, May 4, 2015, May 28, 2015, June 8, 2015 and June 12, 2015

The description of CECO’s common stock contained in CECO’s registration statement on Form 10 filed on December 13, 1992, together with all amendments or reports filed for the purpose of updating such description.	Filed on December 13, 1992

Met-Pro	Period
The audited consolidated financial statements of Met-Pro appearing in Met-Pro’s Annual Report (10-K) for the year ended January 31, 2013 (pages 28 through 59 and 61)	Filed on March 21, 2013

The unaudited consolidated financial statements of Met-Pro appearing in Met-Pro’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2013 (pages 1 through 18)	Filed on June 6, 2013

PMFG Filings	Period
Annual Report on Form 10-K	Fiscal Year ended June 28, 2014

Quarterly Report on Form 10-Q	Fiscal Quarters ended September 27, 2014, December 27, 2014 and March 28, 2015

Current Reports on Form 8-K	Filed on July 25, 2014 (other than Item 7.01 which was furnished, not filed), May 4, 2015, June 12, 2015, June 17, 2015, July 10, 2015, July 13, 2015 and July 20, 2015.

CECO and PMFG also incorporate by reference additional documents that may be filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the later to occur of the CECO Special Meeting or PMFG Special Meeting. These include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements (and amendments to the foregoing).

CECO has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to CECO, and PMFG has supplied all such information relating to PMFG.

You may have previously received some of the documents incorporated by reference into this joint proxy statement/prospectus, but you can obtain any of them through CECO or PMFG, as applicable, or the SEC or the SEC’s website as described above. A copy of this joint proxy statement/prospectus and any of the documents incorporated by reference into this joint proxy statement/prospectus are available from the appropriate company without charge, excluding all exhibits, except that if the companies have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus, the exhibit will also be provided without charge. Stockholders may obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

CECO Environmental Corp. 4625 Red Bank Road, Suite 200 Cincinnati, Ohio 45227 Attention: Investor Relations Telephone: (513) 458-2600	PMFG, Inc. 14651 North Dallas Parkway, Suite 500 Dallas, Texas 75254 Attention: Investor Relations Telephone: (214) 357-6181

Any statements made in a document incorporated by reference in this joint proxy statement/prospectus are deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement in this joint proxy statement/prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes the statement. Any statements made in this joint proxy statement/prospectus are deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference in this joint proxy statement/prospectus, modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

Notwithstanding the foregoing, information furnished by CECO or PMFG on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this proxy statement/prospectus.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. CECO and PMFG have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. This joint proxy statement/prospectus is dated July 31, 2015. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this joint proxy statement/prospectus to stockholders of CECO or stockholders of PMFG nor the Share Issuance creates any implication to the contrary.

ANNEXES

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

PMFG, INC.,

CECO ENVIRONMENTAL CORP.,

TOP GEAR ACQUISITION INC.

and

TOP GEAR ACQUISITION II LLC

dated as of May 3, 2015

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

A-iv

EXHIBIT

Exhibit A	Form of Parent Lock-Up Agreement

Exhibit B	Form of Parent Voting Agreement

Exhibit C	Amended and Restated Certificate of Incorporation

Exhibit D	Amended and Restated Bylaws

A-v

INDEX OF DEFINED TERMS

Defined Term	Section
Affiliate	10.4(a)
Aggregate Cash Consideration	2.3(a)
Agreement	Preamble
Alternate Financing	7.14(d)
Alternative Acquisition Agreement	6.2(c)
Anti-Corruption Laws	4.24
Antitrust Laws	10.4(b)
Bankruptcy and Equity Exceptions	4.4
Book-Entry Share	2.1(c)
Business Day	10.4(c)
Capitalization Date	4.3(a)
Cash Consideration	2.1(b)
Cash Conversion Number	2.3(a)(i)
Cash Electing Company Share	2.1(b)
Cash Election	2.1(b)
Cash Election Number	2.3(b)
Certificate	2.1(c)
Change of Recommendation	6.2(f)
Closing	1.3
Closing Date	1.3
Code	Recitals
Company	Preamble
Company Board Recommendation	4.26
Company Common Stock	2.1(a)
Company Disclosure Schedule	Article IV
Company Employee Plans	4.13(a)
Company Entities	4.18(a)
Company Equity Awards	2.5(b)
Company Equity Plans	4.3(a)
Company Import and Export Control Laws	4.23
Company In-Licenses	4.20(c)
Company IP	4.20(a)
Company IP Rights Agreements	4.20(c)
Company Leases	4.17(b)
Company Material Contract	4.10(a)
Company Option	2.5(a)
Company Out-Licenses	4.20(c)
Company Owned Real Property	4.17(a)
Company Permits	4.6(b)
Company Representatives	6.2(a)
Company Restricted Share	2.5(c)
Company RSU	2.5(b)
Company SEC Reports	4.7(a)
Company Stockholders’ Approval	4.26
Company Stockholders’ Meeting	7.2(a)
Company Termination Fee	9.5(b)
Company Triggering Event	9.4(b)
Competing Proposal	6.2(h)
Confidentiality Agreement	7.5(b)
Control	10.4(d)

A-vi

Defined Term	Section
Debt Commitment Letter	5.22(a)
Debt Financing	5.22(a)
DGCL	Recitals
DLLCA	Recitals
Dissenting Shares	2.6
Drop Dead Date	9.2(a)
Election Deadline	2.2(b)
Environmental Laws	4.19(a)
Equity Award Consideration	2.5(b)
ERISA	4.13(a)
ERISA Affiliate	4.13(a)
Exchange Act	10.4(e)
Exchange Agent	2.2(a)
Exchange Fund	3.1
Exchange Ratio	2.1(b)
Excluded Party	6.2(e)
Excluded Shares	2.1(a)
Expense Reimbursement	9.5(b)
Export Approvals	4.23(a)
Financing	5.22(c)
Financing Agreements	7.14(d)
Financing Requirements	9.3(c)
Financing Sources	7.14(c)
Financing Source Related Parties	7.14(c)
First Step Certificate of Merger	1.4
First Step Effective Time	1.4
First Step Merger	Recitals
First Step Surviving Corporation	Recitals
Form of Election	2.2(b)
Fully Diluted Share Equivalents	4.3(b)
GAAP	10.4(f)
Go-Shop Period End Date	6.2(a)
Governmental Authority	10.4(g)
Hazardous Substances	4.19(a)
HSR Act	10.4(h)
Indemnified Party	7.8(a)
Indemnifying Parties	7.8(b)
Intellectual Property	4.20(h)
IRS	4.13(a)
ISO	4.13(c)
Joint Proxy Statement	4.12
Knowledge	10.4(i)
Law	10.4(j)
Material Adverse Effect	10.4(k)
Material Company Subsidiary	10.4(l)
Maximum Amount	7.8(c)
Merger Consideration	2.1(c)
Merger Sub	Preamble
Mergers	Recitals
Money Laundering Laws	4.25
NASDAQ	2.1(b)

A-vii

Defined Term	Section
Non-Electing Company Holder	3.2(a)
Non-Electing Company Share	2.1(b)
Non-U.S. Company Employee Plans	4.13(f)
Notice Period	6.2(g)
Option Consideration	2.5(a)
Parent	Preamble
Parent Board Recommendation	5.23(a)
Parent Common Stock	2.1(b)
Parent Common Stock Consideration	2.1(b)
Parent Disclosure Schedule	Article V
Parent Employee Plan	10.4(m)
Parent Entities	5.14(a)
Parent Equity Plans	5.3
Parent ERISA Affiliate	10.4(m)
Parent Import and Export Control Laws	5.17
Parent Lock-Up Agreements	Recitals
Parent Material Contract	5.10(a)
Parent Permits	5.6(b)
Parent SEC Reports	5.7(a)
Parent Stockholders’ Approval	5.23(a)
Parent Stockholders’ Meeting	7.2(a)
Parent Termination Fee	9.5(c)
Parent Trading Price	2.1(b)
Parent Triggering Event	9.3(c)
Parent Voting Agreement	Recitals
Party	Preamble
Patents	4.20(h)
PBGC	4.13(b)
Person	10.4(n)
Policies	4.22
Recent Company Balance Sheet	4.9
Recent Parent Balance Sheet	5.9
Registration Statement	4.12
Release	4.19(c)
Required Amount	5.22(c)
RSU Consideration	2.5(b)
Sarbanes-Oxley	4.7(c)
SEC	4.7(a)
Second Step Certificate of Merger	1.4
Second Step Effective Time	1.4
Second Step Merger	Recitals
Section 409A	4.13(e)
Securities Act	10.4(o)
Solicited Person	6.2(a)
Share Issuance	5.23(a)
Shortfall Number	2.3(c)
Stifel	4.27
Stock Electing Company Share	2.1(b)
Stock Election	2.1(b)
Subsidiary	10.4(p)
Subsidiary Documents	4.2(b)

A-viii

Defined Term	Section
Successor Sub	Preamble
Superior Proposal	6.2(h)
Surviving Entity	Recitals
Tax	10.4(q)
Tax Counsel	7.12(b)
Tax Returns	10.4(r)
Trade Secrets	4.20(h)
WARN	4.14(a)

A-ix

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of May 3, 2015 (this “Agreement”), is entered into by and among PMFG, INC., a Delaware corporation (the “Company”), CECO ENVIRONMENTAL CORP., a Delaware corporation (“Parent”), TOP GEAR ACQUISITION INC., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and TOP GEAR ACQUISITION II LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Successor Sub”). The Company, Parent, Merger Sub and Successor Sub are herein referred to collectively as the “Parties” and each individually as a “Party.” Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined shall have the meanings set forth in Section 10.4 hereof.

WITNESSETH

WHEREAS, each of the Boards of Directors of the Company, Parent and Merger Sub has unanimously determined that it is in the best interests of its stockholders that the Company, Parent and Merger Sub enter into a business combination pursuant to which Merger Sub will merge with and into the Company (the “First Step Merger”), with the Company continuing as the surviving corporation in the First Step Merger and as a direct wholly owned subsidiary of Parent (the “First Step Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the Parties have determined that immediately following the effectiveness of the First Step Merger, and in pursuance of the overall plan to combine the business activities of the Company and Parent, the First Step Surviving Corporation shall be merged with and into Successor Sub (the “Second Step Merger” and, together with the First Step Merger, the “Mergers”), with Successor Sub continuing as the surviving entity in the Second Step Merger and as a direct wholly owned subsidiary of Parent (the “Surviving Entity”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”);

WHEREAS, each of the Boards of Directors of the Company, Parent, Merger Sub and Successor Sub has unanimously determined that the Mergers and the other transactions contemplated hereby are consistent with, and in furtherance of, its business strategies and goals, are fair to and in the best interests of its stockholders or members, as applicable, and has approved this Agreement and the Mergers upon the terms and conditions set forth herein;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Mergers shall be treated as a single integrated transaction, as described in Rev. Rul. 2001-46, 2001-2 C.B. 321, and shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986 (the “Code”);

WHEREAS, the Parties recognize that if the Mergers do not qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, the First Step Merger and the Second Step Merger will be treated as separate transactions for U.S. federal income tax purposes pursuant to Rev. Rul. 90-95, 1990-2 C.B. 67; and

WHEREAS, concurrently with the execution of this Agreement, certain stockholders of Parent are executing lock-up agreements in the form attached hereto as Exhibit A (the “Parent Lock-Up Agreements”), which Parent Lock-Up Agreements shall become effective only upon the First Step Effective Time, and a voting agreement in the form attached hereto as Exhibit B (the “Parent Voting Agreement”), which Parent Voting Agreement shall become effective upon execution of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

THE MERGERS

Section 1.1 The First Step Merger. At the First Step Effective Time and subject to and upon the terms and conditions of this Agreement and the DGCL, as part of an integrated transaction and plan of merger with the Second Step Merger, the First Step Merger shall be consummated, whereby Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall, subject to the requirements of Section 1.2, continue as the First Step Surviving Corporation and as a direct wholly owned subsidiary of Parent.

Section 1.2 The Second Step Merger.

Immediately following the First Step Effective Time and subject to and upon the terms and conditions of this Agreement, the DGCL and the DLLCA, the Second Step Merger shall be consummated, whereby the First Step Surviving Corporation shall be merged with and into Successor Sub, the separate corporate existence of the First Step Surviving Corporation shall cease and Successor Sub shall continue as the Surviving Entity and as a direct wholly owned subsidiary of Parent. There shall be no condition to the completion of the Second Step Merger other than the completion of the First Step Merger.

Section 1.3 Closing. Unless this Agreement shall have been terminated pursuant to its terms, the closing of the Mergers and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Squire Patton Boggs (US) LLP, 221 East Fourth Street, Cincinnati, Ohio 45202 on a date to be specified by the Parties (the actual date that the Closing shall occur being hereafter referred to as the “Closing Date”), which shall be no later than the second Business Day following the satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing). In connection with the Closing, each of the Parties shall execute such instruments and agreements as may be required by the DGCL and the DLLCA, as applicable, in the manner required by such Laws and deliver to and file such instruments and documents with Secretary of State of the State of Delaware, as applicable, and the Parties shall take all such other and further actions as may be required by Law to make the Mergers effective.

Section 1.4 Effective Times of the Mergers. Without limiting anything in Section 1.3, in connection with the Closing, the Parties shall cause (a) the First Step Merger to be consummated by filing a Certificate of Merger (the “First Step Certificate of Merger”) with the Secretary of State of the State of Delaware, with respect to the First Step Merger and (b) the Second Step Merger to be consummated by filing a Certificate of Merger (the “Second Step Certificate of Merger”) with the Secretary of State of the State of Delaware with respect to the Second Step Merger, in each case, in such forms as required by, and executed in accordance with, the relevant provisions of the DGCL and, with respect to the Second Step Merger, the DLLCA. The time of such filing of the First Step Certificate of Merger, or such other effective time as specified therein by mutual agreement of the Parties, with respect to the First Step Merger, is herein referred to as the “First Step Effective Time.” The time of such filing of the Second Step Certificate of Merger, or such other effective time as specified therein by mutual agreement of the Parties, with respect to the Second Step Merger, is herein referred to as the “Second Step Effective Time.” The Second Step Effective Time will occur after the First Step Effective Time.

Section 1.5 Effects of the Mergers.

(a) At the First Step Effective Time, the effects of the First Step Merger shall be as provided in this Agreement, the First Step Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Step Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall continue with, or vest in, as the case may be, the Company as the First Step Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company shall continue to be, or become, as the case may be, the debts, liabilities and duties of the Company as the First Step Surviving Corporation. As of the First Step Effective Time, the First Step Surviving Corporation shall be a direct wholly owned subsidiary of Parent.

(b) At the Second Step Effective Time, the effects of the Second Step Merger shall be as provided in this Agreement, the Second Step Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Step Effective Time, all the property, rights, privileges, powers and franchises of the First Step Surviving Corporation and Successor Sub shall continue with, or vest in, as the case may be, Successor Sub as the Surviving Entity, and all debts, liabilities and duties of the First Step Surviving Corporation and Successor Sub shall continue to be, or become, as the case may be, the debts, liabilities and duties of Successor Sub as the Surviving Entity. As of the Second Step Effective Time, the Surviving Entity shall be a direct wholly owned subsidiary of Parent.

Section 1.6 Subsequent Actions. If, at any time after the Second Step Effective Time, the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are reasonably necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of any of the constituent corporations acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Mergers or otherwise to carry out this Agreement, the directors and officers of the Surviving Entity shall be directed and authorized to execute and deliver, in the name and on behalf of any of such constituent corporations, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Entity or otherwise to carry out this Agreement.

Section 1.7 Certificate of Incorporation; Bylaws; Directors and Officers of the First Step Surviving Corporation. Unless otherwise agreed in writing by the Company and Parent before the First Step Effective Time, at the First Step Effective Time:

(a) the Certificate of Incorporation of the Company shall be amended and restated to read in its entirety as set forth on Exhibit C hereto, until thereafter amended as provided by the DGCL and such Certificate of Incorporation;

(b) the Bylaws of the Company shall be amended and restated to read in its entirety as set forth on Exhibit D hereto, until thereafter amended as provided by the DGCL, the Certificate of Incorporation of the Company and such Bylaws; and

(c) the directors of Merger Sub immediately prior to the First Step Effective Time shall serve as the directors of the First Step Surviving Corporation, and the officers of Merger Sub immediately prior to the First Step Effective Time shall serve as the officers of the First Step Surviving Corporation from and after the First Step Effective Time, in each case until their successors are elected or appointed or until their resignation or removal.

Section 1.8 Certificate of Formation; Limited Liability Company Agreement; Managers and Officers of the Surviving Entity. Unless otherwise determined by Parent before the Second Step Effective Time, at the Second Step Effective Time:

(a) the Certificate of Formation of Successor Sub as in effect immediately prior to the Second Step Effective Time shall be the Certificate of Formation of the Surviving Entity from and after the Second Step Effective Time, until thereafter amended as provided by the DLLCA and such Certificate of Formation, except that the name of the Surviving Entity shall be changed to “PMFG Acquisition LLC”;

(b) the Limited Liability Company Agreement of Successor Sub as in effect immediately prior to the Second Step Effective Time shall be the Limited Liability Company Agreement of the Surviving Entity from and after the Second Step Effective Time, until thereafter amended as provided by the DLLCA, the Certificate of Formation and such Limited Liability Company Agreement, except that the name of the Surviving Entity shall be changed to “PMFG Acquisition LLC”; and

(c) the managers of Successor Sub immediately prior to the Second Step Effective Time shall continue to serve as the managers of the Surviving Entity, and the officers of Successor Sub immediately prior to the Second Step Effective Time shall continue to serve in their respective offices as the officers of the Surviving Entity from and after the Second Step Effective Time, in each case until their successors are elected or appointed or until their resignation or removal.

ARTICLE II

EFFECT OF THE MERGERS ON CAPITAL STOCK

Section 2.1 Effect of the Merger on Company Capital Stock. At the First Step Effective Time, by virtue of the First Step Merger and without any further action on the part of Parent, Merger Sub, Successor Sub, the Company or the holders of any of the shares of any capital stock, limited liability company interests or other equity interests of the Company, Parent, Merger Sub or Successor Sub:

(a) all Common Stock, $0.01 par value per share, of the Company (the “Company Common Stock”) held in treasury or owned directly by the Company, any wholly owned Subsidiary of the Company, Merger Sub, Successor Sub or Parent shall cease to exist, and such shares, including any certificates therefor, shall automatically be cancelled and retired, shall not represent capital stock of the First Step Surviving Corporation or the Surviving Entity, and shall not be exchanged for the Merger Consideration. Shares of Company Common Stock that are canceled and retired pursuant to this Section 2.1(a) are hereinafter referred to as “Excluded Shares”; and

(b) each share of Company Common Stock (other than Excluded Shares and Dissenting Shares) issued and outstanding immediately prior to the First Step Effective Time shall be converted into and become the right to receive the following consideration:

(i) Each share of Company Common Stock with respect to which an election to receive cash (a “Cash Election”) has been properly made pursuant to Section 2.2(c) and not lost, revoked or changed pursuant to Sections 2.2(e) or 2.2(c) (each a “Cash Electing Company Share”) shall (subject to Section 2.3) be converted into the right to receive $6.85 in cash without interest (such per share amount is hereinafter referred to as the “Cash Consideration”).

(ii) Each share of Company Common Stock with respect to which an election to receive stock consideration (a “Stock Election”) has been properly made pursuant to Section 2.2(c) and not revoked or changed pursuant to Sections 2.2(c) or 2.2(e) (each a “Stock Electing Company Share”) shall (subject to Section 2.3) be converted into the right to receive the number of validly issued, fully paid and nonassessable shares of Common Stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) determined by dividing (A) $6.85 by (B) the Parent Trading Price (such quotient, calculated to the nearest one ten-thousandth, the “Exchange Ratio”), (such per share amount, together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.1(d), is hereinafter referred to as the “Parent Common Stock Consideration”); provided, however, that (x) if the number determined by dividing $6.85 by the Parent Trading Price is less than or equal to 0.5282, the Exchange Ratio shall be 0.5282 and (y) if the number determined by dividing $6.85 by the Parent Trading Price is greater than or equal to 0.6456, the Exchange Ratio shall be 0.6456. Without limiting the foregoing, without the prior written consent of Parent, in no event shall the aggregate number of shares of Parent Common Stock issuable pursuant to this Article II exceed 7,630,000 shares. As used in this Agreement, the term “Parent Trading Price” means the volume weighted average trading price of a share of Parent Common Stock on the NASDAQ Global Market (“NASDAQ”) for the 15 consecutive trading days ending on the trading day immediately preceding the Closing Date, as calculated by Bloomberg Financial LP under the function “VWAP”.

(iii) Each share of Company Common Stock that is not (A) an Excluded Share or (B) a share of Company Common Stock with respect to which a Cash Election or a Stock Election has been properly made pursuant to Section 2.2(c) and not revoked or changed pursuant to Section 2.2(e) (each, a “Non-Electing Company Share”) shall be converted into the right to receive the Cash Consideration or the Parent Common Stock Consideration, as determined pursuant to Section 2.3.

(c) Effective as of the First Step Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the First Step Effective Time (other than Excluded Shares and Dissenting Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of certificates (each, a “Certificate”) or evidence of shares in book-entry form (each such share, a “Book-Entry Share”) that immediately prior to the First Step Effective Time evidenced such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon surrender of such Certificate or Book-Entry Share in accordance with Section 3.2. For purposes of this Agreement, the term “Merger Consideration” with respect to a given share of Company Common Stock shall mean either the Cash Consideration (with respect to a share of Company Common Stock representing the right to receive the Cash Consideration) or the Parent Common Stock Consideration (with respect to a share of Company Common Stock representing the right to receive the Parent Common Stock Consideration).

(d) No Fractional Shares. No fractional shares of Parent Common Stock (including any certificates or scrips representing fractional shares of Parent Common Stock) shall be issued in respect of shares of Company Common Stock that are to be converted in the First Step Merger into the right to receive shares of Parent Common Stock. Each holder of shares of Company Common Stock (other than Excluded Shares) shall be entitled to receive, in lieu of any fractional share of Parent Common Stock to which such holder would otherwise have been entitled pursuant to Sections 2.1(b) and 2.3, an amount in cash (without interest), rounded up to the nearest whole cent, equal to the product obtained by multiplying (i) the fractional share of Parent Common Stock to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock held by such holder immediately prior to the First Step Effective Time (other than Excluded Shares), such holder’s unrevoked Cash Elections and Stock Elections and the provisions of Section 2.3) by (ii) the Parent Trading Price. For purposes of determining any fractional shares interest, to the extent practicable, all shares of Company Common Stock owned by a holder of record of Company Common Stock (other than holders of Excluded Shares and Dissenting Shares) shall be combined so as to calculate the maximum number of whole shares of Parent Common Stock issuable to such holder of record of Company Common Stock (other than holders of Excluded Shares and Dissenting Shares). For the avoidance of doubt, to the extent practicable, the amount of cash per share of Company Common Stock to be paid to any holder of record pursuant to this Section 2.1(d) shall not exceed the Parent Trading Price.

Section 2.2 Election Procedures.

(a) Promptly after the execution of this Agreement, Parent shall designate and appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent hereunder (the “Exchange Agent”) for the purpose of paying the Merger Consideration.

(b) Parent shall prepare and file as an exhibit to the Registration Statement a form of election, and other appropriate and customary transmittal materials, in such form and containing such provisions as Parent and the Company shall mutually agree consistent with the terms of this Agreement (collectively, the “Form of Election”). The Form of Election shall permit each Person who, at or prior to the Election Deadline, is a record holder (or, in the case of nominee record holders, the beneficial owner, through proper instructions and documentation) of any share of Company Common Stock (other than Excluded Shares) to specify the number of such holder’s shares of Company Common Stock with respect to which such holder makes a Cash Election and/or the number of such holder’s shares of Company Common Stock with respect to which such holder makes a Stock Election. The Form of Election shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the completed Form of Election and any Certificates to the Exchange Agent. To the extent practicable, the Form of Election will permit each holder that beneficially owns shares of the Company Common Stock, in more than one name or account, to specify (through appropriate and customary documentation and instructions) how to allocate the cash paid and shares of Parent Common Stock to be issued in the First Step Merger among the various accounts that such holder beneficially owns. Parent and the Company shall mail, or cause to be mailed, with the Joint Proxy Statement the Form of Election to all Persons who are record holders of shares of Company Common Stock as of the record date for the Company Stockholders’ Meeting. Parent and the Company shall each use commercially reasonable efforts to make, or cause to be made, the Form of Election available to all Persons who become holders of record (or beneficial owners) of shares of Company Common Stock during the period between the record date for the Company Stockholders’ Meeting and the close of business on the last Business Day immediately preceding the Election Deadline. As used in this Agreement, “Election Deadline” means 5:00 p.m., Eastern time, on the last Business Day immediately preceding the date of the Company Stockholders’ Meeting (after giving effect to any adjournment or postponement thereof), or on such other date as the Parties mutually agree.

(c) Any such election shall have been properly made only if the Exchange Agent shall have received at its designated office, by the Election Deadline, a Form of Election properly completed and signed and accompanied by Certificates, if any, representing the shares of Company Common Stock to which such Form of Election relates (or customary affidavits and indemnifications regarding the loss or destruction of such Certificates or by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act); provided, that such Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery). Holders of record of shares of Company Common Stock who hold such shares as nominees, trustees or in other representative capacities may submit multiple Forms of Election; provided that each such Form of Election covers all of the shares of Company Common Stock held by each such nominee, trustee or representative for a particular beneficial owner. Any share of Company Common Stock (other than Excluded Shares) with respect to which a proper Cash Election or Stock Election has not been made as aforesaid shall be deemed to be a Non-Electing Company Share. After a Cash Election or Stock Election has been validly made, any subsequent transfer of the shares of Company Common Stock as to which such election related shall automatically revoke such election.

(d) Parent and the Company shall publicly announce the anticipated date of the Election Deadline at least five Business Days prior to the anticipated date of the Company Stockholders’ Meeting. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(e) Any Cash Election or Stock Election may be revoked or changed with respect to all or any portion of the shares of Company Common Stock subject thereto (but only in whole share amounts) by the holder who submitted the applicable Form of Election by such holder submitting to the Exchange Agent a written notice of such revocation or change; provided such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. In addition, if this Agreement is terminated in accordance with Article IX, all Cash Elections and Stock Elections shall automatically be revoked and Parent will instruct the Exchange Agent to return all Certificates and Book-Entry Shares submitted or transferred to the Exchange Agent pursuant to this Section 2.2. If a Cash Election or Stock Election is properly and timely revoked or changed with respect to any shares of Company Common Stock, the Certificate or Certificates or Book-Entry Shares, as the case may be, relating to such revoked or changed Form of Election shall be promptly returned to the holder or representative that submitted the same to the Exchange Agent, except to the extent (if any) a subsequent Cash Election and/or Stock Election is properly made with respect to any or all of the Book-Entry Shares or shares of Company Common Stock represented by any such Certificate or Certificates.

(f) The good faith determination of the Exchange Agent (or the joint good faith determination of Parent and the Company, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not Cash Elections and Stock Elections shall have been properly made, revoked or changed pursuant to this Section 2.2 and as to when Cash Elections, Stock Elections, revocations and changes were received by the Exchange Agent. The Exchange Agent shall have reasonable discretion to disregard immaterial defects in the Forms of Election. Neither the Exchange Agent, Parent nor the Company shall be under any obligation to notify any Person of any defect in a Form of Election. The Exchange Agent (or Parent and the Company jointly, in the event that the Exchange Agent declines to make the following computations) shall also make all computations as to the proration contemplated by Section 2.3, and absent manifest error such computations shall be conclusive and binding on Parent, the Company and all holders of Company Common Stock. The Exchange Agent may, with the written agreement of Parent and the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), make any rules that are consistent with this Section 2.2 for the implementation of the Cash Elections and Stock Elections provided for in this Agreement and that shall be necessary or desirable to effect the Cash Elections and Stock Elections.

Section 2.3 Proration. Notwithstanding anything in this Agreement to the contrary:

(a) With respect to all shares of Company Common Stock (other than Excluded Shares and Dissenting Shares) issued and outstanding immediately prior to the First Step Effective Time:

(i) a number of shares of Company Common Stock equal to a number, rounded up to the nearest whole number, equal to (A) (1) the Aggregate Cash Consideration minus (2) the aggregate Equity Award Consideration payable pursuant to this Article II, divided by (B) the Cash Consideration (such number of shares, the “Cash Conversion Number”) shall be converted into the right to receive an amount per share equal to the Cash Consideration; and

(ii) the remainder of the shares of Company Common Stock (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive the Parent Common Stock Consideration per share.

For purposes of this Agreement, “Aggregate Cash Consideration” means an amount equal to (x) 21,482,172 multiplied by (y) the Cash Consideration multiplied by (z) 45%.

(b) If the aggregate number of Cash Electing Company Shares (such number of shares, the “Cash Election Number”) equals or exceeds the Cash Conversion Number, then:

(i) all Stock Electing Company Shares and all Non-Electing Company Shares shall be converted into the right to receive the Parent Common Stock Consideration per share; and

(ii) the number of Cash Electing Company Shares of each stockholder of the Company that shall be converted into the right to receive an amount per share equal to the Cash Consideration shall be a number of shares, rounded up to the nearest whole number, equal to the product obtained by multiplying (A) the number of Cash Electing Company Shares of such stockholder by (B) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number, and the remaining number of each such holder’s Cash Electing Company Shares shall be converted into the right to receive the Parent Common Stock Consideration per share.

(c) If the Cash Election Number is less than the Cash Conversion Number (such difference between the Cash Election Number and the Cash Conversion Number, the “Shortfall Number”), then:

(i) all Cash Electing Company Shares shall be converted into the right to receive an amount per share equal to the Cash Consideration; and

(ii) the Stock Electing Company Shares and the Non-Electing Company Shares shall be treated in the following manner:

(A) if the Shortfall Number is less than or equal to the aggregate number of Non-Electing Company Shares, then (x) all Stock Electing Company Shares shall be converted into the right to receive the Parent Common Stock Consideration per share and (y) the number of Non-Electing Company Shares of each stockholder of the Company that shall be converted into the right to receive an amount per share equal to the Cash Consideration shall be a number of shares, rounded up to the nearest whole number, equal to the product obtained by multiplying (1) the number of Non-Electing Company Shares of such stockholder by (2) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the aggregate number of Non-Electing Company Shares, and the remaining number of such holder’s Non-Electing Company Shares shall be converted into the right to receive the Parent Common Stock Consideration per share; or

(B) if the Shortfall Number exceeds the aggregate number of Non-Electing Company Shares, then (x) all Non-Electing Company Shares shall be converted into the right to receive an amount per share equal to the Cash Consideration and (y) the number of Stock Electing Company Shares of each stockholder of the Company that shall be converted into the right to receive an amount per share equal to the Cash Consideration shall be a number of shares, rounded up to the nearest whole number, equal to the product obtained by multiplying (1) the number of Stock Electing Company Shares of such stockholder by (2) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the aggregate number of Non-Electing Company Shares and the denominator of which is the aggregate number of Stock Electing Company Shares, and the remaining number of such holder’s Stock Electing Company Shares shall be converted into the right to receive the Parent Common Stock Consideration per share.

Section 2.4 Effect of the First Step Merger on Capital Stock of Merger Sub. At the First Step Effective Time, each share of Common Stock, no par value, of Merger Sub issued and outstanding immediately prior to the First Step Effective Time shall be converted into and become one fully paid share of common stock, par value $0.01 per share, of the First Step Surviving Corporation and constitute the only outstanding shares of capital stock of the First Step Surviving Corporation.

Section 2.5 Treatment of Company Equity Awards.

(a) As of the First Step Effective Time, each option to purchase shares of Company Common Stock or other right to purchase shares of Company Common Stock under any Company Equity Plan (each a “Company Option”), to the extent it is outstanding and unexercised immediately prior thereto, shall become fully vested as of the First Step Effective Time and shall by virtue of the First Step Merger and without any action on the part of any holder of any Company Option be automatically cancelled and the holder thereof will receive, as soon as reasonably practicable following the First Step Effective Time a cash payment (without interest) with respect thereto equal to the product of (i) the excess, if any, of the Cash Consideration over the exercise price per share of such Company Option and (ii) the number of shares of Company Common Stock issuable upon exercise of such Company Option (collectively, the “Option Consideration”). As of the First Step Effective Time, all Company Options, whether or not vested or exercisable, shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the Option Consideration. The Option Consideration shall in all cases be paid in cash and shall not be subject to the proration contemplated by Section 2.3.

(b) Other than a Company RSU granted subsequent to the date of this Agreement in accordance with Schedule 6.1(b) of the Company Disclosure Schedule (which shall be treated in the manner set forth in Schedule 6.1(b) of the Company Disclosure Schedule), as of the First Step Effective Time, (i) each restricted stock unit granted under any Company Equity Plan (each a “Company RSU” and together with the Company Options, the “Company Equity Awards”) which is outstanding immediately prior thereto shall become fully vested as of the First Step Effective Time, (ii) each Company RSU shall by virtue of the First Step Merger and without any action on the part of any holder of any Company RSU be automatically cancelled, and the holder thereof will receive, as soon as reasonably practicable following the First Step Effective Time, a cash payment (without interest) with respect thereto equal to the product of (A) the aggregate number of shares of Company Common Stock subject to such Company RSU multiplied by (B) the Cash Consideration (collectively, the “RSU Consideration” and, together with the Option Consideration, the “Equity Award Consideration”) and (iii) all Company RSUs that are outstanding immediately prior thereto, whether or not vested, shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company RSU shall cease to have any rights with respect thereto, except the right to receive the RSU Consideration. The RSU Consideration shall in all cases be paid in cash and shall not be subject to the proration contemplated by Section 2.3.

(c) As of the First Step Effective Time, each share of restricted stock granted under any Company Equity Plan (each a “Company Restricted Share”) which is outstanding immediately prior thereto shall, as of the First Step Effective Time, become fully vested and the restrictions with respect thereto shall lapse, and shall be treated as an outstanding share of Company Common Stock for purposes of this Article II.

(d) Payment of any cash amounts to be paid in respect of Company Equity Awards or Company Restricted Shares may be made through the Surviving Entity’s payroll.

Section 2.6 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the First Step Effective Time that are held by any holder who has not voted in favor of the Mergers and who is entitled, pursuant to Section 262 of the DGCL to demand and properly demands appraisal of such shares of Company Common Stock (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such share of Company Common Stock of such holder shall thereupon be deemed to be a Non-Electing Company Share for all purposes of this Agreement, unless such holder of Dissenting Shares shall thereafter otherwise make a timely Stock Election or Cash Election under this Agreement. If any holder of Dissenting Shares shall have so failed to perfect or has effectively withdrawn or lost such holder’s right to dissent from the Mergers after the Election Deadline, each of such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted into and to have become, as of the First Step Effective Time, the right to receive the Parent Common Stock Consideration or the Cash Consideration, or a combination thereof, as determined pursuant to the terms of this Agreement. The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights to appraisal, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, settle or offer to settle, or approve any withdrawal of any such demands.

Section 2.7 Effect of the Second Step Merger on Capital Stock of the First Step Surviving Corporation. At the Second Step Effective Time, each share of Common Stock, par value $0.01 per share, of the First Step Surviving Corporation issued and outstanding immediately prior to the Second Step Effective Time shall be cancelled and shall not be converted into limited liability company interests or other equity interests of the Surviving Entity. Immediately after the completion of the Second Step Merger, Parent shall own all of the issued and outstanding limited liability company interests or other equity interests of the Surviving Entity.

ARTICLE III

SURRENDER OF SHARES OF COMPANY COMMON STOCK FOR MERGER

CONSIDERATION

Section 3.1 Delivery of the Merger Consideration. Prior to the First Step Effective Time, Parent shall deposit with the Exchange Agent, pursuant to an agreement providing for the matters set forth in this Article III and such other matters as may be appropriate and the terms of which shall be mutually acceptable to Parent and the Company, an amount in cash and shares of Parent Common Stock (which shall be in non-certificated book entry form) sufficient to effect the conversion of each share of Company Common Stock (other than Excluded Shares and Dissenting Shares) into the applicable Merger Consideration pursuant to this Agreement. Parent agrees to make available to the Exchange Agent from time to time as needed, any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor pursuant to Section 2.1(d) and any dividends or other distributions which a holder of Company Common Stock has the right to receive pursuant to Section 3.3). All such shares of Parent Common Stock and cash deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund”. The cash in the Exchange Fund will be invested by the Exchange Agent as directed by Parent in money market funds or similar short-term liquid investments. The Exchange Fund shall not be used for any other purpose. Parent shall promptly replace or restore or shall cause the prompt replacement or restoration of the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make such payments required under this Agreement. Nothing contained in this Section 3.1, and no investment losses resulting from investment of the funds deposited with the Exchange Agent, shall diminish the rights of any holder of Company Common Stock to receive the Merger Consideration.

Section 3.2 Exchange Procedures.

(a) Promptly after the First Step Effective Time, but in any event not more than five Business Days after the First Step Effective Time, Parent shall take all steps reasonably necessary to cause the Exchange Agent to mail to each holder of record of Non-Electing Company Shares as of immediately prior to the First Step Effective Time (each such holder, a “Non-Electing Company Holder”), subject to Section 2.3, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate representing any Non-Electing Company Shares held by such Non-Electing Company Holder shall pass, only upon delivery of the completed letter of transmittal and such Certificate to the Exchange Agent and shall be in customary form and as Parent and the Company shall mutually agree) for return to the Exchange Agent and (ii) instructions for use in effecting the surrender of Certificate or Book-Entry Shares in exchange for the total amount of Merger Consideration that such Non-Electing Company Holder is entitled to receive in exchange for such holder’s Non-Electing Company Shares in the First Step Merger pursuant to this Agreement (including cash in lieu of a fractional share of Parent Common Stock to be paid pursuant to Section 2.1(d), if any). Such instructions shall be reasonable and consistent with the provisions of this Agreement and shall be in customary form and upon customary terms for transactions similar to the First Step Merger; provided, however, that prior to the First Step Effective Time, Parent shall afford the Company a reasonable opportunity to review and comment on such transmittal materials and obtain the Company’s approval of such materials, which approval shall not be unreasonably withheld, conditioned or delayed. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the stock transfer records of the Company, the appropriate Merger Consideration may be paid or issued, as appropriate, to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. From and after the First Step Effective Time, until surrendered as contemplated by this Section 3.2, each Certificate and Book-Entry Share representing Non-Electing Company Shares held by a Non-Electing Company Holder shall be deemed to represent only the right to receive the total amount of Merger Consideration to which such Non-Electing Company Holder is entitled in exchange for such Non-Electing Company Shares as contemplated by Article II.

(b) Upon surrender by a Non-Electing Company Holder to the Exchange Agent of all Certificates representing such holder’s Non-Electing Company Shares, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, each Non-Electing Company Holder shall be entitled to receive as promptly as reasonably practicable in exchange therefor (and in any event within 10 Business Days following such surrender): (i) the number of whole shares of Parent Common Stock (which shall be in non-certificated book entry form), if any, into which such holder’s shares of Company Common Stock represented by such holder’s properly surrendered Non-Electing Company Shares were converted in accordance with Article II, and all Certificates representing such Non-Electing Company Shares so surrendered shall be forthwith cancelled, and (ii) an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 3.7) equal to (A) the amount of cash (consisting of the Cash Consideration and cash in lieu of a fractional share of Parent Common Stock to be paid pursuant to Section 2.1(d)), if any, into which such holder’s shares of Company Common Stock represented by such holder’s properly surrendered Certificates were converted in accordance with Article II, plus (B) any cash dividends and other distributions that such holder has the right to receive pursuant to Section 3.3.

(c) As of the First Step Effective Time, each Person who immediately prior thereto was a stockholder of the Company who properly made and did not revoke or change a Cash Election and/or a Stock Election shall be entitled to receive as promptly as reasonably practicable in exchange therefor (and in any event within 10 Business Days following the First Step Effective Time): (i) the number of whole shares of Parent Common Stock (which shall be in non-certificated book entry form), if any, into which such holder’s shares of Company Common Stock represented by such holder’s properly surrendered shares of Company Common Stock were converted in accordance with Article II, and all Certificates representing the shares of Company Common Stock so surrendered shall be forthwith cancelled, and (ii) an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 3.7) equal to (A) the amount of cash (consisting of the Cash Consideration and cash in lieu of a fractional share of Parent Common Stock to be paid pursuant to Section 2.1(d)), if any, into which such holder’s shares of Company Common Stock represented by such holder’s properly surrendered Certificates were converted in accordance with Article II, plus (B) any cash dividends and other distributions that such holder has the right to receive pursuant to Section 3.3.

Section 3.3 Dividends and Distributions. No dividends or other distributions with respect to shares of Parent Common Stock with a record date after the First Step Effective Time shall be paid to the holder of any unsurrendered shares of Company Common Stock until such shares of Company Common Stock are surrendered as provided in this Article III or Section 2.2(c). Subject to the effect of applicable Laws, following such surrender, there shall be paid, without interest, to the record holder of the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock (a) when any payment or distribution of a certificate representing any share(s) of Parent Common Stock is made to such holder pursuant to Section 3.2(b) or (c), all dividends and other distributions payable in respect of such Parent Common Stock with a record date after the First Step Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (b) on the appropriate payment date, the dividends or other distributions payable with respect to such Parent Common Stock with a record date after the First Step Effective Time but prior to surrender and with a payment date subsequent to such surrender. For purposes of dividends and other distributions in respect of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the First Step Merger shall be entitled to dividends and other distributions on or in respect of Parent Common Stock pursuant to the immediately preceding sentence as if issued and outstanding as of the First Step Effective Time.

Section 3.4 Transfer Books; No Further Ownership Rights in Shares. From and after the First Step Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. After the First Step Effective Time, the holders of shares of Company Common Stock shall cease to have any rights with respect to such shares, except the right to receive the Merger Consideration and such dividends and other distributions on or in respect of shares of Parent Common Stock issued in exchange therefor as provided herein or as otherwise provided by applicable Law. If, after the First Step Effective Time, any shares of Company Common Stock are presented to the Exchange Agent, the First Step Surviving Corporation or the Surviving Entity for any reason, they shall be canceled and exchanged as provided in Article II.

Section 3.5 Termination of Fund; No Liability. At any time following 12 months after the First Step Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to Parent (a) shares of Parent Common Stock held by the Exchange Agent for payment of the Parent Common Stock Consideration and (b) cash held by the Exchange Agent for payment of Cash Consideration and cash payments in lieu of fractional shares of Parent Common Stock, in each case, for which the Exchange Agent shall not have been obligated to deliver to holders of shares of Company Common Stock pursuant to Section 3.2. Thereafter, holders of shares of Company Common Stock shall be entitled to look only to Parent, which shall thereafter act as the Exchange Agent (subject to abandoned property, escheat or other similar Laws), as general creditors of Parent with respect to the delivery of the Merger Consideration (including payment of cash in lieu of fractional shares of Parent Common Stock) upon due surrender of the Certificates or Book-Entry Shares held by such holders. None of Parent, the First Step Surviving Corporation, the Surviving Entity or the Exchange Agent shall be liable to any Person for any Merger Consideration delivered to a public official pursuant to any abandoned property, escheat or similar Law from and after the date that any such Law shall become applicable to the Merger Consideration.

Section 3.6 Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit attesting to that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if requested by Parent, the delivery by such Person of a bond (in such amount as Parent or the Surviving Corporation may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent, the First Step Surviving Corporation or the Surviving Entity on account of the alleged loss, theft or destruction of such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such holder is entitled as determined and otherwise in accordance with Article II, together with any cash dividends and other distributions to which such holder is entitled pursuant to Section 3.3.

Section 3.7 Withholding Taxes. Parent or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Company Common Stock or Company Equity Awards such amounts as Parent or the Exchange Agent are required to deduct and withhold and remit to the appropriate Tax authority with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. Tax Law. To the extent that such amounts are properly withheld by Parent or the Exchange Agent and paid over on a timely basis to the appropriate Tax authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock or Company Equity Awards in respect of whom such deduction and withholding were made by Parent or the Exchange Agent. Any applicable Tax withholdings with respect to the consideration payable in respect of a Company Restricted Share first shall reduce the number of shares of Parent Common Stock, if any, payable in respect of such Company Restricted Share.

Section 3.8 Adjustments. Without limiting the other provisions of this Agreement, in the event that (a) the Company changes the number of shares of Company Common Stock issued and outstanding or (b) Parent changes the number of shares of Parent Common Stock issued and outstanding, in each case following the Capitalization Date but prior to the First Step Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration and the Equity Award Consideration shall be equitably adjusted to reflect such change.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the disclosure schedule of the Company delivered to Parent concurrently herewith (the “Company Disclosure Schedule”), with specific reference to the Section of this Agreement to which the information stated in such Company Disclosure Schedule relates, or another Section of the Company Disclosure Schedule to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section of this Agreement or (b) the Company SEC Reports publicly available prior to the date of this Agreement (excluding (x) any disclosures set forth in any section of any such filings entitled “Risk Factors,” “Forward-Looking Statements” or “Quantitative and Qualitative Disclosures About Market Risk” or any other disclosures contained or referenced therein regarding information, factors or risks that are predictive, cautionary or forward-looking in nature and (y) any exhibits or other documents appended thereto or incorporated by reference therein), it being understood that any matter disclosed in any such filings shall be deemed to be disclosed for purposes of this Article IV only to the extent that it is reasonably apparent on the face of such disclosure in such filing that such disclosure is applicable to a Section of this Article IV (other than, in each case, any matters required to be disclosed for purposes of Section 4.3 (Capitalization), which matters shall be specifically disclosed in Section 4.3 of the Company Disclosure Schedule), the Company hereby represents and warrants to Parent, Merger Sub and Successor Sub as follows:

Section 4.1 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. Each of the Company’s Subsidiaries is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of the jurisdiction of its organization, and has the requisite corporate, limited liability company or similar organizational power and authority to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each of the Company and each of its Subsidiaries is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. A true and complete list of all of the Company’s Subsidiaries, together with the jurisdiction of organization of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock or ownership interests owned by the Company or another Subsidiary, is set forth in Section 4.1 of the Company Disclosure Schedule. Except as set forth in Section 4.1 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment and comprising less than 2% of the outstanding stock of such company.

Section 4.2 Certificate of Incorporation; Bylaws.

(a) The Company has made available to Parent complete and correct copies of its Certificate of Incorporation and Bylaws, each as amended to date. Such Certificate of Incorporation and Bylaws are in full force and effect. The Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

(b) The Company has made available to Parent complete and correct copies of the Certificate of Incorporation and Bylaws (or equivalent organizational documents) of each of the Material Company Subsidiaries, each as amended to date (the “Subsidiary Documents”). Such Subsidiary Documents are in full force and effect. No Material Company Subsidiary is in material violation of any of the provisions of its Subsidiary Documents.

Section 4.3 Capitalization.

(a) The authorized capital stock of the Company consists exclusively of (i) 50,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of Preferred Stock, $0.01 par value per share, none of which Preferred Stock is issued, outstanding or reserved for issuance as of the date of this Agreement. As of May 1, 2015 (the “Capitalization Date”), (i) 21,196,006 shares of Company Common Stock (inclusive of Company Restricted Shares) were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no such shares of Company Common Stock were held in treasury, (ii) no shares of Company Common Stock were held by Subsidiaries of the Company, and (iii) 286,166 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Options or Company RSUs granted under the Company incentive plans and agreements listed in Section 4.3(a) of the Company Disclosure Schedule (the “Company Equity Plans”), and 842,428 shares of Company Common Stock remained available for future issuance under the Company Equity Plans. Since the Capitalization Date through the date of this Agreement, the Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to the outstanding Company Options, Company RSUs and other rights referred to above in this Section 4.3(a). Except as set forth in this Section 4.3 or Section 4.3(a) of the Company Disclosure Schedule, and other than Company Equity Awards or Company Restricted Shares issued in accordance with Schedule 6.1(b) of the Company Disclosure Schedule, there are no options, warrants, convertible securities or other similar rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in Section 4.3(a) of the Company Disclosure Schedule or for intercompany receivables and payables made in the ordinary course of business consistent with past practice, there are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock or other equity interests of any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. There are no outstanding preemptive rights with respect to the Company Common Stock. All of the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares or other equity interests are owned by the Company or another Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances of any nature whatsoever.

(b) Except for Company Equity Awards or Company Restricted Shares issued in accordance with Schedule 6.1(b) of the Company Disclosure Schedule, the only shares of capital stock or warrants, options, convertible securities, exchangeable securities or other rights to acquire capital stock of the Company (or rights or benefits measured in whole or in part by the value of capital stock of the Company) that shall be issued or outstanding shall be shares of Company Common Stock, Company Options and Company RSUs representing in the aggregate not more than 21,482,172 Fully Diluted Share Equivalents. As used in this Agreement, “Fully Diluted Share Equivalents” means, at any time, the sum of (i) the number of issued and outstanding shares of Company Common Stock plus (ii) a number of shares of Company Common Stock equivalent to the quotient obtained by dividing (A) the aggregate Equity Award Consideration by (B) the Cash Consideration.

Section 4.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholders’ Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than receipt of the Company Stockholders’ Approval and the filing of the First Step Certificate of Merger). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by each of Parent, Merger Sub and Successor Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (the “Bankruptcy and Equity Exceptions”).

Section 4.5 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 4.5(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company or the Subsidiary Documents of any of the Material Company Subsidiaries, (ii) assuming compliance with the matters referred to in Section 4.5(b)(i)-(v) below, conflict with or violate in any material respect any Law applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound, or (iii) result in any breach of or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of any Company Material Contract, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its Subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties is bound, except for any such breaches, defaults, impairment, alterations, rights of termination, amendment, acceleration or cancellation, liens, encumbrances or other occurrences with respect to clause (iii) above that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements of the Securities Act and the Exchange Act; (ii) for the HSR Act; (iii) for requirements under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of NASDAQ; (iv) for the filing of the First Step Certificate of Merger, the Second Step Certificate of Merger, and appropriate documents with relevant authorities of other jurisdiction in which the Company or any Company Subsidiary is qualified to do business; and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the First Step Merger, or otherwise prevent or materially delay the Company from performing its obligations under this Agreement, or would not otherwise reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.6 Compliance; Permits.

(a) Except as disclosed in Section 4.6(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in conflict with, or in violation of, nor, since June 30, 2012, received written notice of any conflict with or violation of, any Law applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound, except for any such conflicts or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) The Company and its Subsidiaries hold all permits, franchises, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from Governmental Authorities that are necessary for the operation of the business of the Company and its Subsidiaries (collectively, the “Company Permits”), except where the failure to hold such Company Permits would not have a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance with the terms of each of the Company Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.7 SEC Filings; Financial Statements.

(a) The Company has filed all forms, reports and other documents (including exhibits and all other information incorporated by reference) required to be filed by the Company with the Securities and Exchange Commission (the “SEC”) since June 30, 2012, including (i) its Annual Reports on Form 10-K for the fiscal years ended June 30, 2012, June 29, 2013 and June 28, 2014, (ii) all proxy statements relating to the Company’s meetings of stockholders (whether annual or special) held since June 30, 2012, (iii) all other reports or registration statements filed by the Company with the SEC since June 30, 2012, and (iv) all amendments and supplements to the foregoing filed by the Company with the SEC since June 30, 2012 (collectively, the “Company SEC Reports”). The Company SEC Reports (A) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports. To the Knowledge of the Company, none of the Company SEC Reports is subject to ongoing SEC review. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC, other than as part of Company’s consolidated group. The Company is and has been since June 30, 2012 in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in or incorporated by reference into the Company SEC Reports at the time filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates and was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and each fairly presents in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements included therein were or are subject to normal and recurring year-end adjustments as permitted by GAAP. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date of this Agreement, Grant Thornton LLP has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c) The Company has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) promulgated under the Exchange Act) that are designed to provide reasonable assurance that material information (both financial and non-financial) relating to the Company and its Subsidiaries required to be disclosed by the Company in the reports that it files with the SEC is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding disclosure and to make the certifications of the principal executive officer and the principal financial officer of the Company required by Section 302 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) with respect to such reports. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in Sarbanes-Oxley.

(d) The Company has established and maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) promulgated under the Exchange Act). Such internal controls are designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. Since June 30, 2012 through the date of this Agreement, the Company has disclosed to the Company’s auditors and audit committee, to the extent required by Sarbanes-Oxley or the Exchange Act, and based upon the most recent evaluation of the principal executive officer and principal financial officer, (i) any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect in a material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls over financial reporting. The Company has made available to Parent a summary of any such disclosure regarding material weaknesses and fraud made by management to the Company’s auditors and audit committee from June 30, 2012 through the date of this Agreement. For purposes of this Agreement, a “significant deficiency” in controls means an internal control deficiency that adversely affects an entity’s ability to initiate, authorize, record, process, or report external financial data reliably in accordance with GAAP. A “significant deficiency” may be a single deficiency or a combination of deficiencies that results in more than a remote likelihood that a misstatement of the annual or interim financial statements that is more than inconsequential will not be prevented or detected. For purposes of this Agreement, a “material weakness” in internal controls means a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Section 4.8 Absence of Certain Changes or Events. Except as set forth in Section 4.8 of the Company Disclosure Schedule or in the Company SEC Reports filed with the SEC since June 28, 2014 and publicly available prior to the date of this Agreement, and except for the transactions contemplated hereby, since June 28, 2014 through the date of this Agreement, (a) the Company has conducted its business in the ordinary course consistent with past practice, (b) the Company has not amended its Certificate of Incorporation or Bylaws, (c) there has not occurred any event, occurrence, condition, change, development, set of facts or circumstances that has had or would reasonably be expected to have a Material Adverse Effect on the Company, and (d) there has not occurred any other action or event that would have required the consent of Parent pursuant to Section 6.1(a), (b), (d), (e)(i), (e)(ii), (f), (h), (k), (l), (m), (n) or (p) had such action or event occurred after the date of this Agreement.

Section 4.9 No Undisclosed Liabilities. Except as disclosed in Section 4.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except liabilities (a) disclosed in the Company’s audited balance sheet (including any related notes thereto) as of June 28, 2014 included in the Company SEC Reports filed and publicly available prior to the date of this Agreement (the “Recent Company Balance Sheet”), (b) incurred since June 28, 2014 in the ordinary course of business consistent with past practice, (c) reasonably incurred in connection with the transactions contemplated by this Agreement or (d) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.10 Material Contracts.

(a) Section 4.10(a) of the Company Disclosure Schedule sets forth a list of each contract, agreement, arrangement or other commitment other than those contracts, agreements, arrangements and other commitments that are Company Employee Plans or Non-U.S. Company Employee Plans, as of the date of this Agreement, to which the Company or any of its Subsidiaries is a party or by which any of them is bound: (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K); (ii) pursuant to which the Company and its Subsidiaries will spend or receive (or are expected to spend or receive), in the aggregate, more than $1,000,000 during the current fiscal year, other than contracts, agreements, arrangements or other commitments with customers or suppliers of the Company or any of its Subsidiaries entered into in the ordinary course of business; (iii) that (A) prohibits or otherwise restricts, in any material respect, the Company or any of its Subsidiaries from freely engaging in business anywhere in the world (including any agreement that restricts, in any material respect, the Company or any of its Subsidiaries from competing in any line of business or in any geographic area), other than prohibitions or restrictions on the use of confidential or proprietary information or on soliciting or hiring any Person, or (B) requires exclusive referrals of business or requires the Company or any of its Subsidiaries to offer specified products or services to their customers on a priority or exclusive basis, in each case of subclauses (A) and (B) other than contracts or agreements with sales representatives entered into in the ordinary course of business; (iv) (A) that is a mortgage, indenture, guarantee, loan or credit agreement, security agreement or other contract relating to indebtedness, the borrowing of money, deferred purchase price of property, extension of credit or (B) that is a letter of credit or guarantee outstanding as of March 28, 2015, in each case of subclauses (A) and (B) in excess of $100,000 (other than (1) accounts receivables and payables, (2) surety bonds entered into in the ordinary course of business or (3) unsecured loans to or among the Company or direct or indirect wholly owned Subsidiaries entered into in the ordinary course of business); (v) that is a financial hedging agreement or that involves or evidences similar trading activities; (vi) that involves any joint venture, partnership or similar joint ownership arrangement; (vii) that would obligate the Company or any of its Subsidiaries to file a registration statement under the Securities Act; (viii) that was entered into after June 30, 2012 and that involves acquisitions or dispositions, directly or indirectly (by merger or otherwise), of (A) capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or (B) assets (other than inventory or other materials acquired by the Company or its Subsidiaries in the ordinary course of business) or capital stock or other voting securities or equity interests of another Person or assets (other than products or services provided by the Company or any of its Subsidiaries) of the Company or any of its Subsidiaries for aggregate consideration in excess of $1,000,000 (including any continuing or contingent obligations of the Company or any of its Subsidiaries); (ix) other than with respect to the sale of products or services in the ordinary course of business, that grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company or any of its Subsidiaries; (x) where the direct counterparty is a Governmental Authority (other than a state-owned enterprise) and pursuant to which the Company or its Subsidiaries will receive (or are expected to receive), in the aggregate, more than $250,000 during the current fiscal year, (xi) with or to a labor union, works council or guild (including any collective bargaining agreement), other than contracts, agreements, arrangements or other commitments that are not material to the Company or any Material Company Subsidiary; or (xii) under which the consequences of a default, nonrenewal, termination or reduction of purchases or sales thereunder would reasonably be expected to have a Material Adverse Effect on the Company (collectively, the “Company Material Contracts”). The Company has heretofore made available to Parent correct and complete copies of each Company Material Contract in existence as of the date of this Agreement, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

(b) Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract. Neither the Company nor any of its Subsidiaries has received written notice of termination or written notice that it is in breach of or default under the terms of any Company Material Contract where such termination, breach or default would reasonably be expected to have a Material Adverse Effect on the Company. Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exceptions.

Section 4.11 Absence of Litigation. Section 4.11 of the Company Disclosure Schedule sets for a list of all material (a) claims, actions, suits or proceedings pending, to the Knowledge of the Company, threatened and (b) to the Knowledge of the Company, all investigations or audits pending or threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, before any court, arbitrator or other Governmental Authority. As of the date of this Agreement, there are no claims, actions, suits or proceedings pending or, to the Knowledge of the Company, threatened and to the Knowledge of the Company, there are no investigations or audits pending or threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, before any court, arbitrator or other Governmental Authority that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Company. As of the date of this Agreement, neither the Company nor any of its Subsidiaries nor any of their respective businesses or properties are subject to or bound by any injunction, order, judgment, decree or regulatory restriction of any Governmental Authority that would reasonably be expected to result in a liability that would have, individually or in the aggregate, in a Material Adverse Effect on the Company. As of the date of this Agreement, there are no SEC inquiries or investigations or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any officers, directors or employees of the Company.

Section 4.12 Registration Statement; Joint Proxy Statement. Subject to the accuracy of the representations and warranties of Parent, Merger Sub and Successor Sub in Section 5.12, none of the information supplied or to be supplied in writing by or on behalf of the Company specifically for inclusion or incorporation by reference in the registration statement to be filed with the SEC by Parent in connection with the Share Issuance (the “Registration Statement”) will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied in writing by or on behalf of the Company specifically for inclusion or incorporation by reference in the joint proxy statement, in definitive form, relating to the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting, or in the related proxy and notice of meeting, or soliciting material used in connection therewith (referred to herein collectively as the “Joint Proxy Statement”) will, on the dates first mailed to stockholders and at the times of the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information provided by the Company for inclusion in the Joint Proxy Statement (except for information relating solely to Parent) will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent, Merger Sub or Successor Sub for inclusion or incorporation by reference in the Joint Proxy Statement.

Section 4.13 Company Employee Plans; Employment Agreements.

(a) Section 4.13(a) of the Company Disclosure Schedule lists all employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), all material employee welfare benefit plans (as defined in Section 3(1) of ERISA) and all other material bonus, stock option, stock purchase, incentive, deferred compensation, retention, change in control, supplemental retirement, severance and other similar material fringe or employee benefit plans, programs or arrangements, written or otherwise, for the benefit of, or relating to, any employee or director of or consultant to the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company within the meaning of Sections 414(b) or 414(c) of the Code (an “ERISA Affiliate”), or any Subsidiary of the Company, as well as each material plan with respect to which the Company or an ERISA Affiliate could incur material liability, including, without limitation, liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (collectively, other than Non-U.S. Company Employee Plans, the “Company Employee Plans”). The Company has made available to Parent correct and complete copies of (i) each material Company Employee Plan (other than those referred to in Section 4(b)(4) of ERISA), including the current plan document and all material amendments, summary plan description and any material modifications thereto, material trust agreements, material third party administration agreements, material investment advisor agreements, and Internal Revenue Service (“IRS”) determination and opinion letters, (ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, and (iii) the most recent actuarial valuation for each Company Employee Plan subject to Title IV of ERISA. For purposes of this Section 4.13(a), the term “material,” used with respect to any Company Employee Plan, shall mean that the Company or an ERISA Affiliate has incurred or may incur obligations in an annual amount exceeding $150,000 with respect to such Company Employee Plan.

(b) Except as provided in Section 4980B of the Code, Part 6 of Title I of ERISA or any similar state or local Laws, (i) none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, (ii) none of the Company Employee Plans is a “multiemployer plan” as such term is defined in Section 3(37) of ERISA; (iii) there have been no material non-exempt “prohibited transactions,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan; (iv) with respect to all Company Employee Plans, there have not been any violations of, or failures to comply with, the applicable requirements prescribed by any and all Laws (including ERISA and the Code) currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS, or Secretary of the Treasury) that would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Company, (v) the Company and each of its Subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no Knowledge of any default or violation by any other party to, any of the Company Employee Plans; (vi) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (vii) all material contributions required to be made to any Company Employee Plan pursuant to Section 412 of the Code, or the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (viii) with respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred, in each case, that would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Company; (ix) neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA (other than liability for premium payments to the PBGC arising in the ordinary course); and (x) there is not, has not been and will not be any violation of the deduction limitations imposed by Section 162(m) of the Code pursuant to or in connection with any Company Employee Plan that would reasonably be expected have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) Section 4.13(c) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company or any of its Subsidiaries who holds, as of the Capitalization Date, (i) any Company Options, together with the number of shares of Company Common Stock subject to such Company Options, the exercise prices of such Company Options (to the extent determined as of the date of this Agreement), whether such Company Options are intended to qualify as an incentive stock options within the meaning of Section 422(b) of the Code (an “ISO”), and the expiration date of such Company Options; (ii) any other right, directly or indirectly, to acquire the Company Common Stock (including Company RSUs), together with the number of shares of the Company Common Stock subject to such right. Section 4.13(c) of the Company Disclosure Schedule also sets forth the total number of such ISOs, such nonqualified options and such other rights. The per share exercise price for each Company Option equaled or exceeded the fair market value of one share of the Company Common Stock on the date of grant.

(d) Section 4.13(d) of the Company Disclosure Schedule sets forth (i) all employment agreements with officers of the Company or any of its Subsidiaries that has material operations within the United States and (ii) all written agreements with individual consultants or employees obligating the Company or any of its Subsidiaries to pay an annual base salary in excess of $150,000 per agreement.

(e) With respect to each Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), there have been no failures to operate such Company Employee Plan in compliance with or to have such Company Employee Plan in documentary compliance with the applicable provisions of Section 409A of the Code and the final regulations and other guidance promulgated thereunder (collectively, “Section 409A”), which such failures would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. With respect to each such Company Employee Plan that is not intended to be subject to Section 409A because it is not a nonqualified deferred compensation plan under Section 409A and the regulations thereunder or is otherwise exempt from its application, all the conditions required to retain such treatment remain in effect and are not reasonably expected to change so as to subject such Company Employee Plan to Section 409A. None of the Company or its Subsidiaries (x) have failed to report to any Governmental Authority any corrections made or Taxes due as a result of a failure to comply with Section 409A, which such failure would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Company nor (y) have any material indemnity or gross-up obligation for any Taxes or interest imposed or accelerated under Section 409A or Section 280G of the Code.

(f) Except as would reasonably be expected to result in the Company or any of its Subsidiaries incurring any material liabilities, with respect to each material employee benefit plan maintained by the Company or its Subsidiaries outside the jurisdiction of the United States, or that covers any employee of the Company or one of its Subsidiaries who performs services outside of the United States (each such plan, a “Non-U.S. Company Employee Plans”): (i) such Non-U.S. Company Employee Plan has been established, maintained and administered in material compliance with its terms and all applicable Laws; (ii) to the extent required to be funded such Non-U.S. Company Employee Plan is fully funded, and with respect to all other Non-U.S. Company Employee Plans, adequate reserves therefore have been established on the accounting statements of the Company or the applicable Subsidiary; and (iii) no material liability or obligation of the Company or its Subsidiaries exists with respect to such Non-U.S. Company Employee Plans that has not been disclosed on Section 4.13(f) of the Company Disclosure Schedule.

(g) No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Employee Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

Section 4.14 Labor Matters.

(a) Except as disclosed in Section 4.14(a)(i) of the Company Disclosure Schedule, none of the employees of the Company or its Subsidiaries is, or during the last five years has been, represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization and neither the Company nor its Subsidiaries are party to any labor or collective bargaining agreement and no such agreement is being negotiated as of the date of this Agreement. Except as disclosed in Section 4.14(a)(i) of the Company Disclosure Schedule, there is not currently, and since June 30, 2012, there has not been, any union organization activity involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened. There is not currently, nor has there been since July 1, 2014, any picketing, strikes, slowdowns, material work stoppages, other job actions or lockouts involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened. Except as disclosed in Section 4.14(a)(ii) of the Company Disclosure Schedule, there are not currently any material complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that could be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are currently in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act (“WARN”) and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries since June 30, 2012.

(b) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries: (i) are in material compliance with all applicable Laws respecting employment, employment practices, immigration matters, terms and conditions of employment and wages and hours, in each case, with respect to employees; (ii) have withheld and reported all amounts required by applicable Law to be withheld and reported with respect to wages, salaries and other payments to employees; (iii) are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and in accordance with past practice). Except as would not reasonably be expected to have a Material Adverse Effect on the Company, there are no pending, or to the Knowledge of the Company, threatened or reasonably anticipated actions or proceedings against the Company under any worker’s compensation policy or long-term disability policy.

Section 4.15 Title to Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and except as set forth in Section 4.15 of the Company Disclosure Schedule, the Company and each of its Subsidiaries have good and defensible title to all of their properties and assets (other than the Company Owned Real Property, which is addressed in Section 4.17, and Intellectual Property, which is addressed in Section 4.20), free and clear of all liens, charges and encumbrances, except (a) liens for Taxes and other governmental charges not yet due and payable and other governmental charges and assessments being diligently contested in good faith by appropriate proceedings, (b) mechanics’, materialmen’s or similar statutory liens for amounts not yet due or being contested and (c) zoning restrictions, survey exceptions, easements, covenants, conditions, restrictions, rights of way and other such liens or imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, all leases pursuant to which the Company or any of its Subsidiaries lease from others any material personal property are valid and effective in accordance with their respective terms, and there is not, to the Knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with or without notice or lapse of time, or both, would constitute a material default).

Section 4.16 Customer and Supplier Relations. The Company has not received any written notice and has no Knowledge to the effect that any of the Company’s 10 largest customers or 10 largest suppliers for the nine-month period ended March 31, 2015 intends to terminate or materially alter its business relations with the Company, either as a result of the transactions contemplated by this Agreement or otherwise, except for such terminations or alterations that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.17 Real Property.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company or one or more of its Subsidiaries has good, valid and marketable and, to the extent recognized in the applicable jurisdiction, fee simple title to all real property owned by the Company or any of its Subsidiaries (the “Company Owned Real Property”), free and clear of all liens, claims or encumbrances, other than (i) liens or encumbrances affecting the interest of the grantor of any easements benefiting the Owned Real Property, (ii) liens or encumbrances (other than liens or encumbrances securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the Owned Real Property to which they relate, (iii) zoning, building and other similar codes and regulations, (iv) any conditions that would be disclosed by a current, accurate survey or physical inspection, and (v) liens set forth in Section 4.17 of the Company Disclosure Schedule. As of the date of this Agreement, neither the Company nor any of its Subsidiaries (x) lease all or any part of the Owned Real Property or (y) has received written notice of any pending, and to the Knowledge of the Company there is no threatened, condemnation proceeding with respect to any Owned Real Property. Section 4.17 of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Owned Real Property as of the date of this Agreement.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each lease, sublease or license pursuant to which the Company or any of its Subsidiaries leases, subleases or licenses any real property (the “Company Leases”) is a valid and binding obligation on the Company or such Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exceptions; (ii) there is no breach or default under any Company Lease by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto; (iii) no event has occurred which, with or without notice, lapse of time or both, would constitute a violation of any Company Lease by the Company or any of its Subsidiaries; and (iv) the Company or one of its Subsidiaries that is either the tenant, subtenant or licensee named under the Company Lease has a good leasehold title to and valid leasehold interest in each parcel of real property which is subject to a Company Lease. Section 4.17 of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Leases in effect as of the date of this Agreement that have a term of 12 months or more.

Section 4.18 Taxes.

(a) Each of the Company and its Subsidiaries (together, the “Company Entities”) has timely filed with the appropriate Tax authorities all material income and other Tax Returns required to be filed by them, and, such Tax Returns are correct and complete in all material respects. All material Taxes of the Company Entities that have become due or payable have been fully and timely paid, or proper accruals pursuant to GAAP have been established in the Recent Company Balance Sheet with respect thereto (except for Taxes relating to events subsequent to the date thereof). There are no liens for any material Taxes (other than liens for Taxes not yet due and payable) on any of the assets of any of the Company Entities.

(b) Since June 30, 2012 through the date of this Agreement, none of the Company Entities has received from any foreign, federal, state, or local Tax authority any written notice of deficiency or proposed adjustment for any material amount of Tax proposed, asserted, or assessed by any Tax authority against any Company Entity exceeding the amount reserved on the face of, rather than in any notes thereto, the Recent Company Balance Sheet. Section 4.18(b) of the Company Disclosure Schedule lists all income, sales, and value-added Tax Returns, as well as all other material federal, state, local, and foreign Tax Returns, that are currently the subject of audit by a Tax authority.

(c) The Company has made available to Parent complete copies of all federal income Tax Returns filed since June 30, 2012, and all material examination reports and statements of deficiencies assessed against or agreed to by the Company Entities with respect to such federal income Tax Returns.

(d) Each Company Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to the appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

(e) None of the Company Entities is a party to any Tax allocation, indemnity or sharing agreement (other than allocation or sharing agreements between or among two or more Company Entities only), and, since June 30, 2012, none of the Company Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or has any Tax liability of any Person (other than another Company Entity that is a member of the consolidated federal income Tax group of which the Company is the common parent) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law.

(f) During the five-year period ending on the date of this Agreement, none of the Company Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g) None of the Company Entities has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) To the Company’s Knowledge, none of the Company Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing.

(i) No claim has been made in the last five (5) years by a Taxing authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company (or such Subsidiary) is or may be subject to taxation by that jurisdiction.

(j) Since June 30, 2012, neither the Company nor any Subsidiary has engaged in any transaction that, as of the date of this Agreement, is a “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2).

(k) No gain recognition agreement has been entered into by either the Company or any Subsidiary and no private letter rulings or closing agreements have been obtained by either the Company or any Subsidiary that will have any effect on the Tax Returns, Tax positions or other filings of the Company or any Subsidiary subsequent to the Closing Date.

(l) The Company and each Subsidiary is in material compliance with all the terms and conditions of any Tax exemption or other Tax reduction agreement or order of a foreign or state government and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax reduction agreement or order.

Section 4.19 Environmental Matters. Except as set forth in Section 4.19 of the Company Disclosure Schedule:

(a) Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each of its Subsidiaries are and have for the last three years been in material compliance with all Environmental Laws and during the last three years, the Company and each of its Subsidiaries have obtained and hold, and are in and have been in compliance in all material respects with, all Company Permits issued pursuant to or required under Environmental Laws. For purposes of this Agreement, (i) “Environmental Laws” means all Laws applicable to the Company or its Subsidiaries relating to protection of the environment (including surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient air) worker health and safety, public health and safety, or pollution, and all Laws related to Hazardous Substances and (ii) “Hazardous Substances” means any waste, pollutant, contaminant, hazardous substance, toxic or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, petroleum or petroleum derived substance or waste, polychlorinated biphenyls, radioactive material, chemical liquids or solids, liquid or gaseous products, or any constituent of any of the foregoing, or any other material, substance or waste, which is governed by or subject to, or may serve as the basis for liability or standards of conduct under, any Environmental Law.

(b) Since June 30, 2012, neither the Company nor any of its Subsidiaries has received a written notice, report, order, directive, or other information regarding any actual or alleged material violation, investigation, claim or material liability (contingent or otherwise, and including any material investigative, corrective or remedial obligation) arising under, any Environmental Law.

(c) Neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released, or exposed any Person to, any Hazardous Substance, or owned or operated any property or facility which is or has been contaminated by any Hazardous Substance so as to give rise to any current or future material liability, including any material investigative, corrective or remedial obligation, under any Environmental Law. The term “Release” shall mean the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment of any Hazardous Substance.

(d) To the Knowledge of the Company, underground storage tanks do not exist at any property or facility currently owned or operated by the Company or any of its Subsidiaries, which would reasonably be expected to result in the Company incurring material liabilities.

(e) Neither the Company nor any of its Subsidiaries has, either expressly or by operation of Law, assumed, undertaken, provided an indemnity that remains in effect, valid and enforceable regarding or otherwise becoming responsible for any materiel liability (contingent or otherwise, and including any material investigative, corrective or remedial obligation) of any other Person relating to Environmental Laws.

(f) Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each of its Subsidiaries (or any of their respective agents) has registered and provided all required notices for any products or materials, or constituents thereof, as required under all applicable Environmental Laws.

(g) Neither the Company, any of its Subsidiaries nor any of their respective predecessors has any material liability (contingent or otherwise) with respect to the presence or alleged presence of Hazardous Substances in any product or item.

(h) To the Knowledge of the Company, no facts, events or conditions relating to the facilities, properties or operations of the Company or any of its Subsidiaries that are owned by the Company or its Subsidiaries as of the date of this Agreement would reasonably be expected to give rise to any material investigatory, remedial or corrective obligations pursuant to Environmental Laws, or give rise to any other material liabilities pursuant to any Environmental Laws.

(i) The Company has made available to Parent true and correct copies of all environmental audits, assessments and reports and all other documents bearing on environmental, health or safety liabilities relating to the past or current operations, properties or facilities of the Company and its Subsidiaries (including without limitation the Company’s Owned Real Property), in each case, which were prepared for them or on their behalf.

Section 4.20 Intellectual Property.

(a) Section 4.20(a) of the Company Disclosure Schedule sets forth a list of all material Intellectual Property owned by the Company or any of its Subsidiaries (such Intellectual Property, the “Company IP”). Section 4.20(a) of the Company Disclosure Schedule lists the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed.

(b) Other than prior art referenced in patent applications or the prior art of which the Company and its patent counsel may have, during the ordinary course of prosecuting patents, become aware, the Company has no Knowledge of any facts, circumstances or information that would render any Company IP that is not an application invalid or unenforceable or would adversely affect any pending application for any registered Company IP. To the Knowledge of the Company, all Company IP has been filed and prosecuted in compliance in all material respects with all applicable laws and regulations. To the Knowledge of the Company, all necessary registration, maintenance and renewal fees in connection with each item of registered Company IP, that the Company elected in its sole discretion to maintain or renew, have been paid and all related necessary documents have been filed the United States or foreign jurisdictions, as the case may be, for the sole purposes of maintaining such Company IP.

(c) Section 4.20(c) of the Company Disclosure Schedule contains a list of (i) all contracts to which the Company has granted any Person exclusive rights or license to any Company IP (other than (A) end user license agreements entered into with end user customers of the Company in the ordinary course of business, (B) non-disclosure agreements, and (C) licenses pursuant to which the Company has granted rights to contractors or vendors to use Company IP for the sole benefit of the Company or its Subsidiaries) (collectively, “Company Out-Licenses”), and (ii) all contracts to which the Company is authorized to use any third party’s Intellectual Property, (other than (A) object code licenses of commercial off-the-shelf computer software under shrink-wrap or other non-negotiated agreements and (B) non-disclosure agreements) (collectively, “Company In-Licenses, and together with Out-Licenses, the “Company IP Rights Agreements”). Except for those matters that would not reasonably be expected to result in, individually or in the aggregate, any material liability of the Company or its Subsidiaries, taken as a whole, the Company is not in material breach of any Company IP Rights Agreements and to the Knowledge of the Company, no other party to any such Company IP Rights Agreements is in material breach thereof or has failed to perform thereunder. Except for those matters that would not reasonably be expected to result in, individually or in the aggregate, any material liability of the Company or its Subsidiaries, taken as a whole, there are no unresolved dispute between the Company and a third party regarding the scope of any Company IP Rights Agreement, or performance under such Company IP Rights Agreement, including with respect to any payments to be made or received by the Company thereunder.

(d) The Company or one of its Subsidiaries is the sole owner of all right, title and interest in and to the Company IP and is the sole and exclusive owner of all right, title and interest in and to, or to the Knowledge of the Company has a valid and continuing license to use all other Intellectual Property used in the conduct of the business of the Company and its Subsidiaries, in each case free and clear of liens, claims or encumbrances, except for such liens, claims, encumbrances or other imperfections of title, such as unreleased security interests, if any, as do not materially detract from the value of or materially interfere with the present use of the Company IP affected thereby. To the Knowledge of the Company the Company and its Subsidiaries have not infringed, misappropriated or otherwise violated, and the current operation of the Company’s and its Subsidiaries’ businesses does not infringe, misappropriate or otherwise violate any Intellectual Property of any third Person. Neither the Company nor any of its Subsidiaries is a party to or the subject of any pending or, to the Knowledge of the Company, any threatened suit, action, investigation or proceeding which involves a claim (i) against the Company or any of its Subsidiaries, of infringement, misappropriation or other violation of any Intellectual Property of any Person, or challenging the ownership, use, validity or enforceability of any Company IP or (ii) contesting the right of the Company or any of its Subsidiaries to use, sell, exercise, license, transfer or dispose of any Company IP. Except for those matters that would not reasonably be expected to result in, individually or in the aggregate, any material liability of the Company or its Subsidiaries, taken as a whole, since June 30, 2012, the Company has not received written notice of any such threatened claim, including any invitation to obtain a license, nor to the Knowledge of the Company are there any facts or circumstances that would form the basis for any claim against the Company or any of its Subsidiaries of infringement, misappropriation, or other violation of any Intellectual Property of any Person, or challenging the ownership, use, validity or enforceability of any Company IP.

(e) To the Knowledge of the Company, no Person is infringing, violating, misappropriating or otherwise violating any Company IP, and, since June 30, 2012, neither the Company nor any of its Subsidiaries has made any such claims against any Person nor, to the Knowledge of the Company, is there (or has there been, since such date) any basis for such a claim.

(f) To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company (i) is in material violation of any employment contract, proprietary rights assignment agreement, non-disclosure agreement, non-competition agreement or any similar contract with any other party by virtue of such employee, consultant, or independent contractor being employed by, or performing services for, the Company or using trade secrets or proprietary information of any third party without permission; (ii) is party to any contract with any prior employer or other party that prohibits or otherwise restricts such employee in any respect from performing his or her current employment duties at the Company in any material respect, or (iii) has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for the Company that is subject to any contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(g) To the Knowledge of the Company, no Trade Secret material to the current businesses of the Company or any of its Subsidiaries has been authorized to be disclosed or has been actually disclosed by the Company or any of its Subsidiaries to any employee or any third Person other than pursuant to a confidentiality or non-disclosure agreement restricting the disclosure and use of the Trade Secret. The Company and its Subsidiaries have taken all reasonable steps to protect and preserve the confidentiality of all current material Trade Secrets of the Company and its Subsidiaries. Except as set forth on Section 4.20(g) of the Company Disclosure Schedule, to the Knowledge of the Company, all current and former employees and consultants of the Company and its U.S. Subsidiaries who (i) were first hired, employed or retained after June 30, 2012 and (ii) during their employment have for some period been primarily assigned to the “new product development” department of the Company have executed written contracts or are otherwise obligated to protect the confidential status and value thereof and to vest in the Company and/or its U.S. Subsidiaries exclusive ownership of such Intellectual Property. To the Knowledge of the Company, no current or former director, officer, employee, consultant or independent contractor of the Company has any right, license, claim or interest whatsoever in or with respect to any Company IP. Neither the Company nor its Subsidiaries have disclosed or delivered to any third party, or authorized the disclosure or delivery to any escrow agent or other party of, any source code for any software included among the Company IP.

(h) For the purposes of this Agreement, “Intellectual Property” means all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (i) patents, patent applications, including any reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof (collectively, “Patents”); (ii) trademarks, service marks, trade names trade dress rights, Internet domain names, and all other indicia of origin, and all registrations and applications therefor, including all goodwill associated with the foregoing; (iii) copyrights, whether registered or unregistered (including copyrights in computer software programs), and registrations and applications therefor; (iv) trade secrets, know-how and confidential and proprietary information, including unpatented invention disclosures and inventions (collectively, “Trade Secrets”); (v) software, databases and data, and related documentation; and (vi) all other intellectual property or industrial property rights.

Section 4.21 Product Warranty and Product Liability. To the Company’s Knowledge, there are no material liabilities with respect to the return, repair, replacement, performance or re-performance of products and/or services of the Company or its Subsidiaries which have not been adequately reserved for (in the aggregate) on the financial statements of the Company included in the Company SEC Reports filed and publicly available prior to the date of this Agreement. Except for those matters that would not reasonably be expected result in, individually or in the aggregate, any material liability of the Company or any of its Subsidiaries, since June 30, 2012, neither the Company’s nor its Subsidiaries’ products and services have been the subject of any broad-based (i.e., excluding customary warranty claims with respect to individual defective products) replacement, field fix, retrofit, modification or recall campaign. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, all of the Company’s and its Subsidiaries’ products have been designed, manufactured and labeled and all of the Company’s and its Subsidiaries’ services have been performed so as to comply in all material respects with all industry and governmental standards and specifications and with all applicable Laws and orders currently in effect, and have received all material governmental approvals necessary to allow their sale and use.

Section 4.22 Insurance. As of the date of this Agreement, the material insurance policies (other than Company Employee Plans or Non-U.S. Company Employee Plans) currently maintained by the Company or any of its Subsidiaries (the “Policies”) are in full force and effect and collectively cover against the risks as are customary for companies of similar size in the same or similar lines of business. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with or without notice or the lapse of time, or both, would constitute such a material breach or default, or permit termination or modification, of any of the Policies. No written notice of cancellation or termination has been received by the Company with respect to any of the Policies.

Section 4.23 Import and Export Control Laws. Since June 30, 2012, the Company and each of its Subsidiaries has conducted its import and export transactions in accordance in all material respects with (i) all applicable U.S. import, export and re-export controls and all applicable sanction and trade restrictions, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations, (ii) all other applicable import/export controls in other countries in which the Company and its Subsidiaries regularly conduct business, and (iii) the foreign exchange regulations of any jurisdiction in which the Company and its Subsidiaries regularly conduct business or to which the Company or any of its Subsidiaries is subject (collectively, “Company Import and Export Control Laws”). Without limiting the foregoing:

(a) since June 30, 2012, the Company and each of its Subsidiaries has obtained, and is in compliance in all material respects with, all material export licenses, license exceptions and other consents, notices, waivers, approvals (including but not limited to any foreign exchange approvals), orders, authorizations, registrations, declarations, classifications and filings with any Governmental Authority of countries in which the Company or its Subsidiaries conduct business required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b) there are no pending or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries with respect to such Export Approvals and Company Import and Export Control Laws;

(c) no Export Approvals for the transfer of export licenses to Parent or the First Step Surviving Corporation are required;

(d) none of the Company, its Subsidiaries or any of their respective Affiliates is a party to any contract or bid with, or, since June 30, 2012, has conducted business in violation of applicable Law with (directly or, to the Knowledge of the Company, indirectly), a Person located in, or that otherwise has any operations in, or sales to, Iran, Sudan, Syria or North Korea;

(e) since June 30, 2012, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority claimed or alleged that the Company or any of its Subsidiaries was not in compliance in any material respect with any applicable Laws relating to the export of goods and services to any foreign jurisdiction against which the United States maintains sanctions or export controls, including applicable regulations of the United States Department of Commerce and the United States Department of State;

(f) since June 30, 2012, none of the Company, its Subsidiaries or any of their respective Affiliates has made any voluntary disclosures to, or has been subject to any fines, penalties or sanctions from, any Governmental Authority regarding any past import or export control violations; and

(g) the Company has established reasonable internal controls and procedures intended to ensure compliance with the Company Import and Export Control Laws, and has made available to Parent copies of any such written controls and procedures.

Section 4.24 Anti-Corruption Laws. Neither the Company nor any of its Subsidiaries (including any of their respective officers and directors) nor, to the Knowledge of the Company, any of the Company’s or its Subsidiaries’ distributors or any other Persons acting on behalf of the Company or its Subsidiaries have (a) taken any action, directly or indirectly, which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions dated December 17, 1997, the UK Bribery Act 2010, or any other similar anti-corruption or anti-bribery Laws applicable to the Company or any of its Subsidiaries in any jurisdiction in which the Company or any of its Subsidiaries conducts business (collectively, the “Anti-Corruption Laws”), (b) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (c) made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or (d) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. This representation specifically excludes any of the foregoing which is no longer subject to potential claims of violation as a result of the expiration of the applicable statute of limitations. The Company has established reasonable internal controls and procedures intended to ensure compliance with the Anti-Corruption Laws and has made available to Parent copies of any such written controls and procedures. To the Knowledge of the Company, there are no investigations or actions by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to a violation of the Anti-Corruption Laws pending or threatened.

Section 4.25 Money Laundering Laws. The operations of the Company and its Subsidiaries are and have been conducted in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, the money laundering statutes of all jurisdictions applicable to the Company or any of its Subsidiaries, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issues, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to a violation of the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

Section 4.26 Board Recommendation; Required Vote. The Board of Directors of the Company at a meeting duly called and held, by unanimous vote of all of the members of the Board of Directors of the Company, has (a) in all respects approved this Agreement and the transactions contemplated by this Agreement, including the Merger; (b) directed that this Agreement be submitted to a vote of stockholders entitled to vote thereon at a special meeting of stockholders; and (c) resolved to recommend that the stockholders of the Company adopt this Agreement (collectively, the “Company Board Recommendation”). The adoption of this Agreement by the affirmative vote of holders of more than 50% of all outstanding shares of Company Common Stock entitled to vote pursuant to the DGCL and the Company’s Certificate of Incorporation and Bylaws (the “Company Stockholders’ Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement.

Section 4.27 Opinion of Financial Advisor. The Board of Directors of the Company has received the written opinion of the Company’s financial advisor, Stifel, Nicolaus & Company, Incorporated (“Stifel”), to the effect that, as of the date of this Agreement and subject to various qualifications and assumptions set forth therein, the Merger Consideration to be received by the stockholders of the Company (other than holders of Excluded Shares and Dissenting Shares) is fair, from a financial point of view, to such stockholders, and as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified. A true and complete copy of the opinion will be delivered to Parent promptly after the execution of this Agreement solely for informational purposes and in connection with the preparation and filing of the Registration Statement.

Section 4.28 Brokers. No broker, finder or investment banker (other than Stifel) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore made available to Parent a complete and correct copy of all agreements between the Company and Stifel pursuant to which Stifel would be entitled to any payment relating to the transactions contemplated hereby.

Section 4.29 Certain Provisions of the DGCL Not Applicable. Assuming the accuracy of Parent’s representations and warranties in this Agreement, no state takeover Law, including Section 203 of the DGCL, will apply to the execution, delivery or performance of this Agreement, including the First Step Merger or the Company stockholder vote with respect thereto, or the other transactions contemplated hereby.

Section 4.30 Related Party Transactions. Except as disclosed in Sections 4.13(a), 4.13(c) or 4.30 of the Company Disclosure Schedule or the Company SEC Reports filed and publicly available prior to the date of this Agreement, no executive officer or director of the Company or any Company Subsidiary or any Person owning 10% or more of any capital stock of the Company (or any of such Person’s immediate family members or Affiliates or associates, as applicable) is a party to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) with or binding upon the Company or any Company Subsidiary or any of their respective assets, rights or properties or has any interest in any property owned, used or held by the Company or any Company Subsidiary or has engaged in any transaction with any of the foregoing within the last 12 months. There are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company SEC Reports filed and publicly available prior to the date of this Agreement.

Section 4.31 No Other Representations or Warranties. Except for the representations and warranties set forth in Article V, Parent, Merger Sub and Successor Sub have not made any representation or warranty, expressed or implied, as to Parent, Merger Sub or Successor Sub or as to the accuracy or completeness of any information regarding Parent, Merger Sub or Successor Sub furnished or made available to the Company and its representatives. The Company acknowledges that, except for the representations and warranties set forth in Article V, Parent, and Merger Sub and Successor Sub make no other representations or warranties (express or implied), and the Company is not relying on any representations or warranties of Parent or Merger Sub, except as set forth in Article V, and Parent, Merger Sub and Successor Sub each hereby disclaims any other representations and warranties made by themselves or any of their respective officers, directors, employees, agents, financial and legal advisors, or other representatives, with respect to the execution and delivery of this Agreement, the Share Issuance or any of the other transactions contemplated by this Agreement, notwithstanding the delivery of or disclosure to the Company or any of its representatives, any document or any other information with respect to one or more of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PARENT, MERGER SUB AND SUCCESSOR SUB

Except as set forth in (a) the disclosure schedule of Parent delivered to the Company concurrently herewith (the “Parent Disclosure Schedule”), with specific reference to the Section of this Agreement to which the information stated in such Parent Disclosure Schedule relates, or another Section of the Parent Disclosure Schedule to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section of this Agreement or (b) the Parent SEC Reports publicly available prior to the date of this Agreement (excluding (x) any disclosures set forth in any section of any such filings entitled “Risk Factors,” “Forward-Looking Statements” or “Quantitative and Qualitative Disclosures About Market Risk” or any other disclosures contained or referenced therein regarding information, factors or risks that are predictive, cautionary or forward-looking in nature and (y) any exhibits or other documents appended thereto or incorporated by reference therein), it being understood that any matter disclosed in any such filings shall be deemed to be disclosed for purposes of this Article V only to the extent that it is reasonably apparent on the face of such disclosure in such filing that such disclosure is applicable to a Section of this Article V (other than, in each case, any matters required to be disclosed for purposes of Section 5.3 (Capitalization), which matters shall be specifically disclosed in Section 5.3 of the Parent Disclosure Schedule), Parent, Merger Sub and Successor Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification; Subsidiaries.

(a) Each of Parent, Merger Sub and Successor Sub is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate or limited liability company power and authority to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. Each of Merger Sub and Successor Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement, and will have no assets, liabilities or obligations other than those contemplated by this Agreement.

(b) Each of Parent’s other Subsidiaries is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of the jurisdiction of its organization, and has the requisite corporate, limited liability company or similar organizational power and authority to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Each of Parent and each of its Subsidiaries, including each of Merger Sub and Successor Sub, is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. A true and complete list of all of Parent’s Subsidiaries, together with the jurisdiction of organization of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock or ownership interests owned by Parent or another Subsidiary, is set forth in Section 5.1 of the Parent Disclosure Schedule. Except as set forth in Section 5.1 of the Parent Disclosure Schedule, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment and comprising less than 2% of the outstanding stock of such company.

Section 5.2 Certificate of Incorporation; Bylaws.

(a) Parent has made available to the Company complete and correct copies of its and Merger Sub’s respective Certificate of Incorporation and Bylaws and Successor Sub’s Subsidiary Documents, each as amended to date. Such Certificates of Incorporation and Bylaws and Subsidiary Documents are in full force and effect. Neither Parent nor Merger Sub nor Successor Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or Subsidiary Documents, as applicable.

(b) Parent has made available to the Company complete and correct copies of the Subsidiary Documents of each of its other material Subsidiaries, each as amended to date. Such Subsidiary Documents are in full force and effect. No such Parent Subsidiary is in material violation of any of the provisions of its Subsidiary Documents.

Section 5.3 Capitalization. The authorized capital stock of Parent consists exclusively of (a) 100,000,000 shares of Parent Common Stock and (b) 10,000 shares of Preferred Stock, $0.01 par value per share, none of which Preferred Stock is issued, outstanding or reserved for issuance as of the date of this Agreement. As of the Capitalization Date, (i) 26,327,885 shares of Parent Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, 82,200 shares of which were held in treasury, (ii) no shares of Parent Common Stock were held by Subsidiaries of Parent, (iii) 2,291,349 shares of Parent Common Stock were reserved for issuance pursuant to stock options, shares of restricted stock or other similar rights granted under the Parent incentive plans and agreements listed in Section 5.3 of the Parent Disclosure Schedule (the “Parent Equity Plans”), and 308,651 shares of Parent Common Stock remained available for future issuance under the Parent Equity Plans, and (iv) 61,921 shares of Parent Common Stock were held of record by the Parent’s employee stock purchase plan. Since the Capitalization Date through the date of this Agreement, Parent has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to the outstanding stock options, shares of restricted stock and other rights referred to above in this Section 5.3(a). Except as set forth in this Section 5.3 or Section 5.3 of the Parent Disclosure Schedule, and other than employee and director stock options, shares of restricted stock or other similar rights issued pursuant to the stockholder approved plans identified on Section 5.3 of the Parent Disclosure Schedule, there are no options, warrants, convertible securities or other similar rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Parent or any of its Subsidiaries. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in Section 5.3 of the Parent Disclosure Schedule, there are no obligations, contingent or otherwise, of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or the capital stock or other equity interests of any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. There are no outstanding preemptive rights with respect to the Parent Common Stock. Except as set forth in Sections 5.1 and 5.3 of the Parent Disclosure Schedule, all of the outstanding shares of capital stock or other equity interests of each of Parent’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares or other equity interests are owned by Parent or another Subsidiary of Parent free and clear of all security interests, liens, claims, pledges, agreements, limitations in Parent’s voting rights, charges or other encumbrances of any nature whatsoever. All the issued and outstanding shares of capital stock of Merger Sub are, and as of the First Step Effective Time will be, owned of record and beneficially by Parent directly. All the issued and outstanding limited liability interests or other equity interests of Successor Sub are, and as of the Second Step Effective Time will be, owned of record and beneficially by Parent.

Section 5.4 Authority Relative to this Agreement. Parent, Merger Sub and Successor Sub have all necessary corporate or limited liability company power and authority to execute and deliver this Agreement and, subject to obtaining the Parent Stockholders’ Approval and the adoption or approval, as the case may be, of this Agreement by Parent in its capacity as the sole stockholder or member, as applicable, of Merger Sub and Successor Sub, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, Merger Sub and Successor Sub and the consummation by Parent, Merger Sub and Successor Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or limited liability company action on the part of Parent, Merger Sub and Successor Sub, and no other corporate proceedings on the part of Parent (other than, with respect to the Share Issuance, receipt of the Parent Stockholders’ Approval), Merger Sub (other than the adoption of this Agreement by Parent as the sole stockholder of Merger Sub) or Successor Sub (other than the approval of Agreement by Parent as the sole member of Successor Sub) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent, Merger Sub and Successor Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of each of Parent, Merger Sub and Successor Sub, enforceable against each of Parent, Merger Sub and Successor Sub in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

Section 5.5 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 5.5(a) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent, Merger Sub and Successor Sub does not, and the performance of this Agreement by Parent, Merger Sub and Successor Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Subsidiary Documents of Merger Sub or Successor Sub, (ii) assuming compliance with the matters referred to in Section 5.5(b)(i)-(v) below, conflict with or violate in any material respect any Law applicable to Parent or any of its Subsidiaries or by which its or any of their respective properties are bound, or (iii) result in any breach of or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or impair Parent’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of any Parent Material Contract, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its Subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or its or any of their respective properties is bound, except for any such breaches, defaults, impairment, alterations, rights of termination, amendment, acceleration or cancellation, liens, encumbrances or other occurrences with respect to clause (iii) above that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b) The execution and delivery of this Agreement by Parent, Merger Sub and Successor Sub does not, and the performance of this Agreement by Parent, Merger Sub and Successor Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements of the Securities Act and the Exchange Act; (ii) for the HSR Act; (iii) for requirements under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of NASDAQ; (iv) for the filing of the First Step Certificate of Merger, the Second Step Certificate of Merger, and appropriate documents with relevant authorities of other jurisdictions in which Parent or any Parent Subsidiary is qualified to do business; and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the issuance of Parent Common Stock or the Mergers, or otherwise prevent or materially delay Parent, Merger Sub or Successor Sub from performing their respective obligations under this Agreement, or would not otherwise reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.6 Compliance; Permits.

(a) Except as disclosed in Section 5.6(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is in conflict with, or in violation of, nor, since December 31, 2012, received written notice of any conflict with or violation of, any Law applicable to Parent or any of its Subsidiaries or by which its or any of their respective properties is bound, except for any such conflicts or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b) Parent and its Subsidiaries hold all permits, franchises, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from Governmental Authorities that are necessary for the operation of the business of Parent and its Subsidiaries (collectively, the “Parent Permits”), except where the failure to hold such Parent Permits would not have a Material Adverse Effect on Parent. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.7 SEC Filings; Financial Statements.

(a) Parent has filed all forms, reports and other documents (including exhibits and all other information incorporated by reference) required to be filed by Parent with the SEC since December 31, 2012, including (i) its Annual Reports on Form 10-K for the fiscal years ended, December 31, 2012, December 31, 2013 and December 31, 2014, respectively, (ii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held since December 31, 2012, (iii) all other reports or registration statements filed by Parent with the SEC since December 31, 2012, and (iv) all amendments and supplements to the foregoing filed by Parent with the SEC since December 31, 2012 (collectively, the “Parent SEC Reports”). The Parent SEC Reports (A) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Reports. To the Knowledge of Parent, none of the Parent SEC Reports is subject to ongoing SEC review. None of the Parent Subsidiaries is required to file any forms, reports or other documents with the SEC, other than as part of Parent’s consolidated group. Parent is and has been since December 31, 2012 in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in or incorporated by reference into the Parent SEC Reports at the time filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates and was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and each fairly presents in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements included therein were or are subject to normal and recurring year-end adjustments as permitted by GAAP. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date of this Agreement, BDO USA, LLP has not resigned or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c) Parent has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) promulgated under the Exchange Act) that are designed to provide reasonable assurance that material information (both financial and non-financial) relating to Parent and its Subsidiaries required to be disclosed by Parent in the reports that it files with the SEC is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to Parent’s principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding disclosure and to make the certifications of the principal executive officer and the principal financial officer of Parent required by Sarbanes-Oxley with respect to such reports.

(d) Parent has established and maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) promulgated under the Exchange Act). Such internal controls are designed to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Since December 31, 2012 through the date of this Agreement, Parent has disclosed to Parent’s auditors or audit committee, to the extent required by Sarbanes-Oxley and the Exchange Act, and based upon the most recent evaluation of the principal executive officer and principal financial officer of Parent’s internal controls over financial reporting (i) any significant deficiencies (as defined in Section 4.7(d)) or material weaknesses (as defined in Section 4.7(d)) in the design or operation of internal controls which are reasonably likely to adversely affect in a material respect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. Parent has made available to the Company a summary of any such disclosure regarding material weaknesses and fraud made by management to Parent’s auditors and audit committee since December 31, 2012 through the date of this Agreement.

Section 5.8 Absence of Certain Changes or Events. Except as set forth in the Parent SEC Reports filed with the SEC since December 31, 2014 and publicly available prior to the date of this Agreement, and except for the transactions contemplated hereby, since December 31, 2014 through the date of this Agreement, (a) Parent has conducted its business in the ordinary course consistent with past practice, (b) Parent has not amended its Certificate of Incorporation or Bylaws or (c) there has not occurred any event, occurrence, condition, change, development, set of facts or circumstances that has had or would reasonably be expected to have a Material Adverse Effect on Parent.

Section 5.9 No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise, and whether due or to become due) except liabilities (a) disclosed in Parent’s audited balance sheet (including any related notes thereto) as of December 31, 2014 included in the Parent SEC Reports filed and publicly available prior to the date of this Agreement (the “Recent Parent Balance Sheet”), (b) incurred since December 31, 2014, in the ordinary course of business consistent with past practice, (c) reasonably incurred in connection with the transactions contemplated by this Agreement or (d) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.10 Material Contracts.

(a) Section 5.10(a) of the Parent Disclosure Schedule sets forth a list of each contract, agreement, arrangement or other commitment other than those contacts, agreements, arrangements and other commitments that are Parent Employee Plans, as of the date of this Agreement, to which Parent or any of its Subsidiaries is a party or by which any of them is bound that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) (collectively, the “Parent Material Contracts”). Parent has heretofore made available to the Company correct and complete copies of each Parent Material Contract in existence as of the date of this Agreement, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

(b) Neither Parent nor any of its Subsidiaries, nor to the Knowledge of Parent, any other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract. Neither Parent nor any of its Subsidiaries has received written notice of termination or written notice that it is in breach of or default under the terms of any Parent Material Contract where such breach or default would reasonably be expected to have a Material Adverse Effect on Parent. Except as would not reasonably be expected to have a Material Adverse Effect on Parent, each Parent Material Contract is a valid and binding obligation of Parent or the Subsidiary which is party thereto and, to the Knowledge of Parent, of each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exceptions.

Section 5.11 Absence of Litigation. As of the date of this Agreement, there are no claims, actions, suits or proceedings pending or, to the Knowledge of Parent, threatened and to the Knowledge of Parent, there are no investigations or audits pending or threatened against Parent or any of its Subsidiaries, or any properties or rights of Parent or any of its Subsidiaries, before any court, arbitrator or other Governmental Authority that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on Parent. As of the date of this Agreement, neither Parent nor any of its Subsidiaries nor any of their respective businesses or properties are subject to or bound by any injunction, order, judgment, decree or regulatory restriction of any Governmental Authority that would reasonably be expected to result in a liability that would have, individually or in the aggregate, a Material Adverse Effect on Parent. As of the date of this Agreement, there are no SEC inquiries or investigations or internal investigations pending or, to the Knowledge of Parent, threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries or any malfeasance by any officers, directors or employees of Parent.

Section 5.12 Registration Statement; Joint Proxy Statement. Subject to the accuracy of the representations and warranties of the Company in Section 4.12, none of the information supplied or to be supplied in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in the Joint Proxy Statement, will, on the dates mailed to stockholders and at the times of the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information provided by Parent for the Registration Statement and the Joint Proxy Statement (except for information relating solely to the Company) will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by Parent, Merger Sub or Successor Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement.

Section 5.13 Labor Matters. Except as disclosed in Section 5.13 of the Parent Disclosure Schedule, none of the employees of Parent or its Subsidiaries is, or during the last five years has been, represented in his or her capacity as an employee of Parent or any of its Subsidiaries by any labor organization and neither Parent nor its Subsidiaries are party to any labor or collective bargaining agreement and no such agreement is being negotiated as of the date of this Agreement. Except as disclosed in Section 5.13 of the Parent Disclosure Schedule, there is not currently, and since June 30, 2012, there has not been, any union organization activity involving any of the employees of Parent or any of its Subsidiaries pending or, to the Knowledge of Parent, threatened. There is not currently, nor has there been since July 1, 2014, any picketing, strikes, slowdowns, material work stoppages, other job actions or lockouts involving any of the employees of Parent or any of its Subsidiaries pending or, to the Knowledge of Parent, threatened. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, there are not currently any complaints, charges or claims against Parent or any of its Subsidiaries pending or, to the Knowledge of Parent, threatened that could be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by Parent or any of its Subsidiaries, of any individual. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent and its Subsidiaries are currently in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax.

Section 5.14 Taxes.

(a) Each of Parent and its Subsidiaries (together, the “Parent Entities”) has timely filed with the appropriate Tax authorities all material income and other Tax Returns required to be filed, and such Tax Returns are correct and complete in all material respects. There are no liens for any material Taxes (other than liens for Taxes not yet due and payable) on any of the material assets of any of the Parent Entities.

(b) Since December 31, 2014 through the date of this Agreement, none of the Parent Entities has received from any foreign, federal, state, or local Tax authority any written notice of deficiency or proposed adjustment for any material amount of Tax proposed, asserted, or assessed by any Tax authority against any Parent Entity exceeding the amount reserved on the face of, rather than in any notes thereto, the Recent Parent Balance Sheet, except for those deficiencies that have been paid or otherwise resolved or that are being contested in good faith. Section 5.14(b) of the Parent Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns that are currently the subject of audit by a Tax authority.

(c) Parent has made available to the Company complete copies of all federal income Tax Returns filed since December 31, 2012, and all material examination reports and statements of deficiencies assessed against or agreed to by the Parent Entities with respect to such federal income Tax Returns.

(d) Each Parent Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to the appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

(e) None of the Parent Entities is a party to any Tax allocation, indemnity or sharing agreement (other than allocation or sharing agreements between or among two or more Parent Entities only), and, since December 31, 2012, none of the Parent Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or has any Tax liability of any Person (other than another Company Entity that is a member of the consolidated federal income Tax group of which the Company is the common parent under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law.

(f) During the five-year period ending on the date of this Agreement, none of the Parent Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g) None of the Parent Entities has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) To the Parent’s Knowledge, none of the Parent Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing.

(i) Since December 31, 2012, neither the Company nor any Subsidiary has engaged in any transaction that, as of the date of this Agreement, is a “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2).

(j) Parent and each Subsidiary is in material compliance with all the terms and conditions of any Tax exemption or other Tax reduction agreement or order of a foreign or state government and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax reduction agreement or order.

(k) Successor Sub is treated, and has at all times during its existence been treated, as a disregarded entity for U.S. federal income tax purposes.

Section 5.15 Environmental Matters.

(a) Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent and each of its Subsidiaries are and have for the last three years been in material compliance with all applicable Environmental Laws and, during the last three years; except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent and each of its Subsidiaries have obtained and hold, and are in and have been in compliance in all material respects with, all Parent Permits issued pursuant to or required under Environmental Laws.

(b) Since December 31, 2012, neither Parent nor any of its Subsidiaries has received a written notice, report, order, directive, or other information regarding any actual or alleged material violation, or any material liability (contingent or otherwise, and including any material investigative, corrective or remedial obligation) arising under, any Environmental Law.

(c) Neither Parent nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released, or exposed any Person to, any Hazardous Substance, or owned or operated any property or facility which is or has been contaminated by any Hazardous Substance so as to give rise to any material liability, including any material investigative, corrective or remedial obligation, under any Environmental Law.

(d) To the Knowledge of Parent, underground storage tanks do not exist at any property or facility currently owned or operated by Parent or any of its Subsidiaries, which would reasonably be expected to result in Parent or any of its Subsidiaries incurring material liabilities.

(e) Neither Parent nor any of its Subsidiaries has, either expressly or by operation of Law, assumed, undertaken, or provided an indemnity which remains in effect, valid, or enforceable with respect to any material liability (contingent or otherwise, and including any material investigative, corrective or remedial obligation) of any other Person relating to Environmental Laws.

(f) Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent and each of its Subsidiaries (or any of their respective agents) has registered and provided all required notices for any products or materials, or constituents thereof, as required under all applicable Environmental Laws.

(g) Parent has made available to the Company true and correct copies of all environmental audits, assessments and reports and all other documents bearing on environmental, health or safety liabilities relating to the past or current operations, properties or facilities of Parent and its Subsidiaries, in each case, which were prepared for them or on their behalf.

Section 5.16 Product Liability. Except for those matters that would not reasonably be expected to result in, individually or in the aggregate, any material liability on Parent or any of its Subsidiaries, since June 30, 2012, neither Parent’s nor its Subsidiaries’ products and services have been the subject of any broad-based (i.e., excluding customary warranty claims with respect to individual defective products) replacement, field fix, retrofit, modification or recall campaign. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, all of Parent’s and its Subsidiaries’ products have been designed, manufactured and labeled and all of Parent’s and its Subsidiaries’ services have been performed so as to comply in all material respects with all industry and governmental standards and specifications and with all applicable Laws and orders currently in effect, and have received all material governmental approvals necessary to allow their sale and use.

Section 5.17 Import and Export Control Laws. Since December 31, 2012, Parent and each of its Subsidiaries has conducted its import and export transactions in accordance in all material respects with (i) all applicable U.S. import, export and re-export controls and all applicable sanction and trade restrictions, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations, (ii) all other applicable import/export controls in other countries in which Parent and its Subsidiaries regularly conduct business, and (iii) the foreign exchange regulations of any jurisdiction in which Parent and its Subsidiaries regularly conduct business or to which Parent or any of its Subsidiaries is subject (“Parent Import and Export Control Laws”). Without limiting the foregoing:

(a) since December 31, 2012, Parent and each of its Subsidiaries has obtained, and is in compliance in all material respects with, all Export Approvals;

(b) there are no pending or, to the Knowledge of Parent, threatened claims against Parent or any of its Subsidiaries with respect to such Export Approvals and Parent Import and Export Control Laws;

(c) no Export Approvals for the transfer of export licenses to Parent or the First Step Surviving Corporation are required;

(d) none of Parent, its Subsidiaries or any of their respective Affiliates is a party to any contract or bid with, or, since June 30, 2012, has conducted business in violation of applicable Law with (directly or, to the Knowledge of Parent, indirectly), a Person located in, or that otherwise has any operations in, or sales to, Iran, Sudan, Syria or North Korea;

(e) since December 31, 2012, neither Parent nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority claimed or alleged that Parent or any of its Subsidiaries was not in compliance in any material respect with any applicable Laws relating to the export of goods and services to any foreign jurisdiction against which the United States maintains sanctions or export controls, including applicable regulations of the United States Department of Commerce and the United States Department of State;

(f) since December 31, 2012, none of Parent, its Subsidiaries or any of their respective Affiliates has made any voluntary disclosures to, or has been subject to any fines, penalties or sanctions from, any Governmental Authority regarding any past import or export control violations; and

(g) Parent has established reasonable internal controls and procedures intended to ensure compliance with the Parent Import and Export Control Laws, and has made available to Parent copies of any such written controls and procedures.

Section 5.18 Anti-Corruption Laws. Neither Parent nor any of its Subsidiaries (including any of their respective officers and directors) nor, to the Knowledge of Parent, any of Parent’s or its Subsidiaries’ distributors or any other Persons acting on behalf of Parent or its Subsidiaries have (a) taken any action, directly or indirectly, which would cause it to be in violation of the Anti-Corruption Laws, (b) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (c) made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or (d) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. This representation specifically excludes any of the foregoing which is no longer subject to potential claims of violation as a result of the expiration of the applicable statute of limitations. Parent has established reasonable internal controls and procedures intended to ensure compliance with the Anti-Corruption Laws and has made available to the Company copies of any such written controls and procedures. To the Knowledge of Parent, there are no investigations or actions by or before any Governmental Authority involving Parent or any of its Subsidiaries with respect to a violation of the Anti-Corruption Laws pending or threatened.

Section 5.19 Money Laundering Laws. The operations of Parent and its Subsidiaries are and have been conducted, in compliance with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws and no action by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to a violation of the Money Laundering Laws is pending or, to the Knowledge of Parent, threatened.

Section 5.20 Opinion of Financial Advisor. The Board of Directors of Parent has received the written opinion of Parent’s financial advisor, Jefferies LLC, to the effect that, as of the date of such opinion, the Merger Consideration to be paid by Parent is fair, from a financial point of view, to Parent, and as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified. A true and complete copy of the opinion will be delivered to the Company after the date of this Agreement solely for informational purposes and in connection with the preparation and filing of the Joint Proxy Statement.

Section 5.21 Brokers.

No broker, finder or investment banker (other than Jefferies LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.22 Financing.

(a) Parent has delivered to the Company a true, correct and complete copy of the fully executed commitment letter, dated May 3, 2015, executed by Parent and Bank of America, N.A. and all fee and engagement letters associated therewith (such commitment letter and related terms sheets (with all pricing terms redacted (none of which redacted provisions will adversely affect the availability of, or impose conditions on, the availability of the Debt Financing at the Closing)), together with all annexes, exhibits, schedules and attachments thereto and each such fee letter, in each case, as amended or otherwise modified only to the extent permitted by this Agreement, collectively, the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions of which, the Financing Sources have committed to lend the aggregate principal amounts set forth therein on the terms set forth therein to Parent for the purpose of financing the transactions contemplated by this Agreement (the “Debt Financing”).

(b) As of the date of this Agreement, the Debt Commitment Letter (including the commitments and obligations set forth therein) is in full force and effect and has not been withdrawn, rescinded or terminated, or otherwise amended, supplemented or modified, in each case, in any respect. The Debt Commitment Letter, in the form so delivered to the Company, is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent as of the date of this Agreement, the other party or parties thereto, subject to the Bankruptcy and Equity Exceptions. There are no side letters or other agreements, contracts or arrangements (except for customary fee letters and engagement letters relating to the Debt Financing between Parent, Merger Sub and Successor Sub, on the one hand, and the provider or providers of the Debt Financing, on the other hand, in each case, that have been provided to the Company pursuant to Section 5.22(a)). As of the date of this Agreement, no amendment, restatement, withdrawal, termination or other modification of the Debt Commitment Letter is contemplated. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent, Merger Sub, Successor Sub or any of their Affiliates under any term, or a failure of any condition, of the Debt Commitment Letter or that would permit the Financing Sources party thereto to terminate, or to not make the initial funding of the Debt Financing at or prior to the Closing upon satisfaction of all conditions thereto set forth in, in each case, the Debt Commitment Letter. Except as set forth in the Debt Commitment Letter, there are no: (i) conditions precedent to the respective obligations of the Financing Sources specified in the Debt Commitment Letter to fund the full amount of the Debt Financing at or prior to the Closing; or (ii) contractual contingencies under any agreements, side letters or arrangements relating to the Debt Financing to which any of Parent, Merger Sub or any of their respective Affiliates is a party that would permit the Financing Sources specified in the Debt Commitment Letter to reduce the total amount of the Debt Financing, or that would materially and adversely affect the availability to Parent of the Debt Financing at or prior to the Closing. As of the date of this Agreement, Parent has no reason to believe that any of the conditions precedent to the closing of the Debt Financing will not be satisfied, or that the Debt Financing will not be made available to the Parent, in each case, at or prior to the Closing. Parent has fully paid, or caused to be fully paid, any and all commitment and other fees required by the terms of the Debt Commitment Letter that are payable on or prior to the date of this Agreement.

(c) Parent, Merger Sub and Successor Sub will have, as of the time of the satisfaction of the conditions to effect the First Step Merger under Section 8.1 and Section 8.3 (or as of the time that the conditions to effect the First Step Merger under Section 8.1 and Section 8.3 would have been satisfied, if not primarily for the lack of the Financing or any action or inaction by Parent, Merger Sub or Successor Sub done in bad faith), sufficient funds (and the net cash proceeds of the Debt Financing, together with cash and cash equivalents available to Parent, will be sufficient) to permit Parent, Merger Sub and Successor Sub to take all of the following actions in accordance with this Agreement (such funds are referred to herein collectively as the “Required Amount”): (i) to consummate the Mergers and all other transactions contemplated by this Agreement; (ii) to pay all fees, costs and expenses of Parent, Merger Sub and Successor Sub incurred in connection with the Mergers and all other transactions contemplated by this Agreement, including payment of all amounts under Article II and Article III of this Agreement; and (iii) to fully satisfy and repay all of the outstanding indebtedness of the Company and its Subsidiaries to the extent such indebtedness is required to be satisfied or repaid in connection with the consummation of the Mergers (collectively, the “Financing”).

Section 5.23 Board Recommendation; Required Vote.

(a) The Board of Directors of Parent, at a meeting duly called and held, by unanimous vote of all of the members of the Board of Directors of Parent has (i) in all respects approved the issuance of shares of Parent Common Stock in connection with the First Step Merger pursuant to this Agreement (the “Share Issuance”); (ii) resolved to recommend that the stockholders of Parent approve the Share Issuance; and (iii) directed that the proposed Share Issuance be submitted to stockholders of Parent for consideration in accordance with this Agreement, which resolutions as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way (collectively, the “Parent Board Recommendation”). The affirmative vote in favor of approval of the Share Issuance of a majority of the votes cast at the Parent Stockholders’ Meeting by the holders of shares of Parent Common Stock entitled to vote in accordance with the DGCL and Parent’s Certificate of Incorporation and Bylaws (the “Parent Stockholders’ Approval”) is the only vote of the holders of capital stock of Parent necessary to approve the transactions contemplated by this Agreement.

(b) The Board of Directors of Merger Sub, by unanimous written consent, has (i) determined that this Agreement and the transactions contemplated hereby, including the First Step Merger, are advisable, fair to and in the best interests of the stockholders of Merger Sub; (ii) declared advisable and in all respects approved this Agreement, and the transactions contemplated by this Agreement, including the First Step Merger; (iii) directed that this Agreement be submitted to Parent, as the sole stockholder of Merger Sub, for adoption; and (iv) resolved to recommend that Parent, as the sole stockholder of Merger Sub, adopt this Agreement, which resolutions as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way. The adoption of this Agreement by Parent, as the sole stockholder of Merger Sub, which will occur immediately following the execution and delivery of this Agreement in accordance with Section 7.2(b), is the only vote of the holders of capital stock of Merger Sub necessary to approve the transactions contemplated by this Agreement.

(c) The Board of Managers of Successor Sub, by unanimous written consent, has (i) determined that this Agreement and the transactions contemplated hereby, including the Second Step Merger, are advisable, fair to and in the best interests of the sole member of Successor Sub; (ii) declared advisable and in all respects approved this Agreement, and the transactions contemplated by this Agreement, including the Second Step Merger; (iii) directed that this Agreement be submitted to Parent, as the sole member of Successor Sub, for adoption; and (iv) resolved to recommend that Parent, as the sole member of Successor Sub, approve and adopt this Agreement, which resolutions as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way. The adoption of this Agreement by Parent, as the sole member of Successor Sub, which will occur immediately following the execution and delivery of this Agreement in accordance with Section 7.2(b), is the only vote of the holders of capital stock of Successor Sub necessary to approve the transactions contemplated by this Agreement.

Section 5.24 Purchases of Company Common Stock. Neither Parent nor any of its Subsidiaries is the “beneficial owner” (as such term is defined in Rule 13d-3 of the Exchange Act) of any shares of Company Common Stock or other securities exercisable or convertible into shares of Company Common Stock, other than shares of Company Common Stock which may be acquired pursuant to the First Step Merger.

Section 5.25 Related Party Transactions. Except as disclosed in the Parent SEC Reports filed and publicly available prior to the date of this Agreement, no executive officer or director of Parent or any Parent Subsidiary or any Person owning 10% or more of any capital stock of Parent (or any of such Person’s immediate family members or Affiliates or associates, as applicable) is a party to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) with or binding upon Parent or any Parent Subsidiary or any of their respective assets, rights or properties or has any interest in any property owned, used or held by Parent or any Parent Subsidiary or has engaged in any transaction with any of the foregoing within the last 12 months. There are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Parent SEC Reports filed and publicly available prior to the date of this Agreement.

Section 5.26 Parent Lock-Up Agreements and Voting Agreement. Complete and correct copies of each of the Parent Lock-Up Agreements and the Parent Voting Agreement have been made available to the Company. Each of the Parent Lock-Up Agreements and the Parent Voting Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery of the same by each counterparty, constitutes a legal, valid and binding obligation of Parent and such party or parties enforceable against Parent and such party or parties in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. Each of the Parent Lock-Up Agreements and the Parent Voting Agreement is in full force and effect.

Section 5.27 No Other Representations or Warranties. Except for the representations and warranties set forth in Article IV, the Company has not made any representation or warranty, expressed or implied, as to the Company or as to the accuracy or completeness of any information regarding the Company provided or made available to Parent and its representatives. Parent, Merger Sub and Successor Sub acknowledge that, except for the representations and warranties set forth in Article IV, the Company makes no other representations or warranties (express or implied), and neither Parent, Merger Sub nor Successor Sub is relying on any representations or warranties of the Company, except as set forth in Article IV, and the Company hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors, or other representatives, with respect to the execution and delivery of this Agreement or any of the transactions contemplated by this Agreement, notwithstanding the delivery of or disclosure to Parent, Merger Sub or Successor Sub or any of their respective representatives, any document or any other information with respect to one or more of the foregoing.

ARTICLE VI CONDUCT OF BUSINESS PENDING THE FIRST STEP MERGER

Section 6.1 Conduct of Business by the Company Pending the First Step Merger. The Company covenants and agrees that, except as set forth in Section 6.1 of the Company Disclosure Schedule, expressly contemplated or required by this Agreement, or required by the Law during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Article IX or the Closing, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, in all material respects, conduct its business and shall cause the businesses of its Subsidiaries to be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice, and the Company shall use commercially reasonable efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers, key employees and key consultants of the Company and its Subsidiaries and to preserve the present relationships of the Company and its Subsidiaries with customers, suppliers and other Persons with which the Company or any of its Subsidiaries has material business relations, and the Company and its Subsidiaries shall not take any actions which would reasonably be expected to materially interfere with or delay the consummation of the Mergers or otherwise breach this Agreement. By way of amplification and not limitation, except as set forth in Section 6.1 of the Company Disclosure Schedule, expressly contemplated or required by this Agreement, or required by Law, neither the Company nor any of its Subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Article IX or the Closing, directly or indirectly do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend or propose to amend the Certificate of Incorporation, Bylaws or Subsidiary Documents of the Company or any of its Subsidiaries, except as may be required by Law or the regulations of the SEC or NASDAQ;

(b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest) in the Company or any of its Subsidiaries, except (i) for the issuance of shares of Company Common Stock issuable pursuant to Company Equity Awards listed in Section 4.13(c) of the Company Disclosure Schedule in accordance with their terms or (ii) to the extent set forth in Section 6.1(b) of the Company Disclosure Schedule;

(c) transfer, license, sell, lease, pledge, allow to lapse or expire, lease, mortgage, dispose of or otherwise encumber or subject to any lien any properties, rights or assets of the Company or any of its Subsidiaries, including the capital stock or other equity interest in any Subsidiary of the Company, except for (i) sales of inventory in the ordinary course of business and in a manner consistent with past practice, (ii) transfers among the Company and its Subsidiaries and (iii) dispositions of obsolete or worthless assets;

(d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned Subsidiary of the Company may declare and pay a dividend or make advances to the Company or any other wholly owned Subsidiary of the Company, (ii) adjust, split, combine, subdivide or reclassify any of the Company’s capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock, (iii) purchase, repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase, repurchase, redeem or otherwise acquire, any of the Company’s securities or any securities of the Company’s Subsidiaries, including shares of Company Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock, except in the case of this clause (iii) as may be necessary to effect “cashless exercises” of Company Equity Awards to the extent consistent with the Company’s past practice, the Company Equity Plans and the terms of such Company Equity Awards as of the date of this Agreement;

(e) (i) authorize or announce an intention to authorize, or enter into any agreements to acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) repurchase, prepay or incur any indebtedness for borrowed money (other than pursuant to the Company’s existing credit facilities or in the ordinary course of business consistent with past practice), issue any debt securities, assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person or make any loans or advances (other than loans or advances to, from or among direct or indirect wholly owned Subsidiaries or surety bonds or letters of credit issued in the ordinary course of business in connection with customer or supplier contracts, consistent with past practice), (iii) enter into, amend, modify, renew or terminate (other than in accordance with its terms) any contract or agreement that is or would constitute a Company Material Contract, except for amendments, modifications or renewals of contracts or agreements with customers, suppliers or distributors entered into or terminations made in the ordinary course of business consistent with past practice (provided, however, that Parent’s consent shall not be unreasonably withheld, conditioned or delayed with respect to any of the actions described in this subsection (e)(iii), unless such action would be restricted under another subsection of this Section 6.1); or (iv) authorize any capital expenditures or purchase of fixed assets or real property which are, in the aggregate, in excess of the amount set forth in Section 6.1(e) of the Company Disclosure Schedule;

(f) except to the extent required by any Company Employee Plan or Non-U.S. Company Employee Plan in effect as of the date of this Agreement or expressly contemplated by the terms of this Agreement, directly or indirectly (i) increase in any manner the compensation or benefits of any current or former employees, officers, directors, consultants or independent contractors of the Company or any of its Subsidiaries, other than increases in compensation or benefits made in the ordinary course of business consistent with past practice, (ii) pay any severance, retention or retirement benefits to any current or former employees, directors, consultants or independent contractors of the Company or any of its Subsidiaries other than such benefits in the ordinary course of business consistent with past practice, (iii) accelerate the vesting of, or the lapsing of forfeiture restrictions or conditions with respect to, or otherwise amend any equity or equity-based awards, (iv) establish or cause the funding of any “rabbi trust” or similar arrangement, (v) establish, adopt, amend or terminate any arrangement that would be a Company Employee Plan or Non-U.S. Company Employee Plan if in effect on the date of this Agreement, other than amendments, renewals and other changes that are, in any such case, immaterial and in the ordinary course of business consistent with past practice, (vi) hire, promote or terminate any employee, officer, director, consultant or independent contractor of the Company or any Company Subsidiary, in each case other than in the ordinary course of business consistent with past practice, or (vii) enter into, amend, alter, adopt, implement or otherwise make any commitment to do any of the foregoing, except (X) as may be necessary or appropriate to effect the treatment of Company Equity Awards contemplated by Section 2.5, (Y) as required pursuant to applicable Law or (Z) as required pursuant to the terms of the agreements set forth on Section 6.1(f) of the Company Disclosure Schedule (correct and complete copies of which have been made available to Parent);

(g) issue any broadly distributed communication relating to the Mergers, the other transactions contemplated by this Agreement or the operation of the Company following consummation of the Mergers, in each case, to employees (including general communications relating to benefits and compensation) or customers without the prior approval of Parent, except (i) as may be necessary to comply with applicable Law or the rules and policies of NASDAQ, or (ii) as permitted by Section 6.2 or Section 7.6;

(h) take any action to change accounting policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as may be necessary to comply with applicable Law or conform to changes in regulatory accounting requirements or GAAP;

(i) make any election concerning Taxes or Tax Returns, other than an election made on a prior Tax Return of any of the Company Entities, change any election concerning Taxes and Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(j) (i) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company SEC Reports filed and publicly available prior to the date of this Agreement or incurred in the ordinary course of business and consistent with past practice, or (ii) settle any litigation, other than the settlement of litigation in a manner (A) consistent with past practice, (B) not providing significant non-monetary relief and (C) not providing for monetary relief payable by the Company or any of its Subsidiaries in excess of $150,000, individually, or $500,000 in the aggregate;

(k) make any change in any Tax or accounting methods or systems of internal accounting controls, except as may be necessary to conform to changes in applicable Law, regulatory accounting requirements or GAAP;

(l) amend , terminate or allow to lapse any material Company Permits, in a manner that adversely impacts in any material respect the ability to conduct its business;

(m) announce, implement or effect any material reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any of its Subsidiaries unless the Company provides written notice to Parent of the Company’s intent to announce, implement or effect any such material termination at least 10 Business Days prior thereto and provides Parent the opportunity to consult with the Company regarding such material termination;

(n) enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than mergers, consolidations, restructurings or reorganizations exclusively among wholly owned Subsidiaries of the Company);

(o) fail to use commercially reasonable efforts to maintain in full force and effect insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices;

(p) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar contract, agreement, arrangement or other commitment with respect to any joint venture, strategic partnership or alliance;

(q) abandon, encumber, convey title (in whole or part), exclusively license or grant any right or other licenses to Company IP that is material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice; or

(r) take, or agree in writing or otherwise resolve to take, any of the actions described in Section 6.1(a)-(q) above, or knowingly take any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

Section 6.2 Go-Shop; No Solicitation.

(a) Notwithstanding anything to the contrary set forth in this Agreement, from the date of this Agreement and continuing until 11:59 p.m. New York City time on the date which is 45 Business Days after the date of this Agreement (the “Go-Shop Period End Date”), the Company and its Subsidiaries and its and its Subsidiaries’ respective directors, officers and employees and any investment bankers, financial advisors, attorneys, accountants or other representatives retained by the Company or its Subsidiaries (the “Company Representatives”) shall have the right to directly or indirectly: (i) initiate, solicit and encourage any offer, proposal or inquiry relating to, or any third party indication of interest in, any Competing Proposal from one or more Persons, including by way of contacting third parties or public disclosure and by way of providing access to non-public information regarding, and affording access to the business, properties, assets, books, records and personal of the Company and its Subsidiaries, to any Person (each, a “Solicited Person”) pursuant to an executed confidentiality agreement on terms no less favorable to the Company than the Confidentiality Agreement; provided that the Company shall promptly (and in any event within 48 hours) provide to Parent all non-public information concerning the Company or its Subsidiaries delivered or made available to any Solicited Person to the extent such materials and information were not previously furnished or made available to Parent; and (ii) enter into and participate in discussions or negotiations regarding, and take any other action to encourage or facilitate any inquiries or the making of any offer or proposal that constitutes or would be reasonably likely to lead to, a Competing Proposal. Within one Business Day following the Go-Shop Period End Date, the Company shall notify Parent in writing of the material terms and conditions of any Competing Proposal (including any amendments or modifications thereof) received from any Excluded Party (as defined below) and the identity thereof.

(b) Except as expressly permitted by this Section 6.2, at 12:01 a.m. New York City time, on the day immediately following the Go-Shop Period End Date, the Company shall (i) immediately cease any activities permitted by Section 6.2(a) and any discussions or negotiations with any Person (other than Parent or any Excluded Party or any of their respective representatives or Affiliates) that are ongoing as of the Go-Shop Period End Date and that relate to a possible Competing Proposal, and (ii) terminate access to any physical or electronic data rooms relating to a possible Competing Proposal.

(c) Except as expressly contemplated by Section 6.2, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with Article IX or the Closing, the Company shall not, and the Company shall cause its Subsidiaries and the Company Representatives not to, directly or indirectly through any Person, (i) solicit, initiate, facilitate or respond to, including by way of furnishing non-public information, any inquiries regarding or relating to, or the submission of, any Competing Proposal; (ii) engage or participate in any discussions or negotiations, furnish to any Person any information or data relating to the Company or its Subsidiaries or provide access to any of the properties, books, records or employees of the Company or its Subsidiaries, in each such case regarding or in a manner intending to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Proposal; provided that, in the case of the foregoing clauses (i) and (ii), the Company may respond to an unsolicited inquiry or proposal by informing the applicable third party that the Company has entered into this Agreement and is subject to the restrictions set forth in this Agreement; (iii) enter into any letter of intent, memorandum of understanding, term sheet, agreement in principle, acquisition agreement, option agreement, merger agreement or other similar agreement or commitment with respect to any Competing Proposal (an “Alternative Acquisition Agreement”) or agree to, approve, endorse or resolve to recommend or approve any Competing Proposal; (iv) release any third party from, or waive any provisions of, any confidentiality or “standstill” or similar agreement in favor of the Company; or (v) take any action to exempt any third party from the restrictions set forth in Section 203 of the DGCL or otherwise cause such restrictions not to apply to any third party.

(d) Notwithstanding the limitations set forth in Section 6.2(c), if at any time on or after the date of this Agreement and prior to the receipt of the Company Stockholders’ Approval, the Company (or any of the Company Representatives) receives a Competing Proposal (in circumstances not involving a material breach of, or any action that is inconsistent with, this Section 6.2) that constitutes or the Board of Directors of the Company reasonably believes could be expected to result in a Superior Proposal, then the Company may (i) furnish non-public information to the third party making such Competing Proposal, if and only if, (A) prior to so furnishing such information, the Company and such third party execute a confidentiality agreement that contains confidentiality and standstill provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement and that does not contain any provision calling for any exclusive right to negotiate with such Person or prohibiting the Company from satisfying its obligations under this Agreement, and (B) the Company provides to Parent any non-public information concerning the Company or its Subsidiaries that is provided or made available to any such third party (or its representatives) which had not previously been provided or made available to Parent within 48 hours after the Company provides or makes such non-public information available to such third party; and (ii) engage in discussions or negotiations with such third party with respect to the Competing Proposal; provided that within 48 hours following the Company taking such actions as described in clauses (i) or (ii) above, the Company shall provide written notice to Parent of such Competing Proposal; provided further that (x) such notice to Parent shall identify the Person making, and indicate in reasonable detail the terms and conditions of, such Competing Proposal, and (y) thereafter, the Company shall provide to Parent, within 48 hours, copies of any proposed Alternative Acquisition Agreements received in connection with such Competing Proposal (including any material amendments or modifications thereto). Promptly upon Parent’s written request (which may be made via e-mail), the Company shall keep Parent reasonably informed of the status and details of any Competing Proposal.

(e) For the avoidance of doubt, after the Go-Shop Period End Date until the receipt of the Company Stockholders’ Approval at the Company Stockholders’ Meeting, the Company may continue to take any of the actions described in Section 6.2(d) (subject to the limitations and obligations set forth herein) with respect to any bona fide written proposals or offers regarding any Competing Proposal submitted by a Solicited Person on or before the Go-Shop Period End Date if the Board of Directors of the Company believes in good faith, after consultation with outside legal counsel and a financial advisor, constitutes or would reasonably be expected to result in a Superior Proposal (each such Solicited Person, an “Excluded Party”); provided, that an Excluded Party shall cease to be an Excluded Party if such Person shall have delivered to the Company written notice that it is no longer contemplating consummating a Competing Proposal.

(f) Except as expressly contemplated by Sections 6.2(g)-(h) below, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with Article IX or the Closing, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw (or change, amend, modify or qualify in a manner adverse to Parent, Merger Sub or Successor Sub), or publicly propose to withdraw (or change, amend, modify or qualify in a manner adverse to Parent, Merger Sub or Successor Sub), the Company Board Recommendation; (ii) approve or recommend, or publicly propose to approve or recommend, a Competing Proposal; or (iii) publicly make any communication inconsistent with the Company Board Recommendation (any action described in clauses (i), (ii) or (iii) being referred to as a “Change of Recommendation”).

(g) Notwithstanding anything in this Agreement to the contrary, the Board of Directors of the Company may, at any time prior to obtaining the Company Stockholders’ Approval, if the Company receives a Competing Proposal (in circumstances not involving a material breach of, or any action that is materially inconsistent with, this Section 6.2) that the Board of Directors of the Company concludes in good faith constitutes a Superior Proposal:

(A) effect a Change of Recommendation; and/or

(B) terminate this Agreement;

provided, however, that the Board of Directors of the Company may not terminate this Agreement in accordance with the foregoing clause (B) except in connection with entering into a definitive agreement with respect to such Superior Proposal; provided, further, that the Board of Directors of the Company may not effect a Change of Recommendation pursuant to the foregoing clause (A) or terminate this Agreement pursuant to the foregoing clause (B) unless:

(x) the Company shall have provided prior written notice to Parent, at least 24 hours in advance of such Change of Recommendation or such termination (the “Notice Period”), of its intention to effect a Change of Recommendation in response to such Superior Proposal, or to terminate this Agreement to enter into a definitive agreement for such Superior Proposal, pursuant to this Section 6.2(g), which notice shall specify the material terms and conditions of such Superior Proposal (including the identity of the Person making such Superior Proposal);

(y) the Company and the Company Representatives shall have negotiated with Parent in good faith during the Notice Period to make such adjustments in the terms and conditions of this Agreement so that such Competing Proposal ceases to constitute a Superior Proposal; and

(z) the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to effect such Change of Recommendation in response to such Superior Proposal, or to terminate this Agreement to enter into a definitive agreement for such Superior Proposal, would be inconsistent with its fiduciary duties under the DGCL (after taking into consideration any adjustments in the terms and conditions of this Agreement definitively offered by Parent pursuant to the foregoing clause (y)). Each time the financial or other material terms of a Superior Proposal subject to this clause (h) are amended, the Company shall be required to notify Parent as promptly as reasonably practicable of such amended terms and conditions, and the Notice Period shall be extended an additional one Business Day from the date of Parent’s receipt of such information.

(h) For purposes of this Agreement:

(i) “Competing Proposal” means any bona fide proposal, offer or indication of interest made by a third party, from the date of this Agreement through the date on which the Company obtains the Company Stockholders’ Approval, relating to any direct or indirect acquisition or purchase of 20% or more (by value) of the assets, net revenues, or net income of the Company and its Subsidiaries, taken as a whole, or 20% or more of the combined voting power of the shares of Company Common Stock, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the combined voting power of the shares of Company Common Stock or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries in which the other party thereto or its stockholders would own 20% or more of the combined voting power of the parent entity resulting from any such transaction, other than transactions contemplated by this Agreement.

(ii) “Superior Proposal” means a Competing Proposal not solicited or initiated in material breach of Section 6.2(a) or (b) that the Board of Directors of the Company in good faith determines would, if consummated, result in a transaction that is (A) more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated hereby, after taking into account any changes to the terms and conditions of this Agreement definitely offered by Parent during the Notice Period and (B) reasonably capable of being consummated on the terms proposed, taking into account all financial aspects and conditions to closing; provided that, for purposes of the definition of “Superior Proposal,” the references to “20% or more” in the definition of Competing Proposal shall be deemed to be references to “50% or more”.

(i) Nothing contained in this Section 6.2 shall prohibit the Company or the Board of Directors of the Company from (i) complying with its disclosure obligations under Rule 14e-2(a) promulgated under the Exchange Act, (ii) making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act with regard to a Competing Proposal or (iii) making any disclosure to its stockholders where the failure to make such disclosure would be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under the DGCL; provided, however, that (A) any such disclosure relating to a Competing Proposal (other than a “stop, look and listen communication” of the type contemplated by Rule 14d-9(f) or a disclosure which expresses no view of the Competing Proposal except that it is pending further consideration by the Company) shall be deemed to be a Change of Recommendation, unless the Board of Directors of the Company expressly publicly reaffirms the Company Board Recommendation in connection with such disclosure; and (B) nothing in this Section 6.2(i) shall be deemed to permit the Company or the Board of Directors of the Company (or any committee thereof) to make a Change of Recommendation, except to the extent and under the circumstances permitted by Section 6.2(g).

Section 6.3 Conduct of Business by Parent Pending the First Step Merger. Parent covenants and agrees that, except as expressly contemplated or required by this Agreement, or required by Law, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Article IX or the Closing, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall, in all material respects, conduct its business and shall cause the businesses of its Subsidiaries to be conducted only in, and Parent and its Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice, and Parent shall use commercially reasonable efforts to preserve substantially intact the business organization of Parent and its Subsidiaries, to keep available the services of the present officers, key employees and key consultants of Parent and its Subsidiaries and to preserve the present relationships of Parent and its Subsidiaries with customers, suppliers and other Persons with which Parent or any of its Subsidiaries has material business relations, and Parent and its Subsidiaries shall not take any actions which would reasonably be expected to materially interfere with or delay the consummation of the Mergers or otherwise breach this Agreement. By way of amplification and not limitation, except as expressly contemplated or required by this Agreement, or required by Law, neither Parent nor any of its Subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Article IX or the Closing, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend or propose to amend its Certificate of Incorporation or Bylaws or amend or propose to amend the Subsidiary Documents of any of Parent’s Subsidiaries, in any manner that would be adverse in any material respect to holders of Company Common Stock;

(b) engage in any material repurchase of, or any recapitalization or other material change, restructuring or reorganization with respect to, Parent Common Stock, including payment of any dividend or other distribution in respect to shares of Parent Common Stock (other than Parent’s regular quarterly cash dividends, issuances under its Dividend Reinvestment Plan and issuances pursuant to its employee stock purchase plan, each materially consistent with past practice or dividends and distributions by Parent’s Subsidiaries to Parent or any of their wholly owned Subsidiaries respectively);

(c) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of any class, or any other ownership interest (including any phantom interest) in Parent or any of its Subsidiaries, except for (i) issuances of shares of Parent Common Stock or equity awards convertible into or exercisable for shares of Parent Common Stock pursuant to any of the Parent Employee Plans, (ii) issuances of shares of Parent Common Stock upon the exercise of any stock options or warrants outstanding as of the date of this Agreement in accordance with their terms, (iii) issuances of shares of Parent Common Stock under the Parent’s Dividend Reinvestment Plan, (iv) issuances of shares of Parent Common Stock in connection with acquisitions to the extent permitted pursuant to Section 6.3(e) below, and (v) issuances of the Parent Common Stock Consideration to former holders of Company Common Stock in connection with the consummation of the transactions contemplated by this Agreement;

(d) take any action to materially change income tax credit recognition policies or procedures or accounting policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP;

(e) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof (other than purchases of supplies and inventories in the ordinary course of business consistent with past practice or any transaction solely between Parent and a wholly owned Subsidiary of Parent or between wholly owned Subsidiaries of Parent), other than any of the forgoing that would not reasonably be expected to delay or make it more difficult to obtain any authorization, consent or approval required in connection with the transactions contemplated by this Agreement and that would reasonably be expected to prevent or materially delay or impeded the consummation of the transactions contemplated by this Agreement;

(f) enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of Parent); or

(g) take, or agree in writing or otherwise resolve to take, any of the actions described in Section 6.3(a)-(f) above, or knowingly take any action which would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect in any material respect or prevent Parent from performing or cause Parent not to perform its covenants hereunder.

Section 6.4 Recommendation of the Board of Directors of Parent. Unless the Company shall have effected a Change of Recommendation, the Board of Directors of Parent shall recommend the approval of the Share Issuance in the Joint Proxy Statement, and neither the Board of Directors of Parent nor any committee thereof shall withdraw or modify, or propose to or resolve to withdraw or modify the Parent Board Recommendation.

Section 6.5 Parent Lock-Up Agreements and Voting Agreement. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Article IX or the Closing, Parent shall not (a) terminate any Parent Lock-Up Agreement or the Parent Voting Agreement or (b) amend or waive compliance with any provision of any Parent Lock-Up Agreement or the Parent Voting Agreement, in each case, without the prior written consent of the Company, which may be provided in the Company’s sole discretion.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Joint Proxy Statement and Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall together, or pursuant to an allocation of responsibility to be agreed upon between them: (i) prepare the Joint Proxy Statement and Parent shall prepare and cause to be filed with the SEC the Registration Statement, in which the Joint Proxy Statement shall be included as a prospectus; (ii) provide the other Party (and its outside counsel) with a reasonable opportunity to review and comment on the Joint Proxy Statement and the Registration Statement prior to the filing of any such document or any amendment or supplement thereto with the SEC; (iii) use commercially reasonable efforts to cause (A) the Joint Proxy Statement to be cleared by the SEC under the Exchange Act and (B) the Registration Statement to be declared effective by the SEC under the Securities Act; (iv) cause the Joint Proxy Statement to be mailed to the Company’s and Parent’s respective stockholders as promptly as practicable following such clearance and declaration of effectiveness; (v) keep the Registration Statement effective through the Closing in order to permit the consummation of the First Step Merger; and (vi) take all such reasonable action as shall be required under applicable “blue sky” or securities Laws in connection with the transactions contemplated by this Agreement.

(b) In furtherance of the foregoing, the Company shall make available all information concerning itself and its Subsidiaries and such other matters as may be reasonably requested by Parent or required by applicable Law, and Parent shall make available all such information concerning itself and its Subsidiaries and such other matters as may be reasonably requested by the Company or required by applicable Law, in connection with the preparation, filing and distribution of the Registration Statement and the Joint Proxy Statement. If at any time prior to the First Step Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement so that such document would not include any misstatement of material fact or omit to state any material fact required to be included therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party which discovers such information shall promptly notify the other Party, and an appropriate amendment or supplement describing such information shall be promptly prepared by the Party to which such amended or supplemented disclosure relates and, to the extent required by applicable Law, filed with the SEC and disseminated to the stockholders of the Company and Parent; provided, however, such Party shall, prior to the filing of such amended or supplemented disclosure with the SEC, provide the other Party (and its outside counsel) with a reasonable opportunity to review and comment on any such amended or supplemented disclosure.

(c) The Parties shall notify each other promptly of the time when the Registration Statement has become effective, of the issuance of any stop order or suspension of the qualification of the shares of Parent Common Stock issuable in connection with the First Step Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement or the Registration Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the Joint Proxy Statement, the Registration Statement or the Mergers and (ii) all orders of the SEC relating to the Joint Proxy Statement or the Registration Statement. The Parties shall reasonably cooperate with each other to promptly respond to any such comments of the SEC or its staff and, prior to any Party submitting a response, provide the other Party (and its outside counsel) with a reasonable opportunity to review and comment on such response.

Section 7.2 The Company and Parent Stockholders’ Meetings.

(a) As soon as practicable following the clearance of the Joint Proxy Statement by the SEC and effectiveness of the Registration Statement, and subject to the other terms and conditions of this Agreement, (i) the Company shall promptly take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to duly call, give notice of and convene a stockholders’ meeting of its stockholders for the sole purpose of seeking the Company Stockholders’ Approval (the “Company Stockholders’ Meeting”) and (ii) Parent shall promptly take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to duly call, give notice of and convene a stockholders’ meeting of its stockholders for the sole purpose of seeking the Parent Stockholders’ Approval (the “Parent Stockholders’ Meeting”). Unless the Company has effected a Change of Recommendation in accordance with Section 6.2, each of the Company and Parent shall use its commercially reasonable efforts to solicit from its respective stockholders proxies to be voted at its stockholders’ meeting in favor of the transactions contemplated by this Agreement pursuant to the Joint Proxy Statement, and each of the Company and Parent shall include in the Joint Proxy Statement the Company Board Recommendation and the Parent Board Recommendation, as applicable. Unless the Company has effected a Change of Recommendation in accordance with Section 6.2, each of the Parties shall take all other reasonable action necessary or, in the reasonable opinion of the other Party, advisable, to hold the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting on the same day at the same time and promptly and expeditiously secure any vote or consent of stockholders required by the DGCL, the applicable requirements of any securities exchange and such Party’s Certificate of Incorporation and Bylaws to effect the Mergers, including postponing or adjourning the Company Stockholders’ Meeting or Parent Stockholders’ Meeting, as the case may be, (i) with the consent of Parent, in the case of the Company Stockholders’ Meeting, or the Company, in the case of the Parent Stockholders’ Meeting, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for any supplemental or amended disclosure which a Party has determined in good faith (after consultation with outside counsel) is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by such Party’s stockholders prior to the such Party’s stockholders’ meeting or (iv) to allow additional solicitation of votes in order to obtain the Company Stockholders’ Approval or Parent Stockholders’ Approval, as applicable.

(b) Immediately following execution and delivery of this Agreement by the Parties, Parent, as the sole stockholder of Merger Sub and the sole member of Successor Sub, will adopt and approve, as applicable, this Agreement and deliver to the Company a copy of the written consent reflecting (i) the adoption of the Agreement by Parent as the sole stockholder of Merger Sub and (ii) the approval of the Agreement by Parent as the sole member of Successor Sub.

Section 7.3 NASDAQ Delisting; Deregistration. Prior to the Closing, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rule and policies of NASDAQ to enable the de-listing of the Company Common Stock from NASDAQ and the deregistration of the Company Common Stock under the Exchange Act promptly after the First Step Effective Time.

Section 7.4 Notification of Certain Matters. Each of the Company and Parent shall give prompt notice to the other of, along with copies of any and all documents reasonably pertaining to, the following:

(a) the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence would cause (i) any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate such that the condition set forth in (A) Section 8.2(a) would not be satisfied in the case of Parent, Merger Sub or Successor Sub, or (B) Section 8.3(a) would not be satisfied in the case of the Company, or (ii) the condition set forth in (A) Section 8.2(d) to not be satisfied in the case of Parent, Merger Sub or Successor Sub, or (B) Section 8.3(d) to not be satisfied, in the case of the Company; and

(b) any material failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.4 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement, (y) limit or otherwise affect the remedies available to the Party receiving such notice or (z) be deemed to amend or supplement the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, or constitute and exception to any representation or warranty.

Section 7.5 Access to Information.

(a) From and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with Article IX or the Closing, each of Parent and the Company shall, and shall cause its Subsidiaries, and its and their officers, employees, auditors, counsel and agents to afford the officers, employees, auditors, counsel and agents of the other Party reasonable access during normal business hours, upon reasonable advance notice, to its and its Subsidiaries’ officers, employees, auditors, agents, properties, offices and other facilities and to all of their respective books and records, and shall promptly make available to the other Party all financial, operating and other data and information (except for documents or information relating to the disclosing Party’s consideration, evaluation, assessment and/or negotiation of this Agreement or the Mergers or the other transactions contemplated by this Agreement or, in the case of the Company, any Competing Proposal or Superior Proposal (except as otherwise required pursuant to Section 6.2)) as the other Party may reasonably request and as will not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries in any material respect. From time to time as reasonably requested by Parent or the Company, Parent and the Company will consult with the Chief Executive Officer and/or the Chief Financial Officer of the other Party regarding the scope of access to information contemplated by this Section 7.5, and the Parties will agree on the appropriate level of detail and scope of access required by and consistent with this Section 7.5. No investigation pursuant to this Section 7.5(a) shall affect or be deemed to modify any representation or warranty made by the Company herein or the conditions to the obligations of the Parties hereto under this Agreement, or limit or otherwise affect the remedies available to Parent, Merger Sub or Successor Sub pursuant to this Agreement.

(b) Parent and the Company agree that all information provided pursuant to this Section 7.5 shall be deemed received pursuant to the Mutual Confidentiality Agreement dated as of November 6, 2013 between Peerless Mfg. Co., a subsidiary of the Company, and Parent (the “Confidentiality Agreement”).

Section 7.6 Public Announcements.

(a) The initial press release with respect to the Mergers, this Agreement and the other transactions contemplated hereby shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, none of the Parties shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Mergers, this Agreement or the other transactions contemplated hereby without the prior consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), subject to Section 6.2 hereof and as may be contemplated by other provisions of this Agreement and also except as may be required by Law or by any applicable listing agreement with NASDAQ, as applicable, as determined in the good faith judgment of the Party proposing to make such release (in which case such Party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other Party).

(b) Reasonably in advance of each of the Company’s quarterly earnings releases or announcements during the period from the date of this Agreement until the earlier of the termination of this Agreement in accordance with Article IX or the Closing, the Company shall provide Parent with proposed drafts of all Company SEC filings, press releases, conference call scripts and similar materials, in each case to the extent relating to earnings releases or announcements.

Section 7.7 Commercially Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Parties shall cooperate with the other Party and use (and shall cause its Subsidiaries to use) commercially reasonable efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as commercially practicable and to consummate and make effective, as promptly as commercially practicable, the transactions contemplated hereby, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Mergers and the other transactions contemplated hereby. In furtherance and not in limitation of the foregoing, each of the Parties shall (i) make all appropriate filings and submissions under the HSR Act and with any other Governmental Authority pursuant to any other applicable Antitrust Laws or otherwise, as promptly as practicable after the date of this Agreement and (ii) use commercially reasonable efforts to obtain as promptly as practicable the termination of any waiting period under the HSR Act and any applicable foreign Antitrust Laws.

(b) Each of the Parties shall use commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Authority relating to such transactions, including any proceeding initiated by a private party, and (ii) keep the other Parties reasonably informed in all material respects and on a reasonably timely basis of any material communication received by such Party from, or given by such Party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby. Subject to applicable Laws relating to the exchange of information, each of the Parties shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other Parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the transactions contemplated hereby.

(c) In furtherance and not in limitation of the foregoing, each of the Parties shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Mergers, the Share Issuance or the other transactions contemplated hereby. In the event that any administrative or judicial action or proceeding is initiated (or threatened to be initiated) by a Governmental Authority challenging the Mergers, the Share Issuance or the other transactions contemplated hereby, each of the Parties shall use commercially reasonable efforts to cooperate with each other and to vigorously contest and resist any such action or proceeding until the entering into by a court of competent jurisdiction of a permanent injunction or other order that permanently prohibits, prevents or restricts the consummation of the Mergers, the Share Issuance or the other transactions contemplated hereby.

(d) Notwithstanding the foregoing or any other provision of this Agreement, neither the Company nor Parent shall, without the other party’s prior written consent, commit to any divestiture transaction or agree to any restriction on its business, and nothing in this Section 7.7 shall (i) limit any applicable rights a Party may have to terminate this Agreement pursuant to Article IX so long as such Party has up to then complied in all material respects with its obligations under this Section 7.7 or (ii) require the Parties to offer, accept or agree to (A) dispose or hold separate any part of either of their businesses, operations, assets or product lines (or a combination of Parent’s and the Company’s respective businesses, operations, assets or product lines), (B) not compete in any geographic area or line of business, or (C) restrict the manner in which, or whether, Parent, the Company, the First Step Surviving Corporation, the Surviving Entity or any of their Affiliates may carry on business in any part of the world; provided, however, that the Parties shall be required to take (and to cause their Subsidiaries to take) the actions set forth in clauses (ii)(A) through (ii)(C) of this Section 7.7(d) if, but only if, such actions, considered collectively, would not reasonably be expected to materially adversely affect the business or operations of Parent, the Company and their respective Subsidiaries, taken as a whole.

Section 7.8 Indemnification; Directors’ and Officers’ Insurance.

(a) As of the First Step Effective Time, Parent shall: (i) cause the indemnification, advancement of expenses and exculpation provisions contained in the Certificate of Incorporation and Bylaws of the First Step Surviving Corporation and the limited liability company agreement of the Surviving Entity to be at least as favorable to individuals who are now, or have been at any time prior to the date of this Agreement or who become prior to the Closing Date, a director, officer, agent or employee of the Company or its Subsidiaries or otherwise entitled to compulsory indemnification under the Company’s or such Subsidiary’s Bylaws or Certificate of Incorporation or Subsidiary Documents (an “Indemnified Party”), as those contained as of the date of this Agreement in the Bylaws and Certificate of Incorporation or Subsidiary Documents of the Company or such Subsidiary, respectively, (ii) not allow any amendment, modification or repeal of (A) any such provision in the Certificate of Incorporation and Bylaws of the First Step Surviving Corporation or the limited liability company agreement of the Surviving Entity or (B) any indemnification contracts or other agreements between the Company and any Indemnified Party set forth or otherwise described on Section 7.8(a) of the Company Disclosure Schedule and (iii) shall cause such provisions and all such indemnification contracts or other agreements to be fully observed and complied with in all material respect for a period of six years from and after the Closing Date.

(b) For six years from and after the First Step Effective Time, to the fullest extent permitted under applicable Law, Parent, the First Step Surviving Corporation and the Surviving Entity (the “Indemnifying Parties”) shall indemnify, defend and hold harmless each Indemnified Party who was a director or officer of the Company or any of its Subsidiaries at or prior to the First Step Effective Time against all losses, claims, damages, liabilities, fees and actual expenses, amounts paid in settlement, judgments and fines that may be imposed upon or incurred by such Indemnified Party in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative), threatened or initiated by reason of any actions or omissions in their capacity as a director or officer occurring at or prior to the First Step Effective Time (including in connection with the transactions contemplated by this Agreement), unless the action or omission giving rise to the claim for indemnification is determined by a court of competent jurisdiction to have constituted willful misconduct or recklessness. In addition, the Indemnifying Parties shall advance all expenses actually incurred by each such Indemnified Party who is or was a director or officer of the Company or any of its Subsidiaries at or prior to the First Step Effective Time for any legal or other out-of-pocket expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, out-of-pocket expenses, judgments and fines within 10 days after the receipt by Parent of a statement or statements from such Indemnified Party requesting such advance or advances from time to time, subject to Parent’s receipt of a written undertaking by such Indemnified Party to promptly repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified hereunder or under applicable Law.

(c) In addition to the Indemnifying Parties’ indemnification obligations pursuant to this Section 7.8, prior to the Effective Time, the Company shall purchase a “tail” officers’ and directors’ liability insurance policy, which by its terms shall survive the Mergers and shall provide each Indemnified Party who was a director or officer of the Company or any of its Subsidiaries at or prior to the First Step Effective Time with coverage for not less than six years following the Effective Time on terms and conditions no less favorable than the terms of the directors’ and officers’ liability insurance policy currently maintained by the Company in respect of actions or omissions of such officers and directors prior to the First Step Effective Time in their capacities as such; provided, however, that in no event shall the Company expend more than 250% of the current annual premium paid by the Company for such policy to purchase the “tail” policy (the “Maximum Amount”); provided, further, however, that if the amount of the annual premiums necessary to procure such insurance coverage exceeds the Maximum Amount, the Company shall spend up to the Maximum Amount to purchase such lesser coverage as may be obtained with such Maximum Amount.

(d) This Section 7.8 shall survive the consummation of the Mergers and continue in full force and effect and, from and after the First Step Effective Time, is intended to benefit, and shall be enforceable by, each Indemnified Party as a third-party beneficiary. During the periods set forth in this Section 7.8, Parent shall guarantee the obligations of the other Indemnifying Parties with respect to any and all amounts payable under this Section 7.8.

(e) In the event that the First Step Surviving Corporation, the Surviving Entity or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger (including pursuant to the Second Step Merger) or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then in each such case, proper provision shall be made so that the successors and assigns of the First Step Surviving Corporation, the Surviving Entity or Parent or the acquirer of the properties and assets thereof, as the case may be, shall succeed to the obligations set forth in this Section 7.8.

(f) The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

Section 7.9 Employee Matters.

(a) From and after the First Step Effective Time, Parent shall cause the First Step Surviving Corporation or the Surviving Entity, as applicable, and its Subsidiaries to honor in accordance with their terms, (i) all employment agreements and change in control agreements listed on Section 7.9 of the Company Disclosure Schedule, except in the event the individuals covered under such agreements enter into new agreements with Parent that supersede or change the terms of such employment agreements and change-in control agreements listed on Section 7.9(a)(i) of the Company Disclosure Schedule, (ii) for a period of six months following the First Step Effective Time, the Company’s severance policy described on Section 7.9(a)(ii) of the Company Disclosure Schedule and (iii) for the duration of each such agreement, those severance agreements listed on Section 7.9(a)(iii) of the Company Disclosure Schedule.

(b) Employees shall receive credit for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits, but excluding benefit accruals under any defined benefit pension plan or equity-based plans, under any employee benefit plan, program or arrangement established or maintained by Parent, the First Step Surviving Corporation or the Surviving Entity under which the employee may be eligible to participate on or after the First Step Effective Time to the same extent recognized by the Company or any of its Subsidiaries with respect to such employees under comparable Company Employee Plans and Non-U.S. Company Employee Plans immediately prior to the First Step Effective Time, but which shall not result in the duplication of benefits thereunder.

(c) The provisions of this Section 7.9 are for the sole benefit of the Parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including for the avoidance of doubt any present or former employees or directors, consultants or independent contractors of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the First Step Effective Time, the First Step Surviving Corporation, the Surviving Entity or any of their Subsidiaries), other than the Parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 7.9) under or by reason of any provision of this Agreement. Nothing contained in this Section 7.9 shall (i) be treated as an amendment to any Company Employee Plan, Non-U.S. Company Employee Plan or Parent Employee Plan, or (ii) obligate Parent, the First Step Surviving Corporation, the Surviving Entity or any of their Affiliates to retain the employment of any particular employee or, maintain any particular plan, contract, arrangement, commitment or understanding or prevent Parent, the First Step Surviving Corporation, the Surviving Entity or any of their Affiliates from amending or modifying any particular plan, contract, arrangement, commitment or understanding in accordance with its terms and applicable Law.

Section 7.10 Stock Exchange Listing. Parent shall use all reasonable efforts to obtain, prior to the First Step Effective Time, the approval for listing on NASDAQ, effective upon official notice of issuance, of the shares of Parent Common Stock to be issued at the First Step Effective Time pursuant to Articles II and III.

Section 7.11 No Shelf Registration. Parent shall not be required to amend or maintain the effectiveness of the Registration Statement for the purpose of permitting resale of the shares of Parent Common Stock received pursuant hereto by the Persons who may be deemed to be “affiliates” of the Company or Parent within the meaning of Rule 145 promulgated under the Securities Act.

Section 7.12 Qualification as Reorganization for U.S. Federal Income Tax Purposes.

(a) Prior to the Closing, each Party hereto shall use all commercially reasonable efforts to cause the Mergers to qualify as a reorganization under the provisions of Section 368(a) of the Code, and shall not, without the prior written consent of the other Parties to this Agreement, intentionally take any actions, intentionally cause any actions to be taken or intentionally omit to take any action which such action or omission could prevent the Mergers from qualifying as such a reorganization.

(b) Parent and the Company shall cooperate with each other and use reasonable commercial efforts to obtain on or about the Closing Date the opinion of Jones Day, counsel to the Company, and the opinion of Squire Patton Boggs (US) LLP, counsel to Parent (each such counsel, “Tax Counsel”), each such opinion dated as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, (i) the Mergers will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company and Parent each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

(c) Parent and the Company shall cooperate with each other and use commercially reasonable efforts to obtain for inclusion in the Registration Statement and any amendment thereto, an opinion from each Tax Counsel, in such form as each Tax Counsel may deem appropriate, as to the tax consequences of the contemplated Mergers as may be required by the SEC in connection with the filing of such Registration Statement or any amendment thereto.

(d) Parent, Merger Sub, Successor Sub and the Company shall each provide reasonable cooperation to each Tax Counsel in connection with Tax Counsel’s rendering of its opinions pursuant to Sections 7.12(b) and 7.12(c), which shall include the provision of officers’ certificates setting forth such representations, covenants, data and such other information as may be reasonably requested by such Tax Counsel including, but not limited to, such information as may be necessary or appropriate to make a reasonable assessment as to compliance with the continuity of interest requirement under Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. Neither Company nor Parent presently knows of any reason why the Company or Parent, as applicable, will not be able to deliver such certificates.

(e) If the tax opinion of both of the Tax Counsel referred to in Section 7.12(b) is obtained, then each of the Parties shall report the Mergers for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. However, for the avoidance of doubt, obtaining the tax opinions of either or both of the Tax Counsel referred to in Section 7.12(b) shall not be a condition to any Party’s obligation to consummate the Mergers or the transactions contemplated by this Agreement.

Section 7.13 Section 16 Matters. Prior to the First Step Effective Time, the Company shall take all such reasonable steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of Company Common Stock or Company Equity Awards (including derivative securities with respect to such shares) that are treated as dispositions under Rule 16b-(3) promulgated under the Exchange Act and resulting from the transactions contemplated by Article II by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-(3) promulgated under the Exchange Act.

Section 7.14 Financing.

(a) Parent, Merger Sub and Successor Sub acknowledge and agree that (i) the Company and its Affiliates and its and their respective representatives shall not, prior to the First Step Effective Time, incur any liability to any Person under any financing (including the Debt Financing) that Parent, Merger Sub, Successor Sub or any of their Affiliates may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 7.14, Section 7.15 or otherwise and (ii) Parent, Merger Sub and Successor Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its Affiliates and its and their respective stockholders, members, partners and other Company Representatives from and against any losses, damages, claims, costs or expenses suffered or incurred by any of them at any time in connection with the Debt Financing contemplated by the Debt Commitment Letter, the Financing, any information utilized in connection therewith and any cooperation provided pursuant to this Section 7.14, Section 7.15 or otherwise.

(b) Each of Parent, Merger Sub and Successor Sub shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Debt Financing at or prior to the Closing on the terms and conditions described in the Debt Commitment Letter, including: (i) maintaining in effect the Debt Commitment Letter (including any definitive agreement entered into in connection therewith), (ii) negotiating and entering into definitive agreements with respect to the Debt Financing on the terms and conditions contained in the Debt Commitment Letter as promptly as practicable after the date of this Agreement; (iii) satisfying, or causing their representatives to satisfy, when required by the Debt Commitment Letter all conditions applicable to Parent, Merger Sub, Successor Sub or their respective representatives to obtaining the Debt Financing; (iv) complying with their respective affirmative and negative covenants set forth in the Debt Commitment Letter; and (v) fully enforcing their respective rights under the Debt Commitment Letter, including causing the Financing Sources providing the Debt Financing to fund the Debt Financing at the Closing in accordance with the Debt Commitment Letter.

(c) None of Parent, Merger Sub or Successor Sub may agree to any amendments or modifications to or replacements of, or grant any waivers of, any condition or other provision or remedy under the Debt Commitment Letter without the prior written consent of the Company, which may be unreasonably refused if such amendments, modifications or waivers would (i) materially reduce the aggregate amount of the Debt Financing as provided in the Debt Commitment Letter as of the date of this Agreement, (ii) impose new or additional conditions, or otherwise amend, modify or expand any conditions, in each case, to the receipt by Parent or Merger Sub, as the case may be, at or prior to the closing of the Debt Financing, or (iii) in any material respect adversely delay or impact the ability of Parent to consummate the Mergers and the other transactions contemplated by this Agreement or to consummate the Debt Financing at or prior to Closing; provided, however, that Parent may amend or modify the Debt Commitment Letter without the consent of the Company to add or change any immaterial term of the Debt Commitment Letter, add or replace lenders, lead arrangers, syndication agents or similar entities that had not executed the Debt Commitment Letter as of the date of this Agreement so long as such addition, replacement or change is not reasonably expected to, individually or in the aggregate, (i) delay or prevent the Closing or (ii) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) at or prior to Closing less likely to occur. Parent shall not release or consent to the termination of the obligations of the Financing Sources under the Debt Commitment Letter, except for assignments and replacements of an individual lender in accordance with this Section 7.14. The parties to the Debt Commitment Letter (other than Parent, Merger Sub, Successor Sub and their respective Affiliates) and any additional or replacement lenders thereunder permitted hereby are referred to in this Agreement collectively as the “Financing Sources.” The Financing Sources, together with each of their respective Affiliates, directors, officers, employees, agents, advisors, attorneys and other representatives, are referred to in this Agreement collectively as the “Financing Source Related Parties.” As of the date of this Agreement, the only Financing Sources are Bank of America, N.A.

(d) In the event that the Debt Commitment Letter expires or terminates for any reason or any portion of the Debt Financing becomes reasonably likely to be unavailable on the terms and conditions, in the manner or from the Financing Sources, in each case, contemplated in the Debt Commitment Letter, (i) Parent shall within two days thereof so notify the Company in writing and (ii) as promptly as practicable following any such event (and in no event later than the Closing Date), Parent, Merger Sub and Successor Sub shall use commercially reasonable efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative financing from alternative financial institutions in an amount sufficient to consummate the transactions contemplated by this Agreement and to pay the Required Amount, in each case, with conditions not materially less favorable, taken as a whole, to Parent, Merger Sub, Successor Sub and the Company than the conditions set forth in the Debt Commitment Letter (including a commitment termination date not earlier than the Drop Dead Date) (the “Alternate Financing”). The definitive agreements entered into pursuant to the first sentence of this Section 7.14(d) or Section 7.14(b)(ii) are referred to in this Agreement, collectively, as the “Financing Agreements.” The term “Debt Commitment Letter” will be deemed to include any commitment letters, together with all annexes, exhibits, schedules and attachments thereto, and all term sheets, engagement letters and fee letters related thereto, in each case, with respect to the Alternate Financing. Parent shall accept any such commitment letters for the Alternate Financing if the funding conditions and other terms and conditions contained therein are not materially adverse to Parent in comparison with those contained in the Debt Commitment Letter as in effect on the date of this Agreement.

(e) Parent shall (i) promptly furnish to the Company complete, correct and executed copies of the Financing Agreements and copies of any and all material written documentation pertaining to the availability of the Debt Financing (or any Alternate Financing), (ii) give the Company written notice within two days of any withdrawal, termination, amendment, supplement or modification of the Debt Commitment Letter, of any developments, facts or circumstances that reasonably could be concluded to result in the inability of Parent to satisfy on a timely basis any term or condition of the Debt Commitment Letter required to be satisfied by Parent, or of any material breach or material threatened breach by any party of any of the Debt Commitment Letter or the Financing Agreements of which Parent, Merger Sub or Successor Sub becomes aware or any termination thereof, and (iii) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Debt Financing (or any Alternate Financing).

Section 7.15 Financing Cooperation.

(a) Prior to the First Step Effective Time, the Company shall and shall cause its Subsidiaries to cooperate, and shall use its commercially reasonable efforts to cause its officers, employees, representatives, auditors and advisors, including legal and accounting advisors, to cooperate, in connection with the arrangement of the Debt Financing, any debt payoff and/or any defeasance or satisfaction and discharge of existing indebtedness of the Company and/or any of its Subsidiaries, in each case, as may be reasonably requested by Parent and as will not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries in any material respect, including: (i) participating in a reasonable number of meetings, drafting sessions, rating agency presentations, due diligence sessions, and “road show” and other customary marketing presentations; (ii) making available to any Financing Sources as promptly as practicable pertinent information in writing regarding the Company and its Subsidiaries as is reasonably requested by Parent in connection with the Debt Financing; (iii) assisting with the preparation by Parent or the Financing Sources of (A) one or more customary offering documents, information memoranda and/or documents in connection with the Debt Financing and (B) materials for rating agency presentations; (iv) executing and delivering customary pledge and security documents or other financing documents, a certificate of the chief financial officer of the Company with respect to solvency of the Company and its Subsidiaries on a consolidated basis to the extent reasonably required in connection with the Debt Financing, and other customary certificates or documents and back-up therefor and legal opinions as may be reasonably requested by Parent and otherwise facilitating the pledging of collateral, all such obligations under any such agreements to be subject to (and only effective following) the Closing and conditioned on the consummation of the Mergers; (v) taking all reasonably required corporate actions, subject to the consummation of the Mergers, to permit the consummation of the Debt Financing; (vi) providing customary authorization letters to any Financing Sources authorizing the distribution of information to prospective Financing Sources and containing customary representations to the arranger of any financing that the information contained in any offering document or information memorandum relating to the Company and its Subsidiaries does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; (vii) using commercially reasonable efforts to cooperate with Parent and Parent’s efforts to obtain customary consents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, legal opinions, surveys and title insurance (including providing reasonable access to Parent and its representatives to all of the Company’s Owned Real Property and all real property that the Company or any or any of its Subsidiaries leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Lease) as reasonably requested by Parent; (viii) taking all actions reasonably necessary to permit the Financing Sources involved in the Debt Financing to evaluate the Company’s and each of its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements to the extent customary and reasonable; (ix) requesting customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of all indebtedness and liens under the Company’s financing facilities and arrangements, as reasonably requested by Parent; (x) making available to Parent and the Financing Sources promptly all documentation and other information required by any applicable Governmental Authority with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations; and (xi) cooperating reasonably with the Financing Sources’ due diligence of the Company and its Subsidiaries, to the extent customary and reasonable. Parent shall, promptly upon request of the Company, reimburse the Company for all reasonable, documented out-of-pocket expenses and costs incurred in connection with the Company’s or its Affiliates’ obligations under this Section 7.15, provided however, that notwithstanding the foregoing provisions of this clause (a) or any other provision of this Agreement, in no event shall Parent, Merger Sub, Successor Sub, the Financing Sources or any of their respective officers, directors, employees or representatives be permitted to contact any customer, vendor or supplier of the Company or any of its Subsidiaries in connection with the Mergers, the Share Issuance, the Debt Financing or the other transactions contemplated hereby without the Company’s prior written consent, which consent may not be unreasonably withheld, conditioned, delayed or refused in any circumstance.

(b) In addition, prior to the First Step Effective Time, the Company shall, at the reasonable request of Parent: (i) use its commercially reasonable efforts to cause Grant Thornton LLP, independent accountants of the Company, to provide a letter or letters containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to financial statements and certain financial information used in connection with financings of the nature of the Debt Financing; (ii) use its commercially reasonable efforts to provide customary representation letters and other authorizations or information to Grant Thornton LLP, to enable them to provide the foregoing “comfort letters”; (iii) use its commercially reasonable efforts to obtain the consent of Grant Thornton LLP for the inclusion of its reports on the Company in any document or documents to be used in connection with the Debt Financing; and (iv) cause the appropriate representatives of the Company to execute and deliver any definitive financing documents or other certificates or documents as may be reasonably requested by Parent for delivery at the consummation of the Debt Financing at the Closing.

(c) All non-public or other confidential information provided or made available by the Company, its Subsidiaries or any of the Company Representatives pursuant to this Section 7.15 shall be kept confidential in accordance with the Confidentiality Agreement; provided that Parent, Merger Sub and Successor Sub shall be permitted to disclose such information to potential sources of capital, rating agencies, prospective lenders and investors and their respective representatives as reasonably required in connection with the Debt Financing so long as such Persons agree to be bound by the confidentiality and non-disclosure provisions of the Confidentiality Agreement or other customary confidentiality undertakings no less restrictive than the confidentiality and non-disclosure provisions of the Confidentiality Agreement.

(d) Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or enter into any definitive agreement or incur any other liability of obligation in connection with the Debt Financing (or any Alternate Financing) prior to the First Step Effective Time. Neither the Company nor any of its Subsidiaries shall be required pursuant to this Section 7.15 to enter into or perform under any certificate, agreement, document or other instrument that is not contingent upon the Closing or that would be effective prior to the First Merger Effective Time (other than the authorization letters and representation letters referred to in Section 7.15(b)(ii) above). Notwithstanding the foregoing, under no circumstance shall the Company or its Subsidiaries be required to authorize (and Parent and none of Parent’s financing sources or any other lender to Parent is permitted to make), any pre-filing of any UCC-1’s or other documents which create liens. None of the Company or any of its Subsidiaries shall be required to take any action pursuant to this Section 7.15 that would subject it to actual or potential liability for which it would not be indemnified under this Agreement or to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or provide or agree to provide any indemnity in connection with the Debt Financing, any Alternate Financing or any of the foregoing prior to the First Step Effective Time.

Section 7.16 Litigation. Each of Parent and the Company shall promptly notify the other of any stockholder litigation against it or any of its directors or officers arising out of or relating to this Agreement, the Mergers or the other transactions contemplated hereby and shall keep the other reasonably informed regarding any such stockholder litigation. Each of Parent and the Company shall give the other reasonable opportunity to consult with it regarding the defense of any such stockholder litigation. The Company shall not settle any such stockholder litigation without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

Section 7.17 Rule 144. Upon the request of any beneficial owner of shares of Parent Common Stock received pursuant hereto who may be deemed to be an “affiliate” of the Company or Parent within the meaning of Rule 145 promulgated under the Securities Act to transfer any shares of Parent Common Stock in reliance on the provisions of Rule 144 promulgated under the Securities Act, such Person shall furnish Parent with a certificate containing factual representations as reasonably requested by Parent to support such Person’s reliance on Rule 144 and to support such Person’s reliance on any exemptions under any applicable state securities Laws relating to the registration or qualification of securities for sale. Upon receipt of such certificate, and assuming that all other conditions to reliance on Rule 144 and such exemptions under any applicable state Laws relating to the registration or qualification of securities for sale have been satisfied, Parent shall (a) cause its counsel to deliver a legal opinion stating that the proposed sale or other disposition of such securities may be effected without registration under the Securities Act and will not result in any violation of any applicable state securities Laws relating to the registration or qualification of securities for sale, and (b) after receipt of such legal opinion, take such actions as are reasonably necessary to effect such transfer of such securities.

Section 7.18 No Adverse Effect if Corporate Tax Imposed. Notwithstanding anything in this Agreement to the contrary, if any income Tax is imposed on any of Parent, Company, Merger Sub or Successor Sub as a result of the Mergers, then Parent and Successor Sub shall solely bear such Tax, and the imposition of such Tax shall not constitute a breach of any representation, warranty or covenant by any Party to this Agreement. This Section 7.18 shall survive the consummation of the Mergers.

ARTICLE VIII

CONDITIONS TO THE FIRST STEP MERGER

Section 8.1 Conditions to Obligation of Each Party to Effect the First Step Merger. The respective obligation of each Party to effect the First Step Merger shall be subject to the following conditions:

(a) Stockholder Approval. The Company Stockholders’ Approval and the Parent Stockholders’ Approval shall have been obtained;

(b) Legality. No Law shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority which is in effect and has the effect of making the First Step Merger illegal or otherwise preventing or prohibiting the consummation of the transactions contemplated hereby;

(c) Regulatory Matters. Any applicable waiting period under the HSR Act shall have expired or been earlier terminated;

(d) Registration Statement Effective. The Registration Statement shall have been declared effective by the SEC under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall then be in effect, and no proceedings for that purpose shall then be threatened by the SEC or shall have been initiated by the SEC and not concluded or withdrawn; and

(e) Stock Exchange Listing. The shares of Parent Common Stock to be issued at the First Step Effective Time pursuant to Article II shall have been duly approved for listing on NASDAQ, subject to official notice of issuance.

Section 8.2 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the First Step Merger is also subject to the fulfillment of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent, Merger Sub and Successor Sub set forth in: (i) Section 5.3 (Capitalization), Section 5.8(c) (Absence of Certain Changes or Events), Section 5.20 (Opinion of Financial Advisor), Section 5.23 (Board Recommendation; Required Vote) and Section 5.22 (Financing) shall be true and correct in all respects (other than de minimis inaccuracies in the aggregate with respect to Section 5.3) both when made and at and as of the Closing Date (or such other dates as specifically set forth therein), as if made at and as of the Closing Date (or such other dates); (ii) Section 5.2 (Certificate of Incorporation; Bylaws), Section 5.4 (Authority Relative to this Agreement) and Section 5.21 (Brokers) shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) Article V (other than the Sections of Article V described in clauses (i)-(ii) above), shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of this clause (iii) where the failure to be so true and correct (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect) has not resulted in or would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on Parent;

(b) Agreements, Conditions and Covenants. Parent shall have performed or complied with in all material respects all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the First Step Effective Time;

(c) Certificate. The Company shall have received a certificate of an executive officer of Parent to the effect set forth in clauses (a) and (b) above; and

(d) No Material Adverse Effect. Since the date of this Agreement there shall not have occurred any events that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on Parent.

Section 8.3 Additional Conditions to Obligation of Parent, Merger Sub and Successor Sub. The obligation of Parent, Merger Sub and Successor Sub to effect the First Step Merger is also subject to the fulfillment of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in: (i) Section 4.3(b) (Capitalization) shall be true and correct in all respects (other than de minimis inaccuracies in the aggregate) as of the Closing Date as if made on and as of the Closing Date; (ii) Section 4.3(a) (Capitalization), Section 4.8(c) (Absence of Certain Changes or Events), Section 4.26 (Board Recommendation; Required Vote), Section 4.27 (Opinion of Financial Advisor) and Section 4.29 (Certain Provisions of the DGCL Not Applicable) shall be true and correct in all respects (other than de minimis inaccuracies in the aggregate with respect to Section 4.3(a)) both when made and at and as of the Closing Date, as if made at and as of such time; (iii) Section 4.2 (Certificate of Incorporation; Bylaws), Section 4.4 (Authority Relative to this Agreement) and Section 4.28 (Brokers) shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iv) Article IV (other than the Sections of Article IV described in clauses (i)-(iii) above), shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of this clause (iv) where the failure to be so true and correct (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect) has not resulted in or would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Company;

(b) Agreements, Conditions and Covenants. The Company shall have performed or complied with in all material respects all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the First Step Effective Time;

(c) Certificate. Parent shall have received a certificate of an executive officer of the Company to the effect set forth in clauses (a) and (b) above; and

(d) No Material Adverse Effect. Since the date of this Agreement there shall not have occurred any events that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on the Company.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.1 Termination by Mutual Consent. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the First Step Effective Time, whether before or after receipt of the Company Stockholders’ Approval and/or the Parent Stockholders’ Approval, by mutual written consent of the Company and Parent as authorized by their respective Boards of Directors.

Section 9.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the First Step Effective Time, whether before or after receipt of the Company Stockholders’ Approval and/or the Parent Stockholders’ Approval, by either Parent or the Company as authorized by its Board of Directors and by written notice if:

(a) the First Step Effective Time shall not have occurred on or before November 30, 2015 (as such date may be extended by mutual written agreement of Parent and the Company, the “Drop Dead Date”);

(b) (i) the Company Stockholders’ Approval is not obtained at the duly convened Company Stockholders’ Meeting, including any adjournments thereof, at which a vote on the adoption of this Agreement was taken or (ii) the Parent Stockholders’ Approval is not obtained at the duly convened Parent Stockholders’ Meeting, including any adjournments thereof, at which a vote on the Share Issuance was taken; or

(c) any Governmental Authority of competent jurisdiction shall have issued a final nonappealable Law which has the effect of making consummation of the First Step Merger illegal or otherwise preventing or prohibiting the consummation of the transaction contemplated by this Agreement;

provided, however, that the right to terminate this Agreement pursuant to clause (a) or (b) above will not be available to any Party that has breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements under this Agreement in any manner that has been the principal cause of or primarily resulted in the failure of the First Step Merger to be consummated as of the date of termination; provided, further, that Parent will not have the right to terminate this Agreement pursuant to clause (a) if there is a breach or failure of any Financing Requirement and specific performance is being pursued by the Company pursuant to Section 10.5.

Section 9.3 Termination by the Company. This Agreement may be terminated and the Mergers may be abandoned by the Company as authorized by its Board of Directors:

(a) at any time prior to the receipt of the Company Stockholders’ Approval, in accordance with Section 6.2(g); provided that the Company has not materially breached the terms and conditions of Section 6.2; provided further that payment of the Company Termination Fee pursuant to Section 9.5(b) shall be a condition to the termination of this Agreement by the Company pursuant to this Section 9.3(a);

(b) at any time prior to the First Step Effective Time, if there has been a breach of any representation, warranty, covenant or agreement made by Parent, Merger Sub or Successor Sub in this Agreement, or any such representation or warranty becomes untrue after the date of this Agreement, such that a condition set forth in Section 8.2(a) or 8.2(b), as the case may be, would not be satisfied and such breach is not cured (such that the applicable condition set forth in Section 8.2(a) or 8.2(b), as the case may be, would be satisfied) by the earlier of the Drop Dead Date or 20 days after written notice thereof is given by the Company to Parent; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.3(b) if: (i) any material covenant of the Company contained in this Agreement shall have been breached in any material respect, and such breach shall not have been cured in all material respects or (ii) there shall be a material breach in any representation or warranty of the Company contained in this Agreement that shall not have been cured within 20 days after written notice thereof is given by Parent to the Company (in either case (i) or (ii), such that the conditions set forth in Section 8.3(a) and 8.3(b) would be satisfied); or

(c) at any time prior to the First Step Effective Time, if a Parent Triggering Event has occurred. For purposes of this Agreement, a “Parent Triggering Event” will be deemed to have occurred if:

(i) Parent fails to include the Parent Board Recommendation in the Joint Proxy Statement or Parent withdraws the Parent Board Recommendation or modifies the Parent Board Recommendation in a manner adverse thereto;

(ii) Parent fails to call the Parent Stockholders’ Meeting in accordance with Section 7.2 or fails to deliver the Joint Proxy Statement to its stockholders in accordance with Section 7.2, and the principal or primary cause of such failure shall not be due to any material breach by the Company of any of its representations, warranties or covenants under this Agreement;

(iii) the Parent Stockholders’ Approval is not obtained at the duly convened Parent Stockholders’ Meeting, including any adjournments thereof, at which a vote on the Share Issuance was taken and any stockholder of Parent party to the Parent Voting Agreement breaches its obligations under the Parent Voting Agreement and but for such breach, the Parent Stockholders’ Approval would have been obtained; or

(iv) there has been a breach of the representations and warranties set forth in Section 5.22 (Financing) or the covenants set forth in Section 7.14 (Financing) (collectively, the “Financing Requirements”) and (A) any such breach of the Financing Requirements is not cured by the earlier of the Drop Dead Date or within 20 days after written notice thereof is given by the Company to Parent, Merger Sub and Successor Sub, (B) all of the conditions set forth in Section 8.1 and Section 8.3 have been satisfied and continue to be satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing) and the Company has indicated in writing that the Company is ready, willing and able to consummate the transactions contemplated by this Agreement and (C) Parent, Merger Sub and Successor Sub fail to consummate the transactions contemplated by this Agreement within two Business Days following the written notice by the Company specified in subclause (B) above;

provided, however, that, unless the Company Stockholders’ Approval has been obtained, the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.3(c) if a Change of Recommendation shall have occurred and not been withdrawn prior to the occurrence of such Parent Triggering Event; and provided, further, that the Company shall not be permitted to terminate this Agreement pursuant to Section 9.3(c)(i) or 9.3(c)(ii) if (A) any material covenant of the Company contained in this Agreement shall have been breached in any material respect, and such breach shall not have been cured in all material respects, or (B) there shall be a material breach in any representation or warranty of the Company contained in this Agreement that shall not have been cured, in each case within 20 days after written notice thereof is given by Parent to the Company (in either case (A) or (B), such that the conditions set forth in Section 8.3(a) and 8.3(b) would be satisfied).

Section 9.4 Termination by Parent. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the First Step Effective Time by Parent as authorized by its Board of Directors:

(a) if a Company Triggering Event has occurred; or

(b) if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation or warranty becomes untrue after the date of this Agreement, such that a condition set forth in Section 8.3(a) or 8.3(b), as the case may be, would not be satisfied and such breach is not cured (such that the applicable condition set forth in Section 8.3(a) or 8.3(b), as the case may be, would be satisfied) by the earlier of the Drop Dead Date or 20 days after written notice thereof is given by Parent to the Company; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 9.4(b) if: (A) any material covenant of Parent, Merger Sub or Successor Sub contained in this Agreement shall have been breached in any material respect, and such breach shall not have been cured in all material respects or (B) there shall be a material breach in any representation or warranty of Parent, Merger Sub or Successor Sub contained in this Agreement that shall not have been cured within 20 days after written notice thereof is given by the Company to Parent (in either case (A) or (B), such that the conditions set forth in Section 8.2(a) and 8.2(b) would be satisfied).

For the purposes of this Agreement, a “Company Triggering Event” will be deemed to have occurred if, prior to the Company Stockholders’ Meeting:

(i) the Company fails to include the Company Board Recommendation in the Joint Proxy Statement or a Change of Recommendation occurs and has not been withdrawn;

(ii) the Company fails to call the Company Stockholders’ Meeting in accordance with Section 7.2 or fails to deliver the Joint Proxy Statement to its stockholders in accordance with Section 7.2, and the principal or primary cause of such failure shall not be due to any material breach by Parent, Merger Sub or Successor Sub of any of their respective representations, warranties or covenants under this Agreement;

(iii) a tender offer or exchange offer for the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company (or any committee thereof) recommends that the stockholders of the Company tender their shares in such tender or exchange offer or within 10 Business Days after the commencement of such tender or exchange offer, the Board of Directors of the Company fails to recommend against (or maintain such recommendation against) acceptance of such tender offer or exchange offer by its stockholders;

(iv) the Board of Directors of the Company, upon written request of Parent following any public proposal or public offer for a Competing Proposal directed to the Company or the Board of Directors of the Company, fails to publicly reaffirm the Company Board Recommendation within 10 Business Days after such request; provided that, for purposes of this Section 9.4(c), references to “20% or more” in the definition of Competing Proposal shall be deemed to be references to “50% or more”; provided further that Parent shall be entitled to make such a written request for reaffirmation only once for each such Competing Proposal and once for each increase of price of such Competing Proposal; or

(v) the Company or any of its Subsidiaries intentionally and materially breaches its obligations under Section 6.2;

provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to a Company Triggering Event described in clause (i) or (ii) of such definition if (A) any material covenant of Parent contained in this Agreement shall have been breached in any material respect, and such breach shall not have been cured in all material respects, or (B) there shall be a material breach in any representation or warranty of Parent contained in this Agreement that shall not have been cured, in each case within 20 days after written notice thereof is given by the Company to Parent (in either case (A) or (B), such that the conditions set forth in Section 8.2(a) and 8.2(b) would be satisfied).

Section 9.5 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Mergers pursuant to this Article IX, this Agreement (other than Sections 7.5(b) and 7.14(a), the last sentence of Section 7.15(a), this Section 9.5 and Article X, all of which will survive such termination) shall become void and of no effect with no liability or obligation on the part of any Party (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, no termination shall relieve any Party hereto of any liability or damages resulting from any fraud or willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement, all of which obligations shall survive in accordance with their terms.

(b) The Company shall pay to Parent a fee equal to the Company Termination Fee by wire transfer of immediately available funds on the date that the Company Termination Fee is due as provided below, in the event this Agreement is terminated:

(i) by Parent or the Company pursuant to Section 9.2(a) (solely in the event the Company Stockholders’ Meeting has not occurred), Section 9.2(b)(i) or Section 9.4(b) (solely as a result of a willful breach or an action or inaction done in bad faith by the Company) and, in each case, the following occurs:

(A) after the date of this Agreement, any third party makes a Competing Proposal to the Company that has become publicly known or publicly discloses or announces a bona fide intention to make a Competing Proposal, in each case, prior to either (1) with respect to any termination pursuant to Section 9.2(a) or Section 9.4(b), the date of such termination or (2) with respect to any termination pursuant to Section 9.2(b)(i), the date of the Company Stockholders’ Meeting; and

(B) within 12 months of such termination, the Company or any of its Subsidiaries enters into an Alternative Acquisition Agreement to consummate, or consummates, or approves or recommends to the stockholders of the Company, a Competing Proposal, in each case, which is consummated and which is from or with a third party that made, or publicly disclosed or announced a bona fide intention to make, a Competing Proposal during the time periods set forth in Sections 9.5(b)(i)(A)(1) or (2) above;

(ii) by the Company (A) pursuant to Section 9.2(b)(i) if at the time of such termination Parent could have terminated this Agreement pursuant to Section 9.4(a) or (B) pursuant to Section 9.3(a);

(iii) by Parent pursuant to Section 9.2(b)(i);

(iv) by Parent pursuant to Section 9.4(a); or

(v) by Parent pursuant to Section 9.4(b) (solely as a result of a willful breach or an action or inaction done in bad faith by the Company).

The Company shall pay Parent the Company Termination Fee no later than: (x) the date of consummation of (and as a condition precedent to the consummation of) the applicable Competing Proposal, in the case of clause (i) above; (y) on the date of termination of this Agreement in the case of clause (ii) above; and (z) two Business Days after termination of this Agreement in the case of clause (iii) above. Subject to Section 9.5(a), Parent, Merger Sub and Successor Sub agree that payment of the Company Termination Fee (together with applicable costs of collection, if any), if the Company Termination Fee is actually paid as provided herein, will be the sole and exclusive remedy of Parent, Merger Sub and Successor Sub or any of their respective financing sources, stockholders, members, directors, officers, employees, representatives or agents, upon termination of this Agreement in the circumstance described in this Section 9.5(b). For the avoidance of doubt and subject to Section 9.5(a), (1) in the event the Company Termination Fee is paid, under no circumstances will the Company or any of its former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees be liable for monetary damages in excess of the Company Termination Fee (and any amounts payable to Parent pursuant to the last paragraph of Section 9.5(b) below) whether to Parent or any Affiliate thereof, and (2) while Parent may pursue both a grant of specific performance in accordance with Section 10.5 and the payment of the Company Termination Fee under Section 9.5(b), under no circumstances shall Parent be permitted or entitled to receive both a grant of specific performance and monetary damages, including all or any portion of the Company Termination Fee.

For purposes of this Section 9.5, references to “20% or more” in the definition of Competing Proposal shall be deemed to be references to “50% or more.” “Company Termination Fee” means (x) an amount equal to $1,600,000 plus Expense Reimbursement of Parent, if the Company Termination Fee becomes payable in connection with the termination of this Agreement (1) by the Company pursuant to Section 9.3(a) in connection with a Superior Proposal made by an Excluded Party or (2) by Parent pursuant to Section 9.4(a) in connection with a Change of Recommendation on account of a Superior Proposal made by an Excluded Party, (y) Expense Reimbursement of Parent in connection with termination of this Agreement by Parent pursuant to Section 9.2(b)(i) (if a Company Termination Fee is not otherwise payable pursuant to Section 9.5(b)(ii)(A)), or (z) an amount equal to $4,800,000 without any Expense Reimbursement, in all other circumstances. “Expense Reimbursement” means an amount equal to all of the reasonable and documented out-of-pocket expenses, including those of the Exchange Agent and its representatives, incurred by a Party and its Subsidiaries in connection with this Agreement and the transaction contemplated by the Agreement up to a maximum of, in the case of expenses of Parent, $1,600,000, and in the case of expenses of the Company, $1,000,000. In the event any Company Transaction Fee is or becomes payable after the time the Company pays any Expense Reimbursement (other than in the case of a Company Transaction Fee payable in respect of a termination (1) by the Company pursuant to Section 9.3(a) in connection with a Superior Proposal made by an Excluded Party, or (2) by Parent pursuant to Section 9.4(a) in connection with a Change or Recommendation on account of a Superior Proposal made by an Excluded Party) the amount of the Company Termination Fee payable by the Company shall be reduced by the amount of the Expense Reimbursement actually paid.

The Company acknowledges that the agreements contained in this Section 9.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent, Merger Sub and Successor Sub would not enter into this Agreement. If the Company fails to pay the Company Termination Fee in accordance with this Section 9.5(b) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the Company Termination Fee from the date such payment was required to be made until the date of payment at the prime rate as announced in The Wall Street Journal in effect on the date such payment was required to be made, after delivery to the Company of reasonable documentation evidencing such costs and expenses.

(c) Parent shall pay to the Company a fee equal to the Parent Termination Fee as provided below in the event this Agreement is terminated:

(i) by the Company pursuant to Section 9.3(b) (solely as a result of a willful breach or an action or inaction done in bad faith by Parent) or Section 9.3(c);

(ii) by Parent pursuant to Section 9.2(b)(ii) if at the time of such termination the Company could have terminated this Agreement pursuant to Section 9.3(c); or

(iii) by the Company pursuant to Section 9.2(b)(ii) (if a Parent Termination Fee is not otherwise payable pursuant to Sections 9.5(c)(i) or (c)(ii)).

“Parent Termination Fee” means an amount in cash equal to $9,600,000, except in the event a Parent Termination Fee is payable pursuant to Section 9.5(c)(iii), in which case Parent Termination Fee means Expense Reimbursement of the Company. The Parent Termination Fee shall be paid within two Business Days of such termination, by wire transfer of immediately available funds to one or more accounts designated by the Company. Subject to Section 9.5(a), the Company agrees that, payment of the Parent Termination Fee if the Parent Termination Fee is actually paid as provided herein, will be the sole and exclusive remedy of the Company (including, without limitation, as against the Financing Sources and the Financing Source Related Parties) upon termination of this Agreement pursuant to this Section 9.5(c). For the avoidance of doubt and subject to Section 9.5(a), (1) in the event the Parent Termination Fee is paid, under no circumstances will Parent, Merger Sub, Successor Sub, the Financing Sources and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees be liable for monetary damages in excess of the Parent Termination Fee (and any amounts payable to the Company pursuant to the last paragraph of Section 9.5(c) below) whether to the Company or any Affiliate thereof, (2) while the Company may pursue both a grant of specific performance in accordance with Section 10.5 and the payment of the Parent Termination Fee under Section 9.5(c), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance and monetary damages, including all or any portion of the Parent Termination Fee, and (3) under no circumstances will any Financing Source have any liability hereunder to the Company or any Affiliate thereof.

Parent, Merger Sub and Successor Sub acknowledge that the agreements contained in this Section 9.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement. If Parent fails to pay the Parent Termination Fee in accordance with this Section 9.5(c) and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the Parent Termination Fee, Parent shall pay to the Company its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the Parent Termination Fee from the date such payment was required to be made until the date of payment at the prime rate as announced in The Wall Street Journal in effect on the date such payment was required to be made, after delivery to the Company of reasonable documentation evidencing such costs and expenses.

(d) In the event a Company Termination Fee and a Parent Termination Fee is payable at the same time, such fees will be set off against one another, with the only payment required to be made being the net fee payable as a result of such set off.

Section 9.6 Amendments; Waivers. At any time prior to the First Step Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent, Merger Sub and Successor Sub, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided, however, that Sections 9.5(c), 10.5, 10.8, 10.10, 10.11 and 10.12 and this Section 9.6 may not be amended in any manner that would be material and adverse to the Financing Sources without the prior written consent of the Financing Sources (which such written consent not to be unreasonably withheld, conditioned or delayed); provided, further, that after receipt of the Company Stockholders’ Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of NASDAQ require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. At any time prior to the First Step Effective Time, any Party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other Party, (b) extend the time for the performance of any of the obligations or acts of any other Party or (c) waive compliance by any other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent, Merger Sub or Successor Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement shall terminate at the First Step Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the First Step Effective Time.

Section 10.2 Notices. Any notice, request, instruction or other document to be given hereunder by any Party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, e-mail or overnight courier:

(a)	if to the Company, to:

PMFG, Inc.

14651 North Dallas Parkway, Suite 500

Dallas, Texas 7525

Attention: Peter J. Burlage

Facsimile No.: 214-351-4172

E-mail: pburlage@peerlessmfg.com

With a copy to:

Jones Day

2727 North Harwood Street

Dallas, Texas 75201-1515

Attention: James E. O’Bannon

Facsimile No.: 214-969-5100

E-mail: jeobannon@jonesday.com

(b)	if to Parent, Merger Sub or Successor Sub, to:

CECO Environmental Corp.

4625 Red Bank Road

Cincinnati, OH 45227

Attention: Jeff Lang

Facsimile No.: 513-458-2647

E-mail: jeff.lang@cecoenviro.com

With a copy to:

Squire Patton Boggs (US) LLP

221 E. Fourth Street

Suite 2900

Cincinnati, Ohio 45202

Attention: Daniel G. Berick and Toby D. Merchant

Facsimile No.: 513-361-1201

E-mail: daniel.berick@squirepb.com and toby.merchant@squirepb.com or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving Party: upon actual receipt, if delivered personally; three Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or e-mail; provided that if given by facsimile or e-mail, such notice, request, instruction or other document shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein; or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

Section 10.3 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, except that those expenses incurred in connection with the printing and mailing of the Joint Proxy Statement, the Registration Statement and the Form of Election, shall be shared equally by the Company and Parent.

Section 10.4 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first mentioned Person.

(b) “Antitrust Laws” means (i) the Sherman Act of 1890, (ii) the Clayton Antitrust Act of 1914, (iii) the HSR Act, and (iv) any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or creating significant impediments to, or lessening of, competition or creation or strengthening of a dominant position through merger or acquisition.

(c) “Business Day” means any day that is not (i) a Saturday, a Sunday or (ii) a day on which banks in New York City, New York or the Department of State of the State of Delaware are authorized or required by Law or executive order to be closed.

(d) “Control” (including the terms “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

(e) “Exchange Act” means the Securities Exchange Act of 1934.

(f) “GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

(g) “Governmental Authority” means any agency, public or regulatory authority, instrumentality, department, commission, court, ministry, tribunal or board of any government or quasi-governmental authority, or any private body exercising any regulatory or other governmental or quasi-governmental authority, whether foreign or domestic and whether national, federal, provincial, state, regional, local or municipal.

(h) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(i) “Knowledge” of any Party shall mean the actual knowledge of the executive officers of such Party following reasonable inquiry.

(j) “Law” means any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, judgment, order, injunction, decree, tariff or agency requirement of any Governmental Authority.

(k) “Material Adverse Effect” means (i) any event, change, effect or occurrence that has a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, or Parent and the Parent Subsidiaries, taken as a whole, as applicable, or (ii) a material adverse effect on the ability of the Company or Parent, Merger Sub or Successor Sub, as applicable, to consummate the transactions contemplated hereby; provided, however, that none of the following, and no event, change, effect or occurrence arising out of or resulting from the following, shall constitute a Material Adverse Effect or be considered in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur: (A) the public announcement or the pendency of this Agreement or the transactions contemplated hereby or any actions required to be taken (or refrained from being taken) in compliance herewith, (B) changes in the economy, financial markets or economic conditions generally in the United States and/or in any other country in which the Company and the Company Subsidiaries or Parent and the Parent Subsidiaries, as applicable, conduct operations, (C) any failure by the Company or Parent, as applicable, to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; provided, however, that the exception in this clause (C) shall not apply to the underlying causes giving rise to or contributing to any such failure or prevent any of such underlying causes from being taken into account in determining whether a Material Adverse Effect has occurred, (D) changes in GAAP or in any applicable Law (or the interpretation thereof) after the date of this Agreement, (E) changes generally affecting the industries in which the Company or Parent, as applicable, operate, or (F) any outbreak, escalation or occurrence after the date of this Agreement of significant hostilities in which the United States or any other jurisdiction in which the Company or Parent, as applicable, or its Subsidiaries have material operations is involved, or any outbreak, escalation or occurrence of acts of war, terrorism or sabotage within such jurisdictions; provided further that, with respect to clauses (B), (D), (E) and (F), any such event, change, effect or occurrence shall be taken into account to the extent it has a disproportionately adverse effect on the Company and the Company Subsidiaries, taken as a whole, or Parent and the Parent Subsidiaries, taken as a whole, as applicable, compared to other similarly situated participants operating in their respective industries and markets.

(l) “Material Company Subsidiary” means the Subsidiaries of the Company set forth on Section 10.4(l) of the Company Disclosure Schedule.

(m) “Parent Employee Plan” means all material employee pension benefit plans (as defined in Section 3(2) of ERISA whether or not ERISA applies), all material employee welfare benefit plans (as defined in Section 3(1) of ERISA whether or not ERISA applies) and all other material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar material fringe or employee benefit plans, programs or arrangements, and any material current employment, executive compensation, consulting or severance agreements, written or otherwise, for the benefit of, or relating to, any employee or director of or consultant to Parent or any trade or business (whether or not incorporated) which is a member of a controlled group including Parent within the meaning of Sections 414(b) or 414(c) of the Code (“Parent ERISA Affiliate”), as well as each plan with respect to which Parent or a Parent ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA.

(n) “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

(o) “Securities Act” means the Securities Act of 1933.

(p) “Subsidiary,” “Company Subsidiary,” or “Parent Subsidiary” means any corporation, limited liability company or other legal entity of which the Company or Parent, as the case may be (either alone or through or together with any other Subsidiary or Subsidiaries), owns, directly or indirectly, more than 50% of the stock, limited liability company interests or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company or other legal entity.

(q) “Tax” or Taxes” means taxes, or governmental fees or charges that are imposed in lieu of taxes, that are payable to any federal, state, local or foreign Tax authority, including income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, together with any interest, penalties, additional taxes and additions to tax imposed with respect thereto, whether disputed or not.

(r) “Tax Returns” means returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other Tax authority, domestic or foreign, including consolidated, combined and unitary tax returns

Section 10.5 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties further agree that each Party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. Notwithstanding anything in this Agreement to the contrary, including the provisions of this Section 10.5, the Company shall not be entitled to seek and obtain specific performance of Parent’s, Merger Sub’s and Successor Sub’s obligation to consummate the Closing and effect the Mergers in accordance with Section 1.3 unless (a) the Debt Financing (or Alternate Financing) is available, or will be available, at the Closing if Parent, Merger Sub and Successor Sub were to proceed with the Closing, and (b) all of the conditions set forth in Section 8.1 and Section 8.3 have been satisfied and continue to be satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing) and the Company has indicated in writing that the Company is ready, willing and able to consummate the transactions contemplated by this Agreement; provided, however, whether or not the Debt Financing (or Alternate Financing) is available, nothing in this Agreement shall prevent the Company from being entitled to and obtaining specific performance by the other Parties of any pre-Closing covenant, agreement or obligation of any such Party.

Section 10.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 10.8 Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement and, except as expressly set forth herein, supersede any and all other prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and, are not intended to confer upon any Person, other than the Company, Parent, Merger Sub and Successor Sub, any rights or remedies, except that (a) the provisions of Article III shall be enforceable by holders of Certificates and Book-Entry Shares, (b) the provisions of Section 7.8 shall be enforceable by Indemnified Parties to the extent provided therein and (c) the provisions of Section 9.5(c) (to the extent provided for in the parenthetical referring to the Financing Sources and the Financing Source Related Parties), Sections 9.6, 10.10, 10.11 and 10.12 shall be enforceable by the Financing Sources and the Financing Source Related Parties. The Parties further agree that the rights of third party beneficiaries under Article III and Section 7.8 shall not arise unless and until the First Step Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.6 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. The Parties acknowledge and agree that, in addition to the Parties’ respective rights under Section 10.5, nothing in this Agreement is intended to preclude a Party that has sought and been unable to obtain the relief contemplated by Section 10.5 from asserting that its measure of damages for fraud or intentional breach of any covenant or agreement in this Agreement by another Party includes the loss of economic benefits to the holders of such Party’s common stock.

Section 10.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations of any Party hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.10 Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof. For all actions, suits and proceedings arising out of or relating to this Agreement, the Parties hereby irrevocably and unconditionally (a) consent to the personal jurisdiction of any state or federal court of competent jurisdiction located in the City of Wilmington in the State of Delaware and (b) waive any defense or objection to proceeding in such court, including those objections and defenses based on an alleged lack of personal jurisdiction, improper venue and forum non-conveniens. The Parties acknowledge that all directions issued by any such court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 10.2 shall be deemed effective service of process on such Party.

Notwithstanding the foregoing, each of the parties further acknowledges and agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources or any Financing Source Related Party in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or the United States District Court for the Southern District of New York (and appellate courts thereof).

Section 10.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE MERGERS AND THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION AGAINST ANY FINANCING SOURCE OR FINANCING SOURCE RELATED PARTY). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12 Claims against Financing Sources. Notwithstanding anything herein to the contrary, (a) neither the Company nor any of its stockholders, Affiliates, directors, officers, employees, agents or representatives will have any rights or claims against the Financing Sources in connection with this Agreement, the Debt Financing, the Debt Commitment Letter or the Financing Agreements, whether at law or equity, in contract or tort or otherwise and (b) the Company agrees not to commence any action or proceeding against any Financing Source in connection with this Agreement or any transaction contemplated hereby (including any action or proceeding related to the Debt Financing, the Debt Commitment Letters or the Financing Agreements). In furtherance and not in limitation of the foregoing, it is agreed that no Financing Source shall have any liability to the Company (or its stockholders, Affiliates, directors, officers, employees, agents or representatives) for any claims, losses, settlements, liabilities, damages, costs, expenses, fines or penalties in connection with this Agreement or any transaction contemplated hereby (including any action or proceeding related to the Debt Financing, the Debt Commitment Letter or the Financing Agreements). Nothing in this Section shall in any way limit or qualify the obligations and liabilities of the parties to the Debt Commitment Letter or the Financing Agreements to each other thereunder.

Section 10.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 10.14 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and the Company Disclosure Schedule and Parent Disclosure Schedule and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. References to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation include an successor to said section. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. This Agreement shall be construed without regard to any presumption or interpretation against the party drafting or causing any instrument to be drafted.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PMFG, INC.

By:	/s/ Peter J. Burlage
Name:	Peter J. Burlage
Title:	Chairman and Chief Executive Officer

CECO ENVIRONMENTAL CORP.

By:	/s/ Jason DeZwirek
Name:	Jason DeZwirek
Title:	Chairman

TOP GEAR ACQUISITION INC.

By:	/s/ Jason DeZwirek
Name:	Jason DeZwirek
Title:	Chairman

TOP GEAR ACQUISITION II LLC

By:	/s/ Jason DeZwirek
Name:	Jason DeZwirek
Title:	Chairman

[Signature page to Agreement and Plan of Merger]

Exhibit A

Form of Lock-Up

[SEE ANNEX C]

A-A-1

Exhibit B

Form of Voting Agreement

[SEE ANNEX B]

A-B-1

Exhibit C

PMFG, INC.

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

(giving effect to all amendments through                     , 2015)

ARTICLE I

The name of the corporation is PMFG, Inc. (the “Company”).

ARTICLE II

The address of the Company’s registered office in the State of Delaware is                             . The name of the Company’s registered agent at such address is                             .

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

ARTICLE IV

Section 1. Authorized Capital Stock. The Company is authorized to issue one class of capital stock. The total number of shares of capital stock that the Company is authorized to issue is 100 shares. All shares shall be Common Stock par value $0.01 per share and are to be of one class.

Section 2. Common Stock Voting. Holders of Common Stock are entitled to one vote for each share of Common Stock held of record by such holder as of the record date for any meeting of stockholders on each matter submitted to a vote of such holders of Common Stock at such meeting of stockholders.

ARTICLE V

The Board may adopt, amend or repeal the Bylaws of the Company. Any Bylaw adopted or amended by the Board under the powers conferred hereby may be amended or repealed by the Board (except as specified in any such Bylaw so adopted or amended) or by the stockholders by the affirmative vote of holders of at least two-thirds of the Common Stock. The stockholders may adopt, amend or repeal the Bylaws of the Company in any respect and at any time by the affirmative vote of at least two-thirds of the Common Stock, voting together as a single class. The Company may in its Bylaws confer powers upon the Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law.

ARTICLE VI

Section 1. Action Without a Meeting. Any action required or permitted to be taken by the stockholders of the Company may be taken without a meeting upon the consent of stockholders of the Company who would have been entitled to cast minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting, subject to compliance with the DGCL.

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Section 2. Special Meetings. Special meetings of the stockholders of the Company (x) may be called by (i) the Chairman of the Board of Directors (the “Chairman”), (ii) the Chief Executive Officer of the Company (the “Chief Executive Officer”), or (iii) the President of the Company (the “President”) and (y) shall be called by the Secretary of the Company (the “Secretary”) within 10 calendar days after receipt of the written request of a majority of the total number of Directors that the Company would have if there were no vacancies (the “Whole Board”).

At any annual meeting or special meeting of stockholders of the Company, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws of the Company.

ARTICLE VII

Section 1. Number, Election, and Terms of Directors. The number of the Directors of the Company shall not be less than two and otherwise will be fixed from time to time in the manner provided in the Bylaws of the Company. Election of Directors of the Company need not be by written ballot unless the Bylaws so provide.

Section 2. Nomination of Director Candidates. Advance notice of stockholder nominations for the election of Directors must be given in the manner provided in the Bylaws of the Company.

Section 3. Newly Created Directorships and Vacancies. Newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director.

Section 4. Removal. Stockholders may remove any Director from office only for cause and only in the manner provided in this Article VII, Section 4. The affirmative vote of the holders of two-thirds of the voting power of the outstanding Common Stock may remove such Director or Directors for cause.

ARTICLE VIII

To the full extent permitted by the DGCL or any other applicable law currently or hereafter in effect, no Director of the Company will be personally liable to the Company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a Director of the Company. Any repeal or modification of this Article VIII will not adversely affect any right or protection of a Director of the Company existing prior to such repeal or modification.

ARTICLE IX

Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that the person is or was a director or an officer of the Company, or is or was serving at the request of the Company, while a director or officer of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent permitted or required by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article IX with respect to Proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Company.

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Section 2. Right to Advancement of Expenses. The right to indemnification conferred in Section 1 of this Article IX shall include the right to be paid by the Company the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the DGCL so requires, an Advancement of Expenses incurred by an Indemnitee in such person’s capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the Advancement of Expenses conferred in Sections 1 and 2 of this Article IX shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 3. Right of Indemnitee to Bring Suit. If a claim under Section 1 or 2 of this Article IX is not paid in full by the Company within 60 calendar days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) any suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Company shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Company (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its Board of Directors, independent legal counsel or stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article IX or otherwise shall be on the Company.

Section 4. Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Company’s Certificate of Incorporation, Bylaws, any agreement, vote of stockholders or disinterested directors or otherwise.

Section 5. Indemnification of Employees and Agents of the Company. The Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the Advancement of Expenses to any employee or agent of the Company or to any person who serves at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article IX with respect to the indemnification and Advancement of Expenses of directors and officers of the Company or as otherwise permitted or required by the DGCL.

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Executed on behalf of the Company by a duly authorized officer thereof on this          day of                 , 2015.

PMFG, INC.

By:

Name:

Title:

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Exhibit D

Amended and Restated Bylaws

ARTICLE I

NAME AND OFFICES

Section 1. The name of the corporation is “PMFG, Inc.”

Section 2. The corporation may have offices at such places both within and without the State of Delaware as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1. All meetings of the stockholders shall be held at such place, if any, either within or without the State of Delaware, as shall be designated from time to time by resolution of the board of directors and stated in the notice of meeting.

Section 2. An annual meeting of the stockholders, commencing with the year 2016, shall be held on April 1, if not a legal holiday and, if a legal holiday, then on the next secular day following at such location as may be specified by the board of directors, when they shall elect by a plurality vote a board of directors, and transact such other business as may properly be brought before the meeting.

Section 3. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the articles of incorporation, may be called at any time by the president, or a majority of the board of directors, or by stockholders entitled to cast at least twenty percent of the votes that all stockholders are entitled to cast at the particular meeting, upon written request delivered to the secretary of the corporation. Such request shall state the general nature of the business to be transacted at the proposed meeting. Upon receipt of any such request, it shall be the duty of the secretary to fix the time of the meeting which, if the meeting is called pursuant to a statutory right, shall be held not more than sixty days after the receipt of the request. If the secretary shall neglect to fix the time of the meeting, the person or persons calling the meeting may do so.

Section 4. Written notice of every meeting of the shareholders shall be given by or at the direction of the secretary or other authorized person to each shareholder entitled to vote thereat not less than ten days nor more than 60 days before the meeting, unless a greater period of notice is required by law. If the secretary or other authorized person neglects or refuses to give notice of a meeting, the person or persons calling the meeting may do so.

Section 5. Business transacted at all special meetings of stockholders shall be limited to the purposes stated in the notice, provided that whenever the language of a proposed resolution is included in the notice, the meeting considering the resolution may without further notice adopt it with such clarifying or other amendments as do not enlarge its original purpose.

Section 6. The holders of a majority of the issued and outstanding shares entitled to vote, present in person or represented by proxy, shall be requisite and shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by the articles of incorporation or by these bylaws. If, however, any meeting of stockholders cannot be organized because a quorum has not attended, the stockholders entitled to vote thereat, present in person or by proxy, shall have power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine, but in the case of any meeting called for the election of directors, such meeting may be adjourned only from day to day or for such longer periods not exceeding fifteen days each as the holders of a majority of the shares present in person or by proxy shall direct. Those stockholders entitled to vote who attend a meeting called for the election of directors that has been previously adjourned for lack of a quorum, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors.

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Those stockholders entitled to vote who attend a meeting of stockholders that has been previously adjourned for one or more periods aggregating at least fifteen days because of an absence of a quorum, although less than a quorum, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the notice of the meeting if the notice states that those stockholders who attend the adjourned meeting shall nevertheless constitute a quorum for the purpose of acting upon the matter. At any adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

Section 7. Unless otherwise required by law or the Certificate of Incorporation the election of directors shall be decided by a plurality of the votes cast at a meeting of the stockholders by the holders of stock entitled to vote in the election. Except as otherwise provided by law or by these bylaws, whenever any corporate action is to be taken by vote of the shareholders, other than the election of directors , it shall be authorized upon receiving the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon.

Section 8. Unless otherwise provided in the Certificate of Incorporation, every stockholder shall be entitled to one vote for every share standing in the stockholder’s name on the books of the corporation. The articles may restrict the number of votes that a single holder or beneficial owner, or such a group of holders or owners, of shares of any class or series may directly or indirectly cast in the aggregate for the election of directors or on any other matter coming before the stockholders on the basis of any facts or circumstances that are not manifestly unreasonable and as otherwise provided by law. A stockholder may vote in person or by proxy authorized in accordance with law.

Section 9. Any action to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action to be so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered (by hand or by certified or registered mail, return receipt requested) to the corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this Section 9, written consents signed by a sufficient number of holders to take action are delivered to the corporation as aforesaid. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by applicable law, be given to those stockholders who have not consented in writing, and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation.

Section 10.

(a) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than 60 nor less than ten days before the date of such meeting. If the board of directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the board of directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote therewith at the adjourned meeting.

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(b) In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting: (i) when no prior action by the board of directors is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery (by hand, or by certified or registered mail, return receipt requested) to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded and (ii) if prior action by the board of directors is required by law, the record date for such purpose shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

ARTICLE III

DIRECTORS

Section 1. The number of directors which shall constitute the whole board shall be two. The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 2 of this article, and each director shall hold office until his or her successor is elected and qualified. Directors need not be stockholders.

Section 2. Vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled by a majority of the remaining number of the board, although less than a quorum, and each person so elected shall be a director to serve for the balance of the unexpired term.

Section 3. Any director may resign at any time by notice given in writing or by electronic transmission to the corporation. Such resignation shall take effect at the date of receipt of such notice by the corporation or at such later time as is therein specified.

Section 4. The business of the corporation shall be managed by its board of directors which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the articles of incorporation or by these bylaws directed or required to be exercised and done by the stockholders.

Section 5. The board of directors of the corporation may hold meetings, both regular and special, either within or without the State of Delaware. One or more directors may participate in a meeting of the board by means of conference telephone or other electronic technology by means of which all persons participating in the meeting can hear each other.

Section 6. The first meeting of each newly elected board of directors shall be held at such time and place as shall be fixed by the stockholders at the meeting at which such directors were elected and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a majority of the whole board shall be present. In the event of the failure of the stockholders to fix the time or place of such first meeting of the newly elected board of directors, or in the event such meeting is not held at the time and place so fixed by the stockholders, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for such meetings of the board of directors, or as shall be specified in a written waiver signed by all of the directors.

Section 7. Regular meetings of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by resolution of at least a majority of the board at a duly convened meeting, or by unanimous written consent.

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Section 8. Special meetings of the board may be called by the president on one day’s notice to each director, either personally or by mail or by telegram; special meetings shall be called by the president or secretary in like manner and on like notice on the written request of two directors.

Section 9. At all meetings of the board a majority of the directors in office shall be necessary to constitute a quorum for the transaction of business, and the acts of a majority of the directors present and voting at a meeting at which a quorum is present shall be the acts of the board of directors, except as may be otherwise specifically provided by statute or by the articles of incorporation. If a quorum shall not be present at any meeting of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 10. Any action required or permitted to be taken at a meeting of the directors may be taken without a meeting if, prior or subsequent to the action, a consent or consents thereto by all of the directors in office is filed with the secretary of the corporation.

Section 11. The board of directors may, by resolution adopted by a majority of the whole board, establish one or more committees consisting of one or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee to the extent provided in such resolution or in these bylaws, shall have and exercise all of the powers and authority of the board of directors in the management of the business and affairs of the corporation except as otherwise restricted by law. In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member. A committees shall keep regular minutes of the proceedings and report the same to the board when required.

ARTICLE IV

NOTICES

Section 1. Except as otherwise permitted herein, notices to directors and stockholders shall be given to the person either personally or by sending a copy thereof by first class or express mail, postage prepaid, or courier service, charges prepaid, to his or her postal address appearing on the books of the corporation or, in the case of directors, supplied by him or her to the corporation for the purpose of notice. Without limiting the manner by which notice otherwise may be given effectively to stockholders, notice of meetings may be given to stockholders by means of electronic transmission in accordance with applicable law. Notice in the manner set forth above shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or with a courier service for delivery to that person. Notice shall be given by the corporation not less than ten days nor more than 60 days before the meeting (unless a different time is specified by law) to every stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting.

Notice may also be given by facsimile transmission, e-mail or other electronic communication to the person’s facsimile number or address for e-mail or other electronic communications supplied by him or her to the corporation for the purpose of notice. Such facsimile or electronic notice shall be deemed given to the person entitled thereto when sent.

A notice of meeting shall specify the day and hour and geographic location, if any, of the meeting and any other information required by law. Notices of special meetings shall also specify the purpose or purposes for which the meeting has been called. When a meeting of stockholders is adjourned, it shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted at an adjourned meeting, other than by announcement at the meeting at which the adjournment is taken, unless the board fixes a new record date for the adjourned meeting.

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Section 2. Whenever any written notice is required to be given under the provisions of law or the articles of incorporation or these bylaws, a waiver thereof in writing, signed by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of the notice. Neither the business to be transacted at, nor the purpose of, a meeting need be specified in the waiver of notice of the meeting. Attendance of a person at any meeting shall constitute a waiver of notice of the meeting except where a person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.

ARTICLE V

OFFICERS

Section 1. The officers of the corporation shall be appointed by the board of directors and shall be a president, a secretary and a treasurer. The president and secretary shall be natural persons of full age; the treasurer may be a corporation but, if a natural person, shall be of full age. The board of directors may also choose vice-presidents and one or more assistant secretaries and assistant treasurers. Any number of the aforesaid offices may be held by the same person.

Section 2. The board of directors, immediately after each annual meeting of stockholders, shall elect a president, who may, but need not be a director, and the board shall also annually choose a secretary and a treasurer who need not be members of the board.

Section 3. The board of directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the board.

Section 4. The powers and duties of the officers of the corporation shall be as provided from time to time by resolution of the board of directors. In the absence of such resolution, the respective officers shall have the powers and shall discharge the duties customarily and usually held and performed by like officers of corporations similar in organization and business purposes to the corporation subject to the control of the board of directors.

Section 5. The salaries of all officers and agents of the corporation shall be fixed by the board of directors.

Section 6. The officers of the corporation shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the board of directors may be removed with or without cause by the affirmative vote of a majority of the board of directors. Any vacancy occurring in any office of the corporation shall be filled by the board of directors.

Section 7. All contracts of the corporation shall be executed on behalf of the corporation by (a) the president or any vice president, (b) such other officer or employee of the corporation authorized in writing by the president, with such limitations or restrictions on such authority as he or she deems appropriate or (c) such other person as may be authorized by the board of directors, and, if required, the seal of the corporation shall be thereto affixed and attested by the secretary or an assistant secretary.

ARTICLE VI

SHARES

Section 1. The shares of stock of the corporation shall be represented by certificates; provided that the board of directors may provide by resolution or resolutions that some or all of any class or series shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock. If shares are represented by certificates, such certificates shall be in the form, other than bearer form, approved by the board of directors. The certificates representing shares of stock of each class shall be signed by, or in the name of, the corporation by the chairman, any vice chairman, the president or any vice president, and by the secretary, any assistant secretary, the treasurer or any assistant treasurer. Any or all such signatures may be facsimiles. Although any officer, transfer agent or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent or registrar before such certificate has been issued, it may nevertheless be issued by the corporation with the same effect as if such officer, transfer agent or registrar were still such at the date of its issue.

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Section 2. Where a certificate is signed by a transfer agent or an assistant transfer agent or a registrar, the signature of any president, vice-president, treasurer, assistant treasurer, secretary or assistant secretary may be facsimile. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers of the corporation, whether because of death, resignation or otherwise, before such certificate or certificates have been delivered by the corporation, such certificate or certificates may nevertheless be adopted by the corporation and be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the corporation.

Section 3. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

ARTICLE VII

GENERAL PROVISIONS

Section 1. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the board of directors may from time to time designate.

Section 2. The fiscal year of the corporation shall be fixed by resolution of the board of directors.

Section 3. These bylaws are adopted subject to any applicable law and the Certificate of Incorporation. Whenever these bylaws may conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation.

ARTICLE VIII

AMENDMENTS

Section 1. These bylaws may be altered, amended or repealed by a majority vote of the stockholders entitled to vote thereon at any regular or special meeting duly convened after notice to the stockholders of that purpose or by a majority vote of the members of the board of directors at any regular or special meeting duly convened after notice to the directors of that purpose, subject always to the power of the stockholders to change such action by the directors and subject to other statutory restrictions.

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ANNEX B

VOTING AGREEMENT

THIS VOTING AGREEMENT, dated as of May 3, 2015 (this “Agreement”), is entered into by and among the undersigned stockholders (each, a “Stockholder” and, collectively, the “Stockholders”) of CECO Environmental Corp., a Delaware corporation (“Parent”), and PMFG, Inc., a Delaware corporation (the “Company”).

WHEREAS, as of the date of this Agreement, the Company, Parent, Top Gear Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Top Gear Acquisition II LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Successor Sub”), have entered, or will enter, into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, (i) the merger of Merger Sub with and into the Company and (ii) the subsequent merger of the First Step Surviving Corporation with and into Successor Sub (the foregoing clauses (i) and (ii), collectively, the “Mergers”), in each case, pursuant to, and subject to the terms and conditions of, the Merger Agreement;

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Company has required that the Stockholders execute and deliver this Agreement; and

WHEREAS, in order to induce the Company to enter into the Merger Agreement, the Stockholders are willing to make certain representations, warranties, covenants and agreements with respect to the applicable shares of Parent Common Stock beneficially owned by such Stockholders (the “Original Shares” and, together with any additional shares of Parent Common Stock acquired pursuant to Section 5 hereof, the “Shares”). Any reference herein to “Original Shares” with respect to a particular Stockholder shall mean the shares of Parent Common Stock set forth below such Stockholder’s signature on the signature page hereto.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions.

For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

“Constructive Sale” means, with respect to any security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security, or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such security.

“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation, or suffrage of a lien, security interest, or encumbrance in or upon, or the gift, grant, or placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession, by domestic relations order or other court order, or otherwise by operation of law) or any right, title, or interest therein, or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale, or other disposition, and each agreement, arrangement, or understanding, whether or not in writing, to effect any of the foregoing.

2.	Representations of Stockholder.

Each Stockholder represents and warrants to the Company that:

(a) (i) Such Stockholder owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) all of the Original Shares free and clear of all security interests, liens, claims, pledges, limitations in the Stockholder’s voting rights, charges or other encumbrances of any nature whatsoever (“Encumbrances”) (except any Encumbrances arising under securities laws or under this Agreement), and (ii) except pursuant to this Agreement and that certain lockup letter agreement dated the date hereof delivered by such Stockholder to the Company, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Stockholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares, in each case, which are inconsistent with the terms of this Agreement.

(b) Such Stockholder does not beneficially own any shares of Parent Common Stock other than (i) the Original Shares and (ii) any options, warrants or other rights to acquire any additional shares of Parent Common Stock or any security exercisable for or convertible into shares of Parent Common Stock, set forth on the signature page of this Agreement (collectively, “Options”).

(c) Such Stockholder has full power and authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully such Stockholder’s obligations hereunder (including the proxy described in Section 3 below). This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(d) None of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Law applicable to such Stockholder or to such Stockholder’s property or assets.

(e) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of such Stockholder is required in connection with the valid execution and delivery of this Agreement, other than the filing of a Schedule 13D/A with the Securities and Exchange Commission. No consent of such Stockholder’s spouse is necessary under any “community property” or other laws in order for such Stockholder to enter into and perform its obligations under this Agreement.

(f) Such Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations and warranties and covenants of such Stockholder contained herein.

(g) The Closing of the Mergers is intended to and will provide material economic benefit to such Stockholder.

3.	Agreement to Vote Shares; Irrevocable Proxy.

(a) Each Stockholder agrees during the term of this Agreement to vote the Shares, and to cause any holder of record of the Shares to vote or execute a written consent or consents if the stockholders of Parent are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of the stockholders of Parent: (i) in favor of the issuance by Parent of the Parent Common Stock Consideration to be issued in connection with the Closing of the Mergers and any other action required to consummate the Mergers that may be submitted to a vote of the stockholders of Parent, at every meeting (or in connection with any action by written consent) of the stockholders of Parent at which such matters are considered and at every adjournment or postponement thereof; (ii) against (1) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent, Merger Sub or Successor Sub under the Merger Agreement or of Stockholder under this Agreement and (2) any action, proposal, transaction or agreement that could reasonably be expected to impede or materially interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Mergers or the fulfillment of Parent’s, the Company’s, Merger Sub’s or Successor Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of Parent (including by way of any amendments to Parent’s Certificate of Incorporation or Bylaws).

Each Stockholder shall retain at all times the right to vote its Shares in its sole discretion and without any other limitation on those matters other than those set forth in clauses (i) and (ii) that are at any time or from time to time presented for consideration to Parent’s stockholders generally. For the avoidance of doubt, clauses (i) and (ii) shall not apply to votes, if any, solely on the election or removal of directors as recommended by Parent’s board of directors.

(b) Each Stockholder hereby appoints the Company and any designee of the Company, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares, but only to the extent provided in and with respect to the matters described in Section 3(a). This proxy and power of attorney is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder shall take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by each Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, is intended to be irrevocable during the term of this Agreement in accordance with the provisions of Section 212 of the Delaware General Corporation Law, and shall revoke any and all prior proxies granted by such Stockholder with respect to the Shares (but only with respect to the matters set forth in Section 3(a)); provided that such Stockholder may grant subsequent proxies with respect to any matter other than those specified in Section 3(a). The power of attorney granted by each Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Stockholder. The proxy and power of attorney granted hereunder shall terminate automatically upon the termination of this Agreement.

Each Stockholder agrees that such Stockholder will not, and will not permit any entity under such Stockholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares, in each case, that would be inconsistent with Section 2 above, other than agreements entered into with the Company.

4.	Transfer and Encumbrance.

Each Stockholder agrees that during the term of this Agreement, such Stockholder shall not Transfer any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or such Stockholder’s economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 4 shall be null and void.

Notwithstanding anything in this Agreement to the contrary, this Agreement will not prohibit any Stockholder from (a) exercising options and/or warrants owned by such Stockholder that are exercisable for shares of Parent Company Stock, it being understood, acknowledged and agreed that the shares of Parent Common Stock acquired by such Stockholder in connection therewith shall be subject to this Agreement as “Shares”; (b) entering into a plan adopted pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, to the extent that such plan does not allow for any Transfer of Shares during the term of this Agreement; or (c) making (i) bona fide gifts of such Stockholder’s Shares to family members or family trusts, (ii) any transfer by will or intestacy in case of death or (iii) any Transfer of such Stockholder’s Shares for estate planning purposes to persons immediately related to such transferor by blood, marriage or adoption, or any trust solely for the benefit of such transferor and/or the persons described in the preceding clause, provided, however, that with respect to each of the Transfers described in clause (c) of this sentence, prior, and as a condition precedent, to such transfer, the transferee, or the trustee or legal guardian on behalf of any transferee, agrees in writing to be bound by the terms of this Agreement. For purposes hereof, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin (including, without limitation, lineal descendants, stepchildren, father, mother, brother, sister of the applicable Stockholder or the applicable Stockholder’s spouse). In addition to the foregoing, in the event a Stockholder is an entity rather than an individual, this Agreement will not prevent any transfer of any or all of such Stockholder’s Shares to the stockholders of such entity, if it is a corporation, to the members of such entity, if it is a limited liability company, or to the partners of such entity, if it is a partnership; provided, however, that in each such case, it shall be a condition to the transfer that such transferee agrees in writing prior to such transfer to be bound by the terms of this Agreement.

5.	Additional Shares.

Each Stockholder agrees that all shares of Parent Common Stock that such Stockholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of, and prior to the termination of, this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

6.	Termination.

This Agreement shall terminate upon the earliest to occur of (a) the First Step Effective Time, (b) the date on which the Merger Agreement is terminated in accordance with its terms, and (c) the mutual agreement of the Company and the Stockholders to terminate this Agreement; provided, however, that (i) Section 11 shall survive the termination of this Agreement, and (ii) the termination of this Agreement shall not relieve the Stockholders from any liability for any inaccuracy in or breach of any representation, warranty, or covenant contained in this Agreement.

7.	No Agreement as Director or Officer.

Each Stockholder makes no agreement or understanding in this Agreement in such Stockholder’s capacity as a director or officer of Parent or any of its subsidiaries (if such Stockholder holds any such directorship or office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by such Stockholder in such Stockholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict such Stockholder from exercising such Stockholder’s fiduciary duties as an officer or director of Parent or its stockholders.

8.	Specific Performance.

Each party hereto acknowledges that it may be difficult to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement and that, in the event of any such failure, the other party may not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that each other party may seek injunctive relief or other equitable remedies, in addition to remedies at law or damages, for any such failure. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party’s seeking or obtaining such equitable relief.

9.	Entire Agreement.

This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between and among the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each of the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

10.	Notices.

All notices, consents, requests, claims and demands under this Agreement shall be in writing and shall be deemed given in accordance with the Merger Agreement: (i) if to the Company, to the address, e-mail address, or facsimile provided in the Merger Agreement, including to the Persons designated therein to receive copies; and (ii) if to a Stockholder, to such Stockholder’s address, e-mail address, or facsimile shown below such Stockholder’s signature on the signature page hereto.

11.	Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b) For all actions, suits and proceedings arising out of or relating to this Agreement, the parties hereby irrevocably and unconditionally (a) consent to the personal jurisdiction of any state or federal court of competent jurisdiction located in the City of Wilmington in the State of Delaware and (b) waive any defense or objection to proceeding in such court, including those objections and defenses based on an alleged lack of personal jurisdiction, improper venue and forum non-conveniens. The parties acknowledge that all directions issued by any such court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10 shall be deemed effective service of process on such party.

(c) The Company may seek to enforce the terms and conditions of this Agreement against one or more Stockholders, and any breach of this Agreement by a Stockholder shall not relieve the non-breaching Stockholders from the obligations imposed on such Stockholders hereunder.

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11(d).

(e) If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(f) This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

(g) Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(h) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. This Agreement shall be construed without regard to any presumption or interpretation against the party drafting or causing any instrument to be drafted.

(i) The obligations of each Stockholder set forth in this Agreement shall not be effective or binding upon Stockholder until after such time as the Merger Agreement is executed and delivered by the Company, Parent, Merger Sub and Successor Sub.

(j) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, including the Stockholders’ estates and heirs upon the death of any of the Stockholders, provided that except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests, or obligations of the parties may be assigned or delegated by any of the parties without prior written consent of the other parties. Any assignment in violation of the foregoing shall be void and of no effect. Nothing in this Agreement is intended to confer on any Person (other than the parties hereto and their respective successors and assigns) any rights or remedies of any nature.

(k) The obligations of Stockholder set forth in this Agreement shall not be effective or binding upon Stockholder until after such time as the Merger Agreement is executed and delivered by the Company, Parent, Merger Sub and Successor Sub.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

PMFG, INC.

By:	/s/ Peter J. Burlage

Name:	Peter J. Burlage
Title:	Chairman and Chief Executive Officer

Signature Page to Voting Agreement

JASON DEZWIREK	ICARUS INVESTMENT CORP.

/s/ Jason DeZwirek	By:	/s/ Jason DeZwirek
Name: /s/ Jason DeZwirek

Number of Shares of Parent Common Stock Beneficially Owned as of the Date of this Agreement: 1,361,770*	Number of Shares of Parent Common Stock Beneficially Owned as of the Date of this Agreement: 2,574,736
Number of Warrants/Options Beneficially Owned as of the Date of this Agreement: 0*	Number of Warrants/Options Beneficially Owned as of the Date of this Agreement: 250,000
Address: 2300 Yonge Street	Address: 2300 Yonge Street
Suite 1710	Suite 1710
Toronto, Ontario, Canada	Toronto, Ontario, Canada
MP 1E4	MP 1E4
Fax: (416) 480-2803	Fax: (416) 480-2803
●	●
* Excludes shares of Parent Common Stock and Warrants/Options owned directly by Icarus Investment Corp.

Signature Page to Voting Agreement

ANNEX C

Form of Lock-Up Agreement

[LETTERHEAD OF SIGNATORY IF APPLICABLE]

May 3, 2015

PMFG, Inc.

14651 North Dallas Parkway

Suite 500

Dallas, Texas 75254

Ladies and Gentlemen:

In connection with the Agreement and Plan of Merger, of even date herewith (as the same may be amended from time to time, the “Merger Agreement”), entered into by and among PMFG, Inc., a Delaware corporation (the “Company”), CECO Environmental Corp., a Delaware corporation (“Parent”), Top Gear Acquisition Inc., a Delaware corporation, and Top Gear Acquisition II LLC, a Delaware limited liability company, the undersigned, a holder of Parent Common Stock, hereby agrees to be bound by the terms and conditions of this Lock-Up Agreement (this “Agreement”), effective upon the First Step Effective Time (the “Closing”). Terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

To induce the Company to enter into the Merger Agreement and to effect the Closing, the undersigned agrees that the undersigned will not, for a period commencing on the Closing Date and ending one hundred eighty (180) days after the Closing Date (the “Lock-Up Period”), (1) offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, or otherwise dispose of, directly or indirectly, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Parent Common Stock, or any options or warrants to purchase any shares of Parent Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of Parent Common Stock, whether owned as of the Closing Date or thereafter acquired during the Lock-Up Period, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the Securities and Exchange Commission (collectively, the “Undersigned’s Shares”), whether any such transaction described in clause (1) or (2) above is to be settled by delivery of the Undersigned’s Shares or such other securities, in cash or otherwise. The foregoing restrictions are expressly agreed to preclude the undersigned from engaging in any hedging or other transaction during the Lock-Up Period that is designed to or that reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if such shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such shares.

Notwithstanding the foregoing, this Agreement will not prohibit the undersigned from (a) exercising options and/or warrants owned by the undersigned as of the Closing Date that are exercisable for shares of Parent Company Stock, it being understood, acknowledged and agreed that the shares of Parent Common Stock acquired by the undersigned in connection therewith shall be subject to this Agreement; (b) entering into a plan adopted pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, to the extent that such plan does not allow for any transaction restricted by this Agreement during the Lock-Up Period; or (c) making (i) bona fide gifts of the Undersigned’s Shares to family members or family trusts, (ii) any transfer by will or intestacy in case of death or (iii) any transfer of the Undersigned’s Shares for estate planning purposes to persons immediately related to such transferor by blood, marriage or adoption, or any trust solely for the benefit of such transferor and/or the persons described in the preceding clause, provided, however, that with respect to each of the transfers described in clause (c) of this sentence, prior, and as a condition precedent, to such transfer, the transferee, or the trustee or legal guardian on behalf of any transferee, agrees in writing to be bound by the terms of this Agreement. For purposes hereof, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin (including, without limitation, lineal descendants, stepchildren, father, mother, brother, sister of the undersigned or the undersigned’s spouse). In addition to the foregoing, in the event the undersigned is an entity rather than an individual, this Agreement will not prevent any transfer of any or all of the Undersigned’s Shares to the stockholders of such entity, if it is a corporation, to the members of such entity, if it is a limited liability company, or to the partners of such entity, if it is a partnership; provided, however, that in each such case, it shall be a condition to the transfer that such transferee agrees in writing prior to such transfer to be bound by the terms of this Agreement.

In addition, the undersigned agrees that the undersigned will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any of the Undersigned’s Shares or any securities convertible into, exercisable for, or exchangeable for the Undersigned’s Shares.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Parent’s transfer agent and registrar relating to the transfer of the Undersigned’s Shares, except in compliance with the restrictions described above. In furtherance of the foregoing, Parent and its transfer agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement. Except for that certain Voting Agreement among the undersigned, certain other shareholders of Parent and the Company, dated as of the date hereof, the undersigned now has, and, except as contemplated and permitted by the third paragraph of this Agreement, for the duration of this Agreement will have, good and marketable title to the Undersigned’s Shares, free and clear of all liens, encumbrances and claims whatsoever.

The undersigned understands that the Company will proceed to effect the Closing of the Mergers in reliance upon this Agreement. This Agreement is irrevocable, may not be amended or modified in any manner, and shall be binding upon the undersigned and the heirs, personal representatives, successors and assigns of the undersigned. Moreover, the undersigned understands and agrees that the Company is relying upon the accuracy, completeness, and truth of the undersigned’s representations, warranties, agreements, and certifications contained in this Agreement. The undersigned further understands and agrees that the Closing of the Mergers is intended to and will provide material economic benefit to the undersigned.

If for any reason the Merger Agreement shall be terminated prior to the Closing of the Mergers, then this Agreement shall terminate, cease to be of any further force or effect, and the undersigned and the Undersigned’s Shares shall be released from any and all obligations hereunder.

This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

Very truly yours,

[NAME OF STOCKHOLDER]

[NAME]

ANNEX D

SECOND AMENDED AND RESTATED

CECO ENVIRONMENTAL CORP.

2007 EQUITY INCENTIVE PLAN

1.	PURPOSE.

The purpose of the CECO Environmental Corp. 2007 Equity Incentive Plan (the “Plan”) is to advance the interests of CECO Environmental Corp. (the “Company”) and its stockholders by providing Directors, Consultants and those key employees of the Company and its Subsidiaries and Affiliates, upon whose judgment, initiative and efforts the successful conduct of the business of the Company and its Subsidiaries and Affiliates largely depends, with additional incentive to perform in a superior manner. A purpose of the Plan also is to attract and retain personnel of sufficient experience and ability to the service of the Company and its Subsidiaries and Affiliates, and to reward such individuals for achievement of corporate and individual performance goals.

2.	DEFINITIONS.

(a) “Affiliate” means an affiliate as that term is defined in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

(b) “Award” means a Stock Grant or a grant of Non-statutory Stock Options, Incentive Stock Options or Restricted Stock Units pursuant to the provisions of this Plan.

(c) “Board of Directors” or “Board” means the board of directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Change in Control” of the Company shall have occurred when (i) any “person”, as the term is used in Section 3 of the Exchange Act (other than a Company employee benefit plan) is or becomes the “beneficial owner” as defined in Rule 16a-1 under the Exchange Act, directly or indirectly, of securities of the Company representing 50% or more of the Company’s outstanding securities ordinarily having the right to vote in the election of directors; (ii) individuals who constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board shall be for purposes of this clause (ii) considered as though he or she were a member of the Incumbent Board; (iii) consummation of a plan of reorganization, merger, or consolidation, in which the stockholders of the Company own less than 50% of the outstanding voting securities of the surviving entity; or (iv) a sale of substantially all of the Company’s assets, a liquidation or dissolution of the Company or a similar transaction.

(f) “Committee” means the Compensation Committee of the Board, consisting of two or more Directors appointed by the Board pursuant to Section 3 hereof who are “non-employee directors,” as defined in Rule 16b-3 promulgated by the SEC under the Exchange Act and “outside directors” as defined in Treas. Reg. 1.162-27 promulgated under the Code, and if there is no Compensation Committee fitting such requirements, the Committee shall be the Board of Directors of the Company.

(g) “Common Stock” means the Common Stock of the Company, $.01 par value per share.

(h) “Consultant” means an individual, corporation, partnership, limited liability company or other entity providing services to the Company, its Subsidiaries or Affiliates in an independent contractor capacity.

(i) “Covered Employee” means a Participant who is a “covered employee” within the meaning of Section 162(m) of the Code.

(j) “Date of Grant” means the date an Award is effective pursuant to the terms hereof.

(k) “Director” means a Director of the Company or a Subsidiary or Affiliate of the Company who is not also an Employee.

(l) “Disability” means disability as defined in Code Section 409A.

(m) “Employee” means any person who is employed by the Company or a Subsidiary or Affiliate of the Company on a full-time or part-time basis.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “Fair Market Value” shall mean, as of any date, (i) the closing price of the Common Stock on the principal national stock exchange on which the shares are listed on such date or, if shares were not traded on such date, then on the next preceding trading day during which a sale occurred; or (ii) if such stock is not listed on an exchange but is quoted on NASDAQ or a successor quotation system, (1) the last sales price (if the stock is then listed as a National Market Issue under the NASD National Market System) or (2) the mean between the closing representative bid and asked prices (in all other cases) for the stock on such date as reported by NASDAQ or such successor quotation system; or (iii) if such stock is not listed on an exchange and not quoted on NASDAQ or a successor quotation system, the mean between the closing bid and asked prices for the stock on such date as quoted on the OTC Bulletin Board or such other market as the Board deems appropriate to use; or (iv) if the Common Stock is not publicly traded, the fair market value established by the Committee acting in good faith applying a consistent methodology for all Awards, provided such fair market value meets the definition of fair market value for purposes of Code Section 409A.

(p) “Incentive Stock Option” means an Option granted by the Committee to a Participant, which Option is designated as an Incentive Stock Option pursuant to Section 9 of this Plan.

(q) “Investor Relations Activities” means any activities, by or on behalf of the Company, that promotes or reasonably could be expected to promote the purchase or sale of securities of the Company, but does not include:

(a)	the dissemination of information provided, or records prepared, in the ordinary course of business of the Company,

(i)	to promote the sale of products or services of the Company, or

(ii)	to raise public awareness of the Company,

that cannot reasonably be considered to promote the purchase or sale of securities of the Company;

(b)	activities or communications necessary to comply with the requirements of,

(i)	any applicable Securities Laws, or

(ii)	any requirements of any national or foreign securities exchange or the by-laws, rules or other regulatory instruments of any other self regulatory body or exchange having jurisdiction over the Company;

(c)	communications by a publisher of, or writer for, a newspaper, magazine or business or financial publication, that is of general and regular paid circulation, distributed only to subscribers to it for value or to purchasers of it, if,

(i)	the communication is only through the newspaper, magazine or publication, and

(ii)	the publisher or writer receives no commission or other consideration other than for acting in the capacity of publisher or writer; or

(d)	activities or communications that may be otherwise specified by any national or foreign securities exchange.

(r) “Non-statutory Stock Option” means an Option granted to a Participant and which is not an Incentive Stock Option.

(s) “Option” means an Award granted under Section 8 or Section 9 of this Plan.

(t) “Participant” means an Employee of the Company or a Subsidiary or Affiliate chosen by the Committee to participate in the Plan, a Director of the Company or a Subsidiary or Affiliate of the Company chosen by the Committee to participate in the Plan or a Consultant to the Company or a Subsidiary or Affiliate of the Company chosen by the Committee to participate in the Plan.

(u) “Regulatory Authorities” means all national and foreign securities exchanges, facilities on which the Company’s securities are listed or quoted, all federal, state and foreign securities commissions or similar securities regulatory bodies having jurisdiction over the Company and all self-regulatory organizations that have jurisdiction over the Company.

(v) “Restricted Stock Unit” means an award granted under Section 9A of this Plan.

(w) “SEC” means the U.S. Securities and Exchange Commission.

(x) “Securities Laws” means securities legislation, securities laws, securities regulations and securities rules, as amended, and the securities related policies, notices, instruments and orders in force from time to time that govern or are applicable to the Company.

(y) “Stock Grant” means a grant of shares of Common Stock accompanied by such restrictions as may be determined by the Committee under Section 7 of this Plan.

(z) “Subsidiary” means a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

(aa) “Termination for Misconduct” means the termination of a Participant for gross negligence, commission of a felony or material violation of any established Company policies.

3.	ADMINISTRATION.

3.1 General. The Plan shall be administered by the Committee. The members of the Committee shall be appointed by the Board. The Committee shall act by vote of a majority of its members or unanimous written consent. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make whatever determinations and interpretations in connection with the Plan it deems necessary or advisable with respect to Participants. Subject to the limitations of the Plan and the ultimate authority of the Board, the Committee shall have the sole and complete authority to: (i) select Participants, (ii) grant Options, Stock Grants or Restricted Stock Units to Participants in such forms and amounts as it shall determine, (iii) impose such limitations, restrictions and conditions upon such Options, Stock Grants or Restricted Stock Units as it shall deem appropriate, (iv) interpret the Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, (v) correct any defect or omission or reconcile any inconsistency in the Plan or in any Option, Stock Grant or Restricted Stock Unit granted hereunder and (vi) make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. All determinations and interpretations made by the Committee shall be binding and conclusive on such Participants and on their legal representatives and beneficiaries. In determining the number of shares of Common Stock to which Options, Stock Grants or Restricted Stock Units relate, fractional shares will be rounded up to the nearest whole number if the fraction is 0.5 or higher, and down if it less.

3.2 Limitation on Liability. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan, any rule, regulation or procedure adopted by it pursuant thereto or any Awards granted under it. If a member of the Committee is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of anything done or not done by him or her in such capacity under or with respect to the Plan, the Company shall indemnify such member against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he or she acted in good faith and in a manner reasonably believed to be in the best interests of the Company, and its Subsidiaries and Affiliates and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

4.	TYPES OF AWARDS.

Awards under the Plan may be granted in any one or a combination of:

(a) Stock Grants;

(b) Non-statutory Stock Options;

(c) Incentive Stock Options; and

(d) Restricted Stock Units

as defined in Sections 7, 8, 9 and 9A of the Plan.

The Committee shall, in its discretion, determine from time to time which Participants will be granted Awards under the Plan, the number of shares of Common Stock subject to each Award, the restrictions, if any, which will be applicable to each Stock Grant or Restricted Stock Unit, whether each Option will be an Incentive Stock Option or a Non-statutory Stock Option (except that Incentive Stock Options may not be awarded to Consultants or Directors), and the exercise price of an Option. In making all such determinations, the Committee shall take into account the duties, responsibilities and performance of each respective Participant, his or her present and potential contributions to the growth and success of the Company, his or her compensation and such other factors as the Committee shall deem relevant to accomplishing the purposes of the Plan; provided that the total aggregate maximum number of shares of Common Stock for which Options, in the aggregate, may be granted to any Covered Employee during any period of twelve consecutive months shall not exceed 800,000 shares and the total aggregate maximum number of shares issued as Stock Grants and Restricted Stock Units that may be granted to any Covered Employee during any period of twelve consecutive months shall not exceed 750,000 shares.

No Participant shall have any voting or dividend rights or other rights of a stockholder in respect of any shares of Common Stock covered by an Option or Restricted Stock Unit prior to the time the shares have been issued to the Participant.

5.	STOCK SUBJECT TO THE PLAN.

Subject to adjustment as provided in Section 15, the maximum number of shares of Common Stock reserved for Stock Grants and Restricted Stock Units and for purchase pursuant to the exercise of Options granted under the Plan (all of which may be issued pursuant to the exercise of Incentive Stock Options) is three million three hundred thousand (3,300,000) shares of Common Stock.

The shares of Common Stock to be subject to the Plan may be either authorized but unissued shares or shares previously issued and reacquired by the Company. To the extent that the Plan provides for the issuance of stock certificates with respect to Common Stock, the Company may, in lieu thereof, record the shares on a book entry account maintained by the Company’s transfer agent. To the extent that Options or Restricted Stock Units are granted and Stock Grants are made under the Plan, the shares underlying such Options, Restricted Stock Units and Stock Grants will be unavailable for future grants under the Plan except that, to the extent that the Options, Restricted Stock Units and Stock Grants granted under the Plan terminate, expire, are canceled or are forfeited without having been exercised, new Awards may be made with respect to such shares.

6.	ELIGIBILITY.

Officers and other Employees (including Employees who also are Directors of the Company or its Subsidiaries or Affiliates) shall be eligible to receive Stock Grants, Restricted Stock Units, Incentive Stock Options and Non-statutory Stock Options under the Plan. Directors and Consultants shall be eligible to receive Stock Grants, Restricted Stock Units and Non-statutory Stock Options under the Plan.

7.	STOCK GRANTS.

7.1 General Terms. Each Stock Grant may be accompanied by such restrictions, or may be made without any restrictions, as may be determined in the discretion of the Committee. Such restrictions may include, without limitation, requirements that the Participant remain in the continuous employment of the Company or its Subsidiaries or Affiliates for a specified period of time, or that the Participant meet designated individual performance goals, or that the Company and/or one or more of its Subsidiaries or Affiliates meet designated performance goals.

7.2 Issuance Procedures. A stock certificate representing the number of shares of Common Stock covered by a Stock Grant shall be registered in the Participant’s name and may be held by the Participant; provided however, if a Stock Grant is subject to certain restrictions, the shares of Common Stock covered by such Stock Grant shall be registered in the Participant’s name and held in custody by the Company. Unless the Committee determines otherwise, a Participant who has been awarded a Stock Grant shall have the rights and privileges of a stockholder of the Company as to the shares of Common Stock covered by a Stock Grant, including the right to receive dividends and the right to vote such shares. None of the shares of Common Stock covered by the Stock Grant may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of prior to the expiration or satisfaction of any applicable restrictions or performance requirements. All of the shares of Common Stock covered by a Stock Grant shall be forfeited and all rights of a Participant who has been awarded such Stock Grant to such shares shall terminate without further obligation on the part of the Company in the event that any applicable restrictions or performance requirements do not expire or are not satisfied. Upon forfeiture of shares of Common Stock, such shares shall be transferred to the Company without further action by the Participant. Upon the expiration or satisfaction of any applicable restrictions, whether in the ordinary course or under circumstances set forth in Section 7.3, certificates evidencing shares of Common Stock subject to the related Stock Grant shall be delivered to the Participant, or the Participant’s beneficiary or estate, as the case may be, free of all such restrictions.

7.3 Accelerated Vesting.

(a) Termination of Service. If a Participant terminates service prior to vesting in any Stock Grant, all outstanding unvested Stock Grants shall be forfeited by such Participant; provided, however, that vesting may be accelerated in the sole discretion of the Committee.

(b) Change in Control. The vesting of all or part of an outstanding Stock Grant may be accelerated, in the sole discretion of the Board, in the event there is a Change in Control of the Company.

8.	NON-STATUTORY STOCK OPTIONS.

8.1 Grant of Non-statutory Stock Options.

(a) Grants to Employees, Consultants and Directors. The Committee may, from time to time, grant Non-statutory Stock Options to Participants.

(b) Terms of Non-Statutory Options. Non-statutory Stock Options granted under this Plan are subject to the following terms and conditions:

(i) Price. The purchase price per share of Common Stock deliverable upon the exercise of each Non-statutory Stock Option shall be determined on the date the option is granted. Such purchase price shall be the Fair Market Value of the Company’s Common Stock on the Date of Grant or such greater amount as determined by the Committee; provided, however, that the purchase price of a Non-statutory Stock Option granted under this Plan may be less than the Fair Market Value of the Common Stock on the date of Grant if the Grant: (i) involves the substitution of a Non-statutory Stock Option under this Plan for an outstanding option under another plan pursuant to a corporate transaction; (ii) the requirements of Treas. Reg. 1.424-1 would be met if the Non-statutory Stock Option was an Incentive Stock Option; and (iii) the ratio of the exercise price from the fair market value of the shares subject to the new Non-statutory Stock Option immediately after the substitution is not greater than the ratio of the exercise price to the fair market value of the shares subject to the old Non-statutory Stock Option immediately before the substitution. Shares may be purchased only upon full payment of the purchase price, provided, however, that, if authorized by the Committee, a Participant may exercise an Option through a cashless exercise as permitted by Federal Reserve Board Regulation T and the Company shall make reasonable efforts to facilitate such exercise.

(ii) Terms of Options. The term during which each Non-statutory Stock Option may be exercised shall be ten years from the Date of Grant, or such shorter period determined by the Committee. The Committee shall determine the date on which each Non-statutory Stock Option shall become vested and may provide that a Non-statutory Stock Option shall become vested in installments. The shares comprising each installment may be purchased in whole or in part at any time after such installment becomes vested. The Committee may, in its sole discretion, accelerate the time at which any Non-statutory Stock Option becomes vested in whole or in part.

(iii) Termination of Service. Upon the termination of a Participant’s service as an Employee, Director or a Consultant for any reason other than death or Disability, Termination for Misconduct, or by order of any Regulatory Authority, the Participant’s Non-statutory Stock Options shall be exercisable only as to those shares which were vested at the date of termination and only for a period of 90 days following termination unless otherwise determined by the Committee in its sole discretion. Notwithstanding the foregoing, if the Participant is engaged to provide Investor Relations Activities, and such Participant ceases to be so engaged for any reason other than death or Disability, Termination for Misconduct or by order of any Regulatory Authority, such Participant’s vested Non-Statutory Stock Options shall be exercisable for a period of 30 days following termination unless the Committee in its sole discretion determines otherwise.

In the event of termination for death or Disability, the Participant’s Non-statutory Stock Options shall be exercisable only as to those shares which were vested at the date of termination and only for a period of twelve months following termination unless otherwise determined by the Committee in its sole discretion.

In the event of Termination for Misconduct or by order of a Regulatory Authority, all rights under the Participant’s Non-statutory Stock Options shall expire upon termination of employment.

The vesting of all or a part of a Grant of Non-statutory Stock Options may be accelerated, in the sole discretion of the Board, in the event there is a Change in Control of the Company.

9.	INCENTIVE STOCK OPTIONS.

9.1 Grant of Incentive Stock Options.

The Committee may, from time to time, grant Incentive Stock Options to Employees. Incentive Stock Options granted pursuant to the Plan shall be subject to the following terms and conditions:

(a) Price. The purchase price per share of Common Stock deliverable upon the exercise of each Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Company’s Common Stock on the Date of Grant; provided, however, that the purchase price of an Incentive Stock Option granted under this Plan may be less than the Fair Market Value of the Common Stock on the Date of Grant if the Grant: (i) involves the substitution of an Incentive Stock Option for an outstanding incentive stock option under another plan pursuant to a corporate transaction; and (ii) the requirements of Treas. Reg. 1.424-1 are met with respect to the substitution. However, if a Participant owns Common Stock representing more than 10% of the total combined voting power of all classes of Common Stock of the Company (or under Section 425(d) of the Code is deemed to own Common Stock representing more than 10% of the total combined voting power of all such classes of Common Stock), the purchase price per share of Common Stock deliverable upon the exercise of each Incentive Stock Option shall not be less than 110% of the Fair Market Value of the Company’s Common Stock on the Date of Grant. Shares may only be purchased on full payment of the purchase price, provided, however, that, if authorized by the Committee, a Participant may exercise an Option through a cashless exercise as permitted by Federal Reserve Board Regulation T and the Company shall use reasonable efforts to facilitate such exercise.

(b) Amounts of Options. Incentive Stock Options may be granted to any Employee in such amounts as determined by the Committee. In the case of an option intended to qualify as an Incentive Stock Option, the aggregate Fair Market Value (determined as of the time the option is granted) of the Common Stock with respect to which Incentive Stock Options granted are exercisable for the first time by the Participant during any calendar year (under all plans of the Participant’s employer corporation and its parent and subsidiary corporations) shall not exceed $100,000. The provisions of this Section 9.1(b) shall be construed and applied in accordance with Section 422(d) of the Code and the regulations, if any, promulgated thereunder. To the extent an award under this Section 9.1 exceeds this $100,000 limit, the portion of the award in excess of such limit shall be deemed a Non-statutory Stock Option.

(c) Terms of Options. The term during which each Incentive Stock Option may be exercised shall be determined by the Committee, but in no event shall an Incentive Stock Option be exercisable in whole or in part more than ten years from the Date of Grant. If at the time an Incentive Stock Option is granted to an Employee, the Employee owns Common Stock representing more than 10% of the total combined voting power of the Company (or, under Section 425(d) of the Code, is deemed to own Common Stock representing more than 10% of the total combined voting power of all such classes of Common Stock), the Incentive Stock Option granted to such Employee shall not be exercisable after the expiration of five years from the Date of Grant.

No Incentive Stock Option granted under this Plan is transferable except by will or the laws of descent and distribution and is exercisable in his lifetime only by the Employee to whom it is granted. After death an Incentive Stock Option may be exercised by the beneficiary described in Section 14 below.

The Committee shall determine the date on which each Incentive Stock Option shall become vested and may provide that an Incentive Stock Option shall become vested in installments. The shares comprising each installment may be purchased in whole or in part at any time after such installment becomes vested, provided that the amount able to be first exercised in a given year is consistent with the terms of Section 422 of the Code.

The Committee may, in its sole discretion, accelerate the time at which any Incentive Stock Option becomes vested in whole or in part, provided that it is consistent with the terms of Section 422 of the Code.

(d) Termination of Service. Upon the termination of a Participant’s service for any reason other than death or Disability, Termination for Misconduct, or by order of a Regulatory Authority, the Incentive Stock Options shall be exercisable only as to those shares which were vested at the date of termination and only for a period of 90 days following termination (unless otherwise determined by the Committee in its sole discretion).

In the event of termination for death or Disability, the Participant’s Incentive Stock Options shall be exercisable only as to those shares which were vested at the date of termination and only for a period of twelve months following termination unless otherwise determined by the Committee in its sole discretion.

In the event of Termination for Misconduct or by order of a Regulatory Authority, all rights under the Participant’s Incentive Stock Options shall expire upon termination of employment.

The vesting of all or a part of a Grant of Incentive Stock Options may be accelerated, in the sole discretion of the Board, in the event there is a Change in Control of the Company.

(e) Compliance with Code. The options granted under this Section 9 of the Plan are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, but the Company makes no warranty as to the qualification of any option as an incentive stock option within the meaning of Section 422 of the Code.

9A.	RESTRICTED STOCK UNITS.

9A.1 Grant of Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, grant Restricted Stock Units to Participants.

9A.2 General Terms. Each Restricted Stock Unit grant will constitute the agreement by the Company to deliver Common Stock or cash to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the period of time that the Restricted Stock Units are subject to restrictions as the Committee may specify. Such restrictions may include, without limitation, requirements that the Participant remain in the continuous employment of the Company or its Subsidiaries or Affiliates for a specified period of time, or that the Participant meet designated individual performance goals, or that the Company and/or one or more of its Subsidiaries or Affiliates meet designated performance goals. Each Restricted Stock Unit grant may be made without additional consideration or in consideration of a payment by such Participant in an amount specified by the Committee.

9A.3 Accelerated Vesting.

(a) Termination of Service. If a Participant terminates service prior to vesting in any Restricted Stock Unit, all outstanding unvested Restricted Stock Units shall be forfeited by such Participant; provided, however, that vesting may be accelerated in the sole discretion of the Committee.

(b) Change in Control. The vesting of all or part of an outstanding Restricted Stock Unit award may be accelerated in the sole discretion of the Board, in the event there is a Change in Control of the Company.

10.	RIGHTS OF A STOCKHOLDER; NO TRANSFERABILITY.

No Participant shall have any rights as a stockholder with respect to any shares covered by a Non-statutory and/or Incentive Stock Option or a Restricted Stock Unit until the date of issuance of such shares. Nothing in this Plan or in any Award granted confers on any person any right to continue in the employ of the Company or its Affiliates or to continue as a Director of the Company or its Affiliates or to continue as a Consultant to the Company or its Affiliates or interferes in any way with the right of the Company or its Affiliates to terminate a Participant’s services as an officer, Employee, Consultant or Director at any time.

No Option or other Award granted under this Plan is transferable except by will or the laws of descent and distribution and is exercisable in his or her lifetime only by the Participant to whom it is granted. No Option or other Award (or interest or right therein) may be subject to pledge, encumbrance, assignment, levy, attachment or garnishment.

11.	AGREEMENT WITH GRANTEES.

Each Award of Options will be evidenced by a written agreement, executed by the Participant and the Company or its Subsidiaries or Affiliates which describes the conditions for receiving the Options including the date of Option Award, the purchase price if any, applicable periods, and any other terms and conditions as may be required by applicable securities law.

The proper officers of the Company shall advise each Participant who is awarded a Stock Grant or a Restricted Stock Unit, in writing, of the number of shares to which it pertains and the terms and conditions and any restrictions or performance requirements applicable to such Stock Grant or Restricted Stock Unit; provided they are not inconsistent with the terms, conditions and provisions of the Plan.

12.	RESTRICTIONS ON SHARES.

The Committee may require before any shares of Common Stock are issued pursuant to this Plan, that the Participant agrees to subject the shares to such holding periods and restrictions as are determined by the Committee.

13.	DESIGNATION OF BENEFICIARY.

A Participant may, with the consent of the Committee, designate a person or persons to receive, in the event of death, any Award to which the Participant would then be entitled. Such designation will be made upon forms supplied by and delivered to the Company and may be revoked in writing. If a Participant fails effectively to designate a beneficiary, then the Participant’s estate will be deemed to be the beneficiary.

14.	ADJUSTMENTS.

In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, or other increase or decrease in such shares without receipt or payment of consideration by the Company, the Committee will make such adjustments to previously granted Awards, to prevent dilution or enlargement of the rights of the Participant, including any or all of the following:

(a) adjustments in the aggregate number or kind of shares of Common Stock which may be awarded under the Plan;

(b) adjustments in the aggregate number or kind of shares of Common Stock covered by Awards already made under the Plan;

(c) adjustments in the purchase price of outstanding Stock Grants, Restricted Stock Units and Incentive and/or Non-statutory Stock Options.

No such adjustments may, however, materially change the value of benefits available to a Participant under a previously granted Award.

15.	WITHHOLDING/GOVERNMENTAL AUTHORITY.

There may be deducted from each distribution of cash and/or Common Stock under the Plan the amount of tax required by any governmental authority to be withheld or paid. The Company may also require a Participant to take, or the Company may take, any other action as may be required by a governmental authority in connection with any distribution under the Plan and the Company may refrain from making any distributions until such action is taken.

16.	REGISTRATION OF PLAN ON FORM S-8.

The Company may register the Plan on a Form S-8 and in such event, will take such additional action as is necessary in connection with such registration. The Company may in its sole discretion, however, elect to not register the Plan or to terminate such registration.

17.	TERMINATION AND AMENDMENT OF THE PLAN.

The Board may at any time, and from time to time, suspend, terminate, modify or amend the Plan in any respect. Specifically, and without limiting the foregoing, the Board is hereby authorized to and may, it its discretion and without stockholder approval: (i) amend the provisions relating to Options held by one or more persons and issued under the Plan to permit adjustment of the exercise price of those Options, or (ii) cancel existing Options held by one or more persons, with the consent of the Participant holding such Options, in exchange for new Options, in such number and at such exercise price as determined by the Board (each event under (i) and (ii), a “repricing”); provided that any adjustment of the exercise price of an option or any amendment or exchange of an option shall not be effective if it would be deemed to result in the deferral of compensation with respect to a Participant under Code Section 409A.

The Board may determine that stockholder approval of any amendment to this Plan may be advisable for any reason, including but not limited to, for the purpose of obtaining or retaining any statutory or regulatory benefits under tax, securities or other laws or satisfying applicable stock exchange listing requirements.

Such suspension, termination, modification or amendment may not affect the rights of a Participant under an outstanding Award without the Participant’s consent, except the Board may, in connection with a Change in Control, either: (i) replace the Awards granted under this Plan with substantially similar awards under another plan of another party to the Change in Control; (ii) make a payment to all Participants with respect to Options equal to the difference between the Fair Market Value of the Common Stock on the date of the Change in Control and the exercise price per share of an Option on the Date of Grant in either cash or such consideration as the holders of Common Stock of the Company are receiving in the Change in Control transaction; (iii) upon not less than 7 days written notice to all holders of Options, cause all Options to terminate immediately prior to the effective time of the Change in Control, and if the Board elects, accelerate the Vesting of any or all Options not then vested; or (iv) make a payment to all Participants with respect to Restricted Stock Units equal to the Fair Market Value of the Common Stock subject to such Restricted Stock Units on the date of the Change in Control in either cash or such other consideration as the holders of Common Stock of the Company are receiving in the Change in Control transaction. Options or Restricted Stock Units granted under another plan shall not be substantially similar unless the shares acquired through the exercise of such options or the settlement of such restricted stock units are readily tradable on an established securities market.

No Awards under the Plan shall be granted more than ten (10) years after the Effective Date of the Plan.

18.	EFFECTIVE DATE OF PLAN.

The Plan shall become effective as of the date that the Plan is approved by the directors of the Company (the “Effective Date”); provided that the Plan is approved by the Company’s stockholders at the next annual meeting of stockholders of the Company and within one (1) year of the Effective Date. The Plan also shall be presented to stockholders of the Company for ratification for purposes of: (i) satisfying one of the requirements of Section 422 of the Code governing the tax treatment for Incentive Stock Options; and (ii) if applicable, establishing or maintaining listing on a stock exchange or system.

19.	APPLICABLE LAW.

The Plan will be administered in accordance with the laws of the State of Delaware to the extent not preempted by Federal law as now or hereafter in effect.

20.	COMPLIANCE WITH SECTION 16.

With respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

ANNEX E

May 3, 2015

The Board of Directors

CECO Environmental Corp.

4625 Red Bank Road

Cincinnati, Ohio 45227

The Board of Directors:

We understand that CECO Environmental Corp., a Delaware corporation (“CECO”), Top Gear Acquisition Inc., a Delaware corporation and direct wholly owned subsidiary of CECO (“Merger Sub”), Top Gear Acquisition II LLC, a Delaware limited liability company and direct wholly owned subsidiary of CECO (“Successor Sub”), and PMFG, Inc., a Delaware corporation (“PMFG”), propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Merger Sub will be merged with and into PMFG (the “First Step Merger”), with PMFG as the surviving corporation in the First Step Merger as a direct wholly owned subsidiary of CECO (“Surviving Corporation”), and, immediately following consummation of the First Step Merger, Surviving Corporation will be merged with and into Successor Sub (the “Second Step Merger” and, together with the First Step Merger as part of a single integrated transaction and plan of merger, the “Transaction”), with Successor Sub as the surviving entity in the Second Step Merger as a direct wholly owned subsidiary of CECO. As more fully described in the Agreement, in the First Step Merger, each outstanding share of the common stock, par value $0.01 per share, of PMFG (“PMFG Common Stock”) will be converted into the right to receive (at the election of the holder thereof and subject to certain proration and allocation procedures, as to which we express no opinion), (i) $6.85 in cash (the “Cash Consideration”) or (ii) that number of shares of the common stock, par value $0.01 per share, of CECO (“CECO Common Stock”) determined by dividing (a) $6.85 by (b) the volume-weighted average trading price of a share of CECO Common Stock on the NASDAQ Global Market for the 15 consecutive trading days ending on the trading day immediately preceding the closing date of the Transaction (the “CECO Trading Price” and, such resulting number of shares, the “Exchange Ratio”), except that (A) if the number of shares of CECO Common Stock so determined is less than or equal to 0.5282, then the Exchange Ratio will be 0.5282 and (B) if the number of shares of CECO Common Stock so determined is greater than or equal to 0.6456, then the Exchange Ratio will be 0.6456 (the number of shares of CECO Common Stock per share of PMFG Common Stock so issuable in the First Step Merger pursuant to the Exchange Ratio or the Cash Consideration, as applicable, the “Merger Consideration”). The Agreement further provides that in no event will the aggregate number of shares of CECO Common Stock issuable in the First Step Merger exceed 7,630,000. The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have asked for our opinion as to whether the Merger Consideration to be paid by CECO pursuant to the Agreement is fair, from a financial point of view, to CECO.

In arriving at our opinion, we have, among other things:

(i)	reviewed an execution version of the Agreement provided to us on May 3, 2015;

(ii)	reviewed certain publicly available financial and other information about PMFG and CECO;

The Board of Directors CECO Environmental Corp. May 3, 2015

(iii)

reviewed certain information furnished to us by the respective managements of PMFG and CECO relating to the businesses, operations and prospects of PMFG and CECO, including financial forecasts and estimates relating to PMFG prepared by the management of PMFG as adjusted by the management of CECO and financial forecasts and estimates relating to CECO prepared by the management of CECO;

(iv)	reviewed certain estimates of, and related information prepared by, the management of CECO as to the cost savings potentially resulting from the Transaction (the “Cost Savings”);

(v)	held discussions with members of the senior managements of PMFG and CECO concerning the matters described in clauses (ii) through (iv) above;

(vi)

reviewed the stock trading price history and implied trading multiples for PMFG and CECO and compared them with those of certain publicly traded companies or businesses that we deemed relevant in evaluating PMFG and CECO;

(vii)	compared the financial terms of the Transaction with publicly available financial terms of certain other transactions that we deemed relevant in evaluating the Transaction;

(viii)

considered the potential pro forma financial effects of the Transaction on CECO, after taking into account the Cost Savings, utilizing financial forecasts and estimates relating to PMFG prepared by the management of PMFG as adjusted by the management of CECO and financial forecasts and estimates relating to CECO prepared by the management of CECO; and

(ix)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by CECO and PMFG or that was publicly available to us (including, without limitation, the information described above) or otherwise reviewed by us. We have relied on assurances of the managements of CECO and PMFG that they are not aware of any facts or circumstances that would make such information incomplete, inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent, off-balance sheet or otherwise), nor did we conduct a physical inspection of any of the properties or facilities, of PMFG, CECO or any other entity and we have not been furnished with, and assume no responsibility to obtain, any such evaluations, appraisals or physical inspections.

With respect to the financial forecasts and estimates provided to and reviewed by us, we note that projecting future results of any company is inherently subject to uncertainty. However, we have been informed, and we have assumed, that the financial forecasts and estimates relating to PMFG (as adjusted by the management of CECO), CECO and the Cost Savings which we have been directed to utilize in our analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the respective managements of PMFG and CECO, as the case may be, as to the future financial performance of PMFG, CECO and such Cost Savings and the other matters covered thereby. We express no opinion as to any such financial forecasts or estimates or assumptions on which they are based and we have assumed that the financial results reflected in the financial forecasts and estimates utilized in our analyses, including with respect to the Cost Savings, will be realized in the amounts and at the times projected. We have relied upon the assessments of the management of CECO as to, among other things, (i) the potential impact on PMFG and CECO of market, cyclical and other trends in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the filtration industry, (ii) existing and future relationships, agreements and arrangements with, and the ability to attract and retain, key customers and related contracts and other commercial relationships and (iii) the ability of CECO to integrate the businesses and operations of PMFG with those of CECO. At your direction, we

The Board of Directors CECO Environmental Corp. May 3, 2015

have assumed that there will not be any developments with respect to any such matters that would have an adverse effect on PMFG, CECO or the Transaction (or the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion. We also have assumed, at your direction, that any adjustments to or proration or allocation of the Merger Consideration will not be meaningful in any respect to our analyses or opinion.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. As you are aware, the credit, financial and stock markets have experienced, and the industries in which PMFG and CECO operate continue to experience, volatility and we express no opinion or view as to any potential effects of such volatility on PMFG, CECO or the Transaction (including the contemplated benefits thereof). We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal, accounting or tax matters affecting PMFG, CECO or the Transaction and we have assumed the correctness in all respects meaningful to our analyses and opinion of all legal, accounting and tax advice given to CECO or the Board of Directors of CECO (the “Board”), including, without limitation and at the Board’s direction, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Agreement and related documents. We have assumed that the First Step Merger and the Second Step Merger will be treated as a single integrated transaction and will qualify as a reorganization for U.S. federal income tax purposes under applicable provisions of the Internal Revenue Code of 1986, as amended, as contemplated by the Agreement. We also have assumed, at the direction of the Board, that the final Agreement, when signed by the parties thereto, will not differ from the execution version of the Agreement reviewed by us in any respect meaningful to our analyses or opinion. We further have assumed that the Transaction will be consummated in accordance with its terms and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction, including with respect to any divestiture or other requirements, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on PMFG, CECO or the Transaction (including the contemplated benefits thereof).

It is understood that our opinion is for the use and benefit of the Board (in its capacity as such) in its evaluation of the Transaction. Our opinion does not address the relative merits of the Transaction or other transactions contemplated by the Agreement as compared to any alternative transaction or opportunity that might be available to CECO, nor does it address the underlying business decision by CECO to engage in the Transaction or the terms of the Agreement or the documents referred to therein, the form or structure of the Merger Consideration or the Transaction, any adjustments to or proration or allocation of the Merger Consideration, or any term, aspect or implication of any lock-up or voting agreement or other agreements or arrangements contemplated by or resulting from the Transaction. Our opinion does not constitute a recommendation as to how any stockholder should vote or act in connection with the Transaction or any other matter. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of CECO or any other party to the Transaction. We express no view or opinion as to the actual value of CECO Common Stock when issued in the First Step Merger or the prices at which CECO Common Stock or PMFG Common Stock will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any officers, directors or employees, or any class of such persons, in connection with the Transaction relative to the Merger Consideration or otherwise. The issuance of our opinion has been authorized by the Fairness Committee of Jefferies LLC.

The Board of Directors CECO Environmental Corp. May 3, 2015

We have been engaged by CECO to act as its financial advisor in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and the principal portion of which is contingent upon consummation of the First Step Merger. We also will be reimbursed for expenses incurred. In addition, CECO has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement.

As you are aware, we and our affiliates in the past have provided and in the future may provide financial advisory and financing services unrelated to the Transaction to CECO and certain of its affiliates, for which services we and our affiliates have received and would expect to receive compensation, including, during the past two years, having acted as financial advisor to CECO in connection with an acquisition transaction in 2013. Although we and our affiliates have not provided during the past two years and are not currently providing financial advisory or financing services to PMFG or its affiliates, we and our affiliates may provide such services to PMFG and its affiliates in the future, for which services we and our affiliates would expect to receive compensation. In addition, we maintain a market in the securities of CECO and PMFG and, in the ordinary course of business, we and our affiliates may trade or hold securities of CECO, PMFG and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid by CECO pursuant to the Agreement is fair, from a financial point of view, to CECO.

Very truly yours,

/s/ Jefferies LLC

JEFFERIES LLC

ANNEX F

May 3, 2015

Board of Directors

PMFG, Inc.

14651 North Dallas Parkway Suite 500

Dallas, Texas 75254

Members of the Board:

Stifel, Nicolaus & Company, Incorporated (“Stifel” or “we”) has been advised that PMFG, Inc. (the “Company”) is considering entering into an Agreement and Plan of Merger (the “Merger Agreement”) with CECO Environmental Corp. (“Buyer”) and certain of its wholly-owned subsidiaries, pursuant to which (i) a wholly-owned subsidiary of the Buyer will be merged with and into the Company, with the Company continuing as the surviving corporation (the “Surviving Company”) and (ii) the Surviving Company will be merged with and into a wholly-owned subsidiary of the Buyer (the “Surviving LLC”), with the Surviving LLC continuing as the surviving limited liability company, and each issued and outstanding share (excluding any Excluded Shares and Dissenting Shares (each as defined in the Merger Agreement), the “Shares”) of Common Stock, $0.01 par value per share, of the Company (the “Company Common Stock”) will be converted into the right to receive, at the election of the holder of Shares, either (a) $6.85 per Share in cash (the “Cash Consideration”); or (b) the number of shares of Buyer’s Common Stock, $0.01 par value per share calculated by dividing (A) $6.85 by (B) the Parent Trading Price (as defined in the Merger Agreement) (such quotient, calculated to the nearest one ten-thousandth, the “Exchange Ratio”); provided, however, that (x) if the number determined by dividing $6.85 by the Parent Trading Price is less than or equal to 0.5282, the Exchange Ratio shall be 0.5282 and (y) if the number determined by dividing $6.85 by the Parent Trading Price is greater than or equal to 0.6456, the Exchange Ratio shall be 0.6456 (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”), subject to adjustment and on terms and conditions more fully set forth in the Merger Agreement (the “Merger”).

The Board of Directors of the Company (the “Board”) has requested Stifel’s opinion, as investment bankers, as to the fairness, as of the date hereof, from a financial point of view, to the holders of Shares of Company Common Stock of the Merger Consideration to be received by such holders of Shares from the Buyer in the Merger pursuant to the Merger Agreement (the “Opinion”).

In rendering our Opinion, we have, among other things:

(i)	discussed the Merger and related matters with the Company’s counsel and reviewed a draft copy of the Merger Agreement, dated May 3, 2015;

(ii)	reviewed the audited consolidated financial statements of the Company contained in its Annual Reports on Form 10-K for the three years ended June 28, 2014, unaudited consolidated financial statements of the Company contained in its Quarterly Reports on Form 10-Q for the quarters ended September 27, 2014 and December 27, 2014 and and preliminary unaudited consolidated financial statements of the Company for the quarter ended March 28, 2015;

(iii)	reviewed the audited consolidated financial statements of the Buyer contained in its Annual Reports on Form 10-K for the three years ended December 31, 2014;

(iv)	reviewed and discussed with the Company’s management certain other information concerning the Company and the Buyer;

Board of Directors – PMFG, Inc.

May 3, 2015

(v)	reviewed certain non-publicly available information concerning the Company, including internal financial analyses and forecasts prepared by its management and held discussion with the Company’s senior management regarding recent developments;

(vi)	reviewed and analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that we considered relevant to our analysis;

(vii)	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis;

(viii)	participated in certain discussions and negotiations between representatives of the Company and the Buyer;

(ix)	reviewed the reported prices and trading activity of the equity securities of each of the Company and the Buyer;

(x)	conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our opinion; and

(xi)	took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and our knowledge of the Company’s industry generally.

In rendering our Opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel by or on behalf of the Company or the Buyer, or that was otherwise reviewed by Stifel, and have not assumed any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to us by the Company and the Buyer (including, without limitation, potential cost savings and operating synergies realized by a potential acquirer), we have assumed, at the direction of the Company, that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and the Buyer, as applicable, as to the future operating and financial performance of the Company and the Buyer, as applicable, and that they provided a reasonable basis upon which we could form our opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel has relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either the Company or the Buyer since the date of the last financial statements of each company made available to us. We did not make or obtain any independent evaluation, appraisal or physical inspection of either the Company’s or the Buyer’s assets or liabilities, the collateral securing any of such assets or liabilities, or the collectability of any such assets nor did we review loan or credit files of the Company or the Buyer, nor have we been furnished with any such evaluation or appraisal. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel assumes no responsibility for their accuracy.

Board of Directors – PMFG, Inc.

May 3, 2015

We have assumed, with your consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the Merger will be satisfied and not waived. In addition, we have assumed that the definitive Merger Agreement will not differ materially from the draft we reviewed. We have also assumed that the Merger will be consummated substantially on the terms and conditions described in the Merger Agreement, without any waiver of material terms or conditions by the Company or any other party and without any anti-dilution or other adjustment to the Merger Consideration, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger will not have an adverse effect on the Company, the Buyer or the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further assumed that the Company has relied upon the advice of its counsel, independent accountants and other advisors (other than Stifel) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to the Company, the Merger and the Merger Agreement.

Our Opinion is limited to whether the Merger Consideration is fair to the holders of Shares of Company Common Stock, from a financial point of view and as of the date hereof, and does not address any other terms, aspects or implications of the Merger including, without limitation, the form or structure of the Merger, any consequences of the Merger on the Company, its stockholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our Opinion also does not consider, address or include: (i) any other strategic alternatives currently (or which have been or may be) contemplated by the Board or the Company; (ii) the legal, tax or accounting consequences of the Merger on the Company or the holders of Company Common Stock including, without limitation, whether or not the Merger will qualify as a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code; (iii) the fairness of the amount or nature of any compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the holders of the Company’s securities; (iv) the effect of the Merger on, or the fairness of the consideration to be received by, holders of any class of securities of the Company other than the Shares, or any class of securities of any other party to any transaction contemplated by the Merger Agreement; (v) whether the Buyer has sufficient cash, available lines of credit or other sources of funds to enable it to pay the Cash Consideration component of the Merger Consideration to the holders of Shares of Company Common Stock at the closing of the Merger; (vi) the election by holders of Shares of Company Common Stock to receive the Stock Consideration or the Cash Consideration, or the actual allocation of the Merger Consideration between the Stock Consideration and the Cash Consideration among holders of Shares of Company Common Stock (including, without limitation, any re-allocation of the Merger Consideration pursuant to the Merger Agreement); or (vii) the treatment of, or effect of the Merger on, the Excluded Shares, the Dissenting Shares or the Company Equity Awards (as defined in the Merger Agreement). Furthermore, we are not expressing any opinion herein as to the prices, trading range or volume at which the Company’s or the Buyer’s securities will trade following public announcement or consummation of the Merger.

Board of Directors – PMFG, Inc.

May 3, 2015

Our Opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us by or on behalf of the Company or its advisors, or information otherwise reviewed by Stifel, as of the date of this Opinion. It is understood that subsequent developments may affect the conclusion reached in this Opinion and that Stifel does not have any obligation to update, revise or reaffirm this Opinion. Further, as the Board is aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Company, the Buyer or the Merger. Our Opinion is for the information of, and directed to, the Board for its information and assistance in connection with its consideration of the financial terms of the Merger. Our Opinion does not constitute a recommendation to the Board as to how the Board should vote on the Merger or to any shareholder of the Company or the Buyer as to how any such shareholder should vote at any shareholders’ meeting at which the Merger is considered, or whether or not any shareholder of the Company should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger, elect to receive the Cash Consideration or the Stock Consideration, or exercise any dissenters’ or appraisal rights that may be available to such shareholder. In addition, the Opinion does not compare the relative merits of the Merger with any other alternative transactions or business strategies which may have been available to the Company and does not address the underlying business decision of the Board or the Company to proceed with or effect the Merger. We were not requested to, and we did not, explore alternatives to the Merger or solicit the interest of any other parties in pursuing transactions with the Company.

We are not legal, tax, regulatory or bankruptcy advisors. We have not considered any potential legislative or regulatory changes currently being considered or recently enacted by the United States Congress, the various federal banking agencies, the Securities and Exchange Commission (the “SEC”), or any other regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board, or any changes in regulatory accounting principles that may be adopted by any or all of the federal banking agencies. Our Opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Company.

Stifel, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the completion of the Merger (the “Advisory Fee”). We have also acted as financial advisor to the Board and will receive a fee upon the delivery of this Opinion that is not contingent upon consummation of the Merger (the “Opinion Fee”), provided that such Opinion Fee is creditable against any Advisory Fee. We will not receive any other significant payment or compensation contingent upon the successful consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. There are no material relationships that existed during the two years prior to the date of this Opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel and any party to the Merger. Stifel may seek to provide investment banking services to the Buyer or its affiliates in the future, for which we would seek customary compensation. In the ordinary course of business, Stifel and our clients may transact in the equity securities of each of the Company and the Buyer and may at any time hold a long or short position in such securities.

Stifel’s Fairness Opinion Committee has approved the issuance of this Opinion. Our Opinion may not be published or otherwise used or referred to, nor shall any public reference to Stifel be made, without our prior written consent, except in accordance with the terms and conditions of Stifel’s engagement letter agreement with the Company.

Board of Directors – PMFG, Inc.

May 3, 2015

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by holders of Shares of Company Common Stock from the Buyer in the Merger pursuant to the Merger Agreement is fair to such holders of Shares, from a financial point of view.

Very truly yours,

/s/ Stifel, Nicolaus & Company, Incorporated

STIFEL, NICOLAUS & COMPANY, INCORPORATED

ANNEX G

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (a) listed on a national securities exchange or (b) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (a) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (b) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on September 1, 2015.

Vote by Internet
• Go to www.envisionreports.com/PMFG
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+
A	Proposals — The Board recommends a vote FOR Proposals 1, 2 and 3.

	For	Against	Abstain

1. Proposal to adopt the Agreement and Plan of Merger with CECO Environmental Corp.	☐	☐	☐

3. Proposal to approve the adjournment of the Special Meeting.	☐	☐	☐

	For	Against	Abstain

2. Advisory vote on the approval of compensation that may become payable by PMFG to its named executive officers.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

Mark the box to the right if you plan to attend the Special Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

                0240KG

Special Meeting Admission Ticket

Special Meeting of

PMFG, Inc. Stockholders

2nd, September, 2015, 9:00 a.m. Local Time

PMFG, Inc.

14651 North Dallas Parkway, Suite 500

Dallas, TX 75254

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

Directions to the Special Meeting:

From the North: Head south on North Dallas Tollway and take the Beltline exit, staying on the southbound service road. After crossing Quorum Drive, proceed on the service road for approximately 500 feet. You will then turn right into the entrance for The Princeton building.

From the South: Head north on the North Dallas Tollway and take the Spring Valley — Verde Valley— Quorum exit. Stay in the left lane on the service road until you reach Quorum. Make a U-turn and stay on the southbound service road for approximately 500 feet. You will then turn right into the entrance for The Princeton building.

From the East or the West: Take I-635 to the North Dallas Tollway and then follow the directions described above.

Parking is available free of charge in front of our building.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — PMFG, INC.

Notice of Special Meeting of Stockholders

PMFG, Inc.

14651 North Dallas Parkway, Suite 500

Dallas, TX 75254

Proxy Solicited by Board of Directors for Special Meeting — September 2, 2015, 9:00 a.m., Local Time

Peter Burlage and Ronald McCrummen, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Stockholders of PMFG, Inc. to be held on September 2, 2015 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposals 1, 2 and 3.

(Items to be voted appear on reverse side.)